                     CENCOM CABLE INCOME PARTNERS II, L.P.
                 NOTICE OF WRITTEN VOTE OF THE LIMITED PARTNERS
                               TO BE RECEIVED BY
                                 [      ], 1997


    NOTICE IS HEREBY GIVEN that a vote of the limited partners (the "Limited Partners") of Cencom Cable Income Partners II, L.P. (the "Partnership") is being conducted through the mails on behalf of the Partnership by Cencom Properties II, Inc., the general partner of the Partnership (the "General Partner"). The purpose of this vote is to obtain the approval of the limited partners of the sale of four cable systems to affiliates of the General Partner (the "Purchasing Affiliates"). The transaction has two components: (i) the proposed sale (the "Partnership Transaction") of one of the Partnership's three cable television systems and (ii) the proposed sale (the "CPLP Transaction") by Cencom Partners, L.P., a limited partnership in which the Partnership has a majority limited partnership interest ("CPLP"), of three of its four cable television systems, in both cases as part of the liquidation of the Partnership's assets. The Partnership Transaction and the CPLP Transaction are referred to collectively as the "Transaction." The Transaction is expected to be consummated in the second quarter of 1997 following the receipt of the required limited partner approval and local franchise transfer approvals, as more fully described in the attached Disclosure Statement. The Disclosure Statement also describes two other sales of various cable television systems located in Texas (the "Texas Sales") by the Partnership to unaffiliated third parties, which sales are expected to be consummated at or about the same time as the Transaction and the proceeds from which will be available to repay Partnership obligations and to make distributions to partners. As described in the attached Disclosure Statement, the aggregate net proceeds of the Transaction and the Texas Sales are anticipated to be $28.6 million and are expected to result in a distribution in the second quarter of 1997 of approximately $314 per limited partnership unit (each, an "LP Unit") before withholdings for state income taxes. Depending on the date a particular Limited Partner originally purchased LP Units, this anticipated $314 per LP Unit distribution, when added to historical distributions ranging between $312 and $395 per LP Unit, will bring the aggregate distributions per LP Unit to between $626 and $709. In addition, approximately $28 per LP Unit, or such lesser amount as is available after payment of any contingencies or liabilities resulting from the Texas Sales, will be distributed approximately one year after the consummation of the Texas Sales from the proceeds held back with respect to such sales.



    Following the consummation of the Transaction and the Texas Sales, the Partnership and CPLP will continue to own certain cable television systems in Texas and Missouri (the "Remaining Assets"). The General Partner estimates, based on an appraisal of assets of the Partnership and CPLP which included (but was not limited to) the Remaining Assets and on bids actually received in January 1996, that the value of the Remaining Assets is approximately $28 million. Based on this estimated value, the General Partner estimates the amount of additional distributions which may result from the future sale of the Remaining Assets to be in the range of $115 to $170, depending on amounts required to be held back by the General Partner as a reserve for contingencies and liabilities. There can be no assurance that the Remaining Assets can be sold at prices which will result in the amount of distributions described above, and at this time, the General Partner cannot estimate the timing of any such distributions.


    The Partnership's term expired on December 31, 1995 in accordance with its Amended and Restated Agreement of Limited Partnership dated as of August 18, 1987 (the "Partnership Agreement"). Because of the Partnership's resulting need to liquidate all of its assets, including its investment in CPLP, and because of the additional requirement by CPLP's senior bank lenders that CPLP repay its outstanding debt, both the Partnership and CPLP began the process of liquidation.

    Such process was commenced soon after certain affiliates of Charter Communications, Inc. acquired control over the general partners of the Partnership and CPLP in mid-1994. After management was able to evaluate the cable television systems owned by the Partnership and CPLP, the General Partner and the general partner of CPLP commenced the Appraisal Processes (as defined in the Disclosure Statement) in April 1995. In October 1995, they instituted a procedure to solicit bids for the Partnership's and CPLP's cable television systems. Bids have been accepted for the cable systems proposed to be sold in the

Transaction as well as for certain additional systems located in Texas. The General Partner and the general partner of CPLP intend to continue to seek buyers at fair prices for the Remaining Assets in order to complete the liquidation of the Partnership and CPLP as quickly as possible. Until the liquidation of the Remaining Assets is completed, the Partnership will use available cash flow to reduce the Partnership's remaining indebtedness. After all of the Partnership's assets are sold or liquidated, including through the liquidation of CPLP through the sale of all of CPLP's cable television systems, the Partnership will repay the balance of its outstanding obligations (including certain accrued but unpaid management fees, the receipt of which the General Partner has agreed to defer until the Partnership's outstanding indebtedness is repaid in full), distribute to the partners (including the General Partner, in its capacity as holder of 1,746 LP Units) all remaining cash as expeditiously as possible (subject to a holdback for contingencies) and terminate the Partnership.


    The following table sets forth the highest appraised value, the purchase price, the number of subscribers and the purchase price per subscriber for each of the cable television systems proposed to be sold in the Transaction:



                                                                            BASIC     PURCHASE PRICE   PARTNERSHIP
                                            HIGHEST                      SUBSCRIBERS  PER SUBSCRIBER    THAT OWNS
NAME OF SYSTEM                          APPRAISED VALUE  PURCHASE PRICE  AT 12/31/96    AT 12/31/96    THE SYSTEM
--------------------------------------  ---------------  --------------  -----------  ---------------  -----------
Anderson County.......................     $36,000,000    $ 36,700,000       20,800      $   1,764       CCIP II
Abbeville.............................       4,100,000       4,200,000        2,500          1,680        CPLP
Sanford...............................      20,700,000      20,750,000       12,600          1,647        CPLP
Lincolnton............................      27,200,000      27,500,000       14,800          1,858        CPLP



    In each of the proposed sales included in the Transaction, the purchase price exceeds the appraised values determined pursuant to appraisals made as of March 31, 1996 (and updated as of November 30, 1996) by independent appraisal firms selected pursuant to the Partnership Agreement. Furthermore, the purchase price offered by the Purchasing Affiliates in each of the proposed sales included in the Transaction is the highest amount bid for the relevant system pursuant to the auction processes initiated by the Partnership's and CPLP's respective general partners (the "Auction Processes"). If the Transaction is not approved and consummated, the Partnership and CPLP would again be required to seek interested potential purchasers in the marketplace. However, there can be no assurance that the prices which could be obtained in a subsequent sale or sales would at least equal the purchase prices being offered by the Purchasing Affiliates for each of the systems pursuant to the Transaction.


    The following table sets forth certain information concerning the Texas
Sales:


                                                                            BASIC     PURCHASE PRICE   PARTNERSHIP
                                           HIGHEST                       SUBSCRIBERS  PER SUBSCRIBER    THAT OWNS
NAME OF SYSTEM                        APPRAISED VALUE*   PURCHASE PRICE  AT 12/31/96    AT 12/31/96    THE SYSTEM
------------------------------------  -----------------  --------------  -----------  ---------------  -----------
Jasper Cluster......................     Not Calculated   $ 10,000,000        6,800      $   1,470       CCIP II
Marlin Cluster......................     Not Calculated   $  5,250,000        3,500      $   1,500       CCIP II


------------------------

* No appraisals were conducted with respect to individual cable television systems other than those being sold in connection with the Transaction.

    See "BUSINESS OF THE PARTNERSHIP AND CPLP--Description of the Systems; Property Relating to the Systems" in the attached Disclosure Statement for additional information regarding the systems being sold pursuant to the Texas Sales.


    Assuming the approval and consummation of the Transaction, the Partnership intends to use the proceeds of the Partnership Transaction (net of related expenses) to reduce the Partnership's outstanding senior indebtedness (which indebtedness totalled $36,700,000 as of December 31, 1996) and to pay certain Partnership expenses. The General Partner has decided to defer receipt of accrued management fees that would otherwise be payable in connection with the Transaction (approximately $1.2 million as of December 31, 1996) until such time as the Partnership's outstanding indebtedness is repaid in full. CPLP intends to use the net proceeds of the CPLP Transaction, first, to pay down its outstanding indebtedness (including repayment of its senior bank credit facility which was $34,957,500 as of December 31, 1996), and to pay expenses and other obligations (including accrued and unpaid management fees owing to its general partner) and, thereafter, to distribute any remaining proceeds in accordance with its partnership agreement. It is currently anticipated that approximately $15,557,047 will be available before withholdings for state income taxes for distribution to the Limited Partners out of the proceeds of the Partnership Transaction and approximately $5,921,972 will be available for distribution to the Partnership (based on its limited partnership interest in CPLP) out of the proceeds of the CPLP Transaction. With these available proceeds the Partnership expects to be able to make distributions of approximately $21,479,019 before withholding of state income taxes, or approximately $236 per LP Unit to the Limited Partners. The anticipated distribution of $236 does not include a reserve for contingencies. This distribution will be augmented by additional anticipated net proceeds of $9,603,115, or approximately $106 per LP Unit, attributable to the Texas Sales (of which approximately $28 per LP Unit will be held in a special holdback escrow for a period of one year following the closing of the Texas Sales), so that the total distribution expected to be made to the Limited Partners in the second quarter of 1997 will be approximately $314 per LP Unit before withholdings for state income taxes. The distributions per LP Unit actually paid to a particular Limited Partner after withholdings for state income taxes will vary based upon the tax status of each Limited Partner. In addition, the Limited Partners who do have state income taxes withheld may qualify to receive a refund for all or a portion of the withholding by filing a return with the appropriate state. See "FEDERAL AND STATE INCOME TAX CONSEQUENCES" in the attached Disclosure Statement for additional information as to withholdings for state income tax.



    This anticipated distribution of $314 does not include any additional amounts that may be distributed to the Limited Partners out of the proceeds of the liquidation of the Remaining Assets. In connection with the Partnership's reduction of its senior indebtedness, the General Partner will seek to refinance the Partnership's bank credit agreement. If the Partnership's negotiations with its bank lenders are more favorable than anticipated, a greater amount of proceeds may ultimately be available for distribution by the Partnership. However, if the negotiations are less favorable than anticipated, the Partnership may be required to use the entire net proceeds of the Partnership Transaction to reduce indebtedness. See the attached Disclosure Statement for additional information regarding the use of liquidation proceeds.



    The Partnership Agreement expressly contemplates the possibility of a sale of assets of the Partnership to the General Partner or its affiliates. The Partnership Agreement also requires adherence to certain procedures to protect the interests of the Limited Partners in a sale of Partnership assets to an affiliated purchaser, including obtaining the approval of the sale by Limited Partners holding a majority of the Partnership's LP Units. The General Partner is complying with all such required procedures and will obtain for the Limited Partners a legal opinion from independent counsel documenting such compliance. The General Partner also has undertaken certain additional actions to ensure the fairness of the Transaction to the Limited Partners. Although CPLP's Partnership Agreement expressly contemplates a sale of assets of CPLP to Cencom Properties, Inc., the general partner of CPLP, the Partnership or any of their affiliates, the General Partner is nevertheless soliciting the approval by the Limited Partners of the CPLP Transaction. Because the Partnership's investment in CPLP was an affiliate transaction, it was not negotiated on an arm's-length basis and, consequently, did not include certain protective provisions, such as requiring the consent of the Partnership (in its capacity as a limited partner of CPLP) to certain asset sales by CPLP. However, because the general partner of CPLP caused CPLP to obtain appraisals and conduct an auction for the sale of CPLP's systems, as well as to obtain a legal opinion from independent counsel documenting compliance by CPLP with the procedures required by the Partnership Agreement, and the General Partner is requiring the Limited Partners to approve the sale of three of CPLP's systems to the Purchasing Affiliates, the Limited Partners are being afforded the same protections with respect to the CPLP Transaction as those to which they are entitled with respect to the Partnership Transaction.

    The General Partner believes that the Transaction is fair to the Limited Partners. See the attached Disclosure Statement for additional disclosure with respect to the fairness of the Transaction.


    Only Limited Partners of record at the close of business on February 28, 1997, are entitled to notice of, and to participate in, this vote. It is very important that all Limited Partners entitled to participate in the voting do so. The Partnership's ability to complete the Transaction and, thereafter, to repay certain of its indebtedness and make distributions to its partners is dependent upon the approval ("Consent") of the Transaction by the holders of a majority of the 90,915 LP Units outstanding.



    Please note that in the event the Limited Partners do not Consent to the Transaction, none of the anticipated $314 distribution to the Limited Partners is likely to be made, as no proceeds will be available from the Transaction, and any proceeds from the Texas Sales otherwise distributable to the Limited Partners may be required to be used to reduce the Partnership's indebtedness.



    The General Partner urges you to vote in favor of the Transaction and to return the enclosed consent form as promptly as possible, but in any event not
later than 10:00 a.m. on [      ], 1997 (or such later date as the General
Partner shall determine). Abstentions will be treated as votes against the Transaction. Properly signed but unmarked consent forms will be treated as votes in favor of the Transaction. If you wish to withdraw your vote, you may do so by written notice, or by execution of a subsequently dated consent form, in either case received by the Partnership, in care of Cencom Properties II, Inc., 12444 Powerscourt Drive, Suite 400, St. Louis, Missouri 63131, at any time prior to
10:00 a.m. on [      ], 1997 (or such later date as the General Partner shall
determine). The time period for delivery of a vote in favor of the Transaction, or for a withdrawl thereof, will be extended by the General Partner for a period of up to 45 days in the event Consent to the Transaction has not been obtained
by 10:00 A.M. on [                        ], 1997. Limited Partners who wish to
determine whether the initial deadline has been extended may contact the Partnership's Investor Relations Department at (314) 965-0555. Limited Partners are not entitled to appraisal rights in connection with the Transaction.


    YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING DISCLOSURE STATEMENT, WHICH CONTAINS FURTHER INFORMATION WITH RESPECT TO THE TRANSACTION.

                                          CENCOM CABLE INCOME PARTNERS II, L.P.
                                          BY ITS GENERAL PARTNER,
                                          CENCOM PROPERTIES II, INC.

                                          Barry L. Babcock, Secretary

ST. LOUIS, MISSOURI
      , 1997

                     CENCOM CABLE INCOME PARTNERS II, L.P.
                       12444 POWERSCOURT DRIVE, SUITE 400
                         ST. LOUIS, MISSOURI 63131-3660
                                 (314) 965-0555

                            ------------------------

                              DISCLOSURE STATEMENT

                            ------------------------

                   WRITTEN VOTE OF THE LIMITED PARTNERS TO BE
                       RECEIVED BY [              ], 1997

                                  INTRODUCTION

    This Disclosure Statement and related consent materials are being mailed to the limited partners (the "Limited Partners") of Cencom Cable Income Partners
II, L.P. (the "Partnership") on or about [      ], 1997 in connection with the
solicitation by Cencom Properties II, Inc., the general partner of the Partnership (the "General Partner"), of written consents of the Limited Partners to (i) the proposed sale (the "Partnership Transaction") by the Partnership of one of its three cable television systems (the "Partnership Systems"), which system serves various communities located in and around Anderson County, South Carolina (the "Anderson County System") and (ii) the proposed sale (the "CPLP Transaction" and, together with the Partnership Transaction, the "Transaction") by Cencom Partners, L.P., a Delaware limited partnership in which the Partnership has a majority limited partnership interest ("CPLP"), of three of its four cable television systems (the "CPLP Systems"), which three systems serve the various communities located in and around Abbeville, South Carolina (the "Abbeville System"), Sanford, North Carolina (the "Sanford System"), and Lincolnton, North Carolina (the "Lincolnton System," and together with the Abbeville System and the Sanford System, the "Three CPLP Systems"). The proposed purchaser of the Anderson County System, the Abbeville System and the Lincolnton System is Charter Communications II, L.P., a Delaware limited partnership and an affiliate of the General Partner ("CC II"). The proposed purchaser of the Sanford System is Charter Communications, L.P., a Delaware limited partnership and an affiliate of the General Partner ("CC I," and together with CC II, the "Purchasing Affiliates"). In addition, although the solicitation of written consents of the Limited Partners is not required in connection with the sales by the Partnership of Partnership Systems to unaffiliated third parties, this Disclosure Statement nevertheless describes two such sales (the "Texas Sales") and the implications for the Limited Partners of the Texas Sales.

    In accordance with its Amended and Restated Agreement of Limited Partnership dated as of August 18, 1987 (the "Partnership Agreement"), the Partnership's term expired on December 31, 1995. Because of the Partnership's resulting need to liquidate all of its assets, including its investment in CPLP, and because of the additional requirement by CPLP's senior bank lenders that CPLP repay its outstanding debt prior to June 30, 1997, both the Partnership and CPLP began the process of liquidation. In doing so they each obtained two independent appraisals for their respective cable television systems and conducted competitive auctions to attract a larger number of potential purchasers.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    The following table sets forth certain terms of the Partnership Transaction, which are described more fully below:

                            PARTNERSHIP TRANSACTION


                                                                           PURCHASE
                                                                             PRICE     PARTNERSHIP
                             HIGHEST                          BASIC           PER          THAT
                            APPRAISED                      SUBSCRIBERS    SUBSCRIBER     OWNS THE      PROPOSED
NAME OF SYSTEM                VALUE      PURCHASE PRICE    AT 12/31/96    AT 12/31/96     SYSTEM      PURCHASER
------------------------  -------------  --------------  ---------------  -----------  ------------  ------------
Anderson County.........  $  36,000,000   $ 36,700,000         20,800      $   1,764     CCIP II        CC II


    The proposed purchase price for the Anderson County System is $36,700,000 (the "Anderson County System Purchase Price"), payable in cash. The Anderson County System Purchase Price is the price that was bid by the General Partner on behalf of CC II after multiple rounds of bidding, and it represents the highest amount bid for the Anderson County System by all prospective purchasers pursuant to an auction process initiated in April 1995 by the General Partner (the "Partnership Auction Process"). The Anderson County System Purchase Price exceeds by $218,000 the next highest bid submitted with respect to the Anderson County System. Additionally, the Anderson County System Purchase Price exceeds the appraised values (as more fully described below, the "Anderson County System Appraised Values") of the Anderson County System determined by two independent appraisal firms pursuant to the appraisal process required by the Partnership Agreement (the "Partnership Appraisal Process"). See "SPECIAL FACTORS--The Appraisal Processes; Summary of Appraisals" and "SPECIAL FACTORS--The Auction Processes."

    Substantially concurrently with the sale by the Partnership of the Anderson County System, CPLP is selling three of its four cable television systems. See "SPECIAL FACTORS--Timing of the Transaction." The following table sets forth certain terms of the CPLP Transaction, which are described more fully below:

                                CPLP TRANSACTION


                                                           BASIC     PURCHASE PRICE      PARTNERSHIP
                     HIGHEST APPRAISED                  SUBSCRIBERS  PER SUBSCRIBER         THAT          PROPOSED
NAME OF SYSTEM             VALUE        PURCHASE PRICE  AT 12/31/96    AT 12/31/96     OWNS THE SYSTEM   PURCHASER
-------------------  -----------------  --------------  -----------  ---------------  -----------------  ----------
Abbeville..........   $     4,100,000    $  4,200,000        2,500      $   1,680              CPLP        CC II
Sanford............        20,700,000      20,750,000       12,600          1,647              CPLP         CC I
Lincolnton.........        27,200,000      27,500,000       14,800          1,858              CPLP        CC II



    The proposed purchase price for the Three CPLP Systems will be $52,450,000 (the "Three CPLP Systems Purchase Price"), payable in cash, as to which a refundable advance of $500,000 was previously paid by CC II. The Three CPLP Systems Purchase Price is the sum of the prices that were offered for each of the Abbeville System (the "Abbeville System Purchase Price"), the Sanford System (the "Sanford System Purchase Price") and the Lincolnton System (the "Lincolnton System Purchase Price") by the general partner of CPLP on behalf of the Purchasing Affiliates. Each of these prices reflects the highest amounts offered for the relevant CPLP System by all bidders in the auction process initiated in April 1995 by the general partner of CPLP (the "CPLP Auction Process"). However, in the case of the Lincolnton System, neither the general partner of CPLP nor the Purchasing Affiliates participated in the CPLP Auction Process, but instead CC II "stepped into the shoes" of an unaffiliated third-party bidder who had offered the highest amount for the Lincolnton System, but whose bid letter expired after 30 days pursuant to its terms because the parties were unable to agree on the terms of an all-cash transaction (see "SPECIAL FACTORS--Timing of the Transaction"). The purchase price for the Three CPLP Systems in the aggregate exceeds by $1,125,000 the aggregate of the next highest bids submitted with respect to the

Three CPLP Systems. Each of the Abbeville System Purchase Price, the Sanford System Purchase Price and the Lincolnton System Purchase Price exceeds the appraised values of the respective system as determined by two independent appraisal firms pursuant to the appraisal process (the "CPLP Appraisal Process"). See "SPECIAL FACTORS--The Appraisal Processes; Summary of Appraisals" and "SPECIAL FACTORS--The Auction Processes."


    Assuming approval and consummation of the Transaction, the Partnership intends to use the $36,700,000 proceeds of the Partnership Transaction (net of related expenses) to reduce the Partnership's senior indebtedness outstanding and to pay certain Partnership expenses. In connection with the reduction of the Partnership's senior indebtedness, the General Partner will seek to refinance the Partnership's bank credit agreement. The portion of the debt which will remain outstanding will depend on the Partnership's ability to obtain refinancing. The General Partner currently anticipates that it will be required to reduce by approximately $19,800,000 the Partnership's outstanding senior indebtedness (which indebtedness totalled $36,700,000 as of December 31, 1996). Of the remaining net proceeds (less a customary working capital adjustment) of approximately $16,067,047, the Partnership expects to use approximately $712,000 to pay certain of the Partnership's expenses (none of which expenses include the General Partner's management fees, as receipt of such fees has presently been deferred by the General Partner), and to distribute the remaining proceeds to the Limited Partners. As to any amounts distributed to the Limited Partners, the Partnership will also be required to withhold an amount related to certain state income taxes. See "FEDERAL AND STATE INCOME TAX CONSEQUENCES" for further discussion as to withholdings for state income tax.



    CPLP intends to use the net proceeds of the CPLP Transaction to repay its entire outstanding indebtedness under its senior bank credit facility of approximately $34,957,500 as of December 31, 1996. With the remaining net proceeds (less a customary working capital adjustment) of approximately $16,245,616, CPLP expects to use approximately $3,694,163 to pay certain of CPLP's expenses and accrued but unpaid management fees and, thereafter, to distribute any remaining proceeds in accordance with the terms of its Amended and Restated Agreement of Limited Partnership dated as of June 29, 1990 (the "CPLP Partnership Agreement"). The $500,000 previously paid by CC II is included as a component of working capital. As of December 31, 1996, CPLP's special limited partner is entitled to receive a preferred return in the amount of $5,765,303 prior to the distribution of the remaining proceeds to CPLP's other limited partners (including the Partnership) as more fully described below. It is currently anticipated that approximately $5,921,972 will be available for distribution to the Partnership based on the Partnership's 84.03% limited partnership interest in CPLP (the "CPLP Distribution"). Both the special limited partnership distribution and the remaining 14.46% limited partnership interest will be paid to Charter Communications, Inc., which purchased these interests in January 1995 from an affiliate of HC Crown Corp., as more fully described in "SPECIAL FACTORS--Background," below.



    As a result of the Partnership Transaction and the CPLP Distribution, and assuming the Partnership's successful renegotiation of its credit facilities on the terms described herein, the Partnership expects to make a distribution to the Limited Partners of the aggregate remaining proceeds of the Transaction (including the CPLP Distribution) equal to approximately $21,479,019 in the aggregate before withholdings for state income taxes, or an average of $236 for each $1,000 unit of limited partnership interest held by the Limited Partners (each, an "LP Unit"). This distribution of $236 is estimated based on pro forma financial information as of December 31, 1996, and assumes a preferred return (the "SLP Preferred Return") to be paid on the special limited partnership units of CPLP (the "SLP Units") as of that date of $5,765,303. Each fiscal quarter that such SLP Units remain outstanding, additional SLP Preferred Return accrues at an annual rate of 18% on the compounded amount represented by such SLP Units (the SLP Preferred Return for the quarter ended March 31, 1997 approximates $260,000). This SLP Preferred Return may result in a reduction of the CPLP Distribution, and, indirectly, a reduction of the distribution to the Limited Partners, depending on the amount of free cash flow (net loss plus depreciation and amortization expense, less capital expenditures) generated during the period in question. For example, the SLP Preferred Return for the quarter ended December 31, 1996 was approximately $250,000; however, free cash flow generated during the same period was approximately $300,000, thereby offsetting to some extent the reductions that would otherwise result from the SLP Preferred Return. In addition, actual distributions per LP Unit after withholdings for state income taxes will vary based upon the tax status of each Limited Partner. However, Limited Partners who have state income taxes withheld may receive a refund for all or a portion of the withholding by filing a return with the appropriate state. See "FEDERAL AND STATE INCOME TAX CONSEQUENCES" for additional information as to specific state income tax withholdings. This distribution will be augmented by additional anticipated net proceeds of $9,603,115, or approximately $106 per LP Unit, attributable to the Texas Sales (of which approximately $28 per LP Unit will be held in a special holdback escrow for a period of one year following the closing of the Texas Sales), so that the total distribution expected to be made to the Limited Partners in the second quarter of 1997 will be approximately $314 per LP Unit before withholdings for state income taxes. The distribution to the Limited Partners of the remaining net proceeds from the Transaction and the Texas Sales is expected to occur in the second quarter of 1997, as soon as practicable after the Transaction and the Texas Sales close, assuming the Limited Partners approve the Transaction (as described more fully below). The Limited Partners may be subject to federal income tax on the income or gain (if any) resulting from the Transaction. See "SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION" and "FEDERAL AND STATE INCOME TAX CONSEQUENCES," below for further discussion of the federal and state income tax consequences of the Transaction.



    Although the General Partner believes the distribution estimates are based on reasonable, good faith calculations, there can be no assurance that actual distributions following the conclusion of the Transaction will be made in the amounts set forth in the preceding paragraph, if at all. If the General Partner's negotiations with its bank lenders are more favorable than anticipated, a greater aggregate amount may be available for distribution by the Partnership. However, if the negotiations are less favorable than anticipated and the Partnership is unable to obtain refinancing of its outstanding indebtedness, the Partnership may be required to use up to the entire net proceeds of the Partnership Transaction and certain of the proceeds from the CPLP Transaction to pay down indebtedness. Furthermore, the Partnership will not be able to make any of the estimated distributions unless the Transaction is approved and consummated. If the Transaction is not approved, then the General Partner and the general partner of CPLP would be obligated to seek alternative buyers for the four systems, which could delay their sale. If market conditions at such later date were to result in a lower sale price, there would be less proceeds available for distribution to the Limited Partners. There can be no assurance that the prices which could be obtained in a subsequent sale or sales would be equal to or greater than the purchase price being offered by the Purchasing Affiliates for each of the cable systems proposed to be sold in the Transaction. Additionally, a delay in the sale of the four systems may necessitate an extension of the Partnership's and CPLP's bank credit facilities, which extension, if obtainable, may result in substantial fees being charged to the Partnership and CPLP. See "SPECIAL FACTORS--Recommendation of the General Partner; Fairness of the Transaction." Therefore, it is very important that all Limited Partners entitled to participate in the voting do so.



    In addition to the Anderson County System, the Partnership has cable television systems located throughout southeast Texas (the "Southeast Texas Systems") and northeast Missouri (the "Northeast Missouri Systems"). As a result of the Partnership Auction Process, in addition to the Anderson County System, the General Partner has accepted bids and negotiated final agreements to sell two clusters within the Southeast Texas Systems: the first serves the communities of Cleveland, Jasper and Woodville, Texas (the "Jasper Cluster"); and the second serves the communities of Marlin, Madisonville and Buffalo, Texas (the "Marlin Cluster" and, together with the Jasper Cluster, the "Texas Clusters"). For additional information regarding these and other bids submitted with respect to the Southeast Texas Systems, see "-- The Auction Processes," below. The sales of the Texas Clusters (the "Texas Sales") are expected to be consummated at or about the same time as the Transaction is consummated and the distributable proceeds from the Texas Sales are expected to be combined with the distributable proceeds from the Transaction. It is currently anticipated that approximately $106 will be distributable to the Limited Partners from the proceeds of the Texas Sales after payment of related sales expenses (of which approximately $28 per LP

Unit will be held back for contingencies related to the Texas Sales). This holdback will be held in escrow for one year, after which time any remaining amounts not used towards contingencies or liabilities will be distributed to the Limited Partners. Hence, the total distribution anticipated to be made in the second quarter of 1997 to the Limited Partners from the proceeds of the Transaction and the Texas Sales is expected to amount to approximately $314 per LP Unit (which excludes the proceeds related to the holdback).


    The following table sets forth certain information concerning the Texas
Sales:

                                  TEXAS SALES


                                      HIGHEST                          BASIC     PURCHASE PRICE     PARTNERSHIP
                                     APPRAISED                      SUBSCRIBERS  PER SUBSCRIBER      THAT OWNS
NAME OF SYSTEM                        VALUE*        PURCHASE PRICE  AT 12/31/96    AT 12/31/96       THE SYSTEM
-------------------------------  -----------------  --------------  -----------  ---------------  ----------------
Jasper Cluster.................     Not Calculated   $ 10,000,000        6,800      $   1,470         CCIP II
Marlin Cluster.................     Not Calculated   $  5,250,000        3,500      $   1,500         CCIP II


    See "BUSINESS OF THE PARTNERSHIP AND CPLP--Description of the Systems; Property Relating to the Systems" in the attached Disclosure Statement for additional information regarding the systems being sold pursuant to the Texas Sales.


    All accepted bids with respect to the Partnership Systems--the Anderson County System and the Texas Clusters--comprise Partnership assets which affect approximately 69% of the Partnership's basic subscribers as of December 31, 1996. With respect to CPLP, the accepted bids relate to assets affecting approximately 83% of the CPLP systems' basic subscribers. Negotiations for the sale of the remaining CPLP System in LaGrange, Texas (the "LaGrange System"), had been conducted with a purchaser unaffiliated with the Partnership, CPLP and the General Partner; however, such negotiations have terminated.



    It is the General Partner's and the general partner of CPLP's intention to sell the Partnership's and CPLP's cable television systems in Texas and Missouri (the "Remaining Assets") as expeditiously as possible, subject to the receipt of offers to purchase such assets at prices the General Partner deems reflective of their fair market value. After the Remaining Assets, including the Partnership's investment in CPLP, have been sold or liquidated for cash, the General Partner intends to repay the balance of the Partnership's outstanding obligations, expenses and other liabilities and distribute any remaining cash (subject to a holdback for contingencies) to the Limited Partners of the Partnership, at which time the Partnership's existence will terminate. Upon its termination, the Partnership will cease to be a public entity and will no longer file reports required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Based on an appraisal of assets of the Partnership which included (but was not limited to) the Remaining Assets and on bids actually received in January 1996, the General Partner believes that the Remaining Assets have a value of approximately $28 million, which, net of expenses related to a sale thereof, would enable the Partnership to pay off additional debt and make an additional distribution to the Limited Partners which the General Partner estimates to be from $115 to $170 per LP Unit, depending on the amount which may be required for any contingencies or liabilities related to the liquidation of the Partnership and CPLP. However, this estimated value is not necessarily indicative of the amounts which may actually be received for the Remaining Assets at a future date.


    Because the Anderson County System is being sold to an affiliate of the General Partner, the Partnership Agreement requires as a condition to the consummation of the Partnership Transaction the approval (the "Consent") by the affirmative vote of the Limited Partners holding a majority of the 90,915 LP Units outstanding.

------------------------

* No appraisals were conducted with respect to individual cable television systems other than those being sold in connection with the Transaction.

    In addition to seeking the approval of the Limited Partners for the sale of the Anderson County System to CC II, and although not required by the CPLP Partnership Agreement or the Partnership Agreement, the General Partner is also seeking the approval of the Limited Partners to the CPLP Transaction. Because the Partnership's investment in CPLP was an affiliate transaction, it was not negotiated on an arm's-length basis and, consequently, did not include certain protective provisions, such as requiring the consent of the Partnership (in its capacity as a limited partner of CPLP) to certain asset sales by CPLP. However, because the general partner of CPLP caused CPLP to obtain appraisals and conduct an auction for the sale of the CPLP Systems, as well as to obtain a legal opinion from independent counsel documenting compliance by CPLP with the procedures required by the Partnership Agreement, and the General Partner is requiring the Limited Partners to approve the sales of the Three CPLP Systems to the Purchasing Affiliates, the Limited Partners are being afforded the same protections with respect to the CPLP Transaction as those to which they are entitled with respect to the Partnership Transaction. The sale of the Three CPLP Systems to the Purchasing Affiliates will not occur unless the Consent of the Limited Partners is obtained.



    In the event the Limited Partners do not Consent to the Transaction, none of the $314 distribution to the Limited Partners is likely to be made, as no proceeds will be available from the Transaction, and any proceeds from the Texas Sales otherwise distributable to the Limited Partners may be required to be used to reduce the Partnership's indebtedness.


    The General Partner believes the Transaction to be fair to and in the best interests of the Partnership, CPLP and the Limited Partners and, based on the results of the Partnership Auction Process and the CPLP Auction Process (collectively, the "Auction Processes") and the Partnership Appraisal Process and the CPLP Appraisal Process (collectively, the "Appraisal Processes"), and its knowledge of the cable television industry, the General Partner believes that each of the Anderson County System Purchase Price and the Three CPLP Systems Purchase Price is fair, from a financial point of view, to the Partnership and to CPLP, respectively. As a result, the General Partner recommends that you vote in favor of the Transaction. You should note, however, that because the proposed purchasers in the Transaction are affiliates of the General Partner, the General Partner's recommendation with respect to the Transaction is subject to a direct conflict of interest.


    THIS DISCLOSURE STATEMENT CONTAINS ADDITIONAL INFORMATION WITH RESPECT TO THE TRANSACTION. ACCORDINGLY, LIMITED PARTNERS ARE URGED TO REVIEW CAREFULLY THIS DISCLOSURE STATEMENT. PLEASE RETURN YOUR CONSENT FORMS IN THE ENVELOPE
PROVIDED NO LATER THAN 10:00 A.M. ON [               ], 1997 (OR SUCH LATER DATE
AS THE GENERAL PARTNER SHALL DETERMINE). ABSTENTIONS WILL BE TREATED AS VOTES AGAINST THE TRANSACTION. PROPERLY SIGNED BUT UNMARKED CONSENT FORMS WILL BE TREATED AS VOTES IN FAVOR OF THE TRANSACTION. IF YOU WISH TO WITHDRAW YOUR VOTE, YOU MAY DO SO BY WRITTEN NOTICE, OR BY EXECUTION OF A SUBSEQUENTLY DATED CONSENT FORM, IN EITHER CASE RECEIVED BY THE PARTNERSHIP, IN CARE OF CENCOM PROPERTIES II, INC., 12444 POWERSCOURT DRIVE, SUITE 400, ST. LOUIS, MISSOURI 63131, AT ANY
TIME PRIOR TO 10:00 A.M. ON [               ], 1997 (OR SUCH LATER DATE AS THE
GENERAL PARTNER SHALL DETERMINE). THE TIME PERIOD FOR DELIVERY OR REVOCATION OF CONSENT FORMS WILL BE EXTENDED BY THE GENERAL PARTNER FOR A PERIOD OF UP TO 45 DAYS IN THE EVENT THAT CONSENT TO THE TRANSACTION HAS NOT BEEN OBTAINED BY 10:00
A.M. ON [               ], 1997. LIMITED PARTNERS WHO WISH TO DETERMINE WHETHER
THE INITIAL DEADLINE HAS BEEN EXTENDED MAY CONTACT THE PARTNERSHIP'S INVESTOR RELATIONS DEPARTMENT AT (314) 965-0555. LIMITED PARTNERS ARE NOT ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE TRANSACTION.


    No persons have been authorized to give any information or to make any representation other than the representations contained in this Disclosure Statement in connection with the solicitation of votes made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by the Partnership, CPLP, the General Partner or any other person.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----

INTRODUCTION...............................................................................................         I-1

SPECIAL FACTORS............................................................................................           1

  Background...............................................................................................           1

  Timing of the Transaction................................................................................           2

  Relevant Provisions......................................................................................           5

  The Appraisal Processes; Summary of Appraisals...........................................................           7

  The Auction Processes....................................................................................          16

  Costs of the Transaction.................................................................................          18

  Certain Effects of the Transaction and the Texas Sales...................................................          19
  Failure to Consummate the Transaction....................................................................          23

  Recommendation of the General Partner; Fairness of the Transaction.......................................          23

MATERIAL TERMS OF THE TRANSACTION..........................................................................          27

  Prices...................................................................................................          27

  The Purchase Agreements..................................................................................          27

  Conditions to Closing....................................................................................          28

  Antitrust Approvals......................................................................................          28

  Indemnification..........................................................................................          29

FEDERAL AND STATE INCOME TAX CONSEQUENCES..................................................................          30

  General..................................................................................................          30

  Federal..................................................................................................          30

  State....................................................................................................          31

SELECTED HISTORICAL FINANCIAL DATA.........................................................................          34

SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION--THE PARTNERSHIP........................................          38

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION--THE PARTNERSHIP........................................          40

SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION--CPLP...................................................          42

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION--CPLP...................................................          44

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................          46

  Results of Operations--The Partnership...................................................................          46

  Liquidity and Capital Resources--The Partnership.........................................................          48

  Results of Operations--CPLP..............................................................................          49

  Liquidity and Capital Resources--CPLP....................................................................          51

                                                                                                                PAGE
                                                                                                                -----
BUSINESS OF THE PARTNERSHIP AND CPLP.......................................................................          52

  The Cable Television Industry............................................................................          52

  Certain Regulatory and Legislative Developments..........................................................          52

  Description of Systems; Property Relating to Systems.....................................................          53

  Marketing, Programming and Rates.........................................................................          56

  Management Agreement.....................................................................................          57

  Franchises...............................................................................................          58

  Competition..............................................................................................          58

  Regulation and Legislation...............................................................................          60

  Employees................................................................................................          68

  Other Matters............................................................................................          68

CERTAIN INFORMATION ABOUT THE PARTNERSHIP, CPLP, THE GENERAL PARTNER, CPI AND CERTAIN AFFILIATES...........          69

  General Information......................................................................................          69

  The LP Units.............................................................................................          70

  Principal Unitholders....................................................................................          70

  Certain Rights with Respect to the LP Units..............................................................          70
  Tender Offers............................................................................................          71

  Distributions Per LP Unit Since Partnership Inception....................................................          72

  Certain Affiliate Transactions...........................................................................          73

PLAN OF SOLICITATION.......................................................................................          75

  Voting Rights and Vote Required..........................................................................          75

  Revocability.............................................................................................          75

  No Appraisal Rights for Dissenters.......................................................................          75

  Solicitation.............................................................................................          76

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.......................          76

AVAILABLE INFORMATION......................................................................................          76

INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1


EXHIBITS AND SCHEDULE

    Exhibit A-1--APPRAISALS OF THE PARTNERSHIP SYSTEMS

    Exhibit A-2--APPRAISALS OF THE CPLP SYSTEMS

    Exhibit B--FORM OF LEGAL OPINIONS OF HUSCH & EPPENBERGER


    Exhibit C--PURCHASE AGREEMENTS

    Schedule 1-- EXECUTIVE OFFICERS, DIRECTORS AND CERTAIN AFFILIATES OF THE
                GENERAL PARTNER

                                SPECIAL FACTORS

BACKGROUND

    The Partnership was formed in August 1987 to acquire, develop, operate, invest in and ultimately sell cable television systems serving communities in the United States, its territories and possessions. The primary business activities engaged in by the Partnership are the ownership and operation of cable television systems located in South Carolina, Texas and Missouri, which systems were acquired from unaffiliated parties in a series of transactions between the date of the Partnership's inception and October 1989 for an aggregate purchase price of $72,035,000. In furtherance of its purpose to invest in cable television systems, the Partnership in 1990 invested an aggregate of $25,000,000 to acquire a limited partnership interest in CPLP.


    CPLP is a Delaware limited partnership that was formed in 1990 for the purpose of owning and operating cable television systems, and currently operates systems in North Carolina, South Carolina and Texas. CPLP's general partner, Cencom Partners, Inc. ("CPI"), is an affiliate of the General Partner, as both corporate general partners have always been directly or indirectly wholly owned by the same entity. The ownership and senior management of the two general partners changed in November 1991 when the original owner (Cencom Cable Associates, Inc., or "CCA") was sold to an affiliate of HC Crown Corp. ("Crown"). Such ownership changed again in mid-1994 and early 1995, when Crown's various partnership interests, including its interest in both general partners, were sold to Charter Communications, Inc. ("Charter") as part of a larger transaction (the "Crown Acquisition").


    CPLP was funded in January 1990 with an initial equity investment by the Partnership of $4,000,000, and a subsequent equity investment in June 1990 of $21,000,000, in exchange for which the Partnership was issued an 84.03% limited partnership interest in CPLP. The remaining 14.46% limited partnership interest was issued 12.77% to CCA (for $3,800,000) and 1.69% to an unaffiliated individual investor (for $500,000). A 1.51% general partner interest was issued to CPI. In addition to the common limited partner interests, a preferred equity interest, designated as special limited partnership units (the "SLP Units"), was issued for $2,000,000 to the seller of the cable systems which were acquired by CPLP in 1990, in an arm's-length negotiated transaction.

    Prior to Charter's acquisition of control over the Partnership and CPLP, Crown, through its ownership in CCA, purchased the SLP Units and the 1.69% limited partnership interest in CPLP issued to the individual investor. As a result, when Crown agreed to sell to Charter all of its interests in the Partnership, CPLP, and another public limited partnership (Cencom Cable Income Partners, L.P.), for an allocated aggregate cost of $10,000,010 as part of the Crown Acquisition, Charter acquired ownership and control of the general partners of both the Partnership and CPLP, the SLP Units, and 14.46% of the CPLP limited partner interests (including those originally issued to CCA plus those subsequently purchased by CCA from the individual investor), plus a small number of LP Units (1,746) in the Partnership that had been acquired from time to time by Crown from various limited partners. Charter assigned ownership of the General Partner to its wholly owned subsidiary, CC II Holdings, Inc., a Delaware corporation, for nominal consideration.


    As the current holder of the SLP Units, Charter is entitled to receive a preferred return (the "SLP Preferred Return") in an amount equal to $5,765,303, calculated as of December 31, 1996 based on terms negotiated by the original parties to the CPLP Partnership Agreement. The SLP Preferred Return currently accrues at a rate of 18% compounded annually, and is payable prior to any other distributions of proceeds to CPLP's other limited partners. Following payment of the SLP Preferred Return, distribution of the remaining proceeds will be made to CPLP's limited and general partners to the extent available, with such distribution being split pro rata between the Partnership's 84.03% interest and Charter's 14.46% limited partner and 1.51% general partner interests.



    In connection with the proposed CPLP transaction, the Partnership's original purchase of CPLP limited partnership units (the "CPLP Units") through investments totalling $25,000,000 were not negotiated at arm's-length, since, at that time, both the Partnership and CPLP were under the control of CCA. Based on this situation and the fact that the CPLP Partnership Agreement does not contain certain of the protections or rights for the Limited Partners that are included in the Partnership Agreement, CPI, as general partner of CPLP, has determined to apply to the CPLP Transaction those provisions of the

Partnership Agreement that are more beneficial to the Limited Partners (such as the requirement of an appraisal process and the consent of the Limited Partners for the sale of assets to an affiliate of the General Partner). Furthermore, to the extent that the Partnership would gain certain benefits in its capacity as a limited partner of CPLP, such as the right to consent to the CPLP Transaction, the General Partner has determined to effectively pass through those rights to the Limited Partners. It is for this reason that the CPLP Transaction is included within the Transaction that is the subject of the Consent solicitation.


    A chart illustrating the relationship between the Partnership and certain of its beneficially owned affiliates is set forth below.

                               [LOGO]

TIMING OF THE TRANSACTION

    PARTNERSHIP TRANSACTION

    The Partnership Agreement provides for the expiration of the Partnership on December 31, 1995 (the "Partnership Expiration Date"). Pursuant to the Partnership Agreement, the General Partner is required to commence a liquidation of the Partnership's assets no later than the Partnership Expiration Date. After Charter acquired an ownership interest in the Partnership and CPLP in mid-1994, in light of the Partnership's impending expiration, it commenced the liquidation process. In April 1995 the General Partner commenced the Partnership Appraisal Process with respect to all of the Partnership Systems in an effort to arrive at a reliable benchmark valuation of the Partnership Systems, thereby enabling it to make informed decisions with respect to the merits of bids subsequently submitted to it by prospective purchasers of the various Partnership Systems. To continue the liquidation of the Partnership, the General Partner initiated the Partnership Auction Process in October 1995 to attract a wide range of potential purchasers of the Partnership Systems and obtain the maximum available return for the Partnership. See "--Relevant Provisions" and "--The Appraisal Processes; Summary of Appraisals."

    The General Partner did not seek to sell the Partnership Systems in advance of the Partnership Expiration Date in part because of substantial uncertainties and adverse circumstances in the regulatory and economic environment affecting the cable television industry. Although the Partnership Agreement permits the liquidation of the Partnership's assets to have commenced as early as the end of 1992, regulatory uncertainty surrounding the enactment in October 1992 of the Cable Television Consumer Protection and Competition Act of 1992 (as amended, the "1992 Cable Act") caused market prices for cable television systems (which are typically calculated on a multiple of cash flow basis or on a per subscriber basis) to be reduced from the levels previously experienced throughout the cable television industry until 1995. In particular, the re-regulation of the cable television industry, which was implemented during Crown's management of the Partnership's business, caused Crown to institute substantial rate roll-backs (up to 17%) and imposed restrictions on rate increases, which had a negative impact on cash flows realized by cable television system operators, on the valuation of cable television systems, and on operators' ability to finance acquisitions of capital expenditures for cable television systems. The General Partner believes that these circumstances created sub-optimal conditions for and restricted the growth and economic success of the Partnership's and CPLP's cable television systems, especially in light of the fact that these conditions came into effect relatively soon after the Partnership and CPLP acquired their respective cable television systems. For a more detailed discussion of the 1992 re-regulation of the cable television industry and for recent significant changes in legislation and the Federal Communications Commission ("FCC") rules affecting cable television operators, see "BUSINESS OF THE PARTNERSHIP AND CPLP--Regulation and Legislation."

    Notwithstanding the changing regulatory environment and increasingly competitive market conditions, due to the expiration of its term on December 31, 1995, the Partnership is now required to liquidate its assets as expeditiously as possible. Although the Partnership received bids for all of the Partnership Systems in the Partnership Auction Process, the General Partner believes that certain bids submitted were too low when compared to the relative portion of the entire appraised value of the assets to be fair, from a financial point of view, to the Limited Partners. Based on the fact that, although solicited as part of the Partnership Auction Process, no bids were submitted for all or substantially all of the Partnership's assets as a whole, the General Partner does not believe that it is likely to find a single buyer who would be willing to purchase all or substantially all of the Partnership Systems and the Partnership's other assets in the near future.

    As a result of the Partnership Auction Process, the General Partner accepted bids for the Anderson County System and the Texas Clusters, which bids it believed and continues to believe to be fair, and rejected non-cash bids and other cash bids which were considered inadequate when comparing the relative value of the systems as to which such bids were submitted to the appraised value of all of the Partnership Systems as a group. The two bids submitted with respect to the Northeast Missouri Systems were each approximately one-third below the appraised value allocated to such systems. In addition, although several bids were received for systems in Texas, no bids were submitted with respect to the entire Southeast Texas Systems as a whole, and no two bids were received for the same grouping of systems. Nevertheless, bids that were submitted were evaluated on the basis of purchase price per subscriber, and, other than the bids submitted for the Texas Clusters, these per subscriber purchase prices fell substantially below the per subscriber purchase prices of all other systems being sold pursuant to the Transaction and the Texas Sales. See "--Partnership Auction Process" for more detailed information regarding the bids submitted with respect to the Partnership Systems. Based on the foregoing, the General Partner has determined that the remaining Partnership assets, including the Northeast Missouri Systems and the remaining clusters within the Southeast Texas Systems should not be sold at this time, but instead should continue to be operated during the liquidation period while the General Partner continues to seek suitable and attractive purchasers for the remaining Partnership assets. There can be no assurance, however, that the General Partner will find a buyer or buyers who are willing to purchase the Northeast Missouri Systems and the remaining clusters within the Southeast Texas Systems at prices equal to or greater than those already submitted to the Partnership pursuant to the Partnership Auction Process.

    With respect to the Anderson County System, the General Partner has concluded, based on the proposed Anderson County System Purchase Price, the results of the Partnership Auction Process, and certain other factors discussed herein, that a sale of the Anderson County System to CC II is in the best interests of the Partnership and the Limited Partners at this time. See "--Partnership Appraisal Process" and "--Partnership Auction Process." Assuming that Consent to the Transaction is obtained, the Partnership Transaction is anticipated to close in the second quarter of 1997. See "MATERIAL TERMS OF THE TRANSACTION--Conditions to Closing."

    CPLP TRANSACTION

    Substantially concurrently with the Partnership Transaction, CPLP is liquidating its assets through sales of the CPLP Systems. Although CPLP's term does not expire until June 30, 2001, the liquidation must now be effected (i) to satisfy the requirement of CPLP's senior bank lenders that CPLP permanently repay its obligations owing under that certain Credit Facility dated as of June 29, 1990, as amended, among CPLP, and a syndicate of banks led by Toronto-Dominion Bank (the "CPLP Credit Facility") by June 30, 1997 and (ii) to facilitate the liquidation of the Partnership, which necessitates the liquidation of all of the Partnership's assets, including its ownership interest in CPLP.

    In September 1995, after CPI had initiated an appraisal of the CPLP Systems, CC II paid a refundable advance of $500,000 toward the purchase of the Abbeville System. At that time CPI, as general partner of CPLP, had not yet decided to conduct an auction process for, or obtain the Consent of the Limited Partners to, a sale of the CPLP Systems. On further consideration, however, CPI and the General Partner determined that following the same procedures as were required with respect to the Partnership Systems would safeguard the process of liquidation and give the Limited Partners the opportunity to participate in the decision to sell those systems. Therefore, notwithstanding CC II's payment of an advance, CPI decided to put all of its systems up for bid, both as a means of attracting a wider range of purchasers and of achieving the highest possible purchase price. The $500,000 advance previously made by CC II was used as working capital, with the understanding that it would ultimately either be refunded to CC II if the Abbeville System was sold to another purchaser or be applied to CC II's purchase of the Abbeville System.

    In October 1995, CPI initiated the CPLP Auction Process, which also followed substantially similar procedures as were implemented in the Partnership Auction Process. See "--Relevant Provisions," "--The Appraisal Processes; Summary of Appraisals" and "--The Auction Processes." Ultimately, a multiple round bidding process involving CC II and one unaffiliated entity resulted in the highest bid for the Abbeville System being submitted by CC II. It is CPI's and the General Partner's belief that the $500,000 refundable advance paid by CC II for the Abbeville System had no chilling effect on the bidding process with respect to such system, or in any way affected the propriety of the CPLP Auction Process. No disclosure of the fact of such advance was made to the prospective bidders, and CC II was required to participate on an equal footing with all other bidders in the CPLP Auction Process in order to be eligible to purchase the Abbeville System. For additional information regarding the bids submitted with respect to the Abbeville System, see "--The Auction Processes--CPLP Auction Process," below.


    Although the Purchasing Affiliates are currently proposing to purchase the Three CPLP Systems, only the Abbeville System and the Sanford System were actually bid upon by CPI on behalf of the Purchasing Affiliates. For the Lincolnton System, the highest bid was initially submitted by a proposed purchaser unaffiliated with the General Partner, CPLP and the Partnership (the "Proposed Purchaser"). After CPLP's acceptance of the Proposed Purchaser's bid, the Proposed Purchaser and CPI, by the terms stated in the Proposed Purchaser's bid letter (the "Letter of Intent"), had 30 days in which to enter into a Purchase Agreement for the sale of the Lincolnton System. However, the parties were unable to agree on the terms of an all-cash bid and the 30-day period elapsed without execution of a Purchase Agreement, the Letter of Intent expired, and the parties, by mutual agreement, determined not to pursue further negotiations. Upon the expiration of the Letter of Intent, CC I expressed its willingness to acquire the Lincolnton System at the price previously offered by the Proposed Purchaser. CC I then entered into a Purchase Agreement which it subsequently assigned to CC II. Although CC II will match the price offered by the Proposed Purchaser, it will not impose various conditions to closing which would have been required of CPLP in a sale of the Lincolnton System to the Proposed Purchaser. The purchase price offered by CC II with respect to the Lincolnton System exceeds by 3.8% such system's appraised value. See "-- Partnership Auction Process." No single bids were submitted with respect to all or substantially all of the CPLP Systems.


    The remaining CPLP System, the LaGrange System, which serves communities located in and around LaGrange, Texas, has received bids which were considered inadequate based on the relative portion of the appraised value of all of the CPLP Systems, and no negotiations are underway at this time. The LaGrange System received only one bid, which bid was one-fifth below the allocated appraised value of such system. See "--CPLP Auction Process" for more detailed information regarding the bids submitted with respect to the CPLP Systems.

    Based on the results of the CPLP Appraisal Process and the CPLP Auction Process, as well as its general knowledge of the cable television industry, CPI has concluded that a sale of the Three CPLP Systems to the Purchasing Affiliates is in the best interests of CPLP and its partners (including the Partnership) at this time.

    Assuming the Consent to the Transaction is obtained, the CPLP Transaction is expected to close in the second quarter of 1997.

RELEVANT PROVISIONS

    PARTNERSHIP AGREEMENT

    During the process of liquidation, the Partnership will continue to be governed by the terms of the Partnership Agreement. Section 8.2 of the Partnership Agreement gives the General Partner the "full right and unlimited discretion to determine the time, manner and terms of any sale or sales of the Partnership's assets pursuant to . . . [its] liquidation, having due regard to the activity and condition of the relevant markets and general financial and economic conditions." The Partnership Agreement expressly contemplates and permits a sale of some or all of the Partnership's assets to the General Partner or its affiliates. The Partnership Agreement also states that any sale to an unaffiliated third party shall be subject to a right of the General Partner to bid on such property and that the highest bid shall be considered by the Partnership. In addition to these enabling provisions, the Partnership Agreement contains other provisions designed specifically to protect the interests of the Limited Partners in connection with any sale to the General Partner or its affiliates. For example, the Partnership Agreement provides that the purchase price in any sale to the General Partner or its affiliates may not be less than the appraised value of such assets determined pursuant to the Partnership Appraisal Process. The consummation of any such affiliate transaction is also subject to the Consent of the Limited Partners. Consent to a given action is obtained through the affirmative vote or written approval of Limited Partners who together hold a majority of the outstanding LP Units.

    Section 4.9 of the Partnership Agreement requires an independent appraisal in connection with (i) a contemplated sale of all or substantially all of the assets of the Partnership to either an unaffiliated third party or to the General Partner or an affiliate of the General Partner or (ii) a sale of any Partnership assets to the General Partner or an affiliate of the General Partner. The Partnership Appraisal Process requires, among other things, that two independent nationally recognized experts in the cable television field each conduct an appraisal of the asset being sold, in this case the Anderson County System, and act jointly to determine the fair market value of such assets; if they are unable to agree on the value, a third appraiser is to be selected and such third appraiser determines the value (within the values established by the first two appraisers). One appraiser is to be appointed by the General Partner and the other is to be appointed by the American Arbitration Association (the "AAA"). The Partnership Agreement requires that the appraisers' valuation of the Partnership Systems be made on a "going concern" basis, without discount imputed for brokers' fees. Any appraisal must be conducted in conformity with standard appraisal techniques, applying market factors then relevant. For detailed information regarding the Partnership Appraisal Process, see "--The Appraisal Processes; Summary of Appraisals."

    Although the Partnership Agreement does not require that an auction be conducted in connection with a sale of Partnership assets, the General Partner, after consulting with the independent appraisers, concluded that an auction could attract higher bids for the Partnership Systems and would also establish the fair market value of each system.

    CPLP PARTNERSHIP AGREEMENT

    Section 7.04 of the CPLP Partnership Agreement provides that CPI may cause CPLP to transact business with CPI or any of its affiliates for goods or services reasonably required in the conduct of CPLP's business, provided that any such transaction shall be effected only if the transaction is on terms that, when taken as a whole, are substantially as favorable to CPLP as those then reasonably obtainable from unaffiliated persons in an arm's-length transaction.

    Section 7.08(B) of the CPLP Partnership Agreement provides that CPI will consider selling the CPLP Systems at any time it believes a sale to be in the best interests of CPLP. The CPLP Partnership Agreement expressly contemplates and permits a sale of some or all of CPLP's assets to CPI or its affiliates or to unaffiliated third parties, at any time CPI believes such a sale is in the best interests of the Partnership. Additionally, any sale of one or more of the CPLP Systems to an unaffiliated third party shall be subject, first, to the right of the Partnership (as CPLP's initial limited partner) to purchase such systems for the same price and upon the same terms as proposed by the unaffiliated third party and, second, to the right of CPI to purchase such systems at the price proposed by the unaffiliated third party less any applicable broker's fee.

    The CPLP Partnership Agreement does not require an appraisal in connection with a sale of CPLP's assets, except in the event that CPI had intended to buy all of the assets of CPLP prior to January 1, 1995 in connection with the "buy option" granted to it as general partner of CPLP. In that event, the terms of the CPLP Partnership Agreement would have required the appraisal to be conducted by one independent nationally recognized appraiser with experience in the cable industry selected by CPI. The appraiser would have to have valued CPLP's assets on a going concern basis exclusive of any discount imputed due to the illiquidity of the respective limited partner's interests or any broker's fee, and the valuation would have to have been made in conformity with standard appraisal techniques in use at the time, applying the market factors then relevant.

    As with the Partnership Agreement, the CPLP Partnership Agreement, does not require that an auction be conducted in connection with a sale of CPLP's assets. However, CPI, after consulting with the independent appraisers, concluded that an auction could attract higher bids for the CPLP Systems and would also establish the fair market value of each system.

THE APPRAISAL PROCESSES; SUMMARY OF APPRAISALS

    PARTNERSHIP APPRAISAL PROCESS

    The Partnership Appraisal Process is required by the Partnership Agreement in the event of a sale of any assets of the Partnership to the General Partner or an affiliate of the General Partner in order (i) to ensure that the purchase price paid in any such transaction is arrived at on an arm's-length basis since the appraised value serves as the minimum price that can be offered by the General Partner or any such affiliate and (ii) to protect against any appearance of impropriety which may arise because the transaction involves the General Partner or an affiliate. The Partnership Appraisal Process is also required in the event that all or substantially all of the Partnership's assets are to be sold to a third party. The General Partner initiated the Partnership Appraisal Process in April 1995 in contemplation of the possibility that the Partnership Appraisal Process would ultimately be required. Information regarding the appraisals was not disseminated to unaffiliated third parties during the Partnership Auction Process, although the appraisals did serve as a guide to the General Partner in evaluating the fairness of the bids submitted pursuant to the Partnership Auction Process. See "--Partnership Auction Process." In connection with the Transaction, the General Partner has complied with the Partnership Agreement requirement that the Anderson County System Purchase Price shall not be less than the appraised value of the Anderson County System determined in accordance with the Partnership Appraisal Process.

    In accordance with the terms of the Partnership Agreement, Daniels & Associates, L.P. ("Daniels") and Western Cablesystems, Inc. ("Western") were appointed by the General Partner and the AAA, respectively, to conduct an independent appraisal of the Partnership Systems as a group. Based on interviews with management, analyses of audited and interim unaudited financial information and consideration of market factors, and in compliance with the requirements described below, the appraisers independently valued all of the Partnership's assets. Thereafter, in accordance with the relevant provisions of the Partnership Agreement, Daniels and Western met, compared their respective valuations of the Partnership Systems and the manner in which such valuations had been calculated, and jointly determined an appraised value of the Partnership Systems in the aggregate, including the Anderson County System, as of March 31, 1995, in the amount of $73,850,000 (the "Initial Partnership Appraisal").

    The instructions and limitations set forth by the General Partner to the appraisers in connection with the Initial Partnership Appraisal included the following requirements: (i) that the Partnership's assets be appraised at fair market value on a going concern basis without any discount imposed for brokers' fees, in conformity with standard appraisal techniques applying the market factors then relevant, as specified in the Partnership Agreement, (ii) that a due diligence review be conducted with respect to each of the Partnership Systems, including on-site inspections, (iii) that an analysis of current economic and industry conditions and an analysis of the capabilities of the tangible and intangible assets of the Partnership to sustain the projected cash flows be conducted, (iv) that the two appraisers selected pursuant to the Partnership Appraisal Process work with each other to attempt to determine jointly the value of the Partnership's assets and agree on a fair market value within 20 days of commencement of their deliberations, and (v) that each appraisal report contain a letter of transmittal, a description of the assets appraised and the appraisal procedures utilized, a description of the assumptions and limiting conditions factored into the appraisals, the appraiser's conclusions of value and a signed certification. While the appraisers were aware that they ultimately would have to attempt to agree on a valuation of the Partnership Systems, they did not discuss with one another the assumptions or methodologies they intended to use in appraising the Partnership's assets prior to conducting their respective appraisals, and the General Partner does not believe the requirement that the appraisers jointly agree on an appraisal had any material impact on their respective appraisals.

    The General Partner requested Daniels and Western to update their appraisals in regard to the Anderson County System after the Partnership Auction Process culminated in the General Partner having submitted the highest bid for the Anderson County System. However, because the highest bids with respect to the Northeast Missouri Systems and the Texas Clusters had not been submitted by affiliates of the Partnership, updated appraisals were not requested for those systems. See "--Relevant Provisions" and "--Partnership Auction Process." The General Partner instructed the appraisers to give due consideration to the same factors they had analyzed in conducting the Initial Partnership Appraisal when updating the Initial Partnership Appraisal, except that the analysis was to be limited to the Anderson County System. Thereafter, Daniels and Western separately updated their original appraisals of the Anderson County System (the "Bring-Down Partnership Appraisal") and reached the appraised values, as of March 31, 1996, of $36,000,000 and $35,900,000, respectively (the "Anderson County System Appraised Values"). In the case of the Bring-Down Partnership Appraisal, the General Partner did not require the appraisers to agree jointly on one appraised value for the Anderson County System in light of the fact that, in conducting the Bring-Down Partnership Appraisal, both appraisers had independently arrived at values which were lower than the Anderson County System Purchase Price. Although both appraisers were aware of the bids which had been submitted with respect to the Anderson County System, neither appraiser relied on such bids in determining values for the Bring-Down Partnership Appraisal. With the Anderson County System Purchase Price exceeding the two Anderson County System Appraised Values by $700,000 and $800,000 respectively, the Partnership Transaction satisfies the Partnership Agreement requirement that the Anderson County System Purchase Price shall not be less than the appraised value of the Anderson County System determined in accordance with the Partnership Appraisal Process.


    On January 3, 1997, Husch & Eppenberger contacted the appraisers about updating their Bring-Down Partnership Appraisal. Husch & Eppenberger asked the appraisers to first inform the Partnership as to whether an additional bring-down appraisal would result in materially different valuations of the Anderson County System. Based on both Daniels' and Western's correspondence, dated as of January 9, 1997 and January 13, 1997, respectively, that materially different valuations would not result, no further update of the Bring-Down Partnership Appraisal will be conducted.

    The full texts of the Daniels and Western appraisals with respect to the Partnership Systems are set forth in Exhibit A-1 and should be read by the Limited Partners in their entirety. The summaries set forth below do not purport to be a complete description of the analyses performed by Daniels or Western in rendering their respective appraisals. An appraisal is a complex analytical process which is not necessarily susceptible to partial analysis or summary description. Notwithstanding the two appraisers' use of standard appraisal methods, there can be no assurance that a different appraisal procedure or different appraisers using similar methods and analyzing similar data would not generate a higher (or lower) valuation of the Partnership Systems, including the Anderson County System.

    It should be noted that neither the appraisals performed by Daniels nor the appraisals performed by Western constitute an opinion as to the fairness of the Transaction.

    1. DANIELS & ASSOCIATES, L.P.

    Daniels was chosen by the General Partner to appraise the Partnership Systems due to its broad experience in the cable television industry, including the sale of entities and assets relating to such industry. Daniels is a full service investment banking firm with substantial knowledge of the cable television market. Since its inception in 1958, Daniels has participated in hundreds of media transactions. During the period from 1988 to 1995, Daniels provided investment banking and advisory services, including appraisal services, in approximately 352 cable television transactions with a combined transaction value of over $16.6 billion. Daniels employs professionals having a combined total of approximately 170 years of cable television industry experience. In addition to its appraisal of the Partnership Systems and the Anderson County System for the compensation specified below, Daniels was retained by the General Partner to conduct the Partnership Auction Process, which included preparing a bid package summarizing the Partnership Systems, identifying potential interested parties and coordinating the various bids which were submitted during the Partnership Auction Process. See "--The Auction Processes." In addition to its engagements to appraise the fair market value of the Partnership Systems and the CPLP Systems and to conduct the Auction Processes, as more fully described herein, Daniels has previously been engaged by an affiliate of the General Partner to conduct appraisals of Cencom Cable Income Partners, L.P. ("CCIP"), an affiliate of the Partnership, for compensation totalling approximately $325,000. Also, the Partnership plans to continue to retain Daniels to broker sales of the remaining Partnership Systems and, in the event the Transaction is not approved or consummated, to broker sales of the four systems to be sold in the Transaction.

    SUMMARY OF MATERIALS CONSIDERED. In connection with both the Initial Partnership Appraisal and the Bring-Down Partnership Appraisal, Daniels reviewed, among other things, current financial and operating information provided by the Partnership and demographic information concerning the various communities served by the Partnership Systems. Daniels also conducted discussions with the Partnership's management, analyzed historical financial and operating information (including but not limited to the amount of capital expenditures which the Partnership Systems will require in the next several years) and prepared forecasts of financial and operating results based on such historical information. In conducting the Initial Partnership Appraisal, Daniels also made due diligence visits to each of the Partnership Systems and reviewed the impact of the 1992 Cable Act and the anticipated effects of the Telecommunications Act on each Partnership System's current and forecasted financial performance.

    SUMMARY OF APPRAISALS. Daniels appraised the Partnership Systems on a going concern basis, in accordance with two standard appraisal techniques, utilizing
(i) a 10-year discounted cash flow analysis and (ii) an analysis of relevant market multiples derived from comparable private market cable transactions. Its valuation assumed the Partnership Systems have been and will be operated as efficiently as comparable cable systems, and that the franchises and leases of assets used in the operation of the Partnership Systems will be renewed indefinitely without material changes, other than rebuild requirements.

    In its discounted cash flow analysis, Daniels prepared detailed operating and financial (including 10-year revenue, cash flow and capital expenditures) forecasts on an operating group basis, incorporating the critical elements of operating revenues (e.g., homes passed, subscriber penetration levels, rates and non-subscriber based income sources) and expenses (e.g., assumed rates of inflation, adjusted for each Partnership System's respective characteristics and circumstances, costs of construction of new plant, maintenance, upgrades/rebuilds and replacement of equipment and vehicles and general capital maintenance). Daniels' forecasts of operating revenues assumed growth in homes passed, equivalent basic subscribers, expanded basic subscribers, pay units, addressable converters, advertising, sales, pay-per-view and miscellaneous other revenue. Appropriate subscriber rate increases were incorporated in calculating revenue from basic, expanded basic, pay units and addressable converters, and advertising and pay-per-view revenue was adjusted annually to coincide with additional channel capacity from assumed upgrades or rebuilds of the Partnership Systems. Based on these assumptions and forecasts, Daniels forecast a residual value based on growth of the Partnership Systems' tenth-year cash flow into perpetuity, discounted back to the present at the same rate as the discount rate applied to the forecasted cash flow.

    The discount rate used by Daniels was based on the approximate weighted average cost of capital (the investment return required to satisfy all of an entity's debt and equity investors). Such rate was determined by Daniels based on information relating to comparable private equity investments in and debt financings of properties similar to the Partnership Systems.

    Residual value multiples were determined assuming cash flow growth into perpetuity equal to approximately 50% of the average cash flow growth rate over the final two years of the forecast period. The residual value multiples ranged from 8.9 to 10.0 times net cash flow. In its Bring-Down Partnership Appraisal, Daniels arrived at a discounted cash flow value of $35 million, or 9.1 times the annualized operating cash flow for the three-month period ended March 31, 1996.

    Daniels undertook an analysis of comparable private market sales in the past two years of similar and similarly situated cable television systems to correlate its findings using the discounted cash flow appraisal method with the realities of the marketplace. For purposes of its analysis, Daniels divided the Partnership Systems into two groups, consisting of mid-size and small Partnership Systems. In its Initial Partnership Appraisal, Daniels reviewed 16 comparable transactions for the sale of mid-size and small cable television systems. Using the average of market multiples of operating cash flow and price per subscriber derived from sales of comparable systems, Daniels applied such multiples to the Partnership Systems. Daniels concluded that the Southeast Texas Systems market multiple should range from 8.25 to 8.75 times cash flow, the Anderson County System market multiple should range from 9.0 to 9.5 times cash flow and the Northeast Missouri Systems market multiple should range from 7.5 to
8.0 times cash flow. In conducting its Bring-Down Partnership Appraisal, Daniels reviewed six transactions involving systems it deemed comparable in size, markets and technical condition to the Anderson County System in particular. Daniels concluded that the comparable transactions analysis yielded a market multiple for the Anderson County System of 8.8 to 10.0 times cash flow and a weighted average for all of the comparable transactions of 9.3 times cash flow. The cable property sales used by Daniels as a basis for comparison with the Partnership Systems are described more fully in Daniels' appraisals, copies of which are included in Exhibit A-1.

    As a result of its analyses in the Initial Partnership Appraisal, Daniels determined an estimated fair market value of all of the cable operating assets of the Partnership as of March 31, 1995 for 44,232 subscribers, and calculated a weighted average of $1,670 per subscriber. In its appraisal report, Daniels indicates that it believes the valuation, expressed as a multiple of the annualized operating cash flow for the three-month period ended March 31, 1995, is not inconsistent with multiples derived in transactions involving large groups of subscribers.

    The Bring-Down Partnership Appraisal was substantially similar in method to the Initial Partnership Appraisal, although it related only to the Anderson County System. After conducting analyses involving both a discounted cash flow analysis and a comparison of comparable transactions for its Bring-Down

Partnership Appraisal, Daniels determined an estimated gross fair market value of the Anderson County System as of March 31, 1996 of $36,000,000, and calculated a value of $1,725 per subscriber.

    APPRAISAL COSTS. Daniels was paid $100,000 for the Initial Partnership Appraisal and $5,000 for the Bring-Down Partnership Appraisal. In the event the Partnership Transaction is consummated, the Partnership will be reimbursed by CC II in the amount of $50,000, constituting 45.0% of Daniels' fees related to the Initial Partnership Appraisal, plus all of its fees related to the Bring-Down Partnership Appraisal, as contemplated in the Partnership Agreement. These amounts represent that portion of the appraisal fees allocable to Daniels' appraisal of the Anderson County System. The fees paid to Daniels were not contingent upon the conclusions reached by it in its appraisals of the Partnership Systems.

    2. WESTERN CABLESYSTEMS, INC.

    Since 1979, R. Michael Kruger, the owner and President of Western, has appraised hundreds of cable television systems for a variety of clients, including multiple system operators and independent operators. Western has been directly involved in all aspects of systems operations and finance, including acquisitions and sales. From 1974 to 1979, Mr. Kruger held various operating positions at American Television & Communications, Inc., a subsidiary of Time, Inc. and one of the industry's largest operators.

    SUMMARY OF MATERIALS CONSIDERED. In conducting both the Initial Partnership Appraisal and the Bring-Down Partnership Appraisal, Western reviewed audited and unaudited financial statements, as well as other data provided by management. In addition, during the Initial Partnership Appraisal, Western interviewed various Partnership management personnel at length to obtain additional data as to subscriber history, technical data, demographics, and local economic information, among other things, and visited the Partnership Systems and representative portions of the general market area. Western did not visit the Anderson County System a second time in conducting the Bring-Down Partnership Appraisal. However, it did review updated financial and operating information provided by the Partnership with respect to the Anderson County System.

    SUMMARY OF APPRAISALS. Western appraised the Partnership's assets at their fair market value on a going concern basis employing conventional valuation techniques, utilizing both a market and an income (i.e., "discounted cash flow") approach to arrive at values for the Partnership Systems, reconciling the values resulting from such analyses to yield a final value. Western's assumptions included future growth in homes passed, changes in market penetration for basic and pay subscribers (taking into account the effects of increasing competition from DBS and other video providers), percentage increases in subscriber rates and the effects, if any, of the regulatory climate, inflation and increases in operating expenses (e.g., salaries, programming, vehicle operation, utilities and other typical costs), costs to rebuild and upgrade cable plant and costs of capital.

    In conducting a market analysis, Western evaluated the Partnership Systems with respect to general operations, marketability, system construction, opportunity for new revenues, demographics and competition, and took into account differences between the Partnership and the industry generally. The comparison of the Partnership Systems to similar properties that have recently been sold in the market is an accepted appraisal methodology used to correlate statistical indices with actual market results.

    Western utilized information regarding number of subscribers and per-subscriber values as such information was supplied by brokers or detailed in announcements in the trade press and recent issues of the Cable TV Investor Newsletter to determine appropriate market multiples to be applied to the Partnership's cash flow for each Partnership System. In determining the market multiples based on the guideline companies, Western also took into account a number of variables, including size and location of the Partnership Systems. Western's market analysis resulted in a range of values for the Partnership Systems of $72,800,000 to $78,000,000.

    Western's "income" approach was based on forecasts of net revenues and expenses for the Partnership Systems over a projected ten-year period, using the earnings history of the Partnership to forecast its expected performance. Western then calculated the terminal value based on the resale value of the Partnership Systems in year 10. The terminal value was then discounted to present value using an average cost of capital discount rate. Western determined the discounted cash flow value for the Partnership Systems to be $76,063,000.

    In reconciling the two values resulting from its application of the two appraisal methodologies, Western gave considerably more weight to the values generated by its discounted cash flow income analysis because such method considers a broader range of factors that represent various sources of value (both present and future). Western first calculated the value of the Partnership Systems using discounted cash flow. It then calculated each of the Partnership Systems' values using direct estimates of the multiples and per-subscriber values it had selected. The discounted cash flow was added to the estimates of multiples and subscriber value to arrive at the estimate of potential value for the Partnership Systems of $73,850,000.

    In conducting the Bring-Down Partnership Appraisal, Western performed substantially similar analyses, but with respect to the Anderson County System only, and relied on updated financial and operating information provided by the Partnership. Using the market approach, Western determined a range of values of $34,380,000 to $36,531,000. Western's income approach yielded a value of $35,303,000. Western concluded the estimated gross fair market value for the Anderson County System as of March 31, 1996 to be $35,900,000.

    APPRAISAL COSTS. Western was paid $11,770 for the Initial Partnership Appraisal and $3,000 for the Bring-Down Partnership Appraisal. In the event the Partnership Transaction is consummated, the Partnership will be reimbursed by CC II in the amount of $8,300, constituting 45.0% of Western's fees related to the Initial Partnership Appraisal, plus all of its fees related to the Bring-Down Partnership Appraisal, as contemplated by the Partnership Agreement. These amounts represent that portion of the appraisal fees allocable to Western's appraisal of the Anderson County System. Fees paid to Western were not contingent upon the conclusion reached by it in its appraisal of the Partnership Systems.

    CPLP APPRAISAL PROCESS

    Appraisals of the CPLP Systems were also commenced in April 1995 as a means to determine the fair market value of each CPLP System in contemplation of the sale of all or substantially all of the CPLP Systems. As described in "--Relevant Provisions" above, the CPLP Partnership Agreement does not require an appraisal of the CPLP Systems in connection with their sale except in the event the purchaser is the general partner of CPLP and is buying the CPLP Systems pursuant to its "buy- option," in which case only one nationally recognized cable industry appraiser is required to conduct an appraisal on behalf of CPLP. Nevertheless, two independent appraisals of the CPLP Systems were conducted in a substantially similar manner to the appraisals conducted pursuant to the Partnership Appraisal Process, as described above. The CPLP Appraisal Process therefore exceeded the appraisal requirements set forth in the CPLP Partnership Agreement.

    Daniels and Western, the appraisers who conducted the Partnership Appraisal Process, were similarly chosen to conduct the CPLP Appraisal Process. Based on interviews with management, analysis of audited and interim unaudited financial information and consideration of market factors, and in compliance with the requirements described below, the appraisers independently reached a valuation for all of CPLP's assets. Thereafter, Daniels and Western met, compared their respective valuations of the CPLP Systems and the manner in which such valuations had been calculated, and jointly determined an appraisal value of the CPLP Systems in the aggregate, including the Three CPLP Systems (the "Initial CPLP Appraisal").

    The instructions and limitations set forth by CPI to the appraisers in connection with the CPLP Appraisal Process were the same as those given to the appraisers by the General Partner pursuant to the Partnership Appraisal Process. See "--Partnership Appraisal Process," above. While the appraisers were aware that they would have to attempt ultimately to agree jointly on a valuation of the CPLP Systems, they did not discuss with one another the assumptions or methodologies they intended to use in appraising CPLP's assets prior to conducting their respective appraisals, and CPI does not believe that the objective of the appraisers to agree jointly on an appraisal, as instructed by CPI, had any material impact on their respective appraisals.


    CPI requested Daniels and Western to update their appraisals in regard to each of the Three CPLP Systems after the CPLP Auction Process culminated in the highest bids for each of the Three CPLP Systems being offered by an affiliate of CPI. However, the highest bid with respect to the LaGrange System had not been submitted by an affiliate of CPLP and, therefore an updated appraisal was not requested for that system. See "--The Auction Processes." CPI instructed the appraisers to give due consideration to the same factors they had analyzed in the Initial CPLP Appraisal when updating the Initial CPLP Appraisal, except that the analysis was to be limited to the Three CPLP Systems. See "-- Relevant Provisions." Thereafter, Daniels and Western separately updated their original appraisals of the Sanford System, the Abbeville System and the Lincolnton System and reached the Abbeville System appraised values of $4,100,000 and $3,950,000, respectively (the "Abbeville System Appraised Values"), the Sanford System appraised value of $20,700,000 from each appraiser (the "Sanford System Appraised Values") and the Lincolnton System appraised values of $27,200,000 and $26,500,000, respectively (the "Lincolnton System Appraised Values"), in each case as of March 31, 1996 (collectively, the "Bring-Down CPLP Appraisals"). In the case of the Bring-Down CPLP Appraisals, the General Partner did not require the appraisers to agree jointly on one appraised value for each of the Three CPLP Systems in light of the fact that, in conducting the Bring-Down CPLP Appraisals, both appraisers had independently arrived at values which were lower than the respective purchase price for each of such systems. Although both appraisers were aware of the bids which had been submitted with respect to each of the Three CPLP Systems, neither appraiser relied on such bids in determining values for the Bring-Down CPLP Appraisals.



    On January 3, 1997, Husch & Eppenberger contacted the appraisers about updating their Bring-Down CPLP Appraisals. Husch & Eppenberger asked the appraisers to first inform CPLP as to whether an additional bring-down appraisal would result in materially different valuations of any of the Three CPLP Systems. Based on both Daniels' and Western's correspondence, dated as of January 9, 1997 and January 13, 1997, respectively, that materially different valuations would not result, no further update of the Bring-Down CPLP Appraisals will be conducted.


    The full texts of the Daniels and Western appraisals with respect to the CPLP Systems are set forth in Exhibit A-2 and should be read by the Limited Partners in their entirety. The summaries set forth below do not purport to be a complete description of the analyses performed by Daniels or Western in rendering their respective appraisals. An appraisal is a complex analytical process which is not necessarily susceptible to partial analysis or summary description. Notwithstanding the two appraisers' use of standard appraisal methods, there can be no assurance that a different appraisal procedure or different appraisers using similar methods and analyzing similar data would not generate a higher (or lower) valuation of the CPLP Systems, including the Three CPLP Systems.

    1. DANIELS & ASSOCIATES, L.P.

    Daniels was chosen by CPI to appraise the CPLP Systems due to its broad experience in the cable television industry, including the sale of entities and assets relating to such industry and its familiarity with the CPLP Systems. In March 1990, Daniels had represented the owners of the Abbeville, South Carolina System in the sale of such system to CPLP. See "--Partnership Appraisal Process" for additional information regarding Daniels' background qualifications and business relationship with affiliates of CPLP. In addition to having conducted the appraisals, CPLP plans to continue to retain Daniels to broker a sale of the LaGrange System and, in the event that the Transaction is not approved or the CPLP Transaction is not consummated, to broker the sale of each of the Three CPLP Systems.

    SUMMARY OF MATERIALS CONSIDERED. In connection with both the Initial CPLP Appraisal and the Bring-Down CPLP Appraisals, Daniels reviewed, among other things, current financial and operating information provided by CPLP and demographic information concerning the various communities served by the CPLP Systems. Daniels also conducted discussions with CPLP management, analyzed historical financial and operating information (including but not limited to the amount of capital expenditures which the CPLP Systems will require in the next several years), and prepared forecasts of financial and operating results based on such historical information. In conducting the Initial CPLP Appraisal, Daniels made due diligence visits to each of the CPLP Systems and reviewed the impact of the 1992 Cable Act and the anticipated effects of the Telecommunications Act on each CPLP System's current and forecasted financial performance.

    SUMMARY OF APPRAISALS. Daniels appraised the CPLP Systems on a going concern basis, in accordance with two standard appraisal techniques, utilizing
(i) a 10-year discounted cash flow analysis and (ii) an analysis of relevant market multiples derived from comparable private market cable transactions. Its valuation assumed the CPLP Systems have been and will be operated as efficiently as comparable cable systems, and that the franchises and leases of assets used in the operation of the CPLP Systems will be renewed indefinitely without material changes, other than rebuild requirements.

    In its discounted cash flow analysis, Daniels prepared detailed operating and financial (including 10-year revenue, cash flow and capital expenditures) forecasts on an operating group basis, incorporating the critical elements of operating revenues (e.g., homes passed, subscriber penetration levels, rates and non-subscriber based income sources) and expenses (e.g., assumed rates of inflation, adjusted for each CPLP System's respective characteristics and circumstances, costs of construction of new plant, maintenance, upgrades/rebuilds and replacement of equipment and vehicles and general capital maintenance). Daniels' forecasts of operating revenues assumed growth in homes passed, equivalent basic subscribers, expanded basic subscribers, pay units, addressable converters, advertising, sales, pay-per-view and miscellaneous other revenue. Appropriate subscriber rate increases were incorporated in calculating revenue from basic, expanded basic, pay units, and addressable converters, and advertising and pay-per-view revenue was adjusted annually to coincide with additional channel capacity from assumed upgrades or rebuilds of the CPLP Systems. Based on these assumptions and forecasts, Daniels forecast a residual value based on growth of the CPLP Systems' tenth-year cash flow into perpetuity, discounted back to the present at the same rate as the discount rate applied to the forecasted cash flow.

    The discount rate used by Daniels was based on the approximate weighted average cost of capital (the investment return required to satisfy all of an entity's debt and equity investors). Such rate was determined by Daniels based on information relating to comparable private equity investments in and debt financings of properties similar to the CPLP Systems.

    Residual value multiples were determined assuming cash flow growth into perpetuity equal to approximately 50% of the average cash flow growth rate over the final two years of the forecast period. The residual value multiples ranged from 8.7 to 10.2 times net cash flow. In its Bring-Down CPLP Appraisals, Daniels arrived at discounted cash flow values of $27.1 million, $4.1 million and $20.7 million, or 9.8, 9.0 and 8.4 times the annualized operating cash flow, respectively, for the three-month period ended March 31, 1996 for the Lincolnton System, Abbeville System and Sanford System, respectively.

    Daniels undertook an analysis of comparable private market sales in the past two years of similar and similarly situated cable television systems to correlate its findings using the discounted cash flow appraisal method with the realities of the marketplace. For purposes of its analysis, Daniels divided the CPLP Systems into two groups, consisting of mid-size and small CPLP Systems. In its Initial CPLP Appraisal, Daniels reviewed 16 comparable transactions for the sale of mid-size and small cable television systems. Using the average of market multiples of operating cash flow and price per subscriber derived from sales of comparable systems, Daniels applied such multiples to the CPLP Systems. Daniels concluded that the Lincolnton System cash flow multiple should range from 9.75 to 10.25 times cash flow, the Sanford System market multiple should range from 8.5 to 9.0 times cash flow, the Abbeville System market multiple should range from 8.5 to 9.0 times cash flow and the LaGrange System cash flow multiple should range from 8.0 to 8.5 times cash flow. In conducting each of its Bring-Down CPLP Appraisals, Daniels reviewed six or seven transactions for systems it deemed comparable in size, markets and technical condition to the system being reviewed. Daniels concluded that the comparable transaction analysis yielded a cash flow multiple range of 8.8 to
10.0 times cash flow and a weighted average for all the transactions of 9.4 times cash flow for the Lincolnton System, 8.3 to 9.1 times cash flow and a weighted average for all the transactions of 8.8 times cash flow for the Abbeville System and 7.5 to 9.5 times cash flow and a weighted average for all transactions of 8.4 times cash flow for the Sanford System, respectively. The cable property sales used by Daniels as a basis for comparison with the CPLP Systems and each of the Three CPLP Systems are described more fully in Daniels' appraisals, copies of which are included in Exhibit A-2.

    As a result of its analyses in the Initial CPLP Appraisal, Daniels determined an estimated fair market value of all of the cable operating assets of CPLP as of March 31, 1995 for 35,655 subscribers, and calculated a weighted average of $1,708 per subscriber. In its appraisal report, Daniels indicates that it believes the valuation, expressed as a multiple of the annualized operating cash flow for the three-month period ending March 31, 1995, is not inconsistent with multiples derived in transactions involving large groups of subscribers.

    The Bring-Down CPLP Appraisals were substantially similar in method to the Initial CPLP Appraisal, although they each related to one of the Three CPLP Systems only. After conducting analyses involving both a discounted cash flow analysis and a comparison of comparable transactions for its Bring-Down CPLP Appraisals, Daniels determined an estimated aggregate gross fair market value of the Abbeville System, Sanford System and Lincolnton System as of March 31, 1996 to be $4,100,000, $20,700,000 and $27,200,000, respectively, and calculated a respective value per subscriber of $1,563, $1,600 and $1,848, respectively.

    APPRAISAL COSTS. Daniels was paid $100,000 for the Initial CPLP Appraisal and $15,000 for all of the Bring-Down CPLP Appraisals. In the event the CPLP Transaction is consummated, CPLP will be reimbursed by the Purchasing Affiliates in the aggregate amount of $98,000, constituting 83.0% of Daniels' fees related to the Initial CPLP Appraisal, plus all of its fees related to all of the Bring-Down CPLP Appraisals. These amounts represent that portion of the appraisal fees allocable to Daniels' appraisal of the Three CPLP Systems. The fees paid to Daniels were not contingent upon the conclusions reached by it in its appraisals of the CPLP Systems.

    2. WESTERN CABLESYSTEMS, INC.

    Western was the appraiser appointed by the AAA to review the CPLP Systems. For summary background information about Western, see "--Partnership Appraisal Process," above.

    SUMMARY OF MATERIALS CONSIDERED. In conducting both the Initial CPLP Appraisal and the Bring-Down CPLP Appraisals, Western reviewed audited and unaudited financial statements, as well as other data provided by management. In addition, during the Initial CPLP Appraisal, Western interviewed various CPLP management personnel at length to obtain additional data as to subscriber history, technical data, demographics, and local economic information, among other things, and visited the CPLP Systems and representative portions of the general market area. Western did not visit the Three CPLP Systems a second time in conducting the Bring-Down CPLP Appraisals, however, it did review updated financial and operating information provided by CPLP with respect to each of the Three CPLP Systems.

    SUMMARY OF APPRAISALS. Western appraised CPLP's assets at the fair market value on a going concern basis employing conventional valuation techniques, utilizing both a market and an income (i.e., "discounted cash flow") approach to arrive at values for the CPLP Systems, reconciling the values resulting from such analyses to yield a final value. Western's assumptions included future growth in homes passed, changes in market penetration for basic and pay subscribers (taking into account the effects of increasing competition from DBS and other video providers), percentage increases in subscriber rates and the effects, if any, of the regulatory climate, inflation and increases in operating expenses (e.g., salaries, programming, vehicle operation, utilities and other typical costs), costs to rebuild and upgrade cable plant and costs of capital.

    In conducting a market analysis, Western evaluated the CPLP Systems with respect to general operations, marketability, system construction, opportunity for new revenues, demographics and competition, and took into account differences between CPLP and the "guideline" companies. The comparison of the CPLP Systems to similar properties that have recently been sold in the market is an accepted appraisal methodology used to correlate statistical indices with actual market results.

    Western utilized information regarding number of subscribers and per-subscriber values as such information was supplied by brokers or detailed in announcements in the trade press and recent issues of the Cable TV Investor Newsletter to determine appropriate market multiples to be applied to CPLP's cash flow for each CPLP System. In determining the market multiples based on the guideline companies, Western also took into account a number of variables, including size and location of the CPLP Systems. Western's market analysis resulted in a range of values for the CPLP Systems of $59,700,000 to $62,150,000.

    Western's "income" approach was based on forecasts of net revenues and expenses for the CPLP Systems over a projected 10-year period, using the earnings history of CPLP to forecast its expected performance. Western then calculated the terminal value based on the resale value of the CPLP Systems in year 10. The terminal value was then discounted to a present value using an average cost of capital discount rate. Western determined the discounted cash flow value for the CPLP Systems to be $61,829,000.

    In reconciling the two values resulting from its application of the two appraisal methodologies, Western gave considerably more weight to the values generated by its discounted cash flow income analysis because such method considers a broader range of factors that represent various sources of value (both present and future). Western first calculated the value of the CPLP Systems using discounted cash flow. It then calculated each CPLP System's value using direct estimates of the multiples and per-subscriber values it had selected. The discounted cash flow and discounted terminal values were added to arrive at the estimate of potential value of the CPLP Systems of $60,900,000.

    In conducting the Bring-Down CPLP Appraisals, Western performed substantially similar analyses with respect to each of the Three CPLP Systems, instead of all of the CPLP Systems, and relied on updated financial and operating information provided by CPLP. The range of values Western determined through its market analysis were $3,934,000 to $3,960,000 for the Abbeville System, $19,801,000 to $20,705,000 for the Sanford System and $24,110,000 to
$26,469,000 for the Lincolnton System. The income analysis resulted in values of $3,988,000, $20,720,000 and $26,942,000 for the Abbeville System, Sanford System and Lincolnton System, respectively. After reconciling these ranges of values, Western concluded the estimated fair market value for the Abbeville System, the Sanford System and the Lincolnton System as of March 31, 1996 to be $3,950,000, $20,700,000 and $26,500,000, respectively.

    APPRAISAL COSTS. Western was paid $16,000 for the Initial CPLP Appraisal and $12,000 for all of the Bring-Down CPLP Appraisals. In the event that the CPLP Transaction is consummated, CPLP will be reimbursed by the Purchasing Affiliates in the amount of $25,300, constituting 83.0% of Western's fees related to the Initial CPLP Appraisal, plus all of its fees related to all of the Bring-Down CPLP Appraisals. These amounts represent that portion of the appraisal fees allocable to Western's appraisal of the Three CPLP Systems. Fees paid to Western were not contingent upon the conclusion reached by it in its appraisal of the CPLP Systems.

THE AUCTION PROCESSES

    PARTNERSHIP AUCTION PROCESS

    The Partnership Auction Process was commenced in October 1995 upon the determination by the General Partner that an auction process, although not required by the Partnership Agreement, would provide a successful and expeditious method for attracting potential purchasers and liquidating the Partnership Systems at prices it expected to be reflective of the Partnership Systems' fair market value. The Partnership Agreement grants the General Partner full discretion in effecting a liquidation of the Partnership after taking into account the condition of the relevant markets and general financial and economic conditions.

    The General Partner hired Daniels, one of the appraisers in the Partnership Appraisal Process, to conduct the Partnership Auction Process on behalf of the Partnership based on Daniels' experience as a broker, its expertise in soliciting bids and conducting auctions, its familiarity with the Partnership Systems and its knowledge of the cable television industry in the Partnership Systems' geographic area. Daniels was instructed by the General Partner to set up a competitive, open bid process so that the General Partner's right to bid would not be, or be viewed as, a right of final bid, thereby acting to chill bidding by unaffiliated third parties. See "--Relevant Provisions." The General Partner also set up a fee structure in order to encourage Daniels to locate bidders unaffiliated with the Partnership. Specifically, Daniels would receive a fee of 1.2% of the purchase price of a system in the event of a sale of such system to an unaffiliated third party, but a reduced fee of only 0.6% of the purchase price in the event the purchaser was an affiliated entity.

    Daniels commenced the Partnership Auction Process by identifying approximately seventy potential purchasers for the Partnership Systems based on several factors, including its general knowledge of the industry, information as to other cable system operators in the geographic areas serviced by the Partnership Systems and information regarding other cable system operators interested in expanding their operations in or into the areas served by the Partnership Systems through additional system acquisitions. After having visited the Partnership Systems, Daniels prepared and distributed a Confidential Memorandum (the "Confidential Memorandum") to the prospective purchasers, which included summary statistical, descriptive and other financial information regarding the Partnership Systems. Instructions outlining rules governing procedures for participation in the Partnership Auction Process were forwarded to prospective purchasers who had received the Confidential Memorandum. These instructions provided that all third-party bids be submitted to Daniels by a final bid date chosen by it. Within 48 hours after the final bid date, the General Partner (or one of its affiliates) could then bid, so long as such bid exceeded the highest third party bid by at least 0.5%. Subsequently, the highest third-party bidder would be notified that it had placed the highest third-party bid and, if applicable, that the General Partner (or one of its affiliates) had submitted a topping bid. Following such notification of a topping bid being placed by the General Partner (or one of its affiliates), the third-party bidder could then submit a topping bid within 48 hours. This process was intended to continue until one of the bidders either declared its intention to exit the bidding process or failed to respond to the last bid with a topping bid within the 48-hour time limit.

    As is customary in auctions, the appraised value of the Partnership Systems was not included in the Confidential Memorandum, nor was such information otherwise disseminated to the prospective third-party purchasers. However, such information was used by the General Partner in evaluating the merit of bids made with respect to certain of the Partnership Systems pursuant to the Partnership Auction Process. The General Partner was required to bid at or higher than the appraised value due to the Partnership Agreement provisions that prohibit a sale of assets to the General Partner or its affiliates for less than their appraised value.


    As a result of Daniels' solicitation, an initial bid in the amount of $35,501,000 was received in regard to the Anderson County System from an unaffiliated party, and the General Partner submitted a counterbid of $35,900,000. The unaffiliated party then raised its bid to $36,080,000, and the General

Partner submitted its counterbid of $36,300,000. A final bid of $36,482,000 was submitted by the unaffiliated party before the General Partner submitted its counterbid of $36,700,000, after which time no further bids in respect of the Anderson County System were submitted. The $36,700,000 Anderson County System Purchase Price exceeds by $218,000 the next highest bid received by Daniels for the Anderson County System. Additionally, the Anderson County System Purchase Price exceeds the appraised values of $35,900,000 and $36,000,000 determined pursuant to the Bring-Down Partnership Appraisal as of March 31, 1996.



    The two initial bids submitted by unaffiliated parties with respect to the Northeast Missouri Systems were in the amounts of $1,750,000 and $1,856,800, approximately one-third below the appraised value of such systems. With respect to the Southeast Texas Systems, initial bids in the amounts of $9,700,000 and $8,575,000 were submitted by unaffiliated parties for the Cleveland, Jasper and Woodville clusters; one unaffiliated party submitted bids of (i) $10,200,000 for the Marlin, Cleveland, Bellville, Sealy, Madisonville, Hempstead and Buffalo clusters and (ii) $5,250,000 for the Marlin, Madisonville and Buffalo clusters; another unaffiliated party submitted bids of (i) $7,300,000 for the Marlin, Buffalo, Madisonville, Hempstead, Bellville and Sealy clusters and (ii) $16,500,000 for the Kingsville, Angelton, Acqua Dulce and Driscoll clusters; and yet another unaffiliated party submitted a bid of $10,600,000 for the entire Southeast Texas Systems. Except with respect to the Jasper Cluster and the Marlin Cluster, the bids submitted to date with respect to the remaining Southeast Texas Systems are viewed by the General Partner to be inadequate when comparing the relative value of such systems to the appraised value of all of the Partnership Systems as a group. Accordingly, except with respect to the Jasper Cluster and the Marlin Cluster, these bids have not been accepted by the General Partner.


    Although the General Partner intends to liquidate the Partnership as expeditiously as possible, based on the bids submitted during the Partnership Auction Process, the General Partner does not believe a sale or sales of the remaining Partnership Systems at this time would be in the best interests of the Partnership or the Limited Partners. The General Partner is also not interested in buying the remaining Partnership Systems at this time as such purchases do not fit its strategic objectives. The General Partner intends to continue to operate the Partnership while it actively seeks purchasers for the remaining Partnership Systems, including by having Daniels continue to conduct the Partnership Auction Process.

    CPLP AUCTION PROCESS

    The CPLP Auction Process was commenced simultaneously with the commencement of the Partnership Auction Process and was similarly conducted by Daniels. Daniels also conducted the CPLP Auction Process in a substantially similar manner as it had conducted the Partnership Auction Process, including disseminating Confidential Memoranda and following similar procedures with respect to bids submitted for the CPLP Systems, however Daniels' fees were slightly different. As with the Partnership Auction Process, a fee structure was set up in order to encourage CPLP to locate unaffiliated bidders. Specifically, Daniels would receive a fee of 1.0% of the purchase price of a system in the event of a sale of such system to an unaffiliated third party, but a reduced fee of only 0.75% of the purchase price in the event the purchaser was an affiliated entity. For further details regarding the process of bidding and counterbidding, see "--Partnership Auction Process," above.


    As a result of Daniels' solicitation, an unaffiliated party submitted bids for the Sanford System of, initially, $19,000,000 and $19,500,000, and later $20,605,000. CPI submitted its counterbids in the amounts of $20,500,000 and $20,750,000 (which would be the highest and final bid), on behalf of CC I. Bids of $20,000,000, $25,050,000, $21,250,000 and $26,600,000 were submitted with respect to the Lincolnton System from four interested prospective purchasers. The Proposed Purchaser then submitted a second bid to top the original bidding round. This topping bid of $27,500,000 was the highest bid received, and, although a Letter of Intent submitted by the Proposed Purchaser at the highest bid price was executed for the Lincolnton System, after the parties were unable to agree on the terms of an all-cash bid, that Letter of Intent expired, and the parties, by mutual agreement, decided not to continue with negotiations. See "--

Timing of the Transaction." At that time, CC I "stepped into the shoes" of the Proposed Purchaser and entered into a purchase agreement for the sale of the Lincolnton System, which purchase agreement it subsequently assigned to CC II. With respect to the Abbeville System, although CC II had previously made an advance of $500,000 towards the purchase of the Abbeville System, it was required to participate in the competitive bidding and submit the highest bid, or its advance would be refunded by CPLP. Three rounds of bids were submitted for the Abbeville System by two prospective purchasers, being an unaffiliated party and CPI, which bids were in the amounts of $4,000,000 and $4,040,000, respectively, for the initial round, $4,060,000 and $4,100,000, respectively, for the second round, and $4,120,500 and $4,200,000, respectively in the third and final round, with the highest bid of $4,200,000 being submitted by CPI on behalf of CC II. Finally, with respect to the LaGrange System, two bids were initially received from two unaffiliated parties, one of which was based on a multiple of cash flow and the other of which was for $7,815,000. A third bid for a fixed amount, $9,000,000, was then submitted by one of the parties to replace its prior bid based on a multiple of cash flow. At this time, all negotiations with respect to the LaGrange System have terminated. See "BUSINESS OF THE PARTNERSHIP AND CPLP--Description of Systems; Property Relating to Systems" for additional information regarding the CPLP Systems.


    The CPLP Auction Process resulted in the Abbeville System Purchase Price which exceeds by $79,500 the next highest bid received by Daniels for the Abbeville System and exceeds by $100,000 the higher of the two Abbeville System Appraised Values, and the Sanford System Purchase Price, which exceeds by $145,000 the second highest bid received by Daniels for the Sanford System and exceeds by $50,000 the higher of the two Sanford System Appraised Values. The Lincolnton System Purchase Price exceeds by $300,000 the higher of the two Lincolnton System Appraised Values.

COSTS OF THE TRANSACTION

    The following table sets forth the estimated expenses incurred or to be incurred in connection with the Transaction. These estimated expenses reflect only those fees and expenses related to the sale of the Anderson County System, the Lincolnton System, the Sanford System and the Abbeville System.


Legal fees and expenses.........................................  $ 500,000*
Accounting fees and expenses....................................    250,000*
Appraisal fees and expenses.....................................    181,600
Brokerage fees and expenses.....................................    615,000
Solicitation and other fees and expenses........................     20,000
Printing and mailing costs......................................    125,000
                                                                  ---------
SUBTOTAL........................................................  $1,691,600
Less fees and expenses to be reimbursed by CC II if the
  Partnership Transaction is approved and consummated: Appraisal
  fees and expenses.............................................   (181,600)
                                                                  ---------
TOTAL...........................................................  $1,510,000
                                                                  ---------
                                                                  ---------


------------------------

*   Includes fees for assistance in preparation of this Disclosure Statement.


    If the Transaction is consummated, all of the above expenses incurred in connection with the Transaction will be paid by the Partnership or CPLP except for the appraisal fees and expenses attributable to the sale of the systems to the Purchasing Affiliates, which fees and expenses will be borne by the Purchasing Affiliates, in accordance with the terms of the Partnership Agreement. The Partnership Agreement provides that when the General Partner or one or more of its affiliates purchases assets of the Partnership, appraisal costs attributable to those assets will be borne by the General Partner or such affiliate in the event the sale is consummated. Although the CPLP Partnership Agreement does not have a similar provision, CPI has decided similarly to require payment by the Purchasing Affiliates of appraisal fees and costs incurred in connection with a sale of the Three CPLP Systems to them. The allocation of appraisal fees between systems which are being sold to affiliates and other systems was based on the percentage of total basic subscribers of each entity as of December 31, 1995.



    The costs of the Transaction will be borne by both the Partnership and CPLP in accordance with the following allocation: the brokerage fees estimated to be associated with the Partnership Transaction or the CPLP Transaction ($220,000 for the Partnership Transaction and $395,000 for the CPLP Transaction); all other fees (legal, accounting, printing and solicitation) which will be allocated based upon the percentage of basic subscribers in each entity to the total number of basic subscribers in both the Partnership and CPLP (55% for the Partnership and 45% for CPLP); and, in the event the Transaction is not consummated, all appraisal costs ($58,300 for the Anderson County System and $123,300 for the Three CPLP Systems).


CERTAIN EFFECTS OF THE TRANSACTION AND THE TEXAS SALES


    USE OF PROCEEDS OF THE TRANSACTION AND THE TEXAS SALES. The net proceeds from the Transaction and the Texas Sales (after payment of expenses relating to such transactions and, in the case of the Texas Clusters, a holdback for indemnification as required by the purchase agreements) will be used, first, to repay a portion of the Partnership's and all of CPLP's outstanding senior indebtedness and to pay certain Partnership expenses and certain of CPLP's accrued but unpaid management fees. As of December 31, 1996, the Partnership's outstanding senior indebtedness was $36,700,000, of which approximately $19,800,000 will be required to be repaid in connection with the Partnership Transaction and approximately $5.3 million will be required to be repaid in connection with the Texas Sales, and CPLP's outstanding senior indebtedness was $34,957,500. Thereafter, any remaining net proceeds will be distributed in accordance with the terms of the Partnership Agreement and the CPLP Partnership Agreement, as more fully set forth below.



    It is currently estimated that the aggregate net cash proceeds which will be available for distribution by the Partnership to the Limited Partners will be approximately $15,557,047 (or approximately $171 per LP Unit) from the Partnership Transaction and approximately $7,078,115 (or approximately $78 per LP Unit) from the Texas Sales, in both cases before any state income tax withholdings but after payment of transaction expenses and deferred management expenses. In addition, it is currently estimated that the aggregate net cash proceeds which will be available for distribution by CPLP to its limited partners as a result of the CPLP Transaction will be approximately $12,812,453, of which approximately $5,921,972 will be distributed to the Partnership in the CPLP Distribution after payment by CPLP of certain transaction expenses. Assuming this $5,921,972 CPLP Distribution, the Partnership will be able to make a further distribution to the Limited Partners of approximately $65 per LP Unit. The aggregate distribution per LP Unit to the Limited Partners as a result of the consummation of the Transaction and the Texas Sales is currently estimated to be approximately $314, of which $236 is conditioned upon the Consent of the Limited Partners to the Transaction. The aggregate distribution of $314 may also be greater or smaller depending on whether the General Partner's negotiations with its bank lenders are more or less favorable than currently anticipated, and the distributable amount is also subject to reduction for state income tax withholdings, depending upon the tax status of each Limited Partner. The CPLP Distribution of $65 is estimated based on pro forma financial information as of December 31, 1996, and assumes the SLP Preferred Return to be paid on the SLP Units as of that date of $5,765,303. Each fiscal quarter that such SLP Preferred Return is not paid down, additional interest on the indebtedness currently accrues at an annual rate of 18% on the compounded amount represented by the SLP Units (the SLP Preferred Return for the quarter ended March 31, 1997 approximates $260,000), resulting in a reduction of the CPLP Distribution, and, indirectly, a reduction of the $236 distribution to the Limited Partners (approximately $2.85 per LP Unit for the quarter ended March 31, 1997). The Limited Partners may be entitled to receive a refund for all or a portion of any state income tax withholding which may be made, and should consult with their personal tax advisors for advice regarding the procedures relating to refunds. See "FEDERAL AND STATE INCOME TAX CONSEQUENCES" for further discussion as to withholdings for state income tax.

    The Partnership Agreement contemplates that Limited Partners are to receive an 11% preferred return on each LP Unit (the "LP Preferred Return") prior to the return of capital on each LP Unit. The $314 per LP Unit which is expected to be distributed to the Limited Partners as a result of the Transaction and the Texas Sales will represent a "catch-up" payment on the LP Preferred Return, bringing the LP Preferred Return to $62,578,121 or $21,249,952 short of the LP Preferred Return as of December 31, 1996 of $83,828,073 (including prior distributions of $34,020,987), accreting from the initial issuance date of the LP Units through the payment date, payable to each Limited Partner under the Partnership Agreement. Although additional distributions of liquidation proceeds which the General Partner estimates to be from $115 to $170 per LP Unit may be made by the Partnership at a later date as the Remaining Assets are sold or liquidated, it is unlikely that any such additional distributions will cause aggregate distributions to the Limited Partners to meet the full LP Preferred Return specified under the Partnership Agreement. The Limited Partners have not received, and are not expected to receive, any return of their initial capital investment. Pursuant to the Partnership Agreement, distributions of sale proceeds must first be applied to the LP Preferred Return, and then to a return of such Limited Partner's initial capital investment.


    Assuming the Consent to the Transaction is obtained, the Partnership expects to make the distributions to the Limited Partners as soon as practicable thereafter. Limited Partners' distributions may be subject to federal income tax on the income or gain (if any) resulting from the Partnership Transaction. See "SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION--THE PARTNERSHIP" and "FEDERAL AND STATE INCOME TAX CONSEQUENCES," below.


    The aggregate LP Preferred Return to date differs among the Limited Partners because LP Units were issued in six different closings which occurred during 1988 and 1989. Depending on the date a particular Limited Partner originally purchased LP Units, this anticipated $314 per LP Unit distribution, when added to historical distributions ranging between $312 and $395 per LP Unit, will bring the aggregate distributions per LP Unit to between $626 and $709. The following table sets forth the aggregate amount of distributions after consummation of the Transaction and the Texas Sales for each group of LP Units issued:



Closing date (date LP Units were issued)....     4/1/88    4/29/88     7/1/88     5/5/89     6/2/89    8/23/89
                                              ---------  ---------  ---------  ---------  ---------  ---------
Number of LP Units..........................     45,438     10,023     15,671      8,843      5,046      5,894
                                              ---------  ---------  ---------  ---------  ---------  ---------
Distributions per LP Unit to date (made
  through November 1993)....................  $     395  $     389  $     378  $     321  $     316  $     312
                                              ---------  ---------  ---------  ---------  ---------  ---------
Expected distributions per LP Unit from the
  Transaction and the Texas Sales, excluding
  the delayed holdback......................  $     314  $     314  $     314  $     314  $     314  $     314
                                              ---------  ---------  ---------  ---------  ---------  ---------
Aggregate distributions, per LP Unit
  excluding the delayed holdback............  $     709  $     703  $     692  $     635  $     630  $     626
                                              ---------  ---------  ---------  ---------  ---------  ---------
Delayed holdback............................  $      28  $      28  $      28  $      28  $      28  $      28
                                              ---------  ---------  ---------  ---------  ---------  ---------
Aggregate distributions per LP Unit
  including delayed holdback................  $     737  $     731  $     720  $     663  $     658  $     654
                                              ---------  ---------  ---------  ---------  ---------  ---------


    In the event the Partnership's Credit Agreement (as defined below) is renegotiated on favorable terms, additional cash flow from operations will be available to continue to pay down indebtedness. If any subsequent net proceeds result from the continued liquidation of the Remaining Assets, provided sufficient indebtedness has been repaid, additional distributions are expected to be to the Limited Partners out of the available proceeds. As of the date hereof, although additional distributions may be made as a result of future sales of the Remaining Assets, it is not currently estimated that the total distributions will result in any class of LP Units achieving the LP Preferred Return provided for in the Partnership Agreement.

    The following table sets forth the estimated net proceeds of the Transaction and the Texas Sales, and the Partnership's and CPLP's anticipated use of their respective proceeds thereof. There can be no assurance, however, that the actual proceeds available to be applied to the items below will not differ from these estimated amounts:


                                          THE                                                     THE TEXAS
                                      PARTNERSHIP     THE CPLP          THE        THE TEXAS    SALES AND THE
                                      TRANSACTION    TRANSACTION    TRANSACTION      SALES       TRANSACTION
                                     -------------  -------------  -------------  ------------  -------------
Contract Sales Price...............  $  36,700,000  $  52,450,000  $  89,150,000  $ 15,250,000  $ 104,400,000
Less:
Working capital adjustments as of
  September 30, 1996
  Current Assets...................        131,983        471,216        603,199        54,003        657,202
  Current Liabilities and Deferred
    Revenue........................       (964,936)    (1,718,100)    (2,683,036)     (250,888)    (2,933,924)
                                     -------------  -------------  -------------  ------------  -------------
      Total Working Capital
        Adjustment.................       (832,953)    (1,246,884)    (2,079,837)     (196,885)    (2,276,722)
Estimated sales transaction
  expenses.........................       (712,000)      (798,000)    (1,510,000)     (150,000)    (1,660,000)
Estimated capital expenditures to
  be reimbursed....................      202,000(i)     261,000(i)       463,000       --             463,000
Estimated payment of deferred
  management fees..................       --      (h)    (2,896,163)    (2,896,163)      --     (h)    (2,896,163)
Holdback for indemnification.......       --             --             --          (2,525,000 (a)    (2,525,000)
Estimated repayment of debt
  (d)(e)...........................    (19,800,000)   (34,957,500)   (54,757,500)   (5,300,000)   (60,057,500)
                                     -------------  -------------  -------------  ------------  -------------
Total available distributions*.....  $  15,557,047  $  12,812,453  $  28,369,500  $  7,078,115  $  35,447,615
                                     -------------  -------------  -------------  ------------  -------------
                                     -------------  -------------  -------------  ------------  -------------
CPLP's special limited partners'
  share of distributions*..........       --            5,765,303(b)     5,765,303      --          5,765,303
CPLP's other limited partners'
  share of distributions*..........       --            1,018,582(c)     1,018,582      --          1,018,582
CPI's share of distributions*......       --              106,596        106,596       --             106,596
                                     -------------  -------------  -------------  ------------  -------------
Distributions available to the
  Partnership*.....................  $  15,557,047  $   5,921,972  $  21,479,019(d)    7,078,115 $  28,557,134(e)
                                     -------------  -------------  -------------  ------------  -------------
                                     -------------  -------------  -------------  ------------  -------------
Limited Partners' share of
  distributions*...................  $  15,557,047  $   5,921,972  $  21,479,019(f)    7,078,115 $  28,557,134(g)
                                     -------------  -------------  -------------  ------------  -------------
                                     -------------  -------------  -------------  ------------  -------------
Distributions per LP Unit*.........  $         171  $          65  $         236  $         78  $         314
                                     -------------  -------------  -------------  ------------  -------------
                                     -------------  -------------  -------------  ------------  -------------
General Partner's share of
  distributions....................  $    --        $    --        $    --        $    --       $    --
                                     -------------  -------------  -------------  ------------  -------------
                                     -------------  -------------  -------------  ------------  -------------
Delayed distribution of holdback
  for indemnification..............       --             --             --           2,525,000      2,525,000
                                     -------------  -------------  -------------  ------------  -------------
Limited Partners' share of current
  and holdback distributions*......     15,557,047      5,921,972     21,479,019     9,603,115     31,082,134
                                     -------------  -------------  -------------  ------------  -------------
                                     -------------  -------------  -------------  ------------  -------------
Current and holdback distributions
  per LP Unit*.....................  $         171  $          65  $         236  $        106  $         342
                                     -------------  -------------  -------------  ------------  -------------
                                     -------------  -------------  -------------  ------------  -------------

------------------------


* Amounts do not include withholdings for state income taxes.



(a) In accordance with the respective purchase agreements, the Partnership will be required to hold back approximately $2,525,000 of the proceeds from the Texas Sales for a period of up to one year. Once all requirements and obligations have been met with respect to the purchase agreements, distributions of all or a portion of the $2,525,000 will be made to the Limited Partners.


(b) The SLP Units were originally issued in a negotiated transaction with a seller that sold cable systems to CPLP. These units were subsequently acquired after 1991 by CCA, a subsidiary of Crown. In 1995, Charter acquired the SLP Units from Crown in connection with the Crown Acquisition. The resulting calculation therefore represents the $2,000,000 initial preference amount at 15% compounded quarterly for three years (from July 1, 1990 to June 30, 1993) and then compounded quarterly at 18% from July 1, 1993 through September 30, 1996, in accordance with Section 2.36 of the CPLP Partnership Agreement.

(c) The distributions from CPLP in respect of the CPLP Units owned by Charter represents a pro rata distribution after the payment of CPLP's special limited partners, based upon the positive capital account balances (as defined in the CPLP Partnership Agreement) of CPLP's limited partners. Charter owns 14.46% of the CPLP Units, which were acquired in the Crown Acquisition. The CPLP Units were originally issued 84.03% to the Partnership, 12.77% to CCA (which then owned the general partner of both the Partnership and CPLP) and 1.69% to an individual investor. Subsequent to 1991, the individual investor's units were acquired by CCA, which became the owner of all of the CPLP Units not owned by the Partnership. In 1995, Charter acquired these LP Units in a negotiated transaction as part of the Crown Acquisition.


(d) If negotiations with its bank lenders are less favorable than currently anticipated the estimated distributions from the Transaction would be reduced. If the Partnership were required to repay all of its senior indebtedness, the estimated distributions from the Transaction would be reduced to $4,579,019, or approximately $50 per LP Unit.



(e) If negotiations with its bank lenders are less favorable than currently anticipated, the estimated distributions from the Transaction and the Texas Sales would be reduced. If the Partnership were required to repay all of its senior indebtedness, the estimated distributions from the Transaction and the Texas Sales would be reduced to $16,957,134, or $187 per LP Unit.



(f) This distribution would bring the amount paid to the Limited Partners towards the LP Preferred Return ($83,828,073 as of December 31, 1996) due to them on their initial investment under the Partnership Agreement to $55,500,006. This amount falls short of the LP Preferred Return by approximately $28.3 million. This amount does not reflect the shortfall to the Limited Partners of the return on their initial capital investment. Assuming the approval and consummation of the Transaction, the aggregate shortfall to the Limited Partners of the LP Preferred Return and their initial capital contribution is approximately $119.2 million. See "CERTAIN INFORMATION ABOUT THE PARTNERSHIP, CPLP, THE GENERAL PARTNER, CPI AND CERTAIN AFFILIATES--Distributions Per LP Unit Since Partnership Inception."



    This amount also includes $412,499 to be paid to Charter as a Limited Partner holding 1,746 LP Units.



(g) This distribution would bring the amount paid to the Limited Partners towards the LP Preferred Return ($83,828,073 as of December 31, 1996) due to them on their initial investment under the Partnership Agreement to $62,578,121. This amount falls short of the LP Preferred Return by approximately $21.2 million. This amount does not reflect the shortfall to the Limited Partners of the return on their initial capital investment. Assuming the approval and consummation of the Transaction, the aggregate shortfall to the Limited Partners of the LP Preferred Return and their initial capital contribution is approximately $112.1 million. See "CERTAIN INFORMATION ABOUT THE PARTNERSHIP, CPLP, THE GENERAL PARTNER, CPI AND CERTAIN AFFILIATES--Distributions Per LP Unit Since Partnership Inception."



    This amount also includes $548,433 to be paid to Charter as a Limited Partner holding 1,746 LP Units.


(h) The General Partner has decided to defer receipt of management fees until such time as the Partnership's indebtedness is repaid in full.


(i) Amounts represent capital expenditures made by the Partnership and CPLP which CC II has agreed to reimburse if the Transaction is consummated.


    EFFECTS OF THE TRANSACTION. If the Transaction is approved and the Partnership Transaction and the Texas Sales are consummated, the Partnership will have sold Partnership Systems representing approximately 69% of its basic subscribers and CPLP will have sold CPLP Systems representing approximately

83% of its basic subscribers. Additionally, the Limited Partners will have no ownership interest in the future operations of the Anderson County System or the Three CPLP Systems.
FAILURE TO CONSUMMATE THE TRANSACTION

    If the Partnership Transaction is not consummated (either due to the failure to obtain the Consent to the Transaction or because other conditions to closing the Partnership Transaction are not satisfied), it is currently the General Partner's intention to continue operating the Anderson County System while seeking an alternative buyer or buyers, either for the entire Anderson County System, or for individual clusters of the Anderson County System or together with other Partnership Systems. There can be no assurance that the General Partner will be able to arrange for any such alternative sale of the Anderson County System on terms which are as favorable as, or more favorable than, those offered by CC II for the Anderson County System, or on terms which are otherwise acceptable to the Partnership. Any sale to a third party will be, in accordance with the Partnership Agreement, subject to a right of the General Partner to submit a bid in respect of such property. See "--Relevant Provisions."

    Similarly, if the CPLP Transaction is not consummated (either due to failure to obtain the Consent to the Transaction or because other conditions to closing the CPLP Transaction are not satisfied), CPI will continue to operate the Three CPLP Systems and the LaGrange System while seeking an alternative buyer or buyers. As with the Anderson County System, no assurances can be made that CPI will be able to arrange for an alternative sale of the Three CPLP Systems (individually or together) on terms which are as, or more favorable than, those offered by the Purchasing Affiliates for the Three CPLP Systems. Any sale to a third party will be, in accordance with the CPLP Partnership Agreement, subject to a right of first refusal by the Partnership and, thereafter, if such right is not exercised, subject to a right of first refusal by CPI. In addition, if CC II is not able to purchase the Abbeville System due to failure to consummate the CPLP Transaction, the $500,000 advance previously paid by CC II with respect to such system must be refunded to CC II.


    If the Transaction is not consummated by June 30, 1997, both the Partnership's and CPLP's credit facilities will be required to be renegotiated, and the Partnership's and CPLP's abilities to refinance their existing indebtedness may be impaired. In addition, any refinancing which is able to be obtained is likely to result in substantial fees being charged to the Partnership and CPLP (possibly in excess of $500,000), which may result in reductions of the amounts otherwise distributable to the Limited Partners.


RECOMMENDATION OF THE GENERAL PARTNER; FAIRNESS OF THE TRANSACTION


    The General Partner recommends that the Limited Partners vote to approve the Transaction based on its belief that the Transaction is fair and in the best interests of the Partnership, CPLP and the Limited Partners. However, because the proposed purchasers of the Anderson County System and the Three CPLP Systems are affiliates of the General Partner and CPI, the General Partner's recommendation with respect to the Transaction is subject to a direct conflict of interest. The beneficial owner of the General Partner would indirectly benefit if the Partnership's and CPLP's assets were sold to the Purchasing Affiliates at the lowest possible price. Notwithstanding this conflict of interest, upon their investment in the Partnership, the partners expressly agreed that the Partnership assets may be sold to affiliates of the General Partner. Furthermore, the CPLP Partnership Agreement expressly contemplates a sale of CPLP's assets to the Partnership, CPI or their affiliates.


    The General Partner believes, based on there having been a competitive auction and independent appraisals, and its knowledge of and experience in the cable television industry, that the Anderson County System Purchase Price and the Three CPLP Systems Purchase Price are fair, from a financial point of view, to the Partnership and the Limited Partners. Based upon the foregoing and the reasons enumerated below, CC II Holdings, Inc. (the parent of the General Partner), CPLP and each of the Purchasing Affiliates believe the Transaction to be fair and in the best interests of the Limited Partners. The General Partner also believes that the Transaction is fair to and in the best interests of the Partnership and the Limited Partners based on its consideration of the following factors, which are listed in descending order of importance:

    (i) the Auction Processes, including the receipt of several rounds of competing bids from unaffiliated potential purchasers, is a reliable indicator of fair market value (see "--The Auction Processes");

    (ii) the purchase price for each of the systems proposed to be sold to a related party in the Transaction exceeds each such system's respective appraised values, as determined pursuant to the Appraisal Processes;


    (iii) the Transaction will not occur absent the Consent of Limited Partners holding a majority of the LP Units (less than 2.0% of which are owned by affiliates of the General Partner);


    (iv) the Transaction is being conducted in accordance with the terms of the Partnership Agreement, which includes a specified appraisal process; in addition, special outside counsel has been hired on behalf of the Limited Partners to monitor compliance with the Partnership Agreement;

    (v) an affiliate sale was contemplated by the partners upon their investment in the Partnership, and potential conflicts inherent in such a sale were disclosed to the Limited Partners prior to their initial investment in the Partnership;

    (vi) the expiration of the Partnership's term on December 31, 1995, and the requirement that the Partnership's assets be liquidated upon such expiration (see "--Timing of the Transaction"); and

    (vii) the requirement by CPLP's senior bank lenders that the CPLP Credit Facility be repaid in accordance with its terms and the necessity to liquidate CPLP's assets to fulfill such requirement. See "-- Timing of the Transaction."

    In addition to the above factors which are in the interests of the Limited Partners and the Partnership, the Transaction would be beneficial to the Purchasing Affiliates and other affiliates of the Partnership due to the Purchasing Affiliates' and their affiliates' ownership of cable television properties located in proximity to the systems proposed to be sold. As would be expected in most situations involving the purchase of a cable system, there are usually economies of scale and other benefits which will result from the ownership and operation of multiple systems in a geographic area, or "clustering," which enables more efficient operation by eliminating the need for duplicative equipment and allowing the systems to share personnel and other resources. Because the Purchasing Affiliates already own and operate other systems in the vicinity of the systems covered by the Transaction, they are expected to experience the benefits of clustering. As a general matter, however, these benefits are common in the industry and not unique. Thus, these same types of benefits are presumed to have been available to the other bidders in the auction processes as well as for the unaffiliated purchases of the Texas Clusters.

    The General Partner did not rely on "liquidation value" in making its determination of fairness, as liquidation value is customarily determined on the premise that business operations will not be continued. Liquidation value was not considered relevant for purposes of determining (and accordingly was not considered in determining) the appraised values of any of the Anderson County System or the Three CPLP Systems, particularly in light of the Partnership Agreement's requirement that Partnership assets be valued on a "going concern" basis for purposes of a sale to the General Partner or any of its affiliates and the CPLP Partnership Agreement's requirement that the CPLP Systems be valued on a "going concern" basis when conducting any appraisal thereof. There can be no assurance that the liquidation value of any of the Anderson County System, the Abbeville System, the Sanford System or the Lincolnton System would have been less than the Anderson County System Appraised Values, the Abbeville System Appraised Values, the Sanford System Appraised Values or the Lincolnton System Appraised Values, respectively. The book value of property and intangibles of the Anderson County System and the Three CPLP Systems as of March 31, 1996 (the date of the appraisals), net of depreciation and amortization, is listed below.

However, the General Partner believes that book value does not take into account various factors which are important in determining fair market value for cable systems, such as the more commonly used industry-wide standard of cash flow per subscriber, and other factors such as the location of the systems and the effects of any competition thereon.

    For these reasons, book value should not be the only factor relied on as an accurate indicator of value.


Anderson County System.........................................  $15,384,793
                                                                 ----------
                                                                 ----------
Three CPLP Systems:
    Sanford System.............................................  $7,483,343
    Lincolnton System..........................................  $13,321,331
    Abbeville System...........................................  $1,828,584
                                                                 ----------
      Total for the Three CPLP Systems.........................  $22,633,258
                                                                 ----------
                                                                 ----------


    The General Partner also did not consider historical or current market prices for the LP Units or the CPLP Units in assessing the fairness of the Transaction. Although there is no established trading market for the LP Units, a small secondary market for such securities does exist; no market exists for the CPLP Units. The General Partner does not have access to reliable information about current or historical secondary market prices for such securities. The General Partner believes that any sales of LP Units or CPLP Units in such secondary markets are effected at significantly discounted prices, however, due to the relative illiquidity of these interests. The General Partner also believes that even if information were available with respect to secondary market trading, due to deep discounting, trading prices might not be indicative of the actual value of the Anderson County System.

    The General Partner believes that an additional procedure followed by the Partnership and CPLP reinforces the fairness of the Transaction. Despite the fact that neither the Partnership Agreement nor the CPLP Partnership Agreement required it to do so, both the General Partner and CPI retained Husch & Eppenberger to act as special outside legal counsel on behalf of the Limited Partners in connection with certain aspects of the Transaction. Husch & Eppenberger has approximately 160 attorneys in five offices across the midwest United States, is expert in handling sophisticated commercial matters, and has substantial experience with limited partnerships and the cable television industry. Husch & Eppenberger was instructed to oversee compliance by the Partnership and the General Partner with the terms and provisions of the Partnership Agreement relating to the Partnership's liquidation process, the Transaction and the Partnership Appraisal Process. Husch & Eppenberger oversaw compliance by the AAA with the terms of the Partnership Agreement relating to the selection of the second appraiser, reviewed the General Partner's compliance with the terms of the Partnership Agreement relating to those aspects of the Transaction which they were engaged to monitor and participated in the preparation of this Disclosure Statement (including by reviewing relevant documents and participating in telephone conferences relating to the Disclosure Statement). As a condition to the closing of the Partnership Transaction or any of the sales of the CPLP Systems pursuant to the CPLP Transaction, Husch & Eppenberger will provide: (i) an opinion that the Partnership Appraisal Process and the Partnership's solicitation of Consent have each been completed and that the Partnership Transaction complies with the Partnership Agreement and (ii) an opinion that the CPLP Appraisal Process has been completed and that the CPLP Transaction satisfies the CPLP Partnership Agreement. A form of each such opinion is attached to this Disclosure Statement as Exhibit B. The fees of Husch & Eppenberger (totalling approximately $75,000) will be paid by the Partnership. Husch & Eppenberger has been engaged by an affiliate of the Partnership only once in the past, in which instance Husch & Eppenberger gave a similar opinion with respect to the liquidation of CCIP, for compensation totalling approximately $65,000.

    In addition to its determination that the terms of the Transaction and the prices offered in such sales are fair, the General Partner considered a number of other factors in deciding to recommend that the Limited Partners approve the Transaction. Among these is the fact that sales to the Purchasing Affiliates will enable a higher percentage of sale proceeds of the Transaction to be initially available for distribution to the Limited Partners because the affiliate purchasers will not require a special indemnification holdback. Such a holdback would typically represent approximately five to seven percent of the purchase price in sales involving cable television systems. As evidenced by the terms of the Asset Purchase Agreements governing the proposed sales to be made in the Transaction, copies of which Asset Purchase Agreements (along with a copy of the assignment of the Lincolnton System Purchase Agreement from CC I to CC
II) are attached as Exhibit C to this Disclosure Statement (the "Purchase Agreements"), neither the Partnership nor CPLP is required to make representations and warranties regarding the Anderson County System's or the Three CPLP Systems' assets and operations because the General Partner and CPI currently manage such systems, and therefore have extensive knowledge as to such assets and the operation thereof. Consequently, neither the Partnership nor CPLP will need to hold in reserve any portion of the purchase price paid for the Anderson County System or the Three CPLP Systems to fund indemnification obligations for breaches or inaccuracies in any such representations and warranties.

    In light of the foregoing and the recent expiration of the Partnership's term, the General Partner believes the Partnership Transaction would comply with the Partnership Agreement and, following receipt of the Consent, can be completed on an expedited basis. Furthermore, in light of the foregoing and the requirement by CPLP's bank lenders that CPLP liquidate its assets, the General Partner believes the CPLP Transaction to be in the best interests of the Partnership, CPLP and the Limited Partners at this time. Based on its consideration of the foregoing factors and the considerations and circumstances described hereunder and under "--The Appraisal Processes; Summary of Appraisals," on May 30, 1996, the Board of Directors of the General Partner approved the Partnership Transaction unanimously, and the Board of Directors of CPI approved the CPLP Transaction unanimously. Accordingly, the General Partner recommends that the Limited Partners vote to approve the Transaction.

                       MATERIAL TERMS OF THE TRANSACTION

PRICES

    Pursuant to the terms of the Partnership Agreement, the aggregate purchase price in the Partnership Transaction must not be less than the Anderson County System Appraised Values (i.e., $35,900,000 and $36,000,000). The Anderson County System Purchase Price is $36,700,000, exceeding the higher of the two Anderson County System Appraised Values by $700,000. The Three CPLP Systems Purchase Price is $52,450,000, exceeding the aggregate values determined pursuant to the Bring-Down CPLP Appraisals (i.e., $51,150,000 and $52,000,000).

THE PURCHASE AGREEMENTS

    Purchase Agreements for the Anderson County System, the Lincolnton System and the Sanford System were entered into as of May 30, 1996, and a Purchase Agreement for the Abbeville System was entered into as of April 26, 1996. Each of the Purchase Agreements contains representations by the Partnership or CPLP, as the case may be, relating to the organization and standing of the Partnership or CPLP, the power and authority of the Partnership or CPLP to effect the sale or sales thereunder and the due authorization and enforceability of each of the Purchase Agreements by and against the Partnership or CPLP, respectively. No other representations have been or will be made by or on behalf of the Partnership or CPLP in connection with the Transaction, nor will any proceeds of sale be reserved by the General Partner in connection therewith. Copies of the Anderson County System Purchase Agreement and each of the Three CPLP Systems' Purchase Agreements have been attached as Exhibit C to this Disclosure Statement.


    The Purchasing Affiliates intend to seek financing for their purchases of the Anderson County System and the Three CPLP Systems, and the Purchase Agreements include a financing contingency as a condition to its purchase obligations. CC II intends to borrow the principal amount of approximately $45 million to fund a portion of the purchase prices payable by it for the Anderson County System, the Abbeville System and the Lincolnton System. CC I also intends to borrow the principal amount of approximately $18 million to fund a portion of the purchase price payable by it for the Sanford System. The Purchasing Affiliates intend to borrow these amounts by increasing their existing bank credit facilities. The Purchasing Affiliates have reached agreements with their principal lenders regarding the proposed terms of their loans. The terms of CC I's and CC II's renegotiated credit facilities provide up to $20 million and $90 million, respectively, for various uses, including the acquisition of the the Anderson County System and the Three CPLP Systems. The credit facilities mature on September 30, 2005, and December 31, 2005, respectively, and allow CC I and CC II to borrow at Prime, CD or LIBOR rates (as defined therein), and in the case of CD or LIBOR borrowings, over various interest periods. In addition, CC I is required to receive at least $3 million in cash equity towards the acquisition of the Sanford System and CC II is required to receive at least $25 million in cash equity towards the acquisitions of the Anderson County System, the Abbeville System and the Lincolnton System.


    The Purchasing Affiliates are in the process of seeking the required financing, including the required equity contribution to CC II. In this regard, it should be noted that in the last three years the Purchasing Affiliates and their affiliates have financed and completed the acquisition of cable television systems valued at approximately $1.5 billion in the aggregate. Both the Partnership and CPLP will be paid in full by the respective Purchasing Affiliate upon the closing of the Transaction, as promptly as practicable after which time distributions will be made to the Limited Partners. The Purchasing Affiliates intend to repay the funds borrowed in connection with the Transaction out of operating cash flow. In the event that either of the Purchasing Affiliates defaults upon the loan obligations incurred in connection with the Transaction, no financial effects will inure to the Partnership or the Limited Partners.

    In addition to a financing contingency, all of the Purchase Agreements contain a Consent contingency, which will prevent the Transaction from going forward in the event the Consent of the Limited Partners is not obtained. The Purchase Agreement for each of the Three CPLP Systems was amended and revised as of January 16, 1997 to add a Consent contingency.

    The Purchase Agreements also include provisions requiring the Partnership or CPLP, as the case may be, to indemnify the Purchasing Affiliates against any and all claims, damages, losses, costs, expenses (including reasonable legal, accounting and experts' fees and other fees and expenses incurred in the investigation or defense of any of the following, and any interest and penalties), obligations and liabilities incurred or suffered, as a result of, arising in connection with or relating to any and all claims of third parties (including the claims of Limited Partners) against, relating to or pertaining to the Partnership and the Anderson County System or CPLP and the respective CPLP Systems, as the case may be, which arise in connection with or relate to the Partnership Transaction or any of the sales effected pursuant to the CPLP Transaction, and/or the authority of the Partnership or CPLP, as the case may be, to enter into and consummate such transactions and/or the propriety of such transactions. Other indemnity obligations of the Partnership and CPLP are described under "--Indemnification," below.

    The Transaction will be effected pursuant to the Purchase Agreements and one or more bills of sale and assignment and assumption agreements. The Purchase Agreements contain the terms described above as well as the conditions described under "--Conditions to Closing," below.

CONDITIONS TO CLOSING

    Consummation of the Partnership Transaction and the sale of each of the Three CPLP Systems are subject to certain conditions, including without limitation, the following material conditions: (i) obtaining regulatory approvals and approvals from local franchising authorities, where required; (ii) obtaining the Consent of the Limited Partners; (iii) absence of material pending or threatened litigation with respect to the Anderson County System or the Partnership Transaction, or any of the Three CPLP Systems or the CPLP Transaction, respectively; and (iv) receipt of required financing. The consummation of the Partnership Transaction or any of sales of the Three CPLP Systems are not contingent upon one another.

    The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") in respect of the Transaction has already expired. Some of the approvals required under subparagraph (i) above have already been obtained and others will be requested immediately following approval of the Transaction by the Limited Partners. Third party approvals are expected to be obtained approximately 120 days after Consent is obtained. It is expected that the sales contemplated by the Purchase Agreements will close promptly after obtaining Consent. See "--Regulatory Approvals," below.

ANTITRUST APPROVALS

    Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Partnership Transaction and the CPLP Transaction may not be consummated until notification has been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") regarding such Transaction. Pursuant to the HSR Act, the required notification and report forms were filed with the FTC and the Antitrust Division. Early termination of the statutory 30-day waiting period was granted on August 7, 1996.

    At any time before or after the consummation of the Partnership Transaction or the CPLP Transaction, and notwithstanding the early termination of the waiting period under the HSR Act in respect of the Transaction, state antitrust and other governmental authorities may take such action under the antitrust laws as they deem necessary or desirable in the public interest. Such action might include seeking to enjoin the consummation of either or both of the Partnership Transaction or the CPLP Transaction or requiring the divestiture by the Purchasing Affiliates of all or part of the assets acquired. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

INDEMNIFICATION

    The Partnership Agreement provides that each of the General Partner and each affiliate of the General Partner which performed services on behalf of the Partnership is entitled to be indemnified for any liability or loss incurred by it in connection with the business of the Partnership if such party acted in good faith and in a manner it reasonably believed to be in the best interests of the Partnership, provided the relevant party's conduct did not constitute negligence or misconduct. The Partnership Agreement further provides that no party shall be denied indemnification merely because such party had an interest in the transaction with respect to which the indemnification claim arises, so long as the applicable transaction was otherwise permitted by the terms of the Partnership Agreement. The CPLP Partnership Agreement provides that each of CPI and its affiliates and their respective partners, officers, directors, employees and agents, shall be indemnified and held harmless by CPLP from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to CPI's management of CPLP's affairs, except where CPI has committed fraud, gross negligence or wilful misconduct. If a claim is made against the General Partner or any of its affiliates in connection with such party's actions on behalf of the Partnership with respect to the Partnership Transaction, the General Partner expects that it, as well as its affiliates, will seek to be indemnified by the Partnership or CPLP with respect to such claim. As a result of these indemnification rights, a Limited Partner's remedy with respect to claims against the General Partner or its affiliates relating to their respective involvement in the Partnership Transaction could be more limited than the remedy which would be available absent the existence of these rights in the Partnership Agreement. A successful claim for indemnification by the Partnership would reduce the amount of Partnership cash (including the CPLP Distribution) available for distributions to the Limited Partners by the amount paid to satisfy such claim, including the Partnership's costs.

                   FEDERAL AND STATE INCOME TAX CONSEQUENCES

GENERAL

    The purpose of the following discussion is to inform the Limited Partners of certain material federal and state income tax consequences to the Partnership and to its Limited Partners arising from the Partnership Transaction, the CPLP Transaction and anticipated payment of a catch-up distribution, which will be funded with a portion of the net proceeds from the Transaction. The tax information included herein was prepared from tax data compiled by the General Partner in its role as the Partnership's tax administrator and by CPI in its role as CPLP's tax administrator, and, such tax information is not based upon the advice or formal opinion of counsel. The tax discussion that follows is merely intended to inform the Limited Partners of factual information and should not be considered tax advice. In this regard, the specific tax calculations set forth below describe the federal and certain state income tax consequences arising from the Partnership Transaction, the CPLP Transaction and anticipated catch-up distribution with respect to an investor who purchased LP Units at the time of the initial offering of such LP Units by the Partnership (an "Original Limited Partner"). Accordingly, the Limited Partners are urged to consult with their personal tax advisors for advice regarding the federal, state and other tax consequences to each of them of the consummation of the Partnership Transaction and the CPLP Transaction and related distributions and regarding the application of the information set forth herein to their individual circumstances.

FEDERAL

    Through the end of the taxable year in which the Transaction is consummated, the Limited Partners will have been allocated certain net tax losses as a result of their investment in the Partnership. The ability to utilize these net losses may have been limited by the passive activity limitations of Section 469 of the Internal Revenue Code of 1986, as amended (the "Code"). Insofar as these net losses have not previously been utilized, in general, Limited Partners may reduce gain from the sale of the Anderson County System and the Three CPLP Systems, to the extent described below.


    The Transaction will result in a gain for federal income tax purposes, which gain is expected to be recognized for federal income tax purposes upon the satisfaction of certain contractual conditions to the consummation of the Transaction, which the General Partner believes will occur in 1997. The portion of such gain that is allocable to the Limited Partners will be approximately $587 per LP Unit. The General Partner estimates this entire gain will be treated as ordinary income, resulting from the recapture of previously claimed depreciation and amortization under Code Section 1245. The aggregate gain per LP Unit may be reduced by the passive activity loss carry forward of approximately $883 per LP Unit (to the extent previously allocated losses were not previously utilized by an Original Limited Partner). Therefore the net gain will be reduced to zero if passive activity losses have not previously been utilized by an Original Limited Partner.



    For federal income tax purposes, upon the consummation of the Transaction and the payment of a portion of the Partnership's indebtedness, each Limited Partner will be treated as being released from its allocable share of the Partnership's nonrecourse liabilities so satisfied (estimated to be $535 per LP
Unit) and as receiving a deemed distribution equal to such amount. Each Limited Partner will have to calculate its respective capital gain, if any, realized upon the receipt of (i) the estimated $236 per LP Unit cash distribution from the Partnership upon the consummation of the Transaction, and (ii) the estimated $535 per LP Unit deemed distribution from the Partnership upon the payment of a portion of the Partnership's nonrecourse liabilities. In order to make such determination, a Limited Partner must calculate its tax basis in its LP Units as of the end of the taxable year in which such distributions occur. Each Limited Partner's tax basis in its LP Units is determined by increasing its initial capital contributions (or purchase price, if its LP Units were acquired from another Limited Partner) by interest income, ordinary income and Code Section 1231 gain reported on all Schedules K-1 (including the Schedule K-1 for the taxable year in which such distributions occur), and by the Limited Partner's deemed assumption of its allocable share of the Partnership's nonrecourse liabilities (estimated to be $720 per LP Unit), and then by reducing this amount by the charitable contributions, ordinary loss and Code Section 1231 loss reported on all Schedules K-1 (including the Schedule K-1 for the taxable year in which such distributions occur). All cash distributions made prior to the cash distribution received from the Partnership upon the consummation of the Transaction would further reduce a Limited Partner's tax basis. A Limited Partner will realize a capital gain equal to the excess, if any, of (i) the aggregate amount of the cash and deemed distributions received by any Limited Partner upon the consummation of the Transaction and payment of a portion of the Partnership's nonrecourse liabilities, respectively, over (ii) such Limited Partner's tax basis in its LP Units. Original Limited Partners should not realize any capital gain as a result of these distributions.


    A Limited Partner who is a nonresident alien individual, foreign corporation or other foreign person (each, a "foreign person") is subject to a withholding tax on such person's share of the gain realized on the Transaction. The withholding rates are 39.6% for partners other than corporate partners and 35% for corporate partners. Amounts withheld will be remitted to the Internal Revenue Service and the foreign person will receive a credit on such person's U.S. tax return for the amount of the tax withheld by the Partnership. The tax withheld will be treated as a distribution to the Limited Partner.

    Tax-exempt entities (such as individual retirement accounts and Keogh plans) may be subject to tax on the Transaction to the extent that income arising from the sale constitutes "unrelated business taxable income." To the extent that ordinary income (including Code Section 1245 gain) and Section 1231 gain exceed cumulative net losses, the tax-exempt entity may create "unrelated business taxable income" and be subject to tax at regular income tax rates.

    Certain assumptions underlying the estimated distributions per LP Unit and relating to the potential federal tax consequences of the Transaction are illustrated in the following tables:


                                                                                                            PER LP
                                                                                                             UNIT
                                                                                                           ---------
ESTIMATED TAX BASIS PER LP UNIT (PRE TRANSACTION)
  Initial Capital Contribution...........................................................................  $   1,000
  Estimated Allocable Share of Partnership Nonrecourse Liabilities.......................................  $     720
  Cash Distributions (through December 31, 1996).........................................................  $    (395)
  Estimated Net Losses (through December 31, 1996).......................................................  $    (883)
                                                                                                           ---------
  Estimated Tax Basis Per LP Unit Prior To Transaction...................................................  $     442

ESTIMATED TAX BASIS PER LP UNIT (POST TRANSACTION)
  Estimated Tax Basis Per LP Unit........................................................................  $     442
  Estimated Section 1245 Gain............................................................................  $     587
  Estimated Section 1231 Gain............................................................................  $  --
                                                                                                           ---------
  Estimated Tax Basis Per LP Unit Before Distributions...................................................  $   1,029
  Cash Distributions.....................................................................................  $    (236)
  Deemed Distribution....................................................................................  $    (535)
  Estimated Tax Basis Per LP Unit After Distributions....................................................  $     258
                                                                                                           ---------
                                                                                                           ---------


STATE

    Many states impose income tax withholding requirements on partnerships that have nonresident partners. The requirement is at the partnership level and therefore cannot reflect the actual tax profile of the individual partner. Missouri, North Carolina and South Carolina require tax withholding on income from sources in those states that is distributable to nonresident partners. Generally, these requirements will affect distributions to Limited Partners who are not exempt from income tax under state law.

    These withholdings will be allocated to the Limited Partners for whom the Partnership is subject to the requirement. The allocated withholdings will be estimated tax payments that may be used to offset state tax due.

    Some states begin the calculation of taxable income with federal taxable income and provide for adjustments to arrive at income taxable in that state. Other states provide for the carryforward of operating losses from sources within their state. Under these provisions, individual taxpayers may find that their actual tax liability is significantly less than the amount required to be withheld. Refunds of some portion of the amounts withheld may result. Accordingly, the Limited Partners are urged to consult their personal tax advisors for advice regarding the application of the information set forth herein to their individual circumstances, including the state tax consequences to each of them of the consummation of the Partnership Transaction and the CPLP Transaction and related distributions.

    MISSOURI. Only individual nonresident Limited Partners are subject to Missouri income tax withholding at the source of the distributions. Withholding is not required from distributions to Limited Partners who are partnerships, corporations, trusts or estates.

    NORTH CAROLINA. North Carolina generally requires income tax withholding at the source of all distributions to nonresident Limited Partners. The state will relieve a partnership of this withholding obligation under specified circumstances.

    Limited Partners who are exempt from federal income tax under provisions of the Internal Revenue Code will also generally be exempt from North Carolina income tax. The Partnership will not be required to withhold North Carolina tax from distributions to this group of Limited Partners provided that such Limited Partners have represented to the Partnership, in writing, that they are in fact exempt from federal income tax. It is contemplated that IRA accounts, pension and profit sharing plans and Keogh accounts will fall into that category.

    With regard to Limited Partners that are corporations, partnerships, trusts or estates, withholding is required unless those Limited Partners sign and provide to the Partnership an affirmation that they will directly report any tax owed by them on their corporation, partnership, trust or estate income tax return.

    The Partnership is required to withhold North Carolina income tax from distributions to all nonresident individuals.

    SOUTH CAROLINA. South Carolina generally requires income tax withholding at the source of all distributions to nonresident partners. The state will relieve a partnership of this withholding obligation under specified circumstances.

    Limited Partners who are exempt from federal income tax under provisions of the Internal Revenue Code will also generally be exempt from South Carolina income tax. The Partnership will not be required to withhold South Carolina income tax from distributions to this group of Limited Partners provided that each such Limited Partner provides the Partnership with a statement that the Limited Partner is an organization exempt from income tax under the Internal Revenue Code. The content of that statement must conform to requirements of the state.

    Any other nonresident Limited Partner may file an affidavit with the South Carolina Tax Commission by which it agrees to be subject to the personal jurisdiction of the Commission and the courts of South Carolina for the purpose of determining and collecting South Carolina taxes. If such an affidavit is filed with and accepted by the state and a copy is provided to the Partnership, withholding will not be required with respect to that Limited Partner.

    SUMMARY OF EFFECT BY CATEGORY OF PARTNER

    The table below estimates the maximum and minimum amount that may be withheld from each LP Unit, by the type of Limited Partner, depending on whether the Limited Partner provides the affidavits discussed above and below.


                                                             PER LP UNIT        PER LP UNIT
                                                             WITHHOLDING        WITHHOLDING
                                                           (AFFIDAVITS NOT      (AFFIDAVITS
TYPE OF PARTNER                                               PROVIDED)          PROVIDED)
---------------------------------------------------------  ---------------  -------------------
IRA Accounts, Keogh Accounts & Pension and Profit Sharing
  Plans..................................................     $   37.00         $      --(1)
Trusts...................................................     $   37.00         $      --(2)
Partnerships.............................................     $   37.00         $      --(2)
Corporations.............................................     $   37.00         $      --(2)
Individuals..............................................     $   39.00         $   22.00(3)


------------------------

(1) Limited Partner must provide Partnership with an affidavit that it is not taxable under IRC.

(2) Limited Partner must provide Partnership with an affidavit that it will file returns with North and South Carolina, pay the tax with the return and be subject to the courts of North and South Carolina.

(3) Partnership must withhold Missouri and North Carolina tax on nonresident individuals. Limited Partner must provide the Partnership an affidavit that it will file a South Carolina return, pay the tax with the return and will be subject to the courts of South Carolina.


    IRA ACCOUNTS, KEOGH ACCOUNTS, AND PENSION AND PROFIT SHARING PLANS. IRA Accounts, Keogh Accounts, and Pension and Profit Sharing Plans that are exempt from federal taxation under the Internal Revenue Code are exempt from withholding in North and South Carolina provided each Limited Partner provides the Partnership with affidavits of tax exempt status in a form provided for by the respective states. The General Partner estimates that the North Carolina income tax withholding will be $20.00 per LP Unit and the South Carolina income tax withholding will be $17.00 per LP Unit. Tax withholding will be mandatory on distributions to Limited Partners who do not provide the General Partner with the required documentation. Withholding of Missouri tax is not required for this category of Limited Partner.



    TRUSTS, PARTNERSHIPS AND CORPORATIONS. Trusts, Partnerships and Corporations are subject to withholding by North and South Carolina unless each Limited Partner provides affidavits, in a form provided for by the respective states, to the Partnership that they will file the returns required, pay the tax due with the return and submit to the jurisdiction of the courts in North and South Carolina. The General Partner estimates that the North Carolina income tax withholding will be $20.00 per LP Unit. South Carolina tax withholdings are estimated to be $17.00 per LP Unit. Tax withholding will be mandatory on distributions to Limited Partners who do not provide the General Partner with the required documentation. Withholding of Missouri tax is not required for this category of Limited Partner.



    INDIVIDUALS. The Partnership is required to withhold Missouri and North Carolina taxes from all nonresident individual Limited Partners. The estimated amounts to be withheld, per LP Unit, are $2.00 and $20.00, respectively. The Partnership must withhold South Carolina taxes unless the Limited Partner provides an affidavit to the Partnership, in a form provided for by South Carolina, that such Limited Partner will file the return required, pay the tax due with the return and submit to the jurisdiction of the courts in South Carolina. The General Partner estimates that the income tax withholding will be $20.00 per LP Unit for North Carolina, $17.00 per LP Unit for South Carolina and $2.00 per LP Unit for Missouri. South Carolina tax will be withheld on distributions to Limited Partners who do not provide the General Partner with the required documentation.

                       SELECTED HISTORICAL FINANCIAL DATA


    The following tables set forth selected financial and statistical data relating to the Partnership's and CPLP's financial condition since 1992 and to the four cable systems (Anderson County, Sanford, Abbeville and Lincolnton) proposed to be sold in the Transaction since 1994. Such data is qualified in its entirety by, and should be read in conjunction with, the unaudited pro forma financial information, information relating to distributions to the Limited Partners and the limited partners of CPLP since the inception of each of the Partnership and CPLP and the detailed information and financial statements included or referenced elsewhere herein. All of the unaudited financial information contained herein has been prepared in accordance with generally accepted accounting principles and in the opinion of the General Partner and CPI contains all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation thereof. See "SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION" and "CERTAIN INFORMATION ABOUT THE PARTNERSHIP, CPLP, THE GENERAL PARTNER, CPI AND CERTAIN AFFILIATES."


                       SELECTED HISTORICAL FINANCIAL DATA
                                THE PARTNERSHIP


                                                                              UNAUDITED
                                              -------------------------------------------------------------------------
                                                                    AS OF AND FOR THE YEAR ENDED
                                                                            DECEMBER 31,
                                              -------------------------------------------------------------------------
                                                  1996           1995           1994           1993           1992
                                              -------------  -------------  -------------  -------------  -------------
STATEMENT OF OPERATIONS DATA:
  Service Revenues..........................  $  18,155,382  $  17,046,419  $  16,257,928  $  16,124,256  $  15,079,748
  Net loss..................................     (1,447,153)    (2,292,563)    (5,256,210)    (8,653,943)   (13,837,235)
  Net loss per LP Unit(1)...................            (16)           (25)           (57)           (94)          (151)
  Cash distributions per LP Unit............       --             --             --                   60             68
BALANCE SHEET DATA:
  Total assets..............................     20,845,510     24,960,260     30,517,928     34,825,726     45,280,200
  Long-term obligations, including current
    maturities..............................     36,700,000     40,400,000     44,700,000     44,700,000     41,600,000
  Partners' (deficit) capital...............    (21,828,007)   (20,380,854)   (18,088,291)   (12,832,081)     1,276,762
MISCELLANEOUS DATA:
  Ratio of earnings to fixed charges(2).....       --             --             --             --             --
  Book value per LP Unit....................  $        (240) $        (224) $        (199) $        (141) $          14


------------------------

(1) The net loss per LP Unit is calculated based upon the loss allocated to the LP Units as disclosed in the Statement of Partners' Capital in the Partnership's Financial Statements.


(2) Ratio of earnings to fixed charges is calculated using income from operations including interest income; fixed charges include interest expense and amortization expense for debt issuance costs. Earnings for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 were insufficient to cover the fixed charges by $1,447,153, $2,292,563, $5,256,210, $8,653,943 and $13,837,235 respectively. As a result of such insufficiency, these ratios are not presented above.

                       SELECTED HISTORICAL FINANCIAL DATA
                             ANDERSON COUNTY SYSTEM


                                                                                        UNAUDITED
                                                                        -----------------------------------------
                                                                              AS OF AND FOR THE YEAR ENDED
                                                                                      DECEMBER 31,
                                                                        -----------------------------------------
                                                                            1996           1995          1994
                                                                        -------------  ------------  ------------
STATEMENT OF OPERATIONS DATA:
  Service Revenues....................................................  $   8,344,317  $  7,771,085  $  7,232,403
  Operating Expenses..................................................      8,577,968     8,350,509     6,976,828
  Net Loss............................................................     (1,519,507)   (2,077,508)   (4,178,294)

BALANCE SHEET DATA:
  Property, Plant and Equipment, net..................................     13,178,400    15,326,732    16,587,211
  Franchise Costs.....................................................        386,831       589,500     1,274,701
    Total Assets......................................................     13,697,214    16,071,968    17,963,744
  Current Liabilities.................................................        964,936       758,219       648,798

                       SELECTED HISTORICAL FINANCIAL DATA
                                      CPLP


                                                                              UNAUDITED
                                              -------------------------------------------------------------------------
                                                                    AS OF AND FOR THE YEAR ENDED
                                                                            DECEMBER 31,
                                              -------------------------------------------------------------------------
                                                  1996           1995           1994           1993           1992
                                              -------------  -------------  -------------  -------------  -------------
STATEMENT OF OPERATIONS DATA:
  Service Revenues..........................  $  13,748,224  $  12,855,563  $  12,075,857  $  12,228,270  $  11,800,374
  Net loss..................................     (4,756,897)    (5,835,749)    (7,425,112)    (6,176,748)    (7,907,985)
  Net loss per CPLP Unit(1).................        (15,990)       (19,616)       (24,959)       (20,763)       (26,581)
  Cash distributions per CPLP Unit..........       --             --             --             --             --
BALANCE SHEET DATA:
  Total assets..............................     24,030,639     28,483,270     35,168,232     43,550,905     50,248,864
  Long-term obligations, including current
    maturities..............................     34,957,500     34,957,500     37,339,350     38,710,000     39,900,000
  Partners' (deficit) capital...............    (15,871,301)   (11,114,404)    (5,278,655)     2,146,457      8,323,205
MISCELLANEOUS DATA:
  Ratio of earnings to fixed charges(2).....       --             --             --             --             --
  Book value per CPLP Unit..................  $     (54,168) $     (37,933) $     (18,016) $       7,326  $      28,407


------------------------

(1) The net loss per CPLP Unit is calculated based upon the loss allocated to the CPLP Units as disclosed in the Statement of Partners' Capital in CPLP's Financial Statements.


(2) Ratio of earnings to fixed charges is calculated using income from operations including interest income; fixed charges include interest expense and amortization expense for debt issuance costs. Earnings for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 were insufficient to cover the fixed charges by $4,756,897, $5,835,749, $7,425,112, $6,176,748 and $7,907,985, respectively. As a result of such insufficiency, these ratios are not presented above.

                       SELECTED HISTORICAL FINANCIAL DATA
                                 SANFORD SYSTEM


                                                                                      UNAUDITED
                                                                       ----------------------------------------
                                                                             AS OF AND FOR THE YEAR ENDED
                                                                                     DECEMBER 31,
                                                                       ----------------------------------------
                                                                           1996          1995          1994
                                                                       ------------  ------------  ------------
STATEMENT OF OPERATIONS DATA:
  Service Revenues...................................................  $  4,778,020  $  4,552,708  $  4,253,573
  Operating Expenses.................................................     5,353,300     5,569,269     5,837,254
  Net Loss...........................................................    (1,898,079)   (2,034,382)   (2,564,425)
BALANCE SHEET DATA:
  Property, Plant and Equipment, net.................................     5,865,570     5,864,762     6,008,398
  Franchise Costs....................................................       592,584     1,519,620     2,613,911
    Total Assets.....................................................     7,094,262     8,206,703    13,996,169
  Current Liabilities and Deferred Revenue...........................       637,862       554,216       356,294


                       SELECTED HISTORICAL FINANCIAL DATA
                                ABBEVILLE SYSTEM


                                                                                         UNAUDITED
                                                                             ----------------------------------
                                                                                AS OF AND FOR THE YEAR ENDED
                                                                                        DECEMBER 31,
                                                                             ----------------------------------
                                                                                1996        1995        1994
                                                                             ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
  Service Revenues.........................................................  $  976,165  $  883,902  $  805,296
  Operating Expenses.......................................................     961,176     943,015   1,019,791
  Net Loss.................................................................    (172,971)   (265,569)   (410,081)

BALANCE SHEET DATA:
  Property, Plant and Equipment, net.......................................   1,095,731   1,246,810   1,326,052
  Franchise Costs..........................................................     485,225     653,452     821,680
    Total Assets...........................................................   1,596,307   1,914,169   2,188,331
  Current Liabilities and Deferred Revenue.................................     612,522     598,497      70,053


                       SELECTED HISTORICAL FINANCIAL DATA
                               LINCOLNTON SYSTEM


                                                                                         UNAUDITED
                                                                          ----------------------------------------
                                                                                AS OF AND FOR THE YEAR ENDED
                                                                                        DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1996          1995          1994
                                                                          ------------  ------------  ------------
STATEMENT OF OPERATIONS DATA:
  Service Revenues......................................................  $  5,622,300  $  5,222,042  $  4,851,865
  Operating Expenses....................................................     6,722,270     7,072,148     7,555,293
  Net Loss..............................................................    (2,200,877)   (2,976,293)   (3,791,984)

BALANCE SHEET DATA:
  Property, Plant and Equipment, net....................................     8,082,913     8,757,956     9,715,606
  Franchise Costs.......................................................     3,303,370     4,389,131     5,642,720
    Total Assets........................................................    11,805,615    14,230,203    20,977,174
  Current Liabilities and Deferred Revenue..............................       467,716       322,486       360,592

                     SELECTED UNAUDITED PRO FORMA FINANCIAL
                          INFORMATION--THE PARTNERSHIP


    The following unaudited pro forma balance sheet assumes a sale of the Anderson County System, the Three CPLP Systems and the Texas Clusters as of December 31, 1996. The unaudited pro forma statements of operations assume the sale of the Anderson County System, the Three CPLP Systems and the Texas Clusters as of the beginning of the period presented. Final results may differ from such amounts. The unaudited pro forma balance sheet and statements of operations should be read in conjunction with the notes thereto. The "as reported" amounts were taken from the Partnership's audited financial statements.



                     CENCOM CABLE INCOME PARTNERS II, L.P.
                       UNAUDITED PRO FORMA BALANCE SHEET
                               DECEMBER 31, 1996



                                                                                                 PRO FORMA
                                                                                                BALANCE FOR
                                                                                                    THE
                                                                      PRO FORMA                 TRANSACTION
                                                        ADJUSTMENTS  BALANCE FOR  ADJUSTMENTS       AND
                                                          FOR THE        THE        FOR THE      THE TEXAS
                                           AS REPORTED  TRANSACTION  TRANSACTION  TEXAS SALES      SALES
                                           -----------  -----------  -----------  -----------  --------------
                 ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents................  $   531,285  2$1,479,019(a) 2$2,010,304  $7,078,115(h)  $ 29,088,419
Accounts receivable, net.................      222,708    (115,991)(b)    106,717    (53,839)(i)        52,878
Prepaid Expenses and other...............       78,705     (15,992)(b)     62,713       (164)(i)        62,549
                                           -----------  -----------  -----------  -----------  --------------
    Total Current Assets.................      832,698  21,347,036   22,179,734    7,024,112      29,203,846

INVESTMENT IN UNCONSOLIDATED
  SUBSIDIARY.............................      --        8,614,641(c)  2,692,669      --           2,692,669
                                                        (5,921,972)(d)

PROPERTY AND EQUIPMENT, net..............   18,938,808  (13,178,400)(b)  5,760,408 (2,416,737)(i)     3,343,671

FRANCHISE COSTS, net.....................      724,004    (386,831)(b)    337,173   (273,937)(i)        63,236

DEBT ISSUANCE COSTS......................      350,000      --          350,000       --             350,000
                                           -----------  -----------  -----------  -----------  --------------

    Total Assets.........................  $20,845,510  1$0,474,474  3$1,319,984   $4,333,438   $ 35,653,422
                                           -----------  -----------  -----------  -----------  --------------
                                           -----------  -----------  -----------  -----------  --------------
    LIABILITIES AND PARTNERS' CAPITAL
                 (DEFICIT)
CURRENT LIABILITIES:
Current maturities of long-term debt.....  $36,700,000  ($19,800,000)(e) 1$6,900,000 ($5,300,000)(j)  $ 11,600,000
Accounts payable and accrued expenses....    2,416,134    (964,936)(b)  1,451,198   (239,255)(i)     1,211,943

Accrued distributions....................      --       21,479,019(f) 21,479,019   7,078,115(k)    28,557,134
Payables to General Partner and
  Affiliates.............................    3,532,580      --        3,532,580       --           3,532,580
                                           -----------  -----------  -----------  -----------  --------------
    Total current liabilities............   42,648,714     714,083   43,362,797    1,538,860      44,901,657

DEFERRED REVENUE.........................       24,803      --           24,803      (11,633)(i)        13,170
PARTNERS' CAPITAL (DEFICIT):
General Partner..........................   (2,828,374)  2,828,374(g)     --          --             --
Limited Partners.........................  (18,540,466) 19,796,395(g) (11,608,449)  9,884,326(l)    (8,802,238)
                                                         8,614,641(c)                 --
                                                        (21,479,019)(f)           (7,078,115)(k)
Note receivable from General Partner.....     (459,167)     --         (459,167)      --            (459,167)
                                           -----------  -----------  -----------  -----------  --------------
    Total Partners' Capital (deficit)....  (21,828,007)  9,760,391   (12,067,616)  2,806,211      (9,261,405)
                                           -----------  -----------  -----------  -----------  --------------
    Total Liabilities and Partners'
      Capital (deficit)..................  $20,845,510  1$0,474,474  3$1,319,984   $4,333,438   $ 35,653,422
                                           -----------  -----------  -----------  -----------  --------------
                                           -----------  -----------  -----------  -----------  --------------
Book Value Per LP Unit...................  $      (240)               $    (133)                $       (102)


       The accompanying notes to unaudited pro forma financial statements are an integral part of this unaudited pro forma balance sheet.

                     CENCOM CABLE INCOME PARTNERS II, L.P.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996



                                                                                                   PRO FORMA
                                                                                                  BALANCE FOR
                                                                                                      THE
                                                                        PRO FORMA                 TRANSACTION
                                                          ADJUSTMENTS  BALANCE FOR  ADJUSTMENTS       AND
                                                            FOR THE        THE        FOR THE      THE TEXAS
                                             AS REPORTED  TRANSACTION  TRANSACTION  TEXAS SALES      SALES
                                             -----------  -----------  -----------  -----------  --------------
Service Revenues...........................  1$8,155,382  ($8,344,317)(m)  $9,811,065 ($4,123,367)(q)   $5,687,698
Operating Expenses:
  Operating, general and administrative....  10,572,015   (4,781,368)(n)  5,790,647 (2,292,042)(r)    3,498,605
  Depreciation and amortization............   6,235,182   (3,688,442)(n)  2,546,740 (1,057,187)(r)    1,489,553
                                             -----------  -----------  -----------  -----------  --------------
                                             16,807,197   (8,469,810)   8,337,387   (3,349,229)     4,988,158
                                             -----------  -----------  -----------  -----------  --------------

  Income from operations...................   1,348,185      125,493    1,473,678     (774,138)       699,540
Other Income (Expense):
  Interest income..........................      39,909      (18,358)(o)     21,551     (9,190)(s)       12,361
  Interest expense.........................  (2,835,247)   1,443,539(p) (1,391,708)    386,402(t)   (1,005,306)
                                             -----------  -----------  -----------  -----------  --------------
Net Income (Loss)..........................  ($1,447,153)  $1,550,674   $ 103,521    $(396,926)    $ (293,405)
                                             -----------  -----------  -----------  -----------  --------------
                                             -----------  -----------  -----------  -----------  --------------
Net Loss Per LP Unit.......................   $      16                 $       1                  $        3



       The accompanying notes to unaudited pro forma financial statements are an integral part of this unaudited pro forma statement.

                     NOTES TO UNAUDITED PRO FORMA FINANCIAL
                          INFORMATION--THE PARTNERSHIP


    The unaudited pro forma balance sheet assumes the Partnership had sold the Anderson County System and the Texas Clusters as of December 31, 1996. The unaudited pro forma statements of operations for the year ended December 31, 1996 assume that the Partnership had sold the Anderson County System and the Texas Clusters as of January 1, 1996.



    For purposes of determining the pro forma effect of the sale of the Anderson County System, the Three CPLP Systems and the Texas Clusters on the Partnership's unaudited balance sheet, the following adjustments have been made as of December 31, 1996:


(a) Cash and cash equivalents


Proceeds from the sale of Anderson County System....             $36,700,000
Working capital adjustment:
  Anderson County System current assets.............  $ 131,983
  Anderson County System current liabilities and
   deferred revenue.................................   (964,936)
                                                      ---------
Total working capital...............................             $  (832,953)
Estimated sales transaction expenses................                (712,000)
Estimated capital expenditures to be reimbursed.....                 202,000
Estimated repayment of debt.........................             (19,800,000)
Distributions from CPLP (see "SPECIAL FACTORS--
  Certain Effects of the Transaction and the Texas
  Sales")...........................................               5,921,972
                                                                 -----------
                                                                 $21,479,019
                                                                 -----------
                                                                 -----------



(b) Reflects the disposition of assets and liabilities of the Anderson County System as of December 31, 1996.



(c) Represents the estimated gain of approximately $22.5 million from the CPLP Transaction allocated to the Partnership, net of unrecorded losses of approximately $14.9 million. The equity method does not require losses in excess of the investment unless the Partnership has guaranteed any obligations or committed to provide further financial support.


(d) Represents the estimated distribution from CPLP as a result of the CPLP Transaction.

(e) Reflects estimated payment on the outstanding indebtedness under the Credit Agreement (as defined below).

(f) Represents estimated distributions to be made to the Limited Partners.


(g) Reflects the allocation of the gain on the sale of the Anderson County System's assets, as of December 31, 1996. Section 7.2(c) of the Partnership Agreement provides that the gain on sale is allocated to the Limited Partners after it is applied on a PRO RATA basis between the Limited Partners (as a group) and the General Partner, in proportion to their negative capital accounts until such accounts equal zero in accordance with
    Section 7.1A of the Partnership Agreement.

(h) Cash and cash equivalents


Proceeds from the Texas Sales........................             $15,250,000
Working capital adjustment:
  Texas Clusters current assets......................  $  54,003
  Texas Clusters current liabilities and deferred
  revenue............................................   (250,888)
                                                       ---------
Total working capital................................             $ (196,885)
Estimated sales transaction expenses.................               (150,000)
Holdback for indemnification.........................             (2,525,000)
Estimated repayment of debt..........................             (5,300,000)
                                                                  ----------
                                                                  $7,078,115
                                                                  ----------
                                                                  ----------



(i) Reflects the disposition of assets and liabilities of the Texas Clusters as of December 31, 1996.


(j) Reflects payment on the outstanding indebtedness under the Credit Agreement.

(k) Represents estimated distributions to be made to the Limited Partners.


(l) Reflects the allocation of the gain on the Texas Sales' net assets, as of December 31, 1996. Section 7.2(c) of the Partnership Agreement provides that the gain on sale is allocated to the Limited Partners after it is applied on a PRO RATA basis between the Limited Partners (as a group) and the General Partner, in proportion to their negative capital accounts until such accounts equal zero in accordance with Section 7.1A of the Partnership Agreement.



    For purposes of determining the pro forma effect of the sale of the Anderson County System and the Texas Clusters, the pro forma adjustments described below have been made to the historical unaudited statements of operations of the Partnership for the year as if the transactions had occurred as of January 1, 1996:


(m) Elimination of historical service revenues of the Anderson County System.

(n) Elimination of operating expenses of the Anderson County System. The general and administrative expenses allocated to the System by the Partnership have not been eliminated.

(o) Reflects the reduction of interest income due to the elimination of the cash flows from the Anderson County System. The reduction to interest income was estimated based on the ratio of the Anderson County System's subscribers to the Partnership's total subscribers.


(p) Reflects an elimination of interest expense assuming the sale of the Anderson County System would result in a reduction to borrowings under the Credit Agreement. Reduction of interest expense was calculated based on the estimated payment of debt ($19.8 million) multiplied by the weighted average interest rate for the period.


(q) Elimination of historical service revenues of the Texas Clusters.

(r) Elimination of operating expenses of the Texas Clusters. The general and administrative expenses allocated to the Texas Clusters by the Partnership have not been eliminated.

(s) Reflects the reduction of interest income due to the elimination of the cash flows from the Texas Clusters. The reduction to interest income was estimated based on the ratio of the Texas Clusters' subscribers to the total Partnership's subscribers.


(t) Reflects an elimination of interest expense assuming the Texas Sales would result in a reduction to borrowings under the Credit Agreement. Reduction of interest expense was calculated based on the estimated payment of debt ($5.3 million) multiplied by the weighted average interest rate for the period.

                     SELECTED UNAUDITED PRO FORMA FINANCIAL
                               INFORMATION--CPLP


    The following unaudited pro forma balance sheet assumes a sale of the Three CPLP Systems as of December 31, 1996. The unaudited pro forma statements of operations assume the sale of the Three CPLP Systems as of January 1, 1996. Final results may differ from such amounts. The unaudited pro forma balance sheet and statements of operations should be read in conjunction with the notes thereto. The "as reported" amounts were taken from CPLP's audited financial statements.



                             CENCOM PARTNERS, L.P.
                       UNAUDITED PRO FORMA BALANCE SHEET
                               DECEMBER 31, 1996



                                                                                   PRO FORMA       PRO FORMA
                                                                   AS REPORTED    ADJUSTMENTS       BALANCE
                                                                  -------------  --------------  -------------
                                                    ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents.......................................  $     543,299  $   12,812,453(a) $  13,355,752
Accounts receivable, net........................................        172,642        (469,248 (b)      (296,606)
Prepaid Expenses and other......................................        342,507          (1,968 (b)       340,539
                                                                  -------------  --------------  -------------
        Total Current Assets....................................      1,058,448      12,341,237     13,399,685
PROPERTY AND EQUIPMENT, net.....................................     16,895,746     (15,044,214 (b)     1,851,532
FRANCHISE COSTS, net............................................      5,148,026      (4,381,179 (b)       766,847
OTHER ASSETS....................................................        928,419        (599,575 (b)       328,844
                                                                  -------------  --------------  -------------
          Total Assets..........................................  $  24,030,639  $   (7,683,731) $  16,346,908
                                                                  -------------  --------------  -------------
                                                                  -------------  --------------  -------------

                                 LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)

CURRENT LIABILITIES:
Current maturities of long-term debt............................     34,957,500     (34,957,500 (c)      --
Accounts payable and accrued expenses...........................      1,410,965      (1,087,056 (b)       323,909
Accrued distributions...........................................       --            12,812,453(d)    12,812,453
Payables to CPI and Affiliates..................................      3,358,684      (3,396,163 (e)       (37,479)
                                                                  -------------  --------------  -------------
          Total Current Liabilities.............................     39,727,149     (26,628,266)    13,098,883
DEFERRED REVENUE................................................        174,791        (131,044 (b)        43,747
PARTNERS' CAPITAL (DEFICIT):
General Partner.................................................       (269,004)        424,068(f)        48,468
                                                                                       (106,596 (d)
Limited Partners................................................    (17,602,297)     27,698,661(f)     3,155,810
                                                                                     (6,940,554 (d)
Special Limited Partner.........................................      2,000,000       3,765,303(d)      --
                                                                                     (5,765,303 (d)
                                                                  -------------  --------------  -------------
        Total Partners' Capital (deficit).......................    (15,871,301)     19,075,579      3,204,278
                                                                  -------------  --------------  -------------
Total Liabilities and Partners' Capital (deficit)...............  $  24,030,639  $   (7,683,731) $  16,346,908
                                                                  -------------  --------------  -------------
                                                                  -------------  --------------  -------------
Book Value Per CPLP Unit........................................  $     (54,168)                 $      10,936


     The accompanying notes to unaudited pro forma financial statements are an integral part of this unaudited pro forma balance sheet.

                   CENCOM PARTNERS, L.P. UNAUDITED PRO FORMA
                   STATEMENT OF OPERATIONS FOR THE YEAR ENDED
                               DECEMBER 31, 1996



                                                                                    PRO FORMA      PRO FORMA
                                                                   AS REPORTED     ADJUSTMENTS      BALANCE
                                                                  --------------  --------------  ------------
Service Revenues................................................  $   13,748,224  $  (11,376,485 (g) $  2,371,739
Operating Expenses:
  Operating, general and administrative.........................       7,958,845      (6,226,867 (h)    1,731,978
  Depreciation and amortization.................................       7,565,531      (6,677,765 (h)      887,766
                                                                  --------------  --------------  ------------
                                                                      15,524,376     (12,904,632)    2,619,744
                                                                  --------------  --------------  ------------
  Income from operations........................................      (1,776,152)      1,528,147      (248,005)
Other Income (Expense):
  Interest income...............................................          37,089         (30,783 (i)        6,306
  Interest expense..............................................      (2,634,834)      2,634,834(j)      --
  Loss from Hurrican Fran.......................................        (383,000)       --            (383,000)
                                                                  --------------  --------------  ------------
Net income (loss)...............................................  $   (4,756,897) $    4,132,198  $   (624,699)
                                                                  --------------  --------------  ------------
                                                                  --------------  --------------  ------------
Net Loss Per CPLP Unit..........................................  $      (15,990)                 $     (2,100)



     The accompanying notes to unaudited pro forma financial statements are an integral part of this unaudited pro forma statement.

                     NOTES TO UNAUDITED PRO FORMA FINANCIAL
                               INFORMATION--CPLP


    The unaudited pro forma balance sheet assumes CPLP had sold the Three CPLP Systems as of December 31, 1996. The unaudited pro forma statements of operations for the year ended December 31, 1996, assume that CPLP had sold the Three CPLP Systems as of January 1, 1996.



    For purposes of determining the pro forma effect of the sale of the Three CPLP Systems on CPLP's unaudited balance sheet, the following adjustments have been made as of December 31, 1996:



(a) Contract Sales Price of the Three CPLP Systems                              $52,450,000
      Less:
      Estimated working capital adjustment as of
        September 30, 1996
        Three CPLP Systems Current Assets.........................  $  471,216
        Three CPLP Systems Current Liabilities and Deferred
          Revenue (includes $500,000 deposit discussed in (e),
          below)..................................................  (1,718,100)
                                                                    ----------
          Total Working Capital Adjustment........................              $(1,246,884)
      Estimated sales transaction expenses........................                 (798,000)
      Estimated capital expenditures to be reimbursed.............                  261,000
      Estimated repayment of debt.................................              (34,957,500)
      Estimated payment of deferred management fees...............               (2,896,163)
                                                                                -----------
      Estimated Net Proceeds Available for Distribution to the
        Partners from the Sale of the Three CPLP Systems before
        withholdings for state income taxes.......................              $12,812,453
                                                                                -----------
                                                                                -----------



(b) Reflects the disposition of assets and liabilities of the Three CPLP Systems as of December 31, 1996.


(c) Reflects estimated payment on the outstanding indebtedness under the CPLP Credit Facility.

(d) Represents estimated distributions to be made to the partners. Section 6.06(B)(ii) and (iii) of the CPLP Partnership Agreement specifies that distributions shall be made to the special limited partners in proportion to their Unrecovered Preference Return (as defined therein) until it is reduced to zero, then the distributions shall be made to the special limited partners in proportion to the Unrecovered Preference Amount (as defined in the CPLP Partnership Agreement) until it is reduced to zero. Subsequent to these distributions, distributions to all other partners may be made in proportion to their initial capital contribution.


(e) Reflects (i) payment of deferred management fees to CPI of $2,896,163 and
    (ii) a decrease of $500,000 related to the refundable advance paid by CC II for the purchase of the Abbeville System.



(f) Reflects the allocation of the gain on the sale of the Three CPLP Systems' net assets, as of December 31, 1996.



    For purposes of determining the pro forma effect of the sale of the Three CPLP Systems, the pro forma adjustments described below have been made to the historical unaudited statement of operations of CPLP for the year as if the transactions had occurred as of January 1, 1996:


(g) Elimination of historical service revenues of the Three CPLP Systems.

(h) Elimination of operating expenses of the Three CPLP Systems. The general and administrative expenses allocated to the CPLP Systems by CPLP have not been eliminated.

(i) Reflects the reduction of interest income due to the elimination of the cash flows from the Three CPLP Systems. The reduction to interest was estimated based on the ratio of the Three CPLP Systems' subscribers to CPLP's total subscribers.

(j) Reflects an elimination of interest expense assuming the sale of the Three CPLP Systems would result in a reduction to borrowings under the CPLP Credit Facility. Reduction of interest expenses was calculated based on the estimated payment of debt multiplied by the weighted average interest rate for the period.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS--THE PARTNERSHIP

    GENERAL INFORMATION

    The following table sets forth certain items as a percentage of total revenues for the periods indicated:

                                                                                                 UNAUDITED
                                                                                      -------------------------------
                                                                                               FOR THE YEAR
                                                                                            ENDED DECEMBER 31,
                                                                                      -------------------------------

                                                                                        1996       1995       1994
                                                                                      ---------  ---------  ---------
Service Revenues:
  Basic Services....................................................................       74.3%      73.9%      73.3%
  Premium Services..................................................................       12.3       13.3       13.9
  Other.............................................................................       13.4       12.8       12.8
                                                                                      ---------  ---------  ---------
                                                                                          100.0      100.0      100.0
Operating Expenses:
  Operating, General and Administrative.............................................       58.2       57.5       58.8
  Depreciation and Amortization.....................................................       34.4       36.4       52.9
                                                                                      ---------  ---------  ---------
                                                                                           92.6       93.9      111.7
Income (Loss) from Operations.......................................................        7.4        6.1      (11.7)
                                                                                      ---------  ---------  ---------
Interest Income (Expense):
  Interest Income...................................................................        0.2        0.7        0.3
Interest Expense....................................................................      (15.6)     (20.2)     (19.4)
Equity in loss of unconsolidated limited partnership................................     --         --           (1.5)%
                                                                                      ---------  ---------  ---------
                                                                                          (15.4)     (19.5)     (20.6)
                                                                                      ---------  ---------  ---------
Net Loss............................................................................       (8.0)%     (13.4)%     (32.3)%
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------



    Operating results of the Partnership's investment in CPLP are not consolidated, as the Partnership owns only CPLP Units and does not exercise significant influence over CPLP's operations. The Partnership's investment in CPLP is accounted for under the equity method and losses in excess of its investment are not recorded. The amount of unrecorded losses in excess of the equity investment were approximately $4.0 million, $4.9 million and $6.0 million for the years ended December 31, 1996, 1995 and 1994.



    The following table sets forth a summary of subscriber data (rounded to the nearest hundred) of the Partnership Systems as of the dates indicated:



                                                                                                DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1996       1995       1994
                                                                                       ---------  ---------  ---------
Basic Subscribers:
  Southeast Texas Systems............................................................     21,900     22,200     21,800
  Northeast Missouri Systems.........................................................      2,000      2,100      2,100
  Anderson County System.............................................................     20,800     20,200     19,100
                                                                                       ---------  ---------  ---------
                                                                                          44,700     44,500     43,000
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Premium Subscriptions:
  Southeast Texas Systems............................................................      7,600      8,400      7,900
  Northeast Missouri Systems.........................................................        900      1,000      1,100
  Anderson County System.............................................................     10,400     11,100     10,400
                                                                                       ---------  ---------  ---------
                                                                                          18,900     20,500     19,400
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    COMPARISON OF YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


    REVENUES. In September 1993, when federal rate regulation affecting the basic and expanded basic service tiers was implemented, rates were rolled back 10% throughout the Partnership Systems, which offset rate increases implemented earlier in 1993. In 1994, additional rate reductions of up to 7% were required for some local franchises. These rate reductions significantly impacted the Partnership Systems' actual revenues as well as the potential to increase revenues. Limited rate increases are permitted to pass-through to subscribers certain external costs (such as copyright, programming and franchise fees). Notwithstanding that, the average revenue per subscriber was reduced for basic services during the 1992 to 1994 period and the Partnership Systems were able to increase revenues on an overall basis by increasing the subscriber base, as well as by increasing revenues from unregulated services such as premium cable services, advertising and other ancillary revenues.


    Partnership revenues increased 4.8% from $16,257,928 in 1994 to $17,046,419 in 1995, and by an additional 6.5% to $18,155,382 in 1996. During this period, the Partnership increased revenues by increasing the number of its basic subscribers by 3.5% from December 31, 1994 to December 31, 1995, and by an additional 0.4% from December 31, 1995 to December 31, 1996; subscribers increased as a result of new-build and re-build construction and enhanced marketing efforts. The subscribership increase reflects management's efforts to increase the number of subscribers through improved customer service. It also reflects an industry-wide increase in cable subscribers as a result of increased advertising commenced in the latter part of 1994 by wireless and direct broadcast service providers; these broad-based marketing campaigns appear to have enhanced overall customer awareness and desire for alternative programming options, with a "spill-over" benefit for cable providers.



    The ratio of premium service subscriptions per basic subscriber fluctuated from 45% at December 31, 1994, to 46% at December 31, 1995, to 42% at December 31, 1996. The Partnership anticipates that the ratio of subscriptions for premium services to subscriptions for basic services may not increase substantially over the next few years and, in fact, may continue to decline. The Partnership has begun to offer premium services to subscribers in a packaged format, providing subscribers with a discount from the combined retail rates of these packaged services. However, premium subscription services will still remain an important revenue source of the Partnership.



    OPERATING EXPENSES. Operating, general and administrative expenses, increased by 2.5% from $9,566,754 in 1994 to $9,804,576 in 1995, and by an additional 7.8% to $10,572,015 in 1996. As a percentage of annual revenue, these expenses, which include management fees, ranged between 58.8% and 57.5% during the 1994-1996 time period. The Partnership was able to control certain operating costs to offset the larger increases in certain other categories, as discussed below. In addition, operating expenses included liquidation costs of approximately $99,000 in 1995 and $242,000 in 1996, related to initiating the process to sell the assets of the Partnership.



    The Partnership's operating expenses were affected by substantial industry-wide increases in programming expenses. Programming expenses were approximately $2,799,000 in 1994; such expenses increased by 11.1% to $3,110,000 in 1995 and by an additional 12.0% to $3,483,000 in 1996. The Partnership's increased subscriber base also contributed to the overall increase in programming expenses, since programming costs are determined on a per subscriber basis.


    The Partnership Systems' copyright fees for the carriage of distant signals increased during the subject periods. Applicable FCC regulations required the Partnership Systems to add local channels on the basic cable service tier, which resulted in certain channels regularly carried by the Partnership Systems on the basic cable service tier being moved to the expanded basic cable service tier. Inclusion of additional revenues associated with the expanded basic cable service tier resulted in increased copyright fee payments.

    The Partnership also launched additional channels during the subject period, with related programming costs and costs associated with channel line-up changes, as the Partnership sought to improve the Partnership Systems' basic product line as well as increase their subscriber base. Channel line-up changes, whether resulting from FCC mandated local "must carry" regulations (as discussed below) or voluntary changes, also involve indirect costs such as marketing and customer mailings. Increased compliance costs related to the 1992 Cable Act and pertinent FCC regulations were reflected in operating expenses.


    Depreciation and amortization as a percent of revenues, decreased during the 1994-1996 period. The decrease is primarily the result of the completion of amortization for certain franchises and deferred costs.



    OTHER INCOME AND EXPENSES. Interest expense increased by approximately $294,000 in 1995 due to higher interest rates offset somewhat by a partial paydown of the debt balance; the weighted average interest rate and outstanding borrowings for 1996, 1995 and 1994 were 7.3%, 8.0% and 6.7% and $38,889,000,
$43,163,000 and $44,700,000, respectively. Interest expense decreased by approximately $612,000 in 1996 versus 1995 as a result of a lower weighted average of outstanding borrowings in 1996.



    NET LOSS. Net loss was reduced by 56.4% for the year ended December 31, 1995 compared to the year ended December 31, 1994. In addition, the net loss was reduced by 36.9% for the year ended December 31, 1996 compared to the year ended December 31, 1995. The decreases are due primarily to reduced amortization related to franchises which have become fully amortized and the fact that Partnership is no longer recording the equity losses of CPLP, as the Partnership's investment has been reduced to zero.



    The allocation to the Partnership of its proportionate share of the net loss of CPLP for the year ended December 31, 1994 is represented by Equity in loss of unconsolidated limited partnership. Allocated losses from CPLP in excess of the Partnership's investment in CPLP are not recorded. During 1996, 1995 and 1994, the unrecorded losses in excess of investment were $3,997,392, $4,903,780 and $5,995,690, respectively.


LIQUIDITY AND CAPITAL RESOURCES--THE PARTNERSHIP

    The Partnership's initial capital resources have included the aggregate of approximately $81,574,000 (net of related expenses) raised through the sale of LP Units and approximately $918,000 in General Partner contributions of cash and notes. These sources of capital were used to fund the purchase of the Partnership Systems and have since been supplemented with borrowings to finance capital expenditures.


    The Partnership maintains a secured revolving line of credit agreement (the "Credit Agreement") with a syndicate of banks, for which The Toronto Dominion Bank is the agent. Such Credit Agreement bears interest at a rate selected by the Partnership equal to the Eurodollar rate, The Toronto Dominion Bank's prime rate, or the certificate of deposit rate, as the case may be, plus a spread, and has a maturity date of December 31, 1996, which was extended in December 1996 to June 30, 1997. The Credit Agreement allows borrowings up to $65 million. While the Partnership's cash flow from operations has been used to fund a portion of capital expenditures, in prior periods the Partnership from time to time incurred debt to cover the balance of capital expenditures. Outstanding indebtedness of the Partnership under the Credit Agreement at December 31, 1995 and 1996, was $40,400,000 and $36,700,000, respectively. If the Partnership Transaction is not consummated by June 30, 1997, the Credit Agreement will need to be extended again, which extension, if obtainable, could result in substantial fees being charged to the Partnership.



    The Partnership made capital expenditures of approximately $2,108,000, $3,001,000 and $1,913,000 during 1996, 1995 and 1994, respectively, in connection with the improvement and upgrading of the Partnership Systems.


    Pursuant to the terms of the Partnership Agreement, the Partnership is required to distribute all cash available for distribution to the Partners within 60 days after the end of each calendar quarter and, with respect to certain available refinancing proceeds and certain available sales proceeds, as soon as possible following completion of the relevant transaction. Limited Partners received cash distributions during 1993 in the amount of $5,454,900. However, the Partnership suspended further distributions to Limited Partners in the fourth quarter of 1993 to provide greater financial flexibility in meeting its debt covenants and in making capital expenditures necessary to maintain the Partnership's assets. No distributions were made in

1994, 1995 or 1996 to the Limited Partners. Distributions in arrears, totalling approximately $49,807,086 at December 31, 1996 will be distributed in accordance with the Partnership Agreement, although it is unlikely that all such amounts will be satisfied. See "CERTAIN INFORMATION ABOUT THE PARTNERSHIP, CPLP, THE GENERAL PARTNER, CPI AND CERTAIN AFFILIATES--Distributions Per LP Unit Since Partnership Inception."



    It is the General Partner's intention to sell the Partnership's remaining assets as expeditiously as possible, subject to the receipt of offers to purchase such assets at prices the General Partner deems reflective of their fair market value. After the remaining Partnership assets, including the Partnership's investment in CPLP, have been sold or liquidated for cash, the General Partner will repay the balance of the Partnership's outstanding obligations, expenses and other liabilities and distribute any remaining cash (subject to holdback for contingencies) to the Limited Partners of the Partnership, at which time the Partnership's existence will be terminated.


    The Partnership's investment in CPLP represents approximately 25% of the Partnership's total investment in cable systems. The Partnership's investment is passive in nature as evidenced by its position in CPLP as a limited partner. The financial statement losses recorded by the Partnership for its allocated share of the total losses of CPLP do not represent current or future cash outlays and, as such, should not impact the operating results or operating cash flows generated by the Partnership's owned cable systems.

    The Partnership accounts for its investments in CPLP on the equity method as it does not retain management control of CPLP. Therefore, allocated losses from CPLP in excess of the Partnership's investment are not recorded. The balance of investment in unconsolidated limited partnership was reduced to zero during 1994 through the recognition of the Partnership's allocated share of the net loss of CPLP up to the amount of the remaining investment.

RESULTS OF OPERATIONS--CPLP

    GENERAL INFORMATION

    The following table sets forth certain items as a percentage of total revenues for the periods indicated:

                                                                                                  UNAUDITED
                                                                                       -------------------------------
                                                                                             FOR THE YEAR ENDED
                                                                                                DECEMBER 31,
                                                                                       -------------------------------

                                                                                         1996       1995       1994
                                                                                       ---------  ---------  ---------
Service Revenues:
  Basic Services.....................................................................       74.0%      73.3%      73.7%
  Premium Services...................................................................       13.0       14.2       14.6
  Other..............................................................................       13.0       12.5       11.7
                                                                                       ---------  ---------  ---------
                                                                                           100.0      100.0      100.0
Operating Expenses:
  Operating, General and Administrative..............................................       57.9       56.7       55.6
  Depreciation and Amortization......................................................       55.0       66.8       86.2
                                                                                       ---------  ---------  ---------
                                                                                           112.9      123.5      141.8
Income (Loss) from Operations........................................................      (12.9)     (23.5)     (41.8)
                                                                                       ---------  ---------  ---------
Interest Income (Expense):
  Interest Income....................................................................        0.3        0.2        0.1
  Interest Expense...................................................................      (19.2)     (22.1)     (19.8)
  Loss from Hurricane Fran...........................................................       (2.8)    --         --
                                                                                       ---------  ---------  ---------
                                                                                           (21.7)     (21.9)     (19.7)
                                                                                       ---------  ---------  ---------
Net Loss.............................................................................      (34.6)%     (45.4)%     (61.5)%
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    COMPARISON OF YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


    REVENUES. In September 1993, when federal rate regulation affecting the basic and expanded basic service tiers was implemented, rates were rolled back 10% throughout the CPLP Systems, which offset rate increases implemented earlier in 1993. In 1994, additional rate reductions of up to 7% were required for some local franchises. These rate reductions significantly impacted the CPLP Systems' actual revenues as well as the potential to increase revenues. Limited rate increases are permitted to pass-through to subscribers certain external costs (such as copyright, programming and franchise fees). Notwithstanding that, the average revenue per subscriber was reduced for basic services during the 1992 to 1994 period and CPLP was able to increase revenues on an overall basis by increasing the subscriber base, as well as by increasing revenues from unregulated services such as premium cable services, advertising and other ancillary revenues.


    CPLP revenues increased 6.5% from approximately $12,076,000 in 1994 to approximately $12,856,000 in 1995. Revenues then increased by 6.9% to $13,748,000 in 1996. During this period, CPLP increased revenues by increasing the number of its basic subscribers by 2.3% from December 31, 1994 to December 31, 1995, and by an additional 1.7% from December 31, 1995 to December 31, 1996; subscribers increased as a result of new-build and re-build construction and enhanced marketing efforts. The subscribership increase reflects management's efforts to increase the number of subscribers through improved customer service. It also reflects an industry-wide increase in cable subscribers as a result of increased advertising commenced in the latter part of 1994 by wireless and direct broadcast service providers; these broad-based marketing campaigns appear to have enhanced overall customer awareness and desire for alternative programming options, with a "spillover" benefit for cable providers.



    The ratio of premium service subscriptions per basic subscriber fluctuated from 45% at December 31, 1994, to 44% at December 31, 1995 to 43% at December 31, 1996. CPLP anticipates that the ratio of subscriptions for premium services to subscriptions for basic services may not increase over the next few years and may continue to decline. CPLP has begun to offer premium services to subscribers in a packaged format, providing subscribers with a discount from the combined retail rates of these packaged services. However, premium subscription services will still remain an important revenue source for CPLP.



    OPERATING EXPENSES. Operating, general and administrative expenses increased by 8.7% from approximately $6,710,000 in 1994 to approximately $7,295,000 in 1995, and by an additional 9.1% to approximately $7,959,000 in 1996. As a percentage of annual revenue, these expenses, which include management fees, increased from 55.6% to 57.9% during the 1994-1996 time period. CPLP was able to control certain operating costs to offset the larger increases in certain other categories, as discussed below. In addition, operating expenses included liquidation costs of approximately $116,000 and $243,000 in 1995 and 1996, respectively, related to initiating the process to sell the assets of CPLP.



    CPLP's operating expenses were affected by substantial industry-wide increases in programming expenses. Programming expenses were approximately $2,207,000 in 1994 and such expenses increased by 17.4% to $2,591,000 in 1995 and by an additional 8.8% to $2,820,000 in 1996. CPLP's increased subscriber base also contributed to the overall increase in programming expenses, since programming costs are determined on a per subscriber basis.


    The CPLP Systems' copyright fees for the carriage of distant signals increased during the subject periods. Applicable FCC regulations required the CPLP Systems to add local channels on the basic cable service tier, which resulted in certain channels regularly carried by the CPLP Systems on the basic cable service tier being moved to the expanded basic cable service tier. Inclusion of additional revenues associated with the expanded basic cable service tier resulted in increased copyright fee payments.

    CPLP also launched additional channels during the subject period, with related programming costs and costs associated with channel line-up changes, as CPLP sought to improve the CPLP Systems' basic product line as well as increase their subscriber base. Channel line-up changes, whether resulting from FCC mandated local "must carry" regulations (as discussed below) or voluntary changes, also involve indirect costs such as marketing and customer mailings. Increased compliance costs related to the 1992 Cable Act and pertinent FCC regulations were reflected in operating expenses.


    Depreciation and amortization, both in terms of actual amounts and as a percentage of revenues, decreased during the 1994-1996 period. The decrease is primarily the result of the completion of amortization for certain franchises and deferred costs.



    OTHER INCOME AND EXPENSES. Interest expense increased by approximately $449,000 in 1995 due to higher interest rates offset somewhat by a partial paydown of the debt balance; the weighted average interest rate and outstanding borrowings for 1996, 1995 and 1994 were 7.5%, 7.8% and 6.1% and $34,957,500,
$36,439,000 and $38,062,000, respectively. Interest expense decreased by approximately $210,000 in 1996 versus 1995 as a result of slightly lower effective interest rates.



    During 1996, CPLP recorded a loss of $383,000 related to damage caused by Hurricane Fran. This non-operating loss reflects CPLP's allocated portion of the insurance deductible.


LIQUIDITY AND CAPITAL RESOURCES--CPLP

    CPLP's initial capital resources have included the aggregate of approximately $29,300,000 in limited partner contributions, $450,000 in general partner contributions and $2,000,000 in special limited partner contributions. Included in the limited partner contributions is $25,000,000 contributed by the Partnership which represents an ownership of approximately 84%. These sources of capital were used to fund the purchase of the CPLP Systems and have since been supplemented with borrowings to finance capital expenditures.


    The CPLP Credit Facility bears interest as a rate selected by CPLP equal to the Eurodollar rate, the Toronto Dominion Bank's prime rate, or the certificate of deposit rate, as the case may be, plus a spread, and has a maturity date of December 31, 1996, which was extended in December 1996 to June 30, 1997 to accommodate completion of the Partnership's liquidation. There is no additional available borrowings for CPLP in excess of the balance outstanding. While CPLP's cash flow from operations has been used to fund a portion of capital expenditures, CPLP incurred debt to cover the balance of capital expenditures from time to time in prior periods. Outstanding indebtedness of CPLP under the CPLP Credit Facility at December 31, 1995 and 1996 was $34,957,500. If the CPLP Transaction is not consummated by June 30, 1997, the CPLP Credit Facility will need to be extended again, which extension, if obtainable, could result in substantial fees being charged to CPLP.



    CPLP made capital expenditures of approximately $2,427,000, $1,974,000, and $2,450,000 during 1996, 1995 and 1994, respectively, in connection with the improvement and upgrading of the CPLP Systems.


    Historically, CPLP has made no distributions to its limited partners or special limited partners in order to provide greater financial flexibility in meeting its debt covenants and in making capital expenditures necessary to maintain CPLP's assets. In conjunction with the Transaction, CPLP intends to repay all outstanding debt and will make a distribution to the special limited partners equal to the sum of their unrecovered preference amount and their preference return. The funds from the sale remaining after repayment of debt and distributions to the special limited partners as well as the excess funds available from future operations will be distributed in accordance with the CPLP Partnership Agreement.

    If the CPLP Transaction is not consummated (either due to failure to obtain the Consent of the Limited Partnership to the Transaction or because other conditions to closing the CPLP Transaction are not satisfied), the $500,000 advance previously paid by CC II towards the purchase of the Abbeville System must be refunded to CC II.

                      BUSINESS OF THE PARTNERSHIP AND CPLP

THE CABLE TELEVISION INDUSTRY

    Cable television was introduced in the early 1950s to provide television signals to small or rural towns with little or no available off-air television signals and to communities with reception difficulties caused by terrain problems. The cable television industry has since added non-broadcast programming and increased channel capacity to these "classic system" subscribers and has also expanded service to more densely populated areas and to those communities in which off-air reception is not a problem. In addition, most cable television systems offer a variety of channels and programming. See "--Marketing, Programming and Rates."

    In recent years, cable operators have been building more sophisticated systems with greater channel capacity, thereby increasing the potential number of programming offerings available to subscribers and, consequently, increasing the potential revenue available per subscriber. Present day state-of-the-art cable television systems are capable of providing 36 to 108 channels of programming.

    A cable television system consists of two principal operating components: one or more signal origination points called "headends" and a signal distribution system. It may also include program origination facilities. Each headend includes a tower, antennae or other receiving equipment at a location favorable for receiving broadcast signals and one or more earth stations that receive signals transmitted by satellite. The headend facility also houses the electronic equipment which amplifies, modifies and modulates the signals, preparing them for passage over the system's network of cables.

    The signal distribution system consists of amplifiers and trunk lines which originate at the headend and carry the signal to various parts of the system, smaller distribution cables and distribution amplifiers which carry the signal to the immediate vicinity of the subscriber and drop lines which carry the signal into the subscriber's home. In the past several years, many cable operators have utilized fiber optic (in place of, or in combination with, coaxial) technology to transmit signals through the primary trunk lines.

CERTAIN REGULATORY AND LEGISLATIVE DEVELOPMENTS

    The cable television industry is subject to extensive regulation by federal, local and, in some instances, state government agencies. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") significantly expanded the scope of cable television regulation on an industry-wide basis by imposing rate regulation, requirements related to the carriage of local broadcast stations, customer service obligations and other requirements. Under the FCC's initial rate regulations pursuant to the 1992 Cable Act, regulated cable systems (i.e., those systems not subject to effective competition) were required to apply a benchmark formula to determine their maximum permitted rates. Those systems whose rates were above the benchmark on September 30, 1992, were required to reduce their rates to the benchmark or by 10%, whichever was less. Under revised rate regulations adopted in February 1994, regulated cable systems were required to set their rates so that regulated revenues per subscriber did not exceed September 30, 1992 levels, reduced by 17% (taking into account the previous 10% reduction).

    On June 15, 1995, the FCC released new rules to reduce the substantive and procedural burdens of rate regulation applicable to small cable systems (i.e., cable systems servicing 15,000 or fewer subscribers that are owned by a cable company which served, in the aggregate, 400,000 or fewer subscribers at the time such rules went into effect). Cable companies falling outside of this definition may petition the FCC for small company treatment if they can demonstrate similar circumstances. The FCC's new small cable systems rules amended the FCC's previous definitions of small cable entities to encompass a broader range of cable systems that are eligible for special rate and administrative treatment. Specifically, the new rules create a new cost-of-service approach for the purpose of determining the rate applicable to a small cable system. The new approach involves a five-element calculation based on a system's costs. The Partnership and CPLP both applied to the appropriate regulatory authorities for small cable system rate relief with regard to all of their systems. See "--Regulation and Legislation." Such systems' status as "small cable systems" could be challenged by other parties and could be denied by the FCC. With regard to most of the systems for which small system applications were filed, the time period in which a challenge could be filed has passed. However, regarding CCIP II's systems in Jasper and Angelton, Texas, the FCC has issued an order which denies those systems small system status. The Partnership has sought clarification of this order, but there has been no response from the FCC to date. The order did not require any reduction in rates or rate refunds. However, because of the FCC's ruling, the Partnership will be unable to take advantage of the special regulatory benefits accruing to small systems with regard to the Jasper and Angelton, Texas, systems, including a presumption of reasonability of certain rates. Therefore, for the Jasper and Angelton, Texas systems, the Partnership may be required to justify its rates under the general rate processes applicable to cable operators, which may be less favorable. At this time, however, the Partnership is unable to determine whether the order will have any material impact on the rates the partnership can charge subscribers in these particular franchise areas.

    On February 1, 1996, Congress passed the Telecommunications Act of 1996 (the "Telecommunications Act," and, together with the 1992 Cable Act, the "Cable Acts"). The Telecommunications Act was signed into law by the President on February 8, 1996, and substantially amends the Communications Act of 1934 (the "Communications Act") (including the re-regulation of subscriber rates under the 1992 Cable Act). The Telecommunications Act alters federal, state and local laws and regulations pertaining to cable television, telecommunications and other services. See "--Regulation and Legislation."

    Certain provisions of the Telecommunications Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Partnership. Although the new legislation is expected to substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. There are numerous rulemakings which have been, and which will be undertaken by the FCC which will interpret and implement the Telecommunications Act's provisions. In addition, certain provisions of the Telecommunications Act (such as the deregulation of cable programming rates) are not immediately effective. In addition, the legality of certain of the Telecommunications Act's provisions have been, and are likely to continue to be, judicially challenged, and the FCC's regulations implementing the Telecommunications Act may be appealed for reconsideration by the FCC. The Partnership is unable at this time to predict the outcome of such rulemaking or litigation or the substantive effect (financial or otherwise) of the new legislation and the rulemakings on the Partnership. Likewise, CPLP is unable at this time to predict the outcome of such rulemakings or litigations or the substantive effect (financial or otherwise) of the new legislation and the rulemakings on CPLP.

DESCRIPTION OF SYSTEMS; PROPERTY RELATING TO SYSTEMS

    PARTNERSHIP SYSTEMS

    Commencing in December 1987, the Partnership acquired the Partnership Systems in a series of transactions. These acquisitions were financed through a combination of the proceeds of the sale of LP Units, bank loans and, in certain cases, seller financing. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources."

    The Anderson County System serves communities located in and around Pelzer, West Pelzer, Williamston, Travelers Rest, Keowee Key and the Town of Salem and portions of the counties of Anderson, Greenville, Pickens and Oconee, all in South Carolina. The Northeast Missouri Systems serve communities located in and around Canton, Center, Frankford, Labelle, LaGrange, Lewistown, New London and Wayland, Missouri, and the Southeast Texas Systems serve communities located in and around Aqua Dulce, Angelton, Bailey's Prairie, Bellville, Buffalo, Cleveland, Hempstead, Danbury, Driscoll, Jasper, Kingsville, Madisonville, Marlin, North Cleveland, Sealy and Woodville, Texas. The Jasper Cluster is a part of the Southeast Texas Systems which serves the communities of Cleveland, Jasper and Woodville, Texas.

The Marlin Cluster is a part of the Southeast Texas Systems which serves the communities of Marlin, Madisonville and Buffalo, Texas.

    The following table sets forth a summary of subscriber data (rounded to the nearest hundred) of the Partnership Systems as of the dates indicated:


                                                                                                DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1996       1995       1994
                                                                                       ---------  ---------  ---------
Basic Subscribers:
  Southeast Texas Systems............................................................     21,900     22,200     21,800
  Northeast Missouri Systems.........................................................      2,000      2,100      2,100
  Anderson County System.............................................................     20,800     20,200     19,100
                                                                                       ---------  ---------  ---------
                                                                                          44,700     44,500     43,000
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Premium Subscriptions:
  Southeast Texas Systems............................................................      7,600      8,400      7,900
  Northeast Missouri Systems.........................................................        900      1,000      1,100
  Anderson County System.............................................................     10,400     11,100     10,400
                                                                                       ---------  ---------  ---------
                                                                                          18,900     20,500     19,400
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------


    A brief description of the Partnership Systems follows.


    The Southeast Texas Systems, including the Jasper Cluster and the Marlin Cluster. The Southeast Texas Systems provide cable television service to 17 communities located in eastern and southern Texas. As of December 31, 1996, the Southeast Texas Systems consisted of 13 headend sites and approximately 700 miles of activated distribution plant passing approximately 45,700 homes and serving approximately 21,900 basic subscribers, subscribing for approximately 7,600 premium service units. At December 31, 1996, the Partnership employed 37 full-time equivalent persons in connection with the Southeast Texas Systems. The largest communities served by the Southeast Texas Systems as of December 31, 1996 were Kingsville and Angelton, Texas, which accounted for approximately 24% and 19%, respectively, of the basic subscribers served by the Southeast Texas Systems. As of December 31, 1996, the Jasper Cluster and the Marlin Cluster accounted for approximately 31% and 16%, respectively, of the basic subscribers served by the Southeast Texas Systems. The original acquisition price of the Southeast Texas Systems was $35,375,000.



    THE NORTHEAST MISSOURI SYSTEMS. The Northeast Missouri Systems provide cable television service to eight communities located in the northeastern section of Missouri. As of December 31, 1996, the Northeast Missouri Systems consisted of seven headend sites and approximately 70 miles of activated distribution plant passing approximately 4,000 homes and serving approximately 2,000 basic subscribers, subscribing for approximately 900 premium service units. At December 31, 1996, the Partnership employed three full-time equivalent persons in connection with the Northeast Missouri Systems. The largest headend serves Canton and LaGrange, Missouri. As of December 31, 1996, Canton and LaGrange subscribers accounted for approximately 47% of the subscribers served by the Northeast Missouri Systems. The original acquisition price of the Northeast Missouri Systems was $3,060,000.



    THE ANDERSON COUNTY SYSTEM. The Anderson County System provides cable television service to 11 communities located in South Carolina. As of December 31, 1996, the Anderson County System consisted of four headends and approximately 1,100 miles of activated distribution plant passing approximately 28,700 homes and serving customers subscribing to approximately 20,800 basic and 10,400 premium subscriptions. At December 31, 1996, the Partnership employed 26 full-time equivalent persons in connection with the operation of the Anderson County System. The largest communities served by the Anderson County System are unincorporated Anderson and Greenville Counties, which accounted for approximately 47% and 24%, respectively, of the basic subscribers served by the Anderson County System. The original acquisition price of the Anderson County System was $33,600,000.

CPLP SYSTEMS

    Commencing in March 1990, CPLP acquired the CPLP Systems in a series of transactions. These acquisitions were financed through two investments by the Partnership, in March and June 1990 totaling approximately $25,000,000 in equity, as well as through investments by CPI, unrelated third parties and bank financing.

    The Abbeville System serves communities located in and around Abbeville and Abbeville County, South Carolina. The Lincolnton System serves communities located in and around Lincolnton, Vale and Taylorsville, North Carolina, and the Sanford System serves communities located in and around Sanford, Silver City, Whispering Pines and Troy, North Carolina. The LaGrange System serves communities located in and around LaGrange, Schulenberg, Hallettsville, Weimar and Giddings, Texas.

    The following table sets forth a summary of subscriber data (rounded to the nearest hundred) of the CPLP Systems as of the dates indicated:


                                                                                                DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1996       1995       1994
                                                                                       ---------  ---------  ---------
Basic Subscribers:
  Abbeville System...................................................................      2,500      2,500      2,500
  Lincolnton Systems.................................................................     14,800     14,300     14,000
  Sanford Systems....................................................................     12,600     12,600     12,200
  LaGrange System....................................................................      6,300      6,200      6,100
                                                                                       ---------  ---------  ---------
                                                                                          36,200     35,600     34,800
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Premium Subscriptions:
  Abbeville System...................................................................        900        900        800
  Lincolnton Systems.................................................................      6,400      6,300      6,500
  Sanford System.....................................................................      6,000      5,700      5,800
  LaGrange System....................................................................      2,400      2,600      2,500
                                                                                       ---------  ---------  ---------
                                                                                          15,700     15,500     15,600
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------


    A brief description of each of the CPLP Systems follows.


    THE ABBEVILLE SYSTEM. The Abbeville System provides cable television service to one community located in South Carolina. As of December 31, 1996, the Abbeville System consisted of one headend site and approximately 85 miles of activated distribution plant passing approximately 3,700 homes and serving approximately 2,500 basic subscribers, subscribing for approximately 900 premium service units. At December 31, 1996, the Partnership employed five full-time equivalent persons in connection with the Abbeville System. The largest community served by the Abbeville System as of December 31, 1996 was Abbeville, South Carolina, which accounted for approximately 100% of the basic subscribers served by the Abbeville System. The original acquisition price of the Abbeville System was $4,000,000.



    THE LINCOLNTON SYSTEM. The Lincolnton System provides cable television service to four communities located in North Carolina. As of December 31, 1996, the Lincolnton System consisted of three headend sites and approximately 850 miles of activated distribution plant passing approximately 28,800 homes and serving approximately 14,800 basic subscribers, subscribing for approximately 6,400 premium service units. At December 31, 1996, the Partnership employed 20 full-time equivalent persons in connection with the Lincolnton System. The largest community served by the Lincolnton System as of December 31, 1996 was

Lincolnton, North Carolina, which accounted for approximately 70% of the basic subscribers served by the Lincolnton System. The original acquisition price of the Lincolnton System was $21,406,000.


    THE SANFORD SYSTEM. The Sanford System provides cable television service to eight communities located in North Carolina. As of December 31, 1996, the Sanford System consisted of four headend sites and approximately 600 miles of activated distribution plant passing approximately 21,600 homes and serving approximately 12,600 basic subscribers, subscribing for approximately 6,000 premium service units. At December 31, 1996, the Partnership employed 18 full-time equivalent persons in connection with the Sanford System. The largest community served by the Sanford System as of December 31, 1996 was Sanford, North Carolina, which accounted for approximately 73% of the basic subscribers served by the Sanford System. The original acquisition price of the Sanford System was $33,148,500.



    THE LAGRANGE SYSTEM. The LaGrange System provides cable television service to five communities located in Southeast Texas. As of December 31, 1996, the LaGrange System consisted of five headend sites and approximately 120 miles of activated distribution plant passing approximately 10,300 homes and serving approximately 6,300 basic subscribers, subscribing for approximately 2,400 premium service units. At December 31, 1996, the Partnership employed ten full-time equivalent persons in connection with the LaGrange System. The largest community served by the LaGrange System as of December 31, 1996 was LaGrange, Texas, which accounted for approximately 78% of the basic subscribers served by the LaGrange System. The original acquisition price of the LaGrange System was $12,643,000.


PROPERTIES

    Principal physical assets of the Partnership and CPLP consist of, among other things, the components of each of the cable television systems, which include a central receiving apparatus, distribution cables and a local business office. The receiving apparatus is comprised of a tower and antennae for reception of over-the-air broadcast television signals and one or more earth stations for reception of satellite signals. Located near these receiving devices is a building that houses associated electronic gear and processing equipment. Each of the Partnership and CPLP owns the receiving and distribution equipment of each Partnership System or CPLP System, as the case may be, and owns or leases small parcels of real property for the receiving sites.

    Cable is either buried in trenches or is attached to utility poles pursuant to license agreements with the owners of the poles. The Partnership and CPLP own or lease the local business office of each system from which it dispatches service employees, monitors the technical quality of the system, handles customer service and billing inquiries and administers marketing programs. Certain of the office facilities include studios for program production.


    The General Partner believes that the Partnership's and CPLP's properties are generally in good condition and fully utilized. The Partnership Systems currently operate at between 300 and 450 megahertz, with the Anderson County System operating at between 330 and 450 megahertz, whereas the General Partner believes the typical plant in the cable television industry to be 450 megahertz. All of the CPLP Systems, including the Three CPLP Systems, currently operate at between 330 and 450 megahertz. The physical components of the systems also require maintenance and periodic upgrades to keep pace with technological advances and to comply with the requirements of certain franchising authorities. For a discussion of historical capital expenditures, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Financial Condition" and "-- Liquidity and Capital Resources."


MARKETING, PROGRAMMING AND RATES

    Both the Partnership's and CPLP's marketing programs are based upon offering various packages of cable services designed to appeal to different market segments. The General Partner and CPI perform and utilize market research on selected Partnership Systems and CPLP Systems, respectively, compare the data to national research and tailor a marketing program for each individual market. Each of the General Partner and CPI utilizes a coordinated array of marketing techniques to attract and retain subscribers, including door-to-door solicitation, telemarketing, media advertising and direct mail solicitations. The Partnership and CPLP regularly implement marketing efforts instituted by the General Partner and CPI, respectively, in order to gain new subscribers and increase basic and premium penetration in the communities served by the systems.

    Although services vary from system to system because of differences in channel capacity, viewer interests and community demographics, each of the individual Partnership Systems and CPLP Systems offers a "basic service tier," consisting of local television channels (network and independent stations) available over-the-air, local public channels and governmental and leased access channels. Each individual system also offers an expanded basic service tier of television stations relayed from distant cities, specialized programming delivered via satellite and various alpha-numeric channels providing information on news, time, weather and the stock market. In addition to these services, the systems typically provide one or more premium services purchased from independent suppliers and combined in different formats to appeal to the various segments of the viewing audience, such as Home Box Office, Cinemax, Showtime, The Movie Channel and the Disney Channel. A "premium service unit" is a single premium service for which a subscriber must pay an additional monthly fee in order to receive the service. Subscribers may subscribe for one or more premium service units. The systems also receive revenues from the sale or monthly use of certain equipment (e.g., converters, wireless remote control devices, etc.) and from cable programming guides, with some systems offering enhanced audio services. Certain of the systems also generate revenues from the sale of advertising spots on one or more channels, from the distribution and sale of pay-per-view movies and events, and from commissions resulting from subscribers participating in home shopping.


    Rates to subscribers vary from market to market and in accordance with the type of service selected. At December 31, 1996, the Partnership Systems' monthly basic fees ranged from $8.23 to $15.60 for the basic service tier and $12.75 to $19.95 for the expanded basic service tier. The Anderson County System's monthly basic fees ranged from $8.24 to $9.89 for the basic service tier and $15.01 to $16.27 for the expanded basic service tier. The monthly basic fees for CPLP's cable television systems ranged from $7.79 to $11.06 for the basic service tier and $14.50 to $17.10 for the expanded basic tier. The Abbeville System's monthly basic fees were $8.19 for the basic tier and $16.76 for the expanded basic tier. The Sanford System's monthly basic fees were $8.95 for the basic tier and $14.50 for the expanded basic tier. The Lincolnton System's monthly basic fees ranged from $7.79 to $9.03 for the basic tier and from $15.88 to $17.10 for the expanded basic tier. These rates reflect reductions effected in response to the implementation of the 1992 Cable Act, which became effective in 1993. See "--Regulation and Legislation." A one-time installation fee, which may be partially waived during certain promotional periods, is charged to new subscribers. The practices of the Partnership and CPLP regarding rates are consistent with the current practices in the industry. See "--Regulation and Legislation" for a discussion of rate-setting.


MANAGEMENT AGREEMENT

    Prior to July 15, 1994, the Partnership Systems were managed by Cencom Cable Associates, Inc. (now known as Cencom Cable Entertainment, Inc. and referred to herein as "CCA") pursuant to a Management Agreement dated as of December 8, 1987 (the "Management Agreement"). CCA's rights and obligations under the Management Agreement were assumed by the General Partner pursuant to an Assignment and Assumption Agreement dated as of July 15, 1994 between CCA and the General Partner. Consequently, the General Partner has the exclusive right, authorization, and responsibility to manage the Partnership Systems.

    Under the Management Agreement, the General Partner is to receive a management fee equal to five percent of the gross operating revenues of the Partnership for its services. Such fee is to be paid quarterly in arrears after the Partnership pays or provides for quarterly distributions to the Limited Partners. However, commencing in 1989, the Management Agreement subordinated 50% of the management fee payment to certain quarterly distributions to the Limited Partners. Unpaid management fees accrue without interest. The Partnership's management fees for fiscal years 1996, 1995 and 1994 were approximately $905,100, $852,300 and $812,900, respectively, in accordance with the Management Agreement. Deferred management fees are recorded in the Partnership's balance sheet in the caption "Payables to General Partner and affiliate." See "Audited Financial Statements" and "Unaudited Financial Statements." Although the General Partner is currently entitled to collect 50% of its management fees pursuant to the terms of the Management Agreement, the General Partner has decided to defer receipt of such fees until such time as the Partnership's outstanding indebtedness is reduced through a combination of repayment and refinancing of such indebtedness.


    Pursuant to its terms, the Management Agreement was to expire on the earlier of December 31, 1995, or upon the dissolution of the Partnership. The General Partner has agreed, pursuant to a First Amendment to Management Agreement dated as of December 31, 1995, to extend the term of the Management Agreement through the winding-up of the Partnership's business and affairs. For further information regarding the foregoing, and for information regarding CPLP's management agreement arrangement, see "CERTAIN INFORMATION ABOUT THE PARTNERSHIP, CPLP, THE GENERAL PARTNER, CPI AND CERTAIN AFFILIATES--Certain Affiliate Transactions."

FRANCHISES


    The Partnership Systems and the CPLP Systems operate pursuant to an aggregate of 36 and 21 non-exclusive franchises, permits or similar authorizations, respectively, issued by governmental authorities. Franchises or permits are awarded by a governmental authority and generally are not transferable absent the consent of the governmental authority. Most of the franchises pursuant to which the Partnership Systems and the CPLP Systems operate may be terminated prior to their stated expiration by the granting authority, after due process, following a breach of a material provision. Currently, six of the Partnership's 36 franchises, serving approximately 5% of the Partnership's subscribers in the aggregate, and eight of CPLP's 21 franchises, serving approximately 47.5% of CPLP's subscribers in the aggregate, are within a three-year window period for renewal. Of the Anderson County System's 11 franchises, five are due to expire before September 2005 and one is currently undergoing renewal. Of the Three CPLP Systems' 16 franchises, 13 are due to expire before August 2005 and six are currently undergoing renewal. Under the terms of most of the franchises, a franchise fee of up to five percent (5%) of the gross revenues derived by a cable system from the provision of cable television services (the maximum amount that may be charged by a franchising authority under the 1992 Cable Act) is payable to the franchising authority.


COMPETITION

    Cable television companies generally operate under non-exclusive franchises granted by local authorities that are subject to renewal and renegotiation from time to time. The 1992 Cable Act prohibits franchising authorities from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises. Cable system operators may therefore experience competition from other operators building a system in an existing franchise area (i.e., an "overbuild"). The 1992 Cable Act also permits municipal authorities to operate cable television systems in their communities without franchises. There are virtually no overbuilds in the areas in which the Partnership Systems or CPLP Systems are located, although other cable operators may operate systems in the vicinity of the Partnership Systems or CPLP Systems. Cable system operators also compete for the right to construct systems in new housing developments adjoining or otherwise located in proximity to such operator's existing systems. The Partnership and CPLP believe that the selection of a cable operator to construct a system in a new housing development (which may be located near the cable systems of several different operators) is typically based upon an evaluation by the real estate developer of the programming and pricing offered by the different cable operators conducting business in proximity to such housing development.

    Cable television systems also face competition from alternative methods of receiving and distributing television signals and from other sources of home entertainment. Within the home video programming market, the Partnership competes primarily with other cable franchise holders and with home satellite and wireless cable providers, and, when existing franchises become available for renewal (or new franchises become available in the southeastern region of the United States), with other cable franchise holders. The Partnership believes that direct broadcast satellite ("DBS"), a service by which packages of television programming are transmitted to individual homes which are serviced by a single satellite dish, is currently the most significant competitive threat to the Partnership Systems. However, there are currently certain disadvantages associated with DBS technology (e.g., high upfront capital costs, lack of local programming and topographical limitations which limit reception in hilly areas). In some instances the prices that consumers pay to obtain a DBS satellite dish have been reduced substantially. Nevertheless, the product is still in its early stages of implementation and it is difficult to assess the ultimate magnitude of the impact that DBS will have on the cable industry or upon the Partnership's operations and revenues. The Partnership does not expect DBS to become a more significant threat to it in the foreseeable future because of the disadvantages currently associated with DBS technology. To the extent these disadvantages are ameliorated in the future as a result of technological or other advances, the competitive impact of DBS on the cable industry and on the Partnership's operations would need to be reevaluated.

    Cable television systems also compete with wireless program distribution services such as multichannel multipoint distribution service ("MMDS"), which uses low power microwave frequencies to transmit video programming over-the-air to customers. The FCC has amended its regulations to enable MMDS systems to compete more effectively with cable systems by making available additional channels to the MMDS industry and by refining the procedures by which MMDS licenses are granted. The FCC also recently ruled that wireless cable operators may increase their channel capacity and service offerings through digital compression techniques. Such increased capacity and offerings may make wireless cable a more significant competitor in the video programming industry. The 1992 Cable Act generally prohibits a cable operator from holding an FCC MMDS license in its franchised cable service area. However, the Telecommunications Act allows such common ownership if the cable operator is subject to "effective competition." Although the Partnership and CPLP face some actual or potential competition from MMDS operators, such competition is not yet significant. Additionally, the FCC recently allocated frequencies in the 28 GHz band for a new multichannel wireless video service similar to MMDS. The Partnership is unable to predict the economic viability of wireless video services, such as MMDS, or whether such services will present a competitive threat to the Partnership or CPLP.

    Additional forms of competition for cable systems are master antenna television ("MATV") and satellite master antenna television system ("SMATV"). These systems are essentially small, closed cable systems which operate within specific hotels, apartment or condominium complexes and individual residences. Due to the widespread availability of earth stations, such private cable television systems can offer both improved reception of local television stations and many of the same satellite-delivered program services which are offered by franchised cable television systems. MATV and SMATV systems currently benefit from operating advantages not available to franchised cable television systems, including fewer regulatory burdens and no requirement to service low density or economically depressed communities. The Telecommunications Act, which to some extent deregulates or lessens the regulatory burden on the cable industry, may reduce some of the advantages of MATV and SMATV systems. However, since MATV and SMATV systems generally do not fall within the Cable Acts' definition of a "cable system," notwithstanding the enactment of such legislation, they could still be exempt from other requirements of the Cable Acts which were not amended. Furthermore, the Telecommunications Act broadens an exemption from regulation as a "cable system," which may exempt additional MATV and SMATV systems from regulation under the Cable Acts.

    A federal statutory cross-ownership restriction had historically limited entry into the cable television business by local telephone companies, which are potentially strong competitors to cable operators. The

Telecommunications Act repealed the cross-ownership restriction and authorizes local exchange carriers ("LECs") to provide a wide variety of video services competitive with services provided by cable systems and to provide cable services directly to customers in the telephone companies' service areas, with some regulatory safeguards. See " --Regulation and Legislation." Some video programming services provided by telephone companies (e.g., "open video systems") do not require local franchises. Further, certain of the Regional Bell Operating Companies ("RBOCs") have already entered the cable television business outside their service areas. The General Partner believes that telephone companies will generally focus their efforts on cable acquisitions in larger metropolitan areas, although there can be no assurance that this will be the case.

    The Telecommunications Act also authorizes registered utility holding companies and their subsidiaries to provide video programming services, notwithstanding the applicability of the Public Utility Holding Company Act. See "--Regulation and Legislation."

    Other new technologies may become competitive with non-entertainment services that cable television systems can offer. Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environment are constantly occurring. The General Partner cannot predict the effect that ongoing or future developments might have on the cable television industry generally or the Partnership or CPLP specifically.

REGULATION AND LEGISLATION

    The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. In addition, recent legislative and regulatory changes and additional regulatory proposals under consideration may materially affect the cable television industry. The Cable Acts, both of which amended the Communications Act, establish a national policy to guide the development and regulation of cable television systems. The Communications Act was recently substantially amended by the Telecommunications Act, which alters federal, state and local laws pertaining to cable television, telecommunications and other services. Principal responsibility for implementing the policies of the Cable Acts is allocated between the FCC and state or local franchising authorities.

    CABLE ACTS AND FCC REGULATION

    The Cable Acts and the FCC's implementing rules establish, among other things, (i) rate regulations, (ii) "anti-buy through" provisions, (iii) "must carry" and "retransmission consent" requirements, (iv) rules for franchise renewals and transfer, and (v) other regulations covering a variety of operational areas.

    The 1992 Cable Act and the FCC's rules implementing the 1992 Cable Act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities. The Partnership is not able to predict the ultimate effect of the 1992 Cable Act or the ultimate outcome of various FCC rulemaking proceedings or the litigation challenging various aspects of the 1992 Cable Act and the FCC's regulations implementing the 1992 Cable Act.

    RATE REGULATION. The Cable Acts and FCC regulations have imposed rate requirements for basic services and equipment. Under the 1992 Cable Act, a local franchising authority in a community not subject to "effective competition" (as defined in the 1992 Cable Act) generally is authorized to regulate basic cable service rates after certifying to the FCC that, among other things, it will adopt and administer rate regulations consistent with FCC rules, and in a manner that will provide a reasonable opportunity to consider the views of interested parties. The Telecommunications Act expands the definition of "effective competition" to include any franchise area where a local exchange carrier (or its affiliate) (or any multichannel video programming distributor using the facilities of such carrier or its affiliate) provides video programming services to subscribers by any means, other than through DBS. The local exchange carrier must provide "comparable" programming services in the franchise area. In regulating the basic service rates, certified local franchise authorities have the authority to order a rate refund of previously paid rates determined to be in excess of the maximum permitted reasonable rates.

    For a defined class of "small cable operators," the Telecommunications Act immediately eliminates regulation of cable programming rates. To qualify as a "small cable operator," the operator must serve in the aggregate fewer than one percent of all U.S. subscribers and have affiliate gross revenues not exceeding $250,000,000 and serve 50,000 or fewer subscribers in any franchise area. Rate regulation of the basic service tier remains subject to regulation by local franchising authorities under the Telecommunications Act, except under specific circumstances for certain small cable operators. Rates for the basic service tier of small cable operators are deregulated if the system offered only a single tier of services as of December 31, 1994. See "--Small Cable Systems," below.

    Under the 1992 Cable Act, rates for cable programming services not carried on the basic service tier ("non-basic services") could be regulated by the FCC upon the filing of a complaint by franchise authorities or subscribers that indicates the cable operator's rates for these services are unreasonable. Three rate complaints have been filed with the FCC with respect to certain of the Partnership's and CPLP's cable programming service tiers, one of which has been filed with respect to the Anderson County System. The General Partner does not believe that these rate complaints, even if decided against the Partnership, will have a material adverse effect on the Partnership. The Telecommunications Act eliminates regulation of the cable programming service tier (non-basic programming) as of March 31, 1999. In the interim, rate regulation of the cable programming tier can only be triggered by a franchising authority complaint to the FCC. A franchising authority complaint must be based on more than one subscriber complaint, which must be filed within 90 days after a rate increase. If the FCC determines that the Partnership's cable programming service tier rates are unreasonable, the FCC has the authority to order the Partnership to reduce cable programming service tier rates and to refund to customers any overcharges occurring from the filing date of the rate complaint at the FCC. While management believes that the Partnership has complied in all material respects with the rate provisions of the 1992 Cable Act, in jurisdictions that have not yet chosen to certify, refunds covering a one-year period on basic service may be ordered upon future certification if the Partnership or CPLP is unable to justify its rates through a benchmark or cost-of-service filing or small system cost-of-service filing pursuant to FCC rules. The General Partner is unable to estimate at this time the amount of refunds that may be payable by the Partnership in the event any of the Partnership Systems' rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC, although it does not believe that the amount of any such refunds would have a material adverse effect on the Partnership. Notwithstanding mandated rate reductions, cable operators currently may adjust their regulated rates to reflect inflation and what the FCC has deemed to be external costs (such as increases in franchise fees).

    In November 1994, the FCC adopted the so-called "going-forward rules" which, among other things, allow cable operators to raise rates over the next three years by adding channels to the expanded basic service tier. Under the revised rules, cable operators were allowed to take a per channel markup of up to 20 cents for each channel added to the expanded basic service tier, with an aggregate cap of $1.20 per subscriber per month. Accordingly, the Partnership was permitted to adjust rates on January 1, 1995 for channel additions occurring after May 14, 1994. In addition to rate adjustments permitted for additional channels, the "going-forward rules" allowed cable operators to recover an additional amount of 30 cents in the aggregate per subscriber per month for license fees associated with adding new channels through 1996. The license fee cap applied through December 31, 1996. (During the third year, license fees are subject to the general rate rules.) Thus, through 1996 the allowable rate increases for channel adjustments and license fees could have totaled up to $1.50 per subscriber per month. Under the "going-forward rules," in 1997, cable operators may make an additional flat fee increase of 20 cents per channel per month for channels added during that year, provided that the rate increases made by cable operators over the three-year period (exclusive of license fees) do not exceed $1.40 in the aggregate. For channels added after

May 14, 1994, operators electing to take advantage of the 20 cents per channel adjustment may not take a 7.5% markup on programming cost increases that are otherwise currently permissible under the rate rules. The "going-forward rules" are scheduled to expire on December 31, 1997.

    The "going-forward rules" also allow cable operators to place channels that were not offered on the cable system prior to October 1, 1994 on a new separate unregulated service tier as long as the regulated basic and expanded basic service tiers remain intact. Cable operators may offer the same new channels simultaneously on both an expanded basic service tier and a new unregulated service tier, and may at any time move them to the new tier. Thus, operators may build up a following for new channels by putting them in the expanded basic service tier before moving them to the new unregulated service tier. Channels that were in the basic service tier or the expanded basic service tier prior to September 30, 1994 may not be moved to the new tier, nor may such channels be dropped from the basic or expanded basic service tiers and then added to a new tier within the two-year period after the date upon which any such channel is dropped.

    In September 1995, the FCC developed an abbreviated cost-of-service form that permits cable operators to recover the costs of significant upgrades that provide benefits to subscribers of regulated cable services. Cable operators seeking to raise rates to cover the costs of an upgrade would submit only the costs of the upgrade instead of all current costs. In December 1995, the FCC revised its cost-of-service rules. At this time, the Partnership is unable to predict the effect of these revised rules on its or CPLP's business.

    In another action in September 1995, the FCC established a new optional rate adjustment methodology that encourages operators to limit their rate increases to once per year to reflect inflation and changes in external costs and in the number of channels. The rules permit cable operators to "project reasonable" changes in their costs for the 12 months following the rate change (in an effort to eliminate delays in recovering costs). The order also allows operators to recover increases in additional types of franchise requirement costs. Permitted pass-through increases include increases in the costs of providing institutional networks, video services, data services to or from governmental and educational institutions, and certain other cost increases. The Partnership is unable to predict the effect of these new rate rules on its or CPLP's business.

    In November 1995, the FCC proposed to provide cable operators with the option of establishing uniform rates for similar service packages offered in multiple franchise areas located in the same region. Under the FCC's current rules, cable operators subject to rate regulation must establish rates on a franchise-specific basis. The proposed rules could lower cable operators' marketing costs and may also allow operators to better respond to competition from alternative providers. The Partnership is unable to predict whether these proposed rules will ultimately be promulgated by the FCC and, if they are promulgated, what their effect on the Partnership or CPLP will be.

    In July 1996, the FCC proposed to give operators more flexibility with respect to the relative pricing of different tiers of service. Under this proposal, once an operator has set rates in accordance with existing regulations, the operator could decrease its basic service tier ("BST") rate and then take a corresponding increase in its cable programming service tier ("CPST") rate to offset the lost revenue on the BST. In this proceeding, the FCC has also asked parties to comment on whether it should place a limit on the amount of any CPST rate increase or otherwise limit the amount by which the BST and CPST rate may be adjusted.

    The FCC expects that this proposal would give operators rate the structure flexibility enjoyed by alternative providers of video services who are, or soon will be, attempting to compete with cable operators but who are not subject to the rate regulation imposed by statute on cable operators. The Partnership is unable to predict whether these proposed rules will ultimately be promulgated by the FCC and, if they are promulgated, what their effect on the Partnership or CPLP will be.

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    The uniform rate requirements in the 1992 Cable Act which require that cable operators charge uniform rates through their franchise area are relaxed by the Telecommunications Act. Specifically, the Telecommunications Act clarifies that the uniform rate provision does not apply where a cable operator faces
"effective competition." In addition, bulk discounts to multiple dwelling units are exempted from the uniform rate requirements. However, complaints concerning "predatory" pricing (including with respect to bulk discounts to multiple dwelling units) may be made to the FCC. The Telecommunications Act also permits cable operators to aggregate, on a franchise system, regional or company level, its equipment costs in broad categories. The Telecommunications Act should facilitate the rationalization of equipment rates across jurisdictional boundaries. However, these cost-aggregation rules do not apply to the limited equipment used by subscribers who only receive basic programming.

    "Anti-Buy Through" Provisions. The 1992 Cable Act and corresponding FCC regulations have established requirements for customers to be able to purchase video programming on a per channel or per program basis without having to subscribe to any tier of service (other than the basic service tier), subject to available technology. The available technology exception sunsets on October 5, 2002. Although most of the Partnership's subscribers are served by systems that offer addressable technology, most of the Partnership's subscribers do not currently have the requisite equipment in their home to utilize such technology. As a result, most of the Partnership Systems are currently exempt from complying with the requirements of the 1992 Cable Act. The Partnership cannot predict the extent to which this provision of the 1992 Cable Act and the corresponding FCC rules may cause customers to discontinue optional non-basic service tiers in favor of the less expensive basic cable service.

    "Must Carry" Requirements/'Retransmission Consents." Under the 1992 Cable Act, cable television operators are subject to mandatory broadcast signal carriage requirements that allow local commercial and non-commercial educational television broadcast stations to elect to require a cable system to carry the station, subject to certain exceptions, or, in the case of commercial stations, to negotiate for "retransmission consent" to carry the station. In addition, there are requirements for cable systems to obtain retransmission consent for all "distant" commercial television stations (except for commercial/satellite-delivered independent "superstations" such as WTBS), commercial radio stations and certain low power television stations carried by such systems after October 6, 1993. The validity of mandatory signal carriage requirements is being litigated in the United States Supreme Court, which heard arguments on the must carry rule in October 1996; however, the carriage requirements will remain in effect pending the outcome of such proceedings. As a result of the mandatory carriage rules, the Partnership Systems and CPLP Systems have been required to carry television broadcast stations that otherwise would not have been carried, thereby causing displacement of possibly more attractive programming. The retransmission consent rules have resulted in the deletion of certain local and distant television broadcast stations which the Partnership Systems and CPLP Systems were carrying. To the extent retransmission consent fees were paid for the continued carriage of certain television stations, such costs were not recoverable. Any future amounts paid in exchange for retransmission consent, however, may be passed along to subscribers as additional programming costs.

    FRANCHISE MATTERS. The 1984 Cable Act contains franchise renewal procedures designed to protect against arbitrary denials of renewal. The 1992 Cable Act made several changes to the renewal process that could make it easier for a franchising authority to deny renewal. Moreover, even if a franchise is renewed, a franchising authority may seek to impose new and more onerous requirements, including requiring significant upgrades in facilities and services or increased franchise fees. If a franchising authority's consent is required for the purchase or sale of a cable television system, the franchising authority may also seek to impose new and more onerous requirements as a condition to the transfer. The acceptance of these new requirements, however, may not be made a condition of the transfer. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of their franchises. Although the General Partner believes that the Partnership has generally met the terms of its franchise agreements and has provided quality levels of service, and anticipates that the Partnership's

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future franchise renewal prospects generally will be favorable, there can be no assurance that any such franchises will be renewed or, if renewed, that the franchising authority will not impose more onerous requirements on the Partnership than previously existed. Similarly, the Partnership has been advised by CPI that CPI believes that CPLP has generally met the terms of its franchise agreements and has provided quality levels of service, and anticipates that CPLP's future franchise renewal prospects generally will be favorable, there can be no assurance that any such franchises will be renewed or, if renewed, that the franchising authority will not impose more onerous requirements on CPLP than previously existed. See "--Franchises" for information regarding the status of the Partnership Systems' and CPLP Systems' franchises.

    OTHER FCC REGULATIONS. The Partnership and CPLP are subject to a variety of other FCC rules, covering such diverse areas as equal employment opportunity, programming, maintenance of records and public inspection of files, technical standards, leased access and customer service. The FCC has authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. Although the General Partner believes the Partnership is in compliance in all material respects with all applicable FCC requirements, and the Partnership has been advised by CPI that CPI believes CPLP is in compliance in all material respects with all applicable FCC requirements, there can be no assurance that the FCC would not find a violation and impose sanctions that could adversely affect the Partnership's or CPLP's operations.

    SMALL CABLE SYSTEMS. The FCC has implemented rules to reduce the substantive and procedural burdens of rate regulation applicable to small cable systems (i.e., cable systems serving 15,000 or fewer subscribers that are owned by or affiliated with a cable company which served, in the aggregate, 400,000 or fewer subscribers at the time such rules went into effect). Cable companies falling outside of this definition may petition the FCC for small company treatment if they can demonstrate similar circumstances. The FCC's small cable systems rules amended the FCC's previous definitions of small cable entities to encompass a broader range of cable systems that are eligible for special rate and administrative treatment. In addition, these new rules made available to this expanded category a new regulatory scheme which the FCC expects to provide both rate relief and reduced administrative burdens. Specifically, the new rules created a new cost-of-service approach involving a five-element calculation based on a system's costs. The calculation will produce a per channel rate for regulated services that will be presumed reasonable if it is no higher than $1.24 per channel. If the formula generates a higher rate, the operator may still charge that rate if not challenged by the franchising authority, or if, upon being challenged, it meets its burden of proving that the rate is reasonable. Under these new rules, the regulatory benefits accruing to such small cable systems remain effective even if such small cable systems are later acquired by cable companies which serve in excess of 400,000 subscribers. The Partnership and CPLP both applied to the appropriate regulatory authorities for small cable system rate relief with regard to all of their systems. Such systems' status as small cable systems could be challenged by other parties and could be denied by the FCC. With regard to most of the systems for which small system applications were filed, the time period in which a challenge could be filed has passed. However, regarding CCIP II's systems in Jasper and Angelton, Texas, the FCC has issued an order which denies those systems small system status. The Partnership plans to appeal this order. The order did not require any reduction in rates or rate refunds. However, because of the FCC's ruling, the Partnership will be unable to take advantage of the special regulatory benefits accruing to small systems with regard to the Jasper and Angelton, Texas, systems, including a presumption of reasonability of certain rates. Therefore, for the Jasper and Angelton, Texas, systems, the Partnership may be required to justify its rates under the general rate processes applicable to cable operators, which may be less favorable. At this time, however, the Partnership is unable to determine whether the order will have any material impact on the rates the partnership can charge subscribers in these particular franchise areas.

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    RECENT TELECOMMUNICATIONS LEGISLATION

    On February 1, 1996, Congress passed the Telecommunications Act. The Telecommunications Act was signed into law by President Clinton on February 8, 1996, and substantially amends the Communications Act (including the re-regulation of subscriber rates under the 1992 Cable Act). The Telecommunications Act alters federal, state and local laws and regulations pertaining to cable television, telecommunications, and other services. In addition to the amendments previously discussed in this section, the legislation also allows additional competition in video programming by telephone companies, and makes other revisions to the Communications Act and the 1984 and 1992 Cable Acts.

    TELEPHONE PARTNERSHIP PROVISION OF VIDEO PROGRAMMING. Under the Telecommunications Act, telephone companies can compete directly with cable operators in the provision of video programming. The new legislation recognizes several multiple entry options for telephone companies to provide competitive video programming, including over their telephone facilities, through either common carrier transport or an "open video system," by radio communication, or as a regular cable system. LECs, including RBOCs, will be allowed to compete with cable operators both inside and outside the LECs' telephone service areas. The Telecommunications Act repeals the statutory ban on telephone company provision of video programming services in the telephone company's service areas. The FCC's video dialtone regulations have also been repealed. Pursuant to the authority granted to the FCC in the Telecommunications Act, the FCC required all video dialtone operators in order to continue to offer services, to elect one of the four permissible options for telephone companies by November 6, 1996 (as discussed more fully below). Video dialtone operators were permitted to apply for extensions based upon "good cause."

    In particular, if a telephone company provides video via radio communications, it will be regulated under Title III of the Communications Act (the general sections governing use of the airwaves), rather than cable regulation under Title VI. If a telephone company provides common carriage transport of video programming, it will be subject to the requirements of Title II of the Communications Act (the general common carrier provisions), rather than Title VI cable regulation. Telephone companies providing video programming through any other means (other than as an "open video system," as described below) will be regulated under Title VI cable regulation.

    The Telecommunications Act replaces the FCC's video dialtone rules with an "open video system" plan by which telephone companies can provide video programming service in their telephone service area. Telephone companies that comply with the FCC's open video system regulations (which must be prescribed within six months from enactment) will be subject to a relaxed regulatory scheme. The open video system requirements are in lieu of Title II common carrier regulation.

    The FCC was directed and has prescribed rules that prohibit open video systems from discriminating among video programming providers with regard to carriage, and that ensure that open video system rates, terms and conditions for service are reasonable and non-discriminatory. Pursuant to the Telecommunications Act, the FCC has also adopted regulations prohibiting an open video system operator and its affiliates from occupying more than one-third of the system's activated channels when demand for channels exceeds supply. The Telecommunications Act also mandates other open video system regulations, including channel sharing and sports exclusivity. Open video systems will be subject to the authority of local governments to manage public rights-of-way. Local franchising authorities may require open video system operators to pay franchise-type fees, which may not exceed the rate at which franchise fees are imposed on any cable operator in the corresponding franchise area.

    BUYOUTS. The Telecommunications Act generally prohibits buyouts of cable systems (which includes any ownership interest exceeding 10%) by LECs within the LECs' telephone service area, cable operator buyouts of LEC systems within the cable operator's franchise area, and joint ventures between cable operators and LECs in the same markets. There are certain statutory exceptions, including a rural exemption which permits buyouts where the purchased system serves an area with fewer than 35,000 inhabitants outside an urban area. Also, the FCC may grant waivers of the buyout provisions in cases

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where (1) the cable operator or LEC would be subject to undue economic distress;
(2) the cable television system or facilities would not be economically viable; or (3) the anticompetitive effects of the proposed transaction are clearly outweighed by the effect of the transaction in meeting community needs. The relevant local franchising authority must approve any such waiver.

    PUBLIC UTILITY COMPETITION. The Telecommunications Act also authorizes another potential competitor, registered utility holding companies and their subsidiaries, to provide video programming services, notwithstanding the Public Utility Holding Company Act. Utilities must establish separate subsidiaries for this purpose and must apply to the FCC for operating authority. Several such utilities have been granted broad authority by the FCC to engage in activities which could include video programming.

    CROSS-OWNERSHIP; REDUCED REGULATIONS. The Telecommunications Act makes several other changes to relax ownership restrictions and regulation of cable systems. It repeals the 1992 Cable Act's three-year holding requirement pertaining to sales of cable systems. The broadcast/cable cross-ownership restrictions are eliminated, although the FCC's regulations prohibiting broadcast/cable common ownership currently remain. The SMATV cable cross-ownership and the MMDS cable cross-ownership restrictions have been eliminated for cable operators subject to effective competition.

    The Telecommunications Act amends the definition of "cable system" so that a broader class of entities (including some entities which may compete with the Partnership or CPLP) providing video programming will be exempt from regulation as cable systems under the Communications Act.

    POLE ATTACHMENTS. The Telecommunications Act also alters the scheme pertaining to pole attachment rates (rates charged by telephone and utility companies for delivery of cable services). The current method for determining rates will continue for five years. The FCC recently adopted an Order to implement the Telecommunications Act's pole attachment provisions. CPLP is unable to predict the impact of this Order or of the FCC's new pole attachment regulations on its business. Any increases pursuant to this new formula may not begin for five years, and will be phased in over years five through ten in equal increments. However, this new FCC formula does not apply in states which certify that they regulate pole rates.

    MISCELLANEOUS REQUIREMENTS AND PROVISIONS. The Telecommunications Act also imposes other miscellaneous requirements on cable operators, including an obligation to fully scramble or block at no charge the audio and video portion of any channel not specifically subscribed to by a household. In addition, sexually explicit programming must be scrambled or blocked. If the cable operator is unable to scramble or block its signal completely, it must restrict transmission to those hours of the day when children are unlikely to view the programming, as determined by the FCC. A federal court has temporarily stayed enforcement of this provision pending further consideration of a constitutional challenge. If the provision is held to be constitutional, it could increase operating expenses for operators of cable television systems, including the Partnership, and provide a competitive advantage to less regulated providers of video programming services. The Telecommunications Act also directs the FCC to adopt regulations to ensure, with certain exceptions, that video programming is fully accessible through closed captioning. The FCC recently released a report to Congress on the level at which video programming is closed captioned. The FCC has also initiated another proceeding to establish regulations to implement closed captioning requirements.

    Although the new legislation may substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. There are numerous rulemakings which have been, and which will be undertaken by the FCC which will interpret and implement the provisions of the Telecommunications Act. In addition, certain provisions of the Act (such as the deregulation of cable programming rates) are not immediately effective. Further, certain provisions of the Telecommunications Act have been, and are likely to continue to be subject to legal challenges. Certain provisions of the Telecommunications Act could materially affect the Partnership's ability to sell the Partnership Systems, however the Partnership is unable at this time to predict the outcome of such rulemakings or litigation or

                                       66
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the substantive effect (financial or otherwise) of the new legislation and the rulemakings on the Partnership. Similarly, certain provisions of the Telecommunications Act could materially affect CPLP's ability to sell the CPLP Systems, however, CPLP is unable at this time to predict the outcome of such rulemakings or litigation or the substantive effect (financial or otherwise) of the new legislation and the rulemakings on CPLP.

    FCC IMPLEMENTATION. The FCC is presently, and will be, engaged in numerous proceedings to implement various provisions of the Telecommunications Act. Recently, the FCC adopted cable television equipment cost aggregation rules and adopted open video system rules. In addition to the proceedings previously discussed herein, the FCC has recently initiated a proceeding to implement most of the Cable Act reform provisions of the Telecommunications Act.

    In this proceeding, the FCC has set forth certain interim rules to govern while the FCC completes its implementation of the Telecommunications Act. Among other things, the FCC is requiring on an interim basis that for a LEC to be deemed to be offering "comparable" programming, such programming must include the signals of local broadcasters. Cable systems that meet all of the relevant criteria in the new effective competition test are exempt from rate regulation as of February 8, 1996 (the date the Telecommunications Act was signed into law by President Clinton). Cable systems may file a petition with the FCC at any time for a determination of effective competition.

    The FCC has also established interim rules governing the filing of rate complaints by local franchising authorities. Local franchising authorities may file rate complaints with the FCC when the local franchising authorities receive more than one subscriber complaint concerning an operator's rate increase. If the local franchising authority receives more than one subscriber complaint within the 90-day period and decides to file its own complaint with the FCC, it must do so within 180 days after the rate increase became effective. Before filing a complaint with the FCC, the local franchising authority must first provide the cable operator written notice of its intent to do so and must give the operator a minimum of 30 days to file with the local franchising authority the relevant FCC forms used to justify a rate increase. The local franchising authority must then forward its complaint and the operator's response to the FCC within the 180 day deadline. The FCC must issue a final order within 90 days after it receives a local franchising authority complaint.

    For interim purposes, the FCC has established that an operator serving fewer than 617,000 subscribers is a "small cable operator" if its annual revenues, when combined with the total annual revenues of all of its affiliates, do not exceed $250 million in the aggregate. For interim purposes, "affiliate" will be defined as a 20% or greater equity interest.

    In addition to the interim rules discussed above and other miscellaneous interim rules, the FCC is also engaged in a rule-making proceeding to create and implement final rules relating to the cable reform provisions of the Telecommunications Act. Among other issues, the FCC is considering whether to establish a LEC market share that must be satisfied before a LEC will be deemed to constitute "effective competition" to an incumbent cable operator (which would free the cable operator from rate regulation). Neither the Partnership nor CPLP can predict the outcome of this FCC proceeding or what its ultimate effect will be.

    COPYRIGHT

    Cable television systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenues to a federal copyright royalty pool, cable operators can obtain blanket permission to retransmit broadcast signals. The nature and amount of future copyright payments for broadcast signal carriage cannot be predicted. The possible simplification, modification or elimination of the compulsory copyright license is the subject of continuing legislative review. The elimination or substantial modification of the cable compulsory license could adversely affect the ability of the Partnership or CPLP to obtain suitable

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programming and could substantially increase the cost of programming that remained available for distribution to the customers of the Partnership and CPLP. The General Partner cannot predict the result of such legislative activity or the effect of such activity on the Partnership's or CPLP's condition (financial or otherwise). See "--Regulation and Legislation."

    STATE AND LOCAL REGULATION

    Cable television systems generally are operated pursuant to non-exclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchisee fails to comply with material provisions of its franchise agreement. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that imposed on a public utility. Attempts in other states to regulate cable television systems are continuing and can be expected to increase. The Partnership cannot predict whether any of the states in which the Partnership currently operates will engage in such regulation in the future. State and local franchising jurisdiction is not unlimited, however, and must be exercised consistently with federal law. The 1992 Cable Act immunizes franchising authorities from monetary damage awards arising from regulation of cable television systems or decisions made on franchise grants, renewals, transfers and amendments.

EMPLOYEES


    As of December 31, 1996, the Partnership employed a total of approximately 66 full-time equivalent employees in the operation of the Partnership Systems, 26 of which were employed in connection with the Anderson County System. None of the employees of the Anderson County System are represented by a union. The Partnership has never experienced a work stoppage. The Partnership believes its employee relations are generally good.



    As of December 31, 1996, CPLP employed a total of approximately 53 full-time equivalent employees in the operation of the CPLP Systems. None of the employees of the Three CPLP Systems are represented by a union. CPLP has never experienced a work stoppage. CPLP believes its employee relations are generally good.


OTHER MATTERS

    The Partnership and CPLP own, operate and invest in cable television systems and do not engage in any other identifiable industry segments. Neither the Partnership nor CPLP believes that changes of a seasonal nature are material to the cable television business. Neither the Partnership nor CPLP has expended material amounts during the last two fiscal years on research and development activities. As the Partnership and CPLP are service-related organizations, little or no raw materials are utilized by them. The necessary hardware, coaxial cable and electronics required for construction of new cable plant are available from a variety of vendors and are generally available in ample supply. There is no one customer or affiliated group of customers to whom sales are made in amounts which exceed ten percent (10%) of either of the Partnership's or CPLP's revenues. Neither the Partnership nor CPLP believes it is affected by inflation except to the extent that the economy in general is so affected.

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                CERTAIN INFORMATION ABOUT THE PARTNERSHIP, CPLP,
                THE GENERAL PARTNER, CPI AND CERTAIN AFFILIATES

GENERAL INFORMATION

    THE PARTNERSHIP. The Partnership is a Delaware limited partnership that was formed in August 1987 for the purpose of engaging in the ownership and operation of, and investment in, existing cable television systems in the United States. The General Partner is a Delaware corporation that was incorporated on August 13, 1987. The primary business activities engaged in by the Partnership are the ownership and operation of cable television systems. The primary business activities engaged in by the General Partner are its service as the general partner of the Partnership and its management of the Partnership Systems. The principal executive offices of the General Partner and the Partnership are located at 12444 Powerscourt Drive, Suite 400, St. Louis, Missouri 63131, and their telephone number is (314) 965-0555.

    The Partnership has no directors or executive officers. The name, present principal occupation or employment, the principal business and address of such employment, and any material occupation or employment for the past five years of each of the directors and executive officers of the General Partner are set forth on Schedule 1 to this Disclosure Statement. Each individual named on
Schedule 1 is a United States citizen.

    CPLP. CPLP is a Delaware limited partnership that was formed in February 1990 for the purpose of engaging in the ownership and operation of cable television systems in the United States. CPI is a Delaware corporation that was incorporated on June 4, 1990. The primary business activities engaged in by CPLP are the ownership and operation of cable television systems. The primary business activities engaged in by CPI are its service as the general partner of CPLP and its management of the CPLP Systems. The principal executive offices of CPI and CPLP are located at 12444 Powerscourt Drive, Suite 400, St. Louis, Missouri 63131, and their telephone number is (314) 965-0555.

    CPLP has no directors or executive officers. The name, present principal employment, the principal business address of such employment, and any material occupation or employment for the past five years of each of the directors and executive officers of CPI are set forth on Schedule 1 to this Disclosure Statement.

    The General Partner, CPLP, CPI and the Purchasing Affiliates are privately held entities and are not subject to the reporting requirements of the Exchange Act. The sole stockholder of the General Partner is CC II Holdings, Inc. ("CC II Holdings"), which was incorporated in Delaware on June 29, 1994. The sole stockholder of CPI is CC III Holdings, Inc. ("CC III Holdings"), which was incorporated in Delaware on June 29, 1994. CC II Holdings and CC III Holdings are wholly owned subsidiaries of Charter Communications, Inc. ("Charter"). Charter, a Delaware corporation, was incorporated on September 17, 1992. The principal executive offices and telephone number of CC II Holdings, CC III Holdings and Charter are the same as those of the Partnership.

    CC I. CC I is a Delaware limited partnership that was formed in November 1993. CC I's general partner is CCP One, Inc. ("CCP I"), a Delaware corporation, whose principal business is serving as the general partner of CC I. CCP I's principal executive offices are at the same location as those of the Partnership.

    CC II. CC II is a Delaware limited partnership that was formed in June 1994. CC II's general partner is CCP II, Inc. ("CCP II"), a Delaware corporation, whose principal business is serving as the general partner of CC
II. CCP II's principal executive offices are at the same location as those of the Partnership.

    CC I owns cable television systems in Georgia, Alabama and Louisiana. CC II owns cable television systems in South Carolina, North Carolina, Georgia, Kentucky and Tennessee. Like many cable television

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operators, the Purchasing Affiliates and their affiliates attempt whenever possible (i) to increase the number of subscribers in the cable television systems they own and to purchase additional systems to add new subscribers, in order to obtain lower per subscriber programming rates (i.e., volume discounts) from providers of cable television programming, and (ii) to "cluster" cable television systems together, in order to achieve economies of scale in operating such systems. The acquisition of the Sanford System by CC I and of the Anderson County System, the Abbeville System and the Lincolnton System by CC II is expected to assist the Purchasing Affiliates in achieving greater economies of scale in the operation of their respective cable television systems.

    The only business activities engaged in by the Purchasing Affiliates are the acquisition, ownership and operation of cable television systems and other cable television assets. The executive business offices of the Purchasing Affiliates are located at 12444 Powerscourt Drive, Suite 400, St. Louis, Missouri 63131-3660, and the telephone number is (314) 965-0555.

    The Purchasing Affiliates have no directors or executive officers. The name, present principal occupation or employment, the principal business and address of such employment, and any material occupation or employment for the past five years of each of the directors and executive officers of CCP I and CCP II are set forth on Schedule 1 to this Disclosure Statement. Each individual named on
Schedule 1 is a United States citizen.

THE LP UNITS

    The Partnership files periodic reports, certain proxy and disclosure statements and other information with the Commission relating to its business, financial condition and other matters required to be filed by companies whose securities are registered under Section 12(g) of the Exchange Act. Reports and other information filed by the Partnership can be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices: 7 World Trade Center, 13th Floor, New York, New York 10007, and 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Partnership will cease to file Exchange Act reports upon the liquidation of the Partnership.

    The Partnership has only one class of LP Units and no Limited Partner has a right of priority over any other Limited Partner. There is currently no established trading market for the LP Units.

PRINCIPAL UNITHOLDERS

    As of September 1, 1996, there were no beneficial owners of more than five percent (5%) of the Partnership's outstanding LP Units, and none of the directors or executive officers of the General Partner owned any LP Units.

    As of September 1, 1996, Charter and the Partnership were beneficial owners of more than five percent (5%) of CPLP's outstanding CPLP Units. None of the directors or executive officers of CPI owned any CPLP Units.

    As of September 1, 1996, the directors and executive officers of the General Partner and of CPI held a 53.3% interest in the outstanding common shares of Charter through their ownership of Charter Communications Group, a Missouri limited partnership. The General Partner is a wholly owned subsidiary of CC II Holdings and CPI is a wholly owned subsidiary of CC III Holdings, both of which are wholly owned subsidiaries of Charter.

CERTAIN RIGHTS WITH RESPECT TO THE LP UNITS

    Except as disclosed in this Disclosure Statement, or in Schedule 1 hereto:
(i) neither the General Partner nor any affiliate thereof (including CC I, CC II and the persons or entities listed in "--General Information") owns or has the right to acquire, and to the best of the General Partner's knowledge, no

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associate or majority-owned subsidiary of the General Partner, any affiliate thereof nor any pension, profit-sharing or similar plan of the General Partner, or any of the persons listed on Schedule 1 hereto, beneficially owns or has a right to acquire, any LP Units; (ii) none of the persons or entities referred to in (i) above has effected any transaction in voting the LP Units during the past 60 days; (iii) neither the Partnership nor any of its affiliates, nor CC I or CC II, has purchased any LP Units since January 1, 1993; (iv) neither the General Partner or CPI nor, to the best of the General Partner's or CPI's knowledge, any of the persons listed in Schedule 1 hereto, nor CC I or CC II, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership or CPLP, including but not limited to, any contract, arrangement or understanding concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations; (v) since January 1, 1993, there have been no transactions (a) between the Partnership, on the one hand, and the General Partner or to the best of the General Partner's knowledge, any of its executive officers, directors or affiliates, on the other hand, that would require reporting under the rules and regulations of the Commission and (b) between CPLP, on the one hand, and CPI or, to the best of CPI's knowledge, any of its executive officers, directors or affiliates, on the other hand, that would require reporting under the rules and regulations of the Commission; (vi) since January 1, 1993, there have been no contacts, negotiations or transactions (a) between the General Partner or, to the best of the General Partner's knowledge, any of its affiliates or the persons listed on Schedule 1 hereto, on the one hand, and the Partnership, on the other hand, concerning a merger or consolidation or an acquisition, a tender offer for or another acquisition of securities of the Partnership or a sale or another transfer of a material amount of the assets of the Partnership and (b) between CPI or, to the best of CPI's knowledge, any of its affiliates or the persons listed on Schedule 1 hereto, on the one hand, and CPLP, on the other hand, concerning a merger or consolidation or an acquisition, a tender offer for or another acquisition of securities of CPLP or a sale or another transfer of a material amount of the assets of CPLP; and (vii) since January 1, 1993, there have been no contacts or negotiations (a) between any affiliates of the Partnership or between the Partnership or any of its affiliates, on the one hand, and any person who is not affiliated with the Partnership and who would have a direct interest in such matters, on the other hand, concerning a merger or consolidation with or into the Partnership, an election of directors of the General Partner, or a sale or another transfer of a material amount of the assets of the Partnership and (b) between any affiliates of CPLP or between CPLP or any of its affiliates, on the one hand, and any person who is not affiliated with CPLP and who would have a direct interest in such matters, on the other hand, concerning a merger or consolidation with or into CPLP, an election of directors of CPI, or a sale or another transfer of a material amount of the assets of CPLP . In addition, neither the Partnership, the General Partner, CPLP, CPI, nor any of their affiliates has any material legal proceedings pending.

TENDER OFFERS

    In August 1996, Charter received a letter from Gale Island LLC ("Gale"), a third party unaffiliated with the Partnership, the General Partner or any of their affiliates, offering to purchase up to 4.9% of the total outstanding limited partnership interests in the Partnership for a cash price of $250 per LP Unit less the amount of any distribution received from the Partnership on or after August 30, 1996, with the purchaser to pay the transfer fee of $150 per transfer. (The amount of the transfer fee is $150 regardless of the number of LP Units transferred.) The offer was due to expire on September 30, 1996, but was extended by Gale to November 4, 1996. The General Partner has forwarded to all Limited Partners a statement (the "Tender Offer Statement") expressing no opinion with respect to the tender offer and providing, in accordance with applicable securities laws and regulations, certain information bearing upon Gale's tender offer, including notice of the impending distribution of this Disclosure Statement to the Limited Partners and the possibility that if the Transaction is consummated and if the Remaining Assets can be sold for an amount which approximates, in the aggregate, the appraised value of those assets, the amount of the total distribution from liquidation of the Partnership to the Limited Partners will exceed $450 per LP Unit.

There can be no assurance that any such Remaining Assets can be sold for an amount at least equal to their appraised value. As of December 31, 1996, Gale has purchased 1,786 LP Units pursuant to its offers.

    In September 1996, the Limited Partners received a letter from Madison Partnership Liquidity Investors V, LLC ("Madison"), a third party unaffiliated with the Partnership, the General Partner or any of their affiliates, offering to purchase up to 4.9% of the total outstanding limited partnership interests in the Partnership for a cash price of $255 per LP Unit less the amount of any distribution received from the Partnership on or after September 5, 1996. The letter makes no reference to the Partnership transfer fee. The offer expired by its terms on October 18, 1996. The General Partner sent a statement to the Limited Partners which was substantially identical to the Tender Offer Statement. Following completion of the first offer, Madison renewed its offer through December 20, 1996, but at a purchase price of $275 per LP Unit. As of December 31, 1996, Madison has purchased 671 LP Units pursuant to its offers.

DISTRIBUTIONS PER LP UNIT SINCE PARTNERSHIP INCEPTION


    The following table sets forth the total distributions per LP Unit (rounded to the nearest dollar) paid by the Partnership since its inception and the percentage return of each such distribution:



                                                 LP           LP           LP           LP           LP
                 AGGREGATE                      UNITS        UNITS        UNITS        UNITS        UNITS       LP UNITS
               DISTRIBUTIONS                   ISSUED       ISSUED       ISSUED       ISSUED       ISSUED        ISSUED
               FOR THE YEAR                     AS OF        AS OF        AS OF        AS OF        AS OF         AS OF
                  ENDED:                       4/1/88       4/29/88      7/1/88       5/5/89       6/2/89        8/23/88
-------------------------------------------  -----------  -----------  -----------  -----------  -----------  -------------
1988                                                 50           44           33       --           --            --
1989                                                 70           70           70           46           41            37
1990                                                 80           80           80           80           80            80
1991                                                 90           90           90           90           90            90
1992                                                 60           60           60           60           60            60
1993                                                 45           45           45           45           45            45
1994                                             --           --           --           --           --            --
1995                                             --           --           --           --           --            --
1996                                             --           --           --           --           --            --
Total Distributions to Date................         395          389          378          321          316           312



    As of December 31, 1996, total distributions to the Limited Partners ranged between $312 and $395 per LP Unit. Assuming approval and consummation of the Transaction, the amount expected to be distributed to the Limited Partners per LP Unit is approximately $236, bringing the total distributions made to the Limited Partners to between $548 and $631 per LP Unit. In addition, this anticipated distribution per LP Unit will be augmented by approximately $78, reflecting the immediately distributable proceeds from the Texas Sales. These distributions, however, do not include any return of the Limited Partner's initial capital investment.



    Distributions to the Limited Partners were suspended in the fourth quarter of 1993. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources." If the Partnership Transaction is consummated and the Credit Agreement is successfully renegotiated, additional operating cash flow should be available for payment of the Partnership's indebtedness, enabling proceeds from future sales of the Remaining Assets to be distributed to the Limited Partners. In addition, regular quarterly distributions may recommence. Further, after a holdback of one year, an additional amount of up to $28 per LP Unit, depending on the amount used for liabilities or other contingencies related to the sales of the Texas Clusters, will be distributed to the Limited Partners as the remaining proceeds from the Texas Sales.

CERTAIN AFFILIATE TRANSACTIONS

    The Partnership may be subject to various conflicts of interest arising out of the relationships among it, the General Partner, Charter, their respective affiliates, officers and directors (such persons shall hereinafter be collectively referred to as the "Affiliates").

    On July 15, 1994, in connection with certain transactions contemplated by the Stock Purchase Agreement dated July 1, 1994 among Charter, a group of other purchasers and Hallmark Cards, Incorporated (which indirectly owned all of the issued and outstanding stock of CCA), CC II Holdings acquired all of the outstanding capital stock of the General Partner. The interest of CCA in the Management Agreement was transferred to the General Partner in connection with such acquisition. See "BUSINESS OF THE PARTNERSHIP AND CPLP--Management Agreement."

    CPLP was originally financed with a limited partnership investment by CCIP II, special limited partnership investments by unrelated third parties and the seller of the cable systems, a general partnership investment by CPI and with bank financing.

    In January 1995, Charter acquired 1,746 LP Units as part of a negotiated transaction for a sale of securities and assets in which Crown Media Inc., an affiliate of HC Crown Corp., sold its cable television systems to a group of investors, including Charter. In the same transaction, Charter also acquired limited partnership and special limited partnership interests in CPLP from CCA. CCA previously had acquired the special limited partnership interests through private transactions with original investors in CPLP, including the seller of the cable systems owned by CPLP. None of these transactions required the consent of the limited partners of CPLP or CCIP II.

    Affiliates have engaged and, in the future, will engage in other business activities related to the cable television industry that may be in competition with the business of the Partnership. Such activities may include the acquisition of cable television systems. The Affiliates have no obligation to offer to the Partnership the opportunity to participate in any other transactions in which they participate.

    The General Partner, pursuant to a First Amendment to Management Agreement dated as of December 31, 1995, has extended the Management Agreement. The officers and directors of the General Partner manage the Partnership Systems as well as other cable television systems currently owned or later acquired by certain of its Affiliates. Conflicts of interest may arise in managing the operations of more than one entity with respect to the allocation of the General Partner's and its Affiliates' time, personnel, and other resources among the Partnership. The General Partner will resolve such conflicts in a manner deemed in its reasonable judgment to be fair and appropriate.

    CPLP has entered into definitive agreements to sell two of its cable television systems to CC II pursuant to an Amended and Restated Asset Purchase Agreement dated as of April 26, 1996 and an Amended and Restated Asset Purchase Agreement dated as of May 30, 1996 and another of its cable television systems to CC I pursuant to an Amended and Restated Asset Purchase Agreement dated as of May 30, 1996. See "MATERIAL TERMS OF THE TRANSACTION--The Purchase Agreements."

    As a result of approval and consummation of the Transaction as described herein, the General Partner and CPI will receive the following previously accrued but unpaid management fees:


CPI: management fees from CPLP..................................  $2,896,163
                                                                  ---------

    In addition, the General Partner, CPI and Charter will receive the following Limited Partner and General Partner interests as a result of the approval and consummation of the Transaction:


Charter: limited partner interest in CPLP*......................  $1,018,582
Charter: special limited partner interest in CPLP*..............  $5,765,303
Charter: limited partner interest in the Partnership*...........  $ 412,499
CPI: general partner interest in CPLP...........................  $ 106,596
                                                                  ---------
                                                                  $7,302,980
                                                                  ---------
                                                                  ---------



    Although the General Partner is otherwise entitled to receive accrued management fees with respect to the Partnership (approximately $1.2 million as of December 31, 1996) following the Transaction, it has decided to defer receipt of such fees until such time as the Partnership's indebtedness is repaid in full.


    In addition, certain costs, otherwise chargeable during 1995 and 1996 to CPLP in connection with the operation of the CPLP Systems, were paid by Charter, resulting in savings to CPLP of approximately $245,000.


------------------------

* See "Special Factors--Certain Effects of the Transaction Use of Proceeds of the CPLP Transaction."

                              PLAN OF SOLICITATION

VOTING RIGHTS AND VOTE REQUIRED


    The General Partner has fixed the close of business on February 28, 1997 as the record date for the determination of Limited Partners entitled to notice of and to vote with respect to the Transaction (the "Record Date"). On the Record Date 90,915 LP Units, owned by approximately 7,600 Limited Partners, were outstanding and entitled to vote with respect to the Transaction. The affirmative vote of the Limited Partners whose combined capital contributions represent a majority of total capital contributions is required to approve the Transaction described in this Disclosure Statement.



    Each Limited Partner is entitled to one vote for each LP Unit held. The General Partner holds no LP Units and is not otherwise entitled to vote with respect to the Transaction. Other employees and nonexecutive officers of the General Partner (owning an additional 5 LP Units in the aggregate) intend to vote in favor of the Transaction in accordance with the General Partner's recommendation. Charter, the parent of the General Partner, owns approximately 1,746 LP Units, or 2.0% of the outstanding LP Units, and has indicated an intention to vote its LP Units in favor of the Transaction.


    Properly executed and duly returned consent forms will be counted as votes for or against the Transaction, in accordance with the instructions thereon. If no instructions are indicated with respect to the Transaction on a properly signed consent form, the consent form will be voted in favor of the Transaction. Abstentions will be counted as votes against the Transaction.

REVOCABILITY


    The vote contained on any properly executed consent form may be revoked at
any time before 10:00 A.M. on [      ], 1997 or such later date as the General
Partner shall determine by giving notice of such revocation to the General Partner in writing addressed to the Partnership at its address set forth above. If given in writing, such notice should be mailed or delivered in time to be
received by the Partnership prior to 10:00 A.M. on [      ], 1997 or such later
date as the General Partner shall determine. A vote may also be revoked by execution of a subsequently dated consent form, provided the Partnership
receives such subsequently dated consent form prior to 10:00 A.M. on [      ],
1997 or such later date as the General Partner shall determine. The time period for delivering a consent form or revocation thereof will be extended for a period of up to 45 days in the event that Consent to the Transaction has not
been obtained by 10:00 A.M. on [           ], 1997. Limited Partners may contact
Ms. Carol Wolf in the Investor Relations Department, (314) 965-0555, to determine whether the initial deadline has been extended.


NO APPRAISAL RIGHTS FOR DISSENTERS

    If the Consent of the Limited Partners to the Transaction is obtained, such approval will bind all Limited Partners, including those who vote against approving, or who abstain from voting with respect to, the Transaction. The Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act, under which the Partnership is governed, do not give rights of appraisal or similar rights to Limited Partners who dissent from the vote of the majority in approving or disapproving the Transaction. Similarly, the General Partner will not grant appraisal or dissenters' rights to Limited Partners who vote against or abstain from voting on the Transaction. Accordingly, dissenting Limited Partners do not have the right to have their interest in the Partnership appraised nor do they have the right to have the value of those interests returned to them because they disapprove of the action of a majority of the Limited Partners. If the Limited Partners' Consent is obtained and the Transaction is consummated, each Limited Partner will receive its pro rata share (based on the number of LP Units held) of the net proceeds distributed to the Limited Partners whether or not such Limited Partner votes in favor of or against the Transaction.

SOLICITATION

    Votes may be solicited by mail, personal interview, telephone, telecopier and telegram by officers and other employees of the General Partner or any of its affiliates who will not be specifically compensated for such services, but who will be reimbursed by the Partnership for their out-of-pocket expenses. The Partnership will request banks, brokers and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the outstanding LP Units that such banks, brokers, custodians, nominees and fiduciaries own of record. The Partnership will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such activities. The Partnership intends to retain an outside solicitation firm to assist in the solicitation of votes, but has not yet done so. The Partnership anticipates that the fees of any such firm will be approximately $20,000, including reimbursement of solicitation, tabulation and other out-of-pocket expenses. The Partnership will bear all costs of solicitation.

                 CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

    On August 22, 1994, the Partnership filed a Form 8-K with the Commission for the purpose of informing the Commission of a change in the Partnership's independent public accountants. On August 22, 1994, the Board of Directors of the General Partner approved the engagement of Arthur Andersen LLP as the Partnership's principal auditors subsequent to their retention by the General Partner. The Partnership decided to dismiss KPMG Peat Marwick LLP, the Partnership's prior auditors, and to retain Arthur Andersen LLP for the convenience of having the same auditors as its General Partner. There were no disagreements (either on the Partnership's or the General Partner's part) with KPMG Peat Marwick LLP prior to August 22, 1994, with respect to any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedures and the auditors' reports from KPMG Peat Marwick LLP contained no adverse opinion relating to the Partnership's (or to the General Partner's) financial statements.

                             AVAILABLE INFORMATION

    The Partnership's Annual Report on 10-K for the fiscal year ended December 31, 1995 and the Partnership's unaudited Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30 and September 30, 1996, along with the Partnership's reports on Form 8-K relating to events dated July 15, 1994 and August 22, 1994, are hereby incorporated by reference herein. Copies of such reports are available to each Limited Partner without charge upon written request to: Ms. Carol Wolf, Investor Relations Department, Cencom Properties II, Inc., 12444 Powerscourt Drive, Suite 400, St. Louis, Missouri 63131-3660. Additional copies of the appraisals issued by Daniels and Western and of the Purchase Agreements also are available to each Limited Partner without charge upon written request to Ms. Wolf. Financial statements for prior years and periods have previously been distributed to Limited Partners on an ongoing basis. All documents filed by the Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Disclosure Statement and prior to the date upon which written consents must be received by the Partnership (and copies of which are delivered to the Limited Partners) shall be deemed to be incorporated by reference herein. Any Limited Partner seeking additional information regarding financial statements and the matters described in this Disclosure Statement should contact Ms. Wolf at the General Partner's address and telephone number set forth above.

    A Rule 13e-3 Transaction Statement containing certain additional information with respect to the transactions described herein is being filed by the Partnership, the Purchasing Affiliates and certain of their affiliates with the Commission simultaneously with the filing of this Disclosure Statement.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
CENCOM CABLE INCOME PARTNERS II, L.P.:
  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.................................................................        F-2
  BALANCE SHEETS AT DECEMBER 31, 1996 AND 1995.............................................................        F-3
  STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994............................        F-4
  STATEMENTS OF PARTNERS' CAPITAL (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994...........        F-5
  STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994............................        F-6
  NOTES TO FINANCIAL STATEMENTS............................................................................        F-7

CENCOM PARTNERS, L.P.:
  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.................................................................       F-17
  BALANCE SHEETS AT DECEMBER 31, 1996 AND 1995.............................................................       F-18
  STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994............................       F-19
  STATEMENTS OF PARTNERS' CAPITAL (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994...........       F-20
  STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994............................       F-21
  NOTES TO FINANCIAL STATEMENTS............................................................................       F-22

CENCOM PROPERTIES II, INC.:
  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.................................................................       F-30
  BALANCE SHEET AT DECEMBER 31, 1996.......................................................................       F-31
  NOTES TO BALANCE SHEET...................................................................................       F-32

CENCOM CABLE INCOME PARTNERS II, L.P.--ANDERSON COUNTY SYSTEM:
  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.................................................................       F-35
  BALANCE SHEET AT DECEMBER 31, 1996.......................................................................       F-36
  STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996.............................................       F-37
  STATEMENT OF SYSTEM'S EQUITY FOR THE YEAR ENDED DECEMBER 31, 1996........................................       F-38
  STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1996.............................................       F-39
  NOTES TO FINANCIAL STATEMENTS............................................................................       F-40

CENCOM PARTNERS, L.P.--SANFORD COUNTY SYSTEM:
  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.................................................................       F-47
  BALANCE SHEET AT DECEMBER 31, 1996.......................................................................       F-48
  STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996.............................................       F-49
  STATEMENT OF SYSTEM'S EQUITY FOR THE YEAR ENDED DECEMBER 31, 1996........................................       F-50
  STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1996.............................................       F-51
  NOTES TO FINANCIAL STATEMENTS............................................................................       F-52

CENCOM PARTNERS, L.P.--LINCOLNTON COUNTY SYSTEM:
  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.................................................................       F-59
  BALANCE SHEET AT DECEMBER 31, 1996.......................................................................       F-60
  STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996.............................................       F-61
  STATEMENT OF SYSTEM'S EQUITY FOR THE YEAR ENDED DECEMBER 31, 1996........................................       F-62
  STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1996.............................................       F-63
  NOTES TO FINANCIAL STATEMENTS............................................................................       F-64

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Cencom Cable Income Partners II, L.P.:

    We have audited the accompanying balance sheets of Cencom Cable Income Partners II, L.P. (a Delaware limited partnership) as of December 31, 1996 and 1995, and the related statements of operations, partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cencom Cable Income Partners II, L.P. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

St. Louis, Missouri,
February 21, 1997

                     CENCOM CABLE INCOME PARTNERS II, L.P.

                   BALANCE SHEETS--DECEMBER 31, 1996 AND 1995

                                                                                         1996            1995
                                                                                     -------------  --------------

                                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................................................  $     531,285  $      935,858
  Accounts receivable, net of allowance for doubtful accounts of $34,763 and
    $31,463, respectively..........................................................        222,708         190,968
  Prepaid expenses and other.......................................................         78,705         149,923
                                                                                     -------------  --------------
      Total current assets.........................................................        832,698       1,276,749
PROPERTY, PLANT AND EQUIPMENT......................................................     18,938,808      22,572,631
FRANCHISE COSTS, net of accumulated amortization of $22,383,464 and $21,996,588....        724,004       1,110,880
DEBT ISSUANCE COSTS, net of accumulated amortization of $-.........................        350,000        --
                                                                                     -------------  --------------
                                                                                     $  20,845,510  $   24,960,260
                                                                                     -------------  --------------
                                                                                     -------------  --------------
                                   LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
CURRENT LIABILITIES:
  Current maturities of long-term debt.............................................  $  36,700,000  $   40,400,000
  Accounts payable and accrued expenses............................................      2,397,674       2,160,916
  Payables to General Partner and affiliates.......................................      3,532,580       2,731,619
  Subscriber deposits..............................................................         18,460          20,675
                                                                                     -------------  --------------
      Total current liabilities....................................................     42,648,714      45,313,210
                                                                                     -------------  --------------
DEFERRED REVENUE...................................................................         24,803          27,904
                                                                                     -------------  --------------
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL (DEFICIT):
  General Partner..................................................................     (2,828,374)     (2,813,902)
  Limited Partners (250,000 units authorized; 90,915 units issued and
    outstanding)...................................................................    (18,540,466)    (17,107,785)
  Note receivable from General Partner.............................................       (459,167)       (459,167)
                                                                                     -------------  --------------
      Total Partners' capital (deficit)............................................    (21,828,007)    (20,380,854)
                                                                                     -------------  --------------
                                                                                     $  20,845,510  $   24,960,260
                                                                                     -------------  --------------
                                                                                     -------------  --------------


      The accompanying notes are an integral part of these balance sheets.

                     CENCOM CABLE INCOME PARTNERS II, L.P.

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                                          1996           1995           1994
                                                                      -------------  -------------  -------------
SERVICE REVENUES:
  Basic service.....................................................  $  13,485,981  $  12,595,495  $  11,924,583
  Premium service...................................................      2,241,316      2,275,021      2,266,434
  Other.............................................................      2,428,085      2,175,903      2,066,911
                                                                      -------------  -------------  -------------
                                                                         18,155,382     17,046,419     16,257,928
                                                                      -------------  -------------  -------------
OPERATING EXPENSES:
  Operating costs...................................................      7,864,914      7,233,700      7,071,292
  General and administrative........................................      1,560,430      1,619,143      1,682,566
  Liquidation costs.................................................        241,600         99,414       --
  Depreciation and amortization.....................................      6,235,182      6,204,807      8,605,938
  Management fees--related party....................................        905,071        852,319        812,896
                                                                      -------------  -------------  -------------
                                                                         16,807,197     16,009,383     18,172,692
                                                                      -------------  -------------  -------------
      Income (loss) from operations.................................      1,348,185      1,037,036     (1,914,764)
                                                                      -------------  -------------  -------------
OTHER INCOME (EXPENSE):
  Interest income...................................................         39,909        117,613         55,125
  Interest expense..................................................     (2,835,247)    (3,447,212)    (3,152,940)
  Equity in loss of unconsolidated limited partnership..............       --             --             (243,631)
                                                                      -------------  -------------  -------------
                                                                         (2,795,338)    (3,329,599)    (3,341,446)
                                                                      -------------  -------------  -------------
      Net loss......................................................  $  (1,447,153) $  (2,292,563) $  (5,256,210)
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
NET LOSS PER LIMITED PARTNERSHIP UNIT...............................  $      (15.76) $      (24.96) $      (57.24)
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------


        The accompanying notes are an integral part of these statements.

                     CENCOM CABLE INCOME PARTNERS II, L.P.

                   STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                                                         NOTE
                                                                                      RECEIVABLE
                                                                                         FROM
                                                          GENERAL        LIMITED        GENERAL
                                                          PARTNER        PARTNERS       PARTNER        TOTAL
                                                       -------------  --------------  -----------  --------------
BALANCE, December 31, 1993...........................  $  (2,738,414) $   (9,634,500) $  (459,167) $  (12,832,081)
  Net loss...........................................        (52,562)     (5,203,648)     --           (5,256,210)
                                                       -------------  --------------  -----------  --------------
BALANCE, December 31, 1994...........................     (2,790,976)    (14,838,148)    (459,167)    (18,088,291)
  Net loss...........................................        (22,926)     (2,269,637)     --           (2,292,563)
                                                       -------------  --------------  -----------  --------------
BALANCE, December 31, 1995...........................     (2,813,902)    (17,107,785)    (459,167)    (20,380,854)
  Net loss...........................................        (14,472)     (1,432,681)     --           (1,447,153)
                                                       -------------  --------------  -----------  --------------
BALANCE, December 31, 1996...........................  $  (2,828,374) $  (18,540,466) $  (459,167) $  (21,828,007)
                                                       -------------  --------------  -----------  --------------
                                                       -------------  --------------  -----------  --------------


        The accompanying notes are an integral part of these statements.

                     CENCOM CABLE INCOME PARTNERS II, L.P.

                            STATEMENTS OF CASH FLOWS


              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                                                           1996           1995           1994
                                                                       -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................................  $  (1,447,153) $  (2,292,563) $  (5,256,210)
  Adjustments to reconcile net loss to net cash provided by operating activities-
    Depreciation and amortization....................................      6,235,182      6,204,807      8,605,938
    Equity in loss of unconsolidated limited partnership.............       --             --              243,631
    Changes in assets and liabilities-
      Accounts receivable, net.......................................        (31,740)        35,000          3,169
      Prepaid expenses and other.....................................         71,218         14,236        (45,764)
      Accounts payable and accrued expenses..........................        236,758        131,161        512,041
      Payables to General Partner and affiliates.....................        800,961        876,180        440,123
      Subscriber deposits............................................         (2,215)          (350)        (3,752)
      Deferred revenue...............................................         (3,101)        27,904       --
                                                                       -------------  -------------  -------------
        Net cash provided by operating activities....................      5,859,910      4,996,375      4,499,176
                                                                       -------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment.........................     (2,108,233)    (3,000,860)    (1,913,448)
                                                                       -------------  -------------  -------------
        Net cash used in investing activities........................     (2,108,233)    (3,000,860)    (1,913,448)
                                                                       -------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under revolving line of credit..........................        200,000       --             --
  Payments of revolving line of credit...............................     (3,900,000)    (4,300,000)      --
  Debt issuance costs................................................       (456,250)      --              (97,917)
                                                                       -------------  -------------  -------------
        Net cash used in financing activities........................     (4,156,250)    (4,300,000)       (97,917)
                                                                       -------------  -------------  -------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS.................       (404,573)    (2,304,485)     2,487,811
CASH AND CASH EQUIVALENTS, beginning of year.........................        935,858      3,240,343        752,532
                                                                       -------------  -------------  -------------
CASH AND CASH EQUIVALENTS, end of year...............................  $     531,285  $     935,858  $   3,240,343
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
CASH PAID FOR INTEREST...............................................  $   2,868,914  $   3,645,205  $   3,093,440
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------


        The accompanying notes are an integral part of these statements.

                     CENCOM CABLE INCOME PARTNERS II, L.P.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    ORGANIZATION AND BASIS OF PRESENTATION

    Cencom Cable Income Partners II, L.P., a Delaware limited partnership (the "Partnership"), was formed on August 13, 1987, for the purpose of acquiring and operating existing cable television systems. CC II Holdings, Inc. (CC II Holdings) acquired the common stock of Cencom Properties II, Inc. (Cencom Properties II or the "General Partner") from Cencom Cable Associates, Inc. (presently doing business as Cencom Cable Entertainment, Inc. and referred to as "Cencom Cable Associates" herein) in September 1994. CC II Holding is a wholly owned subsidiary of Charter Communications, Inc. (Charter). The Partnership was to be dissolved no later than December 31, 1995, as provided in the partnership agreement (the "Partnership Agreement"). As of December 31, 1996, the Partnership is in the process of a complete and orderly dissolution of the Partnership (see Note 2).

    As of December 31, 1996, the Partnership provided cable television service to approximately 36 franchises serving approximately 44,700 basic subscribers in northeast Missouri, South Carolina and Texas.

    CASH EQUIVALENTS

    Cash equivalents consist primarily of repurchase agreements with original maturities of 90 days or less. These investments are carried at cost, which approximates market value. The Partnership is subject to loss for amounts invested in repurchase agreements in the event of nonperformance by the financial institution, which acts as the counterparty under such agreements; however, such noncompliance is not anticipated.

    REVENUE RECOGNITION

    Cable service revenues are recognized in the period when the related services are provided.

    Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system.

    Franchise fees collected from cable subscribers and paid to local franchises are reported as revenues.

    DEPRECIATION AND AMORTIZATION

    The Partnership provides depreciation using the composite method of depreciation on a straight-line basis over the estimated useful lives of the related property, plant and equipment as follows:

Trunk and distribution systems...................................   10 years
Subscriber installations.........................................   10 years
                                                                        9-20
Buildings and headends...........................................      years
Converters.......................................................  3-5 years
Vehicles and equipment...........................................  4-8 years
                                                                        5-10
Office equipment.................................................      years

                     CENCOM CABLE INCOME PARTNERS II, L.P.

                           DECEMBER 31, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Franchise costs are being amortized using the straight-line method over the term of the individual franchise agreements. Debt issuance costs are being amortized over the term of the debt.

    During 1995, the Partnership adopted Statement of Financial Accounting Standards (SFAS) No. 121 entitled, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." In accordance with SFAS No. 121, the Partnership periodically reviews the carrying value of its long-lived assets, identifiable intangibles and franchise costs in relation to historical financial results, current business conditions and trends (including the impact of existing legislation and regulation) to identify potential situations in which the carrying value of such assets may not be recoverable. If a review indicates that the carrying value of such assets may not be recoverable, the carrying value of such assets in excess of their fair value would be recorded as a reduction of the assets' cost as if a permanent impairment has occurred. No impairments have occurred and no adjustments to the financial statements of the Partnership have been recorded related to SFAS No. 121.

    INVESTMENT IN UNCONSOLIDATED LIMITED PARTNERSHIP

    The Partnership owns Limited Partnership units of Cencom Partners, L.P.
(CPLP) which equate to an 84.03% ownership interest in CPLP. The Partnership only owns Limited Partnership units and does not exercise significant influence over CPLP's operations; therefore, its investment in CPLP is accounted for using the equity method, and losses in excess of its investment in CPLP are not recorded (see Note 4).

    LIQUIDATION COSTS

    Certain liquidation costs which are not directly attributed to the Partnership (i.e., accounting, legal, etc.) have been allocated between the Partnership and CPLP based upon the number of total basic subscribers.

    INCOME TAXES

    Income taxes are the responsibility of the partners and as such are not provided for in the accompanying financial statements.

    NET LOSS PER LIMITED PARTNERSHIP UNIT

    The net loss per Limited Partnership unit has been calculated based on 90,915 weighted average Limited Partnership units outstanding each year.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     CENCOM CABLE INCOME PARTNERS II, L.P.

                           DECEMBER 31, 1996 AND 1995

2. LIQUIDATION, DISTRIBUTIONS AND ALLOCATIONS:

    DISTRIBUTIONS AND ALLOCATIONS

    Profits and losses are generally allocated in proportion to the partners' capital contributions. The Partnership is required to distribute all cash available for distribution. Distributions are made within 60 days after the end of each calendar quarter. The Limited Partners receive 100% of all cash available for distribution until they receive a cumulative 11% per annum preference return on their adjusted capital contributions. After the Limited Partners have received the 11% preferred return, the General Partner will receive 11% per annum on its capital contribution. Thereafter, the Limited Partners will receive 99% and the General Partner will receive 1% of all additional cash available for distribution. During the fourth quarter of 1993, the Partnership suspended distributions to Limited Partners to meet its debt covenants and allow for necessary capital expenditures. No distributions were made in 1996, 1995 and 1994. Distributions in arrears are approximately $49,807,000 as of December 31, 1996.

    LIQUIDATION OF THE PARTNERSHIP

    The Partnership Agreement provides for the dissolution of the Partnership on or before December 31, 1995. In accordance with the Partnership Agreement, the General Partner began dissolution during 1995. Two independent appraisals were conducted during March 1995, resulting in an appraised value of $73,850,000 for the Partnership's cable television systems (excluding its investment in CPLP). The General Partner has accepted bids with respect to the South Carolina systems, and for the Cleveland, Jasper, Woodville, Marlin, Madisonville and Buffalo systems (which constitute approximately 47% of the basic subscribers of the Texas systems), for an aggregate purchase price of $51,950,000, each subject to execution of a final sale agreement. The accepted bids represent approximately 69% of the Partnership's basic subscribers as of December 31, 1996. The bid for the South Carolina systems was submitted by an affiliate of the General Partner. In accordance with the Partnership Agreement, the sale of assets to an affiliate of the General Partner is subject to an appraisal process, requiring two independent appraisers to jointly determine the appraised value, and must be approved by a majority of outstanding Limited Partner units. The General Partner is preparing a disclosure statement for distribution to the Limited Partners which describes the various transactions and requests consent for the sale to the affiliates of the General Partner. The affiliates of the General Partner have reached agreements with their principal lenders regarding the proposed terms of their loans. In addition, completion of the third-party sales are subject to the successful arrangement of financing on the part of the buyers of these systems.

    Bids submitted to date with respect to the northeast Missouri systems and the remainder of the Texas systems were considered to be too low relative to the estimated fair market values of such systems established pursuant to the appraisal process. Thus, these bids have not been accepted by the General Partner. Accordingly, the General Partner will continue to seek potential purchasers for the remaining systems.

    The General Partner or other liquidating agent is required to liquidate partnership assets and to distribute all available proceeds as soon as practicable after their receipt by the Partnership. After payment of the Partnership's liabilities, these sales proceeds will be distributed as set forth above. Once the Limited Partners and the General Partner have received aggregate cash distributions equal to their capital contributions plus the 11% preferred return referred to above, sales proceeds will generally be allocated 70% to the Limited Partners and 30% to the General Partner.

                     CENCOM CABLE INCOME PARTNERS II, L.P.

                           DECEMBER 31, 1996 AND 1995

2. LIQUIDATION, DISTRIBUTIONS AND ALLOCATIONS: (CONTINUED)
    Upon finalization of a plan of liquidation and execution of sale agreements, the Partnership will change its basis of accounting from the going-concern basis to the liquidation basis. Under the liquidation basis of accounting, assets are recorded at their estimated realizable values and liabilities are recorded at their estimated settlement amounts.

    LIQUIDATION OF CPLP

    Concurrent with the disposition of the Partnership's assets, including its entire ownership interest in CPLP, CPLP has sought to dispose of its assets through the sale of its cable television system to facilitate the liquidation of the Partnership. Additionally, the asset sale is being effected to satisfy the requirements by CPLP's senior bank lenders that the credit facility be repaid.

    To dispose of the assets of CPLP, the general partner of CPLP obtained appraisals as of March 31, 1995, from Daniels & Associates ("Daniels") and Western Cablesystems, Inc. ("Western"), who jointly reached a valuation of $60,900,000 for all of the CPLP cable television systems. Thereafter, Daniels was retained to market the CPLP systems using an auction process substantially identical to that employed for the Partnership's Systems. As a result of the auction process, CPLP's general partner has executed final sale agreements with two affiliates of the General Partner for CPLP's South Carolina and North Carolina Systems for an aggregate price of $52,450,000. Completion of these proposed sales are subject to the successful arrangement of financing on the part of the buyers of these systems. The bids submitted for CPLP's Texas Systems were below the appraised fair market value and have not been accepted. CPLP intends to continue to operate its Texas Systems until an acceptable bid is received. The affiliates of the General Partner have reached agreements with their principal lenders regarding the proposed terms of their loans.

    Following CPLP's proposed sales of some or all of its systems, it will use the available sale proceeds to pay outstanding indebtedness and expenses (including the payment of accrued and unpaid management fees to its General Partner and repayment of its senior bank credit facility), with any remaining proceeds to be distributed in accordance with the terms of CPLP's partnership agreement, which will include distributions to the Partnership in its capacity as a Limited Partner of CPLP.

3. PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment is stated at cost and consists of the following at December 31:


                                                                                         1996            1995
                                                                                    --------------  --------------
Trunk and distribution systems....................................................  $   33,744,552  $   33,098,240
Subscriber installations..........................................................       9,407,182       8,495,118
Land, buildings and headends......................................................       5,559,636       5,378,614
Converters........................................................................       3,902,610       3,726,224
Vehicles and equipment............................................................       2,000,543       1,895,785
Office equipment..................................................................         783,785         737,402
                                                                                    --------------  --------------
                                                                                        55,398,308      53,331,383
Less--Accumulated depreciation....................................................     (36,459,500)    (30,758,752)
                                                                                    --------------  --------------
                                                                                    $   18,938,808  $   22,572,631
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                     CENCOM CABLE INCOME PARTNERS II, L.P.

                           DECEMBER 31, 1996 AND 1995

4. INVESTMENT IN UNCONSOLIDATED LIMITED PARTNERSHIP:

    The Partnership has invested approximately $25,000,000 in CPLP, a limited partnership. CPLP utilized these funds to purchase cable television systems in North Carolina, South Carolina and Texas. The Partnership's equity contribution consisted of the balance of funds which had previously been restricted for investment in cable television systems, plus approximately $18,135,000 of allowable borrowings as specified by the Partnership Agreement. The Partnership is allocated 84.03% (based on ownership interest) of CPLP's net income or losses and accounts for its investment in CPLP under the equity method. Losses in excess of its investment in CPLP are not recorded. As of December 31, 1996, the unrecorded losses in excess of investment were approximately $14,897,000. Additional partners of CPLP include Charter.

    Summary financial information of CPLP as of December 31, 1996 and 1995, and for each of the three years in the year period ended December 31, 1996, which is not consolidated with the operating results of the Partnership, is as follows:

                                                                     1996            1995
                                                                --------------  --------------
Current assets................................................  $    1,058,448  $      659,926
Noncurrent assets--primarily investment in cable television
  properties..................................................      22,972,191      27,823,344
                                                                --------------  --------------
      Total assets............................................  $   24,030,639  $   28,483,270
                                                                --------------  --------------
                                                                --------------  --------------
Current liabilities, including current maturities of long-term
  debt of $34,957,500 and $34,957,500, respectively...........  $   39,727,149  $   39,401,034
Deferred revenue..............................................         174,791         196,640
Partners' capital (deficit)...................................     (15,871,301)    (11,114,404)
                                                                --------------  --------------
      Total liabilities and partners' capital (deficit).......  $   24,030,639  $   28,483,270
                                                                --------------  --------------
                                                                --------------  --------------

                                                      1996           1995           1994
                                                  -------------  -------------  -------------
Service revenues................................  $  13,748,224  $  12,855,563  $  12,075,857
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------
Loss from operations............................  $  (1,776,152) $  (3,020,280) $  (5,047,535)
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------
Net loss........................................  $  (4,756,897) $  (5,835,749) $  (7,425,112)
                                                  -------------  -------------  -------------
                                                  -------------  -------------  -------------

    In accordance with restrictions under CPLP's senior debt agreement, CPLP may make no partnership distributions during the term of its senior debt agreement. Furthermore, a maximum of $3,000,000 in CPLP assets may be sold without bank permission, and all proceeds from any such sale must be used to reduce borrowings under the senior debt agreement.

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

    Accounts payable and accrued expenses consist of the following at December
31:

                                                                        1996          1995
                                                                    ------------  ------------
Capital expenditures..............................................  $    128,786  $    114,928
Accrued salaries and related benefits.............................       158,372       144,024

                     CENCOM CABLE INCOME PARTNERS II, L.P.

                           DECEMBER 31, 1996 AND 1995

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES: (CONTINUED)

Accrued liquidation costs.........................................       162,000       --
Professional fees.................................................       257,636        89,136
Debt issuance costs...............................................       350,000       --
Property taxes....................................................       358,786       645,849
Franchise fees....................................................       368,602       327,272
Programming expenses..............................................       369,137       355,174
Other.............................................................       244,355       484,533
                                                                    ------------  ------------
                                                                    $  2,397,674  $  2,160,916
                                                                    ------------  ------------
                                                                    ------------  ------------

6. LONG-TERM DEBT:

    The Partnership maintains a secured revolving line of credit agreement (the "Credit Agreement") with a consortium of banks for borrowings up to $65,000,000. On December 31, 1996, the Partnership and the banks amended the Credit Agreement to extend the maturity date to June 30, 1997. The Partnership paid $350,000 in amendment fees in connection with this amendment which were recorded as debt issuance costs. Loans under the Credit Agreement bear interest, with the base rate being at the partnership's election at the Toronto Dominion's (the agent bank) prime rate of interest, Eurodollar or certificates of deposit rate, plus a certain spread. The applicable spreads are based on the ratio of debt to annualized operating cash flow. At December 31, 1996 and 1995, the interest rates ranged from 6.81% to 8.50% and 7.38% to 9.00%, respectively. The weighted average interest rates and borrowings for 1996, 1995 and 1994 were 7.29%, 7.99% and 6.68%, and approximately $38,889,000, $43,163,000 and $44,700,000, respectively. Borrowings under the Credit Agreement are subject to certain financial and nonfinancial covenants and restrictions, the most restrictive of which requires the maintenance of a ratio of debt to annualized operating cash flow, as defined, not to exceed 4.5 to 1. Borrowings under the Credit Agreement are collateralized by the assets of the Partnership. A quarterly commitment fee of 0.375% per annum is payable on the unused portion of the Credit Agreement. As this debt instrument bears interest at current market rates, its carrying amount approximates fair market value at December 31, 1996 and 1995.

    The Partnership has prepared projections of quarterly operating results for 1997 which demonstrate that the Partnership will be in compliance with its financial covenants throughout the year. Such projections are dependent, however, on sustained subscriber growth and the maintenance of current operating margins. If current levels of subscriber growth and operating margins are not maintained, the Partnership could be forced to renegotiate the terms of the Credit Agreement or to seek alternative sources of financing.

7. RELATED-PARTY TRANSACTIONS:

    During 1994, Cencom Cable Associates assigned management services under contract with the Partnership to the General Partner. The management service contract provides for the payment of fees equal to 5% of the Partnership's annual gross operating revenue. Expenses recorded under this contract by the Partnership during 1996, 1995 and 1994 were $905,071, $852,319 and $812,896, respectively. Up to 50% of the management fee payment is subordinated to certain quarterly distributions to the Limited Partners. Since assumption of the responsibilities under the contract, the General Partner has elected to defer payment of all such management fees. Management fees of $3,614,258 and $2,709,187 have been deferred

                     CENCOM CABLE INCOME PARTNERS II, L.P.

                           DECEMBER 31, 1996 AND 1995

7. RELATED-PARTY TRANSACTIONS: (CONTINUED) and are included in Payables to General Partner and Affiliates at December 31, 1996 and 1995, respectively. In addition to the management fees, the Partnership reimburses the General Partner for expenses incurred on behalf of the Partnership for performance of services under the contract.

    The Partnership has a noninterest-bearing promissory note receivable due on demand from the General Partner which represents one-half of its required capital contribution.

    The Partnership and all entities affiliated with Charter collectively utilize a combination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. the Partnership is allocated charges monthly based upon its total number of employees, historical claims and medical cost trend rates. During 1996 and 1995, the Partnership expensed approximately $150,700 and $143,328, respectively, relating to insurance allocations.

    Affiliated entities maintain several regional offices. The regional offices perform certain operational services on behalf of the Partnership and other affiliated entities. The cost of these services is allocated to the Partnership based on its number of subscribers. During 1996, 1995 and 1994, the Partnership expensed approximately $189,000, $175,000 and $205,000, respectively, relating to this allocation.

8. COMMITMENTS AND CONTINGENCIES:

    LEASES

    The Partnership leases certain facilities and equipment under noncancelable operating leases. Rent expense incurred under these leases during 1996, 1995 and 1994 was approximately $99,200, $96,000 and $80,000, respectively.

Future minimum lease payments are as follows:

1997...............................................................  $  27,000
1998...............................................................     24,000
1999...............................................................     22,000
2000...............................................................     10,000
2001...............................................................      7,000
Thereafter.........................................................      1,000

    The Partnership rents utility poles in its operations. Generally, pole rental agreements are short term, but the Partnership anticipates that such rentals will continue to recur. Rent expense for pole attachments during 1996, 1995 and 1994 was approximately $317,000, $227,000 and $350,000, respectively.

    INSURANCE COVERAGE

    The Partnership currently does not have and does not in the near term anticipate having property and casualty insurance on its underground distribution plant. Due to large claims incurred by the property and casualty insurance industry, the pricing of insurance coverage has become inflated to the point where, in the judgment of the Partnership's management, the price is too high for the coverage extended. Management believes that its experience with such insurance coverage is consistent with general industry practice.

                     CENCOM CABLE INCOME PARTNERS II, L.P.

                           DECEMBER 31, 1996 AND 1995

8. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
The Partnership's management will continue to monitor the insurance markets to attempt to obtain coverage for the Partnership's distribution plant at reasonable rates.

    LITIGATION

    The Partnership is a party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Partnership's financial position or results of operations.

9. RATE REGULATION IN THE CABLE TELEVISION INDUSTRY:

    The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. In addition, recent legislative and regulatory changes and additional regulatory proposals under consideration may materially affect the cable television industry.

    Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which became effective on December 4, 1992. The 1992 Cable Act generally allows for a greater degree of regulation of the cable television industry. Under the 1992 Cable Act's definition of effective competition, nearly all cable systems in the United States are subject to rate regulation of basic cable services, provided that the local franchising authority becomes certified to regulate basic service units. The 1992 Cable Act and the Federal Communications Commission's (FCC) rules implementing the 1992 Cable Act have generally increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities.

    While management believes that the Partnership has complied in all material respects with the rate provisions of the 1992 Cable Act, in jurisdictions that have not yet chosen to certify, refunds covering a one-year period on basic services may be ordered upon future certification if the Partnership is unable to justify its rates through a benchmark or cost-of-service filing or small system cost-of-service filing pursuant to FCC rules. Management is unable to estimate at this time the amount of refunds, if any, that may be payable by the Partnership in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. Management does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Partnership.

    The 1992 Cable Act modified the franchise renewal process to make it easier for a franchising authority to deny renewal. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of the franchise agreement. Although management believes that the Partnership has generally met the terms of its franchise agreements and has provided quality levels of service and anticipates the Partnership's future franchise renewal prospects generally will be favorable, there can be no assurance that any such franchises will be renewed or, if renewed, that the franchising authority will not impose more onerous requirements on the Partnership than previously existed.

    During 1996, Congress passed and the President signed into law the Telecommunications Act of 1996 (the "Telecommunications Act") which alters federal, state, and local laws and regulations pertaining to cable television, telecommunications, and other services. Under the Telecommunications Act, telephone companies can compete directly with cable operators in the provision of video programming.

                     CENCOM CABLE INCOME PARTNERS II, L.P.

                           DECEMBER 31, 1996 AND 1995

9. RATE REGULATION IN THE CABLE TELEVISION INDUSTRY: (CONTINUED)
    Certain provisions of the Telecommunications Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Partnership. Although the new legislation may substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. There are numerous rule-makings to be undertaken by the FCC which will interpret and implement the Telecommunications Act's provisions. In addition, certain provisions of the Telecommunications Act (such as the deregulation of cable programming rates) are not immediately effective. Further, certain of the Telecommunications Act's provisions have been and are likely to be subject to judicial challenges. Management is unable at this time to predict the outcome of such rule-makings or litigation or the substantive effect of the new legislation and the rule-makings on the financial position or results of operations of the Partnership.

10. 401(K) PLAN:

    In 1994, the Partnership adopted the Charter Communications, Inc. 401(k) Plan (the "Plan") for the benefit of its employees. All employees who have completed one year of employment are eligible to participate in the Plan. The Plan is a tax-qualified retirement savings plan to which employees may elect to make pretax contributions up to the lesser of 10% of their compensation or dollar thresholds established under the Internal Revenue Code. The Partnership contributes an amount equal to 50% of the first 5% contributed by each employee. During 1996, 1995 and 1994, the Partnership contributed approximately $26,200, $26,500 and $40,900, respectively.

11. NET LOSS FOR INCOME TAX PURPOSES:

    The following reconciliation summarizes the differences between the Partnership's net loss for financial reporting purposes and net loss for federal income tax purposes for the years ended December 31:


                                                                           1996           1995           1994
                                                                       -------------  -------------  -------------
Net loss for financial reporting purposes............................  $  (1,447,153) $  (2,292,563) $  (5,256,210)
Depreciation differences between financial reporting and tax
  reporting..........................................................      1,728,352        751,650        (91,608)
Equity in loss of unconsolidated Limited Partnership differences
  between financial reporting and tax reporting......................     (2,853,381)    (3,417,920)    (4,564,540)
Differences in expenses recorded for financial reporting and for tax
  purposes...........................................................        224,167       (364,558)       584,764
Differences in revenue reported for financial reporting and tax
  reporting..........................................................         (3,100)        27,904       --
Other................................................................          4,144         45,361        (19,489)
                                                                       -------------  -------------  -------------
Net loss for federal income tax purposes.............................  $  (2,346,971) $  (5,250,126) $  (9,347,083)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Net loss per Limited Partnership unit for federal income tax
  purposes...........................................................  $      (25.82) $      (57.17) $     (101.78)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------


    The following summarizes the significant temporary differences between the Partnership's financial reporting basis and federal income tax reporting basis as of December 31:

                     CENCOM CABLE INCOME PARTNERS II, L.P.

                           DECEMBER 31, 1996 AND 1995

11. NET LOSS FOR INCOME TAX PURPOSES: (CONTINUED)


                                                                     1996            1995
                                                                --------------  --------------
Assets:
  Accounts receivable.........................................  $       34,763  $       31,463
  Accrued expenses............................................         877,869         657,002
  Deferred revenue............................................          24,803          27,904
                                                                --------------  --------------
                                                                $      937,435  $      716,369
                                                                --------------  --------------
                                                                --------------  --------------
Liabilities:
  Property, plant and equipment...............................  $  (12,250,944) $  (13,979,613)
  Investment in unconsolidated Limited Partnership............      (3,178,842)     (8,864,469)
                                                                --------------  --------------
                                                                $  (15,429,786) $  (22,844,082)
                                                                --------------  --------------
                                                                --------------  --------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cencom Partners, L.P.:

    We have audited the accompanying balance sheets of Cencom Partners, L.P. (a Delaware limited partnership) as of December 31, 1996 and 1995, and the related statements of operations, partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cencom Partners, L.P. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

St. Louis, Missouri,
February 21, 1997

                             CENCOM PARTNERS, L.P.

                   BALANCE SHEETS--DECEMBER 31, 1996 AND 1995

                                                                                         1996            1995
                                                                                    --------------  --------------

                                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................................................  $      543,299  $      412,532
  Accounts receivable, net of allowance for doubtful accounts of $25,788 and
    $21,651, respectively.........................................................         172,642         140,541
  Insurance receivables...........................................................         313,290        --
  Prepaid expenses and other......................................................          29,217         106,853
                                                                                    --------------  --------------
      Total current assets........................................................       1,058,448         659,926
                                                                                    --------------  --------------
PROPERTY, PLANT AND EQUIPMENT.....................................................      16,895,746      18,045,408
FRANCHISE COSTS, net of accumulated amortization of $21,960,618 and $19,648,414,
  respectively....................................................................       5,148,026       7,460,235
SUBSCRIBER LISTS, net of accumulated amortization of $9,472,652 and $8,015,285,
  respectively....................................................................         728,619       2,185,986
DEBT ISSUANCE COSTS, net of accumulated amortization of $- and $38,030,
  respectively....................................................................         199,800         131,715
                                                                                    --------------  --------------
                                                                                    $   24,030,639  $   28,483,270
                                                                                    --------------  --------------
                                                                                    --------------  --------------
                                   LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
CURRENT LIABILITIES:
  Current maturities of long-term debt............................................  $   34,957,500  $   34,957,500
  Accounts payable and accrued expenses...........................................       1,358,434       1,635,873
  Payables to General Partner and affiliates......................................       3,358,684       2,743,225
  Subscriber deposits.............................................................          52,531          64,436
                                                                                    --------------  --------------
      Total current liabilities...................................................      39,727,149      39,401,034
                                                                                    --------------  --------------
DEFERRED REVENUE..................................................................         174,791         196,640
                                                                                    --------------  --------------
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL (DEFICIT):
  General Partner.................................................................        (268,880)       (197,051)
  Limited Partners (293 units authorized, issued and outstanding).................     (17,602,421)    (12,917,353)
  Special Limited Partner (20 units authorized, issued and outstanding)...........       2,000,000       2,000,000
                                                                                    --------------  --------------
      Total Partners' capital (deficit)...........................................     (15,871,301)    (11,114,404)
                                                                                    --------------  --------------
                                                                                    $   24,030,639  $   28,483,270
                                                                                    --------------  --------------
                                                                                    --------------  --------------


      The accompanying notes are an integral part of these balance sheets.

                             CENCOM PARTNERS, L.P.

                            STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                           1996           1995           1994
                                                                       -------------  -------------  -------------
SERVICE REVENUES:
  Basic service......................................................  $  10,176,306  $   9,418,509  $   8,899,173
  Premium service....................................................      1,792,082      1,828,882      1,761,006
  Other..............................................................      1,779,836      1,608,172      1,415,678
                                                                       -------------  -------------  -------------
                                                                          13,748,224     12,855,563     12,075,857
OPERATING EXPENSES:
  Operating costs....................................................      5,841,053      5,394,026      4,843,805
  General and administrative.........................................      1,187,267      1,141,985      1,262,442
  Liquidation costs..................................................        243,154        115,910       --
  Depreciation and amortization......................................      7,565,531      8,581,137     10,413,352
  Management fees--related party.....................................        687,371        642,785        603,793
                                                                       -------------  -------------  -------------
                                                                          15,524,376     15,875,843     17,123,392
                                                                       -------------  -------------  -------------
      Loss from operations...........................................     (1,776,152)    (3,020,280)    (5,047,535)
                                                                       -------------  -------------  -------------
OTHER INCOME (EXPENSE):
  Interest income....................................................         37,089         29,469         18,030
  Interest expense...................................................     (2,634,834)    (2,844,938)    (2,395,607)
  Loss from Hurricane Fran...........................................       (383,000)      --             --
                                                                       -------------  -------------  -------------
                                                                          (2,980,745)    (2,815,469)    (2,377,577)
                                                                       -------------  -------------  -------------
      Net loss.......................................................  $  (4,756,897) $  (5,835,749) $  (7,425,112)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
  NET LOSS PER LIMITED PARTNERSHIP UNIT..............................  $     (15,990) $     (19,616) $     (24,959)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

        The accompanying notes are an integral part of these statements.

                             CENCOM PARTNERS, L.P.

                   STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                                                       SPECIAL
                                                          GENERAL       LIMITED        LIMITED
                                                          PARTNER       PARTNERS       PARTNER         TOTAL
                                                        -----------  --------------  ------------  --------------
BALANCE, December 31, 1993............................  $     3,188  $      143,269  $  2,000,000  $    2,146,457
  Net loss............................................     (112,119)     (7,312,993)      --           (7,425,112)
                                                        -----------  --------------  ------------  --------------
BALANCE, December 31, 1994............................     (108,931)     (7,169,724)    2,000,000      (5,278,655)
  Net loss............................................      (88,120)     (5,747,629)      --           (5,835,749)
                                                        -----------  --------------  ------------  --------------
BALANCE, December 31, 1995............................     (197,051)    (12,917,353)    2,000,000     (11,114,404)
  Net loss............................................      (71,829)     (4,685,068)      --           (4,756,897)
                                                        -----------  --------------  ------------  --------------
BALANCE, December 31, 1996............................  $  (268,880) $  (17,602,421) $  2,000,000  $  (15,871,301)
                                                        -----------  --------------  ------------  --------------
                                                        -----------  --------------  ------------  --------------


        The accompanying notes are an integral part of these statements.

                             CENCOM PARTNERS, L.P.
                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                           1996           1995           1994
                                                                       -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................................  $  (4,756,897) $  (5,835,749) $  (7,425,112)
  Adjustments to reconcile net loss to net cash provided by operating activities-
    Depreciation and amortization....................................      7,565,531      8,581,137     10,413,352
    Changes in assets and liabilities--
      Accounts receivable, net.......................................        (32,101)        69,822        (65,112)
      Other receivables..............................................       (313,290)      --             --
      Prepaid expenses and other.....................................         77,636         15,235        (52,682)
      Accounts payable and accrued expenses..........................       (277,439)       164,801       (154,306)
      Payables to General Partner and affiliates.....................        615,459      1,177,072        575,355
      Subscriber deposits............................................        (11,905)        (5,876)        (7,960)
      Deferred revenue...............................................        (21,849)       196,640       --
                                                                       -------------  -------------  -------------
        Net cash provided by operating activities....................      2,845,145      4,363,082      3,283,535
                                                                       -------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment.........................     (2,427,274)    (1,973,566)    (2,449,847)
                                                                       -------------  -------------  -------------
        Net cash used in investing activities........................     (2,427,274)    (1,973,566)    (2,449,847)
                                                                       -------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of long-term debt.........................................       --           (2,381,850)    (1,370,650)
  Debt issuance costs................................................       (287,104)       (67,562)      (102,186)
                                                                       -------------  -------------  -------------
        Net cash used in financing activities........................       (287,104)    (2,449,412)    (1,472,836)
                                                                       -------------  -------------  -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.................        130,767        (59,896)      (639,148)
CASH AND CASH EQUIVALENTS, beginning of year.........................        412,532        472,428      1,111,576
                                                                       -------------  -------------  -------------
CASH AND CASH EQUIVALENTS, end of year...............................  $     543,299  $     412,532  $     472,428
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
CASH PAID FOR INTEREST...............................................  $   2,981,421  $   2,653,014  $   2,529,475
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

        The accompanying notes are an integral part of these statements.

                             CENCOM PARTNERS, L.P.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    ORGANIZATION AND BASIS OF PRESENTATION

    Cencom Partners, L.P., a Delaware limited partnership (the "Partnership"), was formed on January 30, 1990, for the purpose of acquiring and operating existing cable television systems. The Partnership commenced operations effective March 1990, through the acquisition of a cable television system in South Carolina. The Partnership will terminate no later than June 30, 2001, as provided in the partnership agreement (the "Partnership Agreement"). CC III Holdings, Inc. (CC III Holdings) acquired the common stock of Cencom Properties, Inc. (Cencom Properties) from Cencom Cable Associates, Inc. (presently doing business as Cencom Cable Entertainment, Inc. and referred to as "Cencom Cable Associates" herein) in September 1994. CC III Holdings is a wholly owned subsidiary of Charter Communications, Inc. (Charter). Cencom Cable Income Partners II, L.P. (CCIP II), an affiliate, owns 84.03% of the Limited Partner units.

    As of December 31, 1996, the Partnership provided cable television service to approximately 22 franchises serving approximately 36,200 basic subscribers in North Carolina, South Carolina and Texas.

    CASH EQUIVALENTS

    Cash equivalents consist primarily of repurchase agreements with original maturities of 90 days or less. These investments are carried at cost, which approximates market value. The Partnership is subject to loss for amounts invested in repurchase agreements in the event of nonperformance by the financial institution, which acts as the counterparty under such agreements; however, such noncompliance is not anticipated.

    REVENUE RECOGNITION

    Cable service revenues are recognized when the related services are provided.

    Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system.

    Franchise fees collected from cable subscribers and paid to local franchises are reported as revenues.

    DEPRECIATION AND AMORTIZATION

    The Partnership provides depreciation using the composite method on a straight-line basis over the estimated useful lives of the related property, plant and equipment as follows:

Trunk and distribution systems...................................   10 years
Subscriber installations.........................................   10 years
                                                                        9-20
Buildings and headends...........................................      years
Converters.......................................................  3-5 years
Vehicles and equipment...........................................  4-8 years
                                                                        5-10
Office equipment.................................................      years

                             CENCOM PARTNERS, L.P.

                           DECEMBER 31, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Franchise costs are being amortized using the straight-line method over the term of the individual franchise agreements. Subscriber lists are being amortized using the straight-line method over seven years. Debt issuance costs are being amortized over the term of the debt.

    During 1995, the Partnership adopted Statement of Financial Accounting Standards (SFAS) No. 121 entitled, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." In accordance with SFAS No. 121, the Partnership periodically reviews the carrying value of its long-lived assets, identifiable intangibles and franchise costs in relation to historical financial results, current business conditions and trends (including the impact of existing legislation and regulation) to identify potential situations in which the carrying value of such assets may not be recoverable. If a review indicates that the carrying value of such assets may not be recoverable, the carrying value of such assets in excess of their fair value would be recorded as a reduction of the assets' cost as if a permanent impairment has occurred. No impairments have occurred and adjustments to the financial statements of the Partnership have been recorded related to SFAS No. 121.

    LIQUIDATION COSTS

    Certain liquidation costs which are not directly attributed to the Partnership (i.e., accounting, legal, etc.) have been allocated between the Partnership and CPLP based upon the number of total basic subscribers.

    INCOME TAXES

    Income taxes are the responsibility of the partners and as such are not provided in the accompanying financial statements.

    NET LOSS PER LIMITED PARTNERSHIP UNIT

    The net loss per Limited Partnership unit has been calculated based on 293 weighted average Limited Partnership units outstanding in each year. In accordance with the Partnership Agreement, no losses have been allocated to the Special Limited Partner units.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. LIQUIDATION, DISTRIBUTIONS AND ALLOCATIONS:

    The Partnership is comprised of the General Partner, 293 Limited Partnership units and 20 Special Limited Partnership units. Under terms of the Partnership Agreement, allocation of Partnership profits is as follows: (i) to partners with deficit capital balances, until such deficits are reduced to zero; (ii) to the Special Limited Partner, until its account has been allocated all unrecovered preference return amounts, as

                             CENCOM PARTNERS, L.P.

                           DECEMBER 31, 1996 AND 1995

2. LIQUIDATION, DISTRIBUTIONS AND ALLOCATIONS: (CONTINUED) defined in the Agreement; and (iii) to the General Partner and Limited Partners in proportion to their capital contributions.

    Partnership losses are allocated among the General Partner and Limited Partners in proportion to their capital contributions. Any distributions made by the Partnership are to be made as follows: (i) to all partners to the extent of any tax liabilities; (ii) to the Special Limited Partner to the extent of any unpaid preference returns as defined in the Partnership Agreement; and (iii) to the General Partner and Limited Partners in proportion to their capital contributions. The Special Limited Partner's preference return is equal to its adjusted capital balance, as defined, plus an amount equal to 15% per annum, compounded quarterly, on such amount through June 30, 1993. Thereafter, the preference return shall increase to 18% per annum, compounded quarterly in accordance with the Partnership Agreement. The accreted balance of the Special Limited Partner units is $5,765,303 at December 31, 1996.

    LIQUIDATION OF THE PARTNERSHIP

    CCIP II's partnership agreement provides for the dissolution of CCIP II on or before December 31, 1995. The general partner of CCIP II is in the process of a complete and orderly dissolution of CCIP II.

    Concurrent with the disposition of CCIP II's assets, including its entire ownership interest in the Partnership, the Partnership has sought to dispose of its assets through the sale of its cable television systems to facilitate the liquidation of CCIP II. Additionally, the asset sale is being effected to satisfy the requirements by the Partnership's senior bank lenders that the credit facility be repaid.

    To dispose of the assets of the Partnership, the General Partner obtained appraisals as of March 31, 1995, from Daniels & Associates ("Daniels") and Western Cablesystems, Inc., who jointly reached a valuation of $60,900,000 for all of the Partnership systems. Thereafter, Daniels was retained to market the Partnership systems using an auction process. As a result of the auction process, the General Partner has executed final sale agreements with two affiliated entities of CCIP II for the Partnership's South Carolina and North Carolina Systems for an aggregate price of $52,450,000. The accepted bids represent approximately 83% of the Partnership's basic subscribers as of December 31, 1996. Completion of these proposed sales are subject to the successful arrangement of financing on the part of the buyers of these systems. The bids submitted for the Partnership's Texas Systems were below the appraised fair market value and have not been accepted. The Partnership intends to continue to operate its Texas Systems until an acceptable bid is received. The affiliates of the General Partner have reached agreements with their principal lenders regarding the proposed terms of their loans.

    Following the Partnership's proposed sales of some or all of the Partnership's systems, it will use the available sale proceeds to pay outstanding indebtedness and expenses (including the payment of accrued and unpaid management fees (which were $2,896,163 as of December 31, 1996) to the General Partner and repayment of its senior bank credit facility), with any remaining proceeds to be distributed in accordance with the terms of the Partnership Agreement, which will include distributions to CCIP II in its capacity as a Limited Partner of the Partnership.

    Upon finalization of a plan of liquidation and the determination of sales price, the Partnership will change its basis of accounting from the going-concern basis to the liquidation basis. Under the liquidation basis of accounting, assets are recorded at their estimated realizable values and liabilities are recorded at their estimated settlement amounts.

                             CENCOM PARTNERS, L.P.

                           DECEMBER 31, 1996 AND 1995

3. PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment is stated at cost and consists of the following at December 31:

                                                                     1996            1995
                                                                --------------  --------------
Trunk and distribution systems................................  $   21,851,645  $   20,716,319
Subscriber installations......................................       7,455,295       6,584,628
Land, buildings and headends..................................       3,704,136       3,604,544
Converters....................................................       2,748,418       2,499,502
Vehicles and equipment........................................         917,817         895,168
Office equipment..............................................         431,770         411,629
                                                                --------------  --------------
                                                                    37,109,081      34,711,790
Less--Accumulated depreciation................................     (20,213,335)    (16,666,382)
                                                                --------------  --------------
                                                                $   16,895,746  $   18,045,408
                                                                --------------  --------------
                                                                --------------  --------------

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

    Accounts payable and accrued expenses consist of the following at December
31:

                                                                        1996          1995
                                                                    ------------  ------------
Accrued interest..................................................  $    --       $    346,587
Salaries and related benefits.....................................        76,122        65,409
Property taxes....................................................        69,338       158,079
Professional fees.................................................       174,000        66,000
Franchise fees....................................................       260,464       226,246
Programming expenses..............................................       281,477       259,920
Capital expenditures..............................................       296,922       138,831
Other.............................................................       200,111       374,801
                                                                    ------------  ------------
                                                                    $  1,358,434  $  1,635,873
                                                                    ------------  ------------
                                                                    ------------  ------------

5. LONG-TERM DEBT:

    The Partnership maintains a credit agreement (the "Credit Agreement") in the form of a term loan with a consortium of banks. At December 31, 1996 and 1995, $34,957,500 was outstanding related to the Credit Agreement. There is no additional available borrowings for the Partnership in excess of the balance outstanding. Loans under the Credit Agreement bear interest, with the base rate being at the Partnership's election at the Toronto Dominion's (the agent bank) prime rate of interest, the Eurodollar and certificates of deposit, plus a certain spread. At December 31, 1996, the interest rate was 7.31% and at December 31, 1995, the interest rates ranged from 7.38% to 8.18%. The weighted average interest rate and borrowings for 1996, 1995 and 1994 were 7.54%, 7.81% and 6.08% and approximately $34,957,500, $36,439,000 and $38,062,000, respectively. Borrowings under the Credit Agreement are subject to certain financial and nonfinancial covenants and restrictions, the most restrictive of which requires maintenance of a ratio of debt to annualized operating cash flow, as defined, not to exceed 5.25 to 1 at December 31, 1996. At December 31, 1995, the Partnership was not in compliance with its capital expenditure covenant contained

                             CENCOM PARTNERS, L.P.

                           DECEMBER 31, 1996 AND 1995

5. LONG-TERM DEBT: (CONTINUED)
in the Credit Agreement. Pursuant to an amendment to the Credit Agreement, dated March 1996, the Partnership received a waiver for such noncompliance. In addition, the amendment changed the maturity date for all principal amounts and other obligations then outstanding to be due and payable on December 31, 1996. Amendment fees of $87,304 were paid related to this amendment and were expensed during the year. On December 31, 1996, the Partnership and the banks amended the Credit Agreement to extend the maturity date to June 30, 1997. Additional amendment fees of $199,800 were paid in connection with this amendment and were recorded as debt issuance costs. During the years ended December 31, 1996 and 1995, the Partnership incurred costs totaling $287,104 and $67,562, respectively, relating to the amendment of certain covenants contained in the Credit Agreement. Borrowings under the Credit Agreement are collateralized by the assets of the Partnership. As this debt instrument bears interest at current market rates, its carrying amount approximates fair market value at December 31, 1996 and 1995.

6. RELATED-PARTY TRANSACTIONS:

    During 1994, Cencom Cable Associates assigned management services under contract with the Partnership to the General Partner. The management service provides for the payment of fees equal to 5% of the Partnership's gross operating revenues. The Partnership was allowed to defer 60% of all such fees through December 31, 1995. Since the assumption of the responsibilities under the contract, the General Partner has elected to defer payment of all such management fees. Expenses recognized by the Partnership under this contract during 1996, 1995 and 1994 were $687,371, $642,785 and $603,793, respectively.
Management fees payable of $2,896,163 and $2,208,792 are included in Payables to General Partner and Affiliates at December 31, 1996 and 1995, respectively. In addition to the management fees, the Partnership reimburses the General Partner for expenses incurred on behalf of the Partnership for performance of services under the contract.

    Included in the payables to General Partner and Affiliates $500,000 related to a refundable deposit toward the purchase of the Abbeville System. The amount will be refunded to Charter Communications II, L.P. (CC II) if the sale is not consummated or applied to CC II's purchase of the Abbeville System.


    The Partnership and all entities affiliated with Charter collectively utilize a combination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. the Partnership is allocated charges monthly based upon its total number of employees, historical claims and medical cost trend rates. During 1996 and 1995, the Partnership expensed approximately $144,600 and $149,400, respectively, relating to insurance allocations.


    Affiliated entities maintain several regional offices. The regional offices perform certain operational services on behalf of the Partnership and other affiliated entities. Generally, the costs of these services are allocated to the Partnership based on the number of subscribers. During 1996 and 1995, certain costs which should have been allocated to the Partnership were borne by Charter on behalf of the Partnership. Charter is not obligated to make such payments in the future. The amount of the costs which were paid by Charter during 1996 and 1995 was approximately $122,000 and $125,000, respectively.

                             CENCOM PARTNERS, L.P.

                           DECEMBER 31, 1996 AND 1995

7. COMMITMENTS AND CONTINGENCIES:

    LEASES

    The Partnership leases certain facilities and equipment under noncancelable operating leases. Rent expense incurred under these leases during 1996, 1995 and 1994 was approximately $64,000, $64,000 and $61,000, respectively.

    Future minimum lease payments are as follows:

1997...............................................................  $  38,000
1998...............................................................     25,000
1999...............................................................     25,000
2000...............................................................      9,000
2001...............................................................      3,000
Thereafter.........................................................     14,000

    The Partnership rents utility poles in its operations. Generally, pole rental agreements are short term, but the Partnership anticipates that such rentals will recur. Rent expense for pole attachments during 1996, 1995 and 1994 was approximately $220,000, $153,000 and $185,000, respectively.

    INSURANCE COVERAGE

    The Partnership currently does not have and does not in the near term anticipate having property and casualty insurance on its underground distribution plant. Due to large claims incurred by the property and casualty insurance industry, the pricing of insurance coverage has become inflated to the point where, in the judgment of the Partnership's management, the price is too high for the coverage extended. Management believes that its experience and policy with such insurance coverage is consistent with general industry practice. The Partnership's management will continue to monitor the insurance markets to attempt to obtain coverage for the Partnership's distribution plant at reasonable rates.

    LITIGATION

    The Partnership is a party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Partnership's financial position or results of operations.

8. RATE REGULATION IN THE CABLE TELEVISION INDUSTRY:

    The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. In addition, recent legislative and regulatory changes and additional regulatory proposals under consideration may materially affect the cable television industry.

    Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which became effective on December 4, 1992. The 1992 Cable Act generally allows for a greater degree of regulation of the cable television industry. Under the 1992 Cable Act's definition of effective competition, nearly all cable systems in the United States are subject to rate regulation of basic cable services, provided the local franchising authority becomes certified to regulate basic service rates. The 1992 Cable Act and the Federal Communications Commission's (FCC) rules implementing the 1992

                             CENCOM PARTNERS, L.P.

                           DECEMBER 31, 1996 AND 1995

8. RATE REGULATION IN THE CABLE TELEVISION INDUSTRY: (CONTINUED)
Cable Act have generally increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities.

    While management believes that the Partnership has complied in all material respects with the rate provisions of the 1992 Cable Act, in jurisdictions that have not yet chosen to certify, refunds covering a one-year period on basic services may be ordered upon future certification if the Partnership is unable to justify its rates through a benchmark or cost-of-service filing or small system cost-of-service filing pursuant to FCC rules. Management is unable to estimate at this time the amount of refunds, if any, that may be payable by the Partnership in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. Management does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Partnership.

    The 1992 Cable Act modified the franchise renewal process to make it easier for a franchising authority to deny renewal. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of the franchise agreements. Although management believes that the Partnership has generally met the terms of its franchise agreements and has provided quality levels of service and anticipates the Partnership's future franchise renewal prospects generally will be favorable, there can be no assurance that any such franchises will be renewed or, if renewed, that the franchising authority will not impose more onerous requirements on the Partnership than previously existed.

    During 1996, Congress passed and the President signed into law the Telecommunications Act of 1996 (the "Telecommunications Act") which alters federal, state, and local laws and regulations pertaining to cable television, telecommunications, and other services. Under the Telecommunications Act, telephone companies can compete directly with cable operators in the provision of video programming.

    Certain provisions of the Telecommunications Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Partnership. Although the new legislation may substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. There are numerous rule-makings to be undertaken by the FCC which will interpret and implement the Telecommunication Act's provisions. In addition, certain provisions of the Telecommunications Act (such as the deregulation of cable programming rates) are not immediately effective. Further, certain of the Telecommunications Act's provisions have been and are likely to be subject to judicial challenges. Management is unable at this time to predict the outcome of such rule-makings or litigation or the substantive effect of the new legislation and the rule-makings on the financial position or results of operations of the Partnership.

9. 401(K) PLAN:

    In 1994, the Partnership adopted the Charter Communications, Inc. 401(k) Plan (the "Plan") for the benefit of its employees. All employees who have completed one year of employment are eligible to participate in the Plan. The Plan is a tax-qualified retirement savings plan to which employees may elect to make pretax contributions up to the lesser of 10% of their compensation or dollar thresholds established under the Internal Revenue Code. The Partnership contributes an amount equal to 50% of the first 5%

                             CENCOM PARTNERS, L.P.

                           DECEMBER 31, 1996 AND 1995

9. 401(K) PLAN: (CONTINUED)
contributed by each employee. During 1996 and 1995, the Partnership contributed approximately $20,500 and $22,100, respectively.

10. NET LOSS FOR INCOME TAX PURPOSES:

    The following reconciliation summarizes the differences between the Partnership's net loss for financial reporting purposes and net loss for federal income tax purposes for the years ended December 31:

                                                                           1996           1995           1994
                                                                       -------------  -------------  -------------
Net loss for financial reporting purposes............................  $  (4,756,897) $  (5,835,749) $  (7,425,112)
Depreciation differences between financial reporting and tax
  reporting..........................................................       (302,210)      (299,122)      (621,340)
Amortization differences between financial reporting and tax
  reporting..........................................................      1,501,067      1,857,724      2,243,924
Differences in expenses recorded for financial reporting and tax
  reporting..........................................................        181,261          7,973         89,320
Differences in revenue reported financial reporting and tax
  reporting..........................................................        (21,849)       196,640       --
Other................................................................          2,959          5,034         (8,762)
                                                                       -------------  -------------  -------------
Net loss for federal income tax purposes.............................  $  (3,395,669) $  (4,067,500) $  (5,721,970)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Net loss per Limited Partnership unit for federal income tax
  purposes...........................................................  $     (11,414) $     (13,672) $     (19,236)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    The following summarizes the significant temporary differences between the Partnership's financial reporting basis and federal income tax reporting basis as of December 31:

                                                                                          1996           1995
                                                                                     --------------  -------------
Assets:
  Accounts receivable..............................................................  $       25,788  $      21,651
  Franchise costs and other assets.................................................      11,938,514     10,437,405
  Accrued expenses.................................................................         597,057        419,932
  Deferred revenue.................................................................         174,791        196,640
                                                                                     --------------  -------------
                                                                                     $   12,736,150  $  11,075,628
                                                                                     --------------  -------------
                                                                                     --------------  -------------
Liabilities--Property and equipment................................................  $  (10,048,954) $  (9,748,924)
                                                                                     --------------  -------------
                                                                                     --------------  -------------

11. INSURANCE SETTLEMENT:

    In September 1996, Hurricane Fran caused damage to certain of the Partnership's North Carolina systems. The estimated total damage to the system was approximately $1,900,000. As of December 31 the Partnership has incurred approximately $1,600,000 in repairs. The Partnership received an insurance advance of approximately $150,000 during 1996 and expects settlement in 1997. In addition, the Partnership recorded a $383,000 nonoperating loss for its portion of the insurance deductible.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cencom Properties II, Inc.:

    We have audited the accompanying balance sheet of Cencom Properties II, Inc. (a Delaware corporation and wholly owned subsidiary of CC II Holdings, Inc.) as of December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Cencom Properties II, Inc. as of December 31, 1996, in conformity with generally accepted accounting principles.

St. Louis, Missouri,
February 21, 1997

                           CENCOM PROPERTIES II, INC.

                                 BALANCE SHEET

                                                                                                     DECEMBER 31,
                                                                                                         1996
                                                                                                     -------------
                                                      ASSETS
ASSETS:
  Deferred management fees receivable, net.........................................................  $   1,050,602
                                                                                                     -------------
      Total assets.................................................................................  $   1,050,602
                                                                                                     -------------
                                                                                                     -------------
                                     LIABILITIES AND SHAREHOLDER'S INVESTMENT
LIABILITIES:
  Demand note payable to unconsolidated limited partnership........................................  $     459,167
  Loss in excess of equity investment in unconsolidated limited partnership........................         60,021
                                                                                                     -------------
      Total liabilities............................................................................        519,188
                                                                                                     -------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDER'S INVESTMENT:
  Common stock, $.01 par value, 1,000 shares authorized, issued and outstanding....................             10
  Additional paid-in capital.......................................................................      2,999,990
  Retained earnings................................................................................        531,414
  Receivable from shareholder......................................................................     (3,000,000)
                                                                                                     -------------
      Total shareholder's investment...............................................................        531,414
                                                                                                     -------------
      Total liabilities and shareholder's investment...............................................  $   1,050,602
                                                                                                     -------------
                                                                                                     -------------

       The accompanying notes are an integral part of this balance sheet.

                           CENCOM PROPERTIES II, INC.


                             NOTES TO BALANCE SHEET


1. ORGANIZATION AND BASIS OF PRESENTATION:

    Cencom Properties II, Inc. (Cencom Properties II) is a wholly owned subsidiary of CC II Holdings, Inc. (CC II Holdings) and was formed for the purpose of serving as the General Partner of Cencom Cable Income Partners II, L.P. (CCIP II). CC II Holdings purchased the common stock of Cencom Properties II from Cencom Cable Associates, Inc. (presently doing business as Cencom Cable Entertainment, Inc. and referred to as "Cencom Cable Associates" herein) in September 1994. CC II Holdings is a wholly owned subsidiary of Charter Communications, Inc. (Charter).

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

2. INVESTMENT IN UNCONSOLIDATED LIMITED PARTNERSHIP:

    Cencom Properties II records its general partnership investment in CCIP II on the equity method. Under this method, its investment is originally recorded at cost and is subsequently adjusted to recognize Cencom Properties II's share of CCIP II's net earnings or losses as they occur and to record distributions when received.

    Summary financial information of CCIP II as of December 31, 1996, and for the year then ended, which is not consolidated with the operating results of Cencom Properties II, is as follows:

                                                                                 DECEMBER 31,
                                                                                     1996
                                                                                 -------------
Current assets.................................................................  $     832,698
Noncurrent assets--primarily investment in cable television properties.........     20,462,812
                                                                                 -------------
    Total assets...............................................................  $  21,295,510
                                                                                 -------------
                                                                                 -------------
Current maturities of long-term debt...........................................  $  36,700,000
Other current liabilities......................................................      5,948,714
Deferred revenue...............................................................         24,803
Partners' capital (deficit)....................................................    (21,378,007)
                                                                                 -------------
    Total liabilities and partners' capital (deficit)..........................  $  21,295,510
                                                                                 -------------
                                                                                 -------------
Service revenues...............................................................  $  18,155,382
                                                                                 -------------
                                                                                 -------------
Income from operations.........................................................  $   1,798,185
                                                                                 -------------
                                                                                 -------------
Net loss.......................................................................  $    (997,153)
                                                                                 -------------
                                                                                 -------------

    CCIP II's Partnership Agreement (the "Partnership Agreement") provides for the dissolution of CCIP II on or before December 31, 1995. In accordance with the Partnership Agreement, Cencom Properties II began dissolution during 1995. Two independent appraisals were conducted during March 1995, resulting in an appraised value of $73,850,000 for CCIP II's systems. Cencom Properties II has accepted bids with respect to the South Carolina systems and for the Cleveland, Jasper, Woodville, Marlin, Madisonville and Buffalo systems (which constitute approximately 47% of the basic subscribers of

                           CENCOM PROPERTIES II, INC.


                             NOTES TO BALANCE SHEET


2. INVESTMENT IN UNCONSOLIDATED LIMITED PARTNERSHIP: (CONTINUED) the Texas systems), for an aggregate purchase price of $51,950,000, each subject to execution of a final sale agreement.

    The bid for the South Carolina systems was submitted by an affiliate of Cencom Properties II. In accordance with the Partnership Agreement, the sale of assets to an affiliate of Cencom Properties II is subject to an appraisal process, requiring two independent appraisers to jointly determine the appraised value, and must be approved by a majority of outstanding CCIP II's Limited Partner units.

    Bids submitted to date with respect to the northeast Missouri and the remainder of the Texas systems were considered to be low relative to the fair market values of such systems established pursuant to the appraisal process. Thus, these bids have not been accepted by Cencom Properties II. Accordingly, Cencom Properties II will seek potential purchasers for the remaining systems.

3. MANAGEMENT AGREEMENT:

    Prior to July 15, 1994, CCIP II's cable television systems were managed by Cencom Cable Associates pursuant to a management agreement (the "Management Agreement"). Cencom Cable Associates rights and obligations under the Management Agreement were assumed by Cencom Properties II pursuant to an Assignment and Assumption Agreement, between Cencom Cable Associates and Cencom Properties II.

    Under the Management Agreement, Cencom Properties II receives a management fee equal to 5% of CCIP II's gross service revenues. However, commencing in 1989, the Management Agreement subordinated 50% of the management fee payment to certain quarterly distributions to CCIP II's Limited Partners. Furthermore, CCIP II suspended distributions to its Limited Partners during the fourth quarter of 1993. Unpaid management fees accrue without interest. Since the assumption of the responsibilities under the management contract, Cencom Properties II has elected to defer payment of all such management fees. Cencom Properties II has decided to defer receipt of such fees until such time as CCIP II's outstanding indebtedness is reduced.

    Pursuant to its terms, the Management Agreement was to expire on the earlier of December 31, 1995, or upon dissolution of CCIP II. Cencom Properties II has agreed to extend the term of the Management Agreement through the "winding-up" of CCIP II's operations.

4. COMMITMENTS AND CONTINGENCIES:

    As the General Partner of CCIP II, Cencom Properties II remains contingently liable for any liabilities incurred by CCIP II in excess of its assets.

5. DEMAND NOTE PAYABLE TO UNCONSOLIDATED LIMITED PARTNERSHIP:

    In accordance with the Partnership Agreement, Cencom Properties II, in its capacity as General Partner of CCIP II, shall contribute to the original capital of CCIP II an amount equal to 1% of the total capital contribution of CCIP II. Such capital contribution shall be one-half in cash and one-half in General Partner's noninterest bearing demand promissory notes.

                           CENCOM PROPERTIES II, INC.


                             NOTES TO BALANCE SHEET


6. INCOME TAXES:

    Cencom Properties II is part of the consolidated tax group which files consolidated federal income taxes with Charter. Charter accounts for income taxes under the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

    As of December 31, 1996, Cencom Properties II had a net operating loss carryforward for income tax purposes of approximately $2,110,000, which, if not utilized to reduce taxable income in future periods, expires in the years 2000 through 2011.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cencom Cable Income Partners II, L.P.:

    We have audited the accompanying balance sheet of Cencom Cable Income Partners II, L.P.-- Anderson County System (as defined in Note 1) as of December 31, 1996, and the related statements of operations, System's equity and cash flows for the year then ended. These financial statements are the responsibility of the System's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cencom Cable Income Partners II, L.P.--Anderson County System as of December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

St. Louis, Missouri,
February 21, 1997

                    CENCOM CABLE INCOME PARTNERS II, L.P. --

                             ANDERSON COUNTY SYSTEM

                                 BALANCE SHEET


                                                                                                     DECEMBER 31,
                                                                                                         1996
                                                                                                     -------------
                                                      ASSETS
CURRENT ASSETS:
  Cash.............................................................................................  $    --
  Accounts receivable, net of allowance for doubtful accounts of $11,939...........................        115,991
  Prepaid expenses and other.......................................................................         15,992
                                                                                                     -------------
      Total current assets.........................................................................        131,983
PROPERTY, PLANT AND EQUIPMENT......................................................................     13,178,400
FRANCHISE COSTS, net of accumulated amortization of $9,468,919.....................................        386,831
                                                                                                     -------------
                                                                                                     $  13,697,214
                                                                                                     -------------
                                                                                                     -------------
                                         LIABILITIES AND SYSTEM'S EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses............................................................  $     962,636
  Subscriber deposits..............................................................................          2,300
                                                                                                     -------------
      Total current liabilities....................................................................        964,936
                                                                                                     -------------
COMMITMENTS AND CONTINGENCIES
SYSTEM'S EQUITY....................................................................................     12,732,278
                                                                                                     -------------
                                                                                                     $  13,697,214
                                                                                                     -------------
                                                                                                     -------------


       The accompanying notes are an integral part of this balance sheet.

                    CENCOM CABLE INCOME PARTNERS II, L.P.--

                             ANDERSON COUNTY SYSTEM

                            STATEMENT OF OPERATIONS


                                                                                                      YEAR ENDED
                                                                                                     DECEMBER 31,
                                                                                                         1996
                                                                                                     -------------
SERVICE REVENUES...................................................................................  $   8,344,317
                                                                                                     -------------
OPERATING EXPENSES:
  Operating, general and administrative............................................................      4,472,310
  Depreciation and amortization....................................................................      3,688,442
  Management fee--related party....................................................................        417,216
                                                                                                     -------------
                                                                                                         8,577,968
                                                                                                     -------------
    Loss from operations...........................................................................       (233,651)
                                                                                                     -------------
INTEREST INCOME (EXPENSE):
  Interest expense.................................................................................     (1,304,214)
  Interest income..................................................................................         18,358
                                                                                                     -------------
                                                                                                        (1,285,856)
                                                                                                     -------------
    Net loss.......................................................................................  $  (1,519,507)
                                                                                                     -------------
                                                                                                     -------------


         The accompanying notes are an integral part of this statement.

                    CENCOM CABLE INCOME PARTNERS II, L.P. --

                             ANDERSON COUNTY SYSTEM

                          STATEMENT OF SYSTEM'S EQUITY


                                                                                                       SYSTEM'S
                                                                                                        EQUITY
                                                                                                     -------------
BALANCE, December 31, 1995.........................................................................  $  15,313,749
  Net activity with Parent.........................................................................     (1,061,964)
  Net loss.........................................................................................     (1,519,507)
                                                                                                     -------------
BALANCE, December 31, 1996.........................................................................  $  12,732,278
                                                                                                     -------------
                                                                                                     -------------


         The accompanying notes are an integral part of this statement.

                    CENCOM CABLE INCOME PARTNERS II, L.P. --

                             ANDERSON COUNTY SYSTEM

                            STATEMENT OF CASH FLOWS


                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                                     1996
                                                                                 -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.....................................................................  $  (1,519,507)
  Adjustments to reconcile net loss to net cash provided by operating activities-
    Depreciation and amortization..............................................      3,688,442
    Changes in assets and liabilities-
      Accounts receivable, net.................................................          7,408
      Prepaid expenses and other...............................................         16,346
      Accounts payable and accrued expenses....................................        206,817
      Subscriber deposits......................................................           (100)
                                                                                 -------------
        Net cash provided by operating activities..............................      2,399,406
                                                                                 -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment...................................     (1,288,567)
  Other........................................................................        (48,875)
                                                                                 -------------
        Net cash used in investing activities..................................     (1,337,442)
                                                                                 -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in capital account with Parent....................................     (1,061,964)
                                                                                 -------------
        Net cash used in financing activities..................................     (1,061,964)
                                                                                 -------------
CASH, beginning and end of year................................................  $    --
                                                                                 -------------
                                                                                 -------------


         The accompanying notes are an integral part of this statement.

                    CENCOM CABLE INCOME PARTNERS II, L.P.--

                             ANDERSON COUNTY SYSTEM

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

    The financial statements include the accounts of the Anderson County cable television system, which is owned and operated by Cencom Cable Income Partners II, L.P. (CCIP II). Cencom Properties II, Inc. (Cencom Properties II or the "General Partner") is the General Partner of CCIP II and is an indirect wholly owned subsidiary of Charter Communication, Inc. (Charter). These financial statements include the historical assets, liabilities and operations of the Anderson County cable television system, which provides service to communities in and around Anderson County, South Carolina, and is referred to herein as the "System."

    Pursuant to the terms of the CCIP II Partnership Agreement, CCIP II's term expired on December 31, 1995. Accordingly, Cencom Properties II began dissolution during 1995 and has accepted bids for sale of certain CCIP II assets, including those of the System. The highest bid for the System's assets was submitted by Charter Communications II, L.P., an affiliate of Cencom Properties II, for $36,700,000, subject to certain working capital adjustments. In accordance with the terms of the CCIP II Partnership Agreement, the sale of assets to an affiliate of Cencom Properties II must be approved by a majority of outstanding Limited Partner interests and is subject to an appraisal process, which requires that two independent appraisers jointly determine the appraised value. Cencom Properties II has retained two independent appraisers to satisfy this requirement and is preparing a disclosure statement for distribution to the Limited Partners which will describe the various transactions (including the sale of the System) and request consent for the proposed sale. An asset purchase agreement was signed on May 30, 1996, and is subject to Limited Partners' approval. The sale of the System is expected to be consummated in 1997. The affiliate of the General Partner has reached agreements with their principal lenders regarding the proposed terms of their loans.

    As of December 31, 1996, the System serviced approximately 20,800 basic subscribers in approximately 11 franchise areas. The System comprises approximately 46% of total CCIP II basic subscribers at December 31, 1996.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement costs and betterments are capitalized.

                    CENCOM CABLE INCOME PARTNERS II, L.P.--

                             ANDERSON COUNTY SYSTEM

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Depreciation is provided using the composite method on a straight-line basis over the estimated useful lives of assets as follows:

Trunk and distribution systems.................................   10 years
Subscriber installations.......................................   10 years
Converters.....................................................  3-5 years
                                                                      9-20
Buildings and headends.........................................      years
Vehicles and equipment.........................................  4-8 years
                                                                      5-10
Office equipment...............................................      years

FRANCHISE COSTS

    Franchise costs are being amortized using the straight-line method over the term of the individual franchise agreements.

    In accordance with Statement of Financial Accounting Standards (SFAS) No. 121 entitled, "Accounting for the Impairment of Long-Lived Assets and for Long-LIved Assets to be Disposed of," the System's management periodically reviews the carrying value of its long-lived assets, identifiable intangibles and franchise costs in relation to historical financial results, current business conditions and trends (including the impact of existing legislation and regulation) to identify potential situations in which the carrying value of such assets may not be recoverable. If a review indicates that the carrying value of such assets may not be recoverable, the carrying value of such assets in excess of their fair value will be recorded as a reduction of the assets' cost as if a permanent impairment has occurred. No impairment has occurred and no adjustments to the financial statements of the System have been recorded related to SFAS No. 121.

SERVICE REVENUES

    Cable service revenues are recognized when the related services are provided.

    Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system.

    Franchise fees collected from cable subscribers and paid to local franchises are reported as revenues.

OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES

    Included in operating, general and administrative expenses is the allocation of certain expenses incurred by the holding company of CCIP II on behalf of the System. These expenses were allocated to the System based on the ratio of total System's subscribers to total CCIP II basic subscribers. Management considers this allocation method to be reasonable for the operations of the System. Expense allocated to the System totaled $108,158 during 1996.

INTERCOMPANY INTEREST EXPENSE

    Interest expense allocated to the System has been determined by applying the ratio of total System subscribers to total CCIP II basic subscribers at year-end multiplied by the total CCIP II interest expense

                    CENCOM CABLE INCOME PARTNERS II, L.P.--

                             ANDERSON COUNTY SYSTEM

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) for the year. Management considers this allocation method to be reasonable for the operations of the System. CCIP II makes disbursements on behalf of the System for interest expense. CCIP II maintains a loan agreement with a consortium of banks for borrowings up to $65,000,000, secured by all of CCIP II's assets, including the System's assets. At December 31, 1996, CCIP II had borrowings of $36,700,000 related to this debt agreement. The weighted average borrowings for CCIP II during 1996 was $38,889,000. The borrowings pertaining to the System are reflected within System's Equity. The weighted average interest rate of CCIP II for 1996 was 7.29%.

INCOME TAXES

    Income taxes are the responsibility of the partners of CCIP II and as such are not provided for in the accompanying financial statements.

CASH MANAGEMENT AND SYSTEM'S EQUITY ACCOUNT

    The cash management function for the System is performed by the holding company of CCIP II. Excess cash funds are transferred to the holding company of CCIP II using the System's equity account. In addition, the holding company of CCIP II makes disbursements on behalf of the System for certain items such as payroll, payroll taxes, employee benefits and other costs and incurs debt borrowings for the System. Such amounts are transferred to the System through the System's equity account and are recognized in the appropriate expense categories in the accompanying statement of operations.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    CENCOM CABLE INCOME PARTNERS II, L.P.--

                             ANDERSON COUNTY SYSTEM

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment consists of the following:


                                                                                 DECEMBER 31,
                                                                                     1996
                                                                                 -------------
Trunk and distribution systems.................................................  $  22,680,129
Subscriber installations.......................................................      5,371,588
Converters.....................................................................      1,647,459
Land, buildings and headends...................................................      2,195,394
Vehicles and equipment.........................................................        490,745
Office equipment...............................................................        485,062
                                                                                 -------------
                                                                                    32,870,377
                                                                                 -------------
Less- Accumulated depreciation.................................................     19,691,977
                                                                                 -------------
                                                                                 $  13,178,400
                                                                                 -------------
                                                                                 -------------


3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

    Accounts payable and accrued expenses consist of the following:

                                                                                  DECEMBER 31,
                                                                                      1996
                                                                                  ------------
Accrued salaries and related benefits...........................................   $   96,377
Capital expenditures............................................................       98,753
Accrued franchise fees..........................................................      174,902
Accrued programming.............................................................      182,389
Accrued property tax............................................................      334,373
Other...........................................................................       75,842
                                                                                  ------------
                                                                                   $  962,636
                                                                                  ------------
                                                                                  ------------

4. SYSTEM'S EQUITY:


    As of December 31, 1996, CCIP II had recorded in its capital account an accumulated deficit of approximately $21,828,000, represented by losses and partner distributions.


5. RELATED-PARTY TRANSACTIONS:

    During 1994, Cencom Cable Associates, Inc., a former affiliated entity, assigned management services under contract with CCIP II to Cencom Properties
II. The management service contract provides for the payment of fees equal to 5% of the System's gross service revenues. Since the General Partner's assumption of the contract, CCIP II has been allowed to defer all such fees through December 31, 1996. Expenses recognized by the System under this contract were $417,216 during 1996. Management believes these charges are indicative of the expense which would have been incurred as a stand-alone entity. In

                    CENCOM CABLE INCOME PARTNERS II, L.P.--

                             ANDERSON COUNTY SYSTEM

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. RELATED-PARTY TRANSACTIONS: (CONTINUED) addition, CCIP II reimburses Cencom Properties II for expenses incurred on behalf of CCIP II for performance of services under the contract.

    CCIP II and all entities affiliated with Charter collectively utilize a combination of insurance overage and self-insurance programs for medical, dental and workers' compensation claims. The System is allocated charges monthly based upon its total number of employees, historical claims and medical cost trend rates. During 1996, the System expensed approximately $57,300 relating to insurance allocations.

6. COMMITMENTS AND CONTINGENCIES:

LEASES

    The System leases certain facilities and equipment under noncancelable operating leases. Rent expense incurred under leases during 1996 was approximately $9,000. Approximate future minimum lease payments are as follows:

1997................................................................  $   1,478
1998 and thereafter.................................................     --

    The System rents utility poles in its operations.Generally, pole rental agreements are short term, but the System's management anticipates that such rentals will continue to recur. Rent expense incurred for pole attachments during 1996 was approximately $182,000.

INSURANCE COVERAGE

    The System currently does not have and does not in the near term anticipate having property and casualty insurance on its underground distribution plant. Due to large claims incurred by the property and casualty insurance industry, the pricing of insurance coverage has become inflated to the point where, in the judgment of the System's management, the insurance coverage is cost prohibitive. Management believes its experience and policy with such insurance coverage is consistent with general industry practices. Management will continue to monitor the insurance markets to attempt to obtain coverage for the System's distribution plant at reasonable rates.

LITIGATION

    The System is a party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the System's financial position and results of operations.

7. RATE REGULATION IN THE CABLE TELEVISION INDUSTRY:

    The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. In addition, recent legislative and regulatory changes and additional regulatory proposals under consideration may materially affect the cable television industry.

    Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which became effective on December 4, 1992. The 1992 Cable Act generally allows for a

                    CENCOM CABLE INCOME PARTNERS II, L.P.--

                             ANDERSON COUNTY SYSTEM

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. RATE REGULATION IN THE CABLE TELEVISION INDUSTRY: (CONTINUED) greater degree of regulation of the cable television industry. Under the 1992 Cable Act's definition of effective competition, nearly all cable systems in the United States are subject to rate regulation of basic cable services, provided the local franchising authority becomes certified to regulate basic service rates.

    The 1992 Cable Act and the Federal Communications Commission's (FCC) rules implementing the 1992 Cable Act have generally increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities.

    While management believes that the System has complied in all material respects with the rate provisions of the 1992 Cable Act, in jurisdictions that have not yet chosen to certify, refunds covering a one-year period on basic services may be ordered upon future certification if the System is unable to justify its rates through a benchmark or cost-of-service filing or small system cost-of-service filing pursuant to FCC rules. Management is unable to estimate at this time the amount of refunds, if any, that may be payable by the System in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. Management does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the System.

    The 1992 Cable Act modified the franchise renewal process to make it easier for a franchising authority to deny renewal. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of the franchise agreement. Although management believes that the System has generally met the terms of its franchise agreements and has provided quality levels of service, and anticipates the System's future franchise renewal prospects generally will be favorable, there can be no assurance that any such franchises will be renewed or, if renewed, that the franchising authorities will not impose more onerous requirements on the System than previously existed.

    During 1996, Congress passed and the President signed into law the Telecommunications Act of 1996 (the "Telecommunications Act") which alters federal, state and local laws and regulations pertaining to cable television, telecommunications and other services. Under the Telecommunications Act, telephone companies can compete directly with cable operators in the provision of video programming.

    Certain provisions of the Telecommunications Act could materially affect the growth and operation of the cable television industry and the cable services provided by the System. Although the new legislation may substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. There are numerous rule makings to be undertaken by the FCC which will interpret and implement the Telecommunications Act's provisions. In addition, certain provisions of the Telecommunications Act (such as the deregulation of cable programming rates) are not immediately effective. Further, certain of the Telecommunications Act's provisions have been and are likely to be subject to judicial challenges. The System's management is unable at this time to predict the outcome of such rule-makings or litigation or the substantive effect of the new legislation and the rule-makings on the financial position and results of operations of the System.

                    CENCOM CABLE INCOME PARTNERS II, L.P.--

                             ANDERSON COUNTY SYSTEM

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. NET LOSS FOR INCOME TAX PURPOSES:

    The following reconciliation summarizes the differences between CCIP II's net loss for financial reporting purposes and net loss for federal income tax purposes for the year ended December 31, 1996:


Net loss for financial reporting purposes.......................  $(1,447,153)
Depreciation differences between financial reporting and tax
  reporting.....................................................   1,728,352
Equity in loss of unconsolidated Limited Partnership differences between financial reporting and tax reporting.................  (2,853,381)
Differences in expenses recorded for financial reporting and for
  tax purposes..................................................     224,167
Differences in revenue for financial reporting and tax
  reporting.....................................................      (3,100)
Other...........................................................       4,144
                                                                  ----------
    Net loss for federal income tax purposes....................  $(2,346,971)
                                                                  ----------
                                                                  ----------


    The following summarizes the significant temporary differences between CCIP II's financial reporting basis and federal income tax reporting basis as of December 31, 1996:


Assets:
  Accounts receivable..........................................  $    34,763
  Accrued expenses.............................................      877,869
  Deferred revenue.............................................       24,803
                                                                 -----------
                                                                 $   937,435
                                                                 -----------
                                                                 -----------
Liabilities:
  Property, plant and equipment................................  $(12,250,944)
  Investment in unconsolidated Limited.........................   (3,178,842)
                                                                 -----------
                                                                 $(15,429,786)
                                                                 -----------
                                                                 -----------


    As discussed in Note 1, the System comprises approximately 46% of CCIP II's total basic subscribers.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cencom Partners, L.P.:


    We have audited the accompanying balance sheet of Cencom Partners, L.P.--Sanford System (as defined in Note 1) as of December 31, 1996, and the related statements of operations, System's equity and cash flows for the year then ended. These financial statements are the responsibility of the System's management. Our responsibility is to express an opinion on these financial statements based on our audit.


    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cencom Partners, L.P.--Sanford System as of December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

St. Louis, Missouri,
February 21, 1997

                     CENCOM PARTNERS, L.P.--SANFORD SYSTEM

                                 BALANCE SHEET

                                                                                                      DECEMBER 31,
                                                                                                          1996
                                                                                                      ------------

                                                      ASSETS
CURRENT ASSETS:
  Cash..............................................................................................   $   --
  Accounts receivable, net of allowance for doubtful accounts of $12,173............................       77,874
  Insurance receivables.............................................................................      313,290
  Prepaid expenses and other........................................................................          147
                                                                                                      ------------
      Total current assets..........................................................................      391,311
PROPERTY, PLANT AND EQUIPMENT.......................................................................    5,865,570
FRANCHISE COSTS, net of accumulated amortization of $7,970,095......................................      592,584
SUBSCRIBER LISTS, net of accumulated amortization of $3,106,055.....................................      244,797
                                                                                                      ------------
                                                                                                       $7,094,262
                                                                                                      ------------
                                                                                                      ------------
                                         LIABILITIES AND SYSTEM'S EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.............................................................   $  528,039
  Subscriber deposits...............................................................................       22,336
                                                                                                      ------------
      Total current liabilities.....................................................................      550,375
DEFERRED REVENUE....................................................................................       87,487
COMMITMENTS AND CONTINGENCIES
SYSTEM'S EQUITY.....................................................................................    6,456,400
                                                                                                      ------------
                                                                                                       $7,094,262
                                                                                                      ------------
                                                                                                      ------------

       The accompanying notes are an integral part of this balance sheet.

                            CENCOM PARTNERS, L.P. --

                                 SANFORD SYSTEM

                            STATEMENT OF OPERATIONS

                                                                                                      YEAR ENDED
                                                                                                     DECEMBER 31,
                                                                                                         1996
                                                                                                     -------------
SERVICE REVENUES...................................................................................  $   4,778,020
                                                                                                     -------------
OPERATING EXPENSES:
  Operating, general and administrative............................................................      2,467,255
  Depreciation and amortization....................................................................      2,647,191
  Management fee--related party....................................................................        238,854
                                                                                                     -------------
                                                                                                         5,353,300
                                                                                                     -------------
        Loss from operations.......................................................................       (575,280)
                                                                                                     -------------
OTHER INCOME (EXPENSE):
  Interest expense.................................................................................       (952,780)
  Interest income..................................................................................         12,981
  Loss from Hurricane Fran.........................................................................       (383,000)
                                                                                                     -------------
                                                                                                        (1,322,799)
                                                                                                     -------------
        Net loss...................................................................................  $  (1,898,079)
                                                                                                     -------------
                                                                                                     -------------

         The accompanying notes are an integral part of this statement.

                            CENCOM PARTNERS, L.P.--

                                 SANFORD SYSTEM

                          STATEMENT OF SYSTEM'S EQUITY

                                                                                                        SYSTEM'S
                                                                                                         EQUITY
                                                                                                      ------------
BALANCE, December 31, 1995..........................................................................  $  7,652,487
  Net activity with Parent..........................................................................       701,992
  Net loss..........................................................................................    (1,898,079)
                                                                                                      ------------
BALANCE, December 31, 1996..........................................................................  $  6,456,400
                                                                                                      ------------
                                                                                                      ------------

         The accompanying notes are an integral part of this statement.

                            CENCOM PARTNERS, L.P.--

                                 SANFORD SYSTEM

                            STATEMENT OF CASH FLOWS

                                                                                                      YEAR ENDED
                                                                                                     DECEMBER 31,
                                                                                                         1996
                                                                                                     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................................................................  $  (1,898,079)
  Adjustments to reconcile net loss to net cash provided by operating activities-
    Depreciation and amortization..................................................................      2,647,191
    Changes in assets and liabilities-
      Accounts receivable, net.....................................................................       (334,876)
      Prepaid expenses and other...................................................................         22,893
      Accounts payable and accrued expenses........................................................         96,327
      Subscriber deposits..........................................................................         (1,744)
      Deferred revenue.............................................................................        (10,936)
                                                                                                     -------------
        Net cash provided by operating activities..................................................        520,776
                                                                                                     -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment.......................................................     (1,146,096)
  Other............................................................................................        (76,672)
                                                                                                     -------------
        Net cash used in investing activities......................................................     (1,222,768)
                                                                                                     -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in capital account with Parent........................................................        701,992
                                                                                                     -------------
        Net cash provided by (used in) financing activities........................................        701,992
                                                                                                     -------------
CASH, beginning and end of year....................................................................  $    --
                                                                                                     -------------
                                                                                                     -------------

         The accompanying notes are an integral part of this statement.

                            CENCOM PARTNERS, L.P. -

                                 SANFORD SYSTEM

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    ORGANIZATION AND BASIS OF PRESENTATION

    The financial statements include the accounts of the Sanford cable television system, which is owned and operated by Cencom Partners, L.P. (CPLP). Cencom Partners, Inc. (Cencom Partners or the "General Partner") is the General Partner of CPLP and is an indirect wholly owned subsidiary of Charter Communications, Inc. (Charter). These financial statements include the historical assets, liabilities and operations of the Sanford cable television system, which provides service to communities in and around Sanford, North Carolina, and is referred to herein as the "System." Cencom Cable Income Partners II, L.P. (CCIP II), an affiliate, owns 84.03% of the Limited Partner units of CPLP.

    In May 1996, CPLP entered into an Asset Purchase Agreement to sell the assets of the System to Charter Communications, L.P. (an affiliated entity) for a purchase price of $20,750,000, subject to certain working capital adjustments. The closing date shall be such date mutually agreed upon by the parties. The asset sale is being effected to satisfy the requirement by the CPLP's senior bank lender that the credit facility be repaid. CPLP's asset disposition was also commenced to facilitate the liquidation of CCIP II which requires the liquidation of all of CCIP II's assets, including its entire ownership interest in CPLP. The affiliate of the General Partner has reached agreements with their principal lenders regarding the proposed terms of their loans.

    As of December 31, 1996, the System serviced approximately 12,600 basic subscribers in approximately eight franchise areas. The System comprises approximately 35% of total CPLP basic subscribers at December 31, 1996.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement costs and betterments are capitalized.

    Depreciation is provided using the composite method on a straight-line basis over the estimated useful lives of the related assets as follows:

Trunk and distribution systems...................................................  10 years
Subscriber installations.........................................................  10 years
Converters.......................................................................  3-5 years
Buildings and headends...........................................................  9-20
                                                                                   years
Vehicles and equipment...........................................................  4-8 years
Office equipment.................................................................  5-10
                                                                                   years

    FRANCHISE COSTS AND SUBSCRIBER LISTS

    Franchise costs are being amortized using the straight-line method over the term of the individual franchises. Subscriber lists are being amortized using the straight-line method over seven years.

                            CENCOM PARTNERS, L.P. -

                                 SANFORD SYSTEM

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    In accordance with Statement of Financial Accounting Standards (SFAS) No. 121 entitled "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the System's management periodically reviews the carrying value of its long-lived assets, identifiable intangibles and franchise costs in relation to historical financial results, current business conditions and trends (including the impact of existing legislation and regulation) to identify potential situations in which the carrying value of such assets may not be recoverable. If a review indicates that the carrying value of such assets may not be recoverable, the carrying value of such assets in excess of their fair value will be recorded as a reduction of the assets' cost as if a permanent impairment has occurred. No impairment has occurred and no adjustments to the financial statements of the System have been recorded related to SFAS No. 121.

    SERVICE REVENUES

    Cable service revenues are recognized when the related services are provided.

    Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system.

    Franchise fees collected from cable subscribers and paid to local franchises are reported as revenues.

    OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES

    Included in operating, general and administrative expenses is the allocation of certain expenses incurred by the holding company of CPLP on behalf of the System. These expenses were allocated to the System based on the ratio of total System's subscribers to total CPLP basic subscribers. Management considers this allocation method to be reasonable for the operations of the System. Expenses allocated to the System totaled $55,019 during 1996.

    INTERCOMPANY INTEREST EXPENSE

    Interest expense allocated to the System has been determined by applying the ratio of total System subscribers to total CPLP basic subscribers at year-end multiplied by total CPLP interest expense for the year. Management considers this allocation method to be reasonable for the operations of the System. CPLP makes disbursements on behalf of the System for interest expense. CPLP maintains a term loan with a consortium of banks, secured by all of CPLP's assets, including the System's assets. At December 31, 1996, CPLP had borrowings of $34,957,500 related to this term loan and the interest rate was 7.31%. The weighted average borrowings for CPLP during 1996 were $34,957,500. The borrowings pertaining to the System are reflected within System's Equity. The weighted average interest rate of CPLP for 1996 was 7.54%.

    INCOME TAXES

    Income taxes are the responsibility of the partners of CPLP and as such are not provided for in the accompanying financial statements.

                            CENCOM PARTNERS, L.P. -

                                 SANFORD SYSTEM

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    CASH MANAGEMENT AND SYSTEM'S EQUITY ACCOUNT

    The cash management function for the System is performed by the holding company of CPLP. Excess cash funds are transferred to the holding company of CPLP using the System's equity account. In addition, the holding company of CPLP makes disbursements on behalf of the System for certain items such as payroll, payroll taxes, employee benefits and other costs and incurs debt borrowings for the System. Such amounts are transferred to the System through the System's equity account and are recognized in the appropriate expense categories in the accompanying statement of operations.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment consists of the following:

                                                                                  DECEMBER 31,
                                                                                      1996
                                                                                  ------------
Trunk and distribution systems..................................................  $  6,869,199
Subscriber installations........................................................     2,789,598
Converters......................................................................     1,039,082
Land, buildings and headends....................................................       813,290
Vehicles and equipment..........................................................       277,131
Office equipment................................................................       139,336
                                                                                  ------------
                                                                                    11,927,636
Less--Accumulated depreciation..................................................     6,062,066
                                                                                  ------------
                                                                                  $  5,865,570
                                                                                  ------------
                                                                                  ------------

                            CENCOM PARTNERS, L.P. -

                                 SANFORD SYSTEM

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

    Accounts payable and accrued expenses consist of the following:

                                                                                  DECEMBER 31,
                                                                                      1996
                                                                                  ------------
Capital expenditures............................................................   $  222,887
Accrued programming.............................................................      101,244
Accrued franchise fees..........................................................      114,006
Other...........................................................................       89,902
                                                                                  ------------
                                                                                   $  528,039
                                                                                  ------------
                                                                                  ------------

4. SYSTEM'S EQUITY:

    As of December 31, 1996, CPLP had recorded in its capital account an accumulated deficit of approximately $15,871,301, represented by losses and partner distributions.

5. RELATED-PARTY TRANSACTIONS:

    During 1994, Cencom Cable Associates, Inc., the parent of Cencom Holdings, assigned management services under contract with the System to Cencom Partners. The management service contract provides for the payment of fees equal to 5% of the System's gross service revenues. Since the General Partners assumption of the contract, CPLP has been allowed to defer all such fees through December 31, 1996. Expenses recognized by the System under this contract during 1996 were $238,854. Management believes these charges are indicative of the expense which would have been incurred as a stand-alone entity. In addition, CPLP reimburses Cencom Partners for expenses incurred on behalf of CPLP for performance of services under the contract.

    CPLP and all entities affiliated with Charter collectively utilize a combination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. The System is allocated charges monthly based upon its total number of employees, historical claims and medical cost trend rates. During 1996, the System expensed approximately $50,600 relating to insurance allocations.

    Affiliated entities maintain several regional offices. The regional offices perform certain operational services on behalf of CPLP and other affiliated entities. Generally, the costs of these services are allocated to CPLP based on the number of subscribers. During 1996, certain costs which should have been allocated to CPLP were borne by Charter on behalf of CPLP. Charter is not obligated to make such payments in the future. The amount of the costs paid by Charter during 1996 was approximately $122,000.

                            CENCOM PARTNERS, L.P. -

                                 SANFORD SYSTEM

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES:

    LEASES

    The System leases certain facilities and equipment under noncancelable operating leases. Rent expense incurred under leases during 1996 was approximately $45,000. Approximate future minimum lease payments are as follows:

1997...............................................................  $  19,700
1998...............................................................     17,400
1999...............................................................     17,400
2000...............................................................      1,500
2001 and thereafter................................................     --

    The System rents utility poles in its operations. Generally, pole rental agreements are short term, but the System's management anticipates that such rentals will continue to recur. Rent expense incurred for pole attachments during 1996 was approximately $80,600.

    INSURANCE COVERAGE

    The System currently does not have and does not in the near term anticipate having property and casualty insurance on its underground distribution plant. Due to large claims incurred by the property and casualty insurance industry, the pricing of insurance coverage has become inflated to the point where, in the judgment of the System's management, the insurance coverage is cost prohibitive. Management believes its experience and policy with such insurance coverage is consistent with general industry practices. Management will continue to monitor the insurance markets to attempt to obtain coverage for the System's distribution plant at reasonable rates.

    LITIGATION

    The System is a party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the System's financial position and results of operations.

7. RATE REGULATION IN THE CABLE TELEVISION INDUSTRY:

    The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. In addition, recent legislative and regulatory changes and additional regulatory proposals under consideration may materially affect the cable television industry.

    Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which became effective on December 4, 1992. The 1992 Cable Act generally allows for a greater degree of regulation of the cable television industry. Under the 1992 Cable Act's definition of effective competition, nearly all cable systems in the United States are subject to rate regulation of basic cable services, provided the local franchising authority becomes certified to regulate basic service rates. The 1992 Cable Act and the Federal Communications Commission's (FCC) rules implementing the 1992

                            CENCOM PARTNERS, L.P. -

                                 SANFORD SYSTEM

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. RATE REGULATION IN THE CABLE TELEVISION INDUSTRY: (CONTINUED)
Cable Act have generally increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities.

    While management believes that the System has complied in all material respects with the rate provisions of the 1992 Cable Act, in jurisdictions that have not yet chosen to certify, refunds covering a one-year period on basic services may be ordered upon future certification if the System is unable to justify its rates through a benchmark or cost-of-service filing or small system cost-of-service filing pursuant to FCC rules. Management is unable to estimate at this time the amount of refunds, if any, that may be payable by the System in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. Management does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the System.

    The 1992 Cable Act modified the franchise renewal process to make it easier for a franchising authority to deny renewal. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of the franchise agreement. Although management believes that the System has generally met the terms of its franchise agreements and has provided quality levels of service, and anticipates the System's future franchise renewal prospects generally will be favorable, there can be no assurance that any such franchises will be renewed or, if renewed, that the franchising authority will not impose more onerous requirements on the System than previously existed.

    During 1996, Congress passed and the President signed into law the Telecommunications Act of 1996 (the "Telecommunications Act") which alters federal, state and local laws and regulations pertaining to cable television, telecommunications and other services. Under the Telecommunications Act, telephone companies can compete directly with cable operators in the provision of video programming.

    Certain provisions of the Telecommunications Act could materially affect the growth and operation of the cable television industry and the cable services provided by the System. Although the new legislation may substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. There are numerous rule-makings to be undertaken by the FCC which will interpret and implement the Telecommunications Act's provisions. In addition, certain provisions of the Telecommunications Act (such as the deregulation of cable programming rates) are not immediately effective. Further, certain of the Telecommunications Act's provisions have been and are likely to be subject to judicial challenges. The System's management is unable at this time to predict the outcome of such rule-makings or litigation or the substantive effect of the new legislation and the rule-makings on the financial position and results of operations of the System.

                            CENCOM PARTNERS, L.P. -

                                 SANFORD SYSTEM

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. NET LOSS FOR INCOME TAX PURPOSES:

    The following reconciliation summarizes the differences between CPLP's net loss for financial reporting and federal income tax purposes for the year ended December 31, 1996:

Net loss for financial reporting purposes.......................  $(4,756,897)
Depreciation differences between financial reporting and tax
  reporting.....................................................    (302,210)
Amortization differences between financial reporting and tax
  reporting.....................................................   1,501,067
Differences in expenses recorded for financial reporting and tax
  reporting.....................................................     181,261
Differences in revenue for financial reporting and tax
  reporting.....................................................     (21,849)
Other...........................................................       2,959
                                                                  ----------
      Net loss for federal income tax purposes..................  $(3,395,669)
                                                                  ----------
                                                                  ----------

    The following summarizes the significant temporary differences between CPLP's financial reporting basis and federal income tax reporting basis as of December 31, 1996:

Assets:
  Accounts receivable..........................................  $    25,788
  Franchise costs and other assets.............................   11,938,514
  Accrued expenses.............................................      597,057
  Deferred revenue.............................................      174,791
                                                                 -----------
                                                                 $12,736,150
                                                                 -----------
                                                                 -----------
  Liabilities--Property, plant and equipment...................  $(10,048,954)
                                                                 -----------
                                                                 -----------

    As discussed in Note 1, the System comprises approximately 35% of CPLP's total basic subscribers.

11. INSURANCE SETTLEMENT:

    In September 1996, Hurricane Fran caused damage to the System. The estimated total damage to the System was approximately $1,900,000. As of December 31, 1996, the System has incurred approximately $1,600,000 in repairs. The System received an insurance advance of approximately $150,000 during 1996 and expects settlement in 1997. In addition, the System recorded a $383,000 nonoperating loss for its portion of the insurance deductible.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cencom Partners, L.P.:


    We have audited the accompanying balance sheet of Cencom Partners, L.P.--Lincolnton System (as defined in Note 1) as of December 31, 1996, and the related statements of operations, System's equity and cash flows for the year then ended. These financial statements are the responsibility of the System's management. Our responsibility is to express an opinion on these financial statements based on our audit.


    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cencom Partners, L.P. -Lincolnton System as of December 31, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

St.Louis, Missouri,
February 21, 1997

                            CENCOM PARTNERS, L.P.--

                               LINCOLNTON SYSTEM

                                 BALANCE SHEET

                                                                                 DECEMBER 31,
                                                                                     1996
                                                                                 -------------
                                            ASSETS
CURRENT ASSETS:
  Cash.........................................................................  $    --
  Accounts receivable, net of allowance for doubtful accounts of $7,664........         64,554
                                                                                 -------------
      Total current assets.....................................................         64,554
PROPERTY, PLANT AND EQUIPMENT..................................................      8,082,913
FRANCHISE COSTS, net of accumulated amortization of $9,106,409.................      3,303,370
SUBSCRIBER LISTS, net of accumulated amortization of $4,501,027................        354,778
                                                                                 -------------
                                                                                 $  11,805,615
                                                                                 -------------
                                                                                 -------------

                               LIABILITIES AND SYSTEM'S EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses........................................  $     425,116
  Subscriber deposits..........................................................         17,101
                                                                                 -------------
      Total current liabilities................................................        442,217
                                                                                 -------------
DEFERRED REVENUE...............................................................         25,499
COMMITMENTS AND CONTINGENCIES
SYSTEM'S EQUITY................................................................     11,337,899
                                                                                 -------------
                                                                                 $  11,805,615
                                                                                 -------------
                                                                                 -------------

       The accompanying notes are an integral part of this balance sheet.

                            CENCOM PARTNERS, L.P. --

                               LINCOLNTON SYSTEM

                            STATEMENT OF OPERATIONS

                                                                                                      YEAR ENDED
                                                                                                     DECEMBER 31,
                                                                                                         1996
                                                                                                     -------------
SERVICE REVENUES...................................................................................  $   5,622,300
                                                                                                     -------------
OPERATING EXPENSES:
  Operating, general and administrative............................................................      2,811,081
  Depreciation and amortization....................................................................      3,630,074
  Management fee--related party....................................................................        281,115
                                                                                                     -------------
                                                                                                         6,722,270
                                                                                                     -------------
      Loss from operations.........................................................................     (1,099,970)
                                                                                                     -------------
INTEREST INCOME (EXPENSE):
  Interest expense.................................................................................     (1,116,113)
  Interest income..................................................................................         15,206
                                                                                                     -------------
                                                                                                        (1,100,907)
                                                                                                     -------------
      Net loss.....................................................................................  $  (2,200,877)
                                                                                                     -------------
                                                                                                     -------------

         The accompanying notes are an integral part of this statement.

                            CENCOM PARTNERS, L.P. --

                               LINCOLNTON SYSTEM

                          STATEMENT OF SYSTEM'S EQUITY

                                                                                   SYSTEM'S
                                                                                    EQUITY
                                                                                 -------------
BALANCE, December 31, 1995.....................................................  $  13,879,030
  Net activity with Parent.....................................................       (340,254)
  Net loss.....................................................................     (2,200,877)
                                                                                 -------------
BALANCE, December 31, 1996.....................................................  $  11,337,899
                                                                                 -------------
                                                                                 -------------

         The accompanying notes are an integral part of this statement.

                            CENCOM PARTNERS, L.P.--

                               LINCOLNTON SYSTEM

                            STATEMENT OF CASH FLOWS

                                                                                                      YEAR ENDED
                                                                                                     DECEMBER 31,
                                                                                                         1996
                                                                                                     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................................................................  $  (2,200,877)
  Adjustments to reconcile net loss to net cash provided by operating activities-
    Depreciation and amortization..................................................................      3,630,074
    Changes in assets and liabilities-
      Accounts receivable, net.....................................................................        (14,680)
      Prepaid expenses and other...................................................................         22,111
      Accounts payable and accrued expenses........................................................        129,871
      Subscriber deposits..........................................................................        (10,140)
      Deferred revenue.............................................................................         (3,188)
                                                                                                     -------------
        Net cash provided by operating activities..................................................      1,553,171
                                                                                                     -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment.......................................................     (1,102,601)
  Other............................................................................................       (110,316)
                                                                                                     -------------
        Net cash used in investing activities......................................................     (1,212,917)
                                                                                                     -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in capital account with Parent........................................................       (340,254)
                                                                                                     -------------
        Net cash used in financing activities......................................................       (340,254)
                                                                                                     -------------
CASH, beginning and end of year....................................................................  $    --
                                                                                                     -------------
                                                                                                     -------------

         The accompanying notes are an integral part of this statement.

                            CENCOM PARTNERS, L.P.--

                               LINCOLNTON SYSTEM

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    ORGANIZATION AND BASIS OF PRESENTATION

    The financial statements include the accounts of the Lincolnton cable television system, which is owned and operated by Cencom Partners, L.P. (CPLP). Cencom Partners, Inc. (Cencom Partners or the "General Partner") is the General Partner of CPLP and is an indirect wholly owned subsidiary of Charter Communications, Inc. (Charter). These financial statements include the historical assets, liabilities and operations of the Lincolnton cable television system, which provides service to communities in and around Lincolnton, North Carolina, and is referred to herein as the "System." Cencom Cable Income Partners II, L.P. (CCIP II), an affiliate, owns 84.03% of the Limited Partner units of CPLP.

    In May 1996, CPLP entered into an Asset Purchase Agreement to sell the assets of the System to Charter Communications, L.P. (an affiliated entity) for a purchase price of $27,500,000, subject to certain working capital adjustments. The closing date shall be on any such date mutually agreed upon by the parties. The CPLP asset sale is being effected to satisfy the requirements by CPLP's senior bank lenders that the credit facility be repaid in accordance with its terms. CPLP's asset disposition was also commenced to facilitate the liquidation of CCIP II which requires the liquidation of all of CCIP II's assets, including its entire ownership interest in CPLP. The affiliate of the General Partner has reached agreements with their principal lenders regarding the proposed terms of their loans.

    As of December 31, 1996, the System serviced approximately 14,800 basic subscribers in approximately seven franchise areas. The System comprises approximately 41% of total CPLP basic subscribers at December 31, 1996.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement costs and betterments are capitalized.

    Depreciation is provided using the composite method on a straight-line basis over the estimated useful lives of the related assets as follows:

Trunk and distribution systems...................................   10 years
Subscriber installations.........................................   10 years
Converters.......................................................  3-5 years
                                                                        9-20
Buildings and headends...........................................      years
Vehicles and equipment...........................................  4-8 years
                                                                        5-10
Office equipment.................................................      years

    FRANCHISE COSTS AND SUBSCRIBER LISTS

    Franchise costs are being amortized using the straight-line method over the term of the individual franchises. Subscriber lists are being amortized using the straight-line method over seven years.

                            CENCOM PARTNERS, L.P.--

                               LINCOLNTON SYSTEM

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    In accordance with Statement of Financial Accounting Standards (SFAS) No. 121 entitled, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Disposed of," the System's management periodically reviews the carrying value of its long-lived assets, identifiable intangibles and franchise costs in relation to historical financial results, current business conditions and trends (including the impact of existing legislation and regulation) to identify potential situations in which the carrying value of such assets may not be recoverable. If a review indicates that the carrying value of such assets may not be recoverable, the carrying value of such assets in excess of their fair value will be recorded as a reduction of the assets' cost as if a permanent impairment has occurred. No impairment has occurred and no adjustments to the financial statements of the System have been recorded related to of SFAS No. 121.

    SERVICE REVENUES

    Cable service revenues are recognized when the related services are provided.

    Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system.

    Franchise fees collected from cable subscribers and paid to local franchises are reported as revenues.

    OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES

    Included in operating, general and administrative expenses is the allocation of certain expenses incurred by the holding company of CPLP on behalf of the System. These expenses were allocated to the System based on the ratio of total System's basic subscribers to total CPLP basic subscribers. Management considers this allocation method to be reasonable for the operations of the System. Expenses allocated to the System totaled $66,091 during 1996.

    INTERCOMPANY INTEREST EXPENSE

    Interest expense allocated to the System has been determined by applying the ratio of total System's basic subscribers to total CPLP basic subscribers at year-end multiplied by the total CPLP interest expense for the year. Management considers this allocation method to be reasonable for the operations of the System. CPLP makes disbursements on behalf of the System for interest expense. CPLP maintains a term loan with a consortium of banks, secured by all of CPLP's assets, including the System's assets. At December 31, 1996, CPLP had borrowings of $34,957,500 related to this term loan and the interest rate was 7.31%. The weighted average borrowings for CPLP during 1996 were $34,957,500. The borrowings pertaining to the System are reflected within System's Equity. The weighted average interest rate of CPLP for 1996 was 7.54%.

    INCOME TAXES

    Income taxes are the responsibility of the partners of CPLP and as such are not provided for in the accompanying financial statements.

                            CENCOM PARTNERS, L.P.--

                               LINCOLNTON SYSTEM

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    CASH MANAGEMENT AND SYSTEM'S EQUITY ACCOUNT

    The cash management function for the System is performed by the holding company of CPLP. Excess cash funds are transferred to the holding company of CPLP using the System's equity account. In addition, the holding company of CPLP makes disbursements on behalf of the System for certain items such as payroll, payroll taxes, employee benefits and other costs and incurs debt borrowings for the System. Such amounts are transferred to the System through the System's equity account and are recognized in the appropriate expense categories in the accompanying statement of operations.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment consists of the following:

                                                                                 DECEMBER 31,
                                                                                     1996
                                                                                 -------------
Trunk and distribution systems.................................................  $  11,994,402
Subscriber installations.......................................................      3,702,003
Converters.....................................................................      1,210,370
Land, buildings and headends...................................................        610,272
Vehicles and equipment.........................................................        360,218
Office equipment...............................................................        119,177
                                                                                 -------------
                                                                                 -------------
                                                                                    17,996,442
Less--Accumulated depreciation.................................................     (9,913,529)
                                                                                 -------------
                                                                                 -------------
                                                                                 $   8,082,913
                                                                                 -------------
                                                                                 -------------

                            CENCOM PARTNERS, L.P.--

                               LINCOLNTON SYSTEM

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

    Accounts payable and accrued expenses consist of the following:

                                                                                     DECEMBER
                                                                                       31,
                                                                                       1996
                                                                                    ----------
Accrued salaries and related benefits.............................................  $   27,778
Accrued property tax..............................................................      37,277
Capital expenditures..............................................................      65,788
Accrued franchise fees............................................................     103,155
Accrued programming...............................................................     117,579
Other.............................................................................      73,539
                                                                                    ----------
                                                                                    $  425,116
                                                                                    ----------
                                                                                    ----------

4. SYSTEM'S EQUITY:

    As of December 31, 1996, CPLP had recorded in its capital account an accumulated deficit of approximately $15,871,000 represented by losses and partner distributions.

5. RELATED-PARTY TRANSACTIONS:

    During 1994, Cencom Cable Associates, Inc., the parent of Cencom Holdings, assigned management services under contract with the System to Cencom Partners. The management service contract provides for the payment of fees equal to 5% of the System's gross service revenues. Since the General Partner's assumption of the contract, CPLP has been allowed to defer all such fees through December 31, 1996. Expenses recognized by the System under this contract during 1996 were $281,115. Management believes these charges are indicative of the expense which would have been incurred as a stand-alone entity. In addition, CPLP reimburses Cencom Partners for expenses incurred on behalf of CPLP for performance of services under the contract.

    CPLP and all entities affiliated with Charter collectively utilize a combination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. The System is allocated charges monthly based upon its total number of employees, historical claims and medical cost trend rates. During 1996, the System expensed approximately $59,300 relating to insurance allocations.

    Affiliated entities maintain several regional offices. The regional offices perform certain operational services on behalf of CPLP and other affiliated entities. Generally, the costs of these services are allocated to CPLP based on the number of subscribers. During 1996, certain costs which should have been allocated to CPLP were borne by Charter on behalf of CPLP. Charter is not obligated to make such payments in the future. The amount of the costs paid by Charter during 1996 was approximately $122,000.

                            CENCOM PARTNERS, L.P.--

                               LINCOLNTON SYSTEM

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES:

    LEASES

    The System leases certain facilities and equipment under noncancelable operating leases. Rent expense incurred under leases during 1996 was approximately $12,000. Approximate future minimum lease payments are as follows:

1997...............................................................  $  12,000
1998...............................................................      1,200
1999...............................................................      1,300
2000...............................................................      1,400
2001...............................................................      1,400
Thereafter.........................................................      1,400

    The System rents utility poles in its operations. Generally, pole rental agreements are short term, but the System's management anticipates that such rentals will continue to recur. Rent expense incurred for pole attachments during 1996 was approximately $116,000.

    INSURANCE COVERAGE

    The System currently does not have and does not in the near term anticipate having property and casualty insurance on its underground distribution plant. Due to large claims incurred by the property and casualty insurance industry, the pricing of insurance coverage has become inflated to the point where, in the judgment of the System's management, the insurance coverage is cost prohibitive. Management believes its experience and policy with such insurance coverage is consistent with general industry practices. Management will continue to monitor the insurance markets to attempt to obtain coverage for the System's distribution plant at reasonable rates.

    LITIGATION

    The System is a party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the System's financial position and results of operations.

7. RATE REGULATION IN THE CABLE TELEVISION INDUSTRY:

    The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. In addition, recent legislative and regulatory changes and additional regulatory proposals under consideration may materially affect the cable television industry.

    Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which became effective on December 4, 1992. The 1992 Cable Act generally allows for a greater degree of regulation of the cable television industry. Under the 1992 Cable Act's definition of effective competition, nearly all cable systems in the United States are subject to rate regulation of basic cable services, provided the local franchising authority becomes certified to regulate basic service rates. The 1992 Cable Act and the Federal Communications Commission's (FCC) rules implementing the 1992

                            CENCOM PARTNERS, L.P.--

                               LINCOLNTON SYSTEM

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. RATE REGULATION IN THE CABLE TELEVISION INDUSTRY: (CONTINUED)
Cable Act have generally increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities.

    While management believes that the System has complied in all material respects with the rate provisions of the 1992 Cable Act, in jurisdictions that have not yet chosen to certify, refunds covering a one-year period on basic services may be ordered upon future certification if the System is unable to justify its rates through a benchmark or cost-of-service filing or small system cost-of-service filing pursuant to FCC rules. Management is unable to estimate at this time the amount of refunds, if any, that may be payable by the System in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. Management does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the System.

    The 1992 Cable Act modified the franchise renewal process to make it easier for a franchising authority to deny renewal. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of the franchise agreement. Although management believes that the System has generally met the terms of its franchise agreements and has provided quality levels of service, and anticipates the System's future franchise renewal prospects generally will be favorable, there can be no assurance that any such franchises will be renewed or, if renewed, that the franchising authorities will not impose more onerous requirements on the System than previously existed.


    During 1996, Congress passed and the President signed into law the Telecommunications Act of 1996 (the "Telecommunications Act") which alters federal, state and local laws and regulations pertaining to cable television, telecommunications and other services. Under the Telecommunications Act, telephone companies can compete directly with cable operators in the provision of video programming.


    Certain provisions of the Telecommunications Act could materially affect the growth and operation of the cable television industry and the cable services provided by the System. Although the new legislation may substantially lessen regulatory burdens, the cable television industry may be subject to additional competition as a result thereof. There are numerous rule makings to be undertaken by the FCC which will interpret and implement the Telecommunications Act's provisions. In addition, certain provisions of the Telecommunications Act (such as the deregulation of cable programming rates) are not immediately effective. Further, certain of the Telecommunications Act's provisions have been and are likely to be subject to judicial challenges. The System's management is unable at this time to predict the outcome of such rule-makings or litigation or the substantive effect of the new legislation and the rule-makings on the financial position and results of operations of the System.

                            CENCOM PARTNERS, L.P.--

                               LINCOLNTON SYSTEM

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. NET LOSS FOR INCOME TAX PURPOSES:

    The following reconciliation summarizes the differences between CPLP's net loss for financial reporting and federal income tax purposes for the year ended December 31, 1996:

Net loss for financial reporting purposes.......................  $(4,756,897)
Depreciation differences between financial reporting and tax
  reporting.....................................................    (302,210)
Amortization differences between financial reporting and tax
  reporting.....................................................   1,501,067
Differences in expenses recorded for financial reporting and tax
  reporting.....................................................     181,261
Differences in revenue recorded for financial reporting and tax
  reporting.....................................................     (21,849)
Other...........................................................       2,959
                                                                  ----------
      Net loss for federal income tax purposes..................  $(3,395,669)
                                                                  ----------
                                                                  ----------

    The following summarizes the significant temporary differences between CPLP's financial reporting basis and federal income tax reporting basis as of December 31, 1996:

Assets:
  Accounts receivable..........................................  $    25,788
  Franchise costs and other assets.............................   11,938,514
  Accrued expenses.............................................      597,057
  Deferred revenue.............................................      174,791
                                                                 -----------
                                                                 $12,736,150
                                                                 -----------
                                                                 -----------
  Liabilities--Property, plant and equipment...................  $(10,048,954)
                                                                 -----------
                                                                 -----------

    As discussed in Note 1, the System comprises approximately 41% of CPLP's total basic subscribers.

                                  EXHIBIT A-1
                     APPRAISALS OF THE PARTNERSHIP SYSTEMS

                                  CONFIDENTIAL
                     CENCOM CABLE INCOME PARTNERS II, L.P.
                           APPRAISAL ANALYSIS SUMMARY

INTRODUCTION

    Daniels & Associates, L.P. ("Daniels") was retained by Cencom Cable Income Partners II, L.P. (the "Partnership") to appraise the fair market value of the assets of the Partnership, in accordance with the "Appraisal Process" procedures as outlined in the letter received from the Partnership dated April 28, 1995 (the Procedures Letter"), as well as the related Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"). The "Valuation Date" of the appraisal of the Partnership, as was mutually agreed upon in the Procedures Letter, was March 31 ,1995. The Partnership owns and operates cable television systems (referred to in the aggregate as the "Systems") that, as of March 31, 1995, passed approximately 71,455 homes and served approximately 44,232 equivalent basic subscribers ("EBUs") in the following three operating groups:

                                                                      BASIC
                                                          HOMES    SUBSCRIBERS/  EQUIVALENT    MILES OF       NUMBER OF
AS OF MARCH 31, 1995                                     PASSED    PENETRATION   BASIC UNITS     PLANT        HEADENDS
------------------------------------------------------  ---------  ------------  -----------  -----------  ---------------
Southeast Texas.......................................     39,975   22,172/55.5%     22,602          723             13
Anderson, South Carolina..............................     27,611   19,336/70.0%     19,518        1,044              4
Northeast Missouri....................................      3,869    2,081/53.8%      2,112           70              7
Total.................................................     71,455   43,589/61.0%     44,232        1,837             24
                                                                                                                     --
                                                                                                                     --
                                                        ---------  ------------  -----------       -----
                                                        ---------  ------------  -----------       -----

    The appraisal was performed in conjunction with the anticipated dissolution and liquidation of the Partnership following the planned sale of the Partnership's assets. This report summarizes Daniels' conclusions and provides an outline of the scope of the engagement, the process used, an overview of the Systems by group, the valuation methodology, the assumptions relied upon, and an explanation of the values derived.

PROCESS

    Daniels prepared an independent appraisal analysis of the Partnership assets and was then instructed, as per the Procedures Letter and the Partnership Agreement, to work with Western Cablesystems, Inc., the appraiser appointed by the American Arbitration Association, to attempt to jointly determine the fair market value of the Partnership's assets.

    The Systems were appraised on a going concern basis, in conformance with standard appraisal techniques, utilizing a ten year discounted net cash flow analysis and applying relevant market and economic factors. The appraisal assumes the Systems have been and will continue to be operated as efficiently as comparable cable systems, and that the franchises and leases of assets used in the operation of the Systems will be renewed indefinitely without material changes, other than rebuild requirements (see "The Systems" section).

    The appraisal process included discussions with the Partnership's management, due diligence visits to a majority of the Systems by Daniels' personnel, research of demographic information concerning the various communities served, and analyses of historical and forecasted financial and operating information, as well as Daniels' general knowledge about the industry. In addition, the impact of the 1992 Cable Act on each System's current and forecasted financial performance was analyzed. From such due diligence, summaries of the relevant operating, technical, financial and demographic characteristics of the Systems by operating group were prepared. These critical characteristics of the Systems were instrumental in determining respective values because they varied significantly between the Systems.

    In order to assess the fair market value of the Partnership's assets, detailed operating and financial forecasts by operating group were prepared incorporating the critical elements of operating revenues and expenses as well as capital expenditure requirements. These financial forecasts then formed the basis for determining a discounted cash flow value for each operating group, a standard valuation methodology used within the industry. The combined values of the Systems by operating group provides a value of the cable operating assets of the Partnership on a discounted cash flow basis. Using the market multiple methodology, an aggregate value for the Partnership's assets was derived by analyzing value per subscriber and operating cash flow multiples obtained in private market sales of comparable cable television systems, and then applying those comparable market multiples to the Partnership Systems. The products of these two valuation methodologies were then analyzed to determine a final appraisal value for the Partnership's assets.

THE SYSTEMS

    The Systems owned by the Partnership served approximately 44,232 EBUs in three operating groups (three states) as of the Valuation Date. The operating groups are referred to as (i) Southeast Texas; (ii) Anderson, South Carolina; and (iii) Northeast Missouri. The largest operating group is Southeast Texas (22,602 EBUs), and the smallest is Northeast Missouri (2,112 EBUs). As of the Valuation Date, the Systems had basic subscriber penetration rates varying from 53.8% to 70.0% of homes passed, and a total basic penetration level of 61.0%, compared to the national average of 62.6%.

    The Systems are served by a total of 24 headends with approximately 1,837 miles of plant. The technical condition and current channel capacity of the Systems varies widely from 220 MHz to 400 MHz. Many of the Systems require significant amounts of capital expenditures to upgrade or rebuild the cable plant in order to sustain existing revenue and cash flow levels and realize future financial performance growth. For our valuation, we assumed all plant that is currently designed to less than 450 MHz would be required to be rebuilt or upgraded to at least a 450 MHz capacity level, and in some instances a 550 MHz level, during the first five years of the forecast period, depending upon franchise terms and the competitive outlook. The majority of the Systems requiring a rebuild or upgrade are forecasted to have that occur within the first four years of the forecast period. The one exception to this involved the Northeast Missouri operating group which serves approximately 5.0% of the Partnership's subscribers from less than 4% of the Systems' total plant miles. Given the current excess channel capacity within these systems, the plant was assumed to be upgraded to a 450 MHz capacity in years four through seven of the forecast period.

    Rebuilding these Systems to either a 450 MHz or 550 MHz design capacity is a reasonable industry standard based on the current technology and operating environment. We have estimated the cost per mile to rebuild a System to 550 MHz at $15,000/mile and to upgrade plant to 450 MHz at $6,000/mile. These cost estimates are reasonable representations of the costs (design, cable plant, electronics, and labor) associated with rebuilding and/or upgrading cable systems in the geographic regions served by the Partnership Systems. These cost estimates, however, do not include the costs associated with upgrading and changing out converters. In the Systems that are forecast to be rebuilt, converters are forecast to be at least partially replaced over a two to three year period at a cost of $125 per converter. The total estimated cost of rebuilding/upgrading all of the Systems (excluding converter replacement) was forecasted to be $20.8 million, of which $11.0 million was attributable to the Anderson, South Carolina Systems and $9.4 million was for rebuilding the Southeast Texas Systems.

SOUTHEAST TEXAS SYSTEMS

    Southeast Texas is the largest of the operating groups in the Partnership, passing 39,975 homes and serving 22,602 EBUs. This group of systems represents 56% of the total passings and 51% of the total EBUs of the Partnership. There are thirteen systems within this operating group, managed from leased offices in Jasper, Cleveland, Marlin, Angleton, Kingsville, and Madisonville. There are five clusters of systems in this group; four clusters are located within 40 to 180 miles of Houston, and one cluster is located approximately 25 miles outside of Corpus Christi.

    There are 13 headends and 723 miles of plant serving the Southeast Texas systems. Approximately 76% of the homes passed are served by 300/330 MHz plant, and 22% are passed by 400 MHz plant. The remaining 2% of the plant is designed to 220 MHz capacity. The Cleveland, Angleton, Woodville, Kingsville, and Jasper systems are addressable, with a total of approximately 5,800 addressable subscribers. As of the Appraisal Date, none of these systems were overbuilt and management was not aware of any plans to overbuild any of the systems. There is an MMDS operator in Corpus Christi, but thus far the system has experienced minimal subscriber losses to this competitor.

    The Partnership has franchise agreements with 13 communities in Southeast Texas, with expiration dates ranging from January 1996 to June 2009, including recently renewed franchise agreements with the cities of Sealy and Kingsville. Two franchises, Jasper and Angleton, have certified to regulate basic rates.

    During April and May of 1995, expanded basic rates were increased an average of $0.71 for systems with more than 1,000 subscribers. Prior to April 1, 1995, the weighted average basic rate in these systems was $11.24 and the weighted average expanded basic rate was $13.02. After the rate increases, the weighted average rate for basic and expanded basic increased to $11.26 and $13.73, respectively.

    The annualized revenue and cash flow for the three-month period ended March 31, 1995 for this group of systems was $8.4 million and $4.5 million, respectively. This equates to an average monthly revenue per EBU of $30.97 and average annual cash flow per EBU of $198.47. This system's revenue per EBU is in line with that of the industry's average of approximately $31.29 for the year 1994, while its cash flow per EBU is substantially higher than the industry average of $165.21 for the year 1994, per Paul Kagan Associates, Inc. Cable TV Investor, April 30, 1995.

    The demographics and economic characteristics of the communities are very similar. Most of the communities are average growth, lower-middle to middle income, rural communities. Agriculture, timber, ranching, and county government are the main economic activities within the communities served, with eight of the thirteen communities served being county seats. The communities with the best growth potential are Jasper, Angleton, and Kingsville. Jasper's economy is supported by tourism and timber. Angleton is developing a stronger manufacturing-based economy, and is developing into a suburb of Houston. Kingsville's economy is primarily supported by the Naval Air Station and Texas A&M University.

ANDERSON, SOUTH CAROLINA

    This is the second largest group of systems, which as of March 31, 1995 passed 27,611 homes and served 19,518 EBUs. The primary communities served include Anderson (unincorporated areas), Travelers Rest, West Pelzer, and Keowee Key. The systems are operated out of two offices--one in West Pelzer and one in Keowee Key. The West Pelzer office is leased and the Keowee Key office is provided free as part of the franchise. These systems currently employ 21 people.

    There are four headends serving these systems--1) West Pelzer, 2) Anderson,
3) Travelers Rest, and 4) Keowee Key. The Anderson system serves approximately 46% of the subscriber base, and actually serves only the unincorporated areas on the west side of Anderson. The systems include a total of 1,044 miles of primarily 300 MHz plant, except Keowee Key, which is 330 MHz. All of the recent plant extensions, amounting to approximately 103 miles of plant, have been built to at least 450 MHz capacity, with spacing for 550 MHz. The West Pelzer and Anderson systems are addressable, and currently have approximately 7,800 addressable subscribers. Fifty miles of fiber was installed in the West Pelzer system during the last two years to reduce amplifier cascades. The Travelers Rest headend is leased, and the Anderson and West Pelzer headend (co-located with the West Pelzer office) sites are owned. The Keowee Key office and land for the headend is provided free as part of the agreement to provide service to Keowee Key.

    There are ten franchises covering these systems, including two for Greenville County which both expire in 1997. The systems' General Manager is currently negotiating 15-year extensions and is confident they will be extended without undue financial burden. The remaining eight franchises expire between 2001 and 2008.

    None of the local franchising authorities have certified to regulate basic rates, and the only valid tier complaint was in Williamston. Prior to April 1, 1995, the weighted average basic rate in these systems was $8.02 and the weighted average tier rate was $14.67. The majority of these systems instituted rate increases effective April 1, 1995, and the weighted average rate for basic and expanded basic increased to $8.31 and $14.69, respectively.

    The annualized revenue and cash flow for the three-month period ended March 31, 1995, for this group of Systems was $7.5 million and $3.5 million, respectively. This equates to an average monthly revenue per EBU of $31.81 and average annual cash flow per EBU of $177.73. This System's revenue and cash flow per EBU exceeds that of the industry's averages for 1994 (noted above).

    The industry in these communities is a mix of textile mills, manufacturing, electronics and agriculture. Recently BMW opened a large new plant in Greenville/Spartansburg that now employs several thousand people, and has had a favorable economic impact in the communities close to Greenville. Unemployment in the area is consistently below the national average, with many people in these systems' service areas, particularly in Travelers Rest, commuting to Greenville.

NORTHEAST MISSOURI

    The Northeast Missouri ("NEMO") systems are the smallest of the three operating groups of systems, and as of March 31, 1995 these systems passed 3,869 homes and served 2,112 EBUs. The eight communities served by these systems are located along the Mississippi River and are primarily rural, with agriculture and local industry as the principal economic backbone. The larger communities served include La Grange, Canton, and New London. The Systems are operated out of one office located in Bowling Green and are managed by three full-time employees.

    The NEMO systems are served from 70 miles of plant with seven headends, the largest of which is the Canton system which served 48% of the total NEMO system passings and subscribers. Each of the seven headend sites, as well as the office location, are leased. The Canton system, as well as the New London and La Belle systems, are designed and operating at a 220 MHz capacity, below current industry technical standards. The other four headends are designed and operating at a 300 MHz capacity. None of the systems are addressable.

    There are eight franchises covering these systems, of which one expires in November of 1996, two expire in 1997, one expires in 1998, and two each in years 1999 and 2000. It is not anticipated that there will be any system rebuild or upgrade requirements related to franchise renewals. Other than DBS/DSS service, no other local level competitive operations exist.

    None of the local franchising authorities have certified to regulate basic service rates and no valid tier complaints were filed. Prior to April 1, 1995 the weighted average basic rate in these systems was $9.31 and the weighted average tier rate was $15.25. Only one community was planned to experience a basic rate increase effective April 1, 1995 and, because this impacted less than ten subscribers, it had an insignificant effect on the weighted average basic rate of all the systems.

    The annualized revenue and cash flow for the three-month period ended March 31, 1995, for this group of systems was $678,000 and $354,000, respectively. This equates to an average monthly revenue per EBU of $27.14 and annual cash flow per EBU of $170.67. These systems' revenue per EBU was less than the industry's 1994 average, while the cash flow was modestly higher than average.

    The communities served by these systems are middle to lower income rural communities with below average growth potential but a stable economic foundation. The economic base of the area is largely agricultural with some light local industry. Several of the communities, including La Grange and New London, also serve as bedroom communities for larger neighboring cities across the Mississippi River in Illinois (Quincy and Hannibal) with larger, more diverse economies.

METHODOLOGY

    In order to appraise the fair market value of the assets of the Partnership, Daniels used two valuation methodologies, (i) a discounted cash flow valuation analysis and (ii) an analysis of market multiples realized from comparable private market cable transactions. The respective aggregate fair market values of the Partnership's assets from each valuation methodology used were then compared, and a final value was derived.

DISCOUNTED CASH FLOW

    This methodology measures the present value of the Systems' forecasted net cash flows, defined as pre-tax operating income, less capital expenditures, including all upgrade and rebuild costs. The Systems' forecasted net cash flow is determined through the creation of a long-range operating forecast which provides for detailed forecasts of critical revenue and expense components. A residual value was forecasted based on growth of the Systems' 10th year net cash flow into perpetuity, and discounted back to the present at the same discount rate as the forecasted net cash flow. Daniels prepared a detailed 10- year revenue, cash flow and capital expenditure forecast for each of the System groups to apply this discounted cash flow method.

    The revenue forecasts were based upon Daniels' forecast of homes passed, subscriber penetration levels, rates and other non-subscriber based revenue sources. The expense forecasts were based primarily on assumed rates of inflation over the forecast period and were adjusted for the particular growth characteristics of each System group. The capital expenditure forecasts were based upon costs associated with the construction of new miles of plant, plant maintenance and rebuild requirements, replacement and upgrading of converters, and the periodic replacement of vehicles.

    To determine the appropriate discount rate for this valuation, Daniels attempted to approximate the weighted average cost of capital using an array of entities within the cable television industry that are capable of consummating an acquisition similar in size to the acquisition of these Systems. The weighted average cost of capital is an entity's required return on an investment necessary to satisfy the expectations of all of the entity's investors, both debt and equity. An entity will, therefore, be willing to pay a price for an investment as high as the value that will allow it to meet its weighted average cost of capital, or hurdle rate requirement.

    The cost of the debt was arrived at by analyzing the aggregate cost of debt of a variety of both large and small public and private cable companies to determine an estimated average debt cost. The cost of equity was determined by sampling the estimated private market cost of equity for cable television investments over this time horizon and blending that with equity return objectives of large publicly traded companies. Such equity returns are those which would be required by experienced private equity investors and publicly traded companies in cable television investments with similar characteristics as those of the Partnership's Systems. The weighted average cost of capital utilized for the discounted cash flow analyses was determined to be 13.65%. The following are the estimates of the costs of debt and equity in the capitalization structure as of the Valuation Date used to determine the discount rate.

ASSUMED CAPITAL STRUCTURE                                     % OF TOTAL CAPITAL    COST OF CAPITAL
-----------------------------------------------------------  ---------------------  ---------------
Debt.......................................................               60%               8.75%
Equity.....................................................               40%              21.00%
Total Weighted Average.....................................              100%              13.65%
                                                                         ---               -----
                                                                         ---               -----

    The residual value multiples were determined assuming net cash flow growth into perpetuity equal to one-half of the average cash flow growth rate of the final two years of the forecasted period. The residual value multiples ranged from 8.9 to 10.0 times net cash flow.

COMPARABLE TRANSACTIONS

    In addition to the Discounted Cash Flow Valuation methodology, Daniels also used the Comparable Transactions methodology, which is another generally accepted valuation methodology used to correlate the findings of the discounted cash flow method with the realities of the private market. Under this method, the market multiples reported in sales of cable systems of similar size, markets and technical condition are compared to the subject Systems. In the case of cable television system values, the most commonly used market multiples are (i) a multiple of operating cash flow and (ii) the price per subscriber. Because detailed financial, operating, and technical information is not generally available regarding private cable system transactions, it is difficult to relate specific transaction values and multiples directly to the subject Systems. However, through an analysis of both the range and average of the market multiples derived from a group of comparable system transactions, about which information is available, this methodology provides a general measure of the market multiples realized from comparable transactions, which are then applied to the subject Systems in order to assess fair market value.

    Because of the variety of System characteristics involved in this Partnership, Daniels divided the Systems, and corresponding comparables into two groups. The first group is mid-sized systems, and the second group is small systems, believed to be the closest comparable types of systems to the Northeast Missouri systems, and certain of the Southeast Texas Systems.

MID-SIZE SYSTEMS

                                                                    NO. OF                   PRICE/         CF
SYSTEM                       BUYER                 SELLER         SUBSCRIBERS    PRICE     SUBSCRIBER    MULTIPLE      DATE
--------------------  --------------------  --------------------  -----------  ----------  -----------  -----------  ---------
Henderson, Franklin,
  NC................  Adelphia              Henderson Comm.           14,100   $22,400,000  $   1,589         10.2        1/95
No. Augusta, GA.....  Jones                 ACT2                      15,200   $27,300,000  $   1,793          9.5       12/93
Gaston Cty, NC......  Bresnan               Jones                     19,900   $35,000,000  $   1,759          9.2        4/94
San Bernardino, CA..  Marks Cablevision     Chambers Video            14,000   $25,000,000  $   1,786         10.5        2/94
Alabama.............  Comcast               CableSouth                29,600   $54,800,000  $   1,851          9.2        5/95
Georgia.............  Charter               CableSouth                29,300   $48,500,000  $   1,655          8.2        5/95
Average of Mid-Size System Comparables                                20,350   $35,500,000  $   1,744         9.3x      --

------------------------

    SOURCE: Paul Kagan Associates, Inc. Cable TV Investor through June 30, 1995 and Daniels & Associates' Data Base as of June 30, 1995

SMALL SYSTEMS

                                                                     NO. OF                     PRICE/          CF
SYSTEM                       BUYER                 SELLER          SUBSCRIBERS      PRICE     SUBSCRIBER     MULTIPLE       DATE
--------------------  --------------------  --------------------  -------------  -----------  -----------  -------------  ---------
OK Based MSO........  Frontier Vision       United Video               86,300    $120,500,000  $   1,397           9.0
Various TX, OK, KS,   Classic & Fanch       Mission Cable
  AZ................                                                   79,100    $97,500,000   $   1,233           7.5            *
Various KS, MO, NE,   Galaxy                Douglas Cable
  IL, IA............                                                   59,900    $65,000,000   $   1,086           7.6            *
MA Based MSO........  Galaxy                Vista Comm.                31,000    $40,500,000   $   1,305           8.0            *
IA Based MSO........  Galaxy                Vantage                    30,500    $38,400,000   $   1,259           7.9        12/94
Various CO, NM, MN,   Fanch Comm.           Leonard Comm.
  MO................                                                   24,700    $35,300,000   $   1,428           7.9         5/95
Various AR, CO, TX..  Classic Cable         United Video               21,900    $31,800,000   $   1,454           8.2            *
Various, LA & KS....  Fanch Cablevision     Leonard Comm.              12,100    $15,400,000   $   1,273           7.5         2/95
Woodward, OK........  WT Acquisition Corp   Time Warner                 6,200    $ 8,900,000   $   1,435           8.5        10/94
Cameron, TX.........  Galaxy Telecom        Galaxy Cablevision          3,500    $ 3,600,000   $   1,029           8.0         4/95
Average of Small System Comparables                                    35,520    $45,690,000   $   1,287           8.1

------------------------

*   Announced deal, closing pending

    SOURCE: Paul Kagan Associates, Inc. Cable TV Investor through June 30, 1995 and Daniels & Associates' Data Base as of June 30, 1995

    The analysis of the market multiples derived from comparable transactions led to the conclusion that the cash flow multiples for the purpose of assessing the fair market value of the Partnership's Southeast Texas systems should range from 8.25--8.75 times cash flow, a blending of the range of cash flow multiples from the group of mid-sized system transactions and small system transactions, given the mix of several mid-sized systems with numerous small systems, coupled with the slower growth potential of many of the systems and capital requirements related to plant upgrades. Daniels concluded that the Anderson systems market multiple would range from 9.0--9.5 times cash flow, comparable to the average of the cash flow multiples from the group of mid-size system transactions. Daniels' analysis of small system market multiples for the Northeast Missouri systems' cash flow multiple, resulted in a range of 7.5--8.0 times cash flow, within the range of comparable market multiples but slightly below the average of the multiple for the small system comparables, due to the particularly limited growth prospects of the communities served by these systems.

VALUATION

    Based on these analyses using the above-described methodologies, the estimated fair market value of the cable television operating assets of the Partnership, as of March 31, 1995, is $73,850,000 for 44,232 EBUs, or a weighted average of $1,670 per EBU.

    This value equates to a multiple of 8.9 times the annualized operating cash flow for the three-month period ended March 31, 1995. This multiple is consistent with the range of current market multiples of 8.1 to 9.3 times cash flow for the average of both small and mid-size system transactions and is not inconsistent with multiples derived in transactions involving large blocks of subscribers. In addition, the value per EBU of $1,670 is comparable to the values derived in private market transactions from similar sized cable television properties with like characteristics.

    It should be noted that the market sometimes places a premium on the ability to acquire a large block of subscribers in a single transaction, due to economies of scale and the lack of opportunity to purchase large numbers of subscribers from a single seller. Therefore, while the various Systems were appraised at the operating group level, as per the Procedures Letter, selling the entire Partnership to one or a limited number of buyers could generate a premium cash flow multiple, and thus a higher price. In addition, to certain strategic buyers, some of these individual Systems might command a premium price due to its fit with the acquiror's other systems and future plans.

MATERIAL RELATIONSHIPS

    Daniels currently has one other active engagement agreement with the general partner of the Partnership and its affiliates related to an additional cable system appraisal.

SUMMARY

    Our opinion of value expressed in this appraisal is based on financial and operating information provided to Daniels by the Partnership, as well as published demographic information for the service areas. While Daniels believes such sources to be reliable and accurate, it has not independently verified any such information. The valuation is based on information available to Daniels as of the Valuation Date, and Daniels undertakes no responsibility for updating this opinion to reflect changes in the value of the assets subsequent to the Valuation Date of March 31, 1995, such as market, economic, technological, operational, governmental, and other changes.

                                  CONFIDENTIAL
                     CENCOM CABLE INCOME PARTNERS II, L.P.
                        ANDERSON COUNTY, SOUTH CAROLINA
                           APPRAISAL ANALYSIS SUMMARY

INTRODUCTION

    Daniels & Associates, L.P. ("Daniels") was retained by Cencom Cable Income Partners II, L.P. ("Cencom") to appraise the fair market value of Cencom's Anderson County, South Carolina cable television systems. The Anderson County cable television systems serve several communities in northwest South Carolina (referred to in the aggregate as the "Systems") that, as of March 31, 1996, passed 28,376 homes and served 20,875 equivalent basic subscribers ("EBUs"). The "Valuation Date" of the appraisal of the Systems was March 31, 1996.

                                                                    AS OF MARCH 31, 1996
                                   --------------------------------------------------------------------------------------
                                     MILES OF                                                             ANNUALIZED CASH
                                       PLANT                                EQUIVALENT                     FLOW FOR THE
                                    /NUMBER OF       HOMES       HOMES     BASIC UNITS/     PAY UNITS/       THREE M/E
SYSTEMS                              HEADENDS        /MILE      PASSED     PENETRATION     PENETRATION        3/31/96
---------------------------------  -------------  -----------  ---------  --------------  --------------  ---------------
Anderson County, SC..............     1,117 / 4           25      28,376   20,875 / 73.6%  11,274 / 54.0%  $   3,867,424

    This report summarizes Daniels' conclusions and provides an outline of the scope of the engagement, the process used, an overview of the Systems, the valuation methodology, the assumptions relied upon and an explanation of the values derived.

PROCESS

    Daniels prepared an independent appraisal analysis to determine the fair market value of the Systems as of March 31, 1996. The Systems were appraised on a going-concern basis, in conformance with standard appraisal techniques, utilizing a ten-year discounted net cash flow analysis and applying relevant market and economic factors. The appraisal assumes that the Systems have been and will continue to be operated as efficiently as comparable cable systems, and that the franchises and leases of assets used in the operation of the Systems will be renewed indefinitely without material changes, other than rebuild requirements (see "The Systems" section below).

    The appraisal process included discussions with Cencom's management, research of published demographic information concerning the various communities served, and analyses of historical and forecasted financial and operating information, as well as Daniels' general knowledge about the cable television industry. Daniels' personnel did not visit the Systems as part of this appraisal; however, Daniels' personnel did visit the Systems for a previous appraisal of the Systems which it prepared as of March 31, 1995. From Daniels' due diligence, a summary of the relevant operating, technical, financial and demographic characteristics of the Systems was prepared. These characteristics of the Systems were instrumental in determining value.

    In order to assess the fair market value of the Systems, a detailed operating and financial forecast was prepared incorporating the critical elements of operating revenues and expenses as well as capital expenditure requirements. This financial forecast then formed the basis for determining a discounted cash flow value, a standard valuation methodology used within the industry. In addition, using the market multiple valuation methodology, an aggregate value for the Systems was derived by analyzing value per subscriber and operating cash flow multiples obtained in private market sales of comparable cable television systems, and then by applying those comparable market multiples to the Systems. The products of these two valuation methodologies were then analyzed to determine a final appraised value for the Systems as of March 31, 1996.

THE SYSTEMS

    The largest system, Anderson County, is located approximately 28 miles south of Greenville and serves approximately 47% of the subscriber base. The second largest system is Travelers Rest--a bedroom community located 10 miles north of Greenville which serves 24% of the subscribers. The third largest system, West Pelzer, is located 15 miles south of Greenville and serves approximately 20% of the subscriber base, and the Keowee Key system, 40 miles to the northwest of Greenville, accounts for 9% of the subscribers. As of March 31, 1996, the Systems passed 28,376 homes and served 20,875 equivalent basic units for a penetration rate of 73.6%. Cencom acquired the Systems in October 1989.

    The Systems are served from four headends, referred to as West Pelzer, Travelers Rest, Anderson, and Keowee Key. In total, the Systems include 1,117 miles of plant, with all of the Systems, except Keowee Key, primarily 300 MHz plant. The Keowee Key system is 330 MHz. Over the last three years, all new plant and extensions have been built to 450 MHz, accounting for approximately 10.0% of the total plant miles. During the last two years, Cencom has installed approximately 37 miles of fiber in the West Pelzer system to reduce amplifier cascades and improve system reliability. With the installation of an additional 16 miles of fiber, Cencom believes the West Pelzer system could be tied into the Anderson headend. There are no hardwire overbuilds in any of the Systems, nor is there currently an MMDS operator with service available to any of the communities served by the Systems.

    The West Pelzer headend is in the West Pelzer-owned office building. The Travelers Rest headend site is leased, and the Anderson headend site is owned. The Keowee Key office and headend site is provided free as part of the agreement to provide cable service to the area. All four headends utilize primarily Scientific Atlanta, Wegener, and General Instruments equipment. The plant electronics are primarily Scientific Atlanta, and pay security is controlled with addressability in West Pelzer and Anderson, and with positive and negative traps in Travelers Rest and Keowee Key.

    There are ten franchises covering these systems, including two for Greenville County which both expire in 1997. Cencom's state manager is currently negotiating 15-year extensions for these two franchises and is confident that they will be extended in a timely fashion. The remaining eight franchises expire between October 2001 and May 2008.

    All four Systems offer both a Basic and an Expanded Basic service. The rates vary by franchise area, with Basic ranging from $7.24 to $8.89 and Expanded Basic service from $14.20 to $15.77. Three of the eleven local franchising authorities have certified and perfected to regulate Basic rates. The only valid complaint filed against the Expanded Basic rate in any of the Systems was in Williamston. Cencom believes its rates are within the allowable rates under the FCC rate regulation rules as they existed on March 31, 1996.

    The annualized revenue and cash flow for the three-month period ended March 31, 1996 for the Systems was $8.0 million and $3.9 million, respectively. This equates to an average monthly revenue per EBU of $32.29 and average annual cash flow per EBU of $187.13. The Systems' average monthly revenue per EBU is slightly below that of the cable television industry's 1995 average of approximately $33.80, and its annual cash flow per EBU is slightly above the industry average of $182.52 for the year 1995, as reported by Paul Kagan Associates, Inc., Cable TV Investor.

    The four Systems operated out of Anderson County serve communities to the north, south, and west of Greenville. The greater Greenville area has been one of the nation's fastest growing areas and has developed into a prosperous regional economic hub with a significant industrial and corporate base. With an MSA population of approximately 850,000, the Greenville-Spartanburg area is home to several large manufacturing companies along with many Fortune 500 corporate and regional offices. Recently, BMW of North America opened its first U.S. auto assembly plant in the area, employing some 2,000. Numerous suppliers to BMW have begun to locate new manufacturing facilities and supply outlets in the area as well. Other major employers in the area include Michelin Tire Corporation, Umbro sportswear, Hitachi

Electronic Devices, Proctor & Gamble, Amoco, 3M, and Cincinnati Milacron. Unemployment in the area is consistently below the national average, with many people in these Systems' service areas commuting to Greenville for employment.

    According to National Decision Systems ("NDS"), an independent demographic service, the population of Anderson County increased 8.1% from 1990 to 1996, and is projected to increase an additional 5.0% over the next five years. The number of households in Anderson County increased 11.9% from 1990 to 1996 and is forecasted by NDS to increase an additional 6.7% during the next five years. Both the projected population and household growth are above the projected percentages for the State of South Carolina.

    The lack of excess channel capacity, the reality of near-term competition from alternative multi-channel video providers, and the potential to provide ancillary telecommunications and data services suggest that a rebuild or upgrade of all of the Systems to at least 450 MHz capacity would be prudent in the near term, although there are no current franchise requirements to rebuild or upgrade any of the Systems. Daniels has estimated the cost per mile to rebuild a system to 550 MHz at $15,000/mile for aerial and $18,000/mile for underground, and to upgrade to 450 MHz at $6,000/mile for aerial and $9,000/mile for underground. Daniels has assumed that the Keowee Key system would be upgraded to 450 MHz and that the other three systems would be rebuilt to 550 MHz at a total cost of approximately $13.1 million. Daniels believes that these cost estimates are reasonable representations of the costs (design, cable plant, electronics and labor) associated with rebuilding and/or upgrading the Systems. These cost estimates do not, however, include the costs associated with upgrading and changing out converters, which Daniels has added as an additional capital requirement in its forecast in addition to the rebuild/upgrade estimate.

METHODOLOGY

    In order to appraise the fair market value of the Systems as of March 31, 1996, Daniels used two valuation methodologies: (i) a discounted cash flow ("DCF") valuation analysis; and (ii) an analysis of market multiples realized from comparable private market cable transactions. The respective aggregate fair market values of the Systems from each valuation methodology used were then compared, and a final valuation was derived.

DISCOUNTED CASH FLOW

    This methodology measures the present value of the Systems' forecasted net cash flows, defined as pre-tax operating income less capital expenditures including all rebuild/upgrade costs. The Systems' forecasted net cash flow is determined through the creation of a long-range operating forecast which provides for detailed forecasts of critical revenue and expense components. A residual value was forecasted based on growth of the Systems' net cash flow into perpetuity, and discounted back to the present at the same discount rate as the forecasted net cash flow. Daniels prepared a detailed 10-year revenue, cash flow and capital expenditure forecast for the combined Systems.

    The revenue forecasts were based upon Daniels' forecast of homes passed, subscriber penetration levels and rates and non-subscriber based revenue sources. The expense forecasts were based primarily on assumed rates of inflation over the forecast period, and were adjusted for particular growth characteristics. The capital expenditure forecasts were based upon costs associated with the construction of new miles of plant, plant maintenance and rebuild/upgrade requirements, replacement of converters, and the periodic replacement of vehicles. Daniels believes that some of the markets served by the Systems offer an opportunity for the Systems to provide ancillary telecommunications and data services; however, because the technology, costs and revenue potential are uncertain, Daniels did not include telephony or data services revenue, expenses or capital costs in its forecasts.

    To determine the appropriate discount rate for this valuation, Daniels attempted to approximate the weighted average cost of capital using an array of entities within the cable television industry that are capable of consummating an acquisition similar in size to the acquisition of these Systems. The weighted average cost of capital is an entity's required return on an investment necessary to satisfy the expectations of all of the entity's investors, both debt and equity. An entity, therefore, will be willing to pay a price for an investment as high as the value that will allow it to meet its weighted average cost of capital or hurdle rate requirement.

    The cost of debt was arrived at by analyzing the aggregate cost of debt of a variety of both large and mid-size public and private cable companies to determine an estimated average debt cost. The cost of equity was determined by sampling the estimated private market cost of equity for cable television investments as of the Valuation Date and blending that with equity return objectives of large publicly traded companies. Such equity returns are those which would be required by experienced private equity investors and publicly traded companies in cable television investments with similar characteristics as those of the Client's Systems. The weighted average cost of capital Daniels derived for the discounted cash flow analyses was 14.0%. The following are the estimates of the costs of debt and equity in the capitalization structure as of the Valuation Date used to determine the discount rate.

ASSUMED CAPITAL STRUCTURE                                    % OF TOTAL CAPITAL    COST OF CAPITAL
-----------------------------------------------------------  -------------------  -----------------
Debt.......................................................            60.0%                8.0%
                                                                        ---                 ---
Equity.....................................................            40.0%               23.0%
                                                                        ---                 ---
Total Weighted Average Cost of Capital.....................             100%               14.0%
                                                                        ---                 ---
                                                                        ---                 ---

    The DCF value of the Systems arrived at from this analysis was $35.0 million, which is equal to 9.1 times the annualized operating cash flow for the three-month period ended March 31, 1996, and $1,678 per EBU.

                                                                                     MULTIPLE OF TWO M/E
                                                                   DISCOUNTED CASH   3/31/96 ANNUALIZED
SYSTEMS                                                            FLOW VALUATION         CASH FLOW         VALUE/EBU
-----------------------------------------------------------------  ---------------  ---------------------  -----------
Anderson County, South Carolina..................................   $  35,030,096              9.1x         $   1,678

COMPARABLE TRANSACTIONS

    In addition to the DCF valuation methodology, Daniels also used the comparable transactions methodology, which is another generally accepted valuation methodology used to correlate and validate the findings of the DCF method with the realities of the private market. Under this method, the market multiples reported in sales of cable systems of similar size, markets and technical condition are compared to the subject Systems. In the case of cable television system values, the most commonly used market multiples are (i) a multiple of operating cash flow and (ii) the price per subscriber. Because detailed financial, operating and technical information is not generally available regarding private cable system transactions, it is difficult to relate specific transaction values and multiples directly to the subject Systems. However, through an analysis of both the range and average of the market multiples derived from a group of comparable system transactions, about which information is available, this methodology provides a general measure of the market multiples realized from comparable transactions, which are then applied to the subject Systems in order to assess fair market value.

COMPARABLE SALE TRANSACTIONS

                                                                    NO. OF                    PRICE/         CF
SYSTEM                          BUYER              SELLER         SUBSCRIBERS     PRICE     SUBSCRIBER    MULTIPLE      DATE
-------------------------  ---------------  --------------------  -----------  -----------  -----------  -----------  ---------
Various Alabama..........  Charter          CableSouth                28,700   $49,000,000   $   1,707          9.0        1/95
Various South Carolina...  Charter          Masada                    21,300   $36,000,000   $   1,690          9.1       12/95
Kona, HI.................  Time Warner      ACT 4                     16,900   $31,300,000   $   1,852          9.5        7/95
Columbus, MS.............  Post-Newsweek    Columbus TV               15,700   $23,000,000   $   1,465          9.5        2/96
Russellville, AR.........  TCA              Time Warner               15,000   $27,000,000   $   1,800         10.0        5/95
                           Jones            Jones Cable Fund
Orangeburg, SC...........  Intercable                                 12,000   $18,350,000   $   1,529          8.8        8/95
Total / Average of System
  Comparables............                                            109,600   $184,650,000  $   1,685          9.3

------------------------

    SOURCE: Paul Kagan Associates, Inc. Cable TV Investor through March 31, 1996 and Daniels & Associates' Data Base as of March 31, 1996

    The comparable transactions analysis yields a cash flow multiple range of
8.8 to 10.0 times cash flow and a weighted average for all of the transactions of 9.3 times cash flow. The range for the value per subscriber is between $1,465 and $1,852 with an overall weighted average of $1,685 per subscriber.

SALES PROCESS

    Daniels was engaged by Cencom on August 17, 1995 to conduct a sales process in order to solicit private market bids for all of the systems owned by Cencom, including the Anderson County Systems described in this appraisal report. Under the Procedures Letter, which was sent to all potential bidders, the General Partner had a Bid Option Right to submit a higher bid within two business days than the highest third-party bid received, with the condition that the General Partner's bid had to exceed the highest bid proposal received by at least 0.5%. If the General Partner exercised his Bid Option Right, Daniels was then required to notify the previously highest bidder and allow him a similar bid right within two business days. The Procedures Letter allowed for this Secondary Bid Process to continue until the highest binding cash Proposal was received.

    Daniels conducted the sales process, and on January 31, 1996 received a high bid proposal for the Systems of $35,501,000 from Helicon Corp. ("Helicon"). Within two business days, the General Partner submitted a higher bid, to which Helicon then topped the General Partner's bid. This process continued until, on February 16, 1996, Helicon submitted a letter stating that they would not attempt to top the General Partner's final bid of $36,700,000, which then became the final purchase price for the Systems.

MATERIAL RELATIONSHIPS

    Daniels has no ownership position in Cencom; however, from time to time Daniels has rendered various investment banking and brokerage services to Cencom and its General Partner for customary and reasonable compensation. In addition, at the present time Daniels has two active engagement agreements with Cencom and its affiliates related to the sale of this and certain other cable television systems owned by Cencom and affiliates of Cencom. Daniels does not believe that these prior and present relationships in any way affect its ability to fairly and impartially render the opinion of value expressed herein.

VALUATION

    Based on the analyses using the above-described methodologies, the estimated fair market value of the Systems, as of March 31, 1996, is 9.3 times the annualized operating cash flow for the three-month period ended March 31, 1996. This translates to a gross value of $36.0 million, and a value per EBU of $1,725.

    Our opinion of value expressed in this appraisal is based on financial and operating information provided to Daniels by Cencom, as well as published demographic information for the service areas. While

Daniels believes such sources to be reliable and accurate, it has not independently verified any such information. The valuation is based on information available to Daniels as of the valuation date. Daniels undertakes no responsibility for updating this opinion to reflect changes in the value of the assets subsequent to the valuation date of March 31, 1996, such as market, economic, technological, operational, governmental and other changes.

                        FAIR MARKET VALUE APPRAISAL FOR
                     CENCOM CABLE INCOME PARTNERS II, L.P.
                                 MARCH 31, 1995

                                  PREPARED BY

                           WESTERN CABLESYSTEMS, INC
                          R. MICHAEL KRUGER, PRESIDENT
                          CABLE TELEVISION MANAGEMENT,
                           CONSULTING, AND APPRAISALS

                                513 WILCOX, #230
                             CASTLE ROCK, CO 80104
                                  303-688-4462

                       BACKGROUND AND LIMITING CONDITIONS

    Western was asked by Cencom Properties II, Inc., as general partner of Cencom Cable Income Partners II, L.P. ("Cencom") to prepare an analysis of the fair market value as a going concern of the cable television system assets owned by the Partnership as of March 31, 1995. This appraisal report is being issued pursuant to the April 28, 1995 engagement letter between Cencom and Western. This report presents key data, our analysis, and our conclusions.

    The systems included in this appraisal report are Anderson County, South Carolina, Northeast Missouri (Canton, LaGrange, MO, etc.), and Texas (Angleton, Jasper, Kingsville, etc.)

    The assets being appraised include, as an assemblage, all of the tangible and intangible assets and personal property necessary to operate the cable television systems as a going concern, consistent with past practice and industry norms. The assets include the antennas and signal receiving equipment, strand, conduit, cables, amplifiers, passive devices, drops, converters, tools, test equipment, subscriber records, franchises, pole attachment agreements, easements, supplier and programming contracts, and goodwill.

    The appraisal is based principally on financial data provided by Cencom, including Income Statements for the 12 months ended December 31, 1994, 1993, and 1992, and 3 months ended March 31, 1995. Management also provided the operational data presented herein, such as current and 3 years of history on passings and subscriber counts. The appraiser visited the systems in May, 1995. The system managers were interviewed at length to obtain additional data including subscriber history, technical data, demographics, and local economic information. The appraiser toured representative portions of the general market area.

    The appraisal will be used as described in the April 28, 1995 engagement letter to determine the price at which the general partner may offer to purchase the Assets from the owning partnership. This appraisal report is issued for the use of the Cencom entities involved, and their partners, employees, agents, and advisors. The report is not intended for the use of other parties, including but not limited to lenders for buyer or seller. The principals will perform their own independent due diligence and economic evaluation of the proposed transaction. The formal consent of the limited partners is required for the transaction to be completed at the proposed price. Western understands and agrees that the report may be delivered to the Securities and Exchange Commission, and may be summarized in related proxy materials.

    The work herein is based in part on data provided by Cencom and others, and we assume no responsibility for the accuracy of such data. Western has used customary techniques and industry knowledge available to Western in preparing this report. Western does not warrant or represent that the appraised value is that which would actually be obtained in an open market transaction, or that the value would be upheld in litigation or administrative proceeding. Accordingly, Western (including its officers, employees, and owners) does not indemnify or hold harmless any user of this report in any manner against any costs, losses, or damages arising out of the use of the appraised value or other conclusions contained herein.

    On October 3, 1992, the Congress adopted legislation affecting the cable television industry generally. Detailed implementing regulations have been issued by the FCC on a continuing basis since that date.

Further FCC rules and modifications are quite likely. In addition, legislation is pending before Congress that would dramatically overhaul the entire telecommunications regulatory system. In short, there is uncertainty. The appraisal value is based on regulations and their impact as reflected in the cable television system sale market on the appraisal date and does not necessarily take into account any future changes. As noted herein, Cencom has indicated that the system operations substantially comply with present regulations. While nothing has come to our attention to indicate that Cencom's analysis is incorrect, we have not verified such compliance, nor does the appraisal necessarily reflect the impact of changes which might be required by enforcement of current regulations.

    The appraiser assembled a substantial amount of information in the course of this engagement, and the tour of each system. A brief description of each system, and the key facts, follows.

                        TEXAS SYSTEM GENERAL DESCRIPTION

    CCIP II owns systems serving a number of communities in eastern Texas. The aggregate data are:

Homes Passed................................................      39,975
Residential Basic Subs......................................      22,172         (55%)
Commercial/Bulk EBU's.......................................         425
    Total EBU's.............................................      22,597
Pay Units...................................................       7,976         (36%)
Plant Miles.................................................         724
Homes Per Mile..............................................          55
Number of headends..........................................          13
Average subs per headend....................................       1,700
Channels in use.............................................       30-40
Plant Channel Capacity......................................       36-54

    The business is operated by a regional office, and cluster offices in Angleton, Kingsvile, Jasper, Cleveland, Marlin, and Madisonville.
Bellville/Hempstead/Healy is operated as a cluster out of the Lagrange office of CCP.

    The relative size of each of the clusters is:

CLUSTER                                                                     SUBSCRIBERS
--------------------------------------------------------------------------  -----------
Angleton..................................................................       4,199         (19%)
Kingsville................................................................       5,691         (26%)
Jasper....................................................................       4,245         (19%)
Cleveland.................................................................       2,428         (10%)
Marlin....................................................................       1,667          (8%)
Madisonville..............................................................       1,915          (9%)
Bellville.................................................................       2,027          (9%)
    Total.................................................................      22,172        (100%)

    Angleton is a bustling outer suburb of Houston, with a number of job opportunities in town and in Houston. Typical industry includes chemicals, medical equipment, electronics, etc. The area is strong, and experiencing rapid growth. There are a number of large new subdivisions, and new multifamily development, totalling about 100-150 units per year. Growth will increase in the future. There is one additional small outlying headend in this area.

    Kingsville is a small town south of Corpus Christi. The economy is based on chemicals, several Naval Air Stations, some small manufacturing and a small college. Agriculture is also a key business, and King Ranch, the largest operating cattle operation in the country, is just south of town. The area is experiencing some steady growth in small subdivisions, with total growth in the range of 20 homes/year. The local NAS is expected to expand as jobs are transferred to it from another area NAS which is closing. The cluster also includes two tiny agricultural towns, Agua Dulce and Driscoll; these towns combined have about 150 customers.

    Jasper is a small town in the east Texas woods, with an economy based on several logging operations, plywood mills, and recreation. It is a "crossroads" and regional retail/service center. It is experiencing steady growth, and has a number of new subdivisions and some multifamily housing. Typical long term growth would be around 100 units per year.

    Cleveland is, to some extent, part of the Houston area, as it is only about 30 minutes from Houston Intercontinental Airport. However, it is a longer commute to major employment areas. Cleveland has some local industry, particularly related to logging. There are a few small new subdivisions, and there is some growth--20 homes a year.

    Marlin, Madisonville, and Buffalo are primarily small rural towns, with a bit of local industry, and an agricultural economy. There is a new prison in the area.

    Belleville/Hempstead/Healy is a cluster of 3 rural towns, with little economic base other than some oil/ gas and agriculture. Unemployment is high. Residents commute long distances to other areas. There is little growth.

    The overall profile would be considered lower-middle blue-collar, with some middle-upper income households, particularly in Angleton, Kingsville, and Jasper. Retirement, unemployment, and other factors are normal overall.

                     NORTHEAST MISSOURI GENERAL DESCRIPTION

    The system serves eight small "river towns" located along the Mississippi north of St. Louis. Cencom operates these systems, and several other systems owned by related companies, out of a single office in Bowling Green. This appraisal considers only the systems owned by CCIP II. The aggregate data is:

Homes Passed.................................................       3,855
Residential Basic Subs.......................................       2,101         (55%)
Commercial/Bulk EBU's (52 units).............................          32
Total EBU's..................................................       2,132
Pay Units....................................................       1,087         (52%)
Plant Miles..................................................          70
Homes Per Mile...............................................          55
Number of headends...........................................           7
Average subs per headend.....................................         300
Channels in use (typical)....................................          23
Plant Channel Capacity
220 Mhz (20 ch.).............................................         70%
300 Mhz (36 ch.).............................................         30%

HEADEND                                                                        PASSINGS
----------------------------------------------------------------------------  -----------
Carton/LaGrange.............................................................       1,847         (48%)
Center......................................................................         302          (8%)
Frankford...................................................................         203          (5%)
LaBelle.....................................................................         331          (9%)
Lewiston....................................................................         294          (8%)
Ned London..................................................................         615         (15%)
Wayland.....................................................................         263          (7%)
                                                                                   -----         ---
    Total...................................................................       3,855        (100%)

    Canton and LaGrange are served by one headend. These two towns are located on the Mississippi. They are principally a small local service community, with some very small manufacturing operations. There is a small church college. Most residents commute about 20-30 miles to jobs in Quincy or Hannibal, where there are more small operations, such as concrete products. A new prison in nearby Frankford has boosted local employment. The other towns are all similar, but with less local business due to their size.

    All towns have a relatively dense core with a normal mix of older homes. There are few new subdivisions, and some multifamily housing areas. Houses sell for less than $50,000, but there are few homes on the market. The towns are pleasant Midwestern communities.

    The retired segment is higher than normal, but otherwise the demographics would be considered lower-income blue-collar.

    Periodic Mississippi flooding is a problem in some of the low portions of LaGrange/Canton, but most of the service area here and in the other towns (probably more than 80%) is above the flood plain.

                      ANDERSON COUNTY GENERAL DESCRIPTION

    The system serves a portion of the "suburban ring" around Greenville, South Carolina. (Other properties affiliated with Cencom/Charter serve substantially all of the rest of the "ring.") The areas served are not all contiguous, but all are within a short drive.

Homes Passed...................................................     27,611
Residential Basic Subs.........................................     19,336        (70%)
Commercial/Bulk EBU's (420 units)..............................        183
    Total EBU's................................................     19,519
Pay Units......................................................     10,925        (56%)
Plant Miles....................................................      1,070
Homes Per Mile.................................................         26
Number of headends.............................................          4
Average subs/headend...........................................      4,879
Channels in use (typical)......................................         42
Plant Channel Capacity.........................................      36-42

    The system is served by four headends. This appraisal is being done on the aggregate system, but the approximate breakout may be helpful:

NAME                                                                                   PASSINGS%
----------------------------------------------------------------------------------  ---------------
Anderson..........................................................................            13%
W. Pelzer.........................................................................            51%
Keowee Key........................................................................             9%
Travelers Rest....................................................................            27%

    Each of the four communities has a small local service base. The communities have a significant industrial employment base, and residents also commute to jobs with employers throughout the Greenville area. In the immediate system area, there are plants which manufacture textiles, automotive parts, appliances, tools, and other hard goods. BMW is just opening a new vehicle assembly plant nearby. The overall economy in South Carolina is quite strong, and employers are all stable or growing. Unemployment is low.

    There are relatively dense "small-town" areas at each of the headends, with a normal mix of older homes. Numerous new small-lot subdivisions are scattered throughout the surrounding areas, particularly in West Pelzer and Anderson. Rural areas and large-lot subdivisions fill the gaps between communities. Both Keowee and W. Pelzer are on lakes, and have some expensive and beautiful lakefront areas. There are some multi-family projects, but the area is mostly single-family. New homes are typically valued at $70,000-$150,000, with some much higher and lower. The market is brisk, and homes sell quickly.

    Residents can be described as middle-class working family, with some upper-income, particularly in Keowee and the lake areas. There are few, if any, "poor" areas.

                       DETERMINATION OF OPERATING INCOME

    Appraising the value of cable television systems involves calculation of historic and projected operating income (commonly called "cashflow"). Operating income is defined as direct operating revenues less expenses, before capital expenditures, depreciation, and management fees. The operating income considered in appraisals is typically that which will be derived by the buyer, using his cost structure and nominal predictable changes in operations.

FIRST-YEAR PROJECTION

    We first prepared detailed Projected-Year statements of operating income for the systems. To do so, we reviewed the company's 1992, 1993, 1994, and 1995/Q1 historic income statements, and used them to prepare an estimate of projected operating income for the 12 months beginning April 1, 1995.

    The Projected-Year subscriber revenues are based on the March 31, 1995 subscriber count, plus allowances for growth in passings and penetration, and on 1995/Q1 rates, plus appropriate adjustments for additional actual 1995 rate changes. Other revenue items were based on consideration of past results and trends, and 1995/Ql results.

    Certain Projected-Year expense items such as programming costs which are based on subscribers or revenue have been adjusted to match the subscriber and revenue projections shown, using prior-year unit costs or ratios plus an allowance for increases where appropriate. Overhead items, such as maintenance and property tax have been based principally on 1992-94 average results, to reflect longer-term trends. In preparing our detailed analysis, we also reviewed key operating ratios, such as programming cost/ subscriber, staffing ratios, copyright and bad debt expense levels, etc. and compared them to industry norms and our experience.

TEN-YEAR CASHFLOW PROJECTIONS

    Our principal appraisal technique involves projection of free cashflow for 10 years; free cashflow is equal to operating income less capital expenditures, but still before depreciation and interest, and taxes. (Projected free cashflow is then discounted at an appropriate cost-of-capital rate, and a terminal value is added to get the value of the property.) We developed a projection of free cashflow for the systems. We started with the data contained in the first-year projection spreadsheets, and expanded it with appropriate additional variables and assumptions.

    Revenue items used are the same as for the first-year analysis. However, they are based on forecasts for system growth in areas such as passings, penetration, and revenue/subscriber. The small amount of commercial revenue was converted to EBU's and for simplicity we did our forecast using total EBU's.

    Passings and penetration were increased by amounts similar to recent gains. Basic rates were typically increased by an amount equal to inflation, but by more in some years to allow for additional revenues from channel additions after the systems are upgraded. Other revenue items were increased by inflation plus system growth.

    The ten-year model uses summary expense variables which were calculated from the one-year information as follows:

        Personnel: Salaries, Tax/benefit, Professional services, cost allocations, and capitalized labor

        Per-Subscriber: Office rent, Office Operation, Basic Programming, LO Programming

        Revenue-related: Franchise fee, copyright, bad debt, marketing, and advertising sales

        Premium Programming: Pay and pay-per-view

        Per-Mile: Insurance, Property Tax, Pole Rent, Power, System Maintenance

    Personnel costs are based on current personnel costs, plus annual percentage increases to reflect growth and expenses. We calculated the amounts for the other expense categories on a per-sub or per-mile, or percentage of revenue basis, as noted.

    The per-sub and per-mile costs were increased over the 10-year period by inflation. The percentage costs were held to the same percentage of revenue over 10 years, on the assumption that gradual increases in unit costs can be passed on to customers.

    Capital costs were forecast for several items. New plant costs were calculated using new plant mileage derived from passings growth and an average per-mile cost for new plant (aerial and U/G). Drops were calculated on the assumption that a certain percentage of existing drops is replaced each year, and new drops are added equal to growth plus a churn allowance. Costs for new addressable converters were allowed based on the increase in addressable subscribers.

    Each of these systems requires rebuild and upgrading in the coming years. A substantial amount of the plant is old, and in poor repair. All systems have a limited channel capacity which is less than the industry "norm" of 54-78 channels. A buyer would allow for expansion and upgrade, and we included these costs in our 10-year forecast. We allowed for rebuild of the oldest mileage, and less-costly "retrofit" of newer mileage to expand capacity.

                        DETERMINATION OF APPRAISED VALUE

GENERAL METHODOLOGY

    Appraisal of income-producing property typically relies on one or more of three main approaches.

    Replacement cost, which is the cost to assemble and put the property into operation, is not typically used in the cable television industry for valuing a property as a whole. Cable television system sales include a very substantial intangible value for franchise, goodwill, and customer lists. Although these intangibles can be valued separately, more direct approaches to overall value are easier to use, and more appropriate.

    Market value as determined by comparable transactions is a very common approach for estimates of value. Transaction value is typically reported on the basis of either per-subscriber cost or operating income multiple. We consider both ratios, but place more reliance on the income multiple.

    The Income Approach is widely used in business valuation, and we use this as our first approach. Our method involves determination of the discounted present value of free cashflow generated over ten years, plus an allowance for the terminal value after ten years.

INCOME APPROACH

    Ten-year free cashflow was projected, as discussed previously. The annual free cashflow was discounted using an average cost of capital.

    We then calculated a terminal value based on the resale value of the system in year 10. The terminal value was then discounted to a present value using the same discount rate. The discounted cashflow and discounted terminal values were added, to arrive at the estimate of potential system value.

MARKET VALUE

    The prices of cable system transactions are frequently evaluated to determine the ratio of operating income (income before depreciation, interest, and management fees) to purchase price; sales results are frequently reported in the trade press. Per-subscriber values are also widely reported. We consider principally the multiple of first year projected operating income. To facilitate our analysis, we compared each system to the overall market with respect to some key factors. These included growth, demographics, competition, system construction, opportunity for new revenues, general operations, and marketability.

COMPARABLE TRANSACTION DATA

    We then selected an approximate appropriate multiplier for each system from information available about other reasonably similar transactions, and the general state of the market. The following data has been taken from announcements in the trade press, information from brokers, recent issues of the Cable TV Investor Newsletter, published by Paul Kagan Associates, and our own knowledge.

  SYSTEM                                                DATE        SUBS       $/SUB      CF MULT
----------------------------------------------------  ---------  ----------  ---------  -----------
Single larger systems
  Newport News, VA..................................      11/94      48,000      2,542         9.0
  Anaheim, CA.......................................      11/94     135,000      2,119        10.5
  Ansonia, CT.......................................       6/94      32,000      2,667        11.7
  Henderson, NC.....................................       1/95      14,100      1,634        10.5
Small systems
  Texas, near Austin................................      12/94       5,300      1,378         n/a
  Cameron, TX.......................................       4/95       3,500      1,004         8.4
  Arizona...........................................       5/95       7,800      1,600         8.2
  California........................................       2/95       1,900      1,475         7.5
Groupings of small systems
  MSO-GA, FL, MS....................................       8/94      30,000      1,217         8.3
  NJ MSO............................................      10/94      74,000      1,351         8.0
  Pennsylvania MSO..................................      11/94      69,000      1,767         8.1
  Kentucky/Illinois.................................      12/94      14,900      1,235         n/a
  Adams/York PA.....................................       4/95      12,900      1,300        10.4
  Rock/small western................................       3/95      47,000      1,787         9.7
  Midwest/south.....................................      10/94      34,800      1,350         8.3
  SanAngelo/Andrews TX..............................       3/95      26,000      1,985        10.3
Major MSO transactions
  US West--Wometco..................................       1994     466,000      2,575        11.1
  Cox/Times-Mirror..................................       1994   3,000,000      1,916        12.1
  Comcast/McLean....................................       1994     550,000      2,309        10.6
  Continental/Colony................................       1994     750,000      1,870        11.3

    The foregoing data is the best available to us. However, in some cases, it may not be accurate, and may reflect third-party estimates of the terms rather than actual data.

    These reports of transactions, and general industry commentary, suggest that the "market" in 1995 for larger systems is generally 9 to 11, depending on location, growth, rate control, etc. Smaller systems trade in the 7.5 to 9 range. Urban and suburban systems are valued more highly than rural systems. Groups of systems tend to trade at slightly higher multiples than individual systems.

    We selected a multiple and per-subscriber value for each system.

APPRAISED VALUE

    We calculated the value of the systems using discounted cashflow. We then calculated system values using our direct estimates of the multiple and per-subscriber values we selected for each system.

    We used the discounted cashflow value, and the values established using estimates of multiples and subscriber value to establish a range of values for the systems. The totals are:

Total Discounted Cashflow Value.................................  76,063,000
Minimum Total Value.............................................  72,800,000
Maximum Total Value.............................................  78,000,000

    Daniels & Associates, the other appraiser retained for this engagement, established similar and overlapping ranges of values for the systems. We jointly selected the appraised value for each system from these ranges, and established the total appraised value at $73,850,000. The multiples and per-subscriber values implicit in this appraised value are:

Total EBU Subscriber Count.....................................      44,281
Total Year 1 Projected Op. Income..............................   8,826,000

Appraised Value................................................  $73,850,000

Implicit Multiple..............................................        8.36
Implicit Per-Subscriber Value..................................      $1,667

    We believe the foregoing appraised value represents the fair market value at March 31, 1995 of the assemblage of system assets as a going concern, without any discount imputed for brokers' fees. We believe the appraisal reflects the relevant and material general market factors, assumptions, and limitations, all of which are presented in this report. The appraisal was prepared using standard appraisal techniques, and conforms to Standards 7-10 of the Uniform Standards of Professional Appraisal Practice.

                        QUALIFICATIONS OF THE APPRAISER

    The appraisal was prepared by R. Michael Kruger, owner and President of Western Cablesystems, Inc. Since 1979, he has appraised hundreds of systems for a variety of clients including major MSO's, independent operators, and clients outside the CATV industry. Kruger has extensive background as a CATV executive. From 1974 to 1979, he held various operating positions at ATC, one of the industry's largest operators. In 1979, he joined a small MSO, and until mid-1986 was president of the 30,000-subscriber company. There, in addition to his operating duties, Kruger prepared CATV system appraisals.

    Kruger formed Western Cablesystems, Inc. in 1986, and is its sole owner and principal. Western has been directly involved in all aspects of system operations and finance, including several acquisitions and sales, partnership formation, debt placement, franchising, and system construction and startup. Western sold one property in 1993, and presently operates three small cable systems. In addition to continuing appraisal work, Kruger has performed consulting engagements for a wide range of topics and clients, including the economic feasibility of international cable and restructuring of individual systems to achieve financial improvements.

    Kruger received a BS/MS in engineering from the Massachusetts Institute of Technology in 1967/68. In 1974, he received a Masters in Business Administration
(MBA) from the Stanford University Graduate School of Business.

                        FAIR MARKET VALUE APPRAISAL FOR

                        ANDERSON COUNTY, SOUTH CAROLINA

                             MARCH 31, 1996 UPDATE

                                  PREPARED FOR
                           CENCOM PROPERTIES II, INC
                     CENCOM CABLE INCOME PARTNERS II, L.P.

                                  PREPARED BY

                           WESTERN CABLESYSTEMS, INC
                          R. MICHAEL KRUGER, PRESIDENT
                          CABLE TELEVISION MANAGEMENT,
                           CONSULTING, AND APPRAISALS

                                513 WILCOX, #230
                             CASTLE ROCK, CO 80104
                                  303-688-4462

                       BACKGROUND AND LIMITING CONDITIONS

    Western was asked by Cencom to prepare an analysis of the fair market value as a going concern of the assets of the Anderson County, South Carolina cable television system as of March 31, 1995. We were recently asked to update our work and issue a new report. This appraisal report is being issued pursuant to the April 28, 1995 and April 19, 1996 engagement letters between Cencom and Western. This report presents key data, our analysis and assumptions, and our conclusions.

    The assets being appraised include, as an assemblage, all of the tangible and intangible assets and personal property necessary to operate the cable television system as a going concern, consistent with past practice and industry norms. The assets include the antennas and signal receiving equipment, strand, conduit, cables, amplifiers, passive devices, drops, converters, tools, test equipment, subscriber records, franchises, pole attachment agreements, easements, supplier and programming contracts, and goodwill. Liabilities and financial assets such as accounts receivable are not considered.

    The appraisal is based principally on financial data provided by Cencom, including Income Statements for the 12 months ended December 31, 1995, 1994, 1993, and 1992, and 3 months ended March 31, 1996. Management also provided the operational data presented herein, such as passings and subscriber counts. The appraiser visited the system in May, 1995. The system manager was interviewed at length to obtain additional data including subscriber history, technical data, demographics, and local economic information. The appraiser toured representative portions of the general market area. This information was reviewed and updated in 1996 by means of a telephone interview with the manager.

    The work herein is based in part on data provided by Cencom and others, and we assume no responsibility for the accuracy of such data. Western has used customary techniques and industry knowledge available to Western in preparing this report. Western does not warrant or represent that the appraised value is that which would actually be obtained in an open market transaction, or that the value would be upheld in litigation or administrative proceeding. Accordingly, Western (including its officers, employees, and owners) does not indemnify or hold harmless any user of this report in any manner against any costs, losses, or damages arising out of the use of the appraised value or other conclusions contained herein.

                              GENERAL DESCRIPTION

    The system serves a portion of the "suburban ring" around Greenville, South Carolina. (Other properties affiliated with Cencom/Charter serve substantially all of the rest of the "ring.") The areas served are not all contiguous, but all are within a short drive.

Homes Passed...................................................     28,376
Residential Basic Subs.........................................     20,597        (73%)
Commercial/Bulk EBU's (420 units)..............................        278
    Total EBU's................................................     20,875

Pay Units......................................................     11,274        (56%)

Plant Miles....................................................      1,071
Homes Per Mile.................................................         26
Number of headends.............................................          4
Average subs/headend...........................................      4,879
Channels in use (typical)......................................         43
Plant Channel Capacity.........................................      36-43

    The system is served by four headends. This appraisal is being done on the aggregate system, but the approximate breakout may be helpful:

NAME                                                                                  PASSINGS %
----------------------------------------------------------------------------------  ---------------
Anderson..........................................................................            13%
W. Pelzer.........................................................................            51%
Keowee Key........................................................................             9%
Travelers Rest....................................................................            27%

    Each of the four communities has a small local service base. The communities have a significant industrial employment base, and residents also commute to jobs with employers throughout the Greenville area. In the immediate system area, there are plants which manufacture textiles, automotive parts, appliances, tools, and other hard goods. The new BMW vehicle assembly plant is generating a number of small supplier businesses. The overall economy in South Carolina is quite strong, and employers are all stable or growing. Unemployment is low.

    There are relatively dense "small-town" areas at each of the headends, with a normal mix of older homes. Numerous new small-lot subdivisions are scattered throughout the surrounding areas, particularly in West Pelzer and Anderson. Rural areas and large-lot subdivisions fill the gaps between communities. Both Keowee and W. Pelzer are on lakes, and have some expensive and beautiful lakefront areas. There are some multi-family projects, but the area is mostly single-family. New homes are typically valued at $70,000-$150,000, with some much higher and lower. The market is brisk, and homes sell quickly.

    Residents can be described as middle-class working family, with some upper-income, particularly in Keowee and the lake areas. There are few, if any, "poor" areas.

                                PASSINGS GROWTH

    Management was not able to provide historic data. Management estimates that in recent years, the system has added about 1,100 new homes per year, substantially all of which has come from subdivision construction. Growth for 1995 was lower, at 900. First-quarter gains, annualized, were 716/year, or 2.5%. We've used about 3% in our forecasts.

    The system could add about 324 passings with 20 miles of new plant built in existing unserved areas.

                             SUBSCRIBER PENETRATION

    The system provided subscriber counts, and we estimated passings counts for prior years:

                                                 PASSINGS      BASIC       PAY        BASIC %        PAY %
                                                -----------  ---------  ---------  -------------  -----------
12/95.........................................      28,197      20,180     11,274           72            55
12/94.........................................      27,300      19,112     10,442           70            54
12/93.........................................      26,200      18,114      8,785           69            48
12/92.........................................      25,100      16,637      7,475           66            45
12/91.........................................      24,000      15,412        n/a           64           n/a

    The 1994 Cable Factbook reports penetrations in nearby Greenville of 73% basic and 81% pay.

    We believe basic penetration will continue to grow at a slower rate.

                         SUBSCRIBER RATES AND SERVICES

    Each headend has slightly different lineups and rates; representative data is summarized below.

                                                                      CHANNELS          RATE
                                                                    -------------  ---------------
Basic.............................................................           12               8.67
Tier..............................................................           21        14.16-14.68
    Total.........................................................           33    $  22.87-$23.57
Pay channels......................................................            5         8.45-11.45
Pay-per-view......................................................            3                n/a
Converters........................................................                        .62-1.63
Remote control....................................................                             .17
Wire maintenance..................................................                             .95

    Approximately 97% of the customers take the tier.

    Basic typically includes 7 offair, a guide, two shopping, and WGN and WTBS. The tier is all satellite services. Pay includes Cinemax, HBO, Showtime, Movie, and Disney. Pay-per-view offerings consist of Viewers Choice, adult programming channels, and events.

    There is no fee for additional outlets. Other ancillary services offered include guides and DMX audio (in Keowee only). There are a number of small transaction fees, including late charges. Typical aerial installation fees are $35. Applicable FCC and franchise fees are added as a separate charge. There are several package discounts and promotional rates available from time to time. Rates are reasonable, and consistent with industry practice.

    The system increased basic rates in 1995, and will increase by $1.50 on May 1, 1996.

                                RATE REGULATION

    Only one small franchisor filed for certification to regulate rates, but no action was taken. There was one complaint to the FCC on a tier rate, that was resolved without problem. The area involved had only 900 customers. The system will be deregulated in the near future pursuant to the new federal regulations.

                             NON-SUBSCRIBER REVENUE

    The company has a contract with TCI and Booth Cable (a nearby operator) pursuant to which Booth sells advertising spots on satellite channels. The system is "sold" as part of a larger interconnect. Charter has considered setting up its own interconnect and sales group, which should increase cashflow from advertising. We expect this source of revenue to grow rapidly over the next few years.

    There is no other significant revenue source (fiber rental, tower rental, phone), existing at present or likely in the future.

                              STAFF AND OPERATIONS

    The system has a leased office; headends are leased and owned. Rents are reasonable, expirations and renewals are not a concern, and there are no unique sites that could not be replaced.

    The system has a normal complement of test equipment, inventory, and vehicles, including 2 bucket trucks. The office staff is well-equipped, and uses centralized Cabledata billing services.

    The system offers customary business-day service Monday through Saturday. Phones are answered by a central company facility after hours, and technicians are dispatched on outages if necessary.

    Management reports about 21% annual turnover, and 24% service call volume. Backlogs are 2-3 days on installs, and same-day on service. All are normal.

    System staffing can be summarized as:

ITEM                                                                  OFFICE      FIELD       OTHER
-------------------------------------------------------------------  ---------  ---------  -----------
Number of employees................................................          8         18           0
Subs/employee......................................................      2,609      1,159
Average wage.......................................................     25,000     24,200      --

                                   MARKETING

    Contract sales personnel work year-round. Some direct mail is used, along with normal "PR" activity. Few stones are left unturned.

                                   FRANCHISES

    There are 10 separate franchises, including a county-wide franchise for Greenville County, which was recently renewed on reasonable terms. The remaining franchises expire in 2001-2008. The franchise relations are good.

                                  COMPETITION

    Residents can get good reception on 5-7 signals with standard antennas from Greenville, Spartanburg, and Asheville. This is not a reception-driven market.

    There is no cable overbuild, but the company is contiguous to TCI and Telecable, and has regular competition for new subdivisions located on the "border"

    There is no MMDS.

    DBS impact in the region has resulted in the loss of about 1% of the customer base. The company is competitive on rates and services, and has the added advantage of offair signals.

                               TECHNICAL PROFILE

Mileage: 884 aerial, 186 underground, 50 fiber trunk
Headend Electronics: S-A
Plant Electronics: S-A
Amplifier Cascade: 35-48
Power: Most areas standby
Trunk Cable: 750-875 P3, some 1000 and a bit of 500
Distribution Cable: Mostly 500 P3
Pay Security: Mostly addressability, 2 headends use traps
Percent of Addressable Subs: 40%
Converter Types: TOCOM, Jerrold, Pioneer, S-A

    Estimated Plant Build Dates:

                                                                                  MILES        PERCENT
                                                                                  -----     -------------
1970's.......................................................................         353            33%
1980's.......................................................................         492            46%
1990's.......................................................................         225            21%

    Estimated Channel Capacity:

                                                                                  MILES        PERCENT
                                                                                  -----     -------------
300 Mhz......................................................................         306            30%
330 Mhz......................................................................         579            55%
450 Mhz......................................................................         160            15%

    There has been no major rebuild. The plant itself is reported to be in good condition. The plant has passed the 1994 proof tests but is not likely to pass the 1995 C/N tests; substantial fiber is needed to reduce the cascade to pass the test and improve reliability.

                              UPGRADE REQUIREMENTS

    Capacity is limited, and needs to be increased to meet competitive pressures. There are no "big urban" systems nearby, and no indication of franchise pressures at this time. Although about 1/2 of the plant is likely to be 10 years old or less, there is no indication that the older plant is in poor shape. Management indicates that an electronics drop-in with some respacing and cable replacement, plus more fiber, would be sufficient for the nearterm.

Fiber Overlay
    Overlash 200 miles at $6,000/mi..............................  1,200,000
Upgrade Older plant
    Rebuild 353 miles @ $12,000/mi...............................  4,236,000
Plant needing respacing
    Upgrade 176 miles @ $6,500/mi................................  1,144,000
Retrofit amplifiers, cleanup
    356 miles @ $5,000/mile......................................  1,780,000
      Total Costs................................................  8,360,000

                       DETERMINATION OF OPERATING INCOME

    Appraising the value of cable television systems involves calculation of historic and projected operating income (commonly called "cashflow"). Operating income is defined as direct operating revenues less expenses, before capital expenditures, depreciation, and management fees. The operating income considered in appraisals is typically that which will be derived by the buyer, using his cost structure and nominal predictable changes in operations.

FIRST-YEAR PROJECTION

    We first prepared a detailed Projected-Year statement of operating income. To do so, we reviewed the company's historic income statements, and used them to prepare an estimate of projected operating income for the 12 months beginning April 1, 1996. A projection worksheet is attached.

    The Projected-Year subscriber revenues are based on the March 31, 1996 subscriber count, plus allowances for growth, and on 1996/Q1 rates, plus appropriate adjustments for additional actual 1996 rate changes. Other revenue items were based on consideration of past results and trends.

    Certain Projected-Year expense items such as programming costs which are based on subscribers or revenue have been adjusted to match the subscriber and revenue projections shown, using prior-year unit costs or ratios plus an allowance for increases where appropriate. Overhead items, such as maintenance and property tax have been based principally on average results, to reflect longer-term trends. In preparing our detailed analysis, we also reviewed key operating ratios, such as programming cost/subscriber, staffing ratios, copyright and bad debt expense levels, etc. and compared them to industry norms and our experience. A brief discussion of key individual items follows:

    Passings: Grow more slowly than recent trends.

    Penetration: Continue slow growth on both, but the system is over 70% and penetration gains will be increasingly difficult.

    Average Basic+Tier Revenue/Subscriber: Use the average for 1996/Q1, plus the recently announced increase.

    Average Pay Revenue/Unit: This has fluctuated with time; use a norm.

    Ancillary Revenue: This represents income from equipment rental, guides, wire maintenance fees, etc. The system is improving this area; use 1995 levels plus 5%.

    Pay-Per-View Revenues: This is growing consistently; continue the trend from 1995.

    Advertising: This will increase sharply.

    Franchise Fees Billed: We used past percentages.

    G&A Salary: This is growing steadily, and ratios are reasonable. Use the 1996/Q1 level plus growth and inflation.

    Office Operation: This is growing steadily; use 1995 plus inflation.

    Billing: We used recent per-subscriber levels plus inflation.

    Bad Debt: Use average percentage.

    Professional Services, Allocated Costs: Use 1996 levels.

    Misc. Operating Costs: Ratios were reasonable; we used principally hitoric averages plus inflation.

    Operating Wages: Staffing levels are good, but wages are relatively high. Use 1996 plus inflation and growth.

    Basic Programming: Use the 1996/Q1 level plus increases.

    Premium/PPV Programming: We used the average historic levels.

    Marketing/Sales: Industry norms vary from 1% of revenue in classic systems with little need for sales, to 4% in urban markets. This system has been around 2% for several years, and we used 2%.

TEN-YEAR CASHFLOW PROJECTIONS

    Our principal appraisal technique involves projection of free cashflow for 10 years; free cashflow is equal to operating income less capital expenditures, but still before depreciation and interest, and taxes. (Projected free cashflow is then discounted at an appropriate cost-of-capital rate, and a terminal value is added to get the value of the property.) Our projection for this system is shown on the two-page spreadsheet enclosed. We started with the data contained in the first-year projection spreadsheet, and expanded it with the variables and assumptions shown.

    Revenue items used are the same as for the first-year analysis. However, they are based on forecasts for system growth in areas such as passings, penetration, and revenue/subscriber. The small amount of commercial revenue was converted to EBU's and for simplicity we did our forecast using total EBU's.

    The passing growth was dropped to 3% over time as the plant grows.

    Basic penetration continues to grow, but slows down as it jpasses 75%. Competition from other forms of telecommunications will increasingly limit cable's market share.

    The number of addressable subscribers will continue to grow steadily, and we think this system will eventually be fully addressable.

    Basic rate increases are forecast to be at about inflation, but could be higher when channels are added after rebuild.

    Revenue/subscriber for areas such as ancillary services and advertising should grow faster than inflation; this area has a good economy.

    The ten-year model uses summary expense variables which were calculated from the one-year information as follows:

        Personnel: Salaries, Tax/benefit, Professional services, cost allocations, and capitalized labor

        Per-Subscriber: Office rent, Office Operation, Basic Programming, LO Programming

        Revenue-related: Franchise fee, copyright, bad debt, marketing, and advertising sales

        Premium Programming: Pay and pay-per-view

        Per-Mile: Insurance, Property Tax, Pole Rent, Power, System Maintenance

    Personnel costs are based on current personnel costs, plus annual percentage increases to reflect growth and expenses. We calculated the amounts for the other expense categories on a per-sub or per-mile, or percentage of revenue basis, as noted. The per-sub and per-mile costs were increased for inflation over the 10-year period as noted. The percentage costs were held to the same percentage of revenue over 10 years, on the assumption that gradual increases in unit costs can be passed on to customers.

    Capital costs were forecast for several items. New plant costs were calculated using new plant mileage derived from passings growth and an average per-mile cost for new plant (aerial and U/G). Drops were calculated on the assumption that a certain percentage of existing drops is replaced each year, and new drops are added equal to growth plus a churn allowance of 5%. Costs for new addressable converters were allowed based on the increase in addressable subscribers. Capitalized labor is based on 1994 levels, plus inflation. The capital costs for vehicles and miscellaneous is estimated from system size and current vehicle count (assuming vehicles are replaced every 5 years).

    We used the rebuild cost estimates developed earlier in the text, and spread them over a reasonable period as shown in the separate line item.

                        DETERMINATION OF APPRAISED VALUE

GENERAL METHODOLOGY

    Appraisal of income-producing property typically relies on one or more of three main approaches.

    Replacement cost, which is the cost to assemble and put the property into operation, is not typically used in the cable television industry for valuing a property as a whole. Cable television system sales include a very substantial intangible value for franchise, goodwill, and customer lists. Although these intangibles can be valued separately, more direct approaches to overall value are easier to use, and more appropriate.

    Market value as determined by comparable transactions is a very common approach for estimates of value. Transaction value is typically reported on the basis of either per-subscriber cost or operating income multiple. We consider both ratios, but place more reliance on the income multiple.

    The Income Approach is widely used in business valuation, and we use this as our first approach. Our method involves determination of the discounted present value of free cashflow generated over ten years, plus an allowance for the terminal value after ten years.

INCOME APPROACH

    Ten-year free cashflow was projected, as discussed previously. The annual free cashflow was discounted using an average cost of capital calculated as shown on the spreadsheet.

    The FCC cost-of-service rules will permit a cost-of-capital rate of 11.25%, plus further upward adjustments related to tax matters; the result is typically in the 12%-13% range. Small cable operators may use even higher numbers, subject to certain overall limits. We do not believe the FCC cost-of-capital should be used directly, but do find that the FCC values support our calculation of 12.6%.

    We then added a terminal value based on the resale value of the system in year 10. The terminal value was calculated at 6 x year 10 cashflow. The industry will increasingly feel the effects of maturity, regulation and increased competition. Sale multiples will gradually decline as the opportunities for growth into new lines are realized or abandoned. Non-cable businesses currently trade in the 3-6 x cashflow range. Regulated telephone companies presently trade at around 5-7 x cashflow. Selection of 6x should reflect the industry's gradual maturity and transformation.

    The terminal value was then discounted to a present value using the same discount rate. The discounted cashflow and discounted terminal values were added, to arrive at the estimate of potential system value shown on the worksheet.

MARKET VALUE

    The prices of cable system transactions are frequently evaluated to determine the ratio of operating income (income before depreciation, interest, and management fees) to purchase price; sales results are frequently reported in the trade press. Per-subscriber values are also widely reported. We consider principally the multiple of first year projected operating income. To facilitate our analysis, we compared this system to the overall market with respect to some key factors. The analysis is subjective, and based on our personal knowledge, but nonetheless helps to structure the process:

    Future passing and subscriber growth: This system enjoys rapid growth, and is well above average. Growth should continue.

    Demographics: Demographics are normal.

    Competitive situation: There is offair competition, and a bit of pressure from area cable operators. DBS could be a bigger factor than normal because of the fairly good demographics and availability of offair signals. The system is, at best, average in this area.

    System Capacity/Quality: The need for rebuild is a major negative issue. The low plant density is also a negative.

    General Operations: With regard to matters such as staff, franchise problems, etc., the system is normal.

    New Revenues: The system should be able to add new revenue sources easily, particularly if it is integrated into the planned "ring" around Greenville. Above average.

    System marketability: The system is of a very attractive size, and is in a market with a number of qualified buyers.

COMPARABLE TRANSACTION DATA

    We then select an approximate appropriate multiplier from information available about other reasonably similar transactions, and the general state of the market. The following data has been taken from announcements in the trade press, information from brokers, recent issues of the Cable TV Investor Newsletter, published by Paul Kagan Associates, and our own knowledge.

SYSTEM                                                    DATE        SUBS       $/SUB      CF MULT
------------------------------------------------------  ---------  ----------  ---------  -----------
SC....................................................       3/96      44,600      1,767        10.4
Columbus, MS..........................................       2/96      16,000      1,465         9.5
Arizona...............................................      12/95       8,000      1,500         7.0
VA/TN/GA..............................................       1/96      40,000      1,107         8.5
Market Avg YTD........................................       4/96   5,300,000      2,136        10.8

    The foregoing data is the best available to us. However, in some cases, it may not be accurate, and may reflect third-party estimates of the terms rather than actual data.

    These reports of transactions, and general industry commentary, suggest that the "market" in 1995 for larger systems is generally 9 to 11, depending on location, growth, rate control, etc. Smaller systems trade in the 7 to 9 range. Urban and suburban systems are valued more highly than rural systems.

    After considering all factors, we believe Anderson would be valued at approximately 10 x cashflow and $1,750/subscriber.

APPRAISED VALUE

    The multiples calculated by dividing the discounted cashflow approach by current subscriber count and projected income are:

Discounted Cashflow Value......................................  $35,303,000
Current subscribers............................................      20,875
Projected operating income.....................................   4,238,000
Resulting per-sub value........................................       1,691
Resulting income multiple......................................        8.33

    The values calculated by using the same data, and multiples selected from market data are:

Value, at 10 x operating income less $8,000,000 for rebuild.....  34,380,000
Value, at $1,750 per sub........................................  36,531,000

    The values calculated by the three different methods are generally within a reasonable range. In setting the range, we place substantially more reliance on the discounted cashflow method, because it directly incorporates the key variables which impact value. Operating income multiples reflect some of the variables, but are more subjective. Per-subscriber values are useful as broad indicators.

    The appraised value of the Anderson system at March 31, 1996 is set at $35,900,000. This represents the value of the assemblage of system assets as a going concern, without any discount imputed for brokers' fees. We believe the appraisal reflects the relevant and material general market factors, assumptions, and limitations, all of which are presented in this report. The appraisal was prepared using standard appraisal techniques, and conforms to Standards 7-10 of the Uniform Standards of Professional Appraisal Practice.

                        QUALIFICATIONS OF THE APPRAISER

    The appraisal was prepared by R. Michael Kruger, owner and President of Western Cablesystems, Inc. Since 1979, he has appraised hundreds of systems for a variety of clients including major MSO's, independent operators, and clients outside the CATV industry. Kruger has extensive background as a CATV executive. From 1974 to 1979, he held various operating positions at ATC, one of the industry's largest operators. In 1979, he joined a small MSO, and until mid-1986 was president of the 30,000-subscriber company. There, in addition to his operating duties, Kruger prepared CATV system appraisals.

    Kruger formed Western Cablesystems, Inc. in 1986, and is its sole owner and principal. Western has been directly involved in all aspects of system operations and finance, including several acquisitions and sales, partnership formation, debt placement, franchising, and system construction and startup. Western sold one property in 1993, and presently operates three small cable systems. In addition to continuing appraisal work, Kruger has performed consulting engagements for a wide range of topics and clients, including the economic feasibility of international cable and restructuring of individual systems to achieve financial improvements.

    Kruger received a BS/MS in engineering from the Massachusetts Institute of Technology in 1967/68. In 1974, he received a Masters in Business Administration
(MBA) from the Stanford University Graduate School of Business.

          DISCOUNTED CASH FLOW MODEL FOR APPRAISAL OF ANDERSON COUNTY

                                          CHANGE         CURR.    PROJ. YEAR
                                        ASSUMPTIONS     ACTUAL         1         YEAR 2      YEAR 3      YEAR 4       YEAR 5
                                      ---------------  ---------  -----------  -----------  ---------  -----------  -----------
Ending Passings.....................                      28,376      29,450        30,334     31,547       32,809       33,957
Passings Growth.....................                                                  3.00%      4.00%        4.00%        3.50%
Ending Basic EBU's..................                      20,875      22,197        23,015     24,093       25,221       26,273
Ending Pay Units....................                      10,925      11,538        12,021     12,644       13,299       13,920
Ending Basic EBU Pen................                       73.57%      75.37%        75.87%     76.37%       76.87%       77.37%
Basic Penetration Change............          0.50%                                   0.50%      0.50%        0.50%        0.50%
Pay/Basic Penetration...............          0.25%        52.34%      51.98%        52.23%     52.48%       52.73%       52.98%
Average Basic EBU's.................                                  21,536        22,606     23,554       24,657       25,747
Average Pay Units...................                                  11,232        11,779     12,332       12,971       13,609
Addressable Sub %...................         10.00%        40.00%      40.00%        50.00%     60.00%       70.00%       80.00%
Ending Plant Miles..................                       1,071       1,110         1,132      1,162        1,194        1,223
New Miles...........................            40                        39            22         30           32           29
New Drops...........................          1.05                     1,388           858      1,132        1,184        1,105
Rebuild Miles.......................                                                   450        450
Replace Drops %.....................                                    5.00%         5.00%     15.00%       15.00%       15.00%
Basic Revenue/EBU...................                               $  292.81   $    301.59  $  310.64  $    326.17  $    342.48
Basic Rev/EBU Increase..............          3.00%                                   3.00%      3.00%        5.00%        5.00%
Ancillary Rev/EBU...................          4.00%                $   21.26   $     22.11  $   23.00  $     23.92  $     24.87
Pay Revenue/Unit....................          1.50%                $  109.54   $    111.18  $  112.85  $    114.54  $    116.26
PPV Rev/Addr. Sub...................          6.00%                $   10.97   $     11.62  $   12.32  $     13.06  $     13.84
Late/Shop/Oth $/EBU.................          4.00%                $    4.50   $      4.68  $    4.87  $      5.07  $      5.27
Advertising Rev/EBU.................          5.00%                $    3.15   $      3.31  $    3.48  $      3.65  $      3.83
Personnel Cost Incr. %..............          3.00%                     7.99%         5.84%      6.68%        6.70%        6.29%
Per-Sub Expense.....................          4.50%                $   70.22   $     73.38  $   76.68  $     80.13  $     83.74
% of Rev. Expense %.................                                    7.81%         7.81%      7.81%        7.81%        7.81%
Pay/PPV Expense %...................                                   48.86%        48.86%     48.86%       48.86%       48.86%
Per-Mile Expense....................          4.00%                $     686   $       714  $     743  $       772  $       803
Capex per drop......................          2.00%                $      70   $        71  $      73  $        74  $        76
Capex per new mile..................          3.00%                $  18,000   $    18,540  $  19,096  $    19,669  $    20,259
Capex per rebuild mile..............                                           $     9,289  $   9,289      #DIV/0I
Capex per new adr. sub..............          1.00%                $     100   $       101  $     102  $       103  $       104

REVENUE
Basic/Tier/Com'l....................                               6,305,964     6,817,786  7,316,792    8,042,415    8,817,888
Ancillary...........................                                 457,918       499,891    541,688      589,738      640,444
Pay.................................                               1,230,284     1,309,639  1,391,686    1,485,773    1,582,209
Pay-per-view........................                                  94,458       131,374    174,115      225,406      285,136
Installation........................          4.00%                  176,000       183,040    190,362      197,976      205,895
Late/Other/Shop.....................                                  97,000       105,891    114,745      124,923      135,664
Advertising.........................                                  70,000        74,854     81,892       90,014       98,693
Franch. Fee billed..................          4.10%                  345,697       353,526    380,054      416,827      456,145
    Total Revenue...................                               8,777,321   9,476,001 1  0,191,334   11,173,072   12,222,075

EXPENSES
Personnel...........................                                 886,427       938,164  1,000,856    1,067,887    1,135,044
Per-Sub costs.......................                               1,558,631     1,688,762  1,847,441    2,020,944    2,200,020
Per-mile costs......................                                 762,000       808,249    863,102      921,987      981,921
Percent of Rev. costs...............                                 685,465       740,028    795,892      872,561      954,483
Pay & PPV Costs.....................                                 647,211       704,016    764,982      836,007      912,303
    Total Expenses..................                               4,539,734     4,879,219  5,272,273    5,719,386    6,183,771

OPERATING INCOME....................                               4,237,587     4,596,782  4,919,060    5,453,686    6,038,304
Operating Ratio.....................                                   48.28%        48.51%     48.27%       48.81%       49.40%

                                          CHANGE         CURR.    PROJ. YEAR
                                        ASSUMPTIONS     ACTUAL         1         YEAR 2      YEAR 3      YEAR 4       YEAR 5
                                      ---------------  ---------  -----------  -----------  ---------  -----------  -----------
CAPITAL EXPENDITURES
Drops...............................                                 174,857       143,456    345,654      368,990      382,345
Addr. Converters....................                                  52,880       265,477    300,771      329,565      350,067
New plant...........................                                 702,000       409,502    579,255      620,498      581,592
Rebuild.............................                                       0     4,180,000  4,180,000
Labor capitalized...................          8.46%                   75,000        79,377     84,682       90,353       96,035
Vehicles............................          5.00%                   48,000        50,400     52,920       55,566       58,344
Other...............................          3.00%                   75,000        80,000     82,400       84,872       87,418
    Total Capex.....................                               1,127,737     5,208,213  5,625,681    1,549,843    1,555,802
DISCOUNTED FREE CASHFLOW
Operating Income....................                               4,237,587     4,596,782  4,919,060    5,453,686    6,038,304
Less Capital Expenditures...........                               1,127,737     5,208,213  5,625,681    1,549,843    1,555,802
    Free cashflow...................                               3,109,851      -611,431   -706,621    3,903,843    4,482,502

Discount Rate..........................      12.60%        DISCOUNT RATE CALCULATION
                                                    ---------------------------------------
                                                                     PROPORTION     RATE
                                                                     -----------  ---------
Net Present Value of Free Cashflow.....  19,095,600
                                                    Equity.........       30.00%      20.00%
                                                    Senior Debt....       60.00%       9.00%
                                                    Sub. Debt......       10.00%      12.00%
                                                    Blended........                   12.60%

TERMINAL VALUE
Year 10 operating income...............                   8,849,916
Multiple...............................                           6
Terminal Value.........................                  53,099,494
Discounted at..........................      12.60%      16,207,144
POTENTIAL VALUE
NPV of Free Cashflow...................                  19,095,600
NPV of Terminal Value..................                  16,207,144
    Total Potential Value..............                  35,302,744
RATIOS
Current EBU's..........................                      20,875
First-year Op. Income..................                   4,237,587
Value per EBU..........................                      $1,691
Op. Income Multiple....................                        8.33

                                                     YEAR 6       YEAR 7       YEAR 8       YEAR 9       YEAR 10
                                                   -----------  -----------  -----------  -----------  -----------
Ending Passings..................................       35,146       36,200       37,286       38,404       39,557
Passings Growth..................................         3.50%        3.00%        3.00%        3.00%        3.00%
Ending Basic EBU's...............................       27,368       28,371       29,408       30,482       31,595
Ending Pay Units.................................       14,568       15,173       15,801       16,454       17,134
Ending Basic EBU Pen.............................        77.87%       78.37%       78.87%       79.37%       79.87%
Basic Penetration Change.........................         0.50%        0.50%        0.50%        0.50%        0.50%
Pay/Basic Penetration............................        53.23%       53.48%       53.73%       53.98%       54.23%
Average Basic EBU's..............................       26,821       27,869       28,889       29,945       31,038
Average Pay Units................................       14,244       14,870       15,487       16,128       16,794
Addressable Sub %................................        90.00%      100.00%      100.00%      100.00%      100.00%
Ending Plant Miles...............................        1,252        1,279        1,306        1,334        1,363
New Miles........................................           30           26           27           28           29
New Drops........................................        1,150        1,052        1,089        1,128        1,168
Rebuild Miles....................................
Replace Drops %..................................         5.00%        5.00%        5.00%        5.00%        5.00%
Basic Revenue/EBU................................  $    359.61  $    377.59  $    388.92  $    400.58  $    412.60
Basic Rev/EBU Increase...........................         5.00%        5.00%        3.00%        3.00%        3.00%
Ancillary Rev/EBU................................  $     25.87  $     26.90  $     27.98  $     29.10  $     30.26
Pay Revenue/Unit.................................  $    118.00  $    119.77  $    121.57  $    123.39  $    125.25
PPV Rev/Addr. Sub................................  $     14.67  $     15.55  $     16.49  $     17.48  $     18.53
Late/Shop/Oth $/EBU..............................  $      5.48  $      5.70  $      5.93  $      6.16  $      6.41
Advertising Rev/EBU..............................  $      4.02  $      4.23  $      4.44  $      4.66  $      4.89
Personnel Cost Incr. %...........................         6.30%        5.88%        5.89%        5.90%        5.90%
Per-Sub Expense..................................  $     87.50  $     91.44  $     95.56  $     99.86  $    104.35
% of Rev. Expense %..............................         7.81%        7.81%        7.81%        7.81%        7.81%

                                                     YEAR 6       YEAR 7       YEAR 8       YEAR 9       YEAR 10
                                                   -----------  -----------  -----------  -----------  -----------
Pay/PPV Expense %................................        48.86%       48.86%       48.86%       48.86%       48.86%
Per-Mile Expense.................................  $       835  $       869  $       903  $       940  $       977
Capex per drop...................................  $        77  $        79  $        80  $        82  $        84
Capex per new mile...............................  $    20,867  $    21,493  $    22,138  $    22,802  $    23,486
Capex per rebuild mile...........................
Capex per new adr. sub...........................  $       105  $       106  $       107  $       108  $       109
REVENUE..........................................
Basic/Tier/Com'l.................................    9,644,964   10,523,178   11,235,489   11,995,531   12,806,475
Ancillary........................................      693,843      749,811      808,337      871,398      939,339
Pay..............................................    1,680,838    1,781,091    1,882,739    1,990,064    2,103,377
Pay-per-view.....................................      354,207      433,489      476,312      523,344      574,998
Installation.....................................      214,131      222,696      231,604      240,868      250,503
Late/Other/Shop..................................      146,976      158,831      171,229      184,587      198,979
Advertising......................................      107,950      117,779      128,193      139,523      151,847
Franch. Fee billed...............................      498,112      542,720      579,149      618,031      659,534
    Total Revenue................................   13,341,021   14,529,594   15,513,052   16,563,345   17,685,053
EXPENSES
Personnel........................................    1,206,546    1,277,527    1,352,776    1,432,551    1,517,131
Per-Sub costs....................................    2,394,863    2,594,262    2,810,148    3,043,878    3,296,917
Per-mile costs...................................    1,046,014    1,110,751    1,179,707    1,253,168    1,331,438
Percent of Rev. costs............................    1,041,867    1,134,689    1,211,492    1,293,515    1,381,114
Pay & PPV Costs..................................      994,234    1,081,947    1,152,529    1,227,941    1,308,537
    Total Expenses...............................    6,683,525    7,199,176    7,706,652    8,251,053    8,835,138
OPERATING INCOME.................................    6,657,497    7,330,419    7,806,399    8,312,292    8,849,916
Operating Ratio..................................        49.90%       50.45%       50.32%       50.18%       50.04%
CAPITAL EXPENDITURES
Drops............................................      194,642      194,767      205,830      217,514      229,854
Addr. Converters.................................      379,738      396,892      111,239      116,327      121,645
New plant........................................      620,006      566,535      601,037      637,641      676,473
Rebuild..........................................
Labor capitalized................................      102,085      108,091      114,457      121,207      128,363
Vehicles.........................................       61,262       64,325       67,541       70,918       74,464
Other............................................       90,041       92,742       95,524       98,390      101,342
    Total Capex..................................    1,447,774    1,423,351    1,195,629    1,261,997    1,332,141
DISCOUNTED FREE CASHFLOW
Operating Income.................................    6,657,497    7,330,419    7,806,399    8,312,292    8,849,916
Less Capital Expenditures........................    1,447,774    1,423,351    1,195,629    1,261,997    1,332,141
    Free cashflow................................    5,209,723    5,907,067    6,610,770    7,050,294    7,517,775

                        CENCOM APPRAISAL FOR ANDERSON CO

              HISTORIC INCOME STATEMENTS AND FIRST-YEAR PROJECTION

                                                                                                              PROJECTED
                                            1992 ACTUAL  1993 ACTUAL  1994 ACTUAL  1995 ACTUAL    96/Q1         YEAR
                                            -----------  -----------  -----------  -----------  ----------  -------------
Ending Homes Passed.......................      25,100       26,200       27,300       28,197       28,376        29,450
Ending Basic Subscribers..................      16,637       18,114       19,112       20,180       20,597        21,847
Ending Pay Subscribers....................       7,475        8,295       10,442       11,104       11,274        11,974
Ending Basic Penetration..................       66.28%       69.14%       70.01%       71.57%       72.59%        70.50%
Ending Pay Penetration....................       44.93%       45.79%       54.64%       55.02%       54.74%        57.00%
Average Basic Subs........................      16,024       17,376       18,613       19,646       20,389        21,222
Average Pay Units.........................       6,787        7,885        9,369       10,773       11,189        11,624
Avg Basic+Tier Rev/Sub....................   $   24.84    $   25.77    $   22.59    $   22.89   $    22.86   $     24.36
Average Pay Rev/Unit......................   $   10.30    $    9.78    $   10.09    $    8.98   $     8.66   $      8.82
REVENUE
Basic,Tier Revenue........................   4,776,207    5,372,442    5,046,262    5,396,288    1,397,970     6,203,615
Ancillary Revenue.........................     420,502      500,818      402,455      435,658      109,028       457,918
Commercial Basic..........................           0            0       57,977       77,273       24,842       102,349
Premium...................................     839,252      925,214    1,134,436    1,161,450      290,741     1,230,284
Pay-Per-View..............................      49,084       50,465       65,413       69,813       22,490        94,458
Installation..............................     114,687      121,587      144,378      161,319       43,391       176,000
Advertising...............................      90,175      118,572       62,259       68,690       15,852        70,000
Shopping/Other............................       2,060            0       71,514       94,065       24,277        97,000
Franchise/FCC Fees Billed.................           0            0      289,130      306,529       79,555       345,697
    Total Revenue.........................   6,291,967    7,089,098    7,273,824    7,771,085    2,008,146     8,777,320
EXPENSES
G&A Salary................................     169,698      195,248      222,285      235,247       50,176       261,124
Tax/Benefit-G&A...........................      56,634       58,583       52,197       54,556       10,115        61,103
Office Rent...............................       8,202        6,974        7,999        8,600        2,198         9,000
Office Operation..........................     130,566      146,288      150,113      145,970       34,439       159,165
Billing...................................     129,893      156,699      166,113      197,304       44,923       213,918
Bad Debt/Collection.......................      68,443       94,205       88,035       97,626       15,595        96,551
Professional Services.....................      87,675       78,569          926       90,503       17,540        50,000
Insurance.................................      35,303       41,213       37,766       45,736       13,553        47,000
Property Tax..............................     215,085      221,354      343,489      207,038       66,731       265,000
Franchise/FCC/Copyright...................     171,610      250,046      309,580      326,573       87,669       373,036
Cost Allocation...........................           0            0      122,369       27,804        8,573        35,000
Operating Wages, Overtime.................     374,732      418,775      423,889      431,514      109,102       520,000
Tax/Benefit-Op Wages......................      78,576       85,789       95,285       81,093       22,918       109,200
Labor Capitalized.........................     -52,052      -63,047      -74,078      -96,406      -25,493      -150,000
Pole Rent.................................     120,773      123,711      241,746      112,179       44,178       150,000
Power.....................................     117,250      136,273      105,270      130,916       30,578       130,000
System Maint., Operation..................     133,365      156,002      137,808      164,460       37,347       170,000
Programming-Basic.........................     542,710      743,654      844,212      963,107      268,955     1,176,548
Programming-Premium.......................     365,997      432,017      515,085      552,209      150,156       590,536
Programming-PPV...........................      30,344       31,556       41,422       44,826       12,604        56,675
Programming-LO, Other.....................      10,750       10,200            0       13,590        3,013        14,000
Marketing/Sales...........................     131,029      135,386      146,065      193,908       36,420       201,878
Cost of Advertising Sales.................       1,596            0            0            0            0             0
    Total Expenses........................   2,928,179    3,459,495    3,977,576    4,028,353    1,041,290     4,539,734
Operating Income..........................   3,363,788    3,629,603    3,296,248    3,742,732      966,856     4,237,587
Operating Margin..........................       53.46%       51.20%       45.32%       48.16%       48.15%        48.28%

                                  EXHIBIT A-2
                         APPRAISALS OF THE CPLP SYSTEMS

                                  CONFIDENTIAL
                             CENCOM PARTNERS, L.P.
                           APPRAISAL ANALYSIS SUMMARY

INTRODUCTION

    Daniels & Associates, L.P. ("Daniels") was retained by Cencom Partners, L.P. (the "Partnership") to appraise the fair market value of the assets of the Partnership, in accordance with the "Appraisal Process" procedures as outlined in the letter from the Partnership dated April 28, 1995 (the "Procedures Letter"), as well as the related Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"). The "Valuation Date" of the appraisal of the Partnership, as was mutually agreed upon in the Procedures Letter, was March 31, 1995. The Partnership owns and operates cable television systems (referred to in the aggregate as the "Systems") that, as of March 31, 1995, passed approximately 62,948 homes and served approximately 35,655 equivalent basic subscribers ("EBUs") in the following four operating groups:

                                                                    BASIC
                      AS OF                          HOMES      SUBSCRIBERS/     EQUIVALENT    MILES OF       NUMBER OF
                 MARCH 31, 1995                     PASSED       PENETRATION     BASIC UNITS     PLANT        HEADENDS
-------------------------------------------------  ---------  -----------------  -----------  -----------  ---------------
Lincolnton, North Carolina.......................     28,540     14,199 / 49.8%      14,297          800              3
                                                                                                                     --
                                                   ---------  -----------------  -----------       -----
Sanford, North Carolina..........................     20,759     12,300 / 59.3%      12,524          428              4
                                                                                                                     --
                                                   ---------  -----------------  -----------       -----
LaGrange, Texas..................................      9,820      6,093 / 62.0%       6,300          170              2
                                                                                                                     --
                                                   ---------  -----------------  -----------       -----
Abbeville, South Carolina........................      3,829      2,515 / 65.7%       2,534           81              1
                                                                                                                     --
                                                   ---------  -----------------  -----------       -----
Total............................................     62,948     35,107 / 55.8%      35,655        1,479             10
                                                                                                                     --
                                                                                                                     --
                                                   ---------  -----------------  -----------       -----
                                                   ---------  -----------------  -----------       -----

    The appraisal was performed in conjunction with the anticipated dissolution and liquidation of the Partnership following the planned sale of the Partnership's assets. This report summarizes Daniels' conclusions and provides an outline of the scope of the engagement, the process used, an overview of the Systems by group, the valuation methodology, the assumptions relied upon, and an explanation of the values derived.

PROCESS

    Daniels prepared an independent appraisal analysis of the Partnership assets and was then instructed, as per the Procedures Letter and the Partnership Agreement, to work with Western Cablesystems, Inc., the appraiser appointed by the American Arbitration Association, to attempt to jointly determine the fair market value of the Partnership's assets.

    The Systems were appraised on a going concern basis, in conformance with standard appraisal techniques, utilizing a ten year discounted net cash flow analysis and applying relevant market and economic factors. The appraisal assumes the Systems have been and will continue to be operated as efficiently as comparable cable systems, and that the franchises and leases of assets used in the operation of the Systems will be renewed indefinitely without material changes, other than rebuild requirements (see "The Systems" section).

    The appraisal process included discussions with the Partnership's management, due diligence visits to a majority of the Systems by Daniels' personnel, research of demographic information concerning the various communities served, and analyses of historical and forecasted financial and operating information, as well as Daniels' general knowledge about the industry. In addition, the impact of the 1992 Cable Act on each System's current and forecasted financial performance was analyzed. From such due diligence, summaries of the relevant operating, technical, financial and demographic characteristics of the Systems by operating group were prepared. These critical characteristics of the Systems were instrumental in determining respective values because they varied significantly between the Systems.

    In order to assess the fair market value of the Partnership's assets, detailed operating and financial forecasts by operating group were prepared incorporating the critical elements of operating revenues and expenses. These financial forecasts then formed the basis for determining a discounted cash flow value for each operating group, a standard valuation methodology used within the industry. The combined values of the Systems by operating group provides a value of the cable operating assets of the Partnership on a discounted cash flow basis. Using the market multiple methodology, an aggregate value for the Partnership's assets was derived by analyzing a value per subscriber and operating cash flow multiples obtained in private market sales of comparable cable television systems and then applying those comparable market multiples to the Partnership Systems. The product of these two valuation methodologies were then analyzed to determine a final appraisal value for the Partnership's assets.

THE SYSTEMS

    The Systems owned by the Partnership served approximately 35,655 EBUs in four operating groups (three states) as of the Valuation Date. The operating groups are referred to as (i) Lincolnton, North Carolina; (ii) Sanford, North Carolina; (iii) LaGrange, Texas; and (iv) Abbeville, South Carolina. The largest operating group is Lincolnton, North Carolina (14,297 EBUs), and the smallest is Abbeville, South Carolina (2,534 EBUs). As of the Valuation Date, the Systems had basic subscriber penetration rates varying from 49.8% to 65.7% of homes passed, and a total basic penetration level of 55.8%, compared to the national average of approximately 62.6%.

    The Systems are served by a total of 10 headends with approximately 1,479 miles of plant. The technical condition and current channel capacity of the Systems varies widely from 300 MHz to 450 MHz. Many of the Systems require significant amounts of capital expenditures to upgrade or rebuild the cable plant in order to sustain existing revenue and cash flow levels and realize future financial performance growth. For our valuation, we assumed all plant that is currently designed to less than 450 MHz would be required to be rebuilt or upgraded to at least 450 MHz capacity level, and in some instances a 550 MHz level, during the first five years of the forecast period, depending upon franchise terms and the competitive outlook. The majority of the Systems requiring an upgrade or rebuild are forecasted to have that occur within the first four years of the forecast period.

    Rebuilding these Systems to either a 450 MHz or 550 MHz design capacity is a reasonable industry standard based on the current technology and operating environment. We have estimated the cost per mile to rebuild a System to 550 MHz at $15,000/mile and to upgrade plant to 450 MHz at $6,000/mile. These cost estimates are reasonable representations of the costs (design, cable plant, electronics, and labor) associated with rebuilding and/or upgrading cable systems in the geographic regions served by the Partnership Systems. These cost estimates, however, do not include the costs associated with upgrading and changing out converters. In the Systems that are forecast to be rebuilt, converters are forecast to be at least partially replaced over a two to three year period at a cost of $125 per converter. The total estimated cost of rebuilding/upgrading all of the Systems (excluding converter replacement) was forecasted to be $15.8 million, the majority of which ($9.5 million) resulted from the estimated cost of rebuilding the Lincolnton, North Carolina Systems.

LINCOLNTON, NORTH CAROLINA

    The Lincolnton group of systems are located in two clusters. The largest cluster, serving approximately 74% of the subscribers, is located approximately 1/2 hour northwest of Charlotte, and directly north of Gastonia. The second cluster, which serves approximately 26% of the subscribers, is located approximately one hour north of Lincolnton, outside of Hickory. As of March 31, 1995, the Lincolnton systems passed 28,540 homes and served 14,297 EBUs.

    The Lincolnton systems are served from three headends, referred to as Lincolnton, Vale, and Taylorsville. Lincolnton is a 330 MHz addressable system (approximately 3,200 addressable converters) which serves approximately 70% of the subscriber base. The Vale system is a single headend serving approximately 4.0% of the subscriber base from 450 MHz plant. This system serves subscribers in west Lincoln County. The Taylorsville headend serves approximately 26% of the subscriber base from a 300 MHz plant. The Lincolnton headend site is leased and the Vale and Taylorsville headend sites are owned. Over the last two to three years, all new plant and extensions have been built to 450 MHz.

    Lincolnton, Lincolnton County, and Taylorsville have all certified and perfected to regulate basic rates. There were no valid complaints filed against the tier in any of the Lincolnton systems. The last rate increase was effective April 1, 1995 when the average weighted basic rate increased from $7.34 to $7.37 and the average weighted expanded basic rate increased from $14.91 to $14.96.

    The annualized revenue and cash flow for the three-month period ended March 31, 1995, for this group of Systems was $5.2 million and $2.7 million, respectively. This equates to an average monthly revenue per EBU of $30.03 and average annual cash flow per EBU of $187.00. This System's revenue per EBU is below that of the industry's 1994 average of approximately $31.29, and its cash flow per EBU exceeded the 1994 industry average of approximately $165.21, per Paul Kagan Associates, Inc. Cable TV Investor, April 30, 1995.

    There is strong growth in both Lincoln County and Alexander County. The growth in Lincoln County is on the east side of the county, and is largely attributable to people working in Charlotte but moving to Lincoln County because of lower home prices and property taxes. There are several small and mid-size developments here, ranging from middle class homes to affluent areas around the scenic Lake Norman. Alexander County is also experiencing strong growth as it becomes more of a bedroom community to Hickory. The economy of this area is a very diverse mix of manufacturers, including textiles and specialty yarns, cutting tools, pianos, pharmaceuticals, roller bearings and furniture, as well as agriculture and poultry production. Some of the largest area employers include Timken, Vermont American, Naska Pharmaceuticals, Kawai American, Cochrane Furniture, Textilgruppe Hof and R-Anell Homes.

SANFORD, NORTH CAROLINA

    This is the second largest group of systems, which as of March 31, 1995, passed 20,759 homes and served 12,524 EBUs. The primary communities served include Sanford, Siler City, Whispering Pines, and Troy. The systems are managed by 19 employees out of a single leased office in Sanford.

    The Sanford systems are served from four headends, referred to as Sanford, Siler City, Troy, and Whispering Pines. The Sanford system is the largest, accounting for approximately 70% of the homes passed, 72% of the subscribers, and 68% of the plant miles. Currently, 39% of the Sanford system's plant is designed at 300 MHz, 30% is at 330 MHz, and 31% is at 450 MHz. The makeup of the plant for the other three systems is 66% 330 MHz and 34% 450 MHz. Only the Sanford system is currently addressable, with approximately 3,000 addressable converters in the system. All four headend sites are leased.

    There are eight franchises covering these systems, three of which expire in 1995, one in 1997, one in 1998, two in 1999, and one in 2004. The Sanford franchise expires in July 1997.

    Five of the eight franchising authorities have certified and perfected to regulate basic rates. There were no valid complaints against the tier rates in any of the systems. Prior to April 1, 1995, the weighted average basic rate in these systems was $8.49 and the weighted average tier rate was $12.36. The majority of the systems instituted rate changes effective April 1, 1995, including reorganizing the channel offerings of basic and tier in Troy and Moore County. The rate changes and tier realignment caused the post April 1, 1995, weighted average basic rate to decline to $7.80 and the weighted average tier rate to increase to $13.22.

    The annualized revenue and cash flow for the three-month period ended March 31, 1995, for this group of systems was $4.4 million and $2.3 million, respectively. This equates to an average monthly revenue per EBU of $29.03 and average annual cash flow per EBU of $183.75. This system's revenue per EBU at this time was less than that of the industry's average, however, its cash flow per EBU exceeded the industry 1994 average (noted above).

    The Sanford economy appears stable, with a mix of light industry, textiles, furniture, brick making, electronics and military (Fort Bragg and Pope AFB). The majority of the community appears to be middle to lower middle class, however, there is modest home growth in Lee County (off the Sanford headend) which is upper middle class. Fort Bragg, located approximately 25 miles south of Sanford, has a large economic effect on the area, is not on the base closure list, and is instead adding troops. Siler City is a small community with a large employment base in wood products and chicken processing, and is the retail center for much of the surrounding area. Whispering Pines is a retirement community centered around golfing. Troy is a lower class community with minimal industry, primarily textiles.

LAGRANGE, TEXAS

    The LaGrange, Texas operating group consists of two cable systems located within a tightly clustered grouping approximately 95 miles west of Houston. As of March 31, 1995, these systems passed 9,820 homes and served 6,300 EBUs within the communities of Giddings, La Grange, Weimar, Schulenburg, and Halletsville. These systems are managed by eleven employees out of a single owned office in La Grange.

    There are two headends serving these systems--one in Giddings and one in Schulenburg. The Giddings system passed 1,900 homes with 38 miles of 330 MHz plant while the Schulenburg system passed 7,920 homes with 132 miles of 330 MHz plant in the communities of La Grange, Weimar, Schulenburg, and Halletsville. A broadband microwave feed is used to transmit programming from Schulenburg to the other communities. There are leased headend and tower sites in Giddings, La Grange, Schulenburg, and Halletsville. The Weimar headend and tower site is owned. As of the Valuation Date neither of the systems were over-built and there were no MMDS operators in the service area. A minimal number of homes are served by DBS.

    The Giddings and Schulenburg systems' current basic rates are $9.06 and $11.06, respectively. Expanded basic is $13.60 in Giddings and $11.79 in Schulenburg. The systems have not adjusted rates since September of 1993 when rates were changed to comply with federal rate regulations.

    The annualized revenue and cash flow for the three-month period ended March 31, 1995, for this group of systems was $2.2 million and $1.2 million, respectively. This equates to an average monthly revenue per EBU of $28.99 and average annual cash flow per EBU of $186.84. This system's revenue per EBU is less than that of the industry's 1994 average, however, its cash flow per EBU exceeded the industry average.

    These systems are operated under five franchise agreements with expiration dates ranging from November 1995 to February 2006. The city of Weimar has certified to regulate rates but has not taken any regulatory action. There were no complaints issued against any of the tiers.

    These communities are middle to lower-middle income rural communities with below average growth potential. The economic base of the communities consists mostly of small manufacturing, ranching, farming, and oil. The community of Giddings, which has several productive oil fields, has the best economy of the communities served. Three of the five communities are county seats, providing a stable base of government jobs.

ABBEVILLE, SOUTH CAROLINA

    Abbeville is the smallest of the four operating groups owned by the Partnership. As of March 31, 1995, the Abbeville system passed 3,829 homes and served 2,534 EBUs. The Abbeville system employs five people and is served from a single, owned office which shares a building with the headend. There are two franchises covering this system--one for the town and one for Abbeville County. The town franchise expires in late 1999 and the county franchise expires in early 2000.

    Abbeville is a single headend, 450 MHz system which was totally rebuilt in 1985. There is a total of 81 miles of plant, of which only one mile is underground. While capable of carrying 60 channels, the system is currently offering only 49 channels.

    Neither the town nor the county has certified to regulate basic rates and there have been no valid complaints against the tier. The last rate increase was effective March 1, 1995 when the tier increased by $0.63. The current basic rate is $6.24 and the expanded basic is $15.95.

    The annualized revenue and cash flow for the three-month period ended March 31, 1995, for this system was $860,000 and $410,000, respectively. This equates to an average monthly revenue per EBU of $28.40 and average annual cash flow per EBU of $163.91. While this system's revenue per EBU was lower than that of the industry's 1994 average, its cash flow per EBU was in line with the industry's average (as noted above).

    Abbeville is a small town located approximately 60 miles directly south of Greenville, South Carolina. The town is stable with low unemployment, and a local economy driven primarily by the railroad (CSX), and various textile mills. It is a very quaint town, but one which has seen minimal growth historically, and probably will remain stable with minimal future growth. The larger area employers include Milliken Textiles, Dirrell Cable, CSX Railway and IT Fabrics. Some of the town's work force also commute to Greenwood, approximately 15 miles east, for employment.

METHODOLOGY

    In order to appraise the fair market value of the assets of the Partnership, Daniels used two valuation methodologies, (i) a discounted cash flow valuation analysis and (ii) an analysis of market multiples realized from comparable private market cable transactions. The respective aggregate fair market values of the Partnership from each valuation methodology used were then compared, and a final value was derived.

DISCOUNTED CASH FLOW

    This methodology measures the present value of the Systems' forecasted net cash flows, defined as pre-tax operating income, less capital expenditures, including all upgrade and rebuild costs. The Systems' forecasted net cash flow is determined through the creation of a long-range operating forecast which provides for detailed forecasts of critical revenue and expense components. A residual value was forecasted based on growth of the Systems' 10th year net cash flow into perpetuity, and discounted back to the present at the same discount rate as the forecasted net cash flow. Daniels prepared a detailed 10-year revenue, cash flow and capital expenditure forecast for each of the System groups to apply this discounted cash flow method.

    The revenue forecasts were based upon Daniels' forecast of homes passed, subscriber penetration levels, rates and other non-subscriber based revenue sources. The expense forecasts were based primarily on assumed rates of inflation over the forecast period and were adjusted for the particular growth characteristics of each System group. The capital expenditure forecasts were based upon costs associated with the construction of new miles of plant, plant maintenance and rebuild requirements, replacement and upgrading of converters, and the periodic replacement of vehicles.

    To determine the appropriate discount rate for this valuation, Daniels attempted to approximate the weighted average cost of capital using an array of entities within the cable television industry that are capable of consummating an acquisition similar in size to the acquisition of these Systems. The weighted average cost of capital is an entity's required return on an investment necessary to satisfy the expectations of all of the entity's investors, both debt and equity. An entity will, therefore, be willing to pay a price for an investment as high as the value that will allow it to meet its weighted average cost of capital, or hurdle rate requirement.

    The cost of the debt was arrived at by analyzing the aggregate cost of debt of a variety of both large and small public and private cable companies to determine an estimated average debt cost. The cost of equity was determined by sampling the estimated private market cost of equity for cable television investments over this time horizon and blending that with equity return objectives of large publicly traded companies. Such equity returns are those which would be required by experienced private equity investors and publicly traded companies in cable television investments with similar characteristics as those of the Partnership's Systems. The weighted average cost of capital utilized for the discounted cash flow analyses was determined to be 13.65%. The following are the estimates of the costs of debt and equity in the capitalization structure as of the Valuation Date used to determine the discount rate.

ASSUMED CAPITAL STRUCTURE                                     % OF TOTAL CAPITAL    COST OF CAPITAL
-----------------------------------------------------------  ---------------------  ---------------
Debt.......................................................               60%               8.75%
                                                                         ---               -----
Equity.....................................................               40%              21.00%
                                                                         ---               -----
Total Weighted Average.....................................              100%              13.65%
                                                                         ---               -----
                                                                         ---               -----

    The residual value multiples were determined assuming net cash flow growth into perpetuity equal to one-half of the average cash flow growth rate of the final two years of the forecasted period. The residual value multiples ranged from 8.7 to 10.2 times net cash flow.

COMPARABLE TRANSACTIONS

    In addition to the Discounted Cash Flow Valuation methodology, Daniels also used the Comparable Transactions methodology, which is another generally accepted valuation methodology used to correlate the findings of the discounted cash flow methodology with the realities of the private market. Under this method, the market multiples reported in the sales of cable systems of similar size, markets and technical condition are compared to the subject Systems. In the case of cable television system values, the most commonly used market multiples are (i) a multiple of operating cash flow and (ii) the price per subscriber. Because detailed financial, operating, and technical information is not generally available regarding private cable system transactions, it is difficult to relate specific transaction values and multiples directly to the subject Systems. However, through an analysis of both the range and average of the market multiples derived from a group of comparable system transactions about which information is available, this methodology provides a general measure of the market multiples realized from comparable transactions, which are then applied to the subject Systems in order to assess fair market value.

    Because of the variety of System characteristics involved in this Partnership, Daniels divided the Systems, and corresponding comparables into two groups. The first group is mid-sized systems, in which we would include Lincolnton and Sanford, North Carolina. The second group is small systems with below average growth potential, representative of systems similar to the La Grange, Texas and Abbeville, South Carolina systems.

MID-SIZE SYSTEMS

                                                                    NO. OF                   PRICE/         CF
SYSTEM                          BUYER               SELLER        SUBSCRIBERS    PRICE     SUBSCRIBER    MULTIPLE      DATE
------------------------  ------------------  ------------------  -----------  ----------  -----------  -----------  ---------
Henderson, Franklin,
  NC....................  Adelphia            Henderson Comm.         14,100   $22,400,000  $   1,589         10.2        1/95
No. Augusta, GA.........  Jones               ACT2                    15,200   $27,300,000  $   1,793          9.5       12/93
Gaston Cty, NC..........  Bresnan             Jones                   19,900   $35,000,000  $   1,759          9.2        4/94
San Bernardino, CA......  Marks Cablevision   Chambers Video          14,000   $25,000,000  $   1,786         10.5        2/94
Alabama.................  Comcast             CableSouth              29,600   $54,800,000  $   1,851          9.2        5/95
Georgia.................  Charter             CableSouth              29,300   $48,500,000  $   1,655          8.2        5/95
Average of Mid-Size
  System Comparables....                                              20,350   $35,500,000  $   1,744         9.3x      --

------------------------

    SOURCE: Paul Kagan Associates, Inc. Cable TV Investor through June 30, 1995 and Daniels & Associates' Data Base as of June 30, 1995

SMALL SYSTEMS

                                                                     NO. OF                     PRICE/          CF
SYSTEM                       BUYER                 SELLER          SUBSCRIBERS      PRICE     SUBSCRIBER     MULTIPLE       DATE
--------------------  --------------------  --------------------  -------------  -----------  -----------  -------------  ---------
OK Based MSO........  Frontier Vision       United Video               86,300    $120,500,000  $   1,397           9.0
Various TX, OK, KS,
  AZ................  Classic & Fanch       Mission Cable              79,100    $97,500,000   $   1,233           7.5            *
Various KS, MO, NE,
  IL, IA............  Galaxy                Douglas Cable              59,900    $65,000,000   $   1,086           7.6            *
MA Based MSO........  Galaxy                Vista Comm.                31,000    $40,500,000   $   1,305           8.0            *
IA Based MSO........  Galaxy                Vantage                    30,500    $38,400,000   $   1,259           7.9        12/94
Various CO, NM, MN,
  MO................  Fanch Comm.           Leonard Comm.              24,700    $35,300,000   $   1,428           7.9         5/95
Various AR, CO, TX..  Classic Cable         United Video               21,900    $31,800,000   $   1,454           8.2            *
Various, LA & KS....  Fanch Cablevision     Leonard Comm.              12,100    $15,400,000   $   1,273           7.5         2/95
Woodward, OK........  WT Acquisition Corp   Time Warner                 6,200    $ 8,900,000   $   1,435           8.5        10/94
Cameron, TX.........  Galaxy Telecom        Galaxy Cablevision          3,500    $ 3,600,000   $   1,029           8.0         4/95
Average of Small
  System
  Comparables.......                                                   35,520    $45,690,000   $   1,287           8.1       --

------------------------

*   Announced deal, closing pending

    SOURCE: Paul Kagan Associates, Inc. Cable TV Investor through June 30, 1995 and Daniels & Associates' Data Base as of June 30, 1995

    The analysis of the market multiples derived from comparable transactions led to the conclusion that the cash flow multiples for the purpose of assessing the fair market value of the Partnership's Lincolnton systems should range from 9.75--10.25 times cash flow, comparable to the upper end of the range of cash flow multiples derived from the group of mid-sized system transactions, due to the stronger growth characteristics of this property. It was concluded that the Sanford systems market multiple would be between the market multiple range of the average of the small-sized system transactions and mid-sized transactions, 8.1--9.3 times cash flow, at 8.5--9.0 times, due to the below average growth potential of the market and the forecasted future capital expenditure requirements necessary to upgrade the Systems. The analysis of comparable small system market multiples led to the conclusion that the La Grange systems cash flow multiple should range from 8.0--8.5 times cash flow, within the range of comparable transactions' multiples. The market multiple for the Abbeville system was determined to be between 8.5 and 9.0 times, at the high end of the range of comparable small system transactions multiples of 7.5 to 9.0 times, due to the fact that it is already built to 450 MHz technical capacity, therefore, not requiring any significant capital for a plant upgrade in the foreseeable future.

VALUATION

    Based on these analyses using the above-described methodologies, the estimated fair market value of the cable television operating assets of the Partnership, as of March 31, 1995, is $60,900,000 for 35,655 EBUs, or a weighted average of $1,708 per EBU.

    This value equates to a multiple of 9.3 times the annualized operating cash flow for the three-month period ended March 31, 1995. This multiple is consistent with the range of current average market multiples of 8.1 to 9.3 times cash flow for small and mid-size system transactions and is not inconsistent with multiples derived in transactions involving large blocks of subscribers. In addition, the value per EBU of $1,708 is comparable to the values derived in private market transactions from similar sized cable television properties with like characteristics.

    It should be noted that the market sometimes places a premium on the ability to acquire a large block of subscribers in a single transaction, due to economies of scale and the lack of opportunity to purchase large numbers of subscribers from a single seller. Therefore, while the various Systems were appraised at the operating group level, as per the Procedures Letter, selling the entire Partnership to one or a limited number of buyers could generate a premium cash flow multiple, and thus a higher price. In addition, to certain strategic buyers, some of these individual Systems might command a premium price due to its fit with the acquiror's other systems and future plans.

MATERIAL RELATIONSHIPS

    Daniels currently has one other active engagement agreement with the general partner of the Partnership and its affiliates related to an additional cable system appraisal.

SUMMARY

    Our opinion of value expressed in this appraisal is based on financial and operating information provided to Daniels by the Partnership, as well as published demographic information for the service areas. While Daniels believes such sources to be reliable and accurate, it has not independently verified any such information. The valuation is based on information available to Daniels as of the Valuation Date, and Daniels undertakes no responsibility for updating this opinion to reflect changes in the value of the assets subsequent to the Valuation Date of March 31, 1995 such as market, economic, technological, operational, governmental, and other changes.

                                  CONFIDENTIAL
                                  APPRAISAL OF
                             CENCOM PARTNERS, L.P.
                        SANFORD, NORTH CAROLINA SYSTEMS
                              AS OF MARCH 31, 1996
                                  PREPARED BY
                           DANIELS & ASSOCIATES, L.P.

                                  CONFIDENTIAL
                             CENCOM PARTNERS, L.P.
                            SANFORD, NORTH CAROLINA
                           APPRAISAL ANALYSIS SUMMARY

INTRODUCTION

    Daniels & Associates, L.P. ("Daniels") was retained by Cencom Partners, L.P. ("Cencom") to appraise the fair market value of Cencom's Sanford, North Carolina cable television systems. The Sanford cable television systems serve several communities in central North Carolina (referred to in the aggregate as the "Systems") that, as of March 31, 1996, passed 21,461 homes and served 12,941 equivalent basic subscribers ("EBUs"). The "Valuation Date" of the appraisal of the Systems was March 31, 1996.

    As of March 31, 1996

                                         MILES OF                                                                ANNUALIZED CASH
                                          PLANT /                              EQUIVALENT BASIC                   FLOW FOR THE
                                         NUMBER OF                    HOMES         UNITS /        PAY UNITS /      THREE M/E
SYSTEM                                   HEADENDS    HOMES / MILE    PASSED       PENETRATION      PENETRATION       3/31/96
--------------------------------------  -----------  -------------  ---------  -----------------  -------------  ---------------
Sanford...............................     339 / 1            45       15,162      9,365 / 61.8%   4,172 / 44.5%       --
Siler City............................      47 / 1            65        3,065      1,704 / 55.6%     946 / 55.5%       --
Troy..................................      41 / 1            24          998        779 / 78.1%     423 / 54.3%       --
Whispering Pines......................      59 / 1            38        2,236      1,093 / 48.9%     212 / 19.4%       --
Total.................................     486 / 4            44       21,461     12,941 / 60.3%   5,753 / 44.5%  $   2,467,868

    This report summarizes Daniels' conclusions and provides an outline of the scope of the engagement, the process used, an overview of the Systems, the valuation methodology, the assumptions relied upon and an explanation of the values derived.

PROCESS

    Daniels prepared an independent appraisal analysis to determine the fair market value of the Systems as of March 31, 1996. The Systems were appraised on a going-concern basis, in conformance with standard appraisal techniques, utilizing a ten-year discounted net cash flow analysis and applying relevant market and economic factors. The appraisal assumes that the Systems have been and will continue to be operated as efficiently as comparable cable systems, and that the franchises and leases of assets used in the operation of the Systems will be renewed indefinitely without material changes, other than rebuild requirements (see "The Systems" section below).

    The appraisal process included discussions with Cencom's management, research of published demographic information concerning the various communities served, and analyses of historical and forecasted financial and operating information, as well as Daniels' general knowledge about the cable television industry. Daniels' personnel did not visit the Systems as part of this appraisal; however, Daniels' personnel did visit the Systems for a previous appraisal of the Systems which it prepared as of March 31, 1995. From Daniels' due diligence, a summary of the relevant operating, technical, financial and demographic characteristics of the Systems was prepared. These characteristics of the Systems were instrumental in determining value.

    In order to assess the fair market value of the Systems, a detailed operating and financial forecast was prepared incorporating the critical elements of operating revenues and expenses as well as capital expenditure requirements. This financial forecast then formed the basis for determining a discounted cash flow value, a standard valuation methodology used within the industry. In addition, using the market multiple valuation methodology, an aggregate value for the Systems was derived by analyzing value per subscriber and operating cash flow multiples obtained in private market sales of comparable cable television systems, and then by applying those comparable market multiples to the Systems. The products of these two valuation methodologies were then analyzed to determine a final appraised value for the Systems as of March 31, 1996.

THE SYSTEMS

    The Sanford Systems are served from four headends, referred to as Sanford, Siler City, Troy, and Whispering Pines. The Sanford system is the largest, accounting for approximately 71% of the homes passed, 72% of the subscribers, and 70% of the plant miles. As of March 31, 1996, the Systems passed 21,461 homes and served 12,941 equivalent basic units, for a penetration rate of 60.3%.

    The Systems are served from four headends, referred to as Sanford, Siler City, Troy, and Whispering Pines, with a total of 486 miles of plant. Sanford, a 300 MHz addressable system (approximately 1,664 addressable subscribers), serves approximately 72.0% of the subscribers with 339 miles of plant. The Siler City system serves approximately 13% of the subscriber base from 47 miles of primarily 330 MHz plant and a single headend. The Troy system, located approximately 45 miles southwest of Sanford, is a 330 MHz system, serving approximately 6% of the subscriber base from 41 miles of plant. The remaining 8% of the subscribers are served from the Whispering Pines headend, a 330 MHz system with 59 miles of plant, located 35 miles south of Sanford. Over the last three years, all new plant and extensions have been built to 450 MHz.

    All of the Systems' headend sites are leased. The four headends utilize primarily Scientific Atlanta and General Instruments equipment, and the plant electronics are primarily Scientific Atlanta. Pay security is controlled with addressability and negative traps in the Sanford system, and negative traps in the other three Systems.

    There are eight franchises covering the Systems, with expiration dates ranging between 1996 and 2004. The franchise for Sanford, accounting for approximately 34% of the subscriber base, expires in July 1997. Cencom believes that they have strong relationships with all of the franchising authorities and does not anticipate any problems with franchise renewals.

    All four systems offer both a Basic and an Expanded Basic service. The Sanford and Siler City systems offer a 13-channel Basic for rates ranging by franchise area from $7.69 to $8.14. Troy and Whispering Pines both have 12-channel Basic packages for $7.95 to $8.26. The Expanded Basic service ranges from 18 to 21 channels at rates from $13.69 to $14.26. While the Basic and Expanded Basic rates differ by franchise area, the total rate for subscribers to both Basic and Expanded Basic is $21.95 in all of the Systems. Five of the eight franchising authorities have certified and perfected to regulate Basic rates. There have been no valid complaints filed against the Expanded Basic rate in any of the Systems. Cencom believes its rates are within the allowable rates under the FCC rate regulation rules as they existed on March 31, 1996.

    The annualized revenue and cash flow for the three-month period ended March 31, 1996 for the Systems was $4.7 million and $2.5 million, respectively. This equates to an average monthly revenue per EBU of $30.25 and average annual cash flow per EBU of $191.80. The Systems' average monthly revenue per EBU is $3.55 below that of the cable television industry's 1995 average of approximately $33.80, while its annual cash flow per EBU is above the industry average of $182.52 for the year 1995, as reported by Paul Kagan Associates, Inc., Cable TV Investor.

    Sanford is located near the geographic center of the state, approximately 45 miles southwest of Raleigh and 58 miles southeast of Greensboro. It's economy is a mix of light industry, textiles, furniture manufacturing, brick making, electronics, and military (Fort Bragg and Pope Air Force Base). Fort Bragg, located approximately 25 miles south of Sanford also has a large economic effect on the area and is not currently on the military base closure list. Two other large employers in the area include Phizer Pharmaceuticals and Eaton.

    According to National Decision Systems ("NDS"), an independent demographic service, the population of Lee County, which includes Sanford as its largest city and the county seat, increased 11.4% from 1990 to 1996, and is projected to increase an additional 5.7% over the next five years. The number of households in Lee County increased 12.9% during the last six years, and are projected by NDS to increase an additional 5.9% during the next five years. Both the projected population and household growth rates are below the projected growth rates for the State of North Carolina.

    The other three primary communities served by the Systems include Siler City, Whispering Pines, and Troy. Siler City, which serves approximately 13% of the subscribers, has a large employment base in wood products and chicken processing, and is the retail center for much of the surrounding area. Several new restaurants and shops are indications of the importance of this community as a retail center. Whispering Pines is a vacation and retirement community known for the area's premier golf courses, including the Pinehurst Country Club. Troy, is a small, stable community whose primary economy is textiles.

    The lack of excess channel capacity, the reality of near-term competition from alternative multi-channel video providers and the potential to provide ancillary telecommunications and data services suggest that a rebuild or upgrade of all of the Systems to at least 450 MHz capacity would be prudent in the near term, although there are no current franchise requirements to rebuild or upgrade any of the Systems. Daniels has estimated the cost per mile to rebuild a system to 550 MHz at $15,000/mile for aerial and $18,000/mile for underground, and to upgrade to 450 MHz at $6,000/mile for aerial and $9,000/mile for underground. Daniels has assumed that the Siler City, Troy and Whispering Pines systems would be upgraded to 450 MHz and that the Sanford systems would be rebuilt to 550 MHz at a total cost of approximately $5.2 million. Daniels believes that these cost estimates are reasonable representations of the costs (design, cable plant, electronics and labor) associated with rebuilding and/or upgrading the Systems. These cost estimates do not, however, include the costs associated with upgrading and changing out converters, which Daniels has added as an additional capital requirement in its forecast in addition to the rebuild/upgrade estimate.

METHODOLOGY

    In order to appraise the fair market value of the Systems as of March 31, 1996, Daniels used two valuation methodologies: (i) a discounted cash flow ("DCF") valuation analysis; and (ii) an analysis of market multiples realized from comparable private market cable transactions. The respective aggregate fair market values of the Systems from each valuation methodology used were then compared, and a final valuation was derived.

DISCOUNTED CASH FLOW

    This methodology measures the present value of the Systems' forecasted net cash flows, defined as pre-tax operating income less capital expenditures including all rebuild/upgrade costs. The Systems' forecasted net cash flow is determined through the creation of a long-range operating forecast which provides for detailed forecasts of critical revenue and expense components. A residual value was forecasted based on growth of the Systems' net cash flow into perpetuity, and discounted back to the present at the same discount rate as the forecasted net cash flow. Daniels prepared a detailed 10-year revenue, cash flow and capital expenditure forecast for the combined Systems.

    The revenue forecasts were based upon Daniels' forecast of homes passed, subscriber penetration levels and rates and non-subscriber based revenue sources. The expense forecasts were based primarily on assumed rates of inflation over the forecast period, and were adjusted for particular growth characteristics. The capital expenditure forecasts were based upon costs associated with the construction of new miles of plant, plant maintenance and rebuild/upgrade requirements, replacement of converters, and the periodic replacement of vehicles. Daniels believes the markets served by the Systems offer an opportunity for the Systems to provide ancillary telecommunications and data services; however, because the technology, costs and revenue potential are uncertain, Daniels did not include telephony or data services revenue, expenses or capital costs in its forecasts.

    To determine the appropriate discount rate for this valuation, Daniels attempted to approximate the weighted average cost of capital using an array of entities within the cable television industry that are capable of consummating an acquisition similar in size to the acquisition of these Systems. The weighted average cost of capital is an entity's required return on an investment necessary to satisfy the expectations of all of the entity's investors, both debt and equity. An entity, therefore, will be willing to pay a price for an investment as high as the value that will allow it to meet its weighted average cost of capital or hurdle rate requirement.

    The cost of debt was arrived at by analyzing the aggregate cost of debt of a variety of both large and mid-size public and private cable companies to determine an estimated average debt cost. The cost of equity was determined by sampling the estimated private market cost of equity for cable television investments as of the Valuation Date and blending that with equity return objectives of large publicly traded companies. Such equity returns are those which would be required by experienced private equity investors and publicly traded companies in cable television investments with similar characteristics as those of the Client's Systems. The weighted average cost of capital Daniels derived for the discounted cash flow analyses was 14.0%. The following are the estimates of the costs of debt and equity in the capitalization structure as of the Valuation Date used to determine the discount rate.

ASSUMED CAPITAL STRUCTURE                                    % OF TOTAL CAPITAL    COST OF CAPITAL
-----------------------------------------------------------  -------------------  -----------------
Debt.......................................................            60.0%                8.0%
Equity.....................................................            40.0%               23.0%
Total Weighted Average Cost of Capital.....................             100%               14.0%
                                                                        ---                 ---
                                                                        ---                 ---

    The DCF value of the Systems arrived at from this analysis was $20.7 million, which is equal to 8.4 times the annualized operating cash flow for the three-month period ended March 31, 1996, and $1,597 per EBU.

                                                    DISCOUNTED CASH FLOW   MULTIPLE OF THREE M/E 3/31/96
SYSTEMS                                                  VALUATION             ANNUALIZED CASH FLOW         VALUE/EBU
--------------------------------------------------  --------------------  -------------------------------  -----------
Sanford, North Carolina...........................     $   20,669,419                      8.4              $   1,597

COMPARABLE TRANSACTIONS

    In addition to the DCF valuation methodology, Daniels also used the comparable transactions methodology, which is another generally accepted valuation methodology used to correlate and validate the findings of the DCF method with the realities of the private market. Under this method, the market multiples reported in sales of cable systems of similar size, markets and technical condition are compared to the subject Systems. In the case of cable television system values, the most commonly used market multiples are (i) a multiple of operating cash flow and (ii) the price per subscriber. Because detailed financial, operating and technical information is not generally available regarding private cable system transactions, it is difficult to relate specific transaction values and multiples directly to the subject Systems. However, through an analysis of both the range and average of the market multiples derived from a group of comparable system transactions, about which information is available, this methodology provides a general measure of the market multiples realized from comparable transactions, which are then applied to the subject Systems in order to assess fair market value.

COMPARABLE SALE TRANSACTIONS

                                                                     NO. OF                     PRICE/          CF
SYSTEM                       BUYER                 SELLER          SUBSCRIBERS      PRICE     SUBSCRIBER     MULTIPLE       DATE
--------------------  --------------------  --------------------  -------------  -----------  -----------  -------------  ---------
Columbus, MS........  Post-Newsweek         Columbus TV                15,700    $23,000,000   $   1,465           9.5         2/96
Various KS & LA.....  Fanch Cablevision     Leonard Comm.              12,100    $17,200,000   $   1,421           8.4         3/95
Orangeburg, SC......  Jones Intercable      Jones Cable Fund           12,000    $18,350,000   $   1,529           8.8         8/95
Ridgecrest, CA......  Benchmark             Mediacom                   11,000    $20,800,000   $   1,891           7.5        12/95
Martinsburg, WV.....  GS Comm.              Time Warner                 7,500    $13,100,000   $   1,740           9.0         3/96
Colton, CA..........  TCI                   Colton Cablevision          7,260    $10,000,000   $   1,377           8.0         7/95
Frankford, IN.......  Marcus                Nixon Newspapers            5,000    $ 7,000,000   $   1,400           8.6            *
                      --------------------  --------------------                                                    --
                                                                       ------    -----------  -----------                 ---------
Total / Average of System Comparables...........................       70,560    $109,450,000  $   1,551           8.4

    Source: Paul Kagan Associates, Inc. Cable TV Investor through March 31, 1996 and Daniels & Associates' Data Base as of March 31, 1996

------------------------

* This transaction, while pending, has been publicly announced, and is governed by a definitive agreement. Although there can be no assurance that this transaction will be consummated, the inclusion of data regarding it incorporates the most recent comparable market values.

    The comparable transactions analysis yields a cash flow multiple range of
7.5 to 9.5 times cash flow and a weighted average for all of the transactions of
8.4 times cash flow. The range for the value per subscriber is between $1,400 and $1,891 with an overall weighted average of $1,551 per subscriber.

SALES PROCESS

    Daniels was engaged by Cencom on August 17, 1995 to conduct a sales process in order to solicit private market bids for all of the systems owned by Cencom, including the Sanford Systems described in this appraisal report. Under the Procedures Letter, which was sent to all potential bidders, the General Partner had a Bid Option Right to submit a higher bid within two business days than the highest third-party bid received, with the condition that the General Partner's bid had to exceed the highest bid proposal received by at least 0.5%. If the General Partner exercised his Bid Option Right, Daniels was then required to notify the previously highest bidder and allow him a similar bid right within two business days. The Procedures Letter allowed for this Secondary Bid Process to continue until the highest binding cash Proposal was received.

    Daniels conducted the sales process, and on January 31, 1996 received a high bid proposal for the Systems of $19,000,000 from Bay Cable Management, Inc. ("Bay Cable"). Within two business days, the General Partner submitted a higher bid, to which Bay Cable then topped the General Partner's bid. This process continued until, on February 14, 1996, the General Partner submitted a bid letter for $20,750,000 and Bay Cable informed Daniels orally that they would not top the General Partner's bid. This final bid of $20,750,000 then became the final purchase price for the Systems.

MATERIAL RELATIONSHIPS

    Daniels has no ownership position in Cencom; however, from time to time Daniels has rendered various investment banking and brokerage services to Cencom and its General Partner for customary and reasonable compensation. In addition, at the present time Daniels has two active engagement agreements with Cencom and its affiliates related to the sale of this and certain other cable television systems owned by Cencom and affiliates of Cencom. Daniels does not believe that these prior and present relationships in any way affect its ability to fairly and impartially render the opinion of value expressed herein.

VALUATION

    Based on the analyses using the above-described methodologies, the estimated fair market value of the Systems, as of March 31, 1996, is 8.4 times the annualized operating cash flow for the three-month period ended March 31, 1996. This translates to a gross value of $20.7 million, and a value per EBU of $1,600.

    Our opinion of value expressed in this appraisal is based on financial and operating information provided to Daniels by Cencom, as well as published demographic information for the service areas. While Daniels believes such sources to be reliable and accurate, it has not independently verified any such information. The valuation is based on information available to Daniels as of the valuation date. Daniels undertakes no responsibility for updating this opinion to reflect changes in the value of the assets subsequent to the valuation date of March 31, 1996, such as market, economic, technological, operational, governmental and other changes.

                                  CONFIDENTIAL
                                  APPRAISAL OF
                             CENCOM PARTNERS, L.P.
                        ABBEVILLE, SOUTH CAROLINA SYSTEM
                              AS OF MARCH 31, 1996
                                  PREPARED BY
                           DANIELS & ASSOCIATES, L.P.

                                  CONFIDENTIAL
                             CENCOM PARTNERS, L.P.
                           ABBEVILLE, SOUTH CAROLINA
                           APPRAISAL ANALYSIS SUMMARY

INTRODUCTION

    Daniels & Associates, L.P. ("Daniels") was retained by Cencom Partners, L.P. ("Cencom") to appraise the fair market value of Cencom's Abbeville, South Carolina cable television system. The Abbeville cable television system (referred to as the "System") serves Abbeville and Abbeville County in northwest South Carolina. As of March 31, 1996, the System passed 3,678 homes and served 2,623 equivalent basic subscribers ("EBUs"). The "Valuation Date" of the appraisal of the System was March 31, 1996.

                                                                             AS OF MARCH 31, 1996
                                           ----------------------------------------------------------------------------------------
                                            MILES OF                                                               ANNUALIZED CASH
                                             PLANT /                                 EQUIVALENT                     FLOW FOR THE
                                            NUMBER OF                     HOMES     BASIC UNITS /   PAY UNITS /         THREE
SYSTEM                                      HEADENDS     HOMES/ MILE     PASSED      PENETRATION    PENETRATION      M/E 3/31/96
-----------------------------------------  -----------  -------------  -----------  -------------  -------------  -----------------
Abbeville, SC............................      85 / 1            43         3,678    2,623 / 71.3%  1,007 / 38.4%    $   456,048

    This report summarizes Daniels' conclusions and provides an outline of the scope of the engagement, the process used, an overview of the System, the valuation methodology, the assumptions relied upon and an explanation of the values derived.

PROCESS

    Daniels prepared an independent appraisal analysis to determine the fair market value of the System as of March 31, 1996. The System was appraised on a going-concern basis, in conformance with standard appraisal techniques, utilizing a ten-year discounted net cash flow analysis and applying relevant market and economic factors. The appraisal assumes that the System has been and will continue to be operated as efficiently as a comparable cable System, and that the franchises and leases of assets used in the operation of the System will be renewed indefinitely without material changes, other than rebuild requirements (see "The System" section below).

    The appraisal process included discussions with Cencom's management, research of published demographic information concerning the various communities served, and analyses of historical and forecasted financial and operating information, as well as Daniels' general knowledge about the cable television industry. Daniels' personnel did not visit the System as part of this appraisal; however, Daniels' personnel did visit the System for a previous appraisal of the System which it prepared as of March 31, 1995. From Daniels' due diligence, a summary of the relevant operating, technical, financial and demographic characteristics of the System was prepared. These characteristics of the System were instrumental in determining value.

    In order to assess the fair market value of the System, a detailed operating and financial forecast was prepared incorporating the critical elements of operating revenues and expenses as well as capital expenditure requirements. This financial forecast then formed the basis for determining a discounted cash flow value, a standard valuation methodology used within the industry. In addition, using the market multiple valuation methodology, an aggregate value for the System was derived by analyzing value per subscriber and operating cash flow multiples obtained in private market sales of a comparable cable television System, and then by applying those comparable market multiples to the System. The products of these two valuation methodologies were then analyzed to determine a final appraised value for the System as of March 31, 1996.

THE SYSTEM

    As of March 31, 1996, the System passed 3,678 homes and served 2,623 equivalent basic units. Cencom acquired the System in March 1990.

    Abbeville is a single headend, 450 MHz addressable system capable of carrying 60 channels, although it is currently offering only 46 channels. The System was totally rebuilt in 1985, and currently includes 85 miles of plant, of which only two miles are underground. The plant utilizes Scientific Atlanta and CommScope cable and Scientific Atlanta electronics. The headend equipment is primarily Scientific Atlanta, and the converters are Scientific Atlanta 8550-321 addressables, Pioneer BC-4535P non-addressables, and Panasonic PC-145302 non-addressables. The headend is located in the office building, which is owned by Cencom.

    There are two franchises covering this system--one for Abbeville and one for Abbeville County. The Abbeville franchise expires in August 1999 and the Abbeville County franchise expires in February 2000. Cencom believes that they have a strong relationship with the franchising authorities.

    The System offers both a Basic and an Expanded Basic service. The Basic service includes 12 channels for $6.24, while the Expanded Basic service includes 29 more channels for an additional $16.36. Neither the town nor the county has certified to regulate Basic rates, and there have been no valid complaints filed against the Expanded Basic rate.

    The annualized revenue and cash flow for the three-month period ended March 31, 1996 for the System was $0.9 million and $0.5 million, respectively. This equates to an average monthly revenue per EBU of $29.93 and average annual cash flow per EBU of $176.56. This System's average monthly revenue per EBU is $3.87 below that of the cable television industry's 1995 average of approximately $33.80, and its annual cash flow per EBU is $5.96 below the industry average of $182.52 for the year 1995, as reported by Paul Kagan Associates, Inc., Cable TV Investor.

    Abbeville, located approximately 52 miles south of Greenville, is one of the oldest and most historic towns of the South, and also serves as the county seat of Abbeville County. According to National Decision System ("NDS"), an independent demographic service, the population of Abbeville County increased 2.2% from 1990 to 1996, and is projected to increase an additional 0.7% over the next five years. The number of households in Abbeville County increased by 5.7% during the last six years, and are projected by NDS to increase an additional 0.2% during the next five years.

    The history and restored charm of this town contributes to a large tourist industry for the area. The development of nearby Lake Russell turned already-popular hunting and fishing into an additional economic driver for the community as well. While originally dependent upon agriculture, Abbeville County has developed a strong industrial base over the last 30 years that now rivals agriculture as the area's economic driver. Currently more than 30 industries employ approximately 4,000 people in Abbeville. Some of the largest employers in Abbeville County include Abbeville Manufacturing Company; Abbeville Shirtmakers, Inc.; CSX Railroad; Flexible Technologies; Hydra Industries, Inc.; Milliken Textiles; and Reelco of Abbeville, Inc.

    Because the System currently has 14 channels of excess capacity, Daniels did not assume an upgrade of the System until the year 2000. There are no current franchise requirements to rebuild or upgrade the System. Daniels has estimated the cost per mile to upgrade the System to 550 MHz in the year 2000 at $7,000/mile for aerial and $10,000/mile for underground. The total estimated cost of this upgrade in the Year 2000 is $601,000. Daniels believes that these cost estimates are reasonable representations of the costs (design, cable plant, electronics and labor) associated with upgrading the System. These cost estimates do not, however, include the costs associated with upgrading and changing out converters, which Daniels has added as an additional capital requirement in its forecast in addition to the upgrade estimate.

METHODOLOGY

    In order to appraise the fair market value of the System as of March 31, 1996, Daniels used two valuation methodologies: (i) a discounted cash flow ("DCF") valuation analysis; and (ii) an analysis of market multiples realized from comparable private market cable transactions. The respective aggregate fair market values of the System from each valuation methodology used were then compared, and a final valuation was derived.

DISCOUNTED CASH FLOW

    This methodology measures the present value of the System's forecasted net cash flows, defined as pre-tax operating income less capital expenditures including all rebuild/upgrade costs. The System's forecasted net cash flow is determined through the creation of a long-range operating forecast which provides for detailed forecasts of critical revenue and expense components. A residual value was forecasted based on growth of the System's net cash flow into perpetuity, and discounted back to the present at the same discount rate as the forecasted net cash flow. Daniels prepared a detailed 10-year revenue, cash flow and capital expenditure forecast for the System.

    The revenue forecasts were based upon Daniels' forecast of homes passed, subscriber penetration levels and rates and non-subscriber based revenue sources. The expense forecasts were based primarily on assumed rates of inflation over the forecast period, and were adjusted for particular growth characteristics. The capital expenditure forecasts were based upon costs associated with the construction of new miles of plant, plant maintenance and rebuild/upgrade requirements, replacement of converters, and the periodic replacement of vehicles. Daniels believes the market served by the System offers an opportunity for the System to provide ancillary telecommunications and data services; however, because the technology, costs and revenue potential are uncertain, Daniels did not include telephony or data services revenue, expenses or capital costs in its forecasts.

    To determine the appropriate discount rate for this valuation, Daniels attempted to approximate the weighted average cost of capital using an array of entities within the cable television industry that are capable of consummating an acquisition similar in size to the acquisition of this System. The weighted average cost of capital is an entity's required return on an investment necessary to satisfy the expectations of all of the entity's investors, both debt and equity. An entity, therefore, will be willing to pay a price for an investment as high as the value that will allow it to meet its weighted average cost of capital or hurdle rate requirement.

    The cost of debt was arrived at by analyzing the aggregate cost of debt of a variety of both large and mid-size public and private cable companies to determine an estimated average debt cost. The cost of equity was determined by sampling the estimated private market cost of equity for cable television investments as of the Valuation Date and blending that with equity return objectives of large publicly traded companies. Such equity returns are those which would be required by experienced private equity investors and publicly traded companies in cable television investments with similar characteristics as those of the Client's System. The weighted average cost of capital Daniels derived for the discounted cash flow analyses was 14.0%. The following are the estimates of the costs of debt and equity in the capitalization structure as of the Valuation Date used to determine the discount rate.

ASSUMED CAPITAL STRUCTURE                                    % OF TOTAL CAPITAL    COST OF CAPITAL
-----------------------------------------------------------  -------------------  -----------------
Debt.......................................................            60.0%                8.0%
Equity.....................................................            40.0%               23.0%
Total Weighted Average Cost of Capital.....................             100%               14.0%

    The DCF value of the System arrived at from this analysis was $4.1 million, which is equal to 9.0 times the annualized operating cash flow for the three-month period ended March 31, 1996, and $1,567 per EBU.

                                                    DISCOUNTED CASH FLOW   MULTIPLE OF THREE M/E 3/31/96
SYSTEM                                                   VALUATION             ANNUALIZED CASH FLOW         VALUE/EBU
--------------------------------------------------  --------------------  -------------------------------  -----------
Abbeville, South Carolina.........................      $  4,110,093                       9.0              $   1,567

COMPARABLE TRANSACTIONS

    In addition to the DCF valuation methodology, Daniels also used the comparable transactions methodology, which is another generally accepted valuation methodology used to correlate and validate the findings of the DCF method with the realities of the private market. Under this method, the market multiples reported in sales of cable System of similar size, markets and technical condition are compared to the subject System. In the case of cable television system values, the most commonly used market multiples are (i) a multiple of operating cash flow and (ii) the price per subscriber. Because detailed financial, operating and technical information is not generally available regarding private cable system transactions, it is difficult to relate specific transaction values and multiples directly to the subject System. However, through an analysis of both the range and average of the market multiples derived from a group of comparable system transactions, about which information is available, this methodology provides a general measure of the market multiples realized from comparable transactions, which are then applied to the subject System in order to assess fair market value.

COMPARABLE SALE TRANSACTIONS

                                                                    NO. OF                      PRICE/          CF
SYSTEM                      BUYER                 SELLER          SUBSCRIBERS      PRICE      SUBSCRIBER     MULTIPLE       DATE
------------------  ----------------------  -------------------  -------------  ------------  -----------  -------------  ---------
Frankfort, IN.....  Marcus                  Nixon Newspapers           5,000    $  7,000,000   $   1,400           8.6            *
Pickens County,
  SC..............  Genesis                 Charter Comm.              4,500    $  8,000,000   $   1,779           9.0         1/96
Berkeley, WV......  MidSouth Cablevision    Raystay                    2,800    $  4,400,000   $   1,571           9.0        10/95
Crosby, MN........  Bresnan                 Bye Cable                  2,000    $  2,900,000   $   1,450           8.3         8/95
Rankin, MS........  York Cable              Time Warner                1,650    $  2,700,000   $   1,612           9.1         9/95
League City,
  Texas...........  TCI                     Cablenet Comm.             1,680    $  2,200,000   $   1,310           8.5         7/95
                                                                                                                    --
                    ----------------------  -------------------       ------    ------------  -----------                 ---------
  Total / Average of System Comparables........................       17,630    $ 27,200,000   $   1,543           8.8

Source: Paul Kagan Associates, Inc. Cable TV Investor through March 31, 1996 and Daniels & Associates' Data Base as of March 31, 1996

------------------------

    * This transaction, while pending, has been publicly announced, and is governed by a definitive agreement. Although there can be no assurance that this transaction will be consummated, the inclusion of data regarding it incorporates the most recent comparable market values.

    The comparable transactions analysis yields a cash flow multiple range of
8.3 to 9.1 times cash flow and a weighted average for all of the transactions of
8.8 times cash flow. The range for the value per subscriber is between $1,310 and $1,779 with an overall weighted average of $1,543 per subscriber.

SALES PROCESS

    Daniels was engaged by Cencom on August 17, 1995, to conduct a sales process in order to solicit private market bids for all of the System owned by Cencom, including the Abbeville System described in this appraisal report. Under the Procedures Letter, which was sent to all potential bidders, the General

Partner had a Bid Option Right to submit a higher bid within two business days than the highest third-party bid received, with the condition that the General Partner's bid had to exceed the highest bid proposal received by at least 0.5%. If the General Partner exercised his Bid Option Right, Daniels was then required to notify the previously highest bidder and allow him a similar bid right within two business days. The Procedures Letter allowed for this Secondary Bid Process to continue until the highest binding cash Proposal was received.

    Daniels conducted the sales process, and on January 31, 1996 received a high bid proposal for the System of $4,000,000 from Helicon Corp. ("Helicon"). Within two business days, the General Partner submitted a higher bid, to which Helicon then topped the General Partner's bid. This process continued until, on February 16, 1996, Helicon submitted a letter stating that they would not attempt to top the General Partner's final bid of $4,200,000, which then became the final purchase price for the System.

MATERIAL RELATIONSHIPS

    Daniels has no ownership position in Cencom; however, from time to time Daniels has rendered various investment banking and brokerage services to Cencom and its General Partner for customary and reasonable compensation. In addition, at the present time Daniels has two active engagement agreements with Cencom and its affiliates related to the sale of this and certain other cable television systems owned by Cencom and affiliates of Cencom. Daniels does not believe that these prior and present relationships in any way affect its ability to fairly and impartially render the opinion of value expressed herein.

VALUATION

    Based on the analyses using the above-described methodologies, the estimated fair market value of the System, as of March 31, 1996, is 9.0 times the annualized operating cash flow for the three-month period ended March 31, 1996. This translates to a gross value of $4.1 million, and a value per EBU of $1,563.

    Our opinion of value expressed in this appraisal is based on financial and operating information provided to Daniels by Cencom, as well as published demographic information for the service areas. While Daniels believes such sources to be reliable and accurate, it has not independently verified any such information. The valuation is based on information available to Daniels as of the valuation date. Daniels undertakes no responsibility for updating this opinion to reflect changes in the value of the assets subsequent to the valuation date of March 31, 1996, such as market, economic, technological, operational, governmental and other changes.

                                  CONFIDENTIAL
                                  APPRAISAL OF
                             CENCOM PARTNERS, L.P.
                       LINCOLNTON, NORTH CAROLINA SYSTEMS
                              AS OF MARCH 31, 1996

                                  PREPARED BY
                           DANIELS & ASSOCIATES, L.P.

                                  CONFIDENTIAL
                             CENCOM PARTNERS, L.P.
                           LINCOLNTON, NORTH CAROLINA
                           APPRAISAL ANALYSIS SUMMARY

INTRODUCTION

    Daniels & Associates, L.P. ("Daniels") was retained by Cencom Partners, L.P. ("Cencom") to appraise the fair market value of Cencom's Lincolnton, North Carolina cable television systems. The Lincolnton cable television systems serve several communities northwest of Charlotte, North Carolina (referred to in the aggregate as the "Systems") that, as of March 31, 1996, passed 28,447 homes and served 14,720 equivalent basic subscribers ("EBUs"). The "Valuation Date" of the appraisal of the Systems was March 31, 1996.

                                     MILES OF                                                              ANNUALIZED CASH
                                      PLANT /                                EQUIVALENT                     FLOW FOR THE
                                     NUMBER OF                    HOMES    BASIC UNITS /    PAY UNITS /         THREE
SYSTEMS                              HEADENDS     HOMES/ MILE    PASSED     PENETRATION     PENETRATION      M/E 3/31/96
----------------------------------  -----------  -------------  ---------  --------------  -------------  -----------------
Lincolnton........................     407 / 1            49       20,089   10,243 / 51.0%  4,741 / 46.3%        --
Vale..............................     111 / 1            10        1,133      582 / 51.4%    219 / 37.6%        --
Taylorsville......................     320 / 1            23        7,225    3,895 / 53.9%  1,575 / 40.4%        --
Total.............................     838 / 3            34       28,447   14,720 / 51.7%  6,535 / 44.4%   $   2,775,084

    This report summarizes Daniels' conclusions and provides an outline of the scope of the engagement, the process used, an overview of the Systems, the valuation methodology, the assumptions relied upon and an explanation of the values derived.

PROCESS

    Daniels prepared an independent appraisal analysis to determine the fair market value of the Systems as of March 31, 1996. The Systems were appraised on a going-concern basis, in conformance with standard appraisal techniques, utilizing a ten-year discounted net cash flow analysis and applying relevant market and economic factors. The appraisal assumes that the Systems have been and will continue to be operated as efficiently as comparable cable systems, and that the franchises and leases of assets used in the operation of the Systems will be renewed indefinitely without material changes, other than rebuild requirements (see "The Systems" section below).

    The appraisal process included discussions with Cencom's management, research of published demographic information concerning the various communities served, and analyses of historical and forecasted financial and operating information, as well as Daniels' general knowledge about the cable television industry. Daniels' personnel did not visit the Systems as part of this appraisal; however, Daniels' personnel did visit the Systems for a previous appraisal of the Systems which it prepared as of March 31, 1995. From Daniels' due diligence, a summary of the relevant operating, technical, financial and demographic characteristics of the Systems was prepared. These characteristics of the Systems were instrumental in determining value.

    In order to assess the fair market value of the Systems, a detailed operating and financial forecast was prepared incorporating the critical elements of operating revenues and expenses as well as capital expenditure requirements. This financial forecast then formed the basis for determining a discounted cash flow value, a standard valuation methodology used within the industry. In addition, using the market multiple valuation methodology, an aggregate value for the Systems was derived by analyzing value per subscriber and operating cash flow multiples obtained in private market sales of comparable cable television systems, and then by applying those comparable market multiples to the Systems. The products of these two valuation methodologies were then analyzed to determine a final appraised value for the Systems as of March 31, 1996.

THE SYSTEMS

    Two of the Systems, accounting for approximately 74% of the subscriber base, serve Lincolnton and surrounding communities located approximately 30 miles northwest of Charlotte and 17 miles directly north of Gastonia. The other system serves Taylorsville and surrounding Alexander County, approximately 37 miles north of Lincolnton, on the outskirts of Hickory, North Carolina. As of March 31, 1996, the Systems passed 28,447 homes and served 14,720 equivalent basic units. Cencom acquired the Systems in June 1990.

    The Systems are served from three headends, referred to as Lincolnton, Vale, and Taylorsville. Lincolnton, a 330 MHz addressable system (approximately 2,400 addressable subscribers), serves approximately 70.0% of the subscribers with 407 miles of plant. The Vale system, built in 1989, serves approximately 4.0% of the subscriber base in west Lincoln County from 111 miles of 450 MHz plant and a single headend. The remaining 26.0% of the subscribers are served from the Taylorsville headend, a 300 MHz system with 320 miles of plant. Over the last three years, all new plant and extensions have been built to 450 MHz.

    The Lincolnton headend site is leased, while the Vale and Taylorsville sites are owned. All three headends utilize primarily Scientific Atlanta, Jerrold and General Instruments equipment. The plant electronics are a combination of Scientific Atlanta, Jerrold and Magnavox. Pay security is controlled with addressability and negative traps in the Lincolnton system, negative traps in the Vale system, and positive and negative traps in the Taylorsville system.

    There are seven franchises covering the Systems, with expiration dates ranging between 1998 and 2000. The franchises for Lincolnton and Lincoln County, accounting for approximately 56% of the subscriber base, do not expire until September 2000. Cencom believes that they have strong relationships with all of the franchising authorities.

    All three systems offer both a Basic and an Expanded Basic service. The Lincolnton and Vale systems offer identical 14 channel Basic and 23 channel Expanded Basic packages. The rates vary by franchise area, with Basic ranging from $7.34 to $7.78 and Expanded Basic service from $16.01 to $16.40. The Taylorsville system offers a 12 channel Basic for $6.54 to $7.46, and a 22 channel Expanded Basic service for $15.18 to $15.55. Lincolnton, Lincoln County, and Taylorsville have all certified and perfected to regulate Basic rates. There have been no valid complaints filed against the Expanded Basic rate in any of the Systems.

    The annualized revenue and cash flow for the three-month period ended March 31, 1996 for the Systems was $5.4 million and $2.8 million, respectively. This equates to an average monthly revenue per EBU of $31.04 and average annual cash flow per EBU of $190.41. The Systems' average monthly revenue is $2.76 below that of the cable television industry's 1995 average of approximately $33.80, while its annual cash flow per EBU is above the industry average of $182.52 for the year 1995, as reported by Paul Kagan Associates, Inc., Cable TV Investor.

    Lincolnton and Lincoln County are located approximately 25 miles northwest of Charlotte, the state's largest city and one of the top ten growth regions in the United States. The economy of this area is a mix of manufacturers, including textiles and specialty yarns, cutting tools, pharmaceuticals, roller bearings, and furniture. In addition, there is a large agricultural (orchards and processing) and poultry production base. Some of the largest area employers include Timken, Vermont American, Naska Pharmaceuticals, Kawai American, Chocrane Furniture, Textilgruppe Hof, and R-Anell Homes.

    According to National Decision Systems ("NDS"), an independent demographic service, the population of Lincoln County, for which Lincolnton serves as the largest city and county seat, increased 17.2% from 1990 to 1996, and is projected to increase an additional 14.3% over the next five years. The number of households in Lincolnton County increased 22.9% during the last six years, and are projected by NDS to increase an additional 16.0% during the next five years. Much of the growth in Lincoln County is directly attributable to the strong economy and growth of nearby Charlotte. As Charlotte expands, many people are moving into Lincoln County seeking larger homes at lower prices and lower property taxes.

    The Taylorsville and Alexander County system, located on the outskirts of Hickory, serve approximately 26% of the subscriber base, with the majority of the subscribers in the county. This area has grown as a bedroom community to Hickory, and because of its location between Hickory and Winston-Salem. During the period 1990 to 1996, the population of Alexander County increased 11.1% and the number of households grew by 14.2%. NDS projects that the population and households in the county will increase an additional 9.0% and 9.8%, respectively, over the next five years.

    The lack of excess channel capacity, the reality of near-term competition from alternative multi-channel video providers, and the potential to provide ancillary telecommunications and data services suggest that a rebuild or upgrade of all of the Systems would be prudent in the near term, although there are no current franchise requirements to rebuild or upgrade any of the Systems. Daniels has estimated the cost per mile to rebuild a system to 550 MHz at $15,000/mile for aerial and $18,000/mile for underground, and to upgrade from 450 MHz to 550 MHz at $6,000/mile for aerial and $9,000/mile for underground. Daniels assumed that the Vale system would be upgraded to 550 MHz and that the Lincolnton and Taylorsville systems would be rebuilt to 550 MHz at a total cost of approximately $10.9 million. Daniels believes that these cost estimates are reasonable representations of the costs (design, cable plant, electronics and labor) associated with rebuilding and/or upgrading the Systems. These cost estimates do not, however, include the costs associated with upgrading and changing out converters, which Daniels has added as an additional capital requirement in its forecast in addition to the rebuild/upgrade estimate.

METHODOLOGY

    In order to appraise the fair market value of the Systems as of March 31, 1996, Daniels used two valuation methodologies: (i) a discounted cash flow ("DCF") valuation analysis; and (ii) an analysis of market multiples realized from comparable private market cable transactions. The respective aggregate fair market values of the Systems from each valuation methodology used were then compared, and a final valuation was derived.

DISCOUNTED CASH FLOW

    This methodology measures the present value of the Systems' forecasted net cash flows, defined as pre-tax operating income less capital expenditures including all rebuild/upgrade costs. The Systems' forecasted net cash flow is determined through the creation of a long-range operating forecast which provides for detailed forecasts of critical revenue and expense components. A residual value was forecasted based on growth of the Systems' net cash flow into perpetuity, and discounted back to the present at the same discount rate as the forecasted net cash flow. Daniels prepared a detailed 10-year revenue, cash flow and capital expenditure forecast for the combined Systems.

    The revenue forecasts were based upon Daniels' forecast of homes passed, subscriber penetration levels and rates and non-subscriber based revenue sources. The expense forecasts were based primarily on assumed rates of inflation over the forecast period, and were adjusted for particular growth characteristics. The capital expenditure forecasts were based upon costs associated with the construction of new miles of plant, plant maintenance and rebuild/upgrade requirements, replacement of converters, and the periodic replacement of vehicles. Daniels believes some of the markets served by the Systems offer an opportunity for the Systems to provide ancillary telecommunications and data services; however, because the technology, costs and revenue potential are uncertain, Daniels did not include telephony or data services revenue, expenses or capital costs in its forecasts.

    To determine the appropriate discount rate for this valuation, Daniels attempted to approximate the weighted average cost of capital using an array of entities within the cable television industry that are capable of consummating an acquisition similar in size to the acquisition of these Systems. The weighted average cost of capital is an entity's required return on an investment necessary to satisfy the expectations of all of the entity's investors, both debt and equity. An entity, therefore, will be willing to pay a price for an investment as high as the value that will allow it to meet its weighted average cost of capital or hurdle rate requirement.

    The cost of debt was arrived at by analyzing the aggregate cost of debt of a variety of both large and mid-size public and private cable companies to determine an estimated average debt cost. The cost of equity was determined by sampling the estimated private market cost of equity for cable television investments as of the Valuation Date and blending that with equity return objectives of large publicly traded companies. Such equity returns are those which would be required by experienced private equity investors and publicly traded companies in cable television investments with similar characteristics as those of the Client's Systems. The weighted average cost of capital Daniels derived for the discounted cash flow analyses was 14.0%. The following are the estimates of the costs of debt and equity in the capitalization structure as of the Valuation Date used to determine the discount rate.

ASSUMED CAPITAL STRUCTURE                                       % OF TOTAL CAPITAL     COST OF CAPITAL
-------------------------------------------------------------  ---------------------  -----------------
Debt.........................................................             60.0%                 8.0%
Equity.......................................................             40.0%                23.0%
Total Weighted Average Cost of Capital.......................              100%                14.0%

    The DCF value of the Systems arrived at from this analysis was $27.1 million, which is equal to 9.8 times the annualized operating cash flow for the three-month period ended March 31, 1996, and $1,841 per EBU.

                                                    DISCOUNTED CASH FLOW   MULTIPLE OF THREE M/E 3/31/96
SYSTEM                                                   VALUATION             ANNUALIZED CASH FLOW         VALUE/EBU
--------------------------------------------------  --------------------  -------------------------------  -----------
Lincolnton, North Carolina........................      $ 27,103,230                       9.8              $   1,841

COMPARABLE TRANSACTIONS

    In addition to the DCF valuation methodology, Daniels also used the comparable transactions methodology, which is another generally accepted valuation methodology used to correlate and validate the findings of the DCF method with the realities of the private market. Under this method, the market multiples reported in sales of cable systems of similar size, markets and technical condition are compared to the subject Systems. In the case of cable television system values, the most commonly used market multiples are (i) a multiple of operating cash flow and (ii) the price per subscriber. Because detailed financial, operating and technical information is not generally available regarding private cable system transactions, it is difficult to relate specific transaction values and multiples directly to the subject Systems. However, through an analysis of both the range and average of the market multiples derived from a group of comparable system transactions, about which information is available, this methodology provides a general measure of the market multiples realized from comparable transactions, which are then applied to the subject Systems in order to assess fair market value.

COMPARABLE SALE TRANSACTIONS

                                                                      NO. OF                       PRICE/         CF
SYSTEM                            BUYER              SELLER         SUBSCRIBERS       PRICE      SUBSCRIBER    MULTIPLE      DATE
--------------------------  -----------------  ------------------  -------------  -------------  -----------  -----------  ---------
Various North Carolina....  Charter            Masada                   21,300    $  36,000,000   $   1,690          9.1       12/95
Kona, HI..................  Time Warner        ACT 4                    16,900    $  31,300,000   $   ,1852          9.5        7/95
Columbus, MS..............  Post-Newsweek      Columbus TV              15,700    $  23,000,000   $   1,465          9.5        2/96
Russellville, AR..........  TCA                Time Warner              15,000    $  27,000,000   $   1,800         10.0        5/95
Orangeburg, SC............  Jones Intercable   Jones Cable Fund         12,000    $  18,350,000   $   1,529          8.8        8/95
Salem, NJ.................  Lenfest            Time Warner               7,400    $  14,200,000   $   1,919          9.9        9/95
                                                                        ------    -------------  -----------         ---
Total / Average of System Comparables............................       88,300    $ 149,850,000   $   1,697          9.4

------------------------------

SOURCE: Paul Kagan Associates, Inc. Cable TV Investor through March 31, 1996 and
    Daniels & Associates' Data Base as of March 31, 1996

    The comparable transactions analysis yields a cash flow multiple range of
8.8 to 10.0 times cash flow and a weighted average for all of the transactions of 9.4 times cash flow. The range for the value per subscriber is between $1,465 and $1,919 with an overall weighted average of $1,697 per subscriber.

SALES PROCESS

    Daniels was engaged by Cencom on August 17, 1995 to conduct a sales process in order to solicit private market bids for all of the systems owned by Cencom, including the Lincolnton Systems described in this appraisal report. Under the Procedures Letter, which was sent to all potential bidders, the General Partner had a Bid Option Right to submit a higher bid within two business days than the highest third-party bid received, with the condition that the General Partner's bid had to exceed the highest bid proposal received by at least 0.5%. If the General Partner exercised his Bid Option Right, Daniels was then required to notify the previously highest bidder and allow him a similar bid right within two business days. The Procedures Letter allowed for this Secondary Bid Process to continue until the highest binding cash Proposal was received.

    Daniels conducted the sales process, and on January 31, 1996 received a high bid proposal for the Systems of $26,600,000 from G Force LLC ("G Force"). Subsequently, on February 7, 1996 G Force submitted a letter to Daniels withdrawing its bid. The second highest bid proposal was $25,050,000 from Falcon Cable TV ("Falcon"). Within two business days, the General Partner submitted a higher bid, to which Falcon then topped the General Partner's bid. This process continued until March 6, 1996, when Falcon submitted a bid letter for $27,500,000 and the General Partner chose not to top Falcon's bid. This then became the final purchase price for the Systems.

MATERIAL RELATIONSHIPS

    Daniels has no ownership position in Cencom; however, from time to time Daniels has rendered various investment banking and brokerage services to Cencom and its General Partner for customary and reasonable compensation. In addition, at the present time Daniels has two active engagement agreements with Cencom and its affiliates related to the sale of this and certain other cable television systems owned by Cencom and affiliates of Cencom. Daniels does not believe that these prior and present relationships in any way affect its ability to fairly and impartially render the opinion of value expressed herein.

VALUATION

    Based on the analyses using the above-described methodologies, the estimated fair market value of the Systems, as of March 31, 1996, is 9.8 times the annualized operating cash flow for the three-month period ended March 31, 1996. This translates to a gross value of $27.2 million, and a value per EBU of $1,848.

    Our opinion of value expressed in this appraisal is based on financial and operating information provided to Daniels by Cencom, as well as published demographic information for the service areas. While Daniels believes such sources to be reliable and accurate, it has not independently verified any such information. The valuation is based on information available to Daniels as of the valuation date. Daniels undertakes no responsibility for updating this opinion to reflect changes in the value of the assets subsequent to the valuation date of March 31, 1996, such as market, economic, technological, operational, governmental and other changes.

                        FAIR MARKET VALUE APPRAISAL FOR

                             CENCOM PARTNERS, L.P.

                                 MARCH 31, 1995

                                  PREPARED BY

                           WESTERN CABLESYSTEMS, INC
                          R. MICHAEL KRUGER, PRESIDENT
                          CABLE TELEVISION MANAGEMENT,
                           CONSULTING, AND APPRAISALS

                                513 WILCOX, #230
                             CASTLE ROCK, CO 80104
                                  303-688-4462

                       BACKGROUND AND LIMITING CONDITIONS

    Western was asked by Cencom Partners, Inc., as general partner of Cencom Partners L.P. ("Cencom") to prepare an analysis of the fair market value as a going concern of the cable television system assets owned by the Partnership as of March 31, 1995. This appraisal report is being issued pursuant to the April 28, 1995 engagement letter between Cencom and Western. This report presents key data, our analysis, and our conclusions.

    The systems included in this appraisal report are LaGrange, Texas, Abbeville, SC, Lincolnton, NC, and Sanford, NC.

    The assets being appraised include, as an assemblage, all of the tangible and intangible assets and personal property necessary to operate the cable television systems as a going concern, consistent with past practice and industry norms. The assets include the antennas and signal receiving equipment, strand, conduit, cables, amplifiers, passive devices, drops, converters, tools, test equipment, subscriber records, franchises, pole attachment agreements, easements, supplier and programming contracts, and goodwill.

    The appraisal is based principally on financial data provided by Cencom, including Income Statements for the 12 months ended December 31, 1994, 1993, and 1992, and 3 months ended March 31, 1995. Management also provided the operational data presented herein, such as current and 3 years of historical passings and subscriber counts. The appraiser visited the systems in May, 1995. The system managers were interviewed at length to obtain additional data including subscriber history, technical data, demographics, and local economic information. The appraiser toured representative portions of the general market area.

    The appraisal will be used as described in the April 28, 1995 engagment letter to determine the price at which the general partner may offer to purchase the Assets from the owning partnership. This appraisal report is issued for the use of the Cencom entities involved, and their partners, employees, agents, and advisors. The report is not intended for the use of other parties, including but not limited to lenders for buyer or seller. The principals will perform their own independent due diligence and economic evaluation of the proposed transaction. The formal consent of the limited partners is required for the transaction to be completed at the proposed price. Western understands and agrees that the report may be delivered to the Securities and Exchange Commission, and may be summarized in related proxy materials.

    The work herein is based in part on data provided by Cencom and others, and we assume no responsibility for the accuracy of such data. Western has used customary techniques and industry knowledge available to Western in preparing this report. Western does not warrant or represent that the appraised value is that which would actually be obtained in an open market transaction, or that the value would be upheld in litigation or administrative proceeding. Accordingly, Western (including its officers, employees, and owners) does not indemnify or hold harmless any user of this report in any manner against any costs, losses, or damages arising out of the use of the appraised value or other conclusions contained herein.

    On October 3, 1992, the Congress adopted legislation affecting the cable television industry generally. Detailed implementing regulations have been issued by the FCC on a continuing basis since that date. Further FCC rules and modifications are quite likely. In addition, legislation is pending before Congress that would dramatically overhaul the entire telecommunications regulatory system. In short, there is uncertainty. The appraisal value is based on regulations and their impact as reflected in the cable television system sale market on appraisal date and does not necessarily take into account any future changes. As noted herein, Cencom has indicated that the system operations substantially comply with present regulations. While nothing has come to our attention to indicate that Cencom's analysis is incorrect, we have not verified such compliance, nor does the appraisal necessarily reflect the impact of changes which might be required by enforcement of current regulations.

    The appraiser assembled a substantial amount of information in the course of this engagement, and the tour of each system. A brief description of each system, and the key facts, follows.

                          LAGRANGE GENERAL DESCRIPTION

    The system serves five communities in south-central Texas, located 90 miles northwest of Houston, and 60 miles southeast of Austin.

Homes Passed..................................................      9,820
Residential Basic Subs........................................      6,074        (62%)
Commercial/Bulk EBU's (207 units).............................         26
    Total EBU's...............................................      6,100
Pay Units.....................................................      2,443        (40%)
Plant Miles...................................................        171
Homes Per Mile................................................         58
Number of headends............................................          2
Average subs per headend......................................      3,000
Channels in use...............................................         36
Plant Channel Capacity........................................         40

    The system operates from a single office in LaGrange. (This office also operates several headends owned by CCIP II, but this appraisal considers only the systems owned by CCP.) One headend serves Giddings; another headend in Schulenberg serves that town, plus Weimar, Halletsville, and LaGrange by CARS microwave with receivers in each town.

HEADEND                                                                        PASSINGS
----------------------------------------------------------------------------  -----------
Giddings....................................................................       1,900         (18%)
Schulenberg.................................................................       1,800         (17%)
LaGrange....................................................................       2,850         (27%)
Weimar......................................................................       1,850         (18%)
Hallettsville...............................................................       2,045         (20%)
    Total...................................................................      10,445        (100%)

    Giddings is an "oil patch" community, with some ranching in the area. The LaGrange economy is based on local services for the ranching and farming in the area, but also has some light manufacturing and oil. Oil activity in both towns is increasing slightly as a result of new drilling techniques. There is a large power plant just north of LaGrange. LaGrange is also a county seat. Schulenberg, which is located on I-10, has several small manufacturing plants which produce components sold to larger Houston companies. Weimar and Halletsville are also near I-10, and have manufacturing plants producing cabinets and wood products. Some residents in the last 3 towns commute to the Houston area, which is about an hour away.

    All towns have a relatively dense core with a normal mix of older homes. There are few new subdivisions, and some multifamily housing areas. Typical 3-bedroom homes sell for $60,000 or so. The towns are well-maintained, clean, and stable.

    The retired segment is higher than normal, but otherwise the demographics are lower-income blue-collar. Unemployment is low.

                         ABBEVILLE GENERAL DESCRIPTION

    The system serves the small rural town of Abbeville, South Carolina, located about 40 miles south of Greenville, SC.

Homes Passed....................................................      3,829
Residential Basic Subs..........................................      2,515        (66%)
Commercial/Bulk EBU's (37 units)................................         19
    Total EBU's.................................................      2,534
Pay Units.......................................................        883        (35%)
Plant Miles.....................................................         80
Homes Per Mile..................................................         48
Number of headends..............................................          1
Plant Channels In Use...........................................         49
Plant Channel Capacity..........................................         60

    Abbeville has a downtown retail and service base, and a number of manufacturing plants including textiles such as carpet yarn, towels, fabric, and tire cord. CSX Railroad is also a significant area employer. Some residents commute to nearby Greenwood (12 miles). The overall economy in South Carolina is quite strong; Abbeville employers are all stable or growing slightly. Unemployment is low.

    Abbeville is a lovely old town, with a number of carefully-restored homes dating from before the Civil War, and many large homes built in recent years. There are several subdivisions, in which a few new homes are being built. The balance of the town is comprised of typical older small homes priced in the $60,000-- $90,000 range.

    Residents can be described as middle-class working family. There are a few low-income areas. There is no unusual retirement segment or seasonality.

                         LINCOLNTON GENERAL DESCRIPTION

    The system principally serves the community of Lincoln County, including the city of Lincolnton. This area is located midway between Charlotte and Hickory (about 25 miles from each.) The operations also include a separate headend serving the town of Taylorsville, about 45 minutes north of Licolnton.

Homes Passed...................................................     28,500
Residential Basic Subs.........................................     14,199        (50%)
Commercial/Bulk EBU's (379 units)..............................         98
    Total EBU's................................................     14,297
Pay Units......................................................      6,566        (46%)
Plant Miles....................................................        800
Homes Per Mile.................................................         36
Number of headends.............................................          3
Channels in use (typical)......................................         44
Plant Channel Capacity.........................................      42-44

    The system is served by three headends. This appraisal is being done on the aggregate system, but the approximate breakout may be helpful:

NAME                                                                                 SUBSCRIBERS
---------------------------------------------------------------------------------  ---------------
Lincolnton/Lincoln Co............................................................            69%
Vale (remote area in L.C.).......................................................             4%
Taylorsville.....................................................................            27%

    Lincoln County is a sprawling small-town/rural area. It stretches from small farming areas on the west to an affluent Charlotte "bedroom" area on the east. The east end is located on a beautiful lake. Lincolnton itself is a busy community with a broad mix of retail and service. Lincoln County manufacturers include ball bearings, tools, pharmaceuticals, textiles, and furniture. About 40% of the area residents commute to a broad range of manufacturing, finance, and service jobs in Charlotte (30-45 minutes). The overall economy in North Carolina is strong, and employers are all stable or growing. Unemployment is low.

    There is a relatively dense "small-town" area in Lincolnton with a normal mix of older homes. Numerous new subdivisions are scattered throughout the surrounding areas, particularly in the east end. Some of the subdivisions are quite large, and include planned and gated-communities. The eastern subdivisions located on the lake include large homes valued at around $300,000. New homes in other areas are priced around $150,000, and older homes range downward. There are some multi-family projects, but the area is mostly single-family. New homes are typically valued at $70,000--$150,000, with some much higher and lower. The market is brisk, and homes sell quickly. Demographics cover a broad range from low-income rural to wealthy professional. The area would be described as "typical" overall.

    Taylorsville is a similar area. Local industry includes principally furniture and components, and many residents commute to Hickory.

    Demographics cover a full range from rural low-income to high-income professional, and overall would be considered average.

                          SANFORD GENERAL DESCRIPTION

    The system serves four outlying communities located southwest of Raleigh/Durham, NC.

Homes Passed................................................      20,759
Residential Basic Subs......................................      12,300         (59%)
Commercial/Bulk EBU's (1,125 units).........................         145
    Total EBU's.............................................      12,445
Pay Units...................................................       6,083         (49%)
Plant Miles.................................................         428
Homes Per Mile..............................................          48
Number of headends..........................................           4
Channels in use (typical)...................................          40
Plant Channel Capacity......................................          40

    The system is served by four headends, but most subscribers are located in
Sanford:

HEADEND                                                                      SUBSCRIBERS
---------------------------------------------------------------------------  -----------
Sanford....................................................................       8,850         (72%)
Siler City.................................................................       1,600         (13%)
Whispering Pines...........................................................         985          (8%)
Troy.......................................................................         860          (7%)

    Sanford is a fairly large industrial and agricultural community located about 45 minutes from Raleigh. Local manufactured products include brick, electrical equipment, automotive parts, and some pharmaceuticals. A lovely gated development just north of town, with golf courses, lakes, and more expensive new homes, attracts a number of Raleigh commuters. Raleigh/Durham is one of the major medical research centers in the world.

    Siler City is a small industrial community about an hour from Raleigh, with several small wood product and food processing plants. Whispering Pines, about 20 miles south of Sanford, is more dependent on the numerous golf resorts in nearby Southern Pines. Troy, further west of Whispering Pines, is a more rural agricultural community.

    All towns have a relatively dense core with a normal mix of older homes. There are several small new subdivisions, and some multifamily housing areas. Carolina Trace, in Sanford (mentioned earlier) is the largest subdivision, with 3200 lots and 670 existing homes; its build-out rate is about 25 homes/year. There are some multi-family projects, but the area is mostly single-family. New homes are typically valued at $70,000--$130,000, with some much higher and lower.

    Demographics cover a broad range from low-income rural to wealthy professional. The area would be described as "typical" overall.

                       DETERMINATION OF OPERATING INCOME

    Appraising the value of cable television systems involves calculation of historic and projected operating income (commonly called "cashflow"). Operating income is defined as direct operating revenues less expenses, before capital expenditures, depreciation, and management fees. The operating income considered in appraisals is typically that which will be derived by the buyer, using his cost structure and nominal predicable changes in operations.

FIRST-YEAR PROJECTION

    We first prepared a detailed Projected-Year statement of operating income for the systems. To do so, we reviewed the company's 1992, 1993, 1994, and 1995/Ql historic income statements, and used them to prepare an estimate of projected operating income for the 12 months beginning April 1, 1995.

    The Projected-Year subscriber revenues are based on the March 31, 1995 subscriber count, plus allowances for growth in passings and penetration, and on 1995/Ql rates, plus appropriate adjustments for additional actual 1995 rate changes. Other revenue items were based on consideration of past results and trends, and 1995/Q1 results

    Certain Projected-Year expense items such as programming costs which are based on subscribers or revenue have been adjusted to match the subscriber and revenue projections shown, using prior-year unit costs or ratios plus an allowance for increases where appropriate. Overhead items, such as maintenance and property tax have been based principally on 1992-94 average results, to reflect longer-term trends. In preparing our detailed analysis, we also reviewed key operating ratios, such as programming cost/ subscriber, staffing ratios, copyright and bad debt expense levels, etc. and compared them to industry norms and our experience.

TEN-YEAR CASHFLOW PROJECTIONS

    Our principal appraisal technique involves projection of free cashflow for 10 years; free cashflow is equal to operating income less capital expenditures, but still before depreciation and interest, and taxes. (Projected free cashflow is then discounted at an appropriate cost-of-capital rate, and a terminal value is added to get the value of the property.) We developed a projection of free cashflow for the systems. We started with the data contained in the first-year projection spreadsheets, and expanded it with appropriate additional variables and assumptions.

    Revenue items used are the same as for the first-year analysis. However, they are based on forecasts for system growth in areas such as passings, penetration, and revenue/subscriber. The small amount of commercial revenue was converted to EBU's and for simplicity we did our forecast using total EBU's.

    Passings and penetration were increased by amounts similar to recent gains. Basic rates were typically increased by an amount equal to inflation, but by more in some years to allow for additional revenues from channel additions after the systems are upgraded. Other revenue items were increased by inflation plus system growth.

    The ten-year model uses summary expense variables which were calculated from the one-year information as follows:

    Personnel: Salaries, Tax/benefit, Professional services, cost allocations, and capitalized labor
    Per-Subscriber: Office rent, Office Operation, Basic Programming, LO Programming

    Revenue-related: Franchise fee, copyright, bad debt, marketing, and advertising sales
    Premium Programming: Pay and pay-per-view

    Per-Mile: Insurance, Property Tax, Pole Rent, Power, System Maintenance

    Personnel costs are based on current personnel costs, plus annual percentage increases to reflect growth and expenses. We calculated the amounts for the other expense categories on a per-sub or per-mile, or percentage of revenue basis, as noted.

    The per-sub and per-mile costs were increased over the 10-year period by inflation. The percentage costs were held to the same percentage of revenue over 10 years, on the assumption that gradual increases in unit costs can be passed on to customers.

    Capital costs were forecast for several items. New plant costs were calculated using new plant mileage derived from passings growth and an average per-mile cost for new plant (aerial and U/G). Drops were calculated on the assumption that a certain percentage of existing drops is replaced each year, and new drops are added equal to growth plus a churn allowance. Costs for new addressable converters were allowed based on the increase in addressable subscribers.

    Each of these systems requires rebuild and upgrading in the coming years. A substantial amount of the plant is old, and in poor repair. All systems have a limited channel capacity which is less than the industry "norm" of 54-78 channels. A buyer would allow for expansion and upgrade, and we included these costs in our 10-year forecast. We allowed for rebuild of the oldest mileage, and less-costly "retrofit" of newer mileage to expand capacity.

                        DETERMINATION OF APPRAISED VALUE

GENERAL METHODOLOGY

    Appraisal of income-producing property typically relies on one or more of three main approaches.

    Replacement cost, which is the cost to assemble and put the property into operation, is not typically used in the cable television industry for valuing a property as a whole. Cable television system sales include a very substantial intangible value for franchise, goodwill, and customer lists. Although these intangibles can be valued separately, more direct approaches to overall value are easier to use, and more appropriate.

    Market value as determined by comparable transactions is a very common approach for estimates of value. Transaction value is typically reported on the basis of either per-subscriber cost or operating income multiple. We consider both ratios, but place more reliance on the income multiple.

    The Income Approach is widely used in business valuation, and we use this as our first approach. Our method involves determination of the discounted present value of free cashflow generated over ten years, plus an allowance for the terminal value after ten years.

INCOME APPROACH

    Ten-year free cashflow was projected, as discussed previously. The annual free cashflow was discounted using an average cost of capital.

    We then calculated a terminal value based on the resale value of the system in year 10. The terminal value was then discounted to a present value using the same discount rate. The discounted cashflow and discounted terminal values were added, to arrive at the estimate of potential system value.

MARKET VALUE

    The prices of cable system transactions are frequently evaluated to determine the ratio of operating income (income before depreciation, interest, and management fees) to purchase price; sales results are frequently reported in the trade press. Per-subscriber values are also widely reported. We consider principally the multiple of first year projected operating income. To facilitate our analysis, we compared each system to the overall market with respect to some ey factors, including growth, demographics, competition, system construction, opportunity for new revenues, operations, marketability.

COMPARABLE TRANSACTION DATA

    We then select an approximate appropriate multiplier from information available about other reasonably similar transactions, and the general state of the market. The following data has been taken from announcements in the trade press, information from brokers, recent issues of the Cable TV Investor Newsletter, published by Paul Kagan Associates, and our own knowledge.

  SYSTEM                                                                      DATE        SUBS       $/SUB      CF MULT
--------------------------------------------------------------------------  ---------  ----------  ---------  -----------
Single larger systems
  Newport News, VA........................................................      11/94      48,000      2,542         9.0
  Anaheim, CA.............................................................      11/94     135,000      2,119        10.5
  Ansonia, CT.............................................................       6/94      32,000      2,667        11.7
  Henderson, NC...........................................................       1/95      14,100      1,634        10.5
Small systems
  Texas, near Austin......................................................      12/94       5,300      1,378         n/a
  Cameron, TX.............................................................       4/95       3,500      1,004         8.4
  Arizona.................................................................       5/95       7,800      1,600         8.2
  California..............................................................       2/95       1,900      1,475         7.5
  Groupings of small systems
    MSO-GA, FL, MS........................................................       8/94      30,000      1,217         8.3
  NJ MSO..................................................................      10/94      74,000      1,351         8.0
  Pennsylvania MSO........................................................      11/94      69,000      1,767         8.1
  Kentucky/Illinois.......................................................      12/94      14,900      1,235         n/a
  Adams/York PA...........................................................       4/95      12,900      1,300        10.4
  Rock/small western......................................................       3/95      47,000      1,787         9.7
  Midwest/south...........................................................      10/94      34,800      1,350         8.3
  Andrews TX..............................................................       3/95      26,000      1,985        10.3
Major MSO transactions
  US West--Wometco........................................................       1994     466,000      2,575        11.1
  Cox/Times-Mirror........................................................       1994   3,000,000      1,916        12.1
  Comcast/McLean..........................................................       1994     550,000      2,309        10.6
  Continental/Colony......................................................       1994     750,000      1,870        11.3

    The foregoing data is the best available to us. However, in some cases, it may not be accurate, and may reflect third-party estimates of the terms rather than actual data.

    These reports of transactions, and general industry commentary, suggest that the "market" in 1995 for larger systems is generally 9 to 11, depending on location, growth, rate control, etc. Smaller systems trade in the 7.5 to 9 range. Urban and suburban systems are valued more highly than rural systems. Groups of systems tend to trade at slightly higher multiples than individual systems.

    We selected a multiple and per-subscriber value for each system.

APPRAISED VALUE

    We calculated the value of the systems using discounted cashflow. We then calculated system values using our direct estimates of the multiple and per-subscriber values we selected for each system.

    We used the discounted cashflow value, and the values established using estimates of multiples and subscriber value to establish a range of values for the systems. The totals are:

Total Discounted Cashflow Value.................................  61,829,000
Minimum Total Value.............................................  59,700,000
Maximum Total Value.............................................  62,150,000

    Daniels & Associates, the other appraiser retained for this engagement, established similar and overlapping ranges of values for the systems. We jointly selected the appraised value for each system from these ranges, and established the total appraised value at $60,900,000. The multiples and per-subscriber values implicit in this appraised value are:

Total EBU Subscriber Count.....................................      35,651
Total Year 1 Projected Op. Income..............................   6,524,000
Appraised Value................................................  $60,900,000
Implicit Multiple..............................................        9.33
Implicit Per-Subscriber Value..................................  $    1,708

    We believe the foregoing appraised value represents the fair market value at March 31, 1995 of the assemblage of system assets as a going concern, without any discount imputed for brokers' fees. We believe the appraisal reflects the relevant and material general market factors, assumptions, and limitations, all of which are presented in this report. The appraisal was prepared using standard appraisal techniques, and conforms to Standards 7-10 of the Uniform Standards of Professional Appraisal Practice.

                        QUALIFICATIONS OF THE APPRAISER

    The appraisal was prepared by R. Michael Kruger, owner and President of Western Cablesystems, Inc. Since 1979, he has appraised hundreds of systems for a variety of clients including major MSO's, independent operators, and clients outside the CATV industry. Kruger has extensive background as a CATV executive. From 1974 to 1979, he held various operating positions at ATC, one of the industry's largest operators. In 1979, he joined a small MSO, and until mid-1986 was president of the 30,000-- subscriber company. There, in addition to his operating duties, Kruger prepared CATV system appraisals

    Kruger formed Western Cablesystems, Inc. in 1986, and is its sole owner and principal. Western has been directly involved in all aspects of system operations and finance, including several acquisitions and sales, partnership formation, debt placement, franchising, and system construction and startup. Western sold one property in 1993, and presently operates three small cable systems. In addition to continuing appraisal work, Kruger has performed consulting engagements for a wide range of topics and clients, including the economic feasibility of international cable and restructuring of individual systems to achieve financial improvements.

    Kruger received a BS/MS in engineering from the Massachusetts Institute of Technology in 1967/68. In 1974, he received a Masters in Business Administration
(MBA) from the Stanford University Graduate School of Business.

                        FAIR MARKET VALUE APPRAISAL FOR

                            SANFORD, NORTH CAROLINA

                             MARCH 31, 1996 UPDATE

                                  PREPARED FOR

                              CENCOM PARTNERS, INC
                             CENCOM PARTNERS, L.P.

                                  PREPARED BY

                           WESTERN CABLESYSTEMS, INC
                          R. MICHAEL KRUGER, PRESIDENT
                          CABLE TELEVISION MANAGEMENT,
                           CONSULTING, AND APPRAISALS

                                513 WILCOX, #230
                             CASTLE ROCK, CO 80104
                                  303-688-4462

                       BACKGROUND AND LIMITING CONDITIONS

    Western was asked by Cencom to prepare an analysis of the fair market value as a going concern of the assets of the Sanford, North Carolina cable television system as of March 31, 1995. We were recently asked to update our work and issue a new report. This appraisal report is being issued pursuant to the April 28, 1995 and April 19, 1996 engagement letters between Cencom and Western. This report presents key data, our analysis and assumptions, and our conclusions.

    The assets being appraised include, as an assemblage, all of the tangible and intangible assets and personal property necessary to operate the Sanford cable television system as a going concern, consistent with past practice and industry norms. The assets include the antennas and signal receiving equipment, strand, conduit, cables, amplifiers, passive devices, drops, converters, tools, test equipment, subscriber records, franchises, pole attachment agreements, easements, supplier and programming contracts, and goodwill. Financial assets such as accounts receivable and liabilities are not included.

    The appraisal is based principally on financial data provided by Cencom, including Income Statements for the 12 months ended December 31, 1995, 1994, 1993, and 1992, and 3 months ended March 31, 1996. Management also provided the operational data presented herein, such as passings and subscriber counts. The appraiser visited the system in May, 1995. The system manager was interviewed at length to obtain additional data including subscriber history, technical data, demographics, and local economic information. The appraiser toured representative portions of the general market area. This information was reviewed and updated in 1996 by means of a telephone interview with the manager.

    The work herein is based in part on data provided by Cencom and others, and we assume no responsibility for the accuracy of such data. Western has used customary techniques and industry knowledge available to Western in preparing this report. Western does not warrant or represent that the appraised value is that which would actually be obtained in an open market transaction, or that the value would be upheld in litigation or administrative proceeding. Accordingly, Western (including its officers, employees, and owners) does not indemnify or hold harmless any user of this report in any manner against any costs, losses, or damages arising out of the use of the appraised value or other conclusions contained herein.

                              GENERAL DESCRIPTION

    The system serves four outlying communities located southwest of Raleigh/Durham, NC.

Homes Passed...................................................     21,461
Residential Basic Subs.........................................     12,722        (59%)
Commercial/Bulk EBU's (1,125 units)............................        219
           Total EBU's.........................................     12,941
Pay Units......................................................      5,753        (45%)
Plant Miles....................................................        448
Homes Per Mile.................................................         48
Number of headends.............................................          4
Channels in use (typical)......................................         42
Plant Channel Capacity.........................................         42

    The system is served by four headends, but most subscribers are located in
Sanford:

HEADEND                                                                       SUBSCRIBERS
---------------------------------------------------------------------------  -------------
Sanford....................................................................        8,850          (72%)
Siler City.................................................................        1,600          (13%)
Whispering Pines...........................................................          985           (8%)
Troy.......................................................................          860           (7%)

    Sanford is a fairly large industrial and agricultural community located about 45 minutes from Raleigh. Local manufactured products include brick, electrical equipment, automotive parts, and some pharmaceuticals. A lovely gated development just north of town, with golf courses, lakes, and more expensive new homes, attracts a number of Raleigh commuters. Raleigh/Durham is one of the major medical research centers in the world.

    Siler City is a small industrial community about an hour from Raleigh, with several small wood product and food processing plants. Whispering Pines, about 20 miles south of Sanford, is more dependent on the numerous golf resorts in nearby Southern Pines. Troy, further west of Whispering Pines, is a more rural agricultural community.

    All towns have a relatively dense core with a normal mix of older homes. There are several small new subdivisions, and some multifamily housing areas. Carolina Trace, in Sanford (mentioned earlier) is the largest subdivision, with 3200 lots and 800 existing homes; its build-out rate is about 25 homes/year. There are some multi-family projects, but the area is mostly single-family. New homes are typically valued at $70,000--$130,000, with some much higher and lower.

    Demographics cover a broad range from low-income rural to wealthy professional. The area would be described as "typical" overall.

                                PASSINGS GROWTH

    During 1992-1995, the system reports that it has added about 2,273 passings, or 757/year (about 3.5%). Management believes that about half this amount has come from new homes, and the balance from short line extensions to existing homes. This would indicate housing growth of about 1.5% per year, which appears reasonable based on our field inspection.

    Due to capital constraints, not all of the homes built in earlier years were provided service immediately. Other areas have increased in density, and are now feasible. The chief engineer indicated there are 5 areas to be built inside the existing franchise, with a total of about 500 homes on 25 miles of plant.

                             SUBSCRIBER PENETRATION

    The system provided the following data:

                                                                      PASSINGS      BASIC       PAY       BASIC %       PAY %
                                                                     -----------  ---------  ---------  -----------  -----------
12/95..............................................................      21,455      12,579      5,683          59%          45%
12/94..............................................................      20,700      12,151      5,759          59%          47%
12/93..............................................................      20,273      11,666      5,005          58%          43%
12/92..............................................................      19,182      11,186      5,031          58%          45%
12/91..............................................................      18,669         n/a        n/a         n/a          n/a

    The 1994 Cable Factbook reports penetrations in nearby Raleigh of 62% basic and 69% pay. The system is doing well, with normal room for improvement and gains. Basic should continue to grow at 1% per year.

                         SUBSCRIBER RATES AND SERVICES

    Each headend has slightly different lineups, but all have 38-42 channels in use. Information for Sanford, which serves most of the customer base, is summarized below.

                                                                   CHANNELS         RATE
                                                                 ------------  --------------
Basic..........................................................            13            7.69
Tier...........................................................            20           14.26
Total..........................................................            33  $        21.95
Pay channels...................................................             5     8.45--11.45
Pay-per-view...................................................             2             n/a
Converters.....................................................                    1.51--2.19
Remote control.................................................                           .25
Wire maintenance...............................................                           .95

    Approximately 99% of the customers take the tier.

    Basic includes 9 offair, and WGN and WTBS. The tier is all satellite services. Pay includes Cinemax, HBO, Showtime, Movie, and Disney. Pay-per-view offerings are Viewers Choice, an adult programming channel, and events.

    There is no fee for additional outlets. Other ancillary services offered include guides and DMX audio. There are a number of small transaction fees, including late charges. Typical aerial installation fees are $35. Applicable FCC and franchise fees are added as a separate charge. There are several package discounts and promotional rates available from time to time. Rates are reasonable, and consistent with industry practice.

    The system took small quarterly external cost adjustments in 1994 and 1995. The company plans an increase of $1.50 on June 1, 1996.

                                RATE REGULATION

    Franchisors covering 90% of the customer base are regulating rates. There have been no tier complaints, and thus no tier regulation to date. The company feels it is approximately at benchmarks, and there have been no problems with the franchisors. The company will be deregulated in the near future pursuant to new FCC regulations.

                             NON-SUBSCRIBER REVENUE

    The company sells spot advertising by an outside contract with Cable AdNet. There is no other significant revenue source (fiber rental, tower rental, phone), existing at present or likely in the future.

                              STAFF AND OPERATIONS

    The system operates from a main office in Sanford. There are contract payment dropoff sites in the remote towns. The office, and all headends, are leased. Rents are reasonable, expirations and renewals are not a concern, and there are no unique sites that could not be replaced (although relocation is always a burden).

    The system has a normal complement of test equipment, inventory, and vehicles, but only one bucket truck. The office staff is well-equipped, and uses centralized Cabledata billing services.

    The system offers customary business-day service Monday through Friday, with partial staffing Saturday morning. Phones are answered by a central company facility after hours, and technicians are dispatched on outages if necessary.

    Management reports about 30% annual turnover, and 25% annual service call volume. Backlogs are 2-3 days on installs, and same-day on service. All are normal.

    System staffing can be summarized as:

ITEM                                                                  OFFICE      FIELD       OTHER
-------------------------------------------------------------------  ---------  ---------  -----------
Number of employees................................................          6         10           0
Subs/employee......................................................      2,100      1,300
Average wage.......................................................     27,400     22,500      --

    The company occasionally uses contract installers to do new installs. Wages are reasonable for the area. Staff ratios are reasonable, especially considering the drive time involved.

                                   MARKETING

    The system uses contractor commissioned direct salespeople on a regular basis. Direct mail and newspaper are used from time to time.

                                   FRANCHISES

    The major Sanford and Lee County franchises expire in 1997/98, and discussions have started. Renewal is expected, but it is likely that a rebuild to 550 Mhz will be required. Three small franchises were recently renewed with no problems.

                                  COMPETITION

    Most areas can receive 6-8 offair signals, with fair to good quality. There is a local LPTV in Sanford.

    There is no cable overbuild, and no contiguous operator, although Time Warner is close to Whispering Pines and Troy. There is no cable competition for new subdivisions.

    There is no MMDS.

    The company believes it may have lost 300 customers (2.5%) to DBS. This would be a significant loss, but even with a loss of this size, the company continues to grow.

                               TECHNICAL PROFILE

Mileage: 296 aerial, 133 underground, no fiber
Headend Electronics: S-A
Plant Electronics: S-A
Amplifier Cascade: 54 in Sanford; others 12-14
Power: About 20% standby
Trunk Cable: 750 P3
Distribution Cable: 500 P3
Pay Security: Some addressability, some program, most traps
Percent of Addressable Subs: 17%
Converter Types: S-A

    Estimated Plant Build Dates: Sanford was substantially rebuilt in 1980, and the other 3 headends were built new in 1982. A substantial expansion was done in 1988-92, and management estimates that about half the plant in place was built from 1988 through 1995.

    Estimated Channel Capacity:

    The chief engineer provided the total breakout of plant mileage by capacity. We made a further estimated breakout by age based on the management estimate that half the total plant was built after 1988, and adjusting for the fact that recent construction has been weighted toward underground:

                                                                                        TOTAL       POST-88      PRE-88
                                                                                      ----------  -----------  -----------
Aerial
  300 Mhz...........................................................................          85           0           85
  330 Mhz...........................................................................         118          22           96
  450 Mhz...........................................................................          92          92            0
                                                                                      ----------         ---          ---
  Total.............................................................................         295         114          181

Underground
  300 Mhz...........................................................................          29           0           29
  330 Mhz...........................................................................          58          54            4
  450 Mhz...........................................................................          46          46            0
                                                                                      ----------         ---          ---
  Total.............................................................................         133         100           33
Grand Total.........................................................................         428         214          214

    The plant itself appears to be in good condition, but fiber is needed to reduce the cascade, which would improve reliability and reduce noise problems.

    The company will be required to upgrade to 550 mhz for franchise renewal. The DBS pressure, and general industry trends, will also push the company to complete a rebuild in the near future.

                            ESTIMATED UPGRADE COSTS

Fiber Overlay
20% x 429 Miles x $6,000/mile....................................    516,000

Upgrade Pre-1988 300/330 Plant
    Aerial, 91 mi at 12,000......................................  1,092,000
    Aerial, 90 @ 5,000...........................................    450,000
    U/G, 10 mi @ 24,000..........................................    240,000
    U/G, 23 mi @ 5,000...........................................    115,000

Upgrade Post-1988 300/330 Plant
    Aerial, 22 @ 5,000...........................................    110,000
    U/G, 54 @ 5,000..............................................    270,000

Other work, estimate.............................................    707,000
    Grand Total Upgrade Cost.....................................  3,500,000

                       DETERMINATION OF OPERATING INCOME

    Appraising the value of cable television systems involves calculation of historic and projected operating income (commonly called "cashflow"). Operating income is defined as direct operating revenues less expenses, before capital expenditures, depreciation, and management fees. The operating income considered in appraisals is typically that which will be derived by the buyer, using his cost structure and nominal predictable changes in operations.

FIRST-YEAR PROJECTION

    We first prepared a detailed Projected-Year statement of operating income. To do so, we reviewed the company's historic income statements, and used them to prepare an estimate of projected operating income for the 12 months beginning April 1, 1996. A projection worksheet is attached.

    The Projected-Year subscriber revenues are based on the March 31, 1996 subscriber count, plus allowances for growth, and on 1996/Q1 rates, plus planned 1996 increases. Other revenue items were based on consideration of past results and trends.

    Certain Projected-Year expense items such as programming costs which are based on subscribers or revenue have been adjusted to match the subscriber and revenue projections shown, using prior-year unit costs or ratios plus an allowance for increases where appropriate. Overhead items, such as maintenance and property tax have been based principally on average results, to reflect longer-term trends. In preparing our detailed analysis, we also reviewed key operating ratios, such as programming cost/subscriber, staffing ratios, copyright and bad debt expense levels, etc. and compared them to industry norms and our experience. A brief discussion of key individual items follows:

        Passings: First-year growth was estimated at 1.5%, the historic estimate, plus 400 of the existing unserved homes. Thereafter, growth was estimated at 1% per year.

        Basic Penetration: We used a 1--point gain based on recent results.

        Pay Penetration: We made a small increase, based on a continuation of recent small gains.

        Average Basic+Tier Revenue/Subscriber: We used the 1996 level, plus an allowance for the 1996 rate increase.

        Average Pay Revenue/Unit: We used recent averages, which are very stable.

        Pay-Per-View Revenues: We allowed for substantial increases on this area, given renewed marketing efforts.

        Advertising: We increased 1995 results, allowing for the new agent.

        G&A Salary: Levels and ratios are normal; we used 1995 levels plus 3% for growth and 3% for inflation.

        Office Operation: We used the 1995 level plus 3% for inflation anbd 1.5% for growth.

        Professional Services, Allocated Costs: We made an estimate based on 1995/96 levels.

        Operating Wages: Ratios and levels are reasonable; increase 1995 by 6% for growth and inflation.

        Basic Programming: Use 1996 levels plus 5%.

        Premium/PPV Programming: We used the average historic levels expressed as a percentage of revenue.

        Marketing/Sales: Industry norms vary from 1% of revenue in classic systems with little need for sales, to 4% in urban markets. This system is in the middle at 2%, and we used this level.

TEN-YEAR CASHFLOW PROJECTIONS

    Our principal appraisal technique involves projection of free cashflow for 10 years; free cashflow is equal to operating income less capital expenditures, but still before depreciation and interest, and taxes. (Projected free cashflow is then discounted at an appropriate cost-of-capital rate, and a terminal value is added to get the value of the property.) Our projection for this system is shown on the two-page spreadsheet enclosed. We started with the data contained in the first-year projection spreadsheet, and expanded it with the variables and assumptions shown.

    Revenue items used are the same as for the first-year analysis. However, they are based on forecasts for system growth in areas such as passings, penetration, and revenue/subscriber. The small amount of commercial revenue was converted to EBU's and for simplicity we did our forecast using total EBU's.

    Passings growth was continued at 1%.

    Penetration increases: We increased at 1%, reflecting DBS concerns.

    Addressable Subs & PPV Revenue/Sub: This system will eventually be 100% addressable, and should generate good revenue increases. However, it will take time given the nature of the market.

    Basic Rate Increases: Rate regulation and competition will normally limit increases to 3.25%, just over inflation. However, on completion of the rebuild, the company can add new channels and achieve 5% increases for a few years.

    The ten-year model uses summary expense variables which were calculated from the one-year information as follows:

        Personnel: Salaries, Tax/benefit, Professional services, cost allocations, and capitalized labor

        Per-Subscriber: Office rent, Office Operation, Basic Programming, LO Programming

        Revenue-related: Franchise fee, copyright, bad debt, marketing, and advertising sales

        Premium Programming: Pay and pay-per-view

        Per-Mile: Insurance, Property Tax, Pole Rent, Power, System Maintenance

        Personnel costs are based on current personnel costs, plus annual percentage increases to reflect growth and expenses.

    We calculated the amounts for the other expense categories on a per-sub or per-mile, or percentage of revenue basis, as noted. The per-sub and per-mile costs were increased over the 10-year period as noted. The percentage costs were held to the same percentage of revenue over 10 years, on the assumption that gradual increases in unit costs can be passed on to customers.

    Capital costs were forecast for several items. New plant costs were calculated using new plant mileage derived from passings growth at 55 new homes/mile and an average per-mile cost for new plant (aerial and U/G). Drops were calculated on the assumption that a certain percentage of existing drops is replaced each year, and new drops are added equal to growth plus a churn allowance of 5%. Costs for new addressable converters were allowed based on the increase in addressable subscribers. Capitalized labor is based on 1995 levels, plus inflation. The capital costs for vehicles and miscellaneous is estimated from system size and current vehicle count.

    We used the rebuild cost estimates developed earlier in the text, and did the rebuild in year 2, consistent with franchise requirements.

                        DETERMINATION OF APPRAISED VALUE

GENERAL METHODOLOGY

    Appraisal of income-producing property typically relies on one or more of three main approaches.

    Replacement cost, which is the cost to assemble and put the property into operation, is not typically used in the cable television industry for valuing a property as a whole. Cable television system sales include a very substantial intangible value for franchise, goodwill, and customer lists. Although these intangibles can be valued separately, more direct approaches to overall value are easier to use, and more appropriate.

    Market value as determined by comparable transactions is a very common approach for estimates of value. Transaction value is typically reported on the basis of either per-subscriber cost or operating income multiple. We consider both ratios, but place more reliance on the income multiple.

    The Income Approach is widely used in business valuation, and we use this as our first approach. Our method involves determination of the discounted present value of free cashflow generated over ten years, plus an allowance for the terminal value after ten years.

INCOME APPROACH

    Ten-year free cashflow was projected, as discussed previously. The annual free cashflow was discounted using an average cost of capital calculated as shown on the spreadsheet.

    The FCC cost-of-service rules will permit a cost-of-capital rate of 11.25%, plus further upward adjustments related to tax matters; the result is typically in the 12%--13% range. Small cable operators may use even higher numbers, subject to certain overall limits. We do not believe the FCC cost-of-capital should be used directly, but do find that the FCC values support our calculation of 12.6%.

    We then added a terminal value based on the resale value of the system in year 10. The terminal value was calculated at 5 x year 10 cashflow. The industry will increasingly feel the effects of maturity, regulation and increased competition. Sale multiples will gradually decline as the opportunities for growth into new lines are realized or abandoned. Non-cable businesses currently trade in the 3-6 x cashflow range. Regulated telephone companies presently trade at around 5-7 x cashflow. Selection of 5x should reflect the industry's gradual maturity and the relatively slow growth and DBS competition which this system faces.

    The terminal value was then discounted to a present value using the same discount rate. The discounted cashflow and discounted terminal values were added, to arrive at the estimate of potential system value shown on the worksheet.

MARKET VALUE

    The prices of cable system transactions are frequently evaluated to determine the ratio of operating income (income before depreciation, interest, and management fees) to purchase price; sales results are frequently reported in the trade press. Per-subscriber values are also widely reported. We consider principally the multiple of first year projected operating income. To facilitate our analysis, we compared this system to the overall market with respect to some key factors. The analysis is subjective, and based on our personal knowledge, but nonetheless helps to structure the process:

        Future passing and subscriber growth: The system has about average prospects.

        Demographics: Demographics are normal.

        Competitive situation: Competition is limited to offair signals; the system is favorably situated in this regard.

        System Capacity/Quality: The need for rebuild is a negative.

        General Operations: With regard to matters such as staff, franchise problems, etc., the system is normal.

        New Revenues: The economy is good, and the main system is of reasonable size; there should be average opportunties for new sources.

        System marketability: The system is about average, and in an area with several qualified buyers.

COMPARABLE TRANSACTION DATA

    We then select an approximate appropriate multiplier from information available about other reasonably similar transactions, and the general state of the market. The following data has been taken from announcements in the trade press, information from brokers, recent issues of the Cable TV Investor Newsletter, published by Paul Kagan Associates, and our own knowledge.

SYSTEM                                                                        DATE        SUBS       $/SUB      CF MULT
--------------------------------------------------------------------------  ---------  ----------  ---------  -----------
SC........................................................................       3/96      44,600      1,767        10.4
Columbus, MS..............................................................       2/96      16,000      1,465         9.5
Arizona...................................................................      12/95       8,000      1,500         7.0
VA/TN/GA..................................................................       1/96      40,000      1,107         8.5
Market Avg YTD............................................................       4/96   5,300,000      2,136        10.8

    The foregoing data is the best available to us. However, in some cases, it may not be accurate, and may reflect third-party estimates of the terms rather than actual data.

    These reports of transactions, and general industry commentary, suggest that the "market" in 1995 for larger systems is generally 9 to 11, depending on location, growth, rate control, etc. Smaller systems trade in the 7 to 9 range. Urban and suburban systems are valued more highly than rural systems.

    After considering all factors, we believe the system would be valued at 9 x income, or $1,600/subscriber.

APPRAISED VALUE

    The multiples calculated by dividing the discounted cashflow approach by current subscriber count and projected income are:

Discounted Cashflow Value.......................................  20,720,000
Current subscribers.............................................     12,941
Projected operating income......................................  2,589,000
Resulting per-sub value.........................................      1,601
Resulting income multiple.......................................        8.0

    The values calculated by using the same subscriber count, and multiples selected from market data are:

Value, at 9 x operating income less $3,500,000 rebuild.........  $19,801,000
Value, at $1,600 per sub.......................................  $20,705,000

    The values calculated by the three different methods are generally within a reasonable range. We place more reliance on the discounted cashflow method, because it directly incorporates the key variables which impact value. Operating income multiples reflect the variables, but are more subjective. Per-subscriber values are useful as broad indicators.

    After considering the foregoing, we set the appraised value at $20,700,000. We believe the foregoing appraised value represents the fair market value at March 31, 1996 of the assemblage of system assets as a going concern, without any discount imputed for brokers' fees. We believe the appraisal reflects the relevant and material general market factors, assumptions, and limitations, all of which are presented in this report. The appraisal was prepared using standard appraisal techniques, and conforms to Standards 7-10 of the Uniform Standards of Professional Appraisal Practice.

                        QUALIFICATIONS OF THE APPRAISER

    The appraisal was prepared by R. Michael Kruger, owner and President of Western Cablesystems, Inc. Since 1979, he has appraised hundreds of systems for a variety of clients including major MSO's, independent operators, and clients outside the CATV industry. Kruger has extensive background as a CATV executive. From 1974 to 1979, he held various operating positions at ATC, one of the industry's largest operators. In 1979, he joined a small MSO, and until mid-1986 was president of the 30,000-- subscriber company. There, in addition to his operating duties, Kruger prepared CATV system appraisals.

    Kruger formed Western Cablesystems, Inc. in 1986, and is its sole owner and principal. Western has been directly involved in all aspects of system operations and finance, including several acquisitions and sales, partnership formation, debt placement, franchising, and system construction and startup.

    Western sold one property in 1993, and presently operates three small cable systems. In addition to continuing appraisal work, Kruger has performed consulting engagements for a wide range of topics and clients, including the economic feasibility of international cable and restructuring of individual systems to achieve financial improvements.

    Kruger received a BS/MS in engineering from the Massachusetts Institute of Technology in 1967/68. In 1974, he received a Masters in Business Administration
(MBA) from the Stanford University Graduate School of Business.

                          CENCOM APPRAISAL FOR SANFORD
              HISTORIC INCOME STATEMENTS AND FIRST-YEAR PROJECTION

                                                                                                PROJECTED
                                 1992 ACTUAL  1993 ACTUAL  1994 ACTUAL  1995 ACTUAL    96/Q1      YEAR
                                 -----------  -----------  -----------  -----------  ---------  ---------
Ending Homes Passed............      19,182       20,273       20,700       21,455      21,461     22,561
Ending Basic...................      11,186       11,666       12,151       12,579      12,722     13,424
Subscribers
Ending Pay Subscribers.........       5,031        5,005        5,759        5,683       5,753      6,578
Ending Basic...................       58.32%       57.54%       58.70%       58.63%      59.28%     59.50%
Penetration
Ending Pay Penetration.........       44.98%       42.90%       47.40%       45.18%      45.22%     49.00%
Average Basic Subs.............      10,914       11,426       11,909       12,365      12,651     13,073
Average Pay Units..............       4,971        5,018        5,382        5,721       5,718      6,165
Avg Basic+Tier Rev/Sub.........   $   22.24    $   23.02    $   20.79    $   21.17   $   21.54  $   23.04
Average Pay Rev/Unit...........   $   10.20    $    9.76    $    9.88    $   10.12   $    9.42  $    9.77
REVENUE
Basic,Tier Revenue.............   2,912,886    3,155,700    2,970,315    3,140,562     817,345  3,711,411
Ancillary Revenue..............     367,258      352,872      205,469      247,840      68,033    285,600
Commercial Basic...............           0            0       55,567       66,340      18,334     73,000
Premium........................     608,243      587,910      638,361      694,581     161,609    722,823
Pay-Per-View...................           0            0       20,824       64,377      18,803     75,000
Installation...................      61,670       64,960      110,740       94,938      22,888    100,000
Advertising....................     128,833      123,017      141,529       68,485      22,376     90,000
Shopping/Other.................       2,089        1,755       21,214       35,180       8,487     40,000
Franchise/FCC Fees.............           0            0       89,553      110,405      29,737    112,152
Billed
Total Revenue..................   4,080,979    4,286,214    4,253,572    4,522,708   1,167,612  5,209,986
EXPENSES
G&A Salary.....................      95,195      101,656      121,600      108,096      41,044    114,582
Tax/Benefit-G&A................      27,840       31,545       30,597       33,563       64,96     34,375
Office Rent....................      41,520       41,520       43,320       43,314      10,736     44,000
Office Operation...............      98,742      105,611      128,074      176,974      37,607    185,823
Billing........................      90,046       87,459      108,375      124,319      30,580    117,656
Bad Debt/Collection............      87,935       89,431       53,797       89,748      10,287     62,520
Professional Services..........      31,527       57,669          719          119           0      2,000
Insurance......................      27,650       28,208       25,311       36,700       8,705     38,000
Property Tax...................      41,074       38,232       42,500       39,452       8,751     40,000
Franchise/FCC/Copyright........     124,055      143,863      143,333      114,134      29,687    175,577
Cost Allocation................           0            0       77,568       16,649       4,350     17,000
Operating Wages,...............     220,452      208,562      246,242      256,296      56,153    271,674
Overtime
Tax/Benefit- Op Wages..........      42,731       42,930       46,839       43,692      11,624     54,335
Labor Capitalized..............     (47,176)     (40,751)     (61,225)     (49,851)    (16,810)   (50,000)
Pole Rent......................      92,616       49,998       52,818       56,254      18,172     60,000
Power..........................      38,375       41,860       43,182       45,282      12,451     50,000
System Maint.,.................      95,124      105,004       99,441      153,257      30,181    165,000
Operation
Programming-Basic..............     348,679      408,711      431,278      519,293     143,705    666,718
Programming-Premium............     271,230      268,466      290,319      291,321      72,657    332,499
Programming-PPV................           0            0       15,388       37,564      10,209     45,000
Programming-LO, Other..........       2,217        2,120        9,573       29,364      10,174     40,000
Marketing/Sales................      99,760       81,107       83,899       99,945      13,886    104,200
Cost of Advertising............      62,688       67,943       72,499       36,384           0     49,500
Sales
Total Expenses.................   1,892,280    1,961,144    2,105,447    2,301,869     550,645  2,620,456
Operating Income...............   2,188,699    2,325,070    2,148,125    2,220,839     616,967  2,589,530
Operating Margin...............       53.63%       54.25%       50.50%       49.10%      52.84%     49.70%

               DISCOUNTED CASHFLOW MODEL FOR APPRAISAL OF SANFORD

                                       CHANGE         CURR.      PROJ.
                                     ASSUMPTIONS     ACTUAL     YEAR 1     YEAR 2     YEAR 3     YEAR 4
                                   ---------------  ---------  ---------  ---------  ---------  ---------
Ending Passings..................                      21,461     22,561     22,787     23,014     23,245
Passings Growth..................                                              1.00%      1.00%      1.00%
Ending Basic EBU's...............                      12,941     13,688     14,053     14,423     14,800
Ending Pay Units.................                       5,753      6,578      6,788      7,004      7,223
Ending Basic EBU Pen.............                       60.30%     60.67%     61.67%     62.67%     63.67%
Basic Penetration................          1.00%                               1.00%      1.00%      1.00%
Change
Pay/Basic Penetration............          0.25%        44.46%     48.06%     48.31%     48.56%     48.81%
Average Basic EBU's..............                                 13,315     13,870     14,238     14,612
Average Pay Units................                                  6,166      6,683      6,896      7,113
Addressable Sub %................         10.00%        17.00%     20.00%     30.00%     40.00%     50.00%
Ending Plant Miles...............                         448        483        488        492        497
New Miles........................            50                       35          5          5          5
New Drops........................          1.05                      784        383        389        396
Rebuild Miles....................                                               300
Replace Drops %..................                                   5.00%      5.00%     15.00%     15.00%
Basic Revenue/EBU................                              $  284.23  $  293.47  $  303.01  $  318.16
Basic Rev/EBU....................                                              3.25%      3.25%      5.00%
Increase
Ancillary Rev/EBU................          4.00%               $   21.45  $   22.31  $   23.20  $   24.13
Pay Revenue/Unit.................          1.50%               $  117.24  $  119.00  $  120.78  $  122.59
PPV Rev/Addr. Sub................          6.00%               $   28.16  $   29.85  $   31.65  $   33.54
Late/Shop/Oth $/EBU..............          4.00%               $    3.00  $    3.12  $    3.25  $    3.38
Advertising Rev/EBU..............          4.00%               $    6.58  $    6.84  $    7.11  $    7.40
Personnel Cost Incr. %...........          3.00%                    9.79%      4.80%      4.79%      4.77%
Per-Sub Expense..................          4.50%               $   74.09  $   77.43  $   80.91  $   84.55
% of Rev. Expense %..............                                   8.29%      8.29%      8.29%      8.29%
Pay/PPV Expense %................                                  47.32%     47.32%     47.32%     47.32%
Per-Mile Expense.................          4.00%               $     731  $     760  $     790  $     822
Capex per drop...................          2.00%               $      70  $      71  $      73  $      74
Capex per new mile...............          3.00%               $  18,000  $  18,540  $  19,096  $  19,669
Capex per rebuild mile...........                                         $  11,667    #DIV/0!    #DIV/0!
Capex per new adr. sub...........          1.00%               $     100  $     101  $     102  $     103

REVENUE
Basic/Tier/Com'l.................                              3,784,411  4,070,536  4,314,247  4,648,848
Ancillary........................                                285,600    309,425    330,333    352,562
Pay..............................                                722,823    795,270    832,897    872,056
Pay-per-view.....................                                 75,000    124,229    180,231    245,074
Installation.....................          4.00%                 100,000    104,000    108,160    112,486
Late/Other/Shop..................                                 40,000     43,337     46,265     49,378
Advertising......................                                 90,000     94,847    101,256    108,070
Franch. Fee billed...............          2.20%                 112,152    115,108    122,827    132,790
Total Revenue....................                              5,209,986  5,656,752  6,036,216  6,521,264

EXPENSES
Personnel........................                                443,966    465,274    487,543    510,816
Per-Sub costs....................                              1,014,197  1,088,077  1,167,033  1,251,399
Per-mile costs...................                                353,000    370,550    388,974    408,317
Percent of Rev. costs............                                431,797    468,824    500,274    540,474
Pay & PPV Costs..................                                377,499    435,071    479,373    528,582
Total Expenses...................                              2,620,459  2,827,797  3,023,197  3,239,589

OPERATING INCOME.................                              2,589,527  2,828,955  3,013,019  3,281,675
Operating Ratio..................                                  49.70%     50.01%     49.92%     50.32%

                                       YEAR 5     YEAR 6     YEAR 7      YEAR 8     YEAR 9     YEAR 10
                                      ---------  ---------  ---------  ----------  ---------  ---------
Ending Passings.....................     23,477     23,712     23,949      24,188     24,430     24,675
Passings Growth.....................       1.00%      1.00%      1.00%       1.00%      1.00%      1.00%
Ending Basic EBU's..................     15,183     15,572     15,967      16,369     16,777     17,191
Ending Pay Units....................      7,448      7,678      7,913       8,153      8,398      8,648
Ending Basic EBU Pen................      64.67%     65.67%     66.67%      67.67%     68.67%     69.67%
Basic Penetration...................       1.00%      1.00%      1.00%       1.00%      1.00%      1.00%
Change
Pay/Basic Penetration...............      49.06%     49.31%     49.56%      49.81%     50.06%     50.31%
Average Basic EBU's.................     14,991     15,377     15,769      16,168     16,573     16,984
Average Pay Units...................      7,336      7,563      7,795       8,033      8,275      8,523
Addressable Sub %...................      60.00%     70.00%     80.00%      90.00%    100.00%    100.00%
Ending Plant Miles..................        501        506        511         516        520        525
New Miles...........................          5          5          5           5          5          5
New Drops...........................        402        408        415         422        428        435
Rebuild Miles
Replace Drops %.....................      15.00%      5.00%      5.00%       5.00%      5.00%      5.00%
Basic Revenue/EBU...................  $  334.07  $  350.77  $  368.31  $   380.28  $  392.64  $  405.40
Basic Rev/EBU.......................       5.00%      5.00%      5.00%       3.25%      3.25%      3.25%
Increase
Ancillary Rev/EBU...................  $   25.09  $   26.10  $   27.14  $    28.23  $   29.36  $   30.53
Pay Revenue/Unit....................  $  124.43  $  126.30  $  128.19  $   130.11  $  132.07  $  134.05
PPV Rev/Addr. Sub...................  $   35.56  $   37.69  $   39.95  $    42.35  $   44.89  $   47.58
Late/Shop/Oth $/EBU.................  $    3.51  $    3.66  $    3.80  $     3.95  $    4.11  $    4.28
Advertising Rev/EBU.................  $    7.69  $    8.00  $    8.32  $     8.65  $    9.00  $    9.36
Personnel Cost Incr. %..............       4.76%      4.75%      4.74%       4.73%      4.72%      4.70%
Per-Sub Expense.....................  $   88.36  $   92.33  $   96.49  $   100.83  $  105.37  $  110.11
% of Rev. Expense %.................       8.29%      8.29%      8.29%       8.29%      8.29%      8.29%
Pay/PPV Expense %...................      47.32%     47.32%     47.32%      47.32%     47.32%     47.32%
Per-Mile Expense....................  $     855  $     889  $     925  $      962  $   1,000  $   1,040
Capex per drop......................  $      76  $      77  $      79  $       80  $      82  $      84
Capex per new mile..................  $  20,259  $  20,867  $  21,493  $   22,138  $  22,802  $  23,486
Capex per rebuild mile..............  $   9,628
Capex per new adr. sub..............  $     104  $     105  $     106  $      107  $     108  $     109

REVENUE
Basic/Tier/Com'l....................  5,008,144  5,393,899  5,807,999   6,148,254  6,507,001  6,885,198
Ancillary...........................    376,194    401,311    428,005     456,371    486,508    518,524
Pay.................................    912,803    955,196    999,298   1,045,170  1,092,878  1,142,489
Pay-per-view........................    319,835    405,709    504,020     616,227    743,949    808,155
Installation........................    116,986    121,665    126,532     131,593    136,857    142,331
Late/Other/Shop.....................     52,688     56,206     59,945      63,917     68,138     72,622
Advertising.........................    115,314    123,013    131,195     139,890    149,128    158,942
Franch. Fee billed..................    143,566    155,225    167,837     179,191    191,354    202,614
Total Revenue.......................  7,045,529  7,612,224  8,224,830   8,780,613  9,375,813  9,930,875

EXPENSES
Personnel...........................    535,137    560,551    587,108     614,857    643,850    674,142
Per-Sub costs.......................  1,341,533  1,437,815  1,540,650   1,650,469  1,767,729  1,892,919
Per-mile costs......................    428,625    449,945    472,328     495,828    520,500    546,402
Percent of Rev. costs...............    583,924    630,891    681,663     727,726    777,055    823,058
Pay & PPV Costs.....................    583,236    643,928    711,312     786,109    869,116    922,969
Total Expenses......................  3,472,455  3,723,131  3,993,061   4,274,988  4,578,250  4,859,491

                                       YEAR 5     YEAR 6     YEAR 7      YEAR 8     YEAR 9     YEAR 10
                                      ---------  ---------  ---------  ----------  ---------  ---------
OPERATING INCOME....................  3,573,074  3,889,094  4,231,769   4,505,625  4,797,563  5,071,384
Operating Ratio.....................      50.71%     51.09%     51.45%      51.31%     51.17%     51.07%

CAPITAL EXPENDITURES
Drops...............................                          102,813      77,513    185,909    194,293
Addr. Converters....................                           53,763     149,301    158,477    168,009
New plant...........................                          630,000      83,656     87,028     90,535
Rebuild.............................                                0   3,500,000
Labor capitalized...................      11.26%               50,000      52,400     54,908     57,529
Vehicles............................       5.00%               40,000      42,000     44,100     46,305
Other...............................       3.00%               75,000      80,000     82,400     84,872
Total Capex.........................                          951,576   3,984,870    612,822    641,543

DISCOUNTED FREE CASHFLOW
Operating Income....................                        2,589,527   2,828,955  3,013,019  3,281,675
Less Capital........................                          951,576   3,984,870    612,822    641,543
Expenditures
Free cashflow.......................                        1,637,952  (1,155,915) 2,400,197  2,640,132

CAPITAL EXPENDITURES
Drops...............................    203,014     91,737     95,648      99,711    103,932    108,318
Addr. Converters....................    177,909    188,189    198,860     209,935    221,428     45,335
New plant...........................     94,183     97,979    101,927     106,035    110,308    114,754
Rebuild
Labor capitalized...................     60,268     63,130     66,121      69,246     72,511     75,923
Vehicles............................     48,620     51,051     53,604      56,284     59,098     62,053
Other...............................     87,418     90,041     92,742      95,524     98,390    101,342
Total Capex.........................    671,413    582,126    608,901     636,735    665,668    507,723

DISCOUNTED FREE CASHFLOW
Operating Income....................  3,573,074  3,889,094  4,231,769   4,505,625  4,797,563  5,071,384
Less Capital........................    671,413    582,126    608,901     636,735    665,668    507,723
Expenditures
Free cashflow.......................  2,901,661  3,306,967  3,622,868   3,868,890  4,131,896  4,563,660

                                                    DISCOUNT RATE
Discount Rate..........................      12.60% CALCULATION
                                                    --------------------
Net Present Value of Free Cashflow.....  12,981,047                       PROPORTION        RATE
                                                                          -----------  ---------
                                                    Equity..............       30.00%      20.00%
                                                    Senior..............       60.00%       9.00%
                                                    Debt
                                                    Sub. Debt...........       10.00%      12.00%
                                                    Blended.............       12.60%

TERMINAL VALUE
Year 10 operating income............             5,071,384
Multiple............................                     5
Terminal Value......................             25,356,919
Discounted at.......................      12.60% 7,739,494

POTENTIAL VALUE
NPV of Free Cashflow................             12,981,047
NPV of Terminal Value...............             7,739,494
Total Potential.....................             20,720,542
Value

RATIOS
Current EBU's.......................                12,941
First-year Op. Income...............             2,589,527
Value per EBU.......................             $   1,601
Op. Income Multiple.................                  8.00

                        FAIR MARKET VALUE APPRAISAL FOR
                           ABBEVILLE, SOUTH CAROLINA
                             MARCH 31, 1996 UPDATE

                                  PREPARED FOR
                              CENCOM PARTNERS, INC
                             CENCOM PARTNERS, L.P.

                                  PREPARED BY

                           WESTERN CABLESYSTEMS, INC
                          R. MICHAEL KRUGER, PRESIDENT
                          CABLE TELEVISION MANAGEMENT,
                           CONSULTING, AND APPRAISALS

                                513 WILCOX, #230
                             CASTLE ROCK, CO 80104
                                  303-688-4462

                       BACKGROUND AND LIMITING CONDITIONS

    Western was asked by Cencom to prepare an analysis of the fair market value as a going concern of the assets of the Abbeville, South Carolina cable television system as of March 31, 1995. We were recently asked to update our work and issue a new report. This appraisal report is being issued pursuant to the April 28, 1995 and April 19, 1996 engagement letters between Cencom and Western. This report presents key data, our analysis and assumptions, and our conclusions.

    The assets being appraised include, as an assemblage, all of the tangible and intangible assets and personal property necessary to operate the Abbeville cable television system as a going concern, operating consistent with past practice and industry norms. The assets include the antennas and signal receiving equipment, strand, conduit, cables, amplifiers, passive devices, drops, converters, tools, test equipment, subscriber records, franchises, pole attachment agreements, easements, supplier and programming contracts, and goodwill. Liabilities, and financial assets such as accounts receivable, are not considered.

    The appraisal is based principally on financial data provided by Cencom, including Income Statements for the 12 months ended December 31, 1995, 1994, 1993, and 1992, and 3 months ended March 31, 1996. Management also provided the operational data presented herein, such as passings and subscriber counts. The appraiser visited the system in May, 1995. The system manager was interviewed at length to obtain additional data including subscriber history, technical data, demographics, and local economic information. The appraiser toured representative portions of the general market area. This information was reviewed and updated in 1996 by means of a telephone interview of the manager.

    The work herein is based in part on data provided by Cencom and others, and we assume no responsibility for the accuracy of such data. Western has used customary techniques and industry knowledge available to Western in preparing this report. Western does not warrant or represent that the appraised value is that which would actually be obtained in an open market transaction, or that the value would be upheld in litigation or administrative proceeding. Accordingly, Western (including its officers, employees, and owners) does not indemnify or hold harmless any user of this report in any manner against any costs, losses, or damages arising out of the use of the appraised value or other conclusions contained herein.

                              GENERAL DESCRIPTION

    The system serves the small rural town of Abbeville, South Carolina, located about 40 miles south of Greenville, SC.

Homes Passed.................................................      3,678
Residential Basic Subs.......................................      2,588      (70%)
Commercial/Bulk EBU's (37 units).............................         35
        Total EBU's..........................................      2,623
Pay Units....................................................      1,007      (35%)
Plant Miles..................................................         85
Homes Per Mile...............................................         43
Number of headends...........................................          1
Plant Channels In Use........................................         50
Plant Channel Capacity.......................................         60

    Abbeville has a downtown retail and service base, and a number of manufacturing plants including textiles such as carpet yarn, towels, fabric, and tire cord. CSX Railroad is also a significant area employer. Some residents commute to nearby Greenwood (12 miles). The overall economy in South Carolina is quite strong; Abbeville employers are all stable or growing slightly. Unemployment is low.

    Abbeville is a lovely old town, with a number of carefully-restored homes dating from before the Civil War, and many large homes built in recent years. There are several subdivisions, in which a few new homes are being built. The balance of the town is comprised of typical older small homes priced in the $60,000 - $90,000 range.

    Residents can be described as middle-class working family. There are a few low-income areas. There is no unusual retirement segment or seasonality.

                                PASSINGS GROWTH

    Map and database information was updated in 1995. This resulted in a decline in passing count from reports for prior years, to the number shown above. Management estimated that new housing growth has been steady at about 20-30 homes per year.

    We expect the area to grow at 30 new homes/year for a number of years. There are a few feasible short line extensions possible which would add about 40 homes in the first year. They have not been built due to a lack of capital, but would be built by a new owner. There are no possible acquisitions.

                             SUBSCRIBER PENETRATION

    The system provided subscriber counts and passings for 3/95 and 3/91; we estimated passings counts for other years:

      PASSINGS          BASIC       PAY        BASIC %        PAY %
--------------------  ---------     ---     -------------  -----------
12/95          3,678      2,543        942           69            37
12/94          3,815      2,508        825           66            33
12/93          3,745      2,421        657           65            27
12/92          3,675      2,349        508           64            22
12/91          3,600      2,303        463           64            20

    The 1994 Cable Factbook reports penetrations in nearby Greenwood of 71% basic and 42% pay.

    There has been slow growth in basic penetration, and we expect that it will continue at a slower rate after the system passes 70%.

                         SUBSCRIBER RATES AND SERVICES

                                                                       CHANNELS          RATE
                                                                     -------------  --------------
Basic..............................................................           12    7.74
Tier...............................................................           29    16.76
Total..............................................................           41    $24.50
Pay channels.......................................................            4    8.45-11.45
Pay-per-view.......................................................            1          --
Converters.........................................................                 .78- 1.55
Remote control.....................................................                 .13
Wire maintenance...................................................                 .95

    Approximately 80% of the customers take the tier.

    Basic includes 9 offair, 1 access, and 2 satellite. The tier has 29 satellite. Pay services are HBO, Disney, Movie, Showtime. Pay-per-view offerings include only special events.

    There is no charge for AO's. Typical aerial installation fees are $35. Applicable FCC and franchise fees are added as a separate charge. There are a number of small transaction fees. There are several premium package discounts and promotional rates. Rates are reasonable, and consistent with industry practice.

    There was no rate change in 1994. The system increased rates in 1995, and plans an increase of $1.90 on 4/1/96.

                                RATE REGULATION

    None of the franchisors has filed for certification to regulate rates, and no such action is expected. There are no tier complaints. The local and national political climate regarding rate regulation is favorable. We do not believe regulation will be a factor.

                             NON-SUBSCRIBER REVENUE

    The company has historically only sold advertising on the character generator. The company has a contract with an independent contractor who sells advertising spots on satellite channels.

    There is no other significant revenue source (fiber rental, tower rental, phone), existing at present or likely in the future.

                              STAFF AND OPERATIONS

    The system has a small office and headend located in the center of town; it is company-owned.

    The system has a normal complement of test equipment, inventory, and three trucks including a bucket truck. The office staff is well-equipped, and uses a standalone billing system.

    The system offers customary business-day service Monday through Friday. Phones are answered by a service after hours, and technicians are dispatched on outages if necessary.

    Management reports about 20% annual turnover, and 25% service call volume. Substantially all work is completed the same day.

    System staffing can be summarized as:

ITEM                                                                            OFFICE      FIELD       OTHER
-----------------------------------------------------------------------------  ---------  ---------  -----------
Number of FTE employees......................................................          2          2           0
Subs/employee................................................................      1,311      1,311
Average wage.................................................................     22,400     30,200      --

    Field wages are a bit higher than normal, because the staff has been with the company for a very long time, and is capable of independent operation. Ratios are normal for a small system.

                                   MARKETING

    There is an annual direct sales campaign using an outside contractor. The system uses occasional direct mail and newspaper. The level is appropriate to the situation.

                                   FRANCHISES

    The system has a city franchise which expires in 1999, and a county franchise which expires in 2000. There are no unusual conditions. Franchise relations are good.

                                  COMPETITION

    Residents can get good reception on 4-5 signals with standard antennas from Greenville and Spartanburg. Due to distance and terrain, reception is likely to be a problem from time to time. There is no cable overbuild, and no contiguous operator. There is no MMDS. DBS impact in the region has been minimal. The company is competitive on rates and services, and has the added advantage of offair signals.

                               TECHNICAL PROFILE

    Mileage: 82 aerial, 3 underground, no fiber
    Headend Electronics: S-A
    Plant Electronics: S-A
    Amplifier Cascade: 22
    Power: Some areas have standby
    Trunk Cable: 750 P3, some 500
    Distribution Cable: Mostly 500 P3
    Pay Security: Addressability on Movie, Disney, traps on HBO, Show Percent of Addressable
      Subs: 7%
    Converter Types: S-A addressable, conventional misc.
    Estimated Plant Build Dates: Totally rebuilt in 1985, including cable and much of the strand.
    Estimated Channel Capacity: 60-channel, 450 Mhz

    The plant is reported to be in good condition, with no significant or unusual problems.

    This system does not require an upgrade in the foreseeable future. There is no nearby "big system" to create pressure. The local residents are not likely to demand the greatly expanded options offered by DBS. The system can probably add 10-15 channels with existing equipment, and satisfy customer demands.

                       DETERMINATION OF OPERATING INCOME

    Appraising the value of cable television systems involves calculation of historic and projected operating income (commonly called "cashflow"). Operating income is defined as direct operating revenues less expenses, before capital expenditures, depreciation, and management fees. The operating income considered in appraisals is typically that which will be derived by the buyer, using his cost structure and nominal predictable changes in operations.

FIRST-YEAR PROJECTION

    We first prepared a detailed Projected-Year statement of operating income. To do so, we reviewed the company's historic income statements, and used them to prepare an estimate of projected operating income for the 12 months beginning April 1, 1996. A projection worksheet is attached.

    The Projected-Year subscriber revenues are based on the March 31, 1996 subscriber count, plus allowances for growth, and on 1996/Q1 rates, plus appropriate adjustments for additional actual 1996 rate changes. Other revenue items were based on consideration of past results and trends.

    Certain Projected-Year expense items such as programming costs which are based on subscribers or revenue have been adjusted to match the subscriber and revenue projections shown, using prior-year unit costs or ratios plus an allowance for increases where appropriate. Overhead items, such as maintenance and property tax have been based principally on prior average results, to reflect longer-term trends. In preparing our detailed analysis, we also reviewed key operating ratios, such as programming cost/ subscriber, staffing ratios, copyright and bad debt expense levels, etc. and compared them to industry norms and our experience. A brief discussion of key individual items follows:

    Passings: In the first year, we allowed for construction of postponed line extensions, and normal growth of about 30 homes.
    Basic Penetration: We reduced past trends as the system passes 70%
    Pay Penetration: We continued the past growth.
    Average Basic+Tier Revenue/Subscriber: Use 96/Q1 rates plus 1.90
    Average Pay Revenue/Unit: Use 96/Q1
    Pay-Per-View Revenues: Allow some growth
    Advertising: Allow a small increase, related to the new contract.

    Shopping/Other: This is fluctuating; use an average.
    Franchise Fees Billed: Use the average rate
    G&A Salary: Use 1995, plus inflation.
    Office Operation: Use an average due to fluctuations.
    Billing: Use 1995
    Professional Services, Allocated Costs: Use 1995/96 levels
    Insurance, Property Tax, System Maintenance, Pole Rent, Power: We checked the per-mile cost ratios, and found them to be reasonable.
    Operating Wages: Ratios and wages are good; use 1995 plus inflation.
    Basic Programming: Use 1996 per-sub levels, plus inflation
    Premium/PPV Programming: We used the average historic levels expressed as a percentage of revenue.
    Marketing/Sales: Industry norms vary from 1% of revenue in classic systems with little need for sales, to 4% in urban markets. This system is at 1% and fits the norms; we used historic levels.

TEN-YEAR CASHFLOW PROJECTIONS

    Our principal appraisal technique involves projection of free cashflow for 10 years; free cashflow is equal to operating income less capital expenditures, but still before depreciation and interest, and taxes. (Projected free cashflow is then discounted at an appropriate cost-of-capital rate, and a terminal value is added to get the value of the property.) Our projection for this system is shown on the two-page spreadsheet enclosed. We started with the data contained in the first-year projection spreadsheet, and expanded it with the variables and assumptions shown.

    Revenue items used are the same as for the first-year analysis. However, they are based on forecasts for system growth in areas such as passings, penetration, and revenue/subscriber. The small amount of commercial revenue was converted to EBU's and for simplicity we did our forecast using total EBU's.

    Passing growth is continued at the same level of about 30 homes/year.

    Basic penetration is increased at the same rate of about .5 pt/year.

    Addressable Subs & PPV Revenue/Sub: The market is probably less attractive for PPV due to its demographics, but we have allowed for long term increases in addressable subs, and in revenue/sub.
Basic Rate Increases: Competition will limit increases to just over inflation, or 3.25%. However, on completion of the rebuild, the company can add some new channels and tiers, and should be able to achieve 5% overall increases for a few years.

    The ten-year model uses summary expense variables which were calculated from the one-year information as follows:

    Personnel: Salaries, Tax/benefit, Professional services, cost allocations, and capitalized labor
    Per-Subscriber: Office rent, Office Operation, Basic Programming, LO Programming
    Revenue-related: Franchise fee, copyright, bad debt, marketing, and advertising sales
    Premium Programming: Pay and pay-per-view
    Per-Mile: Insurance, Property Tax, Pole Rent, Power, System Maintenance

    Personnel costs ae based on current personnel costs, plus annual percentage increases to reflect growth and expenses. We calculated the amounts for the other expense categories on a per-sub or per-mile, or percentage of revenue basis, as noted.

    The per-sub and per-mile costs were increased over the 10-year period by inflation. The percentage costs were held to the same percentage of revenue over 10 years, on the assumption that gradual increases in unit costs can be passed on to customers.

    Capital costs were forecast for several items. New plant costs were calculated using new plant mileage derived from passings growth and an average per-mile cost for new plant (aerial and U/G). Drops were calculated on the assumption that a certain percentage of existing drops is replaced each year, and new drops are added equal to growth plus a churn allowance of 5%. Costs for new addressable converters were allowed based on the increase in addressable subscribers. Capitalized labor is based on 1994 levels, plus inflation. The capital costs for vehicles and miscellaneous is estimated from system size and current vehicle count (assuming vehicles are replaced every 5 years).

    We allowed a nominal annual amount for plant upgrades.

                        DETERMINATION OF APPRAISED VALUE

GENERAL METHODOLOGY

    Appraisal of income-producing property typically relies on one or more of three main approaches.

    Replacement cost, which is the cost to assemble and put the property into operation, is not typically used in the cable television industry for valuing a property as a whole. Cable television system sales include a very substantial intangible value for franchise, goodwill, and customer lists. Although these intangibles can be valued separately, more direct approaches to overall value are easier to use, and more appropriate.

    Market value as determined by comparable transactions is a very common approach for estimates of value. Transaction value is typically reported on the basis of either per-subscriber cost or operating income multiple. We consider both ratios, but place more reliance on the income multiple.

    The Income Approach is widely used in business valuation, and we use this as our first approach. Our method involves determination of the discounted present value of free cashflow generated over ten years, plus an allowance for the terminal value after ten years.

INCOME APPROACH

    Ten-year free cashflow was projected, as discussed previously. The annual free cashflow was discounted using an average cost of capital calculated as shown on the spreadsheet.

    The FCC cost-of-service rules will permit a cost-of-capital rate of 11.25%, plus further upward adjustments related to tax matters; the result is typically in the 12%--13% range. Small cable operators may use even higher numbers, subject to certain overall limits. We do not believe the FCC cost-of-capital should be used directly, but do find that the FCC values support our calculation of 12.6%.

    We then added a terminal value based on the resale value of the system in year 10. The terminal value was calculated at 5 x year 10 cashflow. The industry will increasingly feel the effects of maturity, regulation and increased competition. Sale multiples will gradually decline as the opportunities for growth into new lines are realized or abandoned. Non-cable businesses currently trade in the 3-6 x cashflow range. Regulated telephone companies presently trade at around 5-7 x cashflow. Selection of 5x should reflect the industry's gradual maturity and transformation to a "normal" telecommunications industry, and this system's small size.

    The terminal value was then discounted to a present value using the same discount rate. The discounted cashflow and discounted terminal values were added, to arrive at the estimate of potential system value shown on the worksheet.

MARKET VALUE

    The prices of cable system transactions are frequently evaluated to determine the ratio of operating income (income before depreciation, interest, and management fees) to purchase price; sales results are frequently reported in the trade press. Per-subscriber values are also widely reported. We consider principally the multiple of first year projected operating income. To facilitate our analysis, we compared this system to the overall market with respect to some key factors. The analysis is subjective, and based on our personal knowledge, but nonetheless helps to structure the process:

    Future passing and subscriber growth: Abbeville is limited in this area, and below average.
    Demographics: As discussed above, demographics are average.
    Competitive situation: Competition is somewhat limited.
    System Capacity/Quality: The system is average.
    General Operations: With regard to matters such as staff, franchise problems, etc., the system is normal.
    New Revenues: New revenue opportunities are limited.

    System marketability: The system would be a bit difficult to market because of location and size, and is thus below average.

COMPARABLE TRANSACTION DATA

    We then select an approximate appropriate multiplier from information available about other reasonably similar transactions, and the general state of the market. The following data has been taken from announcements in the trade press, information from brokers, recent issues of the Cable TV Investor Newsletter, published by Paul Kagan Associates, and our own knowledge.

SYSTEM                                                              DATE        SUBS       $/SUB      CF MULT
----------------------------------------------------------------  ---------  ----------  ---------  -----------
SC..............................................................       3/96      44,600      1,767        10.4
Columbus, MS....................................................       2/96      16,000      1,465         9.5
Arizona.........................................................      12/95       8,000      1,500         7.0
VA/TN/GA........................................................       1/96      40,000      1,107         8.5
Market Avg YTD..................................................       4/96   5,300,000      2,136        10.8

    The foregoing data is the best available to us. However, in some cases, it may not be accurate, and may reflect third-party estimates of the terms rather than actual data.

    These reports of transactions, and general industry commentary, suggest that the "market" in 1995 for larger systems is generally 9 to 11, depending on location, growth, rate control, etc. Smaller systems trade in the 7 to 9 range. Urban and suburban systems are valued more highly than rural systems.

    After considering all factors, we believe Abbeville would be valued at approximately 8 x operating income, or $1,500/sub.

APPRAISED VALUE

    The multiples calculated by dividing the discounted cashflow approach by current subscriber count and projected income are:

Discounted Cashflow Value........................................  3,988,000
Current subscribers..............................................      2,623
Projected operating income.......................................    495,000
Resulting per-sub value..........................................  $   1,520
Resulting income multiple........................................       8.05

    The values calculated by using the same subscriber count, and multiples selected from market data are:

Value, at 8 x operating income...................................  3,960,000
Value, at $1,500 per sub.........................................  3,934,000

    The values calculated by the three different methods are consistent and we set the appraised value at $3,950,000.

                        QUALIFICATIONS OF THE APPRAISER

    The appraisal was prepared by R. Michael Kruger, owner and President of Western Cablesystems, Inc. Since 1979, he has appraised hundreds of systems for a variety of clients including major MSO's, independent operators, and clients outside the CATV industry. Kruger has extensive background as a CATV executive. From 1974 to 1979, he held various operating positions at ATC, one of the industry's largest operators. In 1979, he joined a small MSO, and until mid-1986 was president of the 30,000-- subscriber company. There, in addition to his operating duties, Kruger prepared CATV system appraisals.

    Kruger formed Western Cablesystems, Inc. in 1986, and is its sole owner and principal. Western has been directly involved in all aspects of system operations and finance, including several acquisitions and sales, partnership formation, debt placement, franchising, and system construction and startup. Western sold one property in 1993, and presently operates three small cable systems. In addition to continuing appraisal work, Kruger has performed consulting engagements for a wide range of topics and clients, including the economic feasibility of international cable and restructuring of individual systems to achieve financial improvements.

    Kruger received a BS/MS in engineering from the Massachusetts Institute of Technology in 1967/68. In 1974, he received a Masters in Business Administration
(MBA) from the Stanford University Graduate School of Business.

                         CENCOM APPRAISAL FOR ABBEVILLE
              HISTORIC INCOME STATEMENTS AND FIRST-YEAR PROJECTION

                                               1992       1993       1994       1995                PROJECTED
                                              ACTUAL     ACTUAL     ACTUAL     ACTUAL      96/Q1      YEAR
                                             ---------  ---------  ---------  ---------  ---------  ---------
Ending Homes Passed........................      3,675      3,745      3,815      3,678      3,678      3,710
Ending Basic...............................      2,349      2,421      2,508      2,543      2,623      2,683
Subscribers
Ending Pay Subscribers.....................        508        657        825        942      1,007      1,107
Ending Basic...............................      63.92%     64.65%     65.74%     69.14%     71.32%     72.32%
Penetration
Ending Pay Penetration.....................      21.63%     27.14%     32.89%     37.04%     38.39%     41.26%
Average Basic Subs.........................      2,326      2,385      2,465      2,526      2,588      2,653
Average Pay Units..........................        485        583        741        884        975      1,057
Avg Basic+Tier Rev/Sub.....................  $   22.13  $   23.41  $   20.45  $   21.69  $   21.79  $   23.63
Average Pay Rev/Unit.......................  $   10.73  $   10.14  $   10.76  $    9.84  $    9.53  $    9.53

REVENUE
Basic,Tier Revenue.........................    617,577    670,135    604,888    657,473    169,213    752,285
Ancillary Revenue..........................     71,341     60,324     37,026     44,968     11,093     46,000
Commercial Basic...........................          0          0      8,519      8,843      2,316      9,264
Premium....................................     62,476     70,903     95,681    104,348     27,873    120,879
Pay-Per-View...............................      3,053      2,657      4,207      5,552      2,637      7,500
Installation...............................      6,591     13,577     18,822     22,875      6,513     26,000
Advertising................................     10,328     11,874      6,861      7,226      3,857      9,500
Shopping/Other.............................      1,087        698      5,300      5,823      1,649      6,300
Franchise/FCC Fees.........................                     0     23,992     26,794      6,753     30,310
Billed
    Total Revenue..........................    772,453    830,168    805,296    883,902    231,904  1,008,037

EXPENSES
G&A Salary.................................     49,248     54,481     54,136     44,747     12,310     47,700
Tax/Benefit-G&A............................      8,705     10,871     12,362      9,738      2,241     10,494
Office Rent................................          0          0          0         30          0          0
Office Operation...........................     22,253     27,282     21,438     27,574      7,661     30,000
Billing....................................     12,029     16,337     11,369     13,245      3,178     14,645
Bad Debt/Collection........................      9,786      9,402      5,379     10,886       (873)    10,080
Professional Services......................      6,568     12,105        179         24          0          0
Insurance..................................      4,779      9,154      6,817      7,036      1,699      7,300
Property Tax...............................     13,992     41,585     22,775     50,334     11,302     48,000
Franchise/FCC/Copyright....................     24,321     25,603     24,644     28,965      7,294     33,265
Cost Allocation............................          0          0     16,353      3,555      1,076      4,400
Operating Wages,...........................     53,300     56,181     57,878     60,439     16,824     62,252
Overtime
Tax/Benefit- Op Wages......................     10,797     11,701     12,913     11,586      3,084     13,073
Labor Capitalized..........................     (9,244)    (8,713)    (6,645)   (28,437)    (8,803)   (35,000)
Pole Rent..................................      6,812      8,568      8,514      5,017      2,361      9,500
Power......................................      6,316      6,447      4,559      6,224      1,585      6,500
System Maint., Operation...................     10,306      9,787     13,222     10,203      2,245     11,000
Programming-Basic..........................     81,514    103,600    112,232    136,447     37,692    162,364
Programming-Premium........................     27,667     31,392     39,873     47,448     13,598     56,813
Programming-PPV............................      2,099      2,396      1,656      2,570      1,131      4,500
Programming-LO, Other......................      5,155      3,873        561      3,749      1,041      4,000
Marketing/Sales............................     10,964      9,546      8,424     10,775      1,245     12,096
Cost of Advertising........................          0          0          0          0          0          0
Sales
    Total Expenses.........................    357,367    441,598    428,639    462,155    117,891    512,982
Operating Income...........................    415,086    388,570    376,657    421,747    114,013    495,055
Operating Margin...........................      53.74%     46.81%     46.77%     47.71%     49.16%     49.11%

              DISCOUNTED CASHFLOW MODEL FOR APPRAISAL OF ABBEVILLE

                        CHANGE        CURRENT      PROJ.
                      ASSUMPTIONS     ACTUAL      YEAR 1     YEAR 2     YEAR 3     YEAR 4     YEAR 5     YEAR 6     YEAR 7
                     -------------  -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ending Passings....                      3,678       3,710      3,780      3,808      3,837      3,866      3,895      3,924
Passings Growth....                                              1.89%      0.75%      0.75%      0.75%      0.75%      0.75%
Ending Basic
  EBU's............                      2,623       2,716      2,786      2,826      2,866      2,907      2,949      2,990
Ending Pay Units...                      1,007       1,107      1,143      1,166      1,183      1,200      1,217      1,234
Ending Basic EBU
  Pen..............                      71.32%      73.21%     73.71%     74.21%     74.71%     75.21%     75.71%     76.21%
Basic
  Penetration......                                              0.50%      0.50%      0.50%      0.50%      0.50%      0.50%
Change
Pay/Basic
  Penetration......         0.25%        38.39%      40.76%     41.01%     41.26%     41.26%     41.26%     41.26%     41.26%
Average Basic
  EBU's............                                  2,670      2,751      2,806      2,846      2,887      2,928      2,969
Average Pay
  Units............                                  1,057      1,125      1,154      1,174      1,191      1,208      1,225
Addressable Sub
  %................        10.00%         7.00%      10.00%     20.00%     30.00%     40.00%     50.00%     60.00%     70.00%
Ending Plant
  Miles............                         85          86         87         87         88         88         89         89
New Miles..........           55                         1          1          1          1          1          1          1
New Drops..........         1.05                        98         74         42         42         43         43         44
Rebuild Miles
Replace Drops %....                                  10.00%     10.00%     10.00%     10.00%     10.00%     10.00%     10.00%
Basic
  Revenue/EBU......                              $  285.28  $  294.55  $  304.12  $  319.33  $  335.29  $  352.06  $  363.50
Basic Rev/EBU......                                              3.25%      3.25%      5.00%      5.00%      5.00%      3.25%
Increase
Ancillary
  Rev/EBU..........         3.00%                $   17.23  $   17.75  $   18.28  $   18.83  $   19.39  $   19.98  $   20.58
Pay Revenue/Unit...         1.50%                $  114.36  $  116.08  $  117.82  $  119.58  $  121.38  $  123.20  $  125.05
PPV Rev/Addr.
  Sub..............         4.00%                $   28.10  $   29.22  $   30.39  $   31.60  $   32.87  $   34.18  $   35.55
Late/Shop/Oth
  $/EBU............         4.00%                $    2.36  $    2.45  $    2.55  $    2.65  $    2.76  $    2.87  $    2.99
Advertising
  Rev/EBU..........         4.00%                $    3.50  $    3.64  $    3.78  $    3.93  $    4.09  $    4.26  $    4.43
Personnel Cost
  Incr. %..........         3.00%                     5.12%      5.03%      4.01%      4.01%      4.01%      4.01%      4.01%
Per-Sub Expense....         4.50%                $   77.69  $   81.19  $   84.84  $   88.66  $   92.65  $   96.82  $  101.17
% of Rev. Expense
  %................                                   5.50%      5.50%      5.50%      5.50%      5.50%      5.50%      5.50%
Pay/PPV Expense
  %................                                  47.76%     47.76%     47.76%     47.76%     47.76%     47.76%     47.76%
Per-Mile Expense...         4.00%                $     962  $   1,000  $   1,040  $   1,082  $   1,125  $   1,170  $   1,217
Capex per drop.....         2.00%                $      70  $      71  $      73  $      74  $      76  $      77  $      79
Capex per new
  mile.............         3.00%                $  18,000  $  18,540  $  19,096  $  19,669  $  20,259  $  20,867  $  21,493
Capex per rebuild
  mile
Capex per new adr.
  sub..............         1.00%                $     100  $     101  $     102  $     103  $     104  $     105  $     106
REVENUE
Basic/Tier/Com'l...                                761,549    810,327    853,401    908,895    967,954  1,030,805  1,079,394
Ancillary..........                                 46,000     48,828     51,299     53,594     55,989     58,489     61,098
Pay................                                120,879    130,560    135,993    140,431    144,571    148,826    153,200
Pay-per-view.......                                  7,500     16,077     25,581     35,981     47,442     60,050     73,893
Installation.......         4.00%                   26,000     27,040     28,122     29,246     30,416     31,633     32,898
Late/Other/Shop....                                  6,300      6,752      7,163      7,556      7,970      8,407      8,867
Advertising........                                  9,500     10,008     10,616     11,199     11,813     12,460     13,142
Franch. Fee
  billed...........         3.10%                   30,310     31,024     32,888     35,133     37,516     40,058     42,204
    Total
    Revenue........                              1,008,038  1,080,614  1,145,063  1,222,035  1,303,672  1,390,728  1,464,696
EXPENSES
Personnel..........                                102,919    108,101    112,439    116,950    121,640    126,515    131,583
Per-Sub costs......                                211,009    226,199    239,767    254,136    269,355    285,472    302,541
Per-mile costs.....                                 82,300     86,865     90,876     95,072     99,464    104,059    108,868
Percent of Rev.
  costs............                                 55,441     59,433     62,977     67,211     71,701     76,489     80,557
Pay & PPV Costs....                                 61,313     70,033     77,167     84,253     91,704     99,758    108,458
    Total
    Expenses.......                                512,982    550,630    583,226    617,622    653,863    692,293    732,007
OPERATING INCOME...                                495,056    529,984    561,837    604,413    649,809    698,435    732,689
Operating Ratio....                                  49.11%     49.04%     49.07%     49.46%     49.84%     50.22%     50.02%
CAPITAL EXPENDI-
  TURES
Drops..............                                 25,848     25,152     23,636     24,443     25,277     26,138     27,027
Addr. Converters...                                  8,799     28,849     29,644     30,781     31,953     33,159     34,401
New plant..........                                 10,473     23,596      9,843     10,215     10,600     11,000     11,415
Rebuild............         3.00%                   25,000     25,750     26,523     27,318     28,138     28,982     29,851
Labor
  capitalized......         7.77%                    8,000      8,403      8,740      9,091      9,455      9,834     10,228
Vehicles...........         5.00%                    8,000      8,400      8,820      9,261      9,724     10,210     10,721
Other..............         3.00%                   25,000     25,000     25,750     26,523     27,318     28,138     28,982
    Total Capex....                                111,119    145,150    132,955    137,631    142,465    147,461    152,625
DISCOUNTED FREE
  CASHFLOW
Operating Income...                                495,056    529,984    561,837    604,413    649,809    698,435    732,689
Less Capital.......                                111,119    145,150    132,955    137,631    142,465    147,461    152,625
Expenditures
Free cashflow......                                383,937    384,835    428,882    466,782    507,344    550,975    580,064


                      YEAR 8     YEAR 9     YEAR 10
                     ---------  ---------  ---------
Ending Passings....      3,953      3,983      4,013
Passings Growth....       0.75%      0.75%      0.75%
Ending Basic
  EBU's............      3,032      3,075      3,118
Ending Pay Units...      1,251      1,269      1,287
Ending Basic EBU
  Pen..............      76.71%     77.21%     77.71%
Basic
  Penetration......       0.50%      0.50%      0.50%
Change
Pay/Basic
  Penetration......      41.26%     41.26%     41.26%
Average Basic
  EBU's............      3,011      3,054      3,097
Average Pay
  Units............      1,242      1,260      1,278
Addressable Sub
  %................      70.00%     70.00%     70.00%
Ending Plant
  Miles............         90         91         91
New Miles..........          1          1          1
New Drops..........         44         45         45
Rebuild Miles
Replace Drops %....      10.00%     10.00%     10.00%
Basic
  Revenue/EBU......  $  375.32  $  387.51  $  400.11
Basic Rev/EBU......       3.25%      3.25%      3.25%
Increase
Ancillary
  Rev/EBU..........  $   21.19  $   21.83  $   22.48
Pay Revenue/Unit...  $  126.92  $  128.83  $  130.76
PPV Rev/Addr.
  Sub..............  $   36.97  $   38.45  $   39.99
Late/Shop/Oth
  $/EBU............  $    3.11  $    3.23  $    3.36
Advertising
  Rev/EBU..........  $    4.60  $    4.79  $    4.98
Personnel Cost
  Incr. %..........       4.00%      4.00%      4.00%
Per-Sub Expense....  $  105.73  $  110.48  $  115.46
% of Rev. Expense
  %................       5.50%      5.50%      5.50%
Pay/PPV Expense
  %................      47.76%     47.76%     47.76%
Per-Mile Expense...  $   1,265  $   1,316  $   1,369
Capex per drop.....  $      80  $      82  $      84
Capex per new
  mile.............  $  22,138  $  22,802  $  23,486
Capex per rebuild
  mile
Capex per new adr.
  sub..............  $     107  $     108  $     109
REVENUE
Basic/Tier/Com'l...  1,130,224  1,183,397  1,239,019
Ancillary..........     63,820     66,661     69,625
Pay................    157,696    162,316    167,065
Pay-per-view.......     77,935     82,194     86,682
Installation.......     34,214     35,583     37,006
Late/Other/Shop....      9,352      9,863     10,402
Advertising........     13,861     14,619     15,417
Franch. Fee
  billed...........     44,122     46,128     48,224
    Total
    Revenue........  1,531,224  1,600,760  1,673,440
EXPENSES
Personnel..........    136,853    142,331    148,026
Per-Sub costs......    320,616    339,757    360,026
Per-mile costs.....    113,900    119,165    124,675
Percent of Rev.
  costs............     84,216     88,040     92,037
Pay & PPV Costs....    112,536    116,776    121,188
    Total
    Expenses.......    768,120    806,069    845,952
OPERATING INCOME...    763,104    794,690    827,488
Operating Ratio....      49.84%     49.64%     49.45%
CAPITAL EXPENDI-
  TURES
Drops..............     27,946     28,895     29,875
Addr. Converters...      3,167      3,234      3,302
New plant..........     11,845     12,292     12,756
Rebuild............     30,747     31,669     32,619
Labor
  capitalized......     10,638     11,064     11,506
Vehicles...........     11,257     11,820     12,411
Other..............     29,851     30,747     31,669
    Total Capex....    125,451    129,720    134,138
DISCOUNTED FREE
  CASHFLOW
Operating Income...    763,104    794,690    827,488
Less Capital.......    125,451    129,720    134,138
Expenditures
Free cashflow......    637,653    664,970    693,350

                                                    DISCOUNT RATE
Discount Rate..........................      12.60% CALCULATION
                                                    --------------------

Net Present Value of Free Cashflow.....  2,725,603                        PROPORTION     RATE
                                                                          -----------  ---------
                                                    Equity..............       30.00%      20.00%
                                                    Senior..............       60.00%       9.00%
                                                    Debt................
                                                    Sub. Debt...........       10.00%      12.00%
                                                    Blended.............                   12.60%

TERMINAL VALUE
Year 10 operating income...........               827,488
Multiple...........................                     5
Terminal Value.....................             4,137,441
Discounted at......................      12.60% 1,262,839

POTENTIAL VALUE
NPV of Free Cashflow...............             2,725,603
NPV of Terminal Value..............             1,262,839
Total Potential Value..............             3,988,442

RATIOS
Current EBU's......................                 2,623
First-year Op. Income..............               495,056
Value per EBU......................                $1,521
Op. Income Multiple................                  8.06

                        FAIR MARKET VALUE APPRAISAL FOR
                           LINCOLNTON, NORTH CAROLINA
                             MARCH 31, 1996 UPDATE
                                  PREPARED FOR
                              CENCOM PARTNERS, INC
                             CENCOM PARTNERS, L.P.
                                  PREPARED BY
                           WESTERN CABLESYSTEMS, INC
                          R. MICHAEL KRUGER, PRESIDENT
                          CABLE TELEVISION MANAGEMENT,
                           CONSULTING, AND APPRAISALS
                                513 WILCOX, #230
                             CASTLE ROCK, CO 80104
                                  303-688-4462

                       BACKGROUND AND LIMITING CONDITIONS

    Western was asked by Cencom to prepare an analysis of the fair market value as a going concern of the assets of the Lincolnton, North Carolina cable television system as of March 31, 1995. We were recently asked to update our work and issue a new report. This appraisal report is being issued pursuant to the April 28, 1995 and April 19, 1996 engagement letters between Cencom and Western. This report presents key data, our analysis and assumptions, and our conclusions.

    The assets being appraised include, as an assemblage, all of the tangible and intangible assets and personal property necessary to operate the cable television system as a going concern, consistent with past practice and industry norms. The assets include the antennas and signal receiving equipment, strand, conduit, cables, amplifiers, passive devices, drops, converters, tools, test equipment, subscriber records, franchises, pole attachment agreements, easements, supplier and programming contracts, and goodwill. Financial assets such as accounts receivable, and liabilities, are not included.

    The appraisal is based principally on financial data provided by Cencom, including Income Statements for the 12 months ended December 31, 1995, 1994, 1993, and 1992, and 3 months ended March 31, 1996. Management also provided the operational data presented herein, such as passings and subscriber counts. The appraiser visited the system in May, 1995. The system manager was interviewed at length to obtain additional data including subscriber history, technical data, demographics, and local economic information. The appraiser toured representative portions of the general market area. This information was reviewed and updated in 1996 by means of a telephone interview with the manager.

    The work herein is based in part on data provided by Cencom and others, and we assume no responsibility for the accuracy of such data. Western has used customary techniques and industry knowledge available to Western in preparing this report. Western does not warrant or represent that the appraised value is that which would actually be obtained in an open market transaction, or that the value would be upheld in litigation or administrative proceeding. Accordingly, Western (including its officers, employees, and owners) does not indemnify or hold harmless any user of this report in any manner against any costs, losses, or damages arising out of the use of the appraised value or other conclusions contained herein.

                              GENERAL DESCRIPTION

    The system principally serves the community of Lincoln County, including the city of Lincolnton. This area is located midway between Charlotte and Hickory (about 25 miles from each.) The operations also include a separate headend serving the town of Taylorsville, about 45 minutes north of Lincolnton.

Homes Passed................................................     28,447
Residential Basic Subs......................................     14,592(51%)
Commercial/Bulk EBU's (379 units)...........................        128
    Total EBU's.............................................     14,720
Pay Units...................................................      6,535(46%)
Plant Miles.................................................        815
Homes Per Mile..............................................         35
Number of headends..........................................          3
Channels in use (typical)...................................         44
Plant Channel Capacity......................................      42-44

    The system is served by three headends. This appraisal is being done on the aggregate system, but the approximate breakout may be helpful:

NAME                                                                                 SUBSCRIBERS
---------------------------------------------------------------------------------  ---------------
Lincolnton/Lincoln Co............................................................            69%
Vale (remote area in L.C.).......................................................             4%
Taylorsville.....................................................................            27%

    Lincoln County is a sprawling small-town/rural area. It stretches from small farming areas on the west to an affluent Charlotte "bedroom" area on the east. The east end is located on a beautiful lake. Lincolnton itself is a busy community with a broad mix of retail and service. Lincoln County manufacturers include ball bearings, tools, pharmaceuticals, textiles, and furniture. About 40% of the area residents commute to a broad range of manufacturing, finance, and service jobs in Charlotte (30-45 minutes). The overall economy in North Carolina is strong, and employers are all stable or growing. Unemployment is low.

    There is a relatively dense "small-town" area in Lincolnton with a normal mix of older homes. Numerous new subdivisions are scattered throughout the surrounding areas, particularly in the east end. Some of the subdivisions are quite large, and include planned and gated communities. The eastern subdivisions located on the lake include large homes valued at around $300,000. New homes in other areas are priced around $150,000, and older homes range downward. There are some multi-family projects, but the area is mostly single-family.

    New homes are typically valued at $70,000-$150,000, with some much higher and lower. The market is brisk, and homes sell quickly. Demographics cover a broad range from low-income rural to wealthy professional. The area would be described as "typical" overall.

    Taylorsville is a similar area. Local industry includes principally furniture and components, and many residents commute to Hickory.

    Demographics cover a full range from rural low-income to high-income professional, and overall would be considered average.

                                PASSINGS GROWTH

    System information on historic passings growth was not accurate. The present number is based on 1995 audits and updates. Further complicating analysis of housing growth is the fact that the system has not been able to provide service to all new areas being built due to capital constraints. Management estimates that the actual total home growth is presently about 600 units per year.

    There are a number of unserved subdivisions in Lincolnton, and some rural areas in Taylorsville which may be feasible. The estimated potential is:

                                                                                   HOMES        MILES
                                                                                -----------     -----
Lincolnton....................................................................       1,000           25
Taylorsville..................................................................       1,000           50

    There are no significant acquisition possibilities.

                             SUBSCRIBER PENETRATION

    The system provided the following data:

                                                  PASSINGS      BASIC       PAY        BASIC %        PAY %
                                                 -----------  ---------  ---------  -------------  -----------
12/95..........................................      28,447      14,305      6,335           50%           44%
12/94..........................................      28,308      14,033      6,459           50%           46%
12/93..........................................      27,850      13,285      5,752           48%           43%
12/92..........................................      27,474      12,549      5,802           46%           46%
12/91..........................................      27,099      12,410      6,597           46%           53%

    The 1994 Cable Factbook reports penetrations in nearby Charlotte of 65% basic and 57% pay.

    Because of potential errors in the passing count, past basic penetration may be slightly understated. In any event, basic penetration is growing, at about 1 point per year. We believe the growth rate would increase with aggressive new management; 50% is an unreasonably low level for this market. Pay penetration appears to be fairly stable at about 46%, but should grow slowly in the future.

                         SUBSCRIBER RATES AND SERVICES

    Each headend has slightly different lineups and rates; information for Lincolnton, which serves nearly 70% of the customer base, is summarized below.

                                                                          CHANNELS        RATE
                                                                        -------------  -----------
Basic.................................................................           14           7.34
Tier..................................................................           23          16.01
Total.................................................................           37         $22.40
Pay channels..........................................................            5     8.45-11.45
Pay-per-view..........................................................            2            n/a
Converters............................................................                   1.84-2.45
Remote control........................................................                         .23
Wire maintenance......................................................                         .95

    Approximately 98% of the customers take the tier.

    Basic includes 9 offair, and WGN and WTBS. The tier is all satellite services. Pay includes Cinemax, HBO, Showtime, Movie, and Disney. Pay-per-view offerings consist of Viewers Choice, adult programming channels, and events.

    There is no fee for additional outlets. There are a number of small transaction fees, including late charges. Typical aerial installation fees are $37. Applicable FCC and franchise fees are added as a separate charge. There are several package discounts and promotional rates available from time to time. Rates are reasonable, and consistent with industry practice.

    The system took small external cost adjustments in 1994 and 1995; an increase of $1.95 is planned for September 1, 1996.

                                RATE REGULATION

    Lincolnton, Lincoln County, and Taylorsville all certified to regulate rates. Relations with the cities are good, and there has been no effort to require strict conformance. There have been no tier complaints. This system will be deregulated in the near future pursuant to recent new federal regulations.

                             NON-SUBSCRIBER REVENUE

    The company has a contract with Catawba Cable (a nearby operator) pursuant to which Catawba sells advertising spots on satellite channels. The system receives an allocated portion of revenues. While the amount is not large, it appears to be a reasonable arrangement, with little chance of major improvement.

    There is no other significant revenue source (fiber rental, tower rental, phone), existing at present or likely in the future.

                              STAFF AND OPERATIONS

    The system rents its main office and separate headend in Lincolnton.The other headends are owned. Rents are reasonable, expirations and renewals are not a concern, and there are no unique sites that could not be replaced (although relocation is always a burden).

    The system has a normal complement of test equipment, inventory, and vehicles, including two bucket trucks. The office staff is well-equipped, and uses centralized Cabledata billing services.

    The system offers customary business-day service Monday through Friday, with partial staffing Saturday morning. Phones are answered by a central company facility after hours, and technicians are dispatched on outages if necessary.

    Management reports about 23% annual turnover, and 50% annual service call volume. Turnover is fairly high, but reflective of lower penetration. The service call rate is very high, and indicates some technical concerns as discussed below. Backlogs are 3-4 days on installs, and same-day on service. All are normal.

    System staffing can be summarized as:

ITEM                                                                  OFFICE      FIELD       OTHER
-------------------------------------------------------------------  ---------  ---------  -----------
Number of employees................................................          9         11           0
Subs/employee......................................................      1,635      1,338
Average wage.......................................................     16,800     28,400      --

    The company also uses a varying number of contract installers to do all new installs and some reconnects. It appears there may be some minor wage allocation issues between office and field, but the overall average wage is quite reasonable. Staff ratios are reasonable, especially considering the drive time involved.

                                   MARKETING

    The system uses in-house commissioned direct salespeople on a regular basis, but at present none are on the payroll. Direct mail and newspaper are used from time to time.

                                   FRANCHISES

    The major Lincolnton and Lincoln County franchises expire in 2000. The Dallas franchise was recently renewed through 2010, with a requirement for an upgrade to 450 mhz and installation of fiber to improve picture quality. Three franchises, including Taylorsville, expire in 1998; renewal notice has been given by the system, but discussions have not started pending sale to a new owner.

                                  COMPETITION

    In the east end near Charlotte, residents can get good reception on 5-7 Charlotte signals with standard antennas. Reception in the west end can be more limited.

    There is no cable overbuild, and no contiguous operator, although Time Warner is nearby, and a major presence. The company has the only franchise in the county, so there is no cable competition for new subdivisions.

    There is no MMDS.

    The company estimates that it has lost perhaps 100 customers to DBS. However, because the company has not kept pace with new subdivision construction, it has lost a number of potential customers; there may be at least 100 DBS dishes in unserved areas.

                               TECHNICAL PROFILE

Mileage: 639 aerial, 176 underground, no fiber
Headend Electronics: S-A
Plant Electronics: S-A
Amplifier Cascade: 35-48
Power: Most areas standby
Trunk Cable: 750-875 P3, some 1000 and a bit of 500
Distribution Cable: Mostly 500 P3
Pay Security: Mostly addressability, 2 headends use traps
Percent of Addressable Subs: 40%
Converter Types: TOCOM, Jerrold, Pioneer, S-A

    Estimated Plant Build Dates:

                                                                                  MILES        PERCENT
                                                                                  -----     -------------
1970's.......................................................................         353            33%
1980's.......................................................................         492            46%
1990's.......................................................................         225            21%

    Estimated Channel Capacity:

                                                                                  MILES        PERCENT
                                                                                  -----     -------------
300 Mhz......................................................................         306            30%
330 Mhz......................................................................         579            55%
450 Mhz......................................................................         160            15%

    There has been no major rebuild. The plant itself is reported to be in good condition, but there are cascade problems; substantial fiber is needed to reduce the cascade to improve reliability.

    Capacity is limited, and needs to be increased to meet competitive pressures. There are no "big urban" systems nearby, and no indication of franchise pressures at this time. An upgrade to 450 Mhz should be adequate at present. About 1/2 of the plant is likely to be 10 years old or less. Management indicates that an electronics drop-in with some respacing and cable replacement, plus more fiber, would result in 450 Mhz capacity.

                                 UPGRADE COSTS

Fiber Overlay
    20% x 800 miles x $6,000/mile...............................  $ 960,000
Retrofit existing 450 plant
    100 miles x $3,000/mile.....................................    300,000
Retrofit existing 330 plant in good shape
    500 miles x $5,000/mile.....................................  2,500,000
Rebuild old plant
    200 miles x $12,000.........................................  2,400,000
                                                                  ---------
        Total upgrade costs.....................................  $6,160,000

                       DETERMINATION OF OPERATING INCOME

    Appraising the value of cable television systems involves calculation of historic and projected operating income (commonly called "cashflow"). Operating income is defined as direct operating revenues less expenses, before capital expenditures, depreciation, and management fees. The operating income considered in appraisals is typically that which will be derived by the buyer, using his cost structure and nominal predictable changes in operations.

FIRST-YEAR PROJECTION

    We first prepared a detailed Projected-Year statement of operating income. To do so, we reviewed the company's historic income statements, and used them to prepare an estimate of projected operating income for the 12 months beginning April 1, 1996. A projection worksheet is attached.

    The Projected-Year subscriber revenues are based on the March 31, 1996 subscriber count, plus allowances for growth, and on 1996/Q1 rates, plus appropriate adjustments for additional actual 1996 rate changes. Other revenue items were based on consideration of past results and trends.

    Certain Projected-Year expense items such as programming costs which are based on subscribers or revenue have been adjusted to match the subscriber and revenue projections shown, using prior-year unit costs or ratios plus an allowance for increases where appropriate. Overhead items, such as maintenance and property tax have been based principally on average results, to reflect longer-term trends. In preparing our detailed analysis, we also reviewed key operating ratios, such as programming cost/subscriber, staffing ratios, copyright and bad debt expense levels, etc. and compared them to industry norms and our experience. A brief discussion of key individual items follows:

    Passings: Increase by the estimate of 600 homes/year of growth. Do not add the deferred line extensions in year 1 because of the extent and capital cost, but do include them in year 2.

    Basic Penetration: Increase by 2 points, with a decline as the system passes 60%.

    Pay Penetration: Make only small gains, matching recent years.

    Average Basic+Tier Revenue/Subscriber: Use the average for Q1/96 plus the 1996 increase.

    Average Pay Revenue/Unit: Has been fluctuating; use a midpoint.

    Pay-Per-View Revenues: Data is limited, but indicates growth, which will continue

    Advertising: Use the 1995 levels, plus some growth for the new contracts.

    G&A Salary: Ratios are good, but wages are a bit low. Increase 1995 levels by inflation and growth.

    Insurance: Fluctuating; use 3-year level

    Bad Debt: Has been fluctuating, but appears to be declining. Use a normal level of 1.2%,

    Professional Services, Allocated Costs: Use 1995 levels.

    Operating Wages: Ratios and levels good; increase 1995 levels for inflation and growth.

    Basic Programming: Use the 1996 level plus increases of 5%.

    Premium/PPV Programming: We used the average historic level of 48.5% of revenue.

    Marketing/Sales: Industry norms vary from 1% of revenue in classic systems with little need for sales, to 4% in urban markets. This system is at about 2%, and we used this historic level.

TEN-YEAR CASHFLOW PROJECTIONS

    Our principal appraisal technique involves projection of free cashflow for 10 years; free cashflow is equal to operating income less capital expenditures, but still before depreciation and interest, and taxes. (Projected free cashflow is then discounted at an appropriate cost-of-capital rate, and a terminal value is added to get the value of the property.) Our projection for this system is shown on the two-page spreadsheet enclosed. We started with the data contained in the first-year projection spreadsheet, and expanded it with the variables and assumptions shown.

    Revenue items used are the same as for the first-year analysis. However, they are based on forecasts for system growth in areas such as passings, penetration, and revenue/subscriber. The small amount of commercial revenue was converted to EBU's and for simplicity we did our forecast using total EBU's.

    Passings growth in the second year included normal growth of 600/year, plus the deferred line extensions. In the following years, we used a growth rate of 2%, which is about the historic level.

    Penetration increases: The system has been growing at about 2 pt/year, and since levels are low, this should continue for several years. In year 7, we slowed the growth, reflecting increasing competition from other technologies.

    Addressable Subs & PPV Revenue/Sub: The system is a prime candidate for addressability; we increased the number of customers in a conservative manner, and allowed a fairly fast 6% increase in revenue/sub, reflecting the demographics.

    Basic Rate Increases: Rate regulation and competition will normally limit increases to a bit over inflation; we used 3.25%. However, on completion of the rebuild, the company can add some new channels and tiers, and make 5% overall increases for two years.

    The ten-year model uses summary expense variables which were calculated from the one-year information as follows:

        Personnel: Salaries, Tax/benefit, Professional services, cost allocations, and capitalized labor

        Per-Subscriber: Office rent, Office Operation, Basic Programming, LO Programming

        Revenue-related: Franchise fee, copyright, bad debt, marketing, and advertising sales

        Premium Programming: Pay and pay-per-view

        Per-Mile: Insurance, Property Tax, Pole Rent, Power, System Maintenance

    Personnel costs ae based on current personnel costs, plus annual percentage increases to reflect growth and expenses. We calculated the amounts for the other expense categories on a per-sub or per-mile, or percentage of revenue basis, as noted.

    The per-sub and per-mile costs were increased over the 10-year period for inflation. The percentage costs were held to the same percentage of revenue over 10 years, on the assumption that gradual increases in unit costs can be passed on to customers.

    Capital costs were forecast for several items. New plant costs were calculated using new plant mileage derived from passings growth and an average per-mile cost for new plant (aerial and U/G). Drops were calculated on the assumption that a certain percentage of existing drops is replaced each year, and new drops are added equal to growth plus a churn allowance of 5%. Costs for new addressable converters were allowed based on the increase in addressable subscribers.

    Capitalized labor is based on 1995 levels, plus inflation. The capital costs for vehicles and miscellaneous is estimated from system size and current vehicle count. We used the rebuild cost estimates developed earlier in the text, and spread them over 2 years.

                        DETERMINATION OF APPRAISED VALUE

GENERAL METHODOLOGY

    Appraisal of income-producing property typically relies on one or more of three main approaches.

    Replacement cost, which is the cost to assemble and put the property into operation, is not typically used in the cable television industry for valuing a property as a whole. Cable television system sales include a very substantial intangible value for franchise, goodwill, and customer lists. Although these intangibles can be valued separately, more direct approaches to overall value are easier to use, and more appropriate.

    Market value as determined by comparable transactions is a very common approach for estimates of value. Transaction value is typically reported on the basis of either per-subscriber cost or operating income multiple. We consider both ratios, but place more reliance on the income multiple.

    The Income Approach is widely used in business valuation, and we use this as our first approach. Our method involves determination of the discounted present value of free cashflow generated over ten years, plus an allowance for the terminal value after ten years.

INCOME APPROACH

    Ten-year free cashflow was projected, as discussed previously. The annual free cashflow was discounted using an average cost of capital calculated as shown on the spreadsheet.

    The FCC cost-of-service rules will permit a cost-of-capital rate of 11.25%, plus further upward adjustments related to tax matters; the result is typically in the 12%-13% range. Small cable operators may use even higher numbers, subject to certain overall limits. We do not believe the FCC cost-of-capital should be used directly, but do find that the FCC values support our calculation of 12.6%.

    We then added a terminal value based on the resale value of the system in year 10. The terminal value was calculated at 5.5 x year 10 cashflow. The industry will increasingly feel the effects of maturity, regulation and increased competition. Sale multiples will gradually decline as the opportunities for growth into new lines are realized or abandoned. Non-cable businesses currently trade in the 3-6 x cashflow range. Regulated telephone companies presently trade at around 5-7 x cashflow. Selection of 5.5x should reflect the industry's maturity, and the system's location and growth outlook.

    The terminal value was then discounted to a present value using the same discount rate. The discounted cashflow and discounted terminal values were added, to arrive at the estimate of potential system value shown on the worksheet.

MARKET VALUE

    The prices of cable system transactions are frequently evaluated to determine the ratio of operating income (income before depreciation, interest, and management fees) to purchase price; sales results are frequently reported in the trade press. Per-subscriber values are also widely reported. We consider principally the multiple of first year projected operating income. To facilitate our analysis, we compared this system to the overall market with respect to some key factors. The analysis is subjective, and based on our personal knowledge, but nonetheless helps to structure the process:

    Future passing and subscriber growth: Lincolnton will have above-average growth rates.

    Demographics: As discussed above, demographics are overall average for cable.

    Competitive situation: Competition from DBS could be a problem in some areas, and due to lack of cable service DBS has already established a foothold in the area. There is little other direct competition, so overall the system is average in this regard.

    System Capacity/Quality: The need for rebuild/upgrade is a negative.

    General Operations: With regard to matters such as staff, franchise problems, etc., the system is normal.

    New Revenues: The system should be able to generate more sources of new revenue than other rural/ suburban systems, because of its size and good demographics.

    System marketability: The system is of a very attractive size, and is in a market with a number of qualified buyers.

COMPARABLE TRANSACTION DATA

    We then select an approximate appropriate multiplier from information available about other reasonably similar transactions, and the general state of the market. The following data has been taken from announcements in the trade press, information from brokers, recent issues of the Cable TV Investor Newsletter, published by Paul Kagan Associates, and our own knowledge.

SYSTEM                                                    DATE        SUBS       $/SUB      CF MULT
------------------------------------------------------  ---------  ----------  ---------  -----------
SC....................................................       3/96      44,600      1,767        10.4
Columbus, MS..........................................       2/96      16,000      1,465         9.5
Arizona...............................................      12/95       8,000      1,500         7.0
VA/TN/GA..............................................       1/96      40,000      1,107         8.5
Market Avg YTD........................................       4/96   5,300,000      2,136        10.8

    The foregoing data is the best available to us. However, in some cases, it may not be accurate, and may reflect third-party estimates of the terms rather than actual data.

    These reports of transactions, and general industry commentary, suggest that the "market" in 1995 for larger systems is generally 9 to 11, depending on location, growth, rate control, etc. Smaller systems trade in the 7 to 9 range. Urban and suburban systems are valued more highly than rural systems. After considering all factors, we believe the system would be valued at 10 x income, and about $1,800/subscriber.

APPRAISED VALUE

    The multiples calculated by dividing the discounted cashflow approach by current subscriber count and projected income are:

Discounted Cashflow Value.......................................  26,942,000
Current subscribers.............................................     14,720
Projected operating income......................................  3,046,000
Resulting per-sub value.........................................      1,830
Resulting income multiple.......................................        8.8

    The values calculated by using the same subscriber count, and multiples selected from market data are:

Value, at 10 x operating income less capex for rebuild and new build.........................................................  24,110,000
Value, at $1,800 per sub........................................  26,496,000

    The values calculated by the three different methods are generally within a reasonable range. We place more reliance on the discounted cashflow method, because it directly incorporates the key variables which impactvalue. Operating income multiples reflect some of the variables, but are more subjective. Per-subscriber values are useful as broad indicators.

    After reviewing the foregoing results, and considering the limits of each method, we set the appraised value at $26,500,000.

    We believe the foregoing appraised value represents the fair market value at March 31, 1996 of the assemblage of system assets as a going concern, without any discount imputed for brokers' fees. We believe the appraisal reflects the relevant and material general market factors, assumptions, and limitations, all of which are presented in this report. The appraisal was prepared using standard appraisal techniques, and conforms to Standards 7-10 of the Uniform Standards of Professional Appraisal Practice.

                        QUALIFICATIONS OF THE APPRAISER

    The appraisal was prepared by R. Michael Kruger, owner and President of Western Cablesystems, Inc. Since 1979, he has appraised hundreds of systems for a variety of clients including major MSO's, independent operators, and clients outside the CATV industry. Kruger has extensive background as a CATV executive. From 1974 to 1979, he held various operating positions at ATC, one of the industry's largest operators. In 1979, he joined a small MSO, and until mid-1986 was president of the 30,000-subscriber company. There, in addition to his operating duties, Kruger prepared CATV system appraisals.

    Kruger formed Western Cablesystems, Inc. in 1986, and is its sole owner and principal. Western has been directly involved in all aspects of system operations and finance, including several acquisitions and sales, partnership formation, debt placement, franchising, and system construction and startup. Western sold one property in 1993, and presently operates three small cable systems. In addition to continuing appraisal work, Kruger has performed consulting engagements for a wide range of topics and clients, including the economic feasibility of international cable and restructuring of individual systems to achieve financial improvements.

    Kruger received a BS/MS in engineering from the Massachusetts Institute of Technology in 1967/68. In 1974, he received a Masters in Business Administration
(MBA) from the Stanford University Graduate School of Business.

                        CENCOM APPRAISAL FOR LINCOLNTON
              HISTORIC INCOME STATEMENTS AND FIRST-YEAR PROJECTION

                                                                                                     PROJECTED
                                    1992 ACTUAL  1993 ACTUAL  1994 ACTUAL  1995 ACTUAL    96/Q1        YEAR
                                    -----------  -----------  -----------  -----------  ---------  -------------
Ending Homes Passed...............      27,474       27,850       28,308       28,447      28,447        29,047
Ending Basic......................      12,549       13,205       14,033       14,305      14,592        15,250
Subscribers
Ending Pay Subscribers............       5,802        5,752        6,459        6,335       6,535         6,862
Ending Basic......................       45.68%       47.41%       49.57%       50.29%      51.30%        52.50%
Penetration
Ending Pay Penetration............       46.23%       43.56%       46.03%       44.29%      44.78%        45.00%
Average Basic Subs................      12,479       12,877       13,619       14,169      14,449        14,921
Average Pay Units.................       6,199        5,777        6,106        6,397       6,435         6,699
Avg Basic+Tier Rev/Sub............   $   23.57    $   24.34    $   21.72    $   22.40   $   22.94   $     24.89
Average Pay Rev/Unit..............   $    9.67    $    9.51    $   10.02    $    9.63   $    9.31   $      9.31
REVENUE
Basic,Tier Revenue................   3,529,584    3,760,717    3,550,402    3,809,462     994,326     4,456,556
Ancillary Revenue.................     405,091      355,541      267,355      295,693      74,424       312,581
Commercial Basic..................           0            0       28,557       33,462       9,617        38,000
Premium...........................     719,182      659,574      734,270      739,178     179,813       748,376
Pay-Per-View......................           0            0       46,184       65,525      21,803        85,000
Installation......................      65,205       77,053       99,748      114,148      29,468       125,000
Advertising.......................      60,257       44,785        4,916       37,409      11,962        45,000
Shopping/Other....................           0            0       24,945       27,569       9,217        30,000
Franchise/FCC Fees................           0            0       95,489       99,596      26,593       116,810
Billed
    Total Revenue.................   4,779,319    4,897,670    4,851,866    5,222,042   1,357,223     5,957,323
EXPENSES
G&A Salary........................     107,657      135,193      150,910      149,938      37,750       161,933
Tax/Benefit-G&A...................      47,543       50,077       51,036       46,020      13,467        45,341
Office Rent.......................      22,482       12,366       24,773       11,818       2,967        12,000
Office Operation..................     140,290      163,695      153,588      146,250      34,259       155,025
Billing...........................     104,853      108,103      112,282      149,399      34,240       139,659
Bad Debt/Collection...............      98,414       58,371       78,310       61,269       9,244        77,445
Professional Services.............      35,503       72,269        7,297          526           0         2,000
Insurance.........................      37,086       32,530       28,222       41,768       9,836        40,000
Property Tax......................      75,000       30,297       36,664       39,091      10,050        40,000
Franchise/FCC/Copyright...........      95,193      120,411      111,472      111,981      31,352       137,018
Cost Allocation...................           0            0       84,053       18,997       6,093        25,000
Operating Wages,..................     303,370      320,400      272,381      298,769      78,100       322,671
Overtime
Tax/Benefit-Op Wages..............      59,526       70,072       59,871       55,836      12,694        64,534
Labor Capitalized.................     (40,606)     (48,229)     (52,919)     (46,625)    (10,244)      (45,000)
Pole Rent.........................      87,252      136,832      109,345       79,550      28,526       114,000
Power.............................      83,812       80,222       85,877       85,223      20,333        87,000
System Maint.,....................     120,645       68,741       90,271      135,034      29,884       150,000
Operation
Programming-Basic.................     449,288      546,932      606,518      696,276     189,252       820,049
Programming-Premium...............     359,468      335,596      354,810      341,515      88,323       362,962
Programming-PPV...................           0            0       30,832       37,699      14,688        51,000
Programming-LO, Other.............           0            0            0       24,428       7,516        30,000
Marketing/Sales...................     116,286       86,108      105,823       82,996      15,059       119,146
Cost of Advertising...............           0            0            0                       63             0
Sales
    Total Expenses................   2,303,062    2,379,986    2,501,416    2,567,758     663,452     2,911,785
Operating Income..................   2,476,257    2,517,684    2,350,450    2,654,284     693,771     3,045,538
Operating Margin..................       51.81%       51.41%       48.44%       50.83%      51.12%        51.12%

             DISCOUNTED CASHFLOW MODEL FOR APPRAISAL OF LINCOLNTON

                            CHANGE         CURRENT      PROJ.
                          ASSUMPTIONS      ACTUAL      YEAR 1     YEAR 2     YEAR 3     YEAR 4     YEAR 5     YEAR 6     YEAR 7
                        ---------------  -----------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ending Passings.......                       28,447      29,047     31,647     32,280     32,926     33,584     34,256     34,941
Passings Growth.......                                                8.95%      2.00%      2.00%      2.00%      2.00%      2.00%
Ending Basic EBU's....                       14,720      15,377     17,386     18,380     19,406     20,466     21,389     22,341
Ending Pay Units......                        6,566       6,862      7,802      8,294      8,805      9,337      9,812     10,305
Ending Basic EBU
  Pen.................                        51.75%      52.94%     54.94%     56.94%     58.94%     60.94%     62.44%     63.94%
Basic Penetration.....                                                2.00%      2.00%      2.00%      2.00%      1.50%      1.50%
Change
Pay/Basic
  Penetration.........          0.25%         44.61%      44.63%     44.88%     45.13%     45.38%     45.63%     45.88%     46.13%
Average Basic EBU's...                                   15,049     16,382     17,883     18,893     19,936     20,927     21,865
Average Pay Units.....                                    6,714      7,332      8,048      8,550      9,071      9,575     10,058
Addressable Sub %.....         10.00%         15.00%      25.00%     35.00%     45.00%     55.00%     65.00%     75.00%     85.00%
Ending Plant Miles....                          815         900        947        959        971        982        995      1,007
New Miles.............            55                         85         47         12         12         12         12         12
New Drops.............          1.05                        690      2,110      1,043      1,077      1,113        969        999
Rebuild Miles.........                                                 400        400        200        200
Replace Drops %.......                                     5.00%      5.00%     20.00%     20.00%     25.00%     10.00%      5.00%
Basic Revenue/EBU.....                                $  298.67  $  308.38  $  318.40  $  334.32  $  351.04  $  362.45  $  374.22
Basic Rev/EBU.........                                                3.25%      3.25%      5.00%      5.00%      3.25%      3.25%
Increase
Ancillary Rev/EBU.....          5.00%                 $   20.77  $   21.81  $   22.90  $   24.05  $   25.25  $   26.51  $   27.84
Pay Revenue/Unit......          1.50%                 $  111.46  $  113.14  $  114.83  $  116.56  $  118.30  $  120.08  $  121.88
PPV Rev/Addr. Sub.....          6.00%                 $   22.59  $   23.95  $   25.39  $   26.91  $   28.52  $   30.24  $   32.05
Late/Shop/Oth $/EBU...          4.00%                 $    1.99  $    2.07  $    2.16  $    2.24  $    2.33  $    2.43  $    2.52
Advertising Rev/EBU...          6.00%                 $    2.93  $    3.10  $    3.29  $    2.00  $    3.00  $    4.00  $    4.24
Personnel Cost Incr.
  %...................          3.00%                     10.45%     12.16%      6.46%      6.40%      6.35%      5.88%      5.85%
Per-Sub Expense.......          4.50%                 $   75.22  $   78.61  $   82.15  $   85.84  $   89.71  $   93.74  $   97.96
% of Rev. Expense %...                                     5.60%      5.60%      5.60%      5.60%      5.60%      5.60%      5.60%
Pay/PPV Expense %.....                                    49.67%     49.67%     49.67%     49.67%     49.67%     49.67%     49.67%
Per-Mile Expense......          4.00%                 $     479  $     498  $     518  $     539  $     560  $     583  $     606
Capex per drop........          2.00%                 $      70  $      71  $      73  $      74  $      76  $      77  $      79
Capex per new mile....          3.00%                 $  18,000  $  18,540  $  19,096  $  19,669  $  20,259  $  20,867  $  21,493
Capex per rebuild
  mile................                                           $   7,700  $   7,700  $       0  $       0
Capex per new adr.
  sub.................          1.00%                 $     100  $     101  $     102  $     103  $     104  $     105  $     106
REVENUE
Basic/Tier/Com'l......                                4,494,556  5,051,749  5,693,956  6,316,222  6,998,146  7,584,940  8,182,293
Ancillary.............                                  312,581    357,287    409,532    454,288    503,335    554,786    608,622
Pay...................                                  748,376    829,528    924,183    996,513  1,073,192  1,149,732  1,225,919
Pay-per-view..........                                   85,000    137,315    204,292    279,615    369,618    474,555    595,638
Installation..........          6.00%                   125,000    132,500    140,450    148,877    157,810    167,278    177,315
Late/Other/Shop.......                                   30,000     33,964     38,560     42,366     46,493     50,758     55,153
Advertising...........                                   45,000     50,817     58,802     37,785     59,807     83,709     92,706
Franch. Fee billed....          2.00%                   116,810    124,717    141,205    156,427    174,101    190,219    206,580
    Total Revenue.....                                5,957,323  6,717,876  7,610,979  8,432,094  9,382,503  10,255,977 11,144,226
EXPENSES
Personnel.............                                  576,479    646,578    688,373    732,453    778,946    824,723    872,981
Per-Sub costs.........                                1,156,733  1,366,740  1,509,842  1,665,870  1,835,906  2,005,061  2,188,538
Per-mile costs........                                  431,000    471,784    496,616    522,804    550,424    579,556    610,286
Percent of Rev.
  costs...............                                  333,609    376,200    426,213    472,196    525,418    574,333    624,075
Pay & PPV Costs.......                                  413,962    480,259    560,546    633,890    716,685    806,830    904,820
    Total Expenses....                                2,911,783  3,341,560  3,681,591  4,027,213  4,407,379  4,790,503  5,200,699
OPERATING INCOME......                                3,045,540  3,376,316  3,929,388  4,404,881  4,975,124  5,465,474  5,943,527
Operating Ratio.......                                    51.12%     50.26%     51.63%     52.24%     53.03%     53.29%     53.33%
CAPITAL EXPENDITURES
Drops.................                                  102,109    212,709    343,670    368,345    471,986    240,217    166,847
Addr. Converters......                                  163,625    226,338    222,956    247,512    273,621    287,863    312,933
New plant.............                                1,530,000    876,436    219,759    230,879    242,561    254,835    267,730
Rebuild...............                                        0  3,080,000  3,080,000
Labor capitalized.....         13.88%                    80,000     89,728     95,528    101,645    108,097    114,450    121,147
Vehicles..............          5.00%                    50,000     52,500     55,125     57,881     60,775     63,814     67,005
Other.................          3.00%                    75,000     80,000     82,400     84,872     87,418     90,041     92,742
    Total Capex.......                                2,000,734  4,617,711  4,099,438  1,091,134  1,244,459  1,051,220  1,028,404
DISCOUNTED FREE
  CASHFLOW
Operating Income......                                3,045,540  3,376,316  3,929,388  4,404,881  4,975,124  5,465,474  5,943,527
Less Capital..........                                2,000,734  4,617,711  4,099,438  1,091,134  1,244,459  1,051,220  1,028,404
Expenditures
Free cashflow.........                                1,044,806  (1,241,395)  (170,050) 3,313,748 3,730,665  4,414,254  4,915,123


                         YEAR 8
                        ---------
Ending Passings.......     35,640
Passings Growth.......       2.00%
Ending Basic EBU's....     23,322
Ending Pay Units......     10,816
Ending Basic EBU
  Pen.................      65.44%
Basic Penetration.....       1.50%
Change
Pay/Basic
  Penetration.........      46.38%
Average Basic EBU's...     22,831
Average Pay Units.....     10,560
Addressable Sub %.....      95.00%
Ending Plant Miles....      1,020
New Miles.............         13
New Drops.............      1,030
Rebuild Miles.........
Replace Drops %.......       5.00%
Basic Revenue/EBU.....  $  386.39
Basic Rev/EBU.........       3.25%
Increase
Ancillary Rev/EBU.....  $   29.23
Pay Revenue/Unit......  $  123.71
PPV Rev/Addr. Sub.....  $   33.97
Late/Shop/Oth $/EBU...  $    2.62
Advertising Rev/EBU...  $    4.49
Personnel Cost Incr.
  %...................       5.83%
Per-Sub Expense.......  $  102.37
% of Rev. Expense %...       5.60%
Pay/PPV Expense %.....      49.67%
Per-Mile Expense......  $     630
Capex per drop........  $      80
Capex per new mile....  $  22,138
Capex per rebuild
  mile................
Capex per new adr.
  sub.................  $     107
REVENUE
Basic/Tier/Com'l......  8,821,717
Ancillary.............    667,306
Pay...................  1,306,379
Pay-per-view..........    736,853
Installation..........    187,954
Late/Other/Shop.......     59,895
Advertising...........    102,613
Franch. Fee billed....    224,308
    Total Revenue.....  12,107,025
EXPENSES
Personnel.............    923,851
Per-Sub costs.........  2,387,489
Per-mile costs........    642,705
Percent of Rev.
  costs...............    677,991
Pay & PPV Costs.......  1,014,933
    Total Expenses....  5,646,969
OPERATING INCOME......  6,460,056
Operating Ratio.......      53.36%
CAPITAL EXPENDITURES
Drops.................    176,622
Addr. Converters......    339,481
New plant.............    281,277
Rebuild...............
Labor capitalized.....    128,206
Vehicles..............     70,355
Other.................     95,524
    Total Capex.......  1,091,465
DISCOUNTED FREE
  CASHFLOW
Operating Income......  6,460,056
Less Capital..........  1,091,465
Expenditures
Free cashflow.........  5,368,591

                                                                                        YEAR 9       YEAR 10
                                                                                     ------------  ------------
Ending Passings....................................................................        36,352        37,080
Passings Growth....................................................................          2.00%         2.00%
Ending Basic EBU's.................................................................        24,152        25,006
Ending Pay Units...................................................................        11,261        11,721
Ending Basic EBU Pen...............................................................         66.44%        67.44%
Basic Penetration..................................................................          1.00%         1.00%
Change
Pay/Basic Penetration..............................................................         46.63%        46.88%
Average Basic EBU's................................................................        23,737        24,579
Average Pay Units..................................................................        11,038        11,491
Addressable Sub %..................................................................        100.00%       100.00%
Ending Plant Miles.................................................................         1,033         1,046
New Miles..........................................................................            13            13
New Drops..........................................................................           871           897
Rebuild Miles
Replace Drops %....................................................................          5.00%         5.00%
Basic Revenue/EBU..................................................................  $     398.94  $     411.91
Basic Rev/EBU......................................................................          3.25%         3.25%
Increase
Ancillary Rev/EBU..................................................................  $      30.69  $      32.22
Pay Revenue/Unit...................................................................  $     125.56  $     127.45
PPV Rev/Addr. Sub..................................................................  $      36.01  $      38.17
Late/Shop/Oth $/EBU................................................................  $       2.73  $       2.84
Advertising Rev/EBU................................................................  $       4.76  $       5.05
Personnel Cost Incr. %.............................................................          5.41%         5.41%
Per-Sub Expense....................................................................  $     106.98  $     111.79
% of Rev. Expense %................................................................          5.60%         5.60%
Pay/PPV Expense %..................................................................         49.67%        49.67%
Per-Mile Expense...................................................................  $        655  $        682
Capex per drop.....................................................................  $         82  $         84
Capex per new mile.................................................................  $     22,802  $     23,486
Capex per rebuild mile
Capex per new adr. sub.............................................................  $        108  $        109
REVENUE
Basic/Tier/Com'l...................................................................     9,469,741    10,124,295
Ancillary..........................................................................       728,466       792,018
Pay................................................................................     1,386,011     1,464,528
Pay-per-view.......................................................................       854,788       938,211
Installation.......................................................................       199,231       211,185
Late/Other/Shop....................................................................        64,762        69,741
Advertising........................................................................       113,085       124,121
Franch. Fee billed.................................................................       241,752       258,641
Total Revenue......................................................................    13,057,835    13,982,741
EXPENSES
Personnel..........................................................................       973,875     1,026,538
Per-Sub costs......................................................................     2,583,714     2,795,432
Per-mile costs.....................................................................       676,907       712,993
Percent of Rev. costs..............................................................       731,236       783,031
Pay & PPV Costs....................................................................     1,113,069     1,193,510
Total Expenses.....................................................................     6,078,802     6,511,505

                                                                                        YEAR 9       YEAR 10
                                                                                     ------------  ------------
OPERATING INCOME...................................................................     6,979,034     7,471,236
Operating Ratio....................................................................         53.45%        53.43%

CAPITAL EXPENDITURES
Drops..............................................................................       170,517       179,595
Addr. Converters...................................................................       216,145        93,383
New plant..........................................................................       295,509       310,462
Rebuild
Labor capitalized..................................................................       135,148       142,456
Vehicles...........................................................................        73,873        77,566
Other..............................................................................        98,390       101,342
Total Capex........................................................................       989,582       904,804

DISCOUNTED FREE CASHFLOW
Operating Income...................................................................     6,979,034     7,471,236
Less Capital.......................................................................       989,582       904,804
Expenditures
Free cashflow......................................................................     5,989,452     6,566,432

                                                    DISCOUNT RATE
Discount Rate..........................      12.60% CALCULATION
                                                    --------------------

Net Present Value of Free Cashflow.....  14,399,971                       PROPORTION     RATE
                                                                          -----------  ---------
                                                    Equity..............       30.00%      20.00%
                                                    Senior..............       60.00%       9.00%
                                                    Debt
                                                    Sub. Debt...........       10.00%      12.00%
                                                    Blended.............                   12.60%

TERMINAL VALUE
Year 10 operating income...........             7,471,236
Multiple...........................                   5.5
Terminal Value.....................             41,091,800
Discounted at......................      12.60% 12,542,129

POTENTIAL VALUE
NPV of Free Cashflow...............             14,399,971
NPV of Terminal Value..............             12,542,129
Total Potential Value..............             26,942,100

RATIOS
Current EBU's......................                14,720
First-year Op. Income..............             3,045,540
Value per EBU......................                $1,830
Op. Income Multiple................                  8.85

                                   EXHIBIT B
                 FORM OF LEGAL OPINIONS OF HUSCH & EPPENBERGER

                                                                          , 1997


Limited Partners of Cencom Cable
Income Partners II, L.P.
c/o Cencom Properties II, Inc.
12444 Powerscourt Drive, Suite 550
St. Louis, Missouri 63131-3660

    Re: Cencom Cable Income Partners II, L.P.

Ladies and Gentlemen:

    We have acted as special counsel for the Limited Partners (as defined below) of Cencom Cable Income Partners II, L.P. (the "Partnership") in connection with
(i) the selection process whereby the American Arbitration Association has selected an appraiser, which appraiser, along with the appraiser selected by Cencom Properties II, Inc. (the "General Partner"), valued the assets of the Partnership, and (ii) the compliance by the General Partner with the terms and provisions of the Partnership Agreement (as defined below) as they relate to the rights of the Limited Partners in the dissolution process of the Partnership, including the proposed sale by the Partnership to Charter Communications II, L.P., a Delaware limited partnership (the "Purchasing Affiliate"), of the Partnership's cable television system located in and around Anderson County, South Carolina (the "System") for a price of $36,700,000 (the "Sale"). Unless otherwise defined herein or the context otherwise requires, the capitalized terms appearing in this letter shall have the meanings ascribed to them in that certain Amended and Restated Agreement of Limited Partnership of Cencom Cable Income Partners, L.P. dated as of August 18, 1987 (the "Partnership Agreement") by and among the General Partner, Jerald L. Kent, as the Initial Limited Partner, and those persons currently listed in the books and records of the Partnership as Limited Partners (the "Limited Partners").

    This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991) as in effect on the date hereof. As a consequence this Opinion Letter is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Law of the State of Missouri.

    In connection with the foregoing, we have examined originals or copies of, or have taken into account, the following:

        (a) The Partnership Agreement;

        (b) The Notice of Written Vote dated       , 1997 and the Disclosure
    Statement dated       , 1997, each of which has been mailed to the Limited
    Partners and filed with the Securities and Exchange Commission;

        (c) Copies of correspondence between the General Partner (on behalf of the Partnership) and the appraisers who participated in the Partnership Appraisal Process pursuant to the Partnership Agreement, which copies have been represented by the General Partner as being complete and accurate;

        (d) Reports and other correspondence supplied to us by the appraisers who participated in the Partnership Appraisal Process;


        (e) The executed Asset Purchase Agreement related to the Sale dated as of May 30, 1996 between the Purchasing Affiliate and the Partnership (the "Sale Agreement");


        (f) Certificates of an inspector of election for the Partnership concerning the Consent; and

        (g) Such other records of the Partnership, and such other documents and records as we have deemed necessary for the purpose of this letter.

    Our knowledge of the Partnership and its legal and other affairs is limited by the scope of our engagement. We have been engaged by the Partnership only in connection with the matters set forth in the first paragraph of this opinion, and do not represent the Partnership or the Limited Partners with respect to any other legal matters or issues other than those set forth in our opinion
dated as of       to the Limited Partners with respect to Cencom Partners, L.P.
Our engagement commenced in August of 1994, and our fees have been or will be paid by the Partnership.

    On the basis of the foregoing examinations and assumptions and in reliance thereon, and upon consideration of applicable law, subject to the qualifications herein stated, we are of the opinion that:

        1. The General Partner has complied with the written requirements of the Partnership Agreement as such terms and provisions relate to the rights of the Limited Partners in connection with (i) the Partnership Appraisal Process, (ii) the solicitation of Consent, (iii) the Sale and (iv) the Sale Agreement; and

        2. Subject to (i) the limitation that we have not independently verified the accuracy, completeness or fairness of the statements contained in the Disclosure Statement, (ii) the limitations inherent in the information available to us and the limited scope of our engagement, including our participation in the Disclosure Statement preparation being limited solely to our review of the Disclosure Statement and review of various drafts of the Disclosure Statement, and comment thereon related to matters and issues within the scope of our engagement (whether in writing or in telephone conferences with counsel to the General Partner preparing such documentation), and (iii) the nature and extent of our review of the Disclosure Statement being such that we are unable to assume, and do not assume, responsibility for the accuracy, completeness or fairness of such statements, no facts have come to our direct and specific attention which would lead us to believe that the Disclosure Statement, at the time it was filed with the Commission and sent to the Limited Partners, or as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    It should be noted that we are licensed to practice law in the State of Missouri and express no opinion as to the applicability or effect of the laws of any other jurisdiction. In addition, we express no opinion as to any applicability of any federal or state securities laws or compliance with any federal or state securities laws by the General Partner or the Partnership with respect to the Partnership Agreement, the Sale, the Sale Agreement, the solicitation of Consent or any other matter.

    This opinion is being furnished to you by us as special counsel for the Limited Partners for the sole purpose described in the first paragraph hereof. We consent to the disclosure and description of, and quotation from, this opinion as set forth in the Disclosure Statement, but otherwise this opinion may not be relied upon by any other persons other than the Limited Partners, or for any other purpose and may not otherwise be referred to or quoted from, without our prior express written consent. This opinion is limited to the facts as known and disclosed to us and to the laws as such exist on the date of this opinion. We undertake no duty to supplement or update our opinion.

                                          Sincerely,
                                          HUSCH & EPPENBERGER
                                          By:___________________________________
                                            Stan Johnston, Partner

                                                                          , 1997

Limited Partners of Cencom Cable
Income Partners II, L.P.
c/o Cencom Properties II, Inc.
12444 Powerscourt Drive, Suite 550
St. Louis, Missouri 63131-3660

    Re: Liquidation of Cencom Partners, L.P.

Ladies and Gentlemen:

    We have acted as special counsel for those persons currently listed as limited partners (the "Limited Partners") of Cencom Cable Income Partners II, L.P. (the "Partnership") in connection with: the compliance by Cencom Partners L.P. ("CPLP") and Cencom Partners, Inc. ("CPI"), CPLP's general partner, with the terms and provisions of the CPLP Partnership Agreement (as defined below) as they relate to the liquidation of CPLP and indirectly to the rights of the Limited Partners in the liquidation and dissolution of CPLP, including the proposed sales by CPLP to (i) Charter Communications L.P., a Delaware limited partnership ("Charter I"), of CPLP's cable television system located in Sanford, North Carolina (the "Sanford System") for a price of $20,750,000, and (ii) Charter Communications II, L.P., a Delaware limited partnership ("Charter II"), of CPLP's cable television systems located in and around Abbeville, South Carolina (the "Abbeville System") and Lincolnton, North Carolina (the "Lincolnton System") for a price of $4,200,000 and $27,500,000, respectively (collectively, the "Sales"). Unless otherwise defined herein or the context otherwise requires, the capitalized terms appearing in this letter shall have the meanings ascribed to them in that certain Amended and Restated Agreement of Limited Partnership of Cencom Partners, L.P. dated as of June 29, 1990 (the "CPLP Partnership Agreement") by and among CPI, the Partnership and other limited partners, or (ii) the Disclosure Statement (as defined below).

    This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991) as in effect on the date hereof. As a consequence this Opinion Letter is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Law of the State of Missouri.

    In connection with the foregoing, we have examined originals or copies of, or have taken into account, the following:

        (a) The CPLP Partnership Agreement;

        (b) The Notice of Written Vote of the Limited Partners dated       ,
    1997, and the Disclosure Statement of the Partnership dated       , 1997
    (the "Disclosure Statement"), each of which has been mailed to the Limited Partners;

        (c) Copies of correspondence between CPII (on behalf of the Partnership) and the appraisers who participated in the CPLP Appraisal Process, which copies have been represented by CPII as being complete and accurate;

        (d) Reports and other correspondence supplied to us by the appraisers who participated in the CPLP Appraisal Process;

        (e) The executed Second Amended and Restated Asset Purchase Agreement related to the sale of the Sanford System dated as of January 16, 1997 between Charter I and CPLP (the "Sanford Sale Agreement");

        (f) The executed Second Amended and Restated Asset Purchase Agreement related to the sale of the Abbeville System dated as of January 16, 1997 between Charter II and CPLP (the "Abbeville Sale Agreement");


        (g) The executed Second Amended and Restated Asset Purchase Agreement related to the sale of the Lincolnton System dated as of January 16, 1997 between Charter II and CPLP (the "Lincolnton Sale Agreement"); and

        (h) Such other records of the Partnership and CPLP, and such other documents and records as we have deemed necessary for the purpose of this letter.


    Our knowledge of the Partnership and its legal and other affairs is limited by the scope of our engagement. We have been engaged by the Partnership only in connection with the matters set forth in the first paragraph of this opinion, and do not represent the Partnership or the Limited Partners with respect to any other legal matters or issues other than those set forth in our opinion dated to the Limited Partners with respect to the Partnership. Our engagement commenced in August of 1994, and our fees have been or will be paid by the Partnership.

    On the basis of the foregoing examinations and assumptions and in reliance thereon, and upon consideration of applicable law, subject to the qualifications herein stated, we are of the opinion that:

        1. CPLP has complied with the written requirements of the CPLP Partnership Agreement as such terms and provisions relate to the rights of the Partnership in connection with (i) the CPLP Appraisal Process, (ii) the Sales, (iii) the Sanford Sale Agreement, (iv) the Abbeville Sale Agreement, and (v) the Lincolnton Sale Agreement and the Lincolnton Assignment; and

        2. Subject to (i) the limitation that we have not independently verified the accuracy, completeness or fairness of the statements contained in the Disclosure Statement, (ii) the limitations inherent in the information available to us and the limited scope of our engagement, including our participation in the Disclosure Statement preparation being limited solely to our review of the Disclosure Statement and review of various drafts of the Disclosure Statement, and comment thereon related to matters and issues within the scope of our engagement (whether in writing or in telephone conferences with counsel to the General Partner preparing such documentation), and (iii) the nature and extent of our review of the Disclosure Statement being such that we are unable to assume, and do not assume, responsibility for the accuracy, completeness or fairness of such statements, no facts have come to our direct and specific attention which would lead us to believe that the Disclosure Statement, at the time it was filed with the Commission and sent to the Limited Partners, or as of the date hereof, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    It should be noted that we are licensed to practice law in the State of Missouri and express no opinion as to the applicability or effect of the laws of any other jurisdiction. In addition, we express no opinion as to any applicability of any federal or state securities laws or compliance with any federal or state securities laws by CPLP or the Partnership with respect to the CPLP Partnership Agreement, the Sales, the Sanford Sale Agreement, the Abbeville Sale Agreement, the Lincolnton Sale Agreement, the Lincolnton Assignment or any other matter.

    This opinion is being furnished to you by us as special counsel for the Limited Partners for the sole purpose described in the first paragraph hereof. We consent to the disclosure and description of, and quotation from, this opinion as set forth in the Disclosure Statement, but otherwise this opinion may not be relied upon by any other persons other than the Limited Partners, or for any other purpose and may not otherwise be referred to or quoted from, without our prior express written consent. This opinion is limited to the facts as known and disclosed to us and to the laws as such exist on the date of this opinion. We undertake no duty to supplement or update our opinion.

                                          Sincerely,
                                          HUSCH & EPPENBERGER
                                          By:___________________________________
                                            Stan Johnston, Partner

                                   EXHIBIT C
                              PURCHASE AGREEMENTS

                            ASSET PURCHASE AGREEMENT
                                    BETWEEN
                     CENCOM CABLE INCOME PARTNERS II, L.P.,
                                   AS SELLER
                                      AND
                        CHARTER COMMUNICATIONS II, L.P.,
                                  AS PURCHASER
                            DATED AS OF MAY 30, 1996

                               TABLE OF CONTENTS

                                                                                                                        PAGE
                                                                                                                        -----
 1. PURCHASE AND SALE OF ASSETS....................................................................................           1
                1.1   Assets to be Sold............................................................................           1
                1.2   Excluded Assets..............................................................................           2
 2. CALCULATION AND PAYMENT OF PURCHASE PRICE......................................................................           3
                2.1   Payment of Purchase Price....................................................................           3
                2.2   Assumption of Liabilities....................................................................           3
                2.3   Purchase Price Adjustments...................................................................           4
                2.4   Excluded Liabilities.........................................................................           4
                2.5   Allocation of Consideration..................................................................           4
                2.6   Proration of Revenue.........................................................................           4
 3. CLOSING........................................................................................................           4
                3.1   Closing Date.................................................................................           4
                3.2   Deliveries by Seller.........................................................................           5
                3.3   Deliveries by Purchaser......................................................................           5
 4. REPRESENTATIONS AND WARRANTIES.................................................................................           6
                4.1   Organization and Standing....................................................................           6
                4.2   Power and Authority..........................................................................           6
                4.3   Authorization................................................................................           6
 5. ADDITIONAL UNDERTAKINGS AND ACTIONS............................................................................           7
                5.1   Consents.....................................................................................           7
                5.2   Access to Assets.............................................................................           7
                5.3   Operations Prior to Closing..................................................................           7
                5.4   Antitrust Laws Compliance....................................................................           7
                5.5   Bulk Sales...................................................................................           8
 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER...............................................................           8
                6.1   HSR Act......................................................................................           8
                6.2   Governmental or Legal Action.................................................................           8
                6.3   Representations; Performance of Agreements...................................................           8
                6.4   Financing....................................................................................           9
                6.5   No Material Adverse Change...................................................................           9
                6.6   Consents and Approvals.......................................................................           9
                6.7   Transfer Documents...........................................................................           9
                6.8   Opinions of Seller's Counsel.................................................................           9
                6.9   Discharge of Liens...........................................................................           9
                6.10  No Default Under Documents...................................................................           9
                6.11  Additional Documents and Acts................................................................          10
 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER..................................................................          10
                7.1   HSR Act......................................................................................          10
                7.2   Governmental or Legal Actions................................................................          10
                7.3   Representations; Performance of Agreements...................................................          10
                7.4   Consent and Approvals........................................................................          11
                7.5   Payments.....................................................................................          11
                7.6   Assumption of Liabilities....................................................................          11
                7.7   Additional Documents and Acts................................................................          11
 8. REMEDIES.......................................................................................................          11
                8.1   Costs........................................................................................          11
                8.2   Termination Without Liability................................................................          11
                8.3   Termination on Default.......................................................................          11

                                                                                                                        PAGE
                                                                                                                        -----
 9. INDEMNIFICATION................................................................................................          12
                9.1   Seller's Indemnity...........................................................................          12
                9.2   Purchaser's Indemnity........................................................................          12
                9.3   Procedure....................................................................................          13
                9.4   Preservation and Access to Records...........................................................          13
 10. GENERAL PROVISIONS............................................................................................          14
               10.1   Entire Agreement, Modification and Waiver....................................................          14
               10.2   Rights of Parties............................................................................          14
               10.3   Assignment...................................................................................          14
               10.4   Construction.................................................................................          14
               10.5   Expenses of the Parties......................................................................          14
               10.6   Further Assurances...........................................................................          15
               10.7   Counterparts.................................................................................          15
               10.8   Headings.....................................................................................          15

                            ASSET PURCHASE AGREEMENT


    THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of this 30th day of May, 1996 by and between Charter Communications II, L.P., a limited partnership organized and existing under the laws of the State of Delaware ("CC II" or the "Purchaser") and Cencom Cable Income Partners II, L.P., a limited partnership organized and existing under the laws of the State of Delaware ("Seller").


                              W I T N E S S E T H:

    WHEREAS, Seller is the owner and operator of a cable television system serving communities located in and around Anderson County, South Carolina (the "System");

    WHEREAS, Seller desires to sell, and Purchaser desire to purchase, pursuant to the terms and subject to the conditions of this Agreement, the System together with all of the assets, property, interests, rights and privileges of Seller, including but not limited to those utilized in the cable television business owned and operated by Seller in Anderson County, South Carolina (the "CATV Business").

    NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1. PURCHASE AND SALE OF ASSETS

    1.1 ASSETS TO BE SOLD. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, convey, assign, transfer and deliver to Purchaser at the Closing (as hereinafter defined) and Purchaser hereby agrees to acquire, for the consideration hereinafter provided, all of the assets, properties, rights, titles and privileges of Seller of every kind, character and description, whether tangible, intangible, real, personal or mixed, of whatever description and wherever located, involved in, related to, owned, used or held for use or useful in connection with the ownership, use or operation of the System and all other assets of Seller relating to the System whether or not required to be listed on Seller's balance sheet in accordance with generally accepted accounting principles, including, without limitation, all additions, accessions and substitutions made prior to the Closing as permitted pursuant to the terms of this Agreement (collectively, the "Assets"), but excluding the Excluded Assets (defined below) and assets disposed of by Seller between the date hereof and the Closing Date (as hereinafter defined) on an arms' length basis in the ordinary course of business. The Assets include, without limitation, the following:

        (a) all of the real property interests of Seller relating to the System (collectively, the "Real Property");

        (b) all items of tangible personal property owned, used, held for use or useful by Seller in the operation of the System, including, without limitation, all equipment relating to the System (collectively, the "Equipment"); and

        (c) all the rights of Seller under any and all franchises, licenses (including those required by the FCC), permits, authorizations, easements, registrations, leases, variances, consents and certificates and similar rights which authorize or are required in connection with the operation of the System, including any applications for any of the foregoing (collectively, the "Governmental Permits") that are obtained from or are pending with any federal, state, county, municipal, local or foreign government and any governmental agency, bureau, commission, authority, body, court (or other judicial body), administrative or executive agency, legislative or quasi-legislative body, commission, council or other agency, including any such agency, authority or body responsible for the issuance or administration of any Governmental Permit or whose consent is required for the sale and transfer of the Assets (each, a "Governmental Authority") and all subscription contracts with subscribers of Seller relating to the System, pole attachment agreements, access agreements and all other contracts, leases, agreements or undertakings (other than those that are included in the Excluded Assets or which constitute Governmental Permits), written or oral, relating to the ownership, operation or maintenance of the System and/or the Assets (the "Contracts").

    1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary in this Agreement, any insurance policies and rights and claims thereunder; all rights to tax refunds and refunds of fees of any nature, in either case relating to the period prior to the Closing Date; Seller's rights under this Agreement, and the Purchase Price payable pursuant hereto; Seller's organizational documents and partnership and financial records not included in Section 1.1; Seller's cash in the bank and cash equivalents at the time of the Closing; and all assets of Seller other than the Assets (collectively, the "Excluded Assets") are expressly excluded from this sale, are not to be purchased or assumed by Purchaser, and do not constitute part of the "Assets."

2. CALCULATION AND PAYMENT OF PURCHASE PRICE

    2.1 PAYMENT OF PURCHASE PRICE. (a) The purchase price to be paid by Purchaser to Seller for the Assets shall be an amount equal to $36,700,000 (the "Purchase Price").

    (b) On the Closing Date, Purchaser shall pay to Seller the Purchase Price, by wire transfer of immediately available funds to an account designated by Seller in writing.

    2.2 ASSUMPTION OF LIABILITIES. As additional consideration for the Assets, Purchaser shall, from and after the Closing Date, and pursuant to an Assignment and Assumption Agreement in a form agreed between the parties (the "Assumption Agreement"), assume the obligations of Seller under or in connection with all of the Assets. In addition, Purchaser shall assume (i) all obligations relating to the Assets entered into by Seller in the ordinary course of business between the date hereof and the Closing Date (other than any obligations, if any, relating to the Excluded Assets), to the extent such obligations continue after the Closing and (ii) all liabilities relating to (y) all customer advance payments and deposits, prepaid advertising revenues and other prepaid revenues or income received or held by Seller for services to be rendered or obligations to be performed in connection with the System subsequent to the Closing; (z) the performance of the Contracts from and after the Closing Date; provided, however, that Seller shall pay all sales, use, excise and similar taxes arising out of the transfer of the Assets. Except as otherwise provided in this Section 2.2, Purchaser shall not assume or become liable for any other obligations, liabilities or indebtedness of Seller.

    2.3 PURCHASE PRICE ADJUSTMENTS. (a) At the Closing, the Purchase Price shall be increased by an amount equal to 99% of the face amount of accounts receivable from subscribers of the System which, as of the Closing Date, have been outstanding for 60 days or less. There shall be no increase to the Purchase Price for accounts receivable from subscribers of the System which have been outstanding for more than 60 days.

    (b) Following the Closing, Purchaser and Seller shall adjust the Purchase Price pursuant to customary working capital adjustments for transactions of this type calculated as of the Closing Date. The difference between the actual Purchase Price paid and the adjusted Purchase Price shall be paid in cash by the party owing such adjustment no later than sixty (60) days after the Closing Date.

    2.4 EXCLUDED LIABILITIES. Seller shall pay or otherwise satisfy all indebtedness, liabilities or other obligations of Seller arising prior to or on the Closing Date from the ownership or operation of any of the Assets.

    2.5 ALLOCATION OF CONSIDERATION. The parties agree that the consideration payable for the Assets, consisting of the Purchase Price and the liabilities of Seller to be assumed by Purchaser hereunder, shall be allocated among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The parties agree to cooperate in the preparation, execution and filing with the Internal Revenue Service of all information to be filed by the parties under Section 1060 and such regulations, and to file Form 8594 (or any substitute therefor) when required by applicable law.

    2.6 PRORATION OF REVENUE. All revenue earned arising from the Assets shall be prorated between Purchaser and Seller as of (and the Closing shall be deemed effective as of) 11:59 p.m., New York time, on the Closing Date.

3. CLOSING

    3.1 CLOSING DATE. The closing of the transactions contemplated hereunder (the "Closing") shall take place at the offices of Paul, Hastings, Janofsky & Walker, 399 Park Avenue, 31st Floor, New York, New York 10022, at 10:00 A.M. New York time on August 30, 1996, or on such other date and at such other time as the Purchaser and Seller may mutually agree (the "Closing Date"). Purchaser shall be entitled to possession of the Assets upon the Closing.

    3.2 DELIVERIES BY SELLER. At the Closing, Seller shall deliver to Purchaser the following:

        (a) One or more bills of sale and all such other general instruments of transfer, assignment and conveyance, general warranty deeds, certificates of title, assignments, evidences of consent or waiver, and other instruments or documents in form and substance reasonably satisfactory to Purchaser and its counsel as shall be necessary to evidence or perfect the sale, assignment, transfer and conveyance of the Assets to Purchaser and effectively vest in the Purchaser all right, title and interest in and to the Assets free and clear of any and all liens, encumbrances and other restrictions (other than liens and encumbrances agreed upon by the parties, such liens and encumbrances being "Permitted Encumbrances") in accordance with the terms of this Agreement, together with possession (or constructive possession, in the case of intangibles) thereof.

        (b) An executed Assumption Agreement.

        (c) A Certificate of Non-Foreign Status which meets the requirements of Treasury Regulation Section 1.1445-2, duly executed and acknowledged, certifying under penalties of perjury that Seller is not a foreign person for United States income tax purposes.

        (d) Originals or true and complete copies of all books and records, memoranda and data relating to the System; provided that Seller may retain such duplicate copies as Seller reasonably deems appropriate.

        (e) Such other documents, opinions, instruments and certificates, in form and substance reasonably satisfactory to Purchaser, as Purchaser may reasonably request.

    3.3 DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver to Seller the following:

        (a) The payment described in Section 2.1(b).

        (b) An executed Assumption Agreement.

        (c) Such other documents, opinions, instruments and certificates, in form and substance reasonably satisfactory to Seller, as Seller may reasonably request.

4. REPRESENTATIONS AND WARRANTIES

    Seller hereby represents and warrants to Purchaser, and Purchaser hereby represents and warrants to Seller that:

    4.1 ORGANIZATION AND STANDING. Each such party is duly formed, validly existing and in good standing as a limited partnership under the laws of the jurisdiction of its formation. Each such party is duly qualified to do business in each jurisdiction where the failure to so qualify would have a material adverse affect on such party's ability to conduct its business or operations or to consummate the transactions to be consummated by it under this Agreement and each such party is in good standing in each jurisdiction in which it is so qualified.

    4.2 POWER AND AUTHORITY. Each such party has all requisite power and authority to execute, deliver and perform this Agreement and to take any action which it may be required to take hereunder. Seller further represents and warrants that it has all requisite power to perform its business as now conducted and to own its properties and assets.

    4.3 AUTHORIZATION. The execution, delivery and performance of this Agreement by such party has been duly and validly authorized by all action required to be taken with respect to such party. This Agreement has been, and on the date of the Closing all other documents, agreements and instruments to be executed and delivered at the Closing by such party pursuant hereto (together with all such documents, agreements and instruments to be executed and delivered by each other party hereto, the "Transaction Documents") will have been, duly and validly executed by properly authorized officers or other authorized representatives of such party. This Agreement constitutes, and on the Closing Date all other Transaction Documents to which such party is or will be a signatory will constitute, the valid and binding obligations of such party, enforceable against such party in accordance with their respective terms. Neither the execution of this Agreement or any of the Transaction Documents, nor the consummation of the transactions contemplated herein or therein, will violate any instrument of such party, or any agreement, permit, order, judgment, decree, law or regulation to which such person is party or by which it is, or its assets and properties are, bound.

5. ADDITIONAL UNDERTAKINGS AND ACTIONS

    5.1 CONSENTS. (a) As soon as possible after the execution of this Agreement, Seller will commence making the applications and filings required to obtain all consents required to be obtained to effect the consummation of the transactions contemplated hereby, including the written consents of the Limited Partners holding a majority of units of limited partnership of the Seller (the "Consents"). Seller will use its best efforts to obtain the Consents from the appropriate Governmental Authorities and other persons at the earliest possible date. Purchaser agrees that it will cooperate fully with Seller, and will do all things reasonably necessary to assist Seller in obtaining all Consents.

    5.2 ACCESS TO ASSETS. On and after the date of this Agreement, Purchaser and its counsel, accountants and other representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all properties, books, accounts, contracts, commitments, and records, documents or other data or information of Seller relating to the System.

    5.3 OPERATIONS PRIOR TO CLOSING. Except as otherwise expressly contemplated by this Agreement, at all times from and after the date hereof and up to and including the Closing Date, Seller shall operate the System only in the ordinary course.

    5.4 ANTITRUST LAWS COMPLIANCE. As soon as practicable after the date of execution of this Agreement, Seller and Purchaser shall each make filings if and as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and related acts and regulations (the "HSR Act"). Each party shall keep the other party apprised of the status of any inquiries made of such party by the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other Governmental Authority with respect to this Agreement or the transactions contemplated hereby. Each party shall use reasonable efforts to obtain the earliest termination or waiver of the HSR Act waiting period possible.

    5.5 BULK SALES. Purchaser waives compliance with provisions of the Uniform Commercial Code relating to bulk transfer and similar laws in connection with the sale of the Assets, subject to the indemnification provisions of Section 9 hereof.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

    The obligations of Purchaser under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Purchaser, in its sole discretion; provided, however, that no such waiver of a condition shall constitute a waiver by Purchaser of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any of its obligations under this Agreement.

    6.1 HSR ACT. All filings required under the HSR Act, if any, shall have been made and the applicable waiting period shall have expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain or prevent the consummation of the transactions contemplated by this Agreement.

    6.2 GOVERNMENTAL OR LEGAL ACTION. No action, suit or proceeding shall be pending or threatened by any Governmental Authority or other person and no law, rule or regulation or similar requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority or other person that would (a) prohibit Purchaser's ownership or operation of all or a material portion of the System or the Assets, (b) enjoin, prevent or make illegal the consummation of the transactions contemplated by this Agreement or (c) challenge, set aside or modify any authorization of the transactions provided for herein or any approvals, consents, waivers or authorizations made or described hereunder.

    6.3 REPRESENTATIONS; PERFORMANCE OF AGREEMENTS. The representations and warranties of Seller set forth in Section 4 hereof shall be true in all material respects as of and at the Closing Date with the same effect as though such representations and warranties had been made again at and as of such time. Seller shall have performed, satisfied and complied in all material respects with all covenants, obligations, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller at or prior to the Closing Date.

    6.4 FINANCING. Purchaser shall have obtained such financing as it may require in order to consummate the transactions contemplated by this Agreement.

    6.5 NO MATERIAL ADVERSE CHANGE. There shall not have occurred, since the date of this Agreement, a material adverse change in the business, assets, liabilities, prospects, condition (financial or other) or number of subscribers of the CATV Business or the System.

    6.6 CONSENTS AND APPROVALS. Seller shall have delivered to Purchaser evidence that all of the Consents have been obtained or given and all such Consents shall be in form and substance reasonably satisfactory to Purchaser and Seller.

    6.7 TRANSFER DOCUMENTS. Seller shall have delivered to Purchaser customary bills of sale, general warranty deeds, assignments and other instruments of transfer sufficient to convey good and marketable title to the Assets in accordance with the terms of this Agreement, including the documents and instruments described under Section 3.2(a). Seller shall have executed and delivered to Purchaser the Assumption Agreement.

    6.8 OPINIONS OF SELLER'S COUNSEL. Purchaser shall have received the opinions of counsel for Seller reasonably required by Purchaser.

    6.9 DISCHARGE OF LIENS. Seller shall have secured the termination, discharge and release of all material encumbrances of any nature on the Assets.

    6.10 NO DEFAULT UNDER DOCUMENTS. As of the Closing Date, Seller shall not be in material violation or default under any statute, rule, regulation, agreement, or other document to which Seller is a party or by which Seller is bound in a manner which would materially adversely affect the operation of the System, nor shall Seller have knowledge of any condition or event which, with notice or lapse of time or both, would constitute such a violation or default.

    6.11 ADDITIONAL DOCUMENTS AND ACTS. Seller shall have delivered or caused to be delivered to Purchaser all such additional documents and instruments, in form and content reasonably satisfactory to Purchaser and its counsel, as Purchaser shall reasonably request, and shall have done all other acts or things reasonably requested by Purchaser to evidence compliance with the conditions set forth in this Section 6.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

    The obligations of Seller under the Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived by Seller in its sole discretion; provided, however, that no such waiver of a condition shall constitute a waiver by Seller of any of its rights or remedies, at law or in equity, if Purchaser shall be in default of any of its obligations under this Agreement.

    7.1 HSR ACT. All filings required under the HSR Act, if any, shall have been made and the applicable waiting period shall have expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain or prevent the consummation of the transactions contemplated by this Agreement.

    7.2 GOVERNMENTAL OR LEGAL ACTIONS. No action, suit or proceeding shall be pending or threatened by any Governmental Authority or other person and no law, rule, regulation or other similar requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority or other person that would (a) prohibit Purchaser's ownership or operation of all or any material portion of the System or the Assets, (b) enjoin, prevent or make illegal the consummation of the transactions contemplated by this Agreement, or
(c) challenge, set aside or modify any authorization of the transactions provided for herein or any approvals, consents, waivers or authorizations made or described hereunder.

    7.3 REPRESENTATIONS; PERFORMANCE OF AGREEMENTS. The representations and warranties of Purchaser set forth in Section 4 hereof shall be true in all material respects as of and at the Closing Date with the same effect as though such representations and warranties had been made again at and as of such time. Purchaser shall have performed, satisfied and complied in all material respects with all covenants, obligations, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser at or prior to the Closing Date.

    7.4  CONSENT AND APPROVALS.  All Consents shall have been obtained or given.

    7.5  PAYMENTS.  Purchaser shall have paid to Seller the Purchase Price.

    7.6 ASSUMPTION OF LIABILITIES. Purchaser shall have delivered to Seller the Assumption Agreement.

    7.7 ADDITIONAL DOCUMENTS AND ACTS. Purchaser shall have delivered or caused to be delivered to Seller all such additional documents and instruments, in form and content reasonably satisfactory to Seller and its counsel, as Seller shall reasonably request, and shall have done all other acts or things reasonably requested by Seller to evidence compliance with the conditions set forth in this Section 7.

8. REMEDIES

    8.1 COSTS. If any legal action or other proceeding is brought for the enforcement of this Agreement or any other instrument or document to be executed, delivered or performed hereunder, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement or any other instrument or document to be executed, delivered or performed hereunder, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

    8.2 TERMINATION WITHOUT LIABILITY. On the Closing Date, either party may terminate this Agreement, without liability to the other, if any conditions precedent to such party's performance shall not have been satisfied on the Closing Date.

    8.3 TERMINATION ON DEFAULT. Without limiting the provisions of Sections 8.1, 8.2 and 9 hereof, if either Seller, on the one hand, or Purchaser, on the other hand, shall default in the due and timely performance of any of the covenants or agreements under the Agreement, the other of Seller or Purchaser, as the case may be, may, in addition to any other remedy available thereto, on the Closing Date give notice of termination ("Termination Notice") of this Agreement. The Termination Notice shall specify with particularity the default or defaults on which it is based and state that this Agreement is terminated. The Termination Notice shall be effective when given. The rights and remedies granted in this Section 8.3 are cumulative and not exclusive of any other right or remedy granted herein or provided by law or in equity.

9. INDEMNIFICATION

    9.1 SELLER'S INDEMNITY. Seller shall indemnify and hold harmless Purchaser and its shareholders, partners, officers, directors, employees, controlling persons and representatives, against and in respect of any and all claims, damages, losses, costs, expenses (including reasonable legal, accounting and experts' fees and other fees and expenses incurred in the investigation or defense of any of the following, and any interest and penalties), obligations and liabilities which any such person may incur or suffer, as a result of, arising in connection with or relating to any and all claims of third parties (including the claims of any limited partners of the Seller) against, relating to or pertaining to the Seller, the Assets and/or the System, which arise in connection with or relate to the period prior to the Closing or to the transactions contemplated hereunder and/or the authority of the Seller to enter into and consummate such transactions and/or the propriety of such transactions.

    9.2 PURCHASER'S INDEMNITY. Purchaser shall indemnify and hold harmless Seller against and in respect of any and all claims, damages, losses, costs, expenses (including reasonable legal, accounting and experts' fees and other fees and expenses incurred in the investigation or defense of any of the following, and any interest and penalties), obligations and liabilities which Seller may incur as a result of, arising in connection with or relating to which it may incur by reason of a material breach of any of the representations or warranties of Purchaser set forth in this Agreement.

    9.3 PROCEDURE. In the event that any claim shall be asserted against a party entitled to indemnification hereunder (the "Indemnitee"), the Indemnitee shall promptly notify the other party (the "Indemnitor") of such claim in writing, and shall extend to the Indemnitor an opportunity to defend against such claim at the Indemnitor's sole expense. Within 15 days of receiving any such notice from the Indemnitee, the Indemnitor shall notify the Indemnitee as to whether or not the Indemnitor elects to assume the defense of any such claim. In the event the Indemnitor does not so elect to assume such defense, any costs incurred by the Indemnitee in defending such claim shall be reimbursed to the Indemnitee, on an as-incurred basis, pursuant to this Section 9. In the event the Indemnitor elects to assume such defense, the Indemnitee shall, at its option and expense, have the right to participate in any defense undertaken by the Indemnitor with legal counsel of its own selection, provided that such legal counsel is reasonably acceptable to Indemnitor. No settlement or compromise of any claim that may result in indemnification liability may be made by the Indemnitor without the prior written consent of the Indemnitee, which consent may not be unreasonably withheld.

    9.4 PRESERVATION AND ACCESS TO RECORDS. Purchaser will preserve and keep all books and records of Seller included in the Assets for a period of at least five years from the Closing Date, except such records as Purchaser usually disposes of in the ordinary course of business. During the period that such books and records are preserved, duly authorized representatives of Seller shall have access thereto, on reasonable prior notice to Purchaser and during regular business hours to examine, inspect and copy, at its own expense, such books and records, so long as such examination and inspection takes place on the premises of Purchaser and does not unreasonably interfere with Purchaser's use thereof. Purchaser, on the one hand, and Seller, on the other hand, agree that each of them shall reasonably cooperate with the other of Purchaser or Seller, as applicable, if the records relating to the System owned shall be of material assistance to the other of Purchaser or Seller in any threatened or pending litigation or proceeding or the preparation of tax returns.

10. GENERAL PROVISIONS

    10.1 ENTIRE AGREEMENT, MODIFICATION AND WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    10.2 RIGHTS OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any persons other than the parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person or any party to this Agreement, nor shall any provision give any third person any right of subrogation or action against any party to this Agreement.

    10.3 ASSIGNMENT. No assignment of any rights or obligations of either party under this Agreement may be made without the prior written consent of the other party to this Agreement, which consent is not to be unreasonably withheld, except that Purchaser shall have the right to assign any or all of its rights and liabilities hereunder to any of its affiliates, provided that each such affiliate assumes Purchaser's obligations hereunder; and further provided that Seller shall have been promptly provided written notice of such assignment (including the name of the assignee). Any attempted assignment of rights or obligations in violation of this Section 10.3 shall be null and void. Reference to any of the parties in this Agreement shall be deemed to include the successors and assigns of such party.

    10.4 CONSTRUCTION. The language in this Agreement shall, in all cases, be construed as a whole according to its fair meaning and neither strictly for nor against Seller or Purchaser.

    10.5 EXPENSES OF THE PARTIES. Except as expressly provided herein, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation and consummation of this Agreement including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the authorization, preparation, execution and consummation of this Agreement shall be borne solely by the party who shall have incurred the same.

    10.6 FURTHER ASSURANCES. Seller, at any time after the Closing Date, will promptly execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Purchaser and necessary for Seller to comply with its covenants contained herein and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser for the purpose of assigning, transferring, granting, conveying, vesting and confirming ownership in or to Purchaser, or reducing to Purchaser's possession, any or all of the Assets.

    10.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

    10.8 HEADINGS. The headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

    IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Asset Purchase Agreement as of the date first written above.

                                SELLER:
                                Cencom Cable Income Partners II, L.P.

                                By:  Cencom Partners, Inc.,
                                     its General Partner

                                By:  /s/ THEODORE W. BROWNE, II
                                     -----------------------------------------
                                     Name: Theodore W. Browne, II
                                     Title: Executive Vice President

                                PURCHASER:
                                Charter Communications II, L.P.

                                By:  CCP II, Inc.,
                                     its General Partner

                                By:  /s/ ROBERT C. BAILEY
                                     -----------------------------------------
                                     Name: Robert C. Bailey
                                     Title: Executive Vice President

    Signature Page for Anderson County, SC Asset Purchase Agreement

                                     SECOND
                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

    THIS SECOND AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this "Agreement") is made as of this 16th day of January, 1997 by and between Charter Communications, L.P., a limited partnership organized and existing under the laws of the State of Delaware ("CC I" or the "Purchaser") and Cencom Partners, L.P., a limited partnership organized and existing under the laws of the State of Delaware ("Seller"), and hereby amends that Amended and Restated Asset Purchase Agreement dated as of the 30th day of May, 1996 between the parties.

                              W I T N E S S E T H:

    WHEREAS, Seller is the owner and operator of a cable television system serving Sanford, North Carolina (the "System");

    WHEREAS, Seller desires to sell, and Purchaser desire to purchase, pursuant to the terms and subject to the conditions of this Agreement, the System together with all of the assets, property, interests, rights and privileges of Seller, including but not limited to those utilized in the cable television business owned and operated by Seller in Sanford, North Carolina (the "CATV Business").

    NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1. PURCHASE AND SALE OF ASSETS

    1.1 ASSETS TO BE SOLD. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, convey, assign, transfer and deliver to Purchaser at the Closing (as hereinafter defined) and Purchaser hereby agrees to acquire, for the consideration hereinafter provided, all of the assets, properties, rights, titles and privileges of Seller of every kind, character and description, whether tangible, intangible, real, personal or mixed, of whatever description and wherever located, involved in, related to, owned, used or held for use or useful in connection with the ownership, use or operation of the System and all other assets of Seller relating to the System whether or not required to be listed on Seller's balance sheet in accordance with generally accepted accounting principles, including, without limitation, all additions, accessions and substitutions made prior to the Closing as permitted pursuant to the terms of this Agreement (collectively, the "Assets"), but excluding the Excluded Assets (defined below) and assets disposed of by Seller between the date hereof and the Closing Date on an arms' length basis in the ordinary course of business. The Assets include, without limitation, the following:

        (a) all of the real property interests of Seller relating to the System (collectively, the "Real Property");

        (b) all items of tangible personal property owned, used, held for use or useful by Seller in the operation of the System, including, without limitation, all equipment relating to the System (collectively, the "Equipment"); and

        (c) all the rights of Seller under any and all franchises, licenses (including those required by the FCC), permits, authorizations, easements, registrations, leases, variances, consents and certificates and similar rights which authorize or are required in connection with the operation of the System, including any applications for any of the foregoing (collectively, the "Governmental Permits") that are obtained from or are pending with any federal, state, county, municipal, local or foreign government and any governmental agency, bureau, commission, authority, body, court (or other judicial body), administrative or executive agency, legislative or quasi-legislative body, commission, council or other agency, including any such agency, authority or body responsible for the issuance or administration of any Governmental Permit or whose consent is required for the sale and transfer of the Assets (each, a "Governmental Authority") and all subscription contracts with subscribers of Seller relating to the

    System, pole attachment agreements, access agreements and all other contracts, leases, agreements or undertakings (other than those that are included in the Excluded Assets or which constitute Governmental Permits), written or oral, relating to the ownership, operation or maintenance of the System and/or the Assets (the "Contracts").

    1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary in this Agreement, any insurance policies and rights and claims thereunder; all rights to tax refunds and refunds of fees of any nature, in either case relating to the period prior to the Closing Date; Seller's rights under this Agreement, and the Purchase Price payable pursuant hereto; Seller's organizational documents and partnership and financial records not included in Section 1.1; Seller's cash in the bank and cash equivalents at the time of the Closing; and all assets of Seller other than the Assets (collectively, the "Excluded Assets") are expressly excluded from this sale, are not to be purchased or assumed by Purchaser, and do not constitute part of the "Assets."

2. CALCULATION AND PAYMENT OF PURCHASE PRICE

    2.1  PAYMENT OF PURCHASE PRICE.

        (a) The purchase price to be paid by Purchaser to Seller for the Assets shall be an amount equal to $20,750,000 (the "Purchase Price").

        (b) On the Closing Date, Purchaser shall pay to Seller the Purchase Price, by wire transfer of immediately available funds to an account designated by Seller in writing.

    2.2 ASSUMPTION OF LIABILITIES. As additional consideration for the Assets, Purchaser shall, from and after the Closing Date, and pursuant to an Assignment and Assumption Agreement in a form agreed between the parties (the "Assumption Agreement"), assume the obligations of Seller under or in connection with all of the Assets. In addition, Purchaser shall assume (i) all obligations relating to the Assets entered into by Seller in the ordinary course of business between the date hereof and the Closing Date (other than any obligations, if any, relating to the Excluded Assets), to the extent such obligations continue after the Closing and (ii) all liabilities relating to (y) all customer advance payments and deposits, prepaid advertising revenues and other prepaid revenues or income received or held by Seller for services to be rendered or obligations to be performed in connection with the System subsequent to the Closing; (z) the performance of the Contracts from and after the Closing Date; provided, however, that Seller shall pay all sales, use, excise and similar taxes arising out of the transfer of the Assets. Except as otherwise provided in this Section 2.2, Purchaser shall not assume or become liable for any other obligations, liabilities or indebtedness of Seller.

    2.3  PURCHASE PRICE ADJUSTMENTS.

        (a) At the Closing, the Purchase Price shall be increased by an amount equal to 99% of the face amount of accounts receivable from subscribers of the System which, as of the Closing Date, have been outstanding for 60 days or less. There shall be no increase to the Purchase Price for accounts receivable from subscribers of the System which have been outstanding for more than 60 days.

        (b) Following the Closing, Purchaser and Seller shall adjust the Purchase Price pursuant to customary working capital adjustments for transactions of this type calculated as of the Closing Date. The difference between the actual Purchase Price paid and the adjusted Purchase Price shall be paid in cash by the party owing such adjustment no later than sixty (60) days after the Closing Date.

    2.4 EXCLUDED LIABILITIES. Seller shall pay or otherwise satisfy all indebtedness, liabilities or other obligations of Seller arising prior to or on the Closing Date from the ownership or operation of any of the Assets.

    2.5 ALLOCATION OF CONSIDERATION. The parties agree that the consideration payable for the Assets, consisting of the Purchase Price and the liabilities of Seller to be assumed by Purchaser hereunder, shall be allocated among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The parties agree to cooperate in the preparation, execution and filing with the Internal Revenue Service of all information to be filed by the parties under Section 1060 and such regulations, and to file Form 8594 (or any substitute therefor) when required by applicable law.

    2.6 PRORATION OF REVENUE. All revenue earned arising from the Assets shall be prorated between Purchaser and Seller as of (and the Closing shall be deemed effective as of) 11:59 p.m., New York time, on the Closing Date.

3. CLOSING

    3.1 CLOSING DATE. The closing of the transactions contemplated hereunder (the "Closing") shall take place at the offices of Paul, Hastings, Janofsky & Walker, 399 Park Avenue, 31st Floor, New York, New York 10022, at 10:00 A.M. New York time on May 30, 1997, or on such other date and at such other time as the Purchaser and Seller may mutually agree (the "Closing Date"). Purchaser shall be entitled to possession of the Assets upon the Closing.

    3.2 DELIVERIES BY SELLER. At the Closing, Seller shall deliver to Purchaser the following:

        (a) One or more bills of sale and all such other general instruments of transfer, assignment and conveyance, general warranty deeds, certificates of title, assignments, evidences of consent or waiver, and other instruments or documents in form and substance reasonably satisfactory to Purchaser and its counsel as shall be necessary to evidence or perfect the sale, assignment, transfer and conveyance of the Assets to Purchaser and effectively vest in the Purchaser all right, title and interest in and to the Assets free and clear of any and all liens, encumbrances and other restrictions (other than liens and encumbrances agreed upon by the parties, such liens and encumbrances being "Permitted Encumbrances") in accordance with the terms of this Agreement, together with possession (or constructive possession, in the case of intangibles) thereof.

        (b) An executed Assumption Agreement.

        (c) A Certificate of Non-Foreign Status which meets the requirements of Treasury Regulation Section 1.1445-2, duly executed and acknowledged, certifying under penalties of perjury that Seller is not a foreign person for United States income tax purposes.

        (d) Originals or true and complete copies of all books and records, memoranda and data relating to the System; provided that Seller may retain such duplicate copies as Seller reasonably deems appropriate.

        (e) Such other documents, opinions, instruments and certificates, in form and substance reasonably satisfactory to Purchaser, as Purchaser may reasonably request.

    3.3 DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver to Seller the following:

        (a) The payment described in Section 2.1(b).

        (b) An executed Assumption Agreement.

        (c) Such other documents, opinions, instruments and certificates, in form and substance reasonably satisfactory to Seller, as Seller may reasonably request.

4. REPRESENTATIONS AND WARRANTIES

    Seller hereby represents and warrants to Purchaser, and Purchaser hereby represents and warrants to Seller that:

    4.1 ORGANIZATION AND STANDING. Each such party is duly formed, validly existing and in good standing as a limited partnership under the laws of the jurisdiction of its formation. Each such party is duly qualified to do business in each jurisdiction where the failure to so qualify would have a material adverse affect on such party's ability to conduct its business or operations or to consummate the transactions to be consummated by it under this Agreement and each such party is in good standing in each jurisdiction in which it is so qualified.

    4.2 POWER AND AUTHORITY. Each such party has all requisite power and authority to execute, deliver and perform this Agreement and to take any action which it may be required to take hereunder. Seller further represents and warrants that it has all requisite power to perform its business as now conducted and to own its properties and assets.

    4.3 AUTHORIZATION. The execution, delivery and performance of this Agreement by such party has been duly and validly authorized by all action required to be taken with respect to such party. This Agreement has been, and on the date of the Closing all other documents, agreements and instruments to be executed and delivered at the Closing by such party pursuant hereto (together with all such documents, agreements and instruments to be executed and delivered by each other party hereto, the "Transaction Documents") will have been, duly and validly executed by properly authorized officers or other authorized representatives of such party. This Agreement constitutes, and on the Closing Date all other Transaction Documents to which such party is or will be a signatory will constitute, the valid and binding obligations of such party, enforceable against such party in accordance with their respective terms. Neither the execution of this Agreement or any of the Transaction Documents, nor the consummation of the transactions contemplated herein or therein, will violate any instrument of such party, or any agreement, permit, order, judgment, decree, law or regulation to which such person is party or by which it is, or its assets and properties are, bound.

5. ADDITIONAL UNDERTAKINGS AND ACTIONS

    5.1 CONSENTS. As soon as possible after the execution of this Agreement, Seller will commence making the applications and filings required to obtain all consents required to be obtained to effect the consummation of the transactions contemplated hereby, including but not limited to the written consents of the limited partners holding a majority of units of limited partnership of Cencom Cable Income Partners II, L.P. (the "Consents"). Seller will use its best efforts to obtain the Consents from the appropriate Governmental Authorities and other persons at the earliest possible date. Purchaser agrees that it will cooperate fully with Seller, and will do all things reasonably necessary to assist Seller in obtaining all Consents.

    5.2 ACCESS TO ASSETS. On and after the date of this Agreement, Purchaser and its counsel, accountants and other representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all properties, books, accounts, contracts, commitments, and records, documents or other data or information of Seller relating to the System.

    5.3 OPERATIONS PRIOR TO CLOSING. Except as otherwise expressly contemplated by this Agreement, at all times from and after the date hereof and up to and including the Closing Date, Seller shall operate the System only in the ordinary course.

    5.4 ANTITRUST LAWS COMPLIANCE. As soon as practicable after the date of execution of this Agreement, Seller and Purchaser shall each make filings if and as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and related acts and regulations (the "HSR Act"). Each party shall keep the other party apprised of the status of any inquiries made of such party by the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other Governmental Authority with respect to this Agreement or the transactions contemplated hereby. Each party shall use reasonable efforts to obtain the earliest termination or waiver of the HSR Act waiting period possible.

    5.5 BULK SALES. Purchaser waives compliance with provisions of the Uniform Commercial Code relating to bulk transfer and similar laws in connection with the sale of the Assets, subject to the indemnification provisions of Section 9 hereof.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

    The obligations of Purchaser under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Purchaser, in its sole discretion; provided, however, that no such waiver of a condition shall constitute a waiver by Purchaser of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any of its obligations under this Agreement.

    6.1 HSR ACT. All filings required under the HSR Act, if any, shall have been made and the applicable waiting period shall have expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain or prevent the consummation of the transactions contemplated by this Agreement.

    6.2 GOVERNMENTAL OR LEGAL ACTION. No action, suit or proceeding shall be pending or threatened by any Governmental Authority or other person and no law, rule or regulation or similar requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority or other person that would (a) prohibit Purchaser's ownership or operation of all or a material portion of the System or the Assets, (b) enjoin, prevent or make illegal the consummation of the transactions contemplated by this Agreement or (c) challenge, set aside or modify any authorization of the transactions provided for herein or any approvals, consents, waivers or authorizations made or described hereunder.

    6.3 REPRESENTATIONS; PERFORMANCE OF AGREEMENTS. The representations and warranties of Seller set forth in Section 4 hereof shall be true in all material respects as of and at the Closing Date with the same effect as though such representations and warranties had been made again at and as of such time. Seller shall have performed, satisfied and complied in all material respects with all covenants, obligations, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller at or prior to the Closing Date.

    6.4 FINANCING. Purchaser shall have obtained such financing as it may require in order to consummate the transactions contemplated by this Agreement.

    6.5 CONSENTS AND APPROVALS. Seller shall have delivered to Purchaser evidence that all of the Consents have been obtained or given and all such Consents shall be in form and substance reasonably satisfactory to Purchaser and Seller.

    6.6 TRANSFER DOCUMENTS. Seller shall have delivered to Purchaser customary bills of sale, general warranty deeds, assignments and other instruments of transfer sufficient to convey good and marketable title to the Assets in accordance with the terms of this Agreement, including the documents and instruments described under Section 3.2(a). Seller shall have executed and delivered to Purchaser the Assumption Agreement.

    6.7 OPINIONS OF SELLER'S COUNSEL. Purchaser shall have received the opinions of counsel for Seller reasonably required by Purchaser.

    6.8 DISCHARGE OF LIENS. Seller shall have secured the termination, discharge and release of all material encumbrances of any nature on the Assets.

    6.9 NO DEFAULT UNDER DOCUMENTS. As of the Closing Date, Seller shall not be in material violation or default under any statute, rule, regulation, agreement, or other document to which Seller is a party or by which Seller is bound in a manner which would materially adversely affect the operation of the System, nor shall Seller have knowledge of any condition or event which, with notice or lapse of time or both, would constitute such a violation or default.

    6.10 ADDITIONAL DOCUMENTS AND ACTS. Seller shall have delivered or caused to be delivered to Purchaser all such additional documents and instruments, in form and content reasonably satisfactory to Purchaser and its counsel, as Purchaser shall reasonably request, and shall have done all other acts or things reasonably requested by Purchaser to evidence compliance with the conditions set forth in this Section 6.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

    The obligations of Seller under the Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived by Seller in its sole discretion; provided, however, that no such waiver of a condition shall constitute a waiver by Seller of any of its rights or remedies, at law or in equity, if Purchaser shall be in default of any of its obligations under this Agreement.

    7.1 HSR ACT. All filings required under the HSR Act, if any, shall have been made and the applicable waiting period shall have expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain or prevent the consummation of the transactions contemplated by this Agreement.

    7.2 GOVERNMENTAL OR LEGAL ACTIONS. No action, suit or proceeding shall be pending or threatened by any Governmental Authority or other person and no law, rule, regulation or other similar requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority or other person that would (a) prohibit Purchaser's ownership or operation of all or any material portion of the System or the Assets, (b) enjoin, prevent or make illegal the consummation of the transactions contemplated by this Agreement, or
(c) challenge, set aside or modify any authorization of the transactions provided for herein or any approvals, consents, waivers or authorizations made or described hereunder.

    7.3 REPRESENTATIONS; PERFORMANCE OF AGREEMENTS. The representations and warranties of Purchaser set forth in Section 4 hereof shall be true in all material respects as of and at the Closing Date with the same effect as though such representations and warranties had been made again at and as of such time. Purchaser shall have performed, satisfied and complied in all material respects with all covenants, obligations, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser at or prior to the Closing Date.

    7.4 CONSENT AND APPROVALS. All consents and authorizations required to be obtained by Purchaser, shall have been obtained or given.

    7.5  PAYMENTS.  Purchaser shall have paid to Seller the Purchase Price.

    7.6 ASSUMPTION OF LIABILITIES. Purchaser shall have delivered to Seller the Assumption Agreement.

    7.7 ADDITIONAL DOCUMENTS AND ACTS. Purchaser shall have delivered or caused to be delivered to Seller all such additional documents and instruments, in form and content reasonably satisfactory to Seller and its counsel, as Seller shall reasonably request, and shall have done all other acts or things reasonably requested by Seller to evidence compliance with the conditions set forth in this Section 7.

8. REMEDIES

    8.1 COSTS. If any legal action or other proceeding is brought for the enforcement of this Agreement or any other instrument or document to be executed, delivered or performed hereunder, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement or any other instrument or document to be executed, delivered or performed hereunder, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

    8.2 TERMINATION WITHOUT LIABILITY. On the Closing Date, either party may terminate this Agreement, without liability to the other, if any conditions precedent to such party's performance shall not have been satisfied on the Closing Date.

    8.3 TERMINATION ON DEFAULT. Without limiting the provisions of Sections 8.1, 8.2 and 9 hereof, if either Seller, on the one hand, or Purchaser, on the other hand, shall default in the due and timely performance of any of the covenants or agreements under the Agreement, the other of Seller or Purchaser, as the case may be, may, in addition to any other remedy available thereto, on the Closing Date give notice of termination ("Termination Notice") of this Agreement. The Termination Notice shall specify with particularity the default or defaults on which it is based and state that this Agreement is terminated. The Termination Notice shall be effective when given. The rights and remedies granted in this Section 8.3 are cumulative and not exclusive of any other right or remedy granted herein or provided by law or in equity.

9. INDEMNIFICATION

    9.1 SELLER'S INDEMNITY. Seller shall indemnify and hold harmless Purchaser and its shareholders, partners, officers, directors, employees, controlling persons and representatives, against and in respect of any and all claims, damages, losses, costs, expenses (including reasonable legal, accounting and experts' fees and other fees and expenses incurred in the investigation or defense of any of the following, and any interest and penalties), obligations and liabilities which any such person may incur or suffer, as a result of, arising in connection with or relating to any and all claims of third parties (including the claims of any limited partners of the Seller) against, relating to or pertaining to the Seller, the Assets and/or the System, which arise in connection with or relate to the period prior to the Closing or to the transactions contemplated hereunder and/or the authority of the Seller to enter into and consummate such transactions and/or the propriety of such transactions.

    9.2 PURCHASER'S INDEMNITY. Purchaser shall indemnify and hold harmless Seller against and in respect of any and all claims, damages, losses, costs, expenses (including reasonable legal, accounting and experts' fees and other fees and expenses incurred in the investigation or defense of any of the following, and any interest and penalties), obligations and liabilities which Seller may incur as a result of, arising in connection with or relating to which it may incur by reason of a material breach of any of the representations or warranties of Purchaser set forth in this Agreement.

    9.3 PROCEDURE. In the event that any claim shall be asserted against a party entitled to indemnification hereunder (the "Indemnitee"), the Indemnitee shall promptly notify the other party (the "Indemnitor") of such claim in writing, and shall extend to the Indemnitor an opportunity to defend against such claim at the Indemnitor's sole expense. Within 15 days of receiving any such notice from the Indemnitee, the Indemnitor shall notify the Indemnitee as to whether or not the Indemnitor elects to assume the defense of any such claim. In the event the Indemnitor does not so elect to assume such defense, any costs incurred by the Indemnitee in defending such claim shall be reimbursed to the Indemnitee, on an as-incurred basis, pursuant to this Section 9. In the event the Indemnitor elects to assume such defense, the Indemnitee shall, at its option and expense, have the right to participate in any defense undertaken by the Indemnitor with legal counsel of its own selection, provided that such legal counsel is reasonably acceptable to Indemnitor. No settlement or compromise of any claim that may result in indemnification liability may be made by the Indemnitor without the prior written consent of the Indemnitee, which consent may not be unreasonably withheld.

    9.4 PRESERVATION AND ACCESS TO RECORDS. Purchaser will preserve and keep all books and records of Seller included in the Assets for a period of at least five years from the Closing Date, except such records as Purchaser usually disposes of in the ordinary course of business. During the period that such books and records are preserved, duly authorized representatives of Seller shall have access thereto, on reasonable prior notice to Purchaser and during regular business hours to examine, inspect and copy, at its own expense, such books and records, so long as such examination and inspection takes place on the premises of Purchaser and does not unreasonably interfere with Purchaser's use thereof. Purchaser, on the one hand, and Seller, on the other hand, agree that each of them shall reasonably cooperate with the other of Purchaser or Seller, as applicable, if the records relating to the System owned shall be of material assistance to the other of Purchaser or Seller in any threatened or pending litigation or proceeding or the preparation of tax returns.

10. GENERAL PROVISIONS

    10.1 ENTIRE AGREEMENT, MODIFICATION AND WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    10.2 RIGHTS OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any persons other than the parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person or any party to this Agreement, nor shall any provision give any third person any right of subrogation or action against any party to this Agreement.

    10.3 ASSIGNMENT. No assignment of any rights or obligations of either party under this Agreement may be made without the prior written consent of the other party to this Agreement, which consent is not to be unreasonably withheld, except that Purchaser shall have the right to assign any or all of its rights and liabilities hereunder to any of its affiliates, provided that each such affiliate assumes Purchaser's obligations hereunder; and further provided that Seller shall have been promptly provided written notice of such assignment (including the name of the assignee). Any attempted assignment of rights or obligations in violation of this Section 10.3 shall be null and void. Reference to any of the parties in this Agreement shall be deemed to include the successors and assigns of such party.

    10.4 CONSTRUCTION. The language in this Agreement shall, in all cases, be construed as a whole according to its fair meaning and neither strictly for nor against Seller or Purchaser.

    10.5 EXPENSES OF THE PARTIES. Except as expressly provided herein, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation and consummation of this Agreement including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the authorization, preparation, execution and consummation of this Agreement shall be borne solely by the party who shall have incurred the same.

    10.6 FURTHER ASSURANCES. Seller, at any time after the Closing Date, will promptly execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Purchaser and necessary for Seller to comply with its covenants contained herein and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser for the purpose of assigning, transferring, granting, conveying, vesting and confirming ownership in or to Purchaser, or reducing to Purchaser's possession, any or all of the Assets.

    10.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

    10.8 HEADINGS. The headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

    IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Second Amended and Restated Asset Purchase Agreement as of the date first written above.

                                SELLER:

                                CENCOM PARTNERS, L.P.

                                By:  Cencom Partners, Inc.,
                                     its General Partner

                                By:              /s/ JERALD L. KENT
                                     -----------------------------------------
                                                Name: Jerald L. Kent
                                          Title: EXECUTIVE VICE PRESIDENT

                                PURCHASER:

                                CHARTER COMMUNICATIONS, L.P.

                                By:  CCP One, Inc.,
                                     its General Partner

                                By:             /s/ KENT D. KALKWARF
                                     -----------------------------------------
                                               Name: Kent D. Kalkwarf
                                               Title: VICE PRESIDENT

Signature Page for Sanford, NC Asset Purchase Agreement

                                     SECOND
                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT
                                     AMONG
                             CENCOM PARTNERS, L.P.,
                                   AS SELLER
                                      AND
                        CHARTER COMMUNICATIONS II, L.P.,
                                  AS PURCHASER
                          DATED AS OF JANUARY 16, 1997

                               TABLE OF CONTENTS

                                                                                                                        PAGE
                                                                                                                        -----
 1. PURCHASE AND SALE OF ASSETS....................................................................................           1
                1.1   Assets to be Sold............................................................................           1
                1.2   Excluded Assets..............................................................................           2
                1.3   'AS IS" AND "WHERE IS'.......................................................................           3
 2. CALCULATION AND PAYMENT OF PURCHASE PRICE......................................................................           3
                2.1   Payment of Purchase Price....................................................................           3
                2.2   Assumption of Liabilities....................................................................           3
                2.3   Purchase Price...............................................................................           4
                2.4   Excluded Liabilities.........................................................................           4
                2.5   Allocation of Consideration..................................................................           4
                2.6   Provation of Revenue.........................................................................           5
 3. CLOSING........................................................................................................           5
                3.1   Closing Date.................................................................................           5
                3.2   Deliveries by Seller.........................................................................           5
                3.3   Deliveries by Purchaser......................................................................           6
 4. REPRESENTATIONS AND WARRANTIES.................................................................................           6
                4.1   Organization and Standing....................................................................           6
                4.2   Power and Authority..........................................................................           6
                4.3   Authorization................................................................................           7
 5. ADDITIONAL UNDERTAKINGS AND ACTIONS............................................................................           7
                5.1   Consents.....................................................................................           7
                5.2   Access to Assets.............................................................................           7
                5.3   Operations Prior to Closing..................................................................           8
                5.4   Antitrust Laws Compliance....................................................................           8
                5.5   Bulk Sales...................................................................................           8
 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER...............................................................           8
                6.1   HSR Act......................................................................................           8
                6.2   Governmental or Legal Action.................................................................           9
                6.3   Representations; Performance of Agreements...................................................           9
                6.4   Financing....................................................................................           9
                6.5   Consents and Approvals.......................................................................           9
                6.6   Transfer Documents...........................................................................           9
                6.7   Opinions of Seller's Counsel.................................................................          10
                6.8   Discharge of Liens...........................................................................          10
                6.9   No Default Under Documents...................................................................          10
                6.10  Additional Documents and Acts................................................................          10
 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER..................................................................          10
                7.1   HSR Act......................................................................................          10
                7.2   Governmental or Legal Actions................................................................          11
                7.3   Representations; Performance of Agreements...................................................          11
                7.4   Consent and Approvals........................................................................          11
                7.5   Payments.....................................................................................          11
                7.6   Assumption of Liabilities....................................................................          11
                7.7   Additional Documents and Acts................................................................          11

                                                                                                                        PAGE
                                                                                                                        -----
 8. REMEDIES.......................................................................................................          12
                8.1   Costs........................................................................................          12
                8.2   Termination Without Liability................................................................          12
                8.3   Termination on Default.......................................................................          12
 9. INDEMNIFICATION................................................................................................          12
                9.1   Seller's Indemnity...........................................................................          12
                9.2   Purchaser's Indemnity........................................................................          13
                9.3   Procedure....................................................................................          13
                9.4   Preservation and Access to Records...........................................................          14
10. MISCELLANEOUS PROVISIONS                                                                                                 14
               10.1   Entire Agreement, Modification and Waiver....................................................          14
               10.2   Rights of Parties............................................................................          14
               10.3   Assignment...................................................................................          15
               10.4   Construction.................................................................................          15
               10.5   Expenses of the Parties......................................................................          15
               10.6   Further Assurances...........................................................................          15
               10.7   Counterparts.................................................................................          15
               10.8   Headings.....................................................................................          16

                          SECOND AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

    THIS SECOND AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this "Agreement") is made as of this 16th day of January, 1997 by and between Charter Communications II, L.P., a limited partnership organized and existing under the laws of the State of Delaware ("CC II" or the "Purchaser") and Cencom Partners, L.P., a limited partnership organized and existing under the laws of the State of Delaware ("Seller"), and hereby amends that Amended and Restated Asset Purchase Agreement dated as of the 26th day of April, 1996 between the parties hereto.

                              W I T N E S S E T H:

    WHEREAS, Seller is the owner and operator of a cable television system serving Abbeville, South Carolina (the "System");

    WHEREAS, Seller desires to sell, and Purchaser desire to purchase, pursuant to the terms and subject to the conditions of this Agreement, the System together with all of the assets, property, interests, rights and privileges of Seller, including but not limited to those utilized in the cable television business owned and operated by Seller in Abbeville, South Carolina (the "CATV Business").

    NOW, THEREFORE, the parties hereto hereby agree as follows:

1. PURCHASE AND SALE OF ASSETS

    1.1 ASSETS TO BE SOLD. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, convey, assign, transfer and deliver to Purchaser at the Closing (as hereinafter defined) and Purchaser hereby agrees to acquire, for the consideration hereinafter provided, all of the assets, properties, rights, titles and privileges of Seller of every kind, character and description, whether tangible, intangible, real, personal or mixed, of whatever description and wherever located, involved in, related to, owned, used or held for use or useful in connection with the ownership, use or operation of the System and all other assets of Seller relating to the System whether or not required to be listed on Seller's balance sheet in accordance with generally accepted accounting principles, including, without limitation, all additions, accessions and substitutions made prior to the Closing as permitted pursuant to the terms of this Agreement (collectively, the "Assets"), but excluding the Excluded Assets (defined below) and assets disposed of by Seller between the date hereof and the Closing Date on an arms' length basis in the ordinary course of business. The Assets include, without limitation, the following:

        (a) all of the real property interests of Seller relating to the System (collectively, the "Real Property");

        (b) all items of tangible personal property owned, used, held for use or useful by Seller in the operation of the System, including, without limitation, all equipment relating to the System (collectively, the "Equipment"); and

        (c) all the rights of Seller under any and all franchises, licenses (including those required by the FCC), permits, authorizations, easements, registrations, leases, variances, consents and certificates and similar rights which authorize or are required in connection with the operation of the System, including any applications for any of the foregoing (collectively, the "Governmental Permits") that are obtained from or are pending with any federal, state, county, municipal, local or foreign government and any governmental agency, bureau, commission, authority, body, court (or other judicial body), administrative or executive agency, legislative or quasi-legislative body, commission, council or other agency, including any such agency, authority or body responsible for the issuance or administration of any Governmental Permit or whose consent is required for the sale and transfer of the Assets (each, a "Governmental Authority") and all subscription contracts with subscribers of Seller relating to the System, pole attachment agreements, access agreements and all other contracts, leases, agreements or undertakings (other than those that are included in the Excluded Assets or which constitute Governmental Permits), written or oral, relating to the ownership, operation or maintenance of the System and/or the Assets (the "Contracts").

    1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary in this Agreement, any insurance policies and rights and claims thereunder; all rights any nature, in either case relating to the period prior to the Closing Date; Seller's rights under this Agreement, and the Purchase Price payable pursuant hereto; Seller's organizational documents and partnership and financial records not included in Section 1.1; Seller's cash in the bank and cash equivalents at the time of the Closing and accounts receivable; and all assets of Seller other than the Assets (collectively, the "Excluded Assets") are expressly excluded from this sale, are not to be purchased or assumed by Purchaser, and do not constitute part of the "Assets."

    1.3 "AS IS" AND "WHERE IS". PURCHASER SHALL ACQUIRE THE ASSETS, "AS IS" AND "WHERE IS," EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III HEREOF, AND ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE ASSETS, WHETHER EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

2. CALCULATION AND PAYMENT OF PURCHASE PRICE

    2.1  PAYMENT OF PURCHASE PRICE.

    (a) The purchase price to be paid by Purchaser to Seller for the Assets shall be an amount equal to $4,200,000 (the "Purchase Price").

    (b) On the Closing Date, Purchaser shall pay to Seller the Purchase Price less then $500,000 advance previously paid by Purchaser to Seller (the "Advance"), by wire transfer of immediately available funds to an account designated by Seller in writing.

    2.2 ASSUMPTION OF LIABILITIES. As additional consideration for the Assets, Purchaser shall, from and after the Closing Date, and pursuant to an Assignment and Assumption Agreement in a form agreed between the parties (the "Assumption Agreement"), assume the obligations of Seller under or in connection with all of the Assets. In addition, Purchaser shall assume (i) all obligations relating to the Assets entered into by Seller in the ordinary course of business between the date hereof and the Closing Date (other than any obligations, if any, relating to the Excluded Assets), to the extent such obligations continue after the Closing and (ii) all liabilities relating to (y) all customer advance payments and deposits, prepaid advertising revenues and other prepaid revenues or income received or held by Seller for services to be rendered or obligations to be performed in connection with the System subsequent to the Closing; (z) the performance of the Contracts from and after the Closing Date; provided, however, that Seller shall pay all sales, use, excise and similar taxes arising out of the transfer of the Assets. Except as otherwise provided in this Section 2.2, Purchaser shall not assume or become liable for any other obligations, liabilities or indebtedness of Seller.

    2.3  PURCHASE PRICE ADJUSTMENTS.

    (a) At the Closing, the Purchase Price shall be increased by an amount equal to 99% of the face amount of accounts receivable from subscribers of the System which, as of the Closing Date, have been outstanding for 60 days or less. There shall be no increase to the Purchase Price for accounts receivable from subscribers of the System which have been outstanding for more than 60 days.

    (b) Following the Closing, Purchaser and Seller shall adjust the Purchase Price pursuant to customary working capital adjustments for transactions of this type calculated as of the Closing Date. The difference between the actual Purchase Price paid and the adjusted Purchase Price shall be paid in cash by the party owing such adjustment no later than sixty (60) days after the Closing Date.

    2.4 EXCLUDED LIABILITIES. Seller shall pay or otherwise satisfy all indebtedness, liabilities or other obligations of Seller arising prior to or on the Closing Date from the ownership or operation of any of the Assets.

    2.5 ALLOCATION OF CONSIDERATION. The parties agree that the consideration payable for the Assets, consisting of the Purchase Price and the liabilities of Seller to be assumed by Purchaser hereunder, shall be allocated among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The parties agree to cooperate in the preparation, execution and filing with the Internal Revenue Service of all information to be filed by the parties under Section 1060 and such regulations, therefor) when required by applicable law.

    2.6 PROVATION OF REVENUE. All revenue earned arising from the Assets shall be prorated between Purchaser and Seller as of (and the Closing shall be deemed effective as of) 12:01 a.m., New York time, on the Closing Date.

3. CLOSING

    3.1 CLOSING DATE. The closing of the transactions contemplated hereunder (the "Closing") shall take place at the offices of Paul, Hastings, Janofsky & Walker, 399 Park Avenue, 31st Floor, New York, New York 10022, at 10:00 A.M. New York time on May 30, 1997, or on such other date and at such other time as the Purchaser and Seller may mutually agree (the "Closing Date"). Purchaser shall be entitled to possession of the Assets upon the Closing.

    3.2 DELIVERIES BY SELLER. At the Closing, Seller shall deliver to Purchaser the following:

        (a) One or more bills of sale and all such other general instruments of transfer, assignment and conveyance, general warranty deeds, certificates of title, assignments, evidences of consent or waiver, and other instruments or documents in form and substance reasonably satisfactory to Purchaser and its counsel as shall be necessary to evidence or perfect the sale, assignment, transfer and conveyance of the Assets to Purchaser and effectively vest in the Purchaser all right, title and interest in and to the Assets free and clear of any and all liens, encumbrances and other restrictions (other than liens and encumbrances agreed upon by the parties, such liens and encumbrances being "Permitted Encumbrances") in accordance with the terms of this Agreement, together with possession (or constructive possession, in the case of intangibles) thereof.

        (b) An executed Assumption Agreement.

        (c) A Certificate of Non-Foreign Status which meets the requirements of Treasury Regulation Section 1.1445-2, duly executed and acknowledged, certifying under penalties of perjury that Seller is not a foreign person for United States income tax purposes.

        (d) Originals or true and complete copies of all books and records, memoranda and data relating to the System; provided that Seller may retain such duplicate copies as Seller reasonably deems appropriate.

        (e) Such other documents, opinions, instruments and certificates, in form and substance reasonably satisfactory to Purchaser, as Purchaser may reasonably request.

    3.3 DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver to Seller the following:

        (a) The payment described in Section 2.1(b).

        (b) An executed Assumption Agreement.

        (c) Such other documents, opinions, instruments and certificates, in form and substance reasonably satisfactory to Seller, as Seller may reasonably request.

4. REPRESENTATIONS AND WARRANTIES

    Seller hereby represents and warrants to Purchaser, and Purchaser hereby represents and warrants to Seller that:

    4.1 ORGANIZATION AND STANDING. Each such party is duly formed, validly existing and in good standing as a limited partnership under the laws of the jurisdiction of its formation. Each such party is duly qualified to do business in each jurisdiction where the failure to so qualify would have a material adverse affect on such party's ability to conduct its business or operations or to consummate the transactions to be consummated by it under this Agreement and each such party is in good standing in each jurisdiction in which it is so qualified.

    4.2 POWER AND AUTHORITY. Each such party has all requisite power and authority to execute, deliver and perform this Agreement and to take any action which it may be required to take hereunder. Seller further represents and warrants that it has all requisite power to perform its business as now conducted and to own its properties and assets.

    4.3 AUTHORIZATION. The execution, delivery and performance of this Agreement by such party has been duly and validly authorized by all action required to be taken with respect to such party. This Agreement has been, and on the date of the Closing all other documents, agreements and instruments to be executed and delivered at the Closing by such party pursuant hereto (together with all such documents, agreements and instruments to be executed and delivered by each other party hereto, the "Transaction Documents") will have been, duly and validly executed by properly authorized officers or other authorized representatives of such party. This Agreement constitutes, and on the Closing Date all other Transaction Documents to which such party is or will be a signatory will constitute, the valid and binding obligations of such party, enforceable against such party in accordance with their respective terms. Neither the execution of this Agreement or any of the Transaction Documents, nor the consummation of the transactions contemplated herein or therein, will violate any instrument of such party, or any agreement, permit, order, judgment, decree, law or regulation to which such person is party or by which it is, or its assets and properties are, bound.

5. ADDITIONAL UNDERTAKINGS AND ACTIONS

    5.1 CONSENTS. As soon as possible after the execution of this Agreement, Seller will commence making the applications and filings required to obtain all consents required to be obtained to effect the consummation of the transactions contemplated hereby, including but not limited to the written consents of the limited partners holding a majority of units of limited partnership of Cencom Cable Income Partners II, L.P. (the "Consents"). Seller will use its best efforts to obtain the Consents from the appropriate Governmental Authorities and other persons at the earliest possible date. Purchaser agrees that it will cooperate fully with Seller, and will do all things reasonably necessary to assist Seller in obtaining all Consents.

    5.2 ACCESS TO ASSETS. On and after the date of this Agreement, Purchaser and its counsel, accountants and other representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all properties, books, accounts, contracts, commitments, and records, documents or other data or information of Seller relating to the System.

    5.3 OPERATIONS PRIOR TO CLOSING. Except as otherwise expressly contemplated by this Agreement, at all times from and after the date hereof and up to and including the Closing Date, Seller shall operate the System only in the ordinary course.

    5.4 ANTITRUST LAWS COMPLIANCE. As soon as practicable after the date of execution of this Agreement, Seller and Purchaser shall each make filings if and as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and related acts and regulations (the "HSR Act"). Each party shall keep the other party apprised of the status of any inquiries made of such party by the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other Governmental Authority with respect to this Agreement or the transactions contemplated hereby. Each party shall use reasonable efforts to obtain the earliest termination or waiver of the HSR Act waiting period possible.

    5.5 BULK SALES. Purchaser waives compliance with provisions of the Uniform Commercial Code relating to bulk transfer and similar laws in connection with the sale of the Assets, subject to the indemnification provisions of Section 9 hereof.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

    The obligations of Purchaser under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Purchaser, in its sole discretion; provided, however, that no such waiver of a condition shall constitute a waiver by Purchaser of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any of its obligations under this Agreement.

    6.1 HSR ACT. All filings required under the HSR Act, if any, shall have been made and the applicable waiting period shall have expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain or prevent the consummation of the transactions contemplated by this Agreement.

    6.2 GOVERNMENTAL OR LEGAL ACTION. No action, suit or proceeding shall be pending or threatened by any Governmental Authority or other person and no law, rule or regulation or similar requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority or other person that would (a) prohibit Purchaser's ownership or operation of all or a material portion of the System or the Assets, (b) enjoin, prevent or make illegal the consummation of the transactions contemplated by this Agreement or (c) challenge, set aside or modify any authorization of the transactions provided for herein or any approvals, consents, waivers or authorizations made or described hereunder.

    6.3 REPRESENTATIONS; PERFORMANCE OF AGREEMENTS. The representations and warranties of Seller set forth in Section 4 hereof shall be true in all material respects as of and at the Closing Date with the same effect as though such representations and warranties had been made again at and as of such time. Seller shall have performed, satisfied and complied in all material respects with all covenants, obligations, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller at or prior to the Closing Date.

    6.4 FINANCING. Purchaser shall have obtained such financing as it may require in order to consummate the transactions contemplated by this Agreement.

    6.5 CONSENTS AND APPROVALS. Seller shall have delivered to Purchaser evidence that all of the Consents have been obtained or given and all such Consents shall be in form and substance reasonably satisfactory to Purchaser and Seller.

    6.6 TRANSFER DOCUMENTS. Seller shall have delivered to Purchaser customary bills of sale, general warranty deeds, assignments and other instruments of transfer sufficient to convey good and marketable title to the Assets in accordance with the terms of this Agreement, including the documents and instruments described under Section 3.2(a). Seller shall have executed and delivered to Purchaser the Assumption Agreement.

    6.7 OPINIONS OF SELLER'S COUNSEL. Purchaser shall have received the opinions of counsel for Seller reasonably required by Purchaser.

    6.8 DISCHARGE OF LIENS. Seller shall have secured the termination, discharge and release of all material encumbrances of any nature on the Assets.

    6.9 NO DEFAULT UNDER DOCUMENTS. As of the Closing Date, Seller shall not be in material violation or default under any statute, rule, regulation, agreement, or other document to which Seller is a party or by which Seller is bound in a manner which would materially adversely affect the operation of the System, nor shall Seller have knowledge of any condition or event which, with notice or lapse of time or both, would constitute such a violation or default.

    6.1 ADDITIONAL DOCUMENTS AND ACTS. Seller shall have delivered or caused to be delivered to Purchaser all such additional documents and instruments, in form and content reasonably satisfactory to Purchaser and its counsel, as Purchaser shall reasonably request, and shall have done all other acts or things reasonably requested by Purchaser to evidence compliance with the conditions set forth in this Section 6.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

    The obligations of Seller under the Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived by Seller in its sole discretion; provided, however, that no such waiver of a condition shall constitute a waiver by Seller of any of its rights or remedies, at law or in equity, if Purchaser shall be in default of any of its obligations under this Agreement.

    7.1 HSR ACT. All filings required under the HSR Act, if any, shall have been made and the applicable waiting period shall have expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain or prevent the consummation of the transactions contemplated by this Agreement.

    7.2 GOVERNMENTAL OR LEGAL ACTIONS. No action, suit or proceeding shall be pending or threatened by any Governmental Authority or other person and no law, rule, regulation or other similar requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority or other person that would (a) prohibit Purchaser's ownership or operation of all or any material portion of the System or the Assets, (b) enjoin, prevent or make illegal the consummation of the transactions contemplated by this Agreement, or
(c) challenge, set aside or modify any authorization of the transactions provided for herein or any approvals, consents, waivers or authorizations made or described hereunder.

    7.3 REPRESENTATIONS; PERFORMANCE OF AGREEMENTS. The representations and warranties of Purchaser set forth in Section 4 hereof shall be true in all material respects as of and at the Closing Date with the same effect as though such representations and warranties had been made again at and as of such time. Purchaser shall have performed, satisfied and complied in all material respects with all covenants, obligations, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser at or prior to the Closing Date.

    7.4 CONSENT AND APPROVALS. All consents and authorizations required to be obtained by Purchaser, shall have been obtained or given.

    7.5 PAYMENTS. Purchaser shall have paid to Seller the Purchase Price less the Advance.

    7.6 ASSUMPTION OF LIABILITIES. Purchaser shall have delivered to Seller the Assumption Agreement.

    7.7 ADDITIONAL DOCUMENTS AND ACTS. Purchaser shall have delivered or caused to be delivered to Seller all such additional documents and instruments, in form and content reasonably satisfactory to Seller and its counsel, as Seller shall reasonably request, and shall have done all other acts or things reasonably requested by Seller to evidence compliance with the conditions set forth in this Section 7.

8. REMEDIES

    8.1 COSTS. If any legal action or other proceeding is brought for the enforcement of this Agreement or any other instrument or document to be executed, delivered or performed hereunder, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement or any other instrument or document to be executed, delivered or performed hereunder, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

    8.2 TERMINATION WITHOUT LIABILITY. On the Closing Date, either party may terminate this Agreement, without liability to the other, if any conditions precedent to such party's performance shall not have been satisfied on the Closing Date.

    8.3 TERMINATION ON DEFAULT. Without limiting the provisions of Sections 8.1, 8.2 and 9 hereof, if either Seller, on the one hand, or Purchaser, on the other hand, shall default in the due and timely performance of any of the covenants or agreements under the Agreement, the other of Seller or Purchaser, as the case may be, may, in addition to any other remedy available thereto, on the Closing Date give notice of termination ("Termination Notice") of this Agreement. The Termination Notice shall specify with particularity the default or defaults on which it is based and state that this Agreement is terminated. The Termination Notice shall be effective when given. The rights and remedies granted in this Section 8.3 are cumulative and not exclusive of any other right or remedy granted herein or provided by law or in equity.

9. INDEMNIFICATION

    9.1 SELLER'S INDEMNITY. Seller shall indemnify and hold harmless Purchaser and its shareholders, partners, officers, directors, employees, controlling persons and representatives, against and in respect of any and all claims, damages, losses, costs, expenses (including reasonable legal, accounting and experts' fees and other fees and expenses incurred in the investigation or defense of any of the following, and any interest and penalties), obligations and liabilities which any such person may incur or suffer, as a result of, arising in connection with or relating to any and all claims of third parties (including the claims of any limited partners of the Seller) against, relating to or pertaining to the Seller, the Assets and/or the System, which arise in connection with or relate to the period prior to the Closing or to the transactions contemplated hereunder and/or the authority of the Seller to enter into and consummate such transactions and/or the propriety of such transactions.

    9.2 PURCHASER'S INDEMNITY. Purchaser shall indemnify and hold harmless Seller against and in respect of any and all claims, damages, losses, costs, expenses (including reasonable legal, accounting and experts' fees and other fees and expenses incurred in the investigation or defense of any of the following, and any interest and penalties), obligations and liabilities which Seller may incur as a result of, arising in connection with or relating to which it may incur by reason of a material breach of any of the representations or warranties of Purchaser set forth in this Agreement.

    9.3 PROCEDURE. In the event that any claim shall be asserted against a party entitled to indemnification hereunder (the "Indemnitee"), the Indemnitee shall promptly notify the other party (the "Indemnitor") of such claim in writing, and shall extend to the Indemnitor an opportunity to defend against such claim at the Indemnitor's sole expense. Within 15 days of receiving any such notice from the Indemnitee, the Indemnitor shall notify the Indemnitee as to whether or not the Indemnitor elects to assume the defense of any such claim. In the event the Indemnitor does not so elect to assume such defense, any costs incurred by the Indemnitee in defending such claim shall be reimbursed to the Indemnitee, on an as-incurred basis, pursuant to this Section 9. In the event the Indemnitor elects to assume such defense, the Indemnitee shall, at its option and expense, have the right to participate in any defense undertaken by the Indemnitor with legal counsel of its own selection, provided that such legal counsel is reasonably acceptable to Indemnitor. No settlement or compromise of any claim that may result in indemnification liability may be made by the Indemnitor without the prior written consent of the Indemnitee, which consent may not be unreasonably withheld.

    9.4 PRESERVATION AND ACCESS TO RECORDS. Purchaser will preserve and keep all books and records of Seller included in the Assets for a period of at least five years from the Closing Date, except such records as Purchaser usually disposes of in the ordinary course of business. During the period that such books and records are preserved, duly authorized representatives of Seller shall have access thereto, on reasonable prior notice to Purchaser and during regular business hours to examine, inspect and copy, at its own expense, such books and records, so long as such examination and inspection takes place on the premises of Purchaser and does not unreasonably interfere with Purchaser's use thereof. Purchaser, on the one hand, and Seller, on the other hand, agree that each of them shall reasonably cooperate with the other of Purchaser or Seller, as applicable, if the records relating to the System owned shall be of material assistance to the other of Purchaser or Seller in any threatened or pending litigation or proceeding or the preparation of tax returns.

10. MISCELLANEOUS PROVISIONS

    10.1 ENTIRE AGREEMENT, MODIFICATION AND WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    10.2 RIGHTS OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any persons other than the parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person or any party to this Agreement, nor shall any provision give any third person any right of subrogation or action against any party to this Agreement.

    10.3 ASSIGNMENT. No assignment of any rights or obligations of either party under this Agreement may be made without the prior written consent of the other party to this Agreement, which consent is not to be unreasonably withheld, except that Purchaser shall have the right to assign any or all of its rights and liabilities hereunder to any of its affiliates, provided that each such affiliate assumes Purchaser's obligations hereunder; and further provided that Seller shall have been promptly provided written notice of such assignment (including the name of the assignee). Any attempted assignment of rights or obligations in violation of this Section 10.3 shall be null and void. Reference to any of the parties in this Agreement shall be deemed to include the successors and assigns of such party.

    10.4 CONSTRUCTION. The language in this Agreement shall, in all cases, be construed as a whole according to its fair meaning and neither strictly for nor against Seller or Purchaser.

    10.5 EXPENSES OF THE PARTIES. Except as expressly provided herein, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation and consummation of this Agreement including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the authorization, preparation, execution and consummation of this Agreement shall be borne solely by the party who shall have incurred the same.

    10.6 FURTHER ASSURANCES. Seller, at any time after the Closing Date, will promptly execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Purchaser and necessary for Seller to comply with its covenants contained herein and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser for the purpose of assigning, transferring, granting, conveying, vesting and confirming ownership in or to Purchaser, or reducing to Purchaser's possession, any or all of the Assets.

    10.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

    10.8 HEADINGS. The headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

    IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Second Amended and Restated Asset Purchase Agreement as of the date first written above.

                                SELLER:

                                CENCOM PARTNERS, L.P.

                                By:  Cencom Partners, Inc.,
                                       its General Partner

                                By:  /s/ JERALD L. KENT
                                     ------------------------------------------
                                     Name: Jerald L. Kent
                                     Title: Executive Vice President

                                PURCHASER:

                                CHARTER COMMUNICATIONS, L.P.

                                By:  CCP II, Inc.,
                                       its general partner

                                By:  /s/ KENT D. KALKWARF
                                     ------------------------------------------
                                     Name: Kent D. Kalkwarf
                                     Title: Vice President

            Signature Page for Sanford, NC Asset Purchase Agreement

                                     SECOND
                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT
                                    BETWEEN
                             CENCOM PARTNERS, L.P.,
                                   AS SELLER
                                      AND
                        CHARTER COMMUNICATIONS II, L.P.,
                                  AS PURCHASER
                          DATED AS OF JANUARY 16, 1997

                               TABLE OF CONTENTS

                                                                                                                        PAGE
                                                                                                                        -----
 1. PURCHASE AND SALE OF ASSETS....................................................................................           1
                1.1   Assets to be Sold............................................................................           1
                1.2   Excluded Assets..............................................................................           2
 2. CALCULATION AND PAYMENT OF PURCHASE PRICE......................................................................           3
                2.1   Payment of Purchase Price....................................................................           3
                2.2   Assumption of Liabilities....................................................................           3
                2.3   Purchase Price...............................................................................           4
                2.4   Excluded Liabilities.........................................................................           4
                2.5   Allocation of Consideration..................................................................           4
                2.6   Proration of Revenue.........................................................................           4
 3. CLOSING........................................................................................................           4
                3.1   Closing Date.................................................................................           4
                3.2   Deliveries by Seller.........................................................................           5
                3.3   Deliveries by Purchaser......................................................................           5
 4. REPRESENTATIONS AND WARRANTIES.................................................................................           6
                4.1   Organization and Standing....................................................................           6
                4.2   Power and Authority..........................................................................           6
                4.3   Authorization................................................................................           6
 5. ADDITIONAL UNDERTAKINGS AND ACTIONS............................................................................           7
                5.1   Consents.....................................................................................           7
                5.2   Access to Assets.............................................................................           7
                5.3   Operations Prior to Closing..................................................................           7
                5.4   Antitrust Laws Compliance....................................................................           7
                5.5   Bulk Sales...................................................................................           8
 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER...............................................................           8
                6.1   HSR Act......................................................................................           8
                6.2   Governmental or Legal Action.................................................................           8
                6.3   Representations; Performance of Agreements...................................................           8
                6.4   Financing....................................................................................           9
                6.5   Consents and Approvals.......................................................................           9
                6.6   Transfer Documents...........................................................................           9
                6.7   Opinions of Seller's Counsel.................................................................           9
                6.8   Discharge of Liens...........................................................................           9
                6.9   No Default Under Documents...................................................................           9
                6.10  Additional Documents and Acts................................................................           9
 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER..................................................................          10
                7.1   HSR Act......................................................................................          10
                7.2   Governmental or Legal Actions................................................................          10
                7.3   Representations; Performance of Agreements...................................................          10
                7.4   Consent and Approvals........................................................................          11
                7.5   Payments.....................................................................................          11
                7.6   Assumption of Liabilities....................................................................          11
                7.7   Additional Documents and Acts................................................................          11
 8. REMEDIES.......................................................................................................          11
                8.1   Costs........................................................................................          11
                8.2   Termination Without Liability................................................................          11
                8.3   Termination on Default.......................................................................          11

                                                                                                                        PAGE
                                                                                                                        -----
 9. INDEMNIFICATION................................................................................................          12
                9.1   Seller's Indemnity...........................................................................          12
                9.2   Purchaser's Indemnity........................................................................          12
                9.3   Procedure....................................................................................          12
                9.4   Preservation and Access to Records...........................................................          13
10. GENERAL PROVISIONS.............................................................................................          13
               10.1   Entire Agreement, Modification and Waiver....................................................          13
               10.2   Rights of Parties............................................................................          14
               10.3   Assignment...................................................................................          14
               10.4   Construction.................................................................................          14
               10.5   Expenses of the Parties......................................................................          14
               10.6   Further Assurances...........................................................................          14
               10.7   Counterparts.................................................................................          15
               10.8   Headings.....................................................................................          15

                                     SECOND
                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

    THIS SECOND AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this "Agreement") is made as of this 16th day of January, 1997 by and between Charter Communications II, L.P., a limited partnership organized and existing under the laws of the State of Delaware ("CC II" or the "Purchaser") and Cencom Partners, L.P., a limited partnership organized and existing under the laws of the State of Delaware ("Seller"), and hereby amends that Amended and Restated Asset Purchase Agreement dated as of May 30, 1996 between Charter Communications, L.P. and the Seller.

                                  WITNESSETH:

    WHEREAS, Seller is the owner and operator of a cable television system serving Lincolnton, North Carolina (the "System");

    WHEREAS, Seller desires to sell, and Purchaser desire to purchase, pursuant to the terms and subject to the conditions of this Agreement, the System together with all of the assets, property, interests, rights and privileges of Seller, including but not limited to those utilized in the cable television business owned and operated by Seller in Lincolnton, North Carolina (the "CATV Business").

    NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1. PURCHASE AND SALE OF ASSETS

    1.1 ASSETS TO BE SOLD. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, convey, assign, transfer and deliver to Purchaser at the Closing (as hereinafter defined) and Purchaser hereby agrees to acquire, for the consideration hereinafter provided, all of the assets, properties, rights, titles and privileges of Seller of every kind, character and description, whether tangible, intangible, real, personal or mixed, of whatever description and wherever located, involved in, related to, owned, used or held for use or useful in connection with the ownership, use or operation of the System and all other assets of Seller relating to the System whether or not required to be listed on Seller's balance sheet in accordance with generally accepted accounting principles, including, without limitation, all additions, accessions and substitutions made prior to the Closing as permitted pursuant to the terms of this Agreement (collectively, the "Assets"), but excluding the Excluded Assets (defined below) and assets disposed of by Seller between the date hereof and the Closing Date on an arms' length basis in the ordinary course of business. The Assets include, without limitation, the following:

        (a) all of the real property interests of Seller relating to the System (collectively, the "Real Property");

        (b) all items of tangible personal property owned, used, held for use or useful by Seller in the operation of the System, including, without limitation, all equipment relating to the System (collectively, the "Equipment"); and

        (c) all the rights of Seller under any and all franchises, licenses (including those required by the FCC), permits, authorizations, easements, registrations, leases, variances, consents and certificates and similar rights which authorize or are required in connection with the operation of the System, including any applications for any of the foregoing (collectively, the "Governmental Permits") that are obtained from or are pending with any federal, state, county, municipal, local or foreign government and any governmental agency, bureau, commission, authority, body, court (or other judicial body), administrative or executive agency, legislative or quasi-legislative body, commission, council or other agency, including any such agency, authority or body responsible for the issuance or administration of any Governmental Permit or whose consent is required for the sale and transfer of the Assets (each, a "Governmental Authority") and all subscription contracts with subscribers of Seller relating to the

    System, pole attachment agreements, access agreements and all other contracts, leases, agreements or undertakings (other than those that are included in the Excluded Assets or which constitute Governmental Permits), written or oral, relating to the ownership, operation or maintenance of the System and/or the Assets (the "Contracts").

    1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary in this Agreement, any insurance policies and rights and claims thereunder; all rights to tax refunds and refunds of fees of any nature, in either case relating to the period prior to the Closing Date; Seller's rights under this Agreement, and the Purchase Price payable pursuant hereto; Seller's organizational documents and partnership and financial records not included in Section 1.1; Seller's cash in the bank and cash equivalents at the time of the Closing; and all assets of Seller other than the Assets (collectively, the "Excluded Assets") are expressly excluded from this sale, are not to be purchased or assumed by Purchaser, and do not constitute part of the "Assets."

2. CALCULATION AND PAYMENT OF PURCHASE PRICE

    2.1  PAYMENT OF PURCHASE PRICE.

    (a) The purchase price to be paid by Purchaser to Seller for the Assets shall be an amount equal to $27,500,000 (the "Purchase Price").

    (b) On the Closing Date, Purchaser shall pay to Seller the Purchase Price, by wire transfer of immediately available funds to an account designated by Seller in writing.

    2.2 ASSUMPTION OF LIABILITIES. As additional consideration for the Assets, Purchaser shall, from and after the Closing Date, and pursuant to an Assignment and Assumption Agreement in a form agreed between the parties (the "Assumption Agreement"), assume the obligations of Seller under or in connection with all of the Assets. In addition, Purchaser shall assume (i) all obligations relating to the Assets entered into by Seller in the ordinary course of business between the date hereof and the Closing Date (other than any obligations, if any, relating to the Excluded Assets), to the extent such obligations continue after the Closing and (ii) all liabilities relating to (y) all customer advance payments and deposits, prepaid advertising revenues and other prepaid revenues or income received or held by Seller for services to be rendered or obligations to be performed in connection with the System subsequent to the Closing; (z) the performance of the Contracts from and after the Closing Date; provided, however, that Seller shall pay all sales, use, excise and similar taxes arising out of the transfer of the Assets. Except as otherwise provided in this Section 2.2, Purchaser shall not assume or become liable for any other obligations, liabilities or indebtedness of Seller.

    2.3  PURCHASE PRICE ADJUSTMENTS.

    (a) At the Closing, the Purchase Price shall be increased by an amount equal to 99% of the face amount of accounts receivable from subscribers of the System which, as of the Closing Date, have been outstanding for 60 days or less. There shall be no increase to the Purchase Price for accounts receivable from subscribers of the System which have been outstanding for more than 60 days.

    (b) Following the Closing, Purchaser and Seller shall adjust the Purchase Price pursuant to customary working capital adjustments for transactions of this type calculated as of the Closing Date. The difference between the actual Purchase Price paid and the adjusted Purchase Price shall be paid in cash by the party owing such adjustment no later than sixty (60) days after the Closing Date.

    2.4 EXCLUDED LIABILITIES. Seller shall pay or otherwise satisfy all indebtedness, liabilities or other obligations of Seller arising prior to or on the Closing Date from the ownership or operation of any of the Assets.

    2.5 ALLOCATION OF CONSIDERATION. The parties agree that the consideration payable for the Assets, consisting of the Purchase Price and the liabilities of Seller to be assumed by Purchaser hereunder, shall be allocated among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The parties agree to cooperate in the preparation, execution and filing with the Internal Revenue Service of all information to be filed by the parties under Section 1060 and such regulations, and to file Form 8594 (or any substitute therefor) when required by applicable law.

    2.6 PRORATION OF REVENUE. All revenue earned arising from the Assets shall be prorated between Purchaser and Seller as of (and the Closing shall be deemed effective as of) 11:59 p.m., New York time, on the Closing Date.

3. CLOSING

    3.1 CLOSING DATE. The closing of the transactions contemplated hereunder (the "Closing") shall take place at the offices of Paul, Hastings, Janofsky & Walker, 399 Park Avenue, 31st Floor, New York, New York 10022, at 10:00 A.M. New York time on May 30, 1997, or on such other date and at such other time as the Purchaser and Seller may mutually agree (the "Closing Date"). Purchaser shall be entitled to possession of the Assets upon the Closing.

    3.2 DELIVERIES BY SELLER. At the Closing, Seller shall deliver to Purchaser the following:

        (a) One or more bills of sale and all such other general instruments of transfer, assignment and conveyance, general warranty deeds, certificates of title, assignments, evidences of consent or waiver, and other instruments or documents in form and substance reasonably satisfactory to Purchaser and its counsel as shall be necessary to evidence or perfect the sale, assignment, transfer and conveyance of the Assets to Purchaser and effectively vest in the Purchaser all right, title and interest in and to the Assets free and clear of any and all liens, encumbrances and other restrictions (other than liens and encumbrances agreed upon by the parties, such liens and encumbrances being "Permitted Encumbrances") in accordance with the terms of this Agreement, together with possession (or constructive possession, in the case of intangibles) thereof.

        (b) An executed Assumption Agreement.

        (c) A Certificate of Non-Foreign Status which meets the requirements of Treasury Regulation Section 1.1445-2, duly executed and acknowledged, certifying under penalties of perjury that Seller is not a foreign person for United States income tax purposes.

        (d) Originals or true and complete copies of all books and records, memoranda and data relating to the System; provided that Seller may retain such duplicate copies as Seller reasonably deems appropriate.

        (e) Such other documents, opinions, instruments and certificates, in form and substance reasonably satisfactory to Purchaser, as Purchaser may reasonably request.

    3.3 DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver to Seller the following:

        (a) The payment described in Section 2.1(b).

        (b) An executed Assumption Agreement.

        (c) Such other documents, opinions, instruments and certificates, in form and substance reasonably satisfactory to Seller, as Seller may reasonably request.

4. REPRESENTATIONS AND WARRANTIES

    Seller hereby represents and warrants to Purchaser, and Purchaser hereby represents and warrants to Seller that:

    4.1 ORGANIZATION AND STANDING. Each such party is duly formed, validly existing and in good standing as a limited partnership under the laws of the jurisdiction of its formation. Each such party is duly qualified to do business in each jurisdiction where the failure to so qualify would have a material adverse affect on such party's ability to conduct its business or operations or to consummate the transactions to be consummated by it under this Agreement and each such party is in good standing in each jurisdiction in which it is so qualified.

    4.2 POWER AND AUTHORITY. Each such party has all requisite power and authority to execute, deliver and perform this Agreement and to take any action which it may be required to take hereunder. Seller further represents and warrants that it has all requisite power to perform its business as now conducted and to own its properties and assets.

    4.3 AUTHORIZATION. The execution, delivery and performance of this Agreement by such party has been duly and validly authorized by all action required to be taken with respect to such party. This Agreement has been, and on the date of the Closing all other documents, agreements and instruments to be executed and delivered at the Closing by such party pursuant hereto (together with all such documents, agreements and instruments to be executed and delivered by each other party hereto, the "Transaction Documents") will have been, duly and validly executed by properly authorized officers or other authorized representatives of such party. This Agreement constitutes, and on the Closing Date all other Transaction Documents to which such party is or will be a signatory will constitute, the valid and binding obligations of such party, enforceable against such party in accordance with their respective terms. Neither the execution of this Agreement or any of the Transaction Documents, nor the consummation of the transactions contemplated herein or therein, will violate any instrument of such party, or any agreement, permit, order, judgment, decree, law or regulation to which such person is party or by which it is, or its assets and properties are, bound.

5. ADDITIONAL UNDERTAKINGS AND ACTIONS

    5.1 CONSENTS. As soon as possible after the execution of this Agreement, Seller will commence making the applications and filings required to obtain all consents required to be obtained to effect the consummation of the transactions contemplated hereby, including but not limited to the written consents of the limited partners holding a majority of units of limited partnership of Cencom Cable Income Partners II, L.P. (the "Consents"). Seller will use its best efforts to obtain the Consents from the appropriate Governmental Authorities and other persons at the earliest possible date. Purchaser agrees that it will cooperate fully with Seller, and will do all things reasonably necessary to assist Seller in obtaining all Consents.

    5.2 ACCESS TO ASSETS. On and after the date of this Agreement, Purchaser and its counsel, accountants and other representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all properties, books, accounts, contracts, commitments, and records, documents or other data or information of Seller relating to the System.

    5.3 OPERATIONS PRIOR TO CLOSING. Except as otherwise expressly contemplated by this Agreement, at all times from and after the date hereof and up to and including the Closing Date, Seller shall operate the System only in the ordinary course.

    5.4 ANTITRUST LAWS COMPLIANCE. As soon as practicable after the date of execution of this Agreement, Seller and Purchaser shall each make filings if and as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and related acts and regulations (the "HSR Act"). Each party shall keep the other party apprised of the status of any inquiries made of such party by the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other Governmental Authority with respect to this Agreement or the transactions contemplated hereby. Each party shall use reasonable efforts to obtain the earliest termination or waiver of the HSR Act waiting period possible.

    5.5 BULK SALES. Purchaser waives compliance with provisions of the Uniform Commercial Code relating to bulk transfer and similar laws in connection with the sale of the Assets, subject to the indemnification provisions of Section 9 hereof.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

    The obligations of Purchaser under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Purchaser, in its sole discretion; provided, however, that no such waiver of a condition shall constitute a waiver by Purchaser of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any of its obligations under this Agreement.

    6.1 HSR ACT. All filings required under the HSR Act, if any, shall have been made and the applicable waiting period shall have expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain or prevent the consummation of the transactions contemplated by this Agreement.

    6.2 GOVERNMENTAL OR LEGAL ACTION. No action, suit or proceeding shall be pending or threatened by any Governmental Authority or other person and no law, rule or regulation or similar requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority or other person that would (a) prohibit Purchaser's ownership or operation of all or a material portion of the System or the Assets, (b) enjoin, prevent or make illegal the consummation of the transactions contemplated by this Agreement or (c) challenge, set aside or modify any authorization of the transactions provided for herein or any approvals, consents, waivers or authorizations made or described hereunder.

    6.3 REPRESENTATIONS; PERFORMANCE OF AGREEMENTS. The representations and warranties of Seller set forth in Section 4 hereof shall be true in all material respects as of and at the Closing Date with the same effect as though such representations and warranties had been made again at and as of such time. Seller shall have performed, satisfied and complied in all material respects with all covenants, obligations, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller at or prior to the Closing Date.

    6.4 FINANCING. Purchaser shall have obtained such financing as it may require in order to consummate the transactions contemplated by this Agreement.

    6.5 CONSENTS AND APPROVALS. Seller shall have delivered to Purchaser evidence that all of the Consents have been obtained or given and all such Consents shall be in form and substance reasonably satisfactory to Purchaser and Seller.

    6.6 TRANSFER DOCUMENTS. Seller shall have delivered to Purchaser customary bills of sale, general warranty deeds, assignments and other instruments of transfer sufficient to convey good and marketable title to the Assets in accordance with the terms of this Agreement, including the documents and instruments described under Section 3.2(a). Seller shall have executed and delivered to Purchaser the Assumption Agreement.

    6.7 OPINIONS OF SELLER'S COUNSEL. Purchaser shall have received the opinions of counsel for Seller reasonably required by Purchaser.

    6.8 DISCHARGE OF LIENS. Seller shall have secured the termination, discharge and release of all material encumbrances of any nature on the Assets.

    6.9 NO DEFAULT UNDER DOCUMENTS. As of the Closing Date, Seller shall not be in material violation or default under any statute, rule, regulation, agreement, or other document to which Seller is a party or by which Seller is bound in a manner which would materially adversely affect the operation of the System, nor shall Seller have knowledge of any condition or event which, with notice or lapse of time or both, would constitute such a violation or default.

    6.10 ADDITIONAL DOCUMENTS AND ACTS. Seller shall have delivered or caused to be delivered to Purchaser all such additional documents and instruments, in form and content reasonably satisfactory to Purchaser and its counsel, as Purchaser shall reasonably request, and shall have done all other acts or things reasonably requested by Purchaser to evidence compliance with the conditions set forth in this Section 6.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

    The obligations of Seller under the Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived by Seller in its sole discretion; provided, however, that no such waiver of a condition shall constitute a waiver by Seller of any of its rights or remedies, at law or in equity, if Purchaser shall be in default of any of its obligations under this Agreement.

    7.1 HSR ACT. All filings required under the HSR Act, if any, shall have been made and the applicable waiting period shall have expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain or prevent the consummation of the transactions contemplated by this Agreement.

    7.2 GOVERNMENTAL OR LEGAL ACTIONS. No action, suit or proceeding shall be pending or threatened by any Governmental Authority or other person and no law, rule, regulation or other similar requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority or other person that would (a) prohibit Purchaser's ownership or operation of all or any material portion of the System or the Assets, (b) enjoin, prevent or make illegal the consummation of the transactions contemplated by this Agreement, or
(c) challenge, set aside or modify any authorization of the transactions provided for herein or any approvals, consents, waivers or authorizations made or described hereunder.

    7.3 REPRESENTATIONS; PERFORMANCE OF AGREEMENTS. The representations and warranties of Purchaser set forth in Section 4 hereof shall be true in all material respects as of and at the Closing Date with the same effect as though such representations and warranties had been made again at and as of such time. Purchaser shall have performed, satisfied and complied in all material respects with all covenants, obligations, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Purchaser at or prior to the Closing Date.

    7.4 CONSENT AND APPROVALS. All consents and authorizations required to be obtained by Purchaser, shall have been obtained or given.

    7.5  PAYMENTS.  Purchaser shall have paid to Seller the Purchase Price.

    7.6 ASSUMPTION OF LIABILITIES. Purchaser shall have delivered to Seller the Assumption Agreement.

    7.7 ADDITIONAL DOCUMENTS AND ACTS. Purchaser shall have delivered or caused to be delivered to Seller all such additional documents and instruments, in form and content reasonably satisfactory to Seller and its counsel, as Seller shall reasonably request, and shall have done all other acts or things reasonably requested by Seller to evidence compliance with the conditions set forth in this Section 7.

8. REMEDIES

    8.1 COSTS. If any legal action or other proceeding is brought for the enforcement of this Agreement or any other instrument or document to be executed, delivered or performed hereunder, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement or any other instrument or document to be executed, delivered or performed hereunder, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

    8.2 TERMINATION WITHOUT LIABILITY. On the Closing Date, either party may terminate this Agreement, without liability to the other, if any conditions precedent to such party's performance shall not have been satisfied on the Closing Date.

    8.3 TERMINATION ON DEFAULT. Without limiting the provisions of Sections 8.1, 8.2 and 9 hereof, if either Seller, on the one hand, or Purchaser, on the other hand, shall default in the due and timely performance of any of the covenants or agreements under the Agreement, the other of Seller or Purchaser, as the case may be, may, in addition to any other remedy available thereto, on the Closing Date give notice of termination ("Termination Notice") of this Agreement. The Termination Notice shall specify with particularity the default or defaults on which it is based and state that this Agreement is terminated. The Termination Notice shall be effective when given. The rights and remedies granted in this Section 8.3 are cumulative and not exclusive of any other right or remedy granted herein or provided by law or in equity.

9. INDEMNIFICATION

    9.1 SELLER'S INDEMNITY. Seller shall indemnify and hold harmless Purchaser and its shareholders, partners, officers, directors, employees, controlling persons and representatives, against and in respect of any and all claims, damages, losses, costs, expenses (including reasonable legal, accounting and experts' fees and other fees and expenses incurred in the investigation or defense of any of the following, and any interest and penalties), obligations and liabilities which any such person may incur or suffer, as a result of, arising in connection with or relating to any and all claims of third parties (including the claims of any limited partners of the Seller) against, relating to or pertaining to the Seller, the Assets and/or the System, which arise in connection with or relate to the period prior to the Closing or to the transactions contemplated hereunder and/or the authority of the Seller to enter into and consummate such transactions and/or the propriety of such transactions.

    9.2 PURCHASER'S INDEMNITY. Purchaser shall indemnify and hold harmless Seller against and in respect of any and all claims, damages, losses, costs, expenses (including reasonable legal, accounting and experts' fees and other fees and expenses incurred in the investigation or defense of any of the following, and any interest and penalties), obligations and liabilities which Seller may incur as a result of, arising in connection with or relating to which it may incur by reason of a material breach of any of the representations or warranties of Purchaser set forth in this Agreement.

    9.3 PROCEDURE. In the event that any claim shall be asserted against a party entitled to indemnification hereunder (the "Indemnitee"), the Indemnitee shall promptly notify the other party (the "Indemnitor") of such claim in writing, and shall extend to the Indemnitor an opportunity to defend against such claim at the Indemnitor's sole expense. Within 15 days of receiving any such notice from the Indemnitee, the Indemnitor shall notify the Indemnitee as to whether or not the Indemnitor elects to assume the defense of any such claim. In the event the Indemnitor does not so elect to assume such defense, any costs incurred by the Indemnitee in defending such claim shall be reimbursed to the Indemnitee, on an as-incurred basis, pursuant to this Section 9. In the event the Indemnitor elects to assume such defense, the Indemnitee shall, at its option and expense, have the right to participate in any defense undertaken by the Indemnitor with legal counsel of its own selection, provided that such legal counsel is reasonably acceptable to Indemnitor. No settlement or compromise of any claim that may result in indemnification liability may be made by the Indemnitor without the prior written consent of the Indemnitee, which consent may not be unreasonably withheld.

    9.4 PRESERVATION AND ACCESS TO RECORDS. Purchaser will preserve and keep all books and records of Seller included in the Assets for a period of at least five years from the Closing Date, except such records as Purchaser usually disposes of in the ordinary course of business. During the period that such books and records are preserved, duly authorized representatives of Seller shall have access thereto, on reasonable prior notice to Purchaser and during regular business hours to examine, inspect and copy, at its own expense, such books and records, so long as such examination and inspection takes place on the premises of Purchaser and does not unreasonably interfere with Purchaser's use thereof. Purchaser, on the one hand, and Seller, on the other hand, agree that each of them shall reasonably cooperate with the other of Purchaser or Seller, as applicable, if the records relating to the System owned shall be of material assistance to the other of Purchaser or Seller in any threatened or pending litigation or proceeding or the preparation of tax returns.

10. GENERAL PROVISIONS

    10.1 ENTIRE AGREEMENT, MODIFICATION AND WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    10.2 RIGHTS OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any persons other than the parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person or any party to this Agreement, nor shall any provision give any third person any right of subrogation or action against any party to this Agreement.

    10.3 ASSIGNMENT. No assignment of any rights or obligations of either party under this Agreement may be made without the prior written consent of the other party to this Agreement, which consent is not to be unreasonably withheld, except that Purchaser shall have the right to assign any or all of its rights and liabilities hereunder to any of its affiliates, provided that each such affiliate assumes Purchaser's obligations hereunder; and further provided that Seller shall have been promptly provided written notice of such assignment (including the name of the assignee). Any attempted assignment of rights or obligations in violation of this Section 10.3 shall be null and void. Reference to any of the parties in this Agreement shall be deemed to include the successors and assigns of such party.

    10.4 CONSTRUCTION. The language in this Agreement shall, in all cases, be construed as a whole according to its fair meaning and neither strictly for nor against Seller or Purchaser.

    10.5 EXPENSES OF THE PARTIES. Except as expressly provided herein, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation and consummation of this Agreement including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the authorization, preparation, execution and consummation of this Agreement shall be borne solely by the party who shall have incurred the same.

    10.6 FURTHER ASSURANCES. Seller, at any time after the Closing Date, will promptly execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Purchaser and necessary for Seller to comply with its covenants contained herein and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser for the purpose of assigning, transferring, granting, conveying, vesting and confirming ownership in or to Purchaser, or reducing to Purchaser's possession, any or all of the Assets.

    10.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

    10.8 HEADINGS. The headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

    IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Second Amended and Restated Asset Purchase Agreement as of the date first written above.

                                SELLER:

                                CENCOM PARTNERS, L.P.

                                By:  Cencom Partners, Inc.,
                                     its General Partner

                                By:  /s/ JERALD L. KENT
                                     -----------------------------------------
                                     Name: Jerald L. Kent
                                     Title: Executive Vice President

                                PURCHASER:

                                CHARTER COMMUNICATIONS II, L.P.

                                By:  CCP II, Inc.,
                                     its General Partner

                                By:  /s/ KENT D. KALKWARF
                                     -----------------------------------------
                                     Name: Kent D. Kalkwarf
                                     Title: Vice President

           Signature Page for Lincolnton, NC Asset Purchase Agreement

                                   SCHEDULE 1
                       EXECUTIVE OFFICERS, DIRECTORS AND
               CERTAIN AFFILIATES OF THE GENERAL PARTNER AND CPI

                       EXECUTIVE OFFICERS, DIRECTORS AND
               CERTAIN AFFILIATES OF THE GENERAL PARTNER AND CPI

    The Partnership has no officers or directors. The General Partner manages and controls substantially all of the Partnership's affairs and has general responsibility and ultimate authority in all matters affecting the Partnership's business. In addition, the General Partner is responsible for operating and managing the Partnership's cable television systems. CC II Holdings is the sole stockholder of the General Partner and a wholly owned subsidiary of Charter.

    CC II Holdings and Charter have as their principal business the direct or indirect ownership, operation and management of cable television systems. The address of their principal executive offices (and the business address of the individuals named below) are the same as that of the Partnership.

    CPLP has no officers or directors. CPI manages and controls substantially all of CPLP's affairs and has general responsibility and ultimate authority in all matters affecting CPLP's business. In addition, the General Partner is responsible for operating and managing CPLP's cable television systems.

    Set forth below is the present principal occupation or employment and employment history of the executive officers and directors of the General Partner and CPI, as of December 31, 1996:

NAME                                             AGE                       POSITION
-------------------------------------------      ---      -------------------------------------------

Howard L. Wood.............................          57   President, Chief Executive Officer and
                                                          Director
Barry L. Babcock...........................          49   Executive Vice President, Chief Operating
                                                          Officer, Secretary and Director
Jerald L. Kent.............................          40   Executive Vice President, Chief Financial
                                                          Officer and Director

    Mr. Wood has been President, Chief Executive Officer and Director of the General Partner since 1994 and holds the position of Chairman of the Management Committee of Charter. Mr. Wood also co-founded Charter Communications Group ("CCG") in September 1992. Prior to that time, Mr. Wood was associated with CCA. Mr. Wood joined CCA in July 1987 as Director; at CCA he held the positions of President, Chief Financial Officer and Director from January 1, 1989 to November 1992. Mr. Wood has been involved in the cable industry since 1976 when he assisted Robert A. Brooks in financing the building of the cable television systems of T.C. Industries. Mr. Wood is a board member of VanLiner Group, Inc., First State Bank and Data Research Associates.

    Mr. Babcock has been Executive Vice President, Chief Operating Officer and Director of the General Partner since 1994 and holds the position of Chairman, Secretary and General Counsel of Charter. Mr. Babcock also co-founded CCG in 1992. Prior to that time, Mr. Babcock was associated with CCA, where he served as the Executive Vice President from February 1986 to November 1992, and as Chief Operating Officer from May 1986 to November 1992. Mr. Babcock served as Vice President and Director of CCA from the Company's inception in 1982 until 1984 when he was named Senior Vice President. Mr. Babcock's responsibilities included overseeing the operational and business aspects of all cable television systems owned and managed by CCA. Mr. Babcock is on the Board of Directors of Charter and is Chairman of the Board of Directors of Community Telecommunications Association. He also serves on the board of the National Cable Television Association, C-SPAN, Cable in the Classroom, the Mercantile Bank--St. Louis, the Missouri Historical Society and the St. Louis Civic Entrepreneurs Organization.

    Mr. Kent has been Executive Vice President, Chief Financial Officer and Director of the General Partner since 1994 and holds the position of President and Chief Financial Officer of Charter. Mr. Kent also co-founded CCG in 1992. Prior to that time, he was associated with CCA as Executive Vice President and Chief Financial Officer. He served at CCA as Senior Vice President of Finance from May 1987, Senior Vice President of Acquisitions and Finance from July 1988, and Senior Vice President and Chief Financial Officer from January 1989, and Executive Vice President and Chief Financial Officer from March 1990. He joined CCA in 1983 as Senior Vice President of Corporate Development, to lead CCA's acquisition program. Mr. Kent serves on the Board of Directors of Charter, CCA Acquisition Corp., CCT Holdings Corp., CCA Holdings Corp. and The Magic House.

    The directors of the general partners of CC I and CC II are the same as those of the General Partner and CPI. The executive officers of CCP I and CCP II are Barry L. Babcock--Chairman, Jerald L. Kent-- President and Chief Financial Officer, Howard L. Wood--Chairman of the Management Committee.

                                       2